Form 10-K, Exhibit 13
period 1995-12-31
RIVER FOREST BANCORP INC
filed 1996-03-26
CIK 51939

River Forest Bancorp, Inc.

Financial Highlights

--------------------------------------------------------------------------------------------------------------------------
                                                             1995          1994          1993          1992          1991
--------------------------------------------------------------------------------------------------------------------------
AT YEAR END (in thousands)
--------------------------------------------------------------------------------------------------------------------------
  Assets                                               $2,125,092    $1,889,445    $1,441,762    $1,333,318    $1,331,982
  Deposits                                              1,898,540     1,698,498     1,267,781     1,155,527     1,173,465
  Loans, net of unearned discount                       1,558,782     1,100,509       978,831       931,170       955,045
  Common shareholders' equity                             194,726       156,859       143,388       121,204       101,525
--------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR (in thousands)
--------------------------------------------------------------------------------------------------------------------------
  Net interest income (fully tax equivalent)           $   99,881    $   70,366    $   67,640    $   70,990    $   53,725
  Net income                                               35,770        24,016        25,322        23,278        19,536
  Cash dividends paid to common shareholders                5,128         4,413         4,016         3,409         2,348
--------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE * (in dollars)
--------------------------------------------------------------------------------------------------------------------------
  Net income                                           $     2.35    $     1.57    $     1.66    $     1.53    $     1.29
  Cash dividends paid                                        0.34          0.29          0.27          0.23          0.16
  Book value at year end                                    12.87         10.26          9.40          7.95          6.68
--------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
--------------------------------------------------------------------------------------------------------------------------
  Return on average common shareholders' equity              20.4%         15.9%         19.2%         20.9%         21.0%
  Return on average assets                                    1.8%          1.5%          1.8%          1.8%          1.6%
--------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS
--------------------------------------------------------------------------------------------------------------------------
  Leverage ratio                                              9.2%          8.6%          9.3%          8.3%          6.5%
  Total risk-based capital ratio                             13.9%         16.0%         17.8%         15.3%         11.7%
--------------------------------------------------------------------------------------------------------------------------

                               Stock Price Range*

                                                        1995
                                          --------------------------------                         1994
                                                                                     -------------------------------
                                           HIGH         LOW         CLOSE             High         Low         Close
                                          ------       ------       ------           ------       ------       ------
        First Quarter                     $17.25       $16.38       $16.50           $19.25       $16.38       $16.44
        Second Quarter                     20.25        16.38        20.25            18.13        16.38        17.53
        Third Quarter                      24.25        20.13        23.25            18.13        16.88        17.38
        Fourth Quarter                     25.50        23.00        25.50            17.25        16.13        16.38

 River Forest Bancorp's common stock is traded on the NASDAQ stock market under the symbol RFBC.

    * Adjusted for the two-for-one stock split effective September 25, 1995.

Management's Discussion and Analysis of Financial Statements
--------------------------------------------------------------------------------

                                EARNINGS SUMMARY

     River Forest Bancorp achieved a record year of earnings in 1995. This marked the nineteenth year of record earnings out of the last 20. Earnings in 1995 totaled $35.8 million, compared with $24.0 and $25.3 million in 1994 and 1993, respectively.
     Return on average common equity was 20.4%, 15.9% and 19.2% for 1995, 1994 and 1993, respectively. The return on average assets was 1.8% in 1995, compared with 1.5% and 1.8% in 1994 and 1993, respectively. These consistent returns continue to increase shareholder value at double-digit levels and remain strong in comparison to Bancorp's peers.
     The main contributor to 1995 earnings was a $29.7 million increase in net interest income. This increase was primarily due to the shifting of capital from securities to loans during the year as the significant amount of deposits attracted in 1994 were invested in more profitable activities. Net interest margin, on a fully tax equivalent basis, increased 69 basis points to 5.41% during 1995. Total loans increased $458.3 million, or 41.6%, for the year.
     The 1994 earnings were depressed by several onetime charges that were taken during the year for the closure of a branch facility, the cancellation of a data processing contract and a severance accrual.

NET INTEREST INCOME
     The major source of earnings for Bancorp is net interest income. Net interest income provided 87.5%, 83.8% and 84.0% of net revenues during 1995, 1994 and 1993, respectively. The related net interest margin represents the net interest income as a percentage of average assets during the period. The table on the following page sets forth certain information relating to Bancorp's consolidated average statements of condition and income and reflects the average yield on assets and cost of liabilities for 1995, 1994 and 1993. The yields and costs are adjusted for fees received or paid. Interest income on nonaccrual loans is reflected in the year that it is collected. Such amounts are not material to net interest income or net change in net interest income in any year. Nonaccrual loans are included in the average balances and do not have a material effect on the average yield.
     Changes in net interest income result from the changes in the volume and the rate of net earning assets. The following table displays the impact that volume and rate had on Bancorp's net interest income on a fully tax equivalent basis.

                   Analysis of Changes In Net Interest Income
                             (Dollars in Thousands)
--------------------------------------------------------------------------------

Changes Attributable to:                     1995       1994
--------------------------------------------------------------
Volume                                      $17,185    $ 7,905
Rate                                         12,330     (5,179)
--------------------------------------------------------------
   Total                                    $29,515    $ 2,726
--------------------------------------------------------------

     The increase in net interest income in 1995 was primarily due to a 23.8% increase in average earning assets and income from previously nonperforming student loan pools. For the year ended Dec. 31, 1995, Bancorp recognized $13.5 million of income from the accretion of acquisition discount related to several groups of previously nonperforming student loan pools compared with $3.5 million in 1994. However, there was no income from interest rate floors and caps in 1995, compared with $2.3 million in 1994.

EARNINGS
PER SHARE
[BAR GRAPH]

91              1.29
92              1.53
93              1.66
94              1.57
95             $2.35

Average Statements of Condition and Net Interest Margin (Dollars in Thousands)

---------------------------------------------------------------------------------------------------------------------------------
                                        1995                               1994                                1993
---------------------------------------------------------------------------------------------------------------------------------
                                                  Average                             Average                             Average
                           Average                 Yield/      Average                Yield/       Average                Yield/
                           Balance     Interest     Cost       Balance     Interest    Cost        Balance     Interest    Cost
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets
   Interest-bearing
      deposits with banks $   25,000   $  1,560      6.24%    $   13,041   $    846    6.49%      $   20,017   $  1,544    7.71%
   Federal funds sold         52,507      3,015      5.74%        57,080      2,571    4.50%          75,826      2,276    3.00%
   Taxable securities        440,322     25,973      5.90%       378,425     18,880    4.99%         226,001     10,751    4.76%
   Tax-advantaged
      securities(1)            9,116        664      7.28%        10,883      1,198   11.01%          24,656      1,967    7.98%
   Trading account
      securities               4,135        302      7.30%        14,714      1,021    6.94%              --         --       --
   Loans, net of unearned
      discount(1) (2) (3)  1,315,105    140,964     10.72%     1,016,696     91,598    9.01%         937,608     86,675    9.24%
---------------------------------------------------------------------------------------------------------------------------------
      Total earning
         assets            1,846,185    172,478      9.34%     1,490,839    116,114    7.79%       1,284,108    103,213    8.04%
Noninterest-earning
   assets
   Cash and due from
      banks-
      noninterest bearing     68,964                              71,592                              53,792
   Allowance for possible
      loan losses            (21,157)                            (19,848)                            (18,717)
   Premises and
      equipment, net          22,012                              27,551                              23,446
   Other assets,
      including goodwill      41,975                              37,074                              38,498
---------------------------------------------------------------------------------------------------------------------------------
      Total assets        $1,957,979                          $1,607,208                          $1,381,127
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits-interest bearing
   NOW and money market
      deposits            $1,007,196   $ 48,354      4.80%    $  626,377   $ 24,767    3.95%      $  394,361   $ 11,416    2.89%
   Savings deposits          232,590      6,142      2.64%       269,955      7,171    2.66%         252,371      7,546    2.99%
   Time deposits             323,571     17,436      5.39%       334,890     13,413    4.01%         392,939     15,536    3.95%
---------------------------------------------------------------------------------------------------------------------------------
      Total interest-
         bearing
         deposits          1,563,357     71,932      4.60%     1,231,222     45,351    3.68%       1,039,671     34,498    3.32%
   Short-term borrowings       7,266        665      9.15%        10,177        359    3.53%          10,046        303    3.02%
   Secured-term debt,
      demand note and
      subordinated
      debentures                  --         --         --           399         38    9.52%          12,969        772    5.95%
---------------------------------------------------------------------------------------------------------------------------------
      Total interest-
         bearing
         liabilities       1,570,623     72,597      4.62%     1,241,798     45,748    3.68%       1,062,686     35,573    3.35%
Noninterest-bearing
   liabilities and
   shareholders' equity
   Noninterest-bearing
      deposits               198,918                             192,553                             169,719
   Other liabilities          21,178                              20,509                              17,809
   Minority interest           1,835                               1,862                               2,184
   Shareholders' equity      165,425                             150,486                             128,729
---------------------------------------------------------------------------------------------------------------------------------
      Total liabilities
         and
         shareholders'
         equity           $1,957,979                          $1,607,208                          $1,381,127
---------------------------------------------------------------------------------------------------------------------------------
Interest income/average
   earning assets         $1,846,185   $172,478      9.34%    $1,490,839   $116,114    7.79%      $1,284,108   $103,213    8.04%
Interest expense/average
   interest-bearing
   liabilities             1,570,623     72,597      4.62%     1,241,798     45,748    3.68%       1,062,686     35,573    3.35%
---------------------------------------------------------------------------------------------------------------------------------
Net interest spread                    $ 99,881      4.72%                 $ 70,366    4.11%                   $ 67,640    4.69%
---------------------------------------------------------------------------------------------------------------------------------
Net yield on average
   earning assets                                    5.41%                             4.72%                               5.27%
---------------------------------------------------------------------------------------------------------------------------------

(1) Interest income on loans and tax-advantaged securities reflects a tax equivalent adjustment based on a marginal income tax rate of 35%.
(2) Unremitted interest on nonaccrual loans is not included in the amounts.
(3) Includes net interest income derived from interest rate floor and swap contracts.

--------------------------------------------------------------------------------

     The increase in net interest income in 1994 as compared with 1993 resulted primarily from a 16.1% increase in average earning assets and a $27.6 million net increase in the spread of interest-earning assets over interest-bearing liabilities. These increases were partially offset by a decrease in the net interest spread primarily due to the maturity of certain interest rate floor contracts. In 1994, income from interest rate floors and caps was $2.3 million, compared with $9.5 million in 1993.
     Since the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities differ, changes in interest rates may result in a change in net interest income. Bancorp actively monitors and manages its overall interest rate exposure. Bancorp utilizes interest rate off-balance-sheet financial instruments as a tool for managing this exposure. Refer to notes 1 and 9 to the consolidated financial statements for further information.

Earning Asset Composition
     Earning assets as a percentage of total assets was 92.5% at Dec. 31, 1995 and 91.1% at Dec. 31, 1994 and 1993. The composition of earning assets was as follows:

                         Composition of Earning Assets
-------------------------------------------------------------

December 31                     1995        1994        1993
-------------------------------------------------------------
Loans:
   Commercial real estate        28.5%       19.0%       20.1%
   Student                       19.3        20.6        22.1
   Residential mortgage          16.2        13.6        19.1
   Home equity                    8.7         3.3         2.9
   Commercial                     4.0         4.0         5.7
   Consumer                       1.5         1.9         2.1
   Industrial revenue bonds       1.1         1.6         2.5
-------------------------------------------------------------
Total loans                      79.3        64.0        74.5
Securities                       19.3        29.0        23.2
Short-term investments            1.4         7.0         2.3
-------------------------------------------------------------
Total earning assets            100.0%      100.0%      100.0%
-------------------------------------------------------------

     The composition of earning assets determines the total earning assets' yield. Loans generally produce higher yields than securities or short-term investments. Loans as a percentage of earning assets increased to 79.3% at Dec. 31, 1995, compared with 64.0% and 74.5% at Dec. 31, 1994 and 1993, respectively. Securities decreased to 19.3% of earning assets at Dec. 31, 1995, compared with 29.0% and 23.2% at Dec. 31, 1994 and 1993, respectively.

NET INTEREST
INCOME
(Dollars in Millions)
[BAR GRAPH]

91              50
92              69
93              66
94              69
95             $99

--------------------------------------------------------------------------------

NONINTEREST INCOME
--------------------------------------------------------------------------------

                                                                                    1995/1994        1994/1993 change due to:
Dollars in thousands                                1995       1994       1993       Change      General    Acquisitions    Total
---------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                $ 9,686    $ 9,712    $ 9,362       (0.3)%       0.2%        3.5%          3.7%
Trust services                                         477        435        392        9.7        11.2          --          11.2
Safe deposit box rental                                451        436        409        3.4        (0.9)        7.5           6.6
Gain on dispositions of loans                        2,292      1,083      1,606      111.6       (32.6)         --         (32.6)
Other                                                2,240      1,555      1,100       44.1        41.1         0.3          41.4
---------------------------------------------------------------------------------------------------------------------------------
Noninterest income, excluding securities gains
  (losses), net                                     15,146     13,221     12,869       14.6        (0.2)        2.9           2.7
Trading account gains (losses), net                    297       (649)        --         NM          NM          NM            NM
Securities gains (losses), net                      (1,332)       663       (330)        NM          NM          NM            NM
---------------------------------------------------------------------------------------------------------------------------------
Total noninterest income                           $14,111    $13,235    $12,539        6.6%        2.7 %       2.9%          5.6%
---------------------------------------------------------------------------------------------------------------------------------
NM -- Not meaningful

     Noninterest income, excluding security gains and losses, increased $1.9 million, or 14.6%, in 1995. The gain on disposition of loans increased to $2.3 million in 1995 from $1.1 million in 1994. These gains were the result of payments from guarantee agencies for various student loan portfolios acquired at substantial discounts. The payments from the guarantee agencies are deferred and accreted into income over the estimated life of the related portfolio. Management anticipates that gains on the disposition of loans will increase substantially in 1996 due to the high level of previously nonperforming student loans that were returned to performing status in 1995. Refer to the Loans section on page 12 for a further discussion of the student loan portfolios purchased at a discount. Other income increased $685,000 in 1995 primarily due to a gain on the sale of a portion of a bank property.
     In 1994, noninterest income, excluding securities gains and losses, increased $352,000, or 2.7%. This increase was primarily due to gains on the sales of other real estate owned and the inclusion of Belmont National Bank's service charge income for a full year. These items were partially offset by a lower gain on the dispositions of loans.
     Bancorp may acquire securities with the objective of enhancing earnings by taking advantage of interest rate spread opportunities and inefficiencies and aberrations that may occur in the capital markets. These securities are classified as trading account securities with realized and unrealized gains and losses recorded to noninterest income. In 1995, total trading account income was $297,000, compared with a loss of $649,000 in 1994. At Dec. 31, 1995, Bancorp had no trading account securities.
     In addition to the trading account activity, Bancorp had $1.3 million of losses from the sale of available for sale securities and financial instruments. Losses from the sales of available for sale securities were $401,000 in 1995. Management sells available for sale securities for asset/liability management purposes and does not actively trade securities in the available for sale portfolio. Losses from financial instruments were $931,000 in 1995. These instruments are used by management to manage Bancorp's interest rate risk exposure and are intended to take advantage of market opportunities. Refer to notes 1 and 9 to the consolidated financial statements for further information.

--------------------------------------------------------------------------------

NONINTEREST EXPENSE

---------------------------------------------------------------------------------------------------------------------------------
                                                                                 1995/1994           1994/1993 change due to:
Dollars in thousands                      1995          1994          1993        Change         General    Acquisitions    Total
---------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits         $   25,116    $   21,251    $   17,090       18.2%          21.4%         3.0%        24.4%
Net occupancy expense                       3,917         4,528         4,131      (13.5)           7.1          2.5          9.6
Data processing                             2,175         2,988         2,437      (27.2)          20.5          2.1         22.6
FDIC insurance                              1,857         2,946         2,761      (37.0)           3.4          3.3          6.7
Other                                      15,581        10,930         9,584       42.6            6.4          7.7         14.1
---------------------------------------------------------------------------------------------------------------------------------
Noninterest expense, excluding
   goodwill amortization and minority
   interest                                48,646        42,643        36,003       14.1           14.3          4.1         18.4
Goodwill amortization                       2,257         2,031         2,014       11.1            0.8           --          0.8
Minority interest                             747           548           609       36.3           (9.7)        (0.3)       (10.0)
---------------------------------------------------------------------------------------------------------------------------------
Total noninterest expense              $   51,650    $   45,222    $   38,626       14.2%          13.2%         3.8%        17.0%
---------------------------------------------------------------------------------------------------------------------------------
Net overhead (1)                       $   33,500    $   29,422    $   23,134
Average total assets                    1,957,979     1,607,208     1,381,127
---------------------------------------------------------------------------------------------------------------------------------
Net overhead ratio (2)                        1.7%          1.8%          1.7%
---------------------------------------------------------------------------------------------------------------------------------

(1) Net overhead represents "Noninterest expense, excluding goodwill amortization and minority interest" less "Noninterest income, excluding securities gains (losses), net."
(2) Net overhead ratio is net overhead as a percentage of average total assets.

     Noninterest expense, excluding goodwill amortization and minority interest, increased $6.0 million, or 14.1%, in 1995. The increase was attributable to compensation and other expenses increasing $3.9 and $4.7 million, respectively. These increases were partially offset by decreases in net occupancy, data processing and FDIC insurance expenses.
     Noninterest expense, excluding goodwill amortization and minority interest, increased $6.6 million, or 18.4%, in 1994. A full year of operating results for Belmont National Bank comprised $1.5 million of the increase. Excluding Belmont, noninterest expense, excluding goodwill amortization and minority interest, increased 14.3%, primarily due to an increase in compensation and other expenses of $3.7 and $0.6 million, respectively.

Salaries and Employee Benefits
     Salaries and employee benefits increased $3.9 million, or 18.2%, in 1995. This increase was due to the implementation of performance-based compensation plans for Bancorp's commercial and residential real estate lending officers and increased staffing in lending operations. Through the increased focus on lending operations, Bancorp's loan-to-deposit ratio increased to 82.1% at Dec. 31, 1995, compared with 64.8% at Dec. 31, 1994.
     Salaries and employee benefits increased $4.2 million, or 24.4%, in 1994, primarily due to increased staffing in the student loan department and a onetime charge of $1.5 million for a severance accrual related to the departure of an executive officer. The higher student loan staffing, which contributed $1.6 million to the increase, was related to the nonperforming student loan purchase in January 1994. The balance of the salaries and benefits increase relates to a full year of operations for Belmont National Bank.
     Management continues to be effective in controlling compensation expense by paying a limited number of talented people a premium over market salaries rather than staffing at higher peer-group levels. This policy allows Bancorp's employees to have higher compensation and more responsibilities than their peers. This atmosphere appears to result in higher employee productivity and an increased willingness to accept more responsibility in carrying out Bancorp's goals and objectives.

Net Occupancy Expense
     Occupancy expense decreased $611,000, or 13.5%, in 1995. The reason for the decrease was a onetime charge of $652,000 in 1994 for the closing of a mini-branch in Calumet City located across the street from the bank's main office. Excluding the write-off, occupancy expenses increased $41,000, or 1.1%, in 1995.
     Occupancy expense increased $397,000, or 9.6%, in 1994, primarily due to the mini-branch write-off. The locations were consolidated to achieve considerable cost savings in future years and to provide better customer service with improvements at the main office. In addition, a full year of operations for Belmont National Bank increased occupancy expense by $103,000. A $400,000 decrease in rental expense for Madison Bank partially offset these increases. This decrease resulted from a reduction in Madison's rental space and a significant decrease in the lease rate.

--------------------------------------------------------------------------------

Data Processing
     Data processing expense decreased $813,000, or 27.2%, in 1995. This decrease was primarily due to the cancellation of a data processing contract in 1994 for one of Bancorp's subsidiary banks that was using a different data processing service than the other subsidiary banks. The cancellation of the contract resulted in a onetime charge of approximately $300,000 in 1994 and ongoing savings of an additional $300,000 in 1995. Excluding the cancellation, data processing expense decreased approximately 8% primarily due to Bancorp's technology upgrades and ongoing consolidation of operations. In 1993, Bancorp invested in an optical system that allows information to be stored and retrieved on personal computers instead of paper and microfiche. In addition, Bancorp consolidated all of its check processing operations in 1994 and reduced through mergers the number of subsidiary banks from nine to seven in 1995. These actions reduced data processing costs by lowering the amount of information processed and changing the manner in which the information is processed. It is anticipated that data processing costs will be reduced further in the future due to additional mergers of Bancorp's subsidiary banks.
     Data processing expense increased $551,000, or 22.6%, in 1994 primarily due to the onetime charge of approximately $300,000 associated with the cancellation of the data processing contract discussed in the preceding paragraph. In addition, the 1994 expense included the start-up and ongoing processing costs related to the acquisition of the $150 million student loan pool in January 1994, a full year of data processing expense for Belmont National Bank and contractual price increases in the base service fee with the data processing provider.

FDIC Insurance
     FDIC insurance expense decreased $1.1 million, or 37.0%, in 1995 primarily due to the reduction of premiums. Effective June 1, 1995, the FDIC reduced its premium rate to 4 cents from 23 cents per $100 of deposits for Bancorp's subsidiary banks. The premium rates were further reduced effective January 1, 1996, and Bancorp's banks are currently not required to pay any premiums in 1996.
     FDIC insurance increased $185,000, or 6.7%, in 1994. The increase was due to the additional deposit growth and the inclusion of the operations of Belmont National Bank for a full year.

Other Expenses
     Other expenses increased $4.7 million, or 42.6%, in 1995 primarily due to higher loan and advertising expenses. Loan expenses rose due to the significant increase in lending volume in 1995. Advertising expenses increased primarily due to higher expenses related to promoting the Ultimate Money Market Account.
     Other expenses increased $1.3 million, or 14.0%, in 1994. A full year of operations for Belmont National Bank resulted in $735,000 of the increase. In addition, increased advertising expenses related to Bancorp's home equity loan and money market deposit programs and increased costs in postage and telephone expenses associated with servicing the new student loan purchase contributed to the increase.

Cost Management
     Cost management is a part of Bancorp's culture. Management constantly reviews expenses to ensure that operating expenses are minimized while maintaining a high level of quality customer service. Bancorp remains committed to finding additional ways to reduce net overhead costs while maintaining superior customer service and stringent internal controls. In this regard, several initiatives were undertaken in the past few years.
     In 1993, management started the implementation of two operational systems that began to provide cost benefits in 1994 and 1995 and will continue to render benefits into the future. The first system was an optical system that allows information to be stored and retrieved on personal computers instead of on paper and microfiche. The second system was related to the consolidation of all check processing operations.
     Further operational consolidation is a natural next step in management's ongoing efforts to control costs. In 1995, the bookkeeping, customer service and balancing functions were consolidated. In addition, Bancorp reduced through mergers the number of subsidiary banks from nine to seven. Management anticipates that all of the subsidiary banks will be merged into one bank by early 1997. The merger of the banks will provide further cost savings and more locations for added customer convenience.

Net Overhead and Efficiency Ratios
     Bancorp has successfully maintained a favorable net overhead ratio at or below 1.8% for the last six years. By comparison, a peer group of 10 Midwest bank holding companies averaged a net overhead ratio over 2.0% in 1995. The difference in the net overhead ratio between Bancorp and the peer group underscores the importance of management's emphasis on cost management and their consistent ability to transform the net overhead rate of acquired banks to a level below that of peers.

--------------------------------------------------------------------------------

     The banking industry also uses a standard known as the "efficiency ratio" to measure a bank's operational efficiency. The ratio is derived by dividing gross operating expenses less goodwill amortization by fully taxable equivalent net interest and other income less securities activities. Bancorp's efficiency ratio was 42.9%, 51.7% and 45.5% in 1995, 1994 and 1993, respectively. By comparison, the peer group average was above 60% in 1995. The increase in the 1994 ratio was a result of the nonrecurring charges for a severance accrual, a premises write-down and a data processing charge and the additional expenses associated with the large student loan portfolio from which a limited amount of revenue was recognized in 1994.

Goodwill Amortization
     Goodwill amortization increased $226,000, or 11.1%, in 1995. This increase was primarily due to the recording in 1995 of additional goodwill for the acquisition of Belmont National Bank. Refer to note 11 to the consolidated financial statements for further information. During 1994, Bancorp added approximately $600,000 to goodwill in connection with the 1991 acquisition of Aetna Bank. This additional amount of goodwill was a result of the payment of a deferred portion of Aetna's purchase price that was contingent upon the performance of certain specified loans and assets during the post-acquisition period.

INCOME TAXES
     Income tax expense was $19.4 million in 1995, compared with $12.8 and $13.2 million in 1994 and 1993, respectively. The effective tax rate for 1995 was 35.2%, compared with 34.7% in 1994 and 34.2% in 1993. The increase in the 1995 rate was primarily attributable to a reduction in the percentage of tax-exempt income included in pretax income. The increase in the 1994 rate was primarily due to a reduction in the percentage of tax-exempt income and an increase in the percentage of goodwill amortization in pretax income.
     Bancorp's net deferred tax asset was $4.8 million at Dec. 31, 1995, compared with $7.5 million at Dec. 31, 1994. The decrease in the net deferred tax asset was primarily due to the generation of a deferred tax liability of $3.4 million for Bancorp's unrealized gains from available for sale securities at Dec. 31, 1995. At Dec. 31, 1994, the unrealized loss on available for sale securities produced a deferred tax benefit of $3.3 million. The change in the net deferred tax asset caused by unrealized securities gains and losses was partially offset by an increase in the tax benefit for an increase in the allowance for loan losses in 1995.
     Management believes that the gross deferred tax asset of $11.5 million at Dec. 31, 1995 could be realized through the carryback of taxable income against prior years and by the offsetting of future reversals of existing taxable temporary differences. Therefore, no valuation allowance was necessary.

INFLATION
     The impact of inflation on a financial institution differs significantly from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Monetary items, such as cash, loans and deposits, are those assets and liabilities which are or will be converted into a fixed number of dollars regardless of changes in prices. Management believes the impact of inflation on financial results depends upon Bancorp's ability to react to changes in interest rates. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. Management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

EFFICIENCY
RATIO
BAR GRAPH

91              45.3%
92              41.9%
93              45.5%
94              51.7%
95              42.9%

--------------------------------------------------------------------------------

                              FINANCIAL CONDITION

ASSETS
     Total assets and earning assets were $2.12 and $1.97 billion, respectively, at Dec. 31, 1995, compared with $1.89 and $1.72 billion, respectively, at Dec. 31, 1994. The increase in total assets was achieved primarily through deposit growth. Deposits increased to $1.90 billion at Dec. 31, 1995, compared with $1.70 billion at Dec. 31, 1994. The percentage of earning assets to total assets was 92.6% and 91.1% at Dec. 31, 1995 and 1994, respectively, and the mix of the earning assets shifted toward loans during 1995. Refer to page 8 for the composition of the earning asset portfolio.

Loans
     Total loans, net of unearned discount, increased by $458.3 million, or 41.6%, in 1995.
     The composition of the loan portfolio was as follows:
                                 Loan Portfolio
                             (Dollars in Thousands)

----------------------------------------------------------------
December 31                                   1995          1994
----------------------------------------------------------------
Commercial real estate                  $  560,467    $  326,402
Student                                    379,129       354,073
Residential mortgage                       317,787       233,437
Home equity                                170,793        57,093
Commercial                                  78,469        68,620
Consumer                                    30,273        32,393
Industrial revenue bonds                    21,864        28,491
----------------------------------------------------------------
  Total                                 $1,558,782    $1,100,509
----------------------------------------------------------------

TOTAL ASSETS
BAR GRAPH
(Dollars in Millions)

91             $1,333
92              1,332
93              1,442
94              1,889
95              2,125


     Commercial real estate loans increased $234.1 million, or 71.7%, in 1995. Management believes that commercial real estate will continue to present a significant opportunity for growth. Most of the commercial real estate loans are in the form of first mortgage loans that have verifiable cash flows. The composition of the commercial real estate loan portfolio at Dec. 31, 1995 by type of collateral securing the loan was as follows:

                        Commercial Real Estate Portfolio
                        by Collateral Securing the Loan
                             (Dollars in Thousands)

--------------------------------------------------------------
December 31                                1995           1994
--------------------------------------------------------------
Investor-owned residential real
  estate                               $256,694       $175,822
Retail                                   98,082         48,100
Industrial                               61,651         49,097
Office                                   54,926         25,632
Health care                              45,958         18,113
Other                                    43,156          9,638
--------------------------------------------------------------
  Total                                $560,467       $326,402
--------------------------------------------------------------

     At Dec. 31, 1995, approximately 75% of Bancorp's commercial real estate portfolio was secured by property located within a 100-mile radius of Bancorp's subsidiary bank locations. The remaining commercial real estate loans were secured by property not concentrated in any specific area of the country.
     The student loan portfolio increased $25.1 million, or 7.1%, in 1995. This growth was due to a record $64.2 million of loan originations and $4.5 million of purchases. Student loans have presented many opportunities for Bancorp, including the opportunity to purchase, at deep discounts, portfolios of student loans which were nonperforming and lost their government guarantee. These loans can be returned to performing status and the government guarantee reinstated if certain actions are undertaken by Bancorp that result in the reaffirming of the borrower's obligation.
     In 1994, Bancorp purchased a $150 million nonperforming student loan portfolio for $13.5 million. As of Dec. 31, 1995, approximately $48 million of these loans had been converted to performing status and their guarantees reinstated. Management is diligently working to convert additional loans to performing status. The U.S. Department of Education previously established a deadline of Nov. 30, 1995 to complete the conversion of such loans to performing status. This deadline has been extended to mid-1999. The excess of performing loans converted over the cost of the portfolio is being accreted into income over the estimated lives of the loans using the level-yield method. The

--------------------------------------------------------------------------------

total discount to be accreted into income in future years for all previously nonperforming student loan portfolios totaled $29.9 million at Dec. 31, 1995.
     Residential mortgage loans increased $84.4 million, or 36.1%, in 1995. During 1995, Bancorp received applications for $200.7 million of adjustable-rate residential mortgage loans and successfully closed $152.2 million of these loans. Management remains committed to offering only adjustable-rate residential mortgage loans rather than a long-term, fixed rate product in order to minimize prepayment and interest rate risk.
     Home equity loans increased $113.7 million, or 199.1%, in 1995. Total new home equity lines of credit created in 1995 totaled $154.5 million. This growth was primarily due to the increased marketing of two separate home equity loan products. One product provides financing up to 80% of the appraised value of the home at competitive market rates. The second product, introduced during 1994, provides financing up to 100% of the home's value. The rates charged on the 100% home equity loan are higher to compensate for accepting collateral with less borrower equity in the property. The marketing program for the home equity products will continue to be emphasized in 1996.
     Commercial and consumer loans and industrial revenue bonds increased $1.2 million, or 0.9%, in 1995 as Bancorp is focusing on commercial real estate, residential mortgage and home equity lending.

Securities
     Bancorp's current asset/liability management philosophy is that all security purchases are classified as available for sale or trading. This is due to management's belief that virtually all securities should be available to be sold in conjunction with prudent asset/liability management strategies or other reasons.
     Bancorp's objectives in managing the securities portfolio are driven by the dynamics of the balance sheet and the interest rate environment. At Dec. 31, 1995, federal funds sold and securities decreased $93.7 and $120.4 million, respectively, compared with the 1994 year-end amounts. These amounts were used to increase the loan portfolio during 1995. At Dec. 31, 1995, 70.0% of the carrying value of the available for sale portfolio with stated maturities was scheduled to mature within one year and 99.7% within five years. The short maturity schedule of the securities portfolio is consistent with Bancorp's overall asset/liability philosophy and provides significant liquidity.
     At Dec. 31, 1995, available for sale securities included $34.8 million of investments in equity securities of publicly-traded banks. Bancorp had minority investments in 26 banks with unrealized holding gains of $9.2 million. Gains totaling $1.3 million were recognized on sales of these securities in 1995.
     Refer to notes 1 and 3 to the consolidated financial statements for further information concerning the securities portfolio.

LIABILITIES

Deposits
     Total deposits increased $200.0 million in 1995 to $1.90 billion. The composition of Bancorp's deposit base was as follows:

                            Composition of Deposits

------------------------------------------------------------
December 31                   1995         1994         1993
------------------------------------------------------------
Demand                         11%          12%          15%
Savings                        12           15           22
NOW                             5            7           10
Money Market                   48           48           23
Certificates of Deposit        24           18           30
------------------------------------------------------------
    Total                     100%         100%         100%
------------------------------------------------------------

     Money market deposits and certificates of deposit increased $96.9 and $153.5 million, respectively, in 1995. These increases more than offset a decrease of $50.4 million in demand, savings and NOW accounts. The growth of the money market deposits can be attributed to the continued marketing of the Ultimate Money Market Account. This product is indexed to the 91-day U.S. Treasury bill rate. The 1995 increase in money market accounts followed a $523.4 million increase in 1994. The increase in certificates of deposit was due to Bancorp's acquisition of retail certificates of deposit. At Dec. 31, 1995, retail certificates of deposit totaled $169.3 million. Management intends to purchase additional retail certificates of deposit and pursue other outside funding sources to support Bancorp's strong loan growth.

SHAREHOLDERS' EQUITY
     Bancorp's common shareholders' equity increased $37.9 million, or 24.1%, to $194.7 million at Dec. 31, 1995, compared with $156.9 million at Dec. 31, 1994. At Dec. 31, 1995, shareholders' equity included a $6.4 million unrealized holding gain net of income taxes on available for sale securities, compared with a loss of $6.0 million at Dec. 31, 1994. The 1995 earnings retention ratio was 84.7% and averaged 84.2% for the last five years. Management believes that this level of earnings retention is financially prudent for

--------------------------------------------------------------------------------

financing internal growth and providing Bancorp with support to pursue acquisitions.
     In September 1995, Bancorp effected a two-for-one stock split in the form of a 100% stock dividend. Bancorp's Board of Directors has authorized management to repurchase up to 1,000,000 shares of its common stock from time to time at market prices. This authorization allows management flexibility in managing Bancorp's strong capital position. During 1995, Bancorp repurchased 215,500 shares at an average price of $22.05 per share.
     Various measures of capital were as follows:

-----------------------------------------------------------------
December 31                      1995                 1994
-----------------------------------------------------------------
Dollars in thousands        Amount     Ratio     Amount     Ratio
-----------------------------------------------------------------
Common equity(1)           $194,726     9.2%    $156,859     8.3%
Tangible common equity(2)   182,423     8.6      145,353     7.7
Tier 1 risk-based
  capital(3)                177,966    12.6      152,696    14.7
Total risk-based
  capital(4)                195,579    13.9      165,661    16.0
Leverage(5)                 177,966     9.2      152,696     8.6
-----------------------------------------------------------------

(1) Common equity is computed in accordance with generally accepted accounting principles, which includes the unrealized holding gains (losses) on securities available for sale. The ratio is common equity to total year-end assets.
(2) Common equity less goodwill; computed as a ratio to total year-end assets less goodwill.
(3) Shareholders' equity and minority interest less goodwill and unrealized holding gains on securities available for sale; computed as a ratio to risk-adjusted assets.
(4) Tier 1 capital plus qualifying loan loss allowance; computed as a ratio to risk-adjusted assets.
(5) Tier 1 capital; computed as a ratio to average fourth-quarter assets less goodwill.

EQUITY
PER SHARE
BAR GRAPH

91              6.68
92              7.95
93              9.40
94             10.26
95            $12.87

     The risk-based capital ratios far exceed the minimum required tier 1 and the total risk-based capital ratios of 4.0% and 8.0%, respectively. Management is not aware of any known trends, events, regulatory recommendations or uncertainties that could have a material adverse effect on Bancorp's results of operations, financial position, liquidity or capital resources, except for possibly the investigation by the U.S. Department of Education that is discussed in the "Credit risk and asset quality" section which follows and in note 10 to the consolidated financial statements.

CREDIT RISK AND ASSET QUALITY

Allowance for Possible Loan Losses
     Both the provision and allowance for possible loan losses are based on management's analysis of individual loans, prior and current loss experience, overall growth in the portfolio, current economic conditions, and other factors. Management decided that a provision for possible loan losses of $5.8 million was prudent during 1995. This decision was due to the increased amount of loans outstanding and the greater inherent risk of some of the loans. Management did not make a provision for possible loan losses in 1994. Experienced loan underwriting personnel and close monitoring of the loan portfolio have resulted in relatively low levels of net charge-offs in the past. Net charge-offs as a percentage of the provision for possible loan losses averaged 14.1% during the past five years.
     The allowance for possible loan losses as a percentage of total loans decreased to 1.64% of total loans at Dec. 31, 1995 from 1.83% of total loans at Dec. 31, 1994. This decrease was the result of the strong loan growth during 1995. The historically low level of net charge-offs exhibits Bancorp's ability to underwrite and administer high-quality loans.
     Management believes that the level of the allowance for possible loan losses was adequate at Dec. 31, 1995. Management continues to monitor the loan portfolio to determine whether any adjustments in the allowance will be needed. Some of the commercial real estate and home equity loans originated by Bancorp during 1995 possessed greater risk than Bancorp's historical lending practices.

--------------------------------------------------------------------------------

Nonperforming Assets
     Nonperforming assets were as follows:

                              Nonperforming Assets
                             (Dollars in Thousands)
--------------------------------------------------------------

December 31                      1995       1994       1993
--------------------------------------------------------------
Nonperforming loans:
  Residential mortgage          $ 4,901    $ 1,962    $ 3,148
  Commercial real estate          1,973      3,225      1,166
  Commercial                        381        834        255
  Home equity                     1,119        451        542
  Student                         6,837        131        129
  Consumer                          663        765        810
-------------------------------------------------------------
Total nonperforming loans        15,874      7,368      6,050
Other real estate owned           1,589        916      2,898
-------------------------------------------------------------
Total nonperforming assets      $17,463    $ 8,284    $ 8,948
-------------------------------------------------------------
Nonaccrual loans included in
  non-performing loans          $ 8,536    $ 2,389    $ 3,098
Nonperforming loans/Total
  loans                            1.02%      0.67%      0.62%
Nonperforming assets/Total
  assets                           0.82%      0.44%      0.62%
Allowance for loan
  losses/Nonperforming loans     161.52%    273.57%    323.17%
-------------------------------------------------------------

     Nonperforming assets increased $9.2 million in 1995. This increase was primarily due to increases in nonperforming residential mortgage and student loans. Nonperforming loans are nonaccrual loans, restructured loans and 90 days or more past due loans still accruing interest. Excluded from the table are student loans that Bancorp has no reason to believe have lost their guarantees. The book value of guaranteed student loans more than 90 days past due and not included in the table was $13.9, $13.3 and $8.2 million at Dec. 31, 1995, 1994 and 1993, respectively.
     There were $6.7 million of nonaccrual student loans included in nonperforming loans at Dec. 31, 1995 that may have lost their guarantees. This potential loss of guarantees was the result of certain, since terminated, personnel in the student loan servicing area who falsified some records of telephone calls to students whose loans were delinquent. While the rules of student loan servicing are complex, one of the cornerstones of the business is contacting students regarding the status of their delinquent loans. These contacts are crucial actions required to maintain the enforceability of the guarantee.
     In order to provide assurance that a problem of this nature does not occur again, Bancorp has implemented a sophisticated computer system which, among other things, checks all calls logged by servicing representatives against calls actually made. The system automatically generates an exception list detailing all differences between logged calls and actual calls. All exceptions are resolved immediately.
     As to whether the aforementioned student loans have actually lost their guarantee is a complicated and, presently, unclear issue. Bancorp informed the U.S. Department of Education (ED) immediately upon the discovery of the problem. Bancorp is fully cooperating with the ED in its investigation of the problem. Based on the preceding aspects of the issue, as well as various related elements, management believes that the affected student loans never lost their guarantee and/or Bancorp should be allowed to cure (i.e., reinstate the guarantee) the affected student loans. Refer to note 10 to the consolidated financial statements for further discussion.
     Nonperforming residential mortgage loans are adequately secured by the property collateralizing the loan. Therefore, minimal losses are anticipated for any of the nonperforming residential mortgage loans.

                       Allowance for Possible Loan Losses
                             (Dollars in Thousands)

---------------------------------------------------------------------------------------------------------------------------------
December 31                                                        1995          1994          1993          1992          1991
---------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                      $20,157       $19,552       $17,490       $14,697       $10,917
Allowance of acquired subsidiaries                                     --            --         1,000            --         2,885
Provision for possible loan losses                                  5,779            --         1,176         4,432         1,226
Charge-offs                                                          (819)         (313)       (1,852)       (3,179)       (1,415)
Recoveries                                                            523           918         1,738         1,540         1,084
---------------------------------------------------------------------------------------------------------------------------------
Net (charge-offs) recoveries                                         (296)          605          (114)       (1,639)         (331)
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                            $25,640       $20,157       $19,552       $17,490       $14,697
---------------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses as a percentage of total
  loans                                                              1.64%         1.83%         2.00%         1.88%         1.54%
Net (charge-offs) recoveries as a percentage of:
  Provision for possible loan losses                                (5.12)%         N/A         (9.69)%      (36.98)%      (27.00)%
  Total loans                                                       (0.02)%        0.05%        (0.01)%       (0.18)%       (0.03)%
---------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Independent Loan Review
     During 1993, management implemented an independent loan review function. This function reviews Bancorp's loan grading system and problem loan identification system. The loan review function is performed by an independent firm and provides verification that risk assessments and problem loan identification systems are functioning adequately. Since 1993, annual reviews were completed on over 50% of Bancorp's commercial and commercial real estate loans. There were no significant loan grading differences or losses recommended by the independent firm. Management recognizes that effective monitoring systems are required to maintain Bancorp's favorable loss history.

LIQUIDITY

Parent Company
     The main source for parent company liquidity has been dividends from its subsidiary banks. At Dec. 31, 1995, $3.9 million was available within the bank subsidiaries to pay dividends to the parent company without prior regulatory approval while maintaining well-capitalized status. In addition, the parent company had $53.2 million of cash and marketable equity securities available for possible liquidity needs at Dec. 31, 1995.

DIVIDENDS
PER SHARE
BAR GRAPH

91              0.16
92              0.23
93              0.27
94              0.29
95             $0.34


Subsidiary Banks
     Bancorp's liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as cash, short-term money market assets and marketable securities that can be sold quickly without a material loss of principal. Liquid assets represent available funding to meet new credit demands and depositor withdrawals. Cash, money market assets and marketable securities that were available for liquidity needs totaled $461.4 million, or 21.8% of the subsidiary banks' total assets, at Dec. 31, 1995.

ACCOUNTING DEVELOPMENTS
     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value-based method of accounting for stock-based compensation plans. Under the fair value-based method, the fair value of a stock award to an employee would be measured at the grant date and recognized as compensation cost over the required service period. The standard encourages all companies to adopt this method of accounting for all employee stock compensation plans. However, the standard also allows companies to continue to measure compensation costs for such plans as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB Opinion No. 25, compensation cost is recognized on the difference, if any, between the quoted market price of the stock and the amount an employee must pay to acquire the stock when those terms are fixed.
     If a company elects to continue to use the accounting prescribed in APB Opinion No. 25, pro forma disclosures of net income and earnings per share must be made as if the fair value-based method of accounting, as defined in SFAS No. 123, had been applied. At this time, management expects to continue its accounting for stock-based compensation in accordance with APB Opinion No. 25. The disclosure requirements of SFAS No. 123 will be adopted as required in the 1996 Annual Report. The adoption of SFAS No. 123 is expected to have no impact on Bancorp's results of operations or financial position.

Consolidated Statements of Condition (Thousands)

--------------------------------------------------------------------------------------------------------
December 31                                                                      1995            1994
--------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks -- noninterest-bearing                                $  104,805      $  109,880
Federal funds sold                                                                 3,170          96,785
Interest-bearing deposits with banks                                              25,000          25,000
Securities:
   Trading account, at fair value                                                     --          74,432
   Available for sale, at fair value                                             364,404         405,679
   Held to maturity, at amortized cost (fair value $15,072 and $19,288)           14,567          19,253
--------------------------------------------------------------------------------------------------------
       Total Securities                                                          378,971         499,364
Loans, net of unearned discount                                                1,558,782       1,100,509
   Less: Allowance for possible loan losses                                       25,640          20,157
--------------------------------------------------------------------------------------------------------
       Net Loans                                                               1,533,142       1,080,352
Premises and equipment, net                                                       26,794          27,268
Accrued interest receivable and other assets                                      40,907          39,300
Goodwill, net of accumulated amortization of $18,960 and $16,703                  12,303          11,506
--------------------------------------------------------------------------------------------------------
       TOTAL ASSETS                                                           $2,125,092      $1,889,455
--------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deposits:
       Noninterest-bearing                                                    $  209,881      $  211,955
       Interest-bearing                                                        1,688,659       1,486,543
--------------------------------------------------------------------------------------------------------
       Total Deposits                                                          1,898,540       1,698,498
   Short-term borrowings                                                           1,828          10,165
   Accrued interest payable and other liabilities                                 28,071          22,191
--------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES                                                       1,928,439       1,730,854
MINORITY INTEREST                                                                  1,927           1,742
Commitments and contingent liabilities
Shareholders' equity:
   Preference stock                                                                   --              --
   Common stock, $0.05 par value, 100,000 shares authorized; 15,027 and
      15,242 shares issued                                                           751             762
   Surplus                                                                         4,188           4,264
   Retained earnings                                                             183,403         157,786
   Net unrealized gains (losses) on available for sale securities                  6,384          (5,953)
--------------------------------------------------------------------------------------------------------
       TOTAL SHAREHOLDERS' EQUITY                                                194,726         156,859
--------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $2,125,092      $1,889,455
--------------------------------------------------------------------------------------------------------

See accompanying notes.

Consolidated Statements of Income (Thousands, except per share data)

-----------------------------------------------------------------------------------------------------------
Years ended December 31                                                      1995        1994        1993
-----------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Interest and fees on loans:
     Taxable                                                               $137,706    $ 88,319    $ 83,221
     Tax-advantaged                                                           2,120       2,133       2,192
  Deposits with banks                                                         1,560         846       1,544
  Federal funds sold                                                          3,015       2,571       2,276
  Securities:
     Taxable                                                                 26,033      18,880      10,751
     Tax-advantaged                                                             378         771       1,341
     Trading account                                                            302       1,021          --
-----------------------------------------------------------------------------------------------------------
     Total interest income                                                  171,114     114,541     101,325
-----------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Deposits                                                                   71,932      45,351      34,498
  Short-term borrowings                                                         665         359         303
  Secured-term debt, demand note and subordinated debentures                     --          38         772
-----------------------------------------------------------------------------------------------------------
     Total interest expense                                                  72,597      45,748      35,573
-----------------------------------------------------------------------------------------------------------
     NET INTEREST INCOME                                                     98,517      68,793      65,752
Provision for possible loan losses                                            5,779          --       1,176
-----------------------------------------------------------------------------------------------------------
     NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES            92,738      68,793      64,576
-----------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
  Service charges on deposit accounts                                         9,686       9,712       9,362
  Trust services                                                                477         435         392
  Gain on dispositions of loans                                               2,292       1,083       1,606
  Other income                                                                2,691       1,991       1,509
  Trading account gains (losses), net                                           297        (649)         --
  Securities and other financial instruments gains (losses), net             (1,332)        663        (330)
-----------------------------------------------------------------------------------------------------------
     Total noninterest income                                                14,111      13,235      12,539
-----------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
  Salaries and employee benefits                                             25,116      21,251      17,090
  Net occupancy                                                               3,917       4,528       4,131
  Data processing                                                             2,175       2,988       2,437
  FDIC deposit insurance                                                      1,857       2,946       2,761
  Goodwill amortization                                                       2,257       2,031       2,014
  Other expenses                                                             16,328      11,478      10,193
-----------------------------------------------------------------------------------------------------------
     Total noninterest expenses                                              51,650      45,222      38,626
-----------------------------------------------------------------------------------------------------------
Income before income taxes                                                   55,199      36,806      38,489
Income tax expense                                                           19,429      12,790      13,167
-----------------------------------------------------------------------------------------------------------
NET INCOME                                                                 $ 35,770    $ 24,016    $ 25,322
-----------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                                                $   2.35    $   1.57    $   1.66
-----------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                   15,241      15,292      15,277
-----------------------------------------------------------------------------------------------------------

See accompanying notes.

Consolidated Statements of Shareholders' Equity
(Thousands, except per share data)

Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------------------------------
                                                                             Net unrealized
                                                                           gains/(losses) on
                                             Common             Retained   available for sale
                                             Stock    Surplus   Earnings       securities        Total
--------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                  $758    $2,997    $117,449        $     --        $121,204
Net income                                      --        --     25,322               --          25,322
Cash dividends declared on common stock,
  $0.273 per common share                       --        --     (4,130)              --          (4,130)
Net change in unrealized gains on available
  for sale securities                           --        --         --              992             992
---------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                   758     2,997    138,641              992         143,388
Net income                                      --        --     24,016               --          24,016
Shares issued under the stock option plan,
  150,000 common shares                          7     1,976         --               --           1,983
Retirement of 60,000 common shares              (3)     (709)      (376)              --          (1,088)
Cash dividends declared on common stock,
  $0.295 per common share                       --        --     (4,495)              --          (4,495)
Net change in unrealized losses on
  available for sale securities                 --        --         --           (6,945)         (6,945)
---------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                   762     4,264    157,786           (5,953)        156,859
NET INCOME                                      --        --     35,770               --          35,770
RETIREMENT OF 215,500 COMMON SHARES            (11)      (76)    (4,664)              --          (4,751)
CASH DIVIDENDS DECLARED ON COMMON STOCK,
  $0.363 PER COMMON SHARE                       --        --     (5,489)              --          (5,489)
NET CHANGE IN UNREALIZED GAINS ON AVAILABLE
  FOR SALE SECURITIES                           --        --         --           12,337          12,337
---------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                  $751    $4,188    $183,403        $  6,384        $194,726
---------------------------------------------------------------------------------------------------------

See accompanying notes.

Consolidated Statements of Cash Flows (Thousands)

---------------------------------------------------------------------------------------------------------
Years ended December 31                                            1995           1994           1993
---------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                                    $    35,770    $    24,016    $    25,322
  Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
     Provision for possible loan losses                               5,779             --          1,176
     Depreciation and amortization                                    2,540          2,084          2,402
     Accretion of student loan discount                             (13,493)        (3,487)            --
     Amortization of goodwill                                         2,257          2,031          2,072
     Deferred income tax benefit                                     (4,010)        (1,752)          (980)
     Net securities (gain) loss                                       1,332           (663)           330
     Decrease (increase) in trading account securities               74,729        (75,081)            --
     Net (gain) loss on trading account securities                     (297)           649             --
     Gain on dispositions of loans                                   (2,292)        (1,083)        (1,606)
     Decrease (increase) in accrued interest receivable and
       other assets                                                   3,076         (6,805)         1,003
     (Decrease) increase in accrued interest payable, other
       liabilities and minority interest                             (5,009)         8,000          1,031
---------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES               100,382        (52,091)        30,750
INVESTING ACTIVITIES:
  Proceeds from maturities of held to maturity securities             5,222         14,074         60,204
  Proceeds from maturities of available for sale securities          25,535        245,953        239,230
  Proceeds from sales of available for sale securities            2,191,004      2,113,067      2,441,859
  Purchases of available for sale securities                     (2,157,082)    (2,504,060)    (2,746,008)
  Purchase of interest-bearing deposits with banks                       --        (25,000)            --
  Purchases of loans                                                 (4,486)       (31,658)       (14,443)
  Net (increase) decrease in loans                                 (438,971)       (84,845)        27,238
  Purchases of premises and equipment                                (2,066)        (2,465)        (2,834)
  Additional consideration for bank subsidiaries                        (54)          (606)            --
  Purchase of Belmont National Bank, net of cash acquired                --             --          7,174
---------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES              (380,898)      (275,540)        12,420
FINANCING ACTIVITIES:
  Increase in deposit accounts                                      200,042        430,717         12,941
  Decrease in short-term borrowings                                  (8,337)        (3,392)       (11,745)
  Repayments of secured-term debt, demand note, and
     subordinated debentures                                             --         (1,185)       (17,616)
  Issuance of common shares under stock option plan                      --          1,983             --
  Retirements of common shares                                       (4,751)        (1,088)            --
  Cash dividends paid on common shares                               (5,128)        (4,413)        (4,016)
---------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES               181,826        422,622        (20,436)
---------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (98,690)        94,991         22,734
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                      206,665        111,674         88,940
---------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                        $   107,975    $   206,665    $   111,674
---------------------------------------------------------------------------------------------------------
Supplemental disclosures:
  Interest paid                                                 $    71,191    $    45,217    $    35,886
  Income taxes paid                                                  22,642         14,691         14,855
---------------------------------------------------------------------------------------------------------
Supplemental schedule of investing and financing activities:
  Fair value of acquired subsidiary                             $        --    $        --    $    12,549
  Cash paid for capital stock of acquired subsidiary                     --             --        (12,526)
---------------------------------------------------------------------------------------------------------
Fair value over cost of net assets acquired                     $        --    $        --    $        23
---------------------------------------------------------------------------------------------------------

See accompanying notes.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     River Forest Bancorp, Inc. is a bank holding company with seven bank subsidiaries located in the metropolitan Chicago area. The consolidated financial statements of River Forest Bancorp, Inc. and its subsidiaries (Bancorp) have been prepared in conformity with generally accepted accounting principles. In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management's expectations.

Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of Bancorp and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash and Cash Equivalents
     Cash and cash equivalents include cash, due from banks and federal funds sold which have an original maturity of 90 days or less.

Securities
     Securities are classified based on management's intention at time of purchase. Trading securities, which are generally held in anticipation of market gains and for resale, are carried at fair value. Realized and unrealized gains and losses on trading account securities are included in trading account income.
     Available for sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, tax strategies or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes and minority interest, is reflected as a component of shareholders' equity.
     Securities held to maturity represent securities that Bancorp has the ability and positive intent to hold to maturity. These securities are carried at amortized cost.
     Interest and dividend income, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses are determined on a specific identification basis. Provisions are made to write down the value of securities for declines in value that are other than temporary.

Loans
     Loans are reported at the principal amount outstanding, net of any unearned discount. Interest income is generally recognized using the level-yield method. Loan origination fees, net of direct costs related to the origination, are deferred and amortized as a yield adjustment over the lives of the related loans.
     The accrual of interest income is discontinued on any loan when there is reasonable doubt as to the payment of interest or principal. Nonaccrual loans are returned to accrual status when the financial position of the borrower indicates there is no longer any reasonable doubt as to the payment of principal or interest.
     Nonperforming student loans purchased at a substantial discount from their face value are accounted for using the cost-recovery method. The excess of loans converted to performing status over the cost of the portfolio is accreted into interest income over the estimated lives of the loans using the level-yield method. For loans that default after being converted to performing status and as payments from guarantee agencies are received, the remaining discount on such loans is accreted into other income over the life of the related portfolio.

Allowance for Possible Loan Losses
     The allowance for possible loan losses is available to absorb losses inherent in the loan extension process. Loan losses are charged against the allowance for possible loan losses when they are deemed to be uncollectible. Recoveries of previously charged-off amounts are credited to the allowance for possible loan losses.
     The allowance for possible loan losses is based upon quarterly comprehensive reviews. These reviews include consideration of the risk rating of individual credits, prior loss experience, delinquency levels, economic conditions and the growth and composition of the loan portfolio. Additions are made to the allowance through a provision for possible loan losses, which is a charge against earnings.

Premises and Equipment
     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation on premises is computed primarily using the straight-line method over the estimated useful life. Depreciation on furniture and equipment is computed using accelerated recovery methods. Expenditures

--------------------------------------------------------------------------------

for normal repairs and maintenance are charged to expense as incurred.

Other Real Estate Owned
     Other real estate owned includes properties acquired through foreclosure. These properties are recorded at the lower of cost or estimated fair value, less estimated selling costs. Gains and losses on the sale or periodic revaluation of other real estate owned are included in other income. The net costs of maintaining these properties are included in operating expenses.

Goodwill
     Goodwill, which is the cost of investments in subsidiaries in excess of the fair value of the net assets acquired, is being amortized over periods of 12 to 15 years. An impairment assessment is performed periodically for these assets. This assessment includes an evaluation of, among other things, operating income, asset quality, market potential and deposit base of the acquired bank.

Income Taxes
     Bancorp and its subsidiaries file consolidated federal and state income tax returns. Income tax expense represents the tax payable or refundable for the period, net of the change during the period in deferred tax assets and liabilities.

Off-Balance-Sheet Financial Instruments
     Bancorp utilizes various off-balance-sheet financial instruments to manage the interest rate exposure associated with its financial assets and liabilities. The counterparties to these instruments are major financial institutions with credit ratings of primarily A or better.
     Amounts receivable or payable under interest rate swap and floor agreements that qualify for hedge accounting treatment are accrued and reported in income. The related accrued interest receivable or payable for the interest rate swaps is included in other assets or liabilities. The cost of interest rate floor agreements is amortized as an offset to interest income on loans over the life of the agreements.
     Interest rate swap agreements that do not qualify for hedge accounting treatment are carried at fair value. Changes in fair value are included in securities and other financial instrument gains and losses. The related accrual for the changes in fair value is included in other assets or liabilities.

Net Income Per Common Share
     Net income per common share is computed by dividing net income by the weighted average number of common shares and common share equivalents (dilutive stock options) outstanding.

Reclassifications
     Certain prior year amounts have been reclassified to conform with the 1995 presentation.

(2) ACCOUNTING CHANGE
     Effective Jan. 1, 1995, Bancorp adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." These statements established the accounting for certain loans deemed impaired. Nonaccrual commercial and commercial real estate loans are considered to be impaired loans. Impairment is measured by determining the fair value of the loan based on the present value of expected cash flows, the market price of the loan, or the fair value of the underlying collateral. If the fair value of the loans is less than the book value, a valuation allowance is established as a component of the allowance for possible loan losses. The adoption of these statements did not have any impact on the level of the allowance for possible loan losses and did not affect Bancorp's charge-off or income recognition policies.

--------------------------------------------------------------------------------

(3) SECURITIES
     The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows (in thousands):
--------------------------------------------------------------------------------

------------------------------------------------------------------
                                   December 31, 1995
------------------------------------------------------------------
                                    Gross Unrealized
                      Amortized    -------------------      Fair
                        Cost        Gains      Losses      Value
------------------------------------------------------------------
Available for sale:
U.S. Government and
  agencies            $225,577     $   747    $   (124)   $226,200
Common stocks           25,550       9,292         (81)     34,761
Other                  103,456          23         (36)    103,443
------------------------------------------------------------------
Total                 $354,583     $10,062    $   (241)   $364,404
------------------------------------------------------------------
Held to maturity:
State and municipal   $  8,199     $   306    $    (12)   $  8,493
Other                    6,368         211          --       6,579
------------------------------------------------------------------
Total                 $ 14,567     $   517    $    (12)   $ 15,072
------------------------------------------------------------------


------------------------------------------------------------------
                                   December 31, 1994
------------------------------------------------------------------
                                    Gross Unrealized
                      Amortized    -------------------      Fair
                        Cost        Gains      Losses      Value
------------------------------------------------------------------
Available for sale:
U.S. Government and
  agencies            $317,834     $    57    $ (8,531)   $309,360
Common stocks           19,649         707      (1,249)     19,107
Other                   77,494          --        (282)     77,212
------------------------------------------------------------------
Total                 $414,977     $   764    $(10,062)   $405,679
------------------------------------------------------------------
Held to maturity:
U.S. Government and
  agencies            $  1,044     $    10    $     (4)   $  1,050
State and municipal     11,096         131         (72)     11,155
Other                    7,113          53         (83)      7,083
------------------------------------------------------------------
Total                 $ 19,253     $   194    $   (159)   $ 19,288
------------------------------------------------------------------

     The scheduled maturities for securities were as follows at Dec. 31, 1995 (in thousands):

------------------------------------------------------------------
                      Available for Sale        Held to Maturity
                     Amortized      Fair      Amortized     Fair
Due in                 Cost        Value        Cost        Value
------------------------------------------------------------------
One year or less     $227,669     $228,302    $  2,006     $ 2,030
After one year
  through five
  years                96,909       96,863       2,357       2,457
After five years
  through ten
  years                   996        1,019       3,155       3,266
After ten years            --           --         701         759
------------------------------------------------------------------
                      325,574      326,184       8,219       8,512
Securities not due
  at a single
  maturity             29,009       38,220       6,348       6,560
------------------------------------------------------------------
Total                $354,583     $364,404    $ 14,567     $15,072
------------------------------------------------------------------

     Actual maturities may differ from those scheduled due to prepayments by the issuers.
     Gross gains realized on sales of available for sale securities, excluding the sales of the trading account securities, totaled $1.6 and $1.0 million and $175,000 during 1995, 1994 and 1993, respectively. Gross losses realized on sales of available for sale securities totaled $2.0 million, $368,000 and $505,000, respectively. Proceeds from the sales of securities during 1995, 1994 and 1993 were $2.2, $2.1 and $2.4 billion, respectively.
     Gross gains realized on sales of trading account securities totaled $297,000 and $173,000 during 1995 and 1994, respectively. Gross losses realized on sales of trading account securities totaled $394,000 during 1994. Proceeds from the sales of trading account securities totaled $74.7 and $308.4 million in 1995 and 1994, respectively. Unrealized losses on trading account securities totaled $428,000 in 1994.
     During 1995, two securities were transferred from the held to maturity classification to the available for sale classification. These securities had a carrying and fair value of approximately $550,000. The Financial Accounting Standards Board issued a special report in 1995 that allowed these transfers within a specific time frame.
     Securities having an aggregate carrying value of $56.2 and $66.5 million at Dec. 31, 1995 and 1994, respectively, were pledged as collateral to secure public deposits and for other purposes required or permitted by law.

--------------------------------------------------------------------------------

(4) LOANS
     Total loans, net of unearned discount of $30.0 and $16.7 million at Dec. 31, 1995 and 1994, respectively, were as follows (in thousands):

--------------------------------------------------------------
December 31                            1995             1994
--------------------------------------------------------------
Commercial real estate             $  560,467       $  326,402
Student                               379,129          354,073
Residential mortgage                  317,787          233,437
Home equity                           170,793           57,093
Commercial                             78,469           68,620
Consumer                               30,273           32,393
Industrial revenue bonds               21,864           28,491
--------------------------------------------------------------
Total                              $1,558,782       $1,100,509
--------------------------------------------------------------

     Changes in the allowance for possible loan losses were as follows (in thousands):

--------------------------------------------------------------
Year Ended December 31      1995          1994          1993
--------------------------------------------------------------
Balance at beginning of
  year                     $20,157       $19,552       $17,490
Allowance of acquired
  subsidiary                    --            --         1,000
Provisions charged to
  expense                    5,779            --         1,176
Charge-offs                   (819)         (313)       (1,852)
Recoveries                     523           918         1,738
--------------------------------------------------------------
Balance at end of year     $25,640       $20,157       $19,552
--------------------------------------------------------------

     At Dec. 31, 1995, loans that were considered to be impaired totaled $1.3 million, all of which were included in nonperforming assets. Management does not individually evaluate certain smaller-balance loans for impairment. These loans are evaluated on an aggregate basis using a formula-based approach in accordance with Bancorp's policy. The majority was evaluated using the fair value of the collateral as the measurement method. The related allowance allocated to impaired loans was $135,000. The contractual interest due and actual interest income recognized on impaired loans for the year ended Dec. 31, 1995 were $134,000 and $5,000, respectively.
     At Dec. 31, 1995, nonperforming loans were $15.9 million and other real estate owned was $1.6 million. At Dec. 31, 1994, the corresponding amounts were $7.4 million and $916,000, respectively.
     Nonaccrual loans at Dec. 31, 1995 and 1994 totaled $8.5 and $2.4 million, respectively. The interest income foregone on these loans during 1995 and 1994 was $732,000 and $50,000, respectively.
     Changes in the balance of loans to directors and principal officers of Bancorp and its subsidiaries, and their affiliated enterprises, were as follows (in thousands):

----------------------------------------------------------
Balance at December 31, 1994                       $ 6,682
New loans                                            7,284
Repayments                                          (1,081)
----------------------------------------------------------
Balance at December 31, 1995                       $12,885
----------------------------------------------------------

     These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal risk of collection or present other unfavorable features.

(5) PREMISES AND EQUIPMENT, NET
     Premises and equipment were as follows (in thousands):

-----------------------------------------------------------
December 31                               1995       1994
-----------------------------------------------------------
Land                                     $ 6,602    $ 6,690
Buildings and improvements                26,364     26,790
Furniture and equipment                   18,873     17,400
-----------------------------------------------------------
                                          51,839     50,880
Less accumulated depreciation             25,045     23,612
-----------------------------------------------------------
Total premises and equipment, net        $26,794    $27,268
-----------------------------------------------------------

     A Bancorp subsidiary bank occupies its offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $306,000, $214,000 and $712,000 for the years ended Dec. 31, 1995, 1994 and 1993, respectively.
     Minimum fixed lease obligations, excluding taxes, insurance and other expenses payable directly by Bancorp, for leases in effect at Dec. 31, 1995 were (in thousands):

----------------------------------------------------------
Year Ending December 31
----------------------------------------------------------
1996                                                $  309
1997                                                   314
1998                                                   318
1999                                                   325
2000                                                   331
2001 and thereafter                                  1,499
----------------------------------------------------------
Minimum payments                                    $3,096
----------------------------------------------------------

--------------------------------------------------------------------------------

(6) TIME DEPOSITS
     Interest-bearing deposits included certificates of deposit in amounts of $100,000 or more totaling $232.5 and $73.2 million at Dec. 31, 1995 and 1994, respectively. Interest expense on these deposits was $5.5 and $3.8 million in 1995 and 1994, respectively.

(7) INCOME TAXES
     The components of income tax expense were as follows (in thousands):

---------------------------------------------------------------
Year Ended December 31          1995        1994        1993
---------------------------------------------------------------
Current:
  Federal income tax           $23,439     $14,419     $13,780
  Federal income tax charge
    in lieu of tax expense          --         123         367
---------------------------------------------------------------
Total current expense           23,439      14,542      14,147
Deferred federal benefit        (4,010)     (1,752)       (980)
---------------------------------------------------------------
Income tax provision           $19,429     $12,790     $13,167
---------------------------------------------------------------

     A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

--------------------------------------------------------------
Year Ended December 31                 1995     1994     1993
--------------------------------------------------------------
Statutory federal income tax rate     35.0%    35.0%    35.0%
Tax-exempt income                     (1.5)    (2.6)    (3.0)
Goodwill amortization                 1.4       1.9      1.8
Minority interest                     0.5       0.5      0.6
Other, net                            (0.2)    (0.1)    (0.2)
--------------------------------------------------------------
Effective rate                        35.2%    34.7%    34.2%
--------------------------------------------------------------

     Deferred taxes were recorded based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred taxes were recorded (in thousands):

---------------------------------------------------------------
December 31                                1995        1994
---------------------------------------------------------------
Deferred tax assets:
  Allowance for possible loan losses       $ 7,919     $ 6,001
  Unrealized losses on available for
    sale securities                             --       3,254
  Deferred loan fees and discounts           2,342       1,795
  Other deferred tax assets                  1,258         875
---------------------------------------------------------------
Gross deferred tax assets                   11,519      11,925
---------------------------------------------------------------
Deferred tax liabilities:
  Unrealized gains on available for
    sale securities                         (3,438)         --
  Purchase accounting adjustments           (2,819)     (3,321)
  Other deferred tax liabilities              (415)     (1,075)
---------------------------------------------------------------
Gross deferred tax liabilities              (6,672)     (4,396)
---------------------------------------------------------------
Net deferred tax asset                     $ 4,847     $ 7,529
---------------------------------------------------------------

--------------------------------------------------------------------------------

(8) EMPLOYEE BENEFIT PLANS
     Expenses for retirement and savings-related benefit plans were as follows (in thousands):

--------------------------------------------------------------
Year Ended December 31                1995     1994      1993
--------------------------------------------------------------
Pension plan                          $ 44     $(127)    $22
Employees' savings plan and trust       68        85      66
--------------------------------------------------------------
Total                                 $112     $ (42)    $88
--------------------------------------------------------------

Pension Plan
     Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended Dec. 31, 1995. Pension plan assets are invested in bank deposits, common stocks and bonds.
     Pension expense was comprised of the following (in thousands):

---------------------------------------------------------------
Year Ended December 31           1995       1994       1993
---------------------------------------------------------------
Service cost                     $   260     $ 201     $   267
Interest cost                        737       722         718
Actual return on plan assets      (2,614)      (82)     (1,010)
Amortization of transition
  asset                             (202)     (202)       (202)
Net amortization and deferral      1,863      (766)        249
---------------------------------------------------------------
Pension expense                  $    44     $(127)    $    22
---------------------------------------------------------------

     The plan's funded status was as follows (in thousands):

-------------------------------------------------------------
December 31                              1995       1994
-------------------------------------------------------------
Actuarial present value of vested
  benefit obligations                    $ (9,202)   $(8,320)
Actuarial present value of nonvested
  benefit obligations                         (72)       (55)
-------------------------------------------------------------
Accumulated benefit obligation             (9,274)    (8,375)
Estimated future benefits                  (1,302)      (802)
-------------------------------------------------------------
Projected benefit obligation              (10,576)    (9,177)
Plan assets at fair value                  12,400     11,177
-------------------------------------------------------------
Plan assets in excess of projected
  benefit obligation                        1,824      2,000
Unrecognized net transition asset          (1,211)    (1,413)
Unrecognized net loss                          74        143
-------------------------------------------------------------
Prepaid pension asset                    $    687    $   730
-------------------------------------------------------------

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5%, 8.5% and 7.5% at Dec. 31, 1995, 1994 and 1993, respectively. The weighted average rates of increase in compensation and expected long-term rate of return on plan assets were 5.0% and 8.0%, respectively, in 1995, 1994 and 1993.

Savings Plan
     Most employees are eligible to become participants of Bancorp's Employees' Savings Plan and Trust. Bancorp's matching contributions to the Plan are discretionary. In the years ended Dec. 31, 1995, 1994 and 1993, Bancorp matched 20% of participants' contributions, up to a maximum of $750.

--------------------------------------------------------------------------------

(9) FINANCIAL INSTRUMENTS
     In the normal course of business, Bancorp invests in various financial assets, incurs various financial liabilities and enters into agreements involving off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts Bancorp might receive or pay in actual market transactions. Potential taxes and other transaction costs have also not been considered in estimating fair value. As some of Bancorp's assets and liabilities are not considered financial instruments, the disclosures that follow do not reflect the fair value of Bancorp as a whole.

Financial Assets
     Bancorp had the following financial assets (in thousands):

--------------------------------------------------------------------
December 31                 1995                      1994
--------------------------------------------------------------------
                    Carrying       Fair       Carrying       Fair
                     Value        Value        Value        Value
--------------------------------------------------------------------
Cash and cash
  equivalents      $  107,975   $  107,975   $  206,665   $  206,665
Interest-bearing
  deposits with
  banks                25,000       25,117       25,000       24,406
Securities            378,971      379,476      499,364      499,399
Loans               1,533,142    1,567,417    1,080,352    1,131,534
Accrued interest
  receivable           26,030       26,030       19,307       19,307
--------------------------------------------------------------------

     Cash and cash equivalents and accrued interest receivable are short-term in nature and as such, their carrying value approximates book value.
     Fair values of interest-bearing deposits with banks and securities are based on quoted market prices, when available. Non-quoted instruments are valued based on discounted cash flows using current interest rates for similar securities.
     Loans are valued based on type of loan. The fair value of variable-rate loans that reprice frequently is assumed to approximate carrying value. Residential mortgage loans are valued based on secondary market prices for similar loans after adjustment for differences in characteristics. The fair value of all other loans are based on the discounted amount of scheduled cash flows or the estimated fair value of the underlying collateral. The discount rate used is the rate for loans being offered to borrowers with similar terms and credit quality.

Financial Liabilities
     Bancorp had the following financial liabilities (in thousands):

---------------------------------------------------------------------
December 31                1995                        1994
---------------------------------------------------------------------
                  Carrying        Fair        Carrying        Fair
                   Value         Value         Value         Value
---------------------------------------------------------------------
Deposits without
  a stated
  maturity       $1,445,724    $1,445,724    $1,399,217    $1,399,217
Certificates of
  deposit           452,816       456,406       299,281       297,993
Short-term
  borrowings          1,828         1,828        10,165        10,165
Accrued interest
  payable             4,683         4,683         3,277         3,277
---------------------------------------------------------------------

     The fair value of deposits without a stated maturity is assumed to approximate carrying value. The fair value of certificates of deposit is based on discounted contractual cash flows. Discount rates are selected using the rates that were offered at year-end.
     Short-term borrowings and accrued interest payable are short-term in nature and as such, their carrying value approximates fair value.

--------------------------------------------------------------------------------

Off-Balance-Sheet Financial Instruments
     Bancorp is a party to off-balance-sheet financial instruments used in the normal course of business to meet the financing needs of its customers and manage its interest rate risk. These financial instruments involve, in varying degrees, elements of credit, interest rate and liquidity risk.
     The following lending-related financial instruments had contract amounts that represented credit exposure (in thousands):

-------------------------------------------------------------
December 31                              1995        1994
-------------------------------------------------------------
Standby letters of credit                $  3,633    $  5,337
Loan commitments                          163,301     114,990
Unfunded open-ended lines of credit        63,935      47,649
-------------------------------------------------------------

     The following financial instruments were used by Bancorp to hedge its interest rate risk (in thousands):

----------------------------------------------------------------
                                 Notional     Fair      Carrying
December 31, 1995                 Amount      Value      Value
----------------------------------------------------------------
Interest rate swap agreements:
  Amortizing pay fixed rate,
    receive floating rate        $135,437    $(6,343)     $(87)
  Non-amortizing pay fixed
    rate, receive floating
    rate                           22,480     (2,472)      (94)
  Non-amortizing pay floating
    rate, receive fixed rate       30,000        456         1
Interest rate floor agreements    200,000          8        96
----------------------------------------------------------------

----------------------------------------------------------------
                                 Notional     Fair      Carrying
December 31, 1994                 Amount      Value      Value
----------------------------------------------------------------
Interest rate swap agreements:
  Amortizing pay fixed rate,
    receive floating rate        $  1,250     $  49      $  (11)
  Non-amortizing pay fixed
    rate, receive floating
    rate                           21,600      (743)       (105)
Interest rate floor agreements    200,000        --         149
----------------------------------------------------------------

     The fair value of interest rate swap and floor agreements are based on either quoted market or dealer prices. The carrying value for interest rate swaps represents the net accrued interest receivable or payable. The carrying value of interest rate floors represents the amount of unamortized premium. At Dec. 31, 1995, the fair value of all interest rate swaps and floor agreements included in the table above represent the gross amounts of unrealized gains or losses.
     Bancorp enters into interest rate swap agreements to hedge Bancorp's exposure to interest rate risk on specific fixed-rate loans and deposits. The terms of the swaps match the terms of the hedged loans and deposits. At Dec. 31, 1995, approximately 86% of the notional amount of these swaps had cross collateralization requirements which minimize performance risk. For the amortizing pay fixed rate, receive floating rate swaps, Bancorp paid a weighted average rate of 6.96% and received a weighted average rate of 6.00% in 1995. For the non-amortizing pay fixed rate, receive floating rate swaps, Bancorp paid a weighted average rate of 9.16% and received a weighted average rate of 6.14% in 1995. For non-amortizing pay floating rate, receive fixed rate swaps, Bancorp paid a weighted average rate of 5.90% and received a weighted average rate of 5.99% in 1995. At Dec. 31, 1995, interest rate swaps with notional amounts of $0.2, $91.0 and $96.7 million had maturity dates within one year, from two to five years and greater than five years, respectively.
     Bancorp purchases interest rate floor agreements to offset the possibility of falling interest rates as part of its asset/liability management. No amounts were received by Bancorp under the agreements during 1995 and 1994. These agreements have a strike price of 3.00% LIBOR and will expire in 1997.
     In addition to the financial instruments included in the preceding table that are used to hedge interest rate risk, Bancorp also had pay fixed rate, receive floating rate swaps with a notional amount of $45.0 million at Dec. 31, 1995. These swaps were purchased by Bancorp to manage its interest rate exposure and do not qualify for hedge accounting treatment. For the year ended Dec. 31, 1995, the net loss on these swaps was $931,000. The swaps' average fair value in 1995 was a loss of $44,000. At Dec. 31, 1995, the swaps' fair value was a loss of $1.8 million.

--------------------------------------------------------------------------------

(10) LEGAL AND REGULATORY PROCEEDINGS
     Bancorp is involved in various legal and regulatory proceedings, many involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, the ultimate liability in excess of reserves recorded will not have a material effect on the results of operations, financial position, liquidity or capital resources of Bancorp, except for possibly the matter discussed below.
     At Dec. 31, 1995, Bancorp had student loans that may have lost their guarantees. The potential loss of the guarantees was the result of certain, since terminated, personnel in the student loan area that falsified some records of telephone calls to students whose loans were delinquent. The telephone calls are a required action to maintain the enforceability of the guarantee.
     Bancorp informed the U.S. Department of Education immediately upon discovery of the problem. Management is cooperating fully with the Department's investigation. Management believes that the affected student loans never lost their guarantee and/or Bancorp should be allowed to cure (i.e., reinstate the guarantee) the affected student loans. It is unclear what actions, if any, the Department of Education will take in this matter. As a result, Bancorp's ultimate loss, if any, cannot presently be predicted. Based on all currently available information, management estimates the range of possible loss to be between $0 and $15 million. As a result of the investigation, Bancorp had $6.7 million of student loans on nonaccrual status and allocated $10.5 million of the allowance for loan losses to student loans at Dec. 31, 1995.

(11) ACQUISITION
     In 1993, Bancorp acquired Belmont National Bank. The original purchase price was contingent upon the performance of certain specified loans and assets during the post-acquisition period. In the second quarter of 1995, an additional $3.0 million of goodwill and a liability was recorded for additional consideration for the purchase of Belmont. The additional goodwill is being amortized over the remaining term of the original goodwill period of 15 years. The additional consideration will be paid during the years 1996 to 1998. The results of operations for Belmont National Bank are excluded from the 1993 consolidated statement of income prior to the purchase date.

--------------------------------------------------------------------------------

(12) SHAREHOLDERS' EQUITY

Stock Split
     On Aug. 16, 1995, the Board of Directors approved a two-for-one stock split effective Sep. 25, 1995. All references in these financial statements to dividends paid, number of common shares, stock prices and net income per common share give retroactive effect to the stock split.

Preference Shares
     Bancorp has 1.0 million authorized shares of $50-stated-value preference stock and 3.0 million of authorized shares of $1-stated-value preferred stock available to be issued for acquisition and capital maintenance programs. At Dec. 31, 1995 and 1994, no preference stock was issued.

Dividend Restrictions
     The payment of dividends to Bancorp by its subsidiary banks is subject to various state and federal regulatory limitations. State banks are generally allowed to pay dividends to the extent of retained earnings without regulatory approval. National banks are generally allowed to pay dividends to the extent of net income for the current and prior two years less dividends paid without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. All of Bancorp's subsidiary banks were considered well-capitalized as of Dec. 31, 1995. At Dec. 31, 1995, the total amount of subsidiary retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $3.9 million.

Stock Option Plan
     Options to purchase Bancorp's common stock have been granted to employees under the 1990 Stock Option Plan at prices equal to the fair market value of the underlying stock on the dates the options were granted. The options are generally exercisable in not more than five equal, annual cumulative installments beginning one year after the date of grant, and expire in 10 years.
     Changes in stock options were as follows (in thousands of shares):

--------------------------------------------------------------------
Year Ended December 31         1995            1994            1993
--------------------------------------------------------------------
Beginning balance               293             433             440
Granted                          74              16               1
Exercised or canceled           (20)           (156)             (8)
--------------------------------------------------------------------
Ending balance                  347             293             433
--------------------------------------------------------------------
Reserved for future
  grant at year end             103             157             167
Exercisable                     254             211             308
--------------------------------------------------------------------
Option prices per
  share:
  Granted             $19.25-$21.76          $18.65          $20.30
  Exercised or
    canceled          $11.88-$18.65   $11.88-$17.15   $11.88-$16.25
--------------------------------------------------------------------
Exercise prices of
  ending balance      $10.50-$21.76   $10.50-$20.30   $10.50-$20.30
--------------------------------------------------------------------

(13) NET INCOME PER COMMON SHARE
     Net income per common share was calculated as follows (in thousands, except per share data):

----------------------------------------------------------------
Year Ended December 31               1995      1994      1993
----------------------------------------------------------------
Average common shares outstanding     15,161    15,242    15,152
Dilutive common stock options based
  on treasury stock method using
  average market price                    80        50       125
----------------------------------------------------------------
Average primary shares outstanding    15,241    15,292    15,277
----------------------------------------------------------------
Net income attributable to common
  shares                             $35,770   $24,016   $25,322
----------------------------------------------------------------
Net income per common share          $  2.35   $  1.57   $  1.66
----------------------------------------------------------------

--------------------------------------------------------------------------------

(14) PARENT COMPANY FINANCIAL STATEMENTS
     Bancorp's condensed parent company financial statements were as follows (in thousands, except per share data):

-----------------------------------------------------------------
CONDENSED STATEMENTS OF FINANCIAL CONDITION
-----------------------------------------------------------------
December 31                                    1995       1994
-----------------------------------------------------------------
Assets:
Cash                                          $ 17,421   $  9,743
Available for sale securities, at fair
  value                                         35,749     19,107
Investment in subsidiaries                     153,552    129,767
Dividends receivable from subsidiaries              --      2,000
Other assets                                       457        568
-----------------------------------------------------------------
  Total                                       $207,179   $161,185
-----------------------------------------------------------------
Liabilities and shareholders' equity:
Liabilities                                   $ 12,453   $  4,326
Shareholders' equity                           194,726    156,859
-----------------------------------------------------------------
  Total                                       $207,179   $161,185
-----------------------------------------------------------------

----------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME
----------------------------------------------------------------
Year Ended December 31             1995       1994       1993
----------------------------------------------------------------
Income:
  Dividends from banking
    subsidiaries                  $20,524   $ 27,309   $ 50,457
  Other income                      1,474      1,531        136
----------------------------------------------------------------
  Total Income                     21,998     28,840     50,593
----------------------------------------------------------------
Expenses:
  Interest expense                    430        410        772
  Other expenses                      981      2,152      1,068
  Goodwill and purchase
    accounting amortization         2,211      1,751      2,084
----------------------------------------------------------------
  Total Expenses                    3,622      4,313      3,924
----------------------------------------------------------------
Income before income taxes and
  equity in undistributed
  (distributed) net income of
  subsidiaries                     18,376     24,527     46,669
Income tax benefit                    665        611        755
----------------------------------------------------------------
Income before equity in
  undistributed (distributed)
  net income of subsidiaries       19,041     25,138     47,424
Equity in undistributed
  (distributed) net income of
  subsidiaries                     16,729     (1,122)   (22,102)
----------------------------------------------------------------
  Net income                      $35,770   $ 24,016   $ 25,322
----------------------------------------------------------------
  Net income per common share     $  2.35   $   1.57   $   1.66
----------------------------------------------------------------

-------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------
Year Ended December 31             1995        1994        1993
-------------------------------------------------------------------
Operating activities:
  Net income                      $ 35,770    $ 24,016    $ 25,322
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
    Depreciation                        44          26          10
    Amortization of goodwill and
      purchase accounting
      adjustments                    2,211       1,751       2,084
    Securities gains, net             (358)       (775)         --
    Decrease (increase) in
      dividends receivable, net      2,000       9,108     (11,108)
    Decrease (increase) in other
      assets                           126         (10)         39
    Increase (decrease) in other
      liabilities                      153       1,393        (196)
    Equity in (undistributed)
      distributed net income of
      subsidiaries                 (16,729)      1,122      22,102
-------------------------------------------------------------------
  Net Cash Provided by Operating
    Activities                      23,217      36,631      38,253
-------------------------------------------------------------------
Investing activities:
  Purchases of available for
    sale securities                (10,850)    (21,797)         --
  Proceeds from maturities of
    available for sale
    securities                       2,013          --          --
  Proceeds from sales of
    available for sale
    securities                       3,236       2,923          --
  Purchase of Belmont National
    Bank                                --          --     (12,526)
  Purchases of premises and
    equipment                          (59)        (36)        (34)
  Issuance of note to subsidiary        --        (350)         --
  Capital infusion to banking
    subsidiaries                        --      (8,352)         --
  Purchases of subsidiary bank
    stock                               --          (2)         --
-------------------------------------------------------------------
  Net Cash Used in Investing
    Activities                      (5,660)    (27,614)    (12,560)
-------------------------------------------------------------------
Financing activities:
  Repayments of secured-term
    borrowings and subordinated
    debt                                --      (1,185)    (17,616)
  Issuance of common shares             --       1,983          --
  Retirements of common shares      (4,751)     (1,088)         --
  Cash dividends paid on common
    stock                           (5,128)     (4,412)     (4,016)
-------------------------------------------------------------------
  Net Cash Used in Financing
    Activities                      (9,879)     (4,702)    (21,632)
-------------------------------------------------------------------
  Net Increase in Cash and Cash
    Equivalents                      7,678       4,315       4,061
  Cash and Cash Equivalents at:
    Beginning of year                9,743       5,428       1,367
-------------------------------------------------------------------
    End of year                   $ 17,421    $  9,743    $  5,428
-------------------------------------------------------------------

--------------------------------------------------------------------------------

(15) QUARTERLY FINANCIAL DATA (UNAUDITED)
     The following is a summary of quarterly financial information for the years ended Dec. 31, 1995 and 1994 (in thousands, except per share data):

---------------------------------------------------------------------------------------------------------------------------------
                       First Quarter         Second Quarter        Third Quarter         Fourth Quarter              Year
---------------------------------------------------------------------------------------------------------------------------------
                      1995       1994       1995       1994       1995       1994       1995       1994        1995        1994
---------------------------------------------------------------------------------------------------------------------------------
Interest income,
  prior basis        $38,031    $25,046    $43,017    $26,575    $41,801    $28,873    $47,581    $34,047    $170,430    $114,541
Reclassification
  of student loan
  income                  --         --        684         --         --         --         --         --         685          --
---------------------------------------------------------------------------------------------------------------------------------
As restated           38,031     25,046     43,701     26,575     41,801     28,873     47,581     34,047     171,114     114,541
Interest expense      17,236      8,458     20,365      9,967     15,818     12,023     19,178     15,300      72,597      45,748
---------------------------------------------------------------------------------------------------------------------------------
Net interest
  income              20,795     16,588     23,336     16,608     25,983     16,850     28,403     18,747      98,517      68,793
Provision for
  possible loan
  losses                  --         --      1,479         --      1,500         --      2,800         --       5,779          --
---------------------------------------------------------------------------------------------------------------------------------
Net interest
  income after
  provision for
  possible loan
  losses              20,795     16,588     21,857     16,608     24,483     16,850     25,603     18,747      92,738      68,793
Noninterest
  income, net of
  trading account
  and securities
  gains (losses),
  prior basis          3,830      3,516      4,842      3,205      3,287      3,432      3,513      3,068      15,472      13,221
Reclassification
  of student loan
  income and gains
  on sales of
  other real
  estate                 358         --       (684)        --         --         --         --         --        (326)         --
---------------------------------------------------------------------------------------------------------------------------------
As restated            4,188      3,516      4,158      3,205      3,287      3,432      3,513      3,068      15,146      13,221
Trading account
  and securities
  gains (losses),
  net                 (1,039)      (170)       248        (45)       325        162       (569)        67      (1,035)         14
Noninterest
  expense, prior
  basis               11,952     11,876     12,905     10,382     13,133     10,630     13,302     12,334      51,292      45,222
Reclassification
  of gains on
  sales of real
  estate                 358         --         --         --         --         --         --         --         358          --
---------------------------------------------------------------------------------------------------------------------------------
As restated           12,310     11,876     12,905     10,382     13,133     10,630     13,302     12,334      51,650      45,222
---------------------------------------------------------------------------------------------------------------------------------
Income before
  income taxes        11,634      8,058     13,358      9,386     14,962      9,814     15,245      9,548      55,199      36,806
Income tax expense     4,069      2,809      4,760      3,269      5,386      3,393      5,214      3,319      19,429      12,790
---------------------------------------------------------------------------------------------------------------------------------
Net income
  available to
  common
  shareholders       $ 7,565    $ 5,249    $ 8,598    $ 6,117    $ 9,576    $ 6,421    $10,031    $ 6,229    $ 35,770    $ 24,016
---------------------------------------------------------------------------------------------------------------------------------
Net income per
  common share       $  0.50    $  0.35    $  0.56    $  0.39    $  0.63    $  0.42    $  0.66    $  0.41    $   2.35    $   1.57
---------------------------------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of River Forest Bancorp, Inc.:

     We have audited the accompanying consolidated statements of condition of River Forest Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of River Forest Bancorp, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

Chicago, Illinois            KPMG Peat Marwick LLP
January 17, 1996

                                       32