Form 10-K, Exhibit 13
period 1996-12-31
CORUS BANKSHARES INC
filed 1997-03-28
CIK 51939

Management's Discussion and Analysis
of Financial Statements

                                EARNINGS SUMMARY
--------------------------------------------------------------------------------

CORUS BANKSHARES achieved a record year of earnings in 1996. This marked the twentieth year of record earnings out of the last twenty-one years. Earnings in 1996 totaled $43.9 million, compared with $35.8 and $24.0 million in 1995 and 1994, respectively.

Return on average common equity was 20.4% for 1996 and 1995 and 15.9% for 1994. The return on average assets was 2.0% in 1996, compared with 1.8% and 1.5% in 1995 and 1994, respectively. These consistent returns continue to increase shareholder value at double-digit levels and remain strong in comparison to Bankshares' peers.
A main contributor to 1996 earnings was a $12.8 million, or 13.0%, increase in net interest income to $111.3 million. This increase was primarily due to an increase in average earning assets. Average loans increased $286.2 million, or 21.8%, for the year. Net interest margin, on a fully taxable equivalent basis, increased 4 basis points to 5.45%.

Net Interest Income

The major source of earnings for Bankshares is net interest income. Net interest income provided 83.0%, 87.5% and 83.8% of net revenues during 1996, 1995 and 1994, respectively. The related net interest margin represents the net interest income as a percentage of average assets during the period. The table on the following page sets forth certain information relating to Bankshares' consolidated average statements of condition and income and reflects the average yield on assets and cost of liabilities for the last three years. The yields and costs are adjusted for the accretion or amortization of deferred fees. Interest income on nonaccrual loans is reflected in the year that it is collected. Such amounts are not material to net interest income or the net change in net interest income in any year. Nonaccrual loans are included in the average balances and do not have a material effect on the average yield.

Changes in net interest income result from changes in the volume and the rate of net earning assets. The following table displays the impact that volume and rate had on Bankshares' net interest income on a fully taxable equivalent basis.
---------------------------------------------------------
ANALYSIS OF CHANGES IN NET INTEREST INCOME
(Dollars in Thousands)
---------------------------------------------------------

Changes attributable to:          1996          1995
--------------------------------------------------------
Volume                         $16,728       $17,100
Rate                            (4,207)       12,415
--------------------------------------------------------
Total                          $12,521       $29,515
--------------------------------------------------------

The increase in 1996 net interest income from 1995 was primarily due to a $217.4 million, or 11.8%, increase in average earning assets. The increase in net interest income in 1995 was primarily due to a 23.8% increase in average earning assets and income from previously nonperforming student loan pools.

For the year ended December 31, 1996, Bankshares recognized $13.2 million of interest income from the accretion of acquisition discount related to several groups of purchased, previously nonperforming student loan pools, compared with $13.5 and $3.5 million in 1995 and 1994, respectively. The accretion of acquisition discount into interest income is expected to significantly decrease in 1997. This decrease will be partially offset by an increase in the amount of gains on dispositions of these loans which is included in other income.

Excluding the accretion of the acquisition discount, the fully taxable equivalent net interest margin was 4.81%, 4.68% and 4.49% for 1996, 1995 and 1994, respectively. In 1994, income from interest rate floors and caps totaled $2.3 million. There was no income from interest rate floors and caps during 1996 and 1995.
--------------------------------------------------------------------------------

Average Statements of Condition and Net Interest Margin
(Dollars in Thousands)

---------------------------------------------------------------------------------------------------------------------------
                                              1996                                1995                              1994
---------------------------------------------------------------------------------------------------------------------------
                                                       Average                              Average
                                Average                Yield/        Average                Yield/     Average
                                Balance     Interest    Cost         Balance     Interest    Cost      Balance     Interest
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning Assets
 Interest-bearing deposits
   with banks                  $   11,528   $    723    6.27%       $   25,000   $  1,560    6.24%    $   13,041   $    846
 Federal funds sold                47,907      2,508    5.24%           52,507      3,015    5.74%        57,080      2,571
 Taxable securities               395,801     20,875    5.27%          440,322     25,973    5.90%       378,425     18,880
 Tax-advantaged securities(1)       7,103        510    7.18%            9,116        664    7.28%        10,883      1,198
 Trading account securities            --         --       --            4,135        302    7.30%        14,714      1,021
 Loans, net of unearned
   discount(1)(2)(3)            1,601,269    167,397   10.45%        1,315,105    140,964   10.72%     1,016,696     91,598
---------------------------------------------------------------------------------------------------------------------------
   Total earning assets         2,063,608    192,013    9.30%        1,846,185    172,478    9.34%     1,490,839    116,114

Noninterest-earning assets
 Cash and due from
   banks--noninterest-bearing      69,461                               68,964                            71,592
 Allowance for possible loan
   losses                         (32,301)                             (21,157)                          (19,848)
 Premises and equipment, net       24,496                               22,012                            27,551
 Other assets, including
   goodwill                        48,824                               41,975                            37,074
---------------------------------------------------------------------------------------------------------------------------
   Total assets                $2,174,088                           $1,957,979                        $1,607,208
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Deposits--interest-bearing
 NOW and money market
   deposits                    $1,033,053   $ 46,253    4.48%       $1,007,196   $ 48,354    4.80%    $  626,377   $ 24,767
 Savings deposits                 209,468      5,480    2.62%          232,590      6,142    2.64%       269,955      7,171
 Time deposits(3)                 458,850     25,344    5.52%          323,571     17,436    5.39%       334,890     13,413
---------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
    deposits                    1,701,371     77,077    4.53%        1,563,357     71,932    4.60%     1,231,222     45,351

 Short-term borrowings             15,987        895    5.60%            7,266        665    9.15%        10,177        359
 Federal Home Loan Bank
   advances                        28,778      1,639    5.70%               --         --       --            --         --
 Subordinated debentures               --         --       --               --         --       --           399         38
---------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
    liabilities                 1,746,136     79,611    4.56%        1,570,623     72,597    4.62%     1,241,798     45,748

Noninterest-bearing
 liabilities and
 shareholders' equity
 Noninterest-bearing deposits     189,317                              198,918                           192,553
 Other liabilities                 23,040                               21,178                            20,509
 Minority interest                    437                                1,835                             1,862
 Shareholders' equity             215,158                              165,425                           150,486
---------------------------------------------------------------------------------------------------------------------------
   Total liabilities and
    shareholders' equity       $2,174,088                           $1,957,979                        $1,607,208
---------------------------------------------------------------------------------------------------------------------------
Interest income/average
 earning assets                $2,063,608   $192,013    9.30%       $1,846,185   $172,478    9.34%    $1,490,839   $116,114
Interest expense/average
 interest-bearing liabilities   1,746,136     79,611    4.56%        1,570,623     72,597    4.62%     1,241,798     45,748
---------------------------------------------------------------------------------------------------------------------------
Net interest spread                         $112,402    4.74%                    $ 99,881    4.72%                 $ 70,366
---------------------------------------------------------------------------------------------------------------------------
Net yield on average earning
 assets                                                 5.45%                                5.41%
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------
                               Average
                               Yield/
                                Cost
--------------------------------------
ASSETS
Earning Assets
 Interest-bearing deposits
   with banks                   6.49%
 Federal funds sold             4.50%
 Taxable securities             4.99%
 Tax-advantaged securities(1)  11.01%
 Trading account securities     6.94%
 Loans, net of unearned
   discount(1)(2)(3)            9.01%
-----------------------------
   Total earning assets         7.79%
Noninterest-earning assets
 Cash and due from
   banks--noninterest-bearing
 Allowance for possible loan
   losses
 Premises and equipment, net
 Other assets, including
   goodwill
-----------------------------
   Total assets
-----------------------------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Deposits--interest-bearing
 NOW and money market
   deposits                     3.95%
 Savings deposits               2.66%
 Time deposits(3)               4.01%
-----------------------------
   Total interest-bearing
    deposits                    3.68%
 Short-term borrowings          3.53%
 Federal Home Loan Bank
   advances                        --
 Subordinated debentures        9.52%
-----------------------------
   Total interest-bearing
    liabilities                 3.68%
Noninterest-bearing
 liabilities and
 shareholders' equity
 Noninterest-bearing deposits
 Other liabilities
 Minority interest
 Shareholders' equity
-----------------------------
   Total liabilities and
    shareholders' equity
-----------------------------
Interest income/average
 earning assets                 7.79%
Interest expense/average
 interest-bearing liabilities   3.68%
-----------------------------
Net interest spread             4.11%
-----------------------------
Net yield on average earning
 assets                         4.72%
-----------------------------

(1) Interest income on loans and tax-advantaged securities reflects a tax-equivalent adjustment based on a marginal income tax rate of 35%.
(2) Unremitted interest on nonaccrual loans is not included in the amounts.
(3) Includes net interest income derived from interest rate floor and swap contracts.

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                   9

Since the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities differ, changes in interest rates may result in a change in net interest income. Bankshares actively monitors and manages its overall interest rate exposure. Bankshares utilizes off-balance-sheet financial instruments as a tool for managing this exposure. Refer to notes 1 and 11 to the consolidated financial statements for further information.

EARNING ASSET COMPOSITION At December 31, 1996, earning assets as a percentage of total assets were 95.2%, compared with 92.5% and 91.1% at December 31, 1995 and 1994, respectively. Bankshares' level of net interest margin is dependent upon its composition of earning assets. Generally, loans have higher yields than securities or short-term investments. The composition of earning assets was as follows:
---------------------------------------------------------
COMPOSITION OF EARNING ASSETS
---------------------------------------------------------

December 31                  1996       1995       1994
-----------------------------------------------------------
Loans:
 Commercial real estate      31.1%      29.6%      20.6%
 Student                     19.1       19.3       20.6
 Residential first
    mortgage                 13.5       16.2       13.6
 Home equity                  8.9        8.7        3.3
 Commercial                   2.9        4.0        4.0
 Consumer                     1.3        1.5        1.9
-----------------------------------------------------------
Total loans                  76.8       79.3       64.0
Securities                   18.5       19.3       29.0
Short-term investments        4.7        1.4        7.0
-----------------------------------------------------------
Total earning assets        100.0%     100.0%     100.0%
-----------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NONINTEREST INCOME
(Dollars in Thousands)
--------------------------------------------------------------------------------

                                                                                          1996/1995      1995/1994
                                                          1996       1995       1994         Change         Change
----------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                    $ 9,590    $ 9,686    $ 9,712         (1.0)%         (0.3)%
Gain on dispositions of loans                            8,134      2,292      1,083        254.9          111.6
Trust services                                             492        477        435          3.1            9.7
Safe deposit box rental                                    425        451        436         (5.8)           3.4
Other                                                      795      2,240      1,555        (64.5)          44.1
----------------------------------------------------------------------------------------------------------------------
Noninterest income, excluding securities gains
  (losses), net                                         19,436     15,146     13,221         28.3           14.6
Trading account gains (losses), net                         --        297       (649)          NM             NM
Securities gains (losses), net                           3,316     (1,332)       663           NM             NM
----------------------------------------------------------------------------------------------------------------------
Total noninterest income                               $22,752    $14,111    $13,235         61.2%           6.6%
----------------------------------------------------------------------------------------------------------------------
NM - Not meaningful

Noninterest Income

In 1996, noninterest income, excluding securities gains and losses, increased $4.3 million, or 28.3%. The gain on dispositions of loans increased $5.8 million to $8.1 million. These gains are the result of payments from guarantee agencies for student loan borrowers that defaulted and represent the remaining discount on loans that were acquired at a substantial discount. When the payment is received from the guarantee agency, the remaining discount is accreted into noninterest income over the estimated life of the related portfolio. Management anticipates that gains on dispositions of loans will also increase in 1997 due to the high level of guarantee payments that continue to be received on the portfolios with substantial discounts. Other income decreased $1.4 million in 1996 primarily due to a $713,000 gain on the sale of a portion of a bank parking lot and gains on sales of other real estate owned properties in 1995.

In 1995, noninterest income, excluding securities gains and losses, increased $1.9 million, or 14.6%. This increase was primarily due to a $1.2 million increase in the gain on dispositions of loans and the sale of the portion of the parking lot described in the preceding paragraph.

Bankshares may acquire securities with the objective of enhancing earnings by taking advantage of interest rate spread opportunities and inefficiencies and aberrations that may occur in the capital markets. These securities are classified as trading account securities with realized and unrealized gains and losses recorded in noninterest income. During 1996, there were no trading activities. In 1995, total trading account income was $297,000, compared with a loss of $649,000 in 1994.

In 1996, Bankshares had a $3.3 million net gain from the sale of available for sale securities and financial instruments. The net gain was primarily the result of $2.3 million of gains from the sale of bank stocks in Bankshares' portfolio and a $1.3 million gain from interest rate swaps that did not qualify for hedge accounting treatment. The swap agreements were terminated in the first quarter of 1996. In 1995, losses from the sales of available for sale securities and the swap agreements were $401,000 and $931,000, respectively.

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  11

--------------------------------------------------------------------------------
NONINTEREST EXPENSE
(Dollars in Thousands)
--------------------------------------------------------------------------------

                                                                                              1996/1995    1995/1994
                                                      1996            1995          1994         Change       Change
------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                  $   25,483      $   25,116    $   21,251          1.5%        18.2%
Net occupancy                                        3,975           3,917         4,528          1.5        (13.5)
Data processing                                      2,417           2,175         2,988         11.1        (27.2)
FDIC insurance                                          10           1,857         2,946        (99.5)       (37.0)
Other                                               15,218          15,581        10,930         (2.3)        42.6
------------------------------------------------------------------------------------------------------------------------
Noninterest expense, excluding goodwill
 amortization and minority interest                 47,103          48,646        42,643         (3.2)        14.1
Goodwill amortization                                2,896           2,257         2,031         28.3         11.1
Minority interest                                      182             747           548        (75.6)        36.3
------------------------------------------------------------------------------------------------------------------------
Total noninterest expense                       $   50,181      $   51,650    $   45,222         (2.8)%       14.2%
------------------------------------------------------------------------------------------------------------------------
Net overhead(1)                                 $   27,667      $   33,500    $   29,422
Average total assets                             2,174,088       1,957,979     1,607,208
Net overhead ratio(2)                                  1.3%            1.7%          1.8%
----------------------------------------------------------------------------------------

(1) Net overhead represents "Noninterest expense, excluding goodwill amortization and minority interest" less "Noninterest income, excluding securities gains (losses), net".
(2) Net overhead ratio is net overhead as a percentage of average total assets.

Noninterest Expense

In 1996, noninterest expense, excluding goodwill amortization and minority interest, decreased $1.5 million, or 3.2%. The decrease was attributable to a $1.8 million decrease in FDIC insurance and a decrease in other expenses. These decreases were partially offset by increases in salaries and employee benefits, net occupancy and data processing expenses.

In 1995, noninterest expense, excluding goodwill amortization and minority interest, increased $6.0 million, or 14.1%. The increase was attributable to compensation and other expenses increasing $3.9 and $4.7 million, respectively. These increases were partially offset by decreases in net occupancy, data processing and FDIC insurance expenses.

SALARIES AND EMPLOYEE BENEFITS In 1996, salaries and employee benefits increased $367,000, or 1.5%. The increase in salaries was partially offset by a reduction in bonuses for residential lending officers, which was primarily due to an increase in home equity loan charge-offs. The compensation of commercial and residential real estate lending officers is subject to performance-based compensation plans.

In 1995, salaries and employee benefits increased $3.9 million, or 18.2%. This increase was due to the implementation of the performance-based compensation plans for lending officers and increased staffing in the lending operations.

Management continues to effectively control compensation expense by paying a limited number of talented people a premium over market salaries rather than staffing at higher peer-group levels. This policy allows Bankshares' employees to have higher compensation and more responsibilities than their peers. This atmosphere appears to result in higher employee productivity and an increased willingness to accept more responsibility in carrying out Bankshares' goals and objectives.

NET OCCUPANCY In 1996, net occupancy expense increased $58,000, or 1.5%. In 1995, net occupancy expense decreased $611,000, or 13.5%. The decrease was due to a onetime charge of $652,000 for the closing of a mini-branch in 1994. Excluding the write-off, occupancy expenses increased $41,000, or 1.1%, in 1995.

--------------------------------------------------------------------------------

DATA PROCESSING In 1996, data processing expense increased $242,000, or 11.1%. Excluding expenses related to merging the subsidiary banks from 1996 and 1995, data processing expense increased $5,000, or 0.2%, in 1996.

In 1995, data processing expense decreased $813,000, or 27.2%. This decrease was primarily due to the cancellation of a data processing contract in 1994 for one of Bankshares' subsidiary banks that was using a different data processing service than the other subsidiary banks. The cancellation of the contract resulted in a onetime charge of approximately $300,000 in 1994 and ongoing savings of an additional $300,000. Excluding the cancellation, data processing expense decreased approximately 8% due to Bankshares' technology upgrades and ongoing consolidation of operations.

FDIC INSURANCE Effective June 1, 1995, the FDIC reduced its premium rate to 4 cents from 23 cents per $100 of deposits for Bankshares' subsidiary banks. The premium rates were further reduced effective January 1, 1996 and Bankshares was required to only pay administrative fees in 1996. Effective January 1, 1997, FDIC insurance premiums will be reinstated at an annual premium rate of 1.3 cents per $100 of deposits.

OTHER EXPENSES In 1996, other expenses decreased $363,000, or 2.3%, primarily due to lower loan and advertising expenses. Loan expenses decreased due to a reduction in residential real estate lending. Advertising expenses decreased primarily due to lower expenditures for the promotion of the Ultimate Money Market Account. These reductions were partially offset by onetime charges of $442,000 for merger and name change costs and $210,000 for the write-down and demolition costs of a building at Bankshares' headquarters location.

In 1995, other expenses increased $4.7 million, or 42.6%, primarily due to higher loan and advertising expenses. Loan expenses increased due to the significant increase in lending volume. Advertising expenses increased primarily due to the promotion of the Ultimate Money Market Account.

COST MANAGEMENT Cost management is a fundamental element of Bankshares' culture. Management constantly reviews operating expenses to ensure that they are minimized while maintaining a high level of quality customer service. Bankshares remains committed to identifying additional reductions in net overhead costs while maintaining superior customer service and stringent internal controls.

NET OVERHEAD AND EFFICIENCY RATIOS Bankshares has successfully maintained a favorable net overhead ratio at or below 1.8% for the last seven years. By comparison, Bankshares' Midwest-based bank holding company peer group has averaged a net overhead ratio of over 2.0%. The difference in the net overhead ratio between Bankshares and the peer group underscores the importance of management's emphasis on cost management and their consistent ability to transform the net overhead rate of acquired banks to a level below that of peers.

The banking industry also uses a standard known as the "efficiency ratio" to measure a bank's operational efficiency. The ratio is derived by dividing gross operating expenses less goodwill amortization by fully taxable equivalent net interest and other income less securities activities. Bankshares' efficiency ratio was 35.9%, 42.9% and 51.7% in 1996, 1995 and 1994, respectively. By comparison, the peer group average was 60% or higher each of the last three years.

GOODWILL AMORTIZATION In 1996, goodwill amortization increased $639,000, or 28.3%. In 1995, goodwill amortization increased $226,000, or 11.1%.

During the first half of 1996, $1.9 million of goodwill was recorded for the purchase of the minority interests in Bankshares' subsidiary banks. Also, additional goodwill for the 1993 acquisition of Belmont National Bank totaling $754,000 and $3.0 million was recorded in 1996 and 1995, respectively. The additional goodwill recorded for Belmont was the result of the settlement of contingencies related to the purchase. The original purchase price was contingent upon the performance of certain specified loans and other assets.

MINORITY INTEREST In 1996, the minority interest portion of net income decreased $565,000, or 75.6%. This was due to Bankshares' purchase of the remaining minority interest in Bankshares' subsidiary banks during the first half of 1996.

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  13

Income Taxes

Income tax expense was $24.0 million in 1996, compared with $19.4 and $12.8 million in 1995 and 1994, respectively. The effective tax rate for 1996 was 35.3%, compared with 35.2% and 34.7% in 1995 and 1994, respectively.

Bankshares' net deferred tax asset was $1.5 million at December 31, 1996, compared with $4.8 million at December 31, 1995. The decrease in the net deferred tax asset was primarily due to the increase in unrealized gains from available for sale securities.

Management believes that the gross deferred tax asset of $13.0 million at December 31, 1996 could be realized through the carryback of taxable income against prior years. Therefore, no valuation allowance was necessary.

Inflation

The impact of inflation on a financial institution differs significantly from that of an industrial company, as virtually all assets and liabilities of a financial institution are monetary in nature. Monetary items, such as cash, loans and deposits, are those assets and liabilities which are or will be converted into a fixed number of dollars regardless of changes in prices. Management believes the impact of inflation on financial results depends upon Bankshares' ability to react to changes in interest rates. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. Management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

--------------------------------------------------------------------------------

                              FINANCIAL CONDITION
--------------------------------------------------------------------------------

Assets

Total assets and earning assets were $2.22 and $2.11 billion, respectively, at December 31, 1996, compared with $2.12 and $1.97 billion, respectively, at December 31, 1995. The percentage of earning assets to total assets was 95.2 % and 92.5% at December 31, 1996 and 1995, respectively. Refer to page 10 for the composition of the earning asset portfolio.

LOANS In 1996, total loans, net of unearned discount, increased $64.4 million, or 4.1%. The composition of the loan portfolio was as follows:
---------------------------------------------------------
LOAN PORTFOLIO
(Dollars in Thousands)
---------------------------------------------------------

December 31                     1996             1995
---------------------------------------------------------
Commercial real estate    $  655,793       $  582,331
Student                      402,859          379,129
Residential first
 mortgage                    286,042          317,787
Home equity                  188,755          170,793
Commercial                    61,852           78,469
Consumer                      27,844           30,273
---------------------------------------------------------
Total                     $1,623,145       $1,558,782
---------------------------------------------------------

Commercial real estate loans increased $73.5 million, or 12.6%, in 1996. Most of the commercial real estate loans are in the form of first mortgage loans on properties that have verifiable cash flows. At December 31, 1996, construction loans included in the commercial real estate portfolio were $41.3 million, or 6.3% of the total portfolio. The composition of the commercial real estate loan portfolio by type of collateral securing the loan was as follows:
---------------------------------------------------------
COMMERCIAL REAL ESTATE PORTFOLIO
BY COLLATERAL SECURING THE LOAN
(Dollars in Thousands)
---------------------------------------------------------

December 31                      1996           1995
--------------------------------------------------------
Investor-owned
 residential
 real estate                 $287,342       $262,263
Healthcare/Nursing             92,241         47,994
Retail                         89,901        105,938
Office                         74,552         55,670
Industrial                     56,847         65,588
Other                          54,910         44,878
--------------------------------------------------------
Total                        $655,793       $582,331
--------------------------------------------------------

At December 31, 1996, approximately 70% of Bankshares' commercial real estate portfolio was secured by property located in the Chicago metropolitan area and the concentrations in the five largest states were as follows:
---------------------------------------------------------

State                                    Percent
----------------------------------------------------
Illinois                                  72.9%
Indiana                                    8.6
California                                 4.6
Florida                                    3.9
Minnesota                                  2.8
----------------------------------------------------

The student loan portfolio increased $23.7 million, or 6.3%, in 1996. This growth was due to a record $68.5 million of loan originations and $3.1 million of purchases. Bankshares' student loan originations have increased at a declining rate of growth over the last few years due to the introduction of the Federal Direct Student Loan Program in 1993. Direct loans, which are originated directly by the Federal government, accounted for 36% of all student loan originations during the 1995-1996 school year.

In the past few years, nonperforming student loans were purchased at a substantial discount to the face value of the loans. Bankshares attempts to convert the loans to performing status and reinstate their government guarantees. The excess of performing loans converted over the cost of the portfolio is accreted into income over the estimated lives of the loans using the level-yield method. At December 31, 1996, the total discount to be accreted into income in future years totaled $20.3 million.

In 1996, residential first mortgage loans decreased $31.7 million, or 10.0%, as management strengthened the residential mortgage underwriting guidelines which led to a significant reduction in loan originations. Only adjustable-rate residential first mortgage loans are offered. Long-term, fixed-rate products are not offered. This minimizes prepayment and interest rate risk.

In 1996, home equity loans increased $18.0 million, or 10.5%. Bankshares offers two home equity products. One product provides financing up to 80% of the

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  15
appraised value of the home. The second product provides financing up to 100% of the home's appraised value. The interest rate charged on the 100% home equity loan product is on average about 3.6% higher than the interest rate charged on the 80% rate product to compensate for accepting collateral with less borrower equity in the property. Management also strengthened the underwriting guidelines for home equity loans in 1996. This led to a significant reduction in loan originations.
Commercial and consumer loans decreased $19.0 million, or 17.5%, in 1996 as Bankshares continues to focus, with the exception of medical finance lending, on other lending areas.

SECURITIES Bankshares' current asset/liability management philosophy is that all security purchases are classified as available for sale or trading. This is due to management's belief that virtually all securities should be available to be sold in conjunction with prudent asset/liability management strategies or other reasons.

Bankshares' objectives in managing the securities portfolio are driven by the dynamics of the balance sheet and the interest rate environment. At December 31, 1996, federal funds sold and securities increased $95.3 and $11.3 million, respectively, from the comparable 1995 amounts. At December 31, 1996, 86.2% of the carrying value of the available for sale portfolio with stated maturities was scheduled to mature within one year and 99.7% within five years. The short maturity schedule of the securities portfolio is consistent with Bankshares' overall asset/liability philosophy and provides significant liquidity.

At December 31, 1996, Bankshares held $92.6 million of investments in equity securities of publicly-traded bank holding companies, which were included in the available for sale securities classification. These securities represented minority investments in 38 companies with unrealized gains of $24.2 million. In 1996 and 1995, gains of $2.3 and $1.3 million, respectively, were recognized on sales of these securities.

Refer to notes 1 and 3 to the consolidated financial statements for further information concerning the securities portfolio.

Liabilities

DEPOSITS In 1996, total deposits increased $2.1 million, or 0.11%. The composition of Bankshares' deposit base was as follows:
---------------------------------------------------------
COMPOSITION OF DEPOSITS
---------------------------------------------------------

December 31                1996       1995      1994
---------------------------------------------------------
Demand                      10%        11%       12%
Savings                     10         12        15
NOW                          5          5         7
Money Market                49         48        48
Certificates of Deposit     26         24        18
----------------------------------------------------------
Total                      100%       100%      100%
----------------------------------------------------------

In 1996, money market deposits and certificates of deposit increased $14.2 and $33.7 million, respectively. These increases more than offset a decrease of $45.8 million in demand, savings and NOW accounts. The growth of the money market deposits can be attributed to the continued marketing of the Ultimate Money Market Account. This product is indexed to the 91-day U.S. Treasury bill rate. The increase in certificates of deposit was due to an increase in retail certificates of deposit obtained from brokers. At December 31, 1996 and 1995, retail certificates of deposit totaled $227.3 and $169.3 million, respectively.

FEDERAL HOME LOAN BANK ADVANCES In 1996, Bankshares borrowed $40.0 million of Federal Home Loan Bank advances. The advances have a term of 5 years and pay interest of 3-month LIBOR quarterly. Management intends to continue to utilize, as necessary, outside funding sources to support loan growth.

Shareholders' Equity

At December 31, 1996, Bankshares' common shareholders' equity increased $40.9 million, or 21.0%, to $235.6 million, compared with $194.7 million at December 31, 1995. At December 31, 1996 and 1995, the unrealized holding gain net of income taxes on available for sale securities was $15.8 and $6.4 million, respectively. The 1996 earnings retention ratio was 84.0% and has averaged 83.7% for the last five years. Management believes that this level of earnings retention is financially prudent for financing internal growth and providing support to pursue acquisitions.

--------------------------------------------------------------------------------

Previously, Bankshares' Board of Directors authorized management to repurchase up to 1 million shares of its common stock from time to time at market prices. During 1996 and 1995, Bankshares repurchased 207,000 and 215,500 shares at an average price of $26.05 and $22.05 per share, respectively. In February 1997, the Board of Directors canceled the 1 million share repurchase authorization and approved a new 750,000 common share repurchase program. This authorization provides management with flexibility in managing Bankshares' strong capital position.

In September 1995, Bankshares effected a two-for-one stock split in the form of a 100% stock dividend.

Various measures of capital were as follows:
----------------------------------------------------------------
(Dollars in Thousands)

                             1996                 1995
December 31              Amount    Rate       Amount    Rate
----------------------------------------------------------------
Common equity(1)        $235,590   10.6%     $194,726    9.2%
Tangible common
 equity(2)               223,399   10.1       182,423    8.6
Tier 1 risk-based
 capital(3)              207,632   13.5       177,966   12.6
Total risk-based
 capital(4)              227,182   14.8       195,579   13.9
Leverage(5)              207,632    9.7       177,966    9.2
----------------------------------------------------------------

(1) Common equity is computed in accordance with generally accepted accounting principles, which includes unrealized gains (losses) on securities available for sale. The ratio is common equity to total year-end assets.
(2) Common equity less goodwill; computed as a ratio to total year-end assets less goodwill.
(3) Shareholders' equity and minority interest less goodwill and unrealized gains on securities available for sale; computed as a ratio to risk-adjusted assets.
(4) Tier 1 capital plus qualifying loan loss allowance; computed as a ratio to risk-adjusted assets.
(5) Tier 1 capital; computed as a ratio to average fourth-quarter assets less goodwill.

Bankshares' risk-based capital ratios far exceed the minimum required leverage, tier 1 and total risk-based capital ratios in order to be considered well-capitalized of 5.0%, 6.0% and 10.0%, respectively. Management is not aware of any uncertainties that could have a material adverse effect on Bankshares' results of operations, financial position, liquidity or capital resources, except for possibly the investigation by the U.S. Department of Education that is discussed in note 12 to the consolidated financial statements.

Liquidity

PARENT COMPANY The main source for parent company liquidity has been dividends from its subsidiary bank. At December 31, 1996, the bank subsidiary had $13.7 million available to pay in dividends to the parent company without prior regulatory approval while maintaining well-capitalized status. In addition, the parent company had $97.0 million of cash and marketable equity securities available for possible liquidity needs at December 31, 1996.

SUBSIDIARY BANK Bankshares' liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as cash and marketable securities that can be sold quickly without a material loss of principal. Liquid assets represent available funding to meet new credit demands and depositor withdrawals. At December 31, 1996, cash and marketable securities that were available for liquidity needs totaled $442.4 million, or 20.8%, of the subsidiary bank's total assets.

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  17

--------------------------------------------------------------------------------
ALLOWANCE FOR POSSIBLE LOAN LOSSES
(Dollars in Thousands)
--------------------------------------------------------------------------------

December 31                                              1996            1995       1994       1993       1992
---------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                          $25,640       $20,157      $19,552    $17,490    $14,697
Allowance of acquired subsidiaries                         --            --           --      1,000         --
Provision for possible loan losses                     16,000         5,779           --      1,176      4,432
Charge-offs                                           (11,341)         (819)        (313)    (1,852)    (3,179)
Recoveries                                              2,369           523          918      1,738      1,540
---------------------------------------------------------------------------------------------------------------------
Net (charge-offs) recoveries                           (8,972)         (296)         605       (114)    (1,639)
---------------------------------------------------------------------------------------------------------------------
Balance at end of year                                $32,668       $25,640      $20,157    $19,552    $17,490
---------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses as a percentage
  of total loans                                         2.01%         1.64%        1.83%      2.00%      1.88%
Net (charge-offs) recoveries as a percentage of:
 Provision for possible loan losses                    (56.08)%       (5.12)%        N/A      (9.69)%   (36.98)%
 Total loans                                            (0.55)%       (0.02)%       0.05%     (0.01)%    (0.18)%
---------------------------------------------------------------------------------------------------------------------

Credit Risk and Asset Quality

ALLOWANCE FOR POSSIBLE LOAN LOSSES The allowance for possible loan losses is based on management's analysis of individual loans, prior and current loss experience, overall growth in the portfolio, delinquency levels, current economic conditions, and other factors.
In 1996, net charge-offs of home equity loans were $6.0 million. Home equity loans that were originated at up to 100% of a property's value are charged off when they become delinquent 120 days past due. Management anticipates that there will continue to be significant charge-offs of home equity loans in 1997. The underwriting guidelines for home equity loans were strengthened in 1996 which resulted in a significant decrease in loan originations.
During 1996, $4.0 million was charged off for a portion of the student loans that Bankshares has agreed not to seek guarantee payments under an interim agreement with the U.S. Department of Education until the conclusion of the Department's investigation. Refer to note 12 to the consolidated financial statements for further information. Net recoveries of commercial and commercial real estate loans totaled $1.5 million.

At December 31, 1996, the allowance for possible loan losses as a percentage of total loans increased to 2.01% of total loans from 1.64% of total loans at December 31, 1995. Management believes that the level of the allowance for possible loan losses was adequate at December 31, 1996.

NONPERFORMING ASSETS Nonperforming loans are nonaccrual loans, restructured loans and 90 days or more past due loans still accruing interest. Nonperforming assets were as follows:
------------------------------------------------------
NONPERFORMING ASSETS
(Dollars in Thousands)
------------------------------------------------------

December 31                       1996         1995
------------------------------------------------------
Nonperforming loans:
 Residential first mortgage    $22,687      $ 7,828
 Commercial real estate          1,139        1,973
 Commercial                         12          381
 Home equity                     2,844        1,119
 Student                         7,114        6,837
 Consumer                        1,409          663
------------------------------------------------------
Total nonperforming loans       35,205       18,801
Other real estate owned          2,691        1,589
------------------------------------------------------
Total nonperforming assets     $37,896      $20,390
------------------------------------------------------
Nonaccrual loans included
 in nonperforming loans
 above                         $ 7,427      $ 8,536
Nonperforming loans/Total
  loans                           2.17%        1.21%
Nonperforming assets/Total
  assets                          1.71%        0.96%
Allowance for possible loan
 losses/Nonperforming loans      92.79%      136.38%
------------------------------------------------------

In 1996, nonperforming assets increased $17.5 million. This increase was primarily due to increases in nonperforming residential first mortgage loans. During 1996, the underwriting guidelines for residential first mortgage loans were strengthened. As a result, loan originations have decreased significantly. The collateral securing the mortgage loans is primarily owner-occupied single family residences.

--------------------------------------------------------------------------------

Excluded from the table are student loans that Bankshares has no reason to believe have lost their guarantees. The book value of guaranteed student loans more than 90 days past due and not included in the table was $15.2 and $13.9 million at December 31, 1996 and 1995, respectively.

At December 31, 1996, there were $6.7 million of nonaccrual student loans for which management has agreed not to seek the guarantee payment under an interim agreement with the U.S. Department of Education. Refer to note 12 to the consolidated financial statements for further information.

INDEPENDENT LOAN REVIEW During 1993, management contracted for an independent loan review function of its commercial and commercial real estate loan portfolio. This function reviews Bankshares' loan grading system and problem loan identification system. The loan review function is performed by an independent accounting firm and provides verification that risk assessments and problem loan identification systems are functioning adequately. Since 1993, annual reviews have been completed on over 50% of Bankshares' commercial and commercial real estate loans. There were no significant loan grading differences or losses recommended by the independent firm.

Accounting Developments
In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting guidance for sales, securitizations and servicing of receivables and other financial assets, and for secured borrowing and collateral transactions and extinguishment of liabilities. Some of the provisions of SFAS No. 125 will be effective for 1997 transactions with the remaining provisions effective for 1998 transactions. The adoption of SFAS No. 125 is expected to have no impact on Bankshares' results of operations, financial condition or cash flows.

In January 1997, the U.S. Securities and Exchange Commission issued final rules on derivative, financial instruments and market risk disclosures. The new rules require (i) more information on the accounting policies used for various derivative transactions, and (ii) quantitative and qualitative disclosures about market risk inherent in derivatives and other financial instruments in management's discussion and analysis. The new rules will be effective for Bankshares' 1997 Annual Report and will have no impact on results of operations, financial condition or cash flows.

Forward-Looking Statements

Statements made about Bankshares' future economic performance, strategic plans or objectives, revenue or earnings projections, or other financial items and similar statements are not guarantees of future performance, but are forward-looking statements. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those in the statements. Important factors that might cause Bankshares' actual results to differ materially include, but are not limited to, the following:
- Federal and state legislative and regulatory developments, including the ultimate resolution of the student loan investigation by the U.S. Department of Education;
- Changes in management's estimate of the adequacy of the allowance for possible loan losses;
- Changes in the level and direction of loan delinquencies and write-offs;
- Interest rate movements and their impact on customer behavior and Bankshares' net interest margin;
- Changes in the overall mix of Bankshares' loan and deposit products;
- The impact of repricing and competitors' pricing initiatives on loan and deposit products;
- Bankshares' ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace;
- Bankshares' ability to access cost-effective funding; and
- Economic conditions.

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  19

Consolidated Statements of Condition
(Dollars in Thousands)

-----------------------------------------------------------------------------------------------
December 31                                                           1996             1995
-----------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks -- noninterest-bearing                  $   57,508       $  104,805
Federal funds sold                                                  98,500            3,170
Interest-bearing deposits with banks                                    --           25,000
Securities:
   Available for sale, at fair value                               379,029          364,404
   Held to maturity, at amortized cost (fair value $11,554
    and $15,072)                                                    11,254           14,567
-----------------------------------------------------------------------------------------------
   Total Securities                                                390,283          378,971

Loans, net of unearned discount                                  1,623,145        1,558,782
 Less: Allowance for possible loan losses                           32,668           25,640
-----------------------------------------------------------------------------------------------
   Net Loans                                                     1,590,477        1,533,142

Premises and equipment, net                                         28,650           26,794
Accrued interest receivable and other assets                        40,919           40,907
Goodwill, net of accumulated amortization of $21,856 and
 $18,960                                                            12,191           12,303
-----------------------------------------------------------------------------------------------
   Total Assets                                                 $2,218,528       $2,125,092
-----------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
 Deposits:
   Noninterest-bearing                                          $  195,324       $  209,881
   Interest-bearing                                              1,705,355        1,688,659
-----------------------------------------------------------------------------------------------
   Total Deposits                                                1,900,679        1,898,540

 Short-term borrowings                                               6,317            1,828
 Federal Home Loan Bank advances                                    40,000               --
 Accrued interest payable and other liabilities                     35,942           28,071
-----------------------------------------------------------------------------------------------
   Total Liabilities                                             1,982,938        1,928,439

Minority interest                                                       --            1,927
Commitments and contingent liabilities
Shareholders' equity:
 Preference stock                                                       --               --
 Common stock, $0.05 par value, 50,000,000 shares
   authorized;
   14,820,242 and 15,026,842 shares issued                             741              751
 Surplus                                                             4,140            4,188
 Retained earnings                                                 214,941          183,403
 Net unrealized gains on available for sale securities              15,768            6,384
-----------------------------------------------------------------------------------------------
   Total Shareholders' Equity                                      235,590          194,726
-----------------------------------------------------------------------------------------------
   Total Liabilities and Shareholders' Equity                   $2,218,528       $2,125,092
-----------------------------------------------------------------------------------------------

See accompanying notes.

--------------------------------------------------------------------------------

Consolidated Statements of Income
(Thousands, except per share data)

-------------------------------------------------------------------------------------------------------
Years Ended December 31                                           1996           1995          1994
-------------------------------------------------------------------------------------------------------
INTEREST INCOME:
 Interest and fees on loans:
   Taxable                                                    $164,871       $137,706      $ 88,319
   Tax-advantaged                                                1,642          2,120         2,133
 Deposits with banks                                               723          1,560           846
 Federal funds sold                                              2,508          3,015         2,571
 Securities:
   Taxable                                                      20,875         26,033        18,880
   Tax-advantaged                                                  331            378           771
   Trading account                                                  --            302         1,021
-------------------------------------------------------------------------------------------------------
   Total Interest Income                                       190,950        171,114       114,541
-------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 Deposits                                                       77,077         71,932        45,351
 Short-term borrowings                                             895            665           359
 Federal Home Loan Bank advances                                 1,639             --            --
 Subordinated debentures                                            --             --            38
-------------------------------------------------------------------------------------------------------
   Total Interest Expense                                       79,611         72,597        45,748
-------------------------------------------------------------------------------------------------------
 Net Interest Income                                           111,339         98,517        68,793
Provision for possible loan losses                              16,000          5,779            --
-------------------------------------------------------------------------------------------------------
 Net Interest Income After Provision for Possible Loan
Losses                                                          95,339         92,738        68,793
-------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
 Service charges on deposit accounts                             9,590          9,686         9,712
 Gain on dispositions of loans                                   8,134          2,292         1,083
 Trust services                                                    492            477           435
 Other income                                                    1,220          2,691         1,991
 Trading account gains (losses), net                                --            297          (649)
 Securities and other financial instruments gains
    (losses), net                                                3,316         (1,332)          663
-------------------------------------------------------------------------------------------------------
   Total Noninterest Income                                     22,752         14,111        13,235
-------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
 Salaries and employee benefits                                 25,483         25,116        21,251
 Net occupancy                                                   3,975          3,917         4,528
 Data processing                                                 2,417          2,175         2,988
 FDIC deposit insurance                                             10          1,857         2,946
 Goodwill amortization                                           2,896          2,257         2,031
 Other expenses                                                 15,400         16,328        11,478
-------------------------------------------------------------------------------------------------------
   Total Noninterest Expenses                                   50,181         51,650        45,222
-------------------------------------------------------------------------------------------------------
Income before income taxes                                      67,910         55,199        36,806
Income tax expense                                              24,005         19,429        12,790
-------------------------------------------------------------------------------------------------------
Net Income                                                    $ 43,905       $ 35,770      $ 24,016
---------------------------------------------------------------------------------------------------
Net Income per Common Share                                   $   2.93       $   2.35      $   1.57
---------------------------------------------------------------------------------------------------
Weighted Average Common Shares Outstanding                      14,994         15,241        15,292
---------------------------------------------------------------------------------------------------

See accompanying notes.

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  21

Consolidated Statements of Changes of Shareholders' Equity
(Thousands, except per share data)

--------------------------------------------------------------------------------------------------------------
                                                                             Net unrealized
                                                                             gains/(losses)
                                     Common                   Retained      on available for
                                     Stock       Surplus      Earnings      sale securities        Total
--------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993          $758       $2,997       $138,641          $   992           $143,388
Net income                              --           --         24,016               --             24,016
Shares issued under the stock
 option plan, 150,000 common shares      7        1,976             --               --              1,983
Retirement of 60,000 common shares      (3)        (709)          (376)              --             (1,088)
Cash dividends declared on common
 stock, $0.295 per common share         --           --         (4,495)              --             (4,495)
Net change in unrealized losses on
 available for sale securities          --           --             --           (6,945)            (6,945)
--------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994           762        4,264        157,786           (5,953)           156,859
Net income                              --           --         35,770               --             35,770
Retirement of 215,500 common shares    (11)         (76)        (4,664)              --             (4,751)
Cash dividends declared on common
 stock, $0.363 per common share         --           --         (5,489)              --             (5,489)
Net change in unrealized gains on
 available for sale securities          --           --             --           12,337             12,337
--------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995           751        4,188        183,403            6,384            194,726
Net income                              --           --         43,905               --             43,905
Shares issued under the stock
 option plan, 400 common shares         --            9             --               --                  9
Retirement of 207,000 common shares    (10)         (57)        (5,325)              --             (5,392)
Cash dividends declared on common
 stock, $0.475 per common share         --           --         (7,042)              --             (7,042)
Net change in unrealized gains on
 available for sale securities          --           --             --            9,384              9,384
--------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996          $741       $4,140       $214,941          $15,768           $235,590
--------------------------------------------------------------------------------------------------------------

See accompanying notes.

--------------------------------------------------------------------------------

Consolidated Statements of Cash Flows
(Dollars in Thousands)

----------------------------------------------------------------------------------------------------------
Years Ended December 31                                       1996              1995              1994
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                            $    43,905       $    35,770       $    24,016
 Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Provision for possible loan losses                       16,000             5,779                --
   Depreciation and amortization                             3,247             2,540             2,084
   Accretion of investment and loan discounts              (19,276)          (13,493)           (3,487)
   Goodwill amortization                                     2,896             2,257             2,031
   Deferred income tax benefit                              (1,740)           (4,010)           (1,752)
   Net securities and other financial instruments
    (gains) losses                                          (2,916)              401              (663)
   Decrease (increase) in trading account
    securities                                                  --            74,729           (75,081)
   Trading account (gains) losses, net                          --              (297)              649
   Gains on dispositions of loans                           (8,134)           (2,292)           (1,083)
   (Increase) decrease in accrued interest
    receivable and other assets                                (12)            3,076            (6,805)
   Increase (decrease) in accrued interest payable,
    other liabilities and minority interest                  4,965            (5,009)            8,000
----------------------------------------------------------------------------------------------------------
 Net Cash Provided by (Used in) Operating
   Activities                                               38,935            99,451           (52,091)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from maturities of held to maturity
   securities                                                3,313             5,222            14,074
 Proceeds from maturities of available for sale
   securities                                              328,855            25,535           245,953
 Proceeds from sales of available for sale
   securities                                            3,377,908         2,191,004         2,113,067
 Purchases of available for sale securities             (3,699,277)       (2,156,151)       (2,504,060)
 Maturities (purchases) of interest-bearing
   deposits with banks                                      25,000                --           (25,000)
 Purchases of loans                                        (22,550)           (4,486)          (31,658)
 Net increase in loans                                     (29,463)         (438,971)          (84,845)
 Purchases of premises and equipment, net                   (5,103)           (2,066)           (2,465)
 Purchases of minority interest and additional
   consideration for bank subsidiaries                      (4,139)              (54)             (606)
----------------------------------------------------------------------------------------------------------
 Net Cash Used in Investing Activities                     (25,456)         (379,967)         (275,540)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in deposit accounts                                2,139           200,042           430,717
 Increase (decrease) in short-term borrowings                4,489            (8,337)           (3,392)
 Proceeds from Federal Home Loan Bank advances              40,000                --                --
 Repayments of subordinated debentures                          --                --            (1,185)
 Issuance of common shares under stock option plan               9                --             1,983
 Retirements of common shares                               (5,392)           (4,751)           (1,088)
 Cash dividends paid on common shares                       (6,691)           (5,128)           (4,413)
----------------------------------------------------------------------------------------------------------
 Net Cash Provided by Financing Activities                  34,554           181,826           422,622
----------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash
  Equivalents                                               48,033           (98,690)           94,991
Cash and Cash Equivalents at Beginning of Year             107,975           206,665           111,674
----------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year               $   156,008       $   107,975       $   206,665
----------------------------------------------------------------------------------------------------------
Supplemental disclosures:
 Interest paid                                         $    77,523       $    71,191       $    45,217
 Income taxes paid                                          27,914            22,642            14,691
----------------------------------------------------------------------------------------------------------

See accompanying notes.

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  23

Notes to Consolidated Financial Statements

1.Summary of Significant
  Accounting Policies

The consolidated financial statements include the accounts of CORUS BANKSHARES, Inc. (formerly known as River Forest Bancorp, Inc.) and its wholly-owned subsidiaries, CORUS BANK, N.A. and Bancorp Operations Company. Bankshares, through its subsidiary bank, provides banking services primarily in the Chicago metropolitan area. In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management's expectations.

PRINCIPLES OF CONSOLIDATION The accompanying consolidated financial statements include the accounts of Bankshares and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash, due from banks and federal funds sold which have an original maturity of 90 days or less.

SECURITIES Securities are classified based on management's intention at time of purchase. Trading securities, which are generally held in anticipation of short-term gains, are carried at their fair value. Realized and unrealized gains and losses on trading account securities are included in trading account income.

Available for sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, market conditions or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes and minority interest, is reflected as a component of shareholders' equity.

Securities held to maturity represent securities that Bankshares has the ability and positive intent to hold to maturity. These securities are carried at amortized cost.

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

Nonperforming student loans purchased at a substantial discount from their face value are accounted for using the cost-recovery method. The excess of
--------------------------------------------------------------------------------
loans converted to performing status over the cost of the portfolio is accreted into interest income over the estimated lives of the loans using the level-yield method. For loans that default after being converted to performing status and as payments from guarantee agencies are received, the remaining discount on such loans is accreted into other income over the life of the related portfolio.

ALLOWANCE FOR POSSIBLE LOAN LOSSES The allowance for possible loan losses is available to absorb losses inherent in the loan origination process. Loan losses are charged against the allowance for possible loan losses when they are deemed to be uncollectible. Recoveries of previously charged-off amounts are credited to the allowance for possible loan losses.

The allowance for possible loan losses is based upon comprehensive quarterly reviews. These reviews include consideration of the risk rating of individual credits, prior loss experience, delinquency levels, economic conditions and the growth and composition of the loan portfolio. Additions are made to the allowance through a charge against earnings to the provision for possible loan losses.

PREMISES AND EQUIPMENT Premises and equipment are stated at cost, less accumulated depreciation. Depreciation on premises is computed primarily using the straight-line method over the estimated useful life. Depreciation on furniture and equipment is computed using accelerated methods. Expenditures for normal repairs and maintenance are charged to expense as incurred.

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

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS Bankshares utilizes various off-balance-sheet financial instruments to manage the interest rate exposure associated with its financial assets and liabilities. The counterparties to these instruments are major financial institutions with credit ratings of primarily A or better.

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

2. Accounting Change

Effective January 1, 1996, Bankshares adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value-based method of accounting for stock-based compensation plans. However, the standard also allows companies to continue to measure compensation costs for such plans as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Bankshares has elected to continue to measure stock-based compensation in accordance with APB Opinion No. 25. Due to this election, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting had been applied. These disclosures are contained in note 13. The adoption of SFAS No. 123 had no impact on Bankshares' results of operations, financial position or cash flows.

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  25

3. Securities

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows (in thousands):

------------------------------------------------------------------
                                        Gross
                                      Unrealized
                       Amortized   ----------------     Fair
  December 31, 1996      Cost       Gains    Losses    Value
------------------------------------------------------------------
Available for sale:
U.S. Government and
 agencies              $183,350    $    59   $  (5)   $183,404
Common stocks            68,430     24,209     (28)     92,611
Other                   102,990         27      (3)    103,014
------------------------------------------------------------------
Total                  $354,770    $24,295   $ (36)   $379,029
------------------------------------------------------------------
Held to maturity:
State and municipal    $  5,201    $   190   $ (15)   $  5,376
Other                     6,053        128      (3)      6,178
------------------------------------------------------------------
Total                  $ 11,254    $   318   $ (18)   $ 11,554
------------------------------------------------------------------
December 31, 1995
------------------------------------------------------------------
Available for sale:
U.S. Government and
 agencies              $225,577    $   747   $(124)   $226,200
Common stocks            25,550      9,292     (81)     34,761
Other                   103,456         23     (36)    103,443
------------------------------------------------------------------
Total                  $354,583    $10,062   $(241)   $364,404
------------------------------------------------------------------
Held to maturity:
State and municipal    $  8,199    $   306   $ (12)   $  8,493
Other                     6,368        211      --       6,579
------------------------------------------------------------------
Total                  $ 14,567    $   517   $ (12)   $ 15,072
------------------------------------------------------------------

The scheduled maturities for securities were as follows at December 31, 1996 (in thousands):

---------------------------------------------------------------------
                        Available for sale     Held to maturity
                       --------------------   -------------------
                       Amortized     Fair     Amortized    Fair
Due in                   Cost       Value       Cost       Value
---------------------------------------------------------------------
One year or less       $239,890    $239,946    $   952    $   965
After one year
 through five years      37,694      37,710      2,497      2,572
After five years
 through ten years          743         749      1,317      1,356
After ten years              --          --        500        546
---------------------------------------------------------------------
                        278,327     278,405      5,266      5,439
Securities not due at
 a single maturity       76,443     100,624      5,988      6,115
---------------------------------------------------------------------
Total                  $354,770    $379,029    $11,254    $11,554
---------------------------------------------------------------------

Actual maturities may differ from those scheduled due to prepayments by the issuers.

Gross gains realized on sales of available for sale securities, totaled $2.6, $1.6 and $1.0 million during 1996, 1995 and 1994, respectively. Gross losses realized on sales of available for sale securities totaled $658,000, $2.0 million and $368,000 during 1996, 1995 and 1994, respectively. At December 31, 1994, the net unrealized loss from trading account securities was $428,000.

During 1995, two securities were transferred from the held to maturity classification to the available for sale classification. These securities had a carrying and fair value of $550,000. The Financial Accounting Standards Board issued a special report in 1995 that allowed these transfers within a certain time frame.

At December 31, 1996, Federal Home Loan Bank stock with a book value of $8.0 million was pledged as collateral for Federal Home Loan Bank advances.

Securities having an aggregate carrying value of $37.6 and $56.2 million at December 31, 1996 and 1995, respectively, were pledged as collateral to secure public deposits and for other purposes required or permitted by law.

4. Loans

Total loans, net of unearned discount of $20.3 and $30.0 million at December 31, 1996 and 1995, respectively, were as follows (in thousands):
---------------------------------------------------------

December 31                     1996             1995
---------------------------------------------------------
Commercial real estate    $  655,793       $  582,331
Student                      402,859          379,129
Residential first
  mortgage                   286,042          317,787
Home equity                  188,755          170,793
Commercial                    61,852           78,469
Consumer                      27,844           30,273
---------------------------------------------------------
Total                     $1,623,145       $1,558,782
---------------------------------------------------------

Changes in the allowance for possible loan losses were as follows (in thousands):
---------------------------------------------------------

Year Ended December 31       1996       1995      1994
----------------------------------------------------------
Balance at beginning of
  year                    $25,640    $20,157   $19,552
Provisions charged to
  expense                  16,000      5,779        --
Charge-offs               (11,341)      (819)     (313)
Recoveries                  2,369        523       918
----------------------------------------------------------
Balance at end of year    $32,668    $25,640   $20,157
----------------------------------------------------------

At December 31, 1996 and 1995, loans that were considered to be impaired totaled $720,000 and $1.3 million, respectively. Management does not individually evaluate certain smaller-balance loans for impairment. These loans are evaluated on an aggregate basis using a formula-based approach in accordance with Bankshares' policy. The majority of the loans
--------------------------------------------------------------------------------
deemed impaired were evaluated using the fair value of the collateral as the measurement method. At December 31, 1996 and 1995, the related allowance allocated to impaired loans was $60,000 and $135,000, respectively. The contractual interest due on impaired loans for the years ended December 31, 1996 and 1995, was $61,000 and $134,000, respectively. Bankshares recognized no interest income on impaired loans for the year ended December 31, 1996 and $5,000 for the year ended December 31, 1995.
At December 31, 1996 and 1995, nonaccrual loans totaled $7.4 and $8.5 million, respectively. The interest income foregone on these loans during 1996 and 1995 was $588,000 and $732,000, respectively.

Changes in the balance of loans to directors and principal officers of Bankshares and its subsidiaries, and their affiliated enterprises, were as follows (in thousands):
---------------------------------------------------------

Balance at December 31, 1995             $12,885
New loans                                  2,209
Repayments                                (4,075)
----------------------------------------------------
Balance at December 31, 1996             $11,019
----------------------------------------------------

These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal risk of collection or possess other unfavorable features.

All of Bankshares' performing residential first mortgage loans are pledged as collateral for its Federal Home Loan Bank advances.

5. Premises and Equipment, Net

Premises and equipment were as follows (in thousands):

-------------------------------------------------------
December 31                         1996       1995
-------------------------------------------------------
Land                             $ 7,265    $ 6,602
Buildings and improvements        24,994     26,364
Furniture and equipment           15,294     18,873
-------------------------------------------------------
                                  47,553     51,839
Less accumulated depreciation     18,903     25,045
-------------------------------------------------------
Total premises and equipment,
  net                            $28,650    $26,794
-------------------------------------------------------

Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $311,000, $306,000 and $214,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Minimum fixed lease obligations, excluding taxes, insurance and other expenses payable directly by Bankshares, for leases in effect at December 31, 1996 were as follows (in thousands):

-------------------------------------------------
Year Ending December 31
-------------------------------------------------
1997                                       $  314
1998                                          318
1999                                          325
2000                                          331
2001                                          337
2002 and thereafter                         1,162
-------------------------------------------------
Minimum payments                           $2,787
-------------------------------------------------

6. Goodwill

In 1996 and 1995, additional goodwill of $754,000 and $3.0 million, respectively, was recorded for the 1993 acquisition of Belmont National Bank. The additional goodwill was the result of the settlement of contingencies related to the purchase. The original purchase price was contingent upon the performance of certain specified loans and assets during the post-acquisition period. The additional goodwill is being amortized over the remaining term of the original goodwill period of 15 years.

In addition, goodwill totaling $1.9 million was recorded during 1996 related to the purchase of the minority interest ownership interests in two of the subsidiary banks. After these purchases, there were no minority ownership interests remaining in any of the subsidiary banks.

7. Time Deposits

Interest-bearing deposits included certificates of deposit in amounts of $100,000 or more totaling $289.9 and $232.5 million at December 31, 1996 and 1995, respectively. Interest expense on these deposits was $14.1 and $5.5 million in 1996 and 1995, respectively.

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  27

At December 31, 1996, the scheduled maturities of certificates of deposit were as follows (in thousands):

----------------------------------------------------
Year Ending December 31
----------------------------------------------------
1997                                    $393,853
1998                                      50,427
1999                                      23,164
2000                                      17,081
2001 and thereafter                        2,020
----------------------------------------------------
Total                                   $486,545
----------------------------------------------------

8. Federal Home Loan Bank Advances
During 1996, Bankshares borrowed $40.0 million of Federal Home Loan Bank advances. The interest rate on the advances is 3-month LIBOR and they reprice quarterly. The advances will mature in April 2001.

Bankshares maintains as qualifying collateral its Federal Home Loan Bank stock and all performing residential first mortgage loans.
9. Income Taxes

The components of income tax expense were as follows (in thousands):

-------------------------------------------------------------
Year Ended December 31       1996         1995       1994
-------------------------------------------------------------
Current:
 Federal income tax       $25,649      $23,433    $14,509
 State income tax              96            6         33
-------------------------------------------------------------
Total current expense      25,745       23,439     14,542
Deferred federal
  benefit                  (1,740)      (4,010)    (1,752)
-------------------------------------------------------------
Income tax provision      $24,005      $19,429    $12,790
-------------------------------------------------------------

A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

----------------------------------------------------------
Year Ended December 31    1996      1995       1994
----------------------------------------------------------
Statutory federal
 income
 tax rate                 35.0%     35.0%      35.0%
Tax-exempt income         (0.9)     (1.5)      (2.6)
Goodwill amortization      1.5       1.4        1.9
Minority interest          0.1       0.5        0.5
Other, net                (0.4)     (0.2)      (0.1)
----------------------------------------------------------
Effective rate            35.3%     35.2%      34.7%
----------------------------------------------------------

Deferred taxes were recorded based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred taxes were recorded (in thousands):
---------------------------------------------------------

December 31                       1996         1995
-------------------------------------------------------
Deferred tax assets:
 Allowance for possible loan
    losses                    $ 10,243      $ 7,919
 Deferred loan fees and
    discounts                    2,144        2,342
 Other deferred tax assets         592        1,258
-------------------------------------------------------
Gross deferred tax assets       12,979       11,519
-------------------------------------------------------
Deferred tax liabilities:
 Unrealized securities gains    (8,491)      (3,438)
 Purchase accounting
    adjustments                 (2,390)      (2,819)
 Other deferred tax
    liabilities                   (562)        (415)
-------------------------------------------------------
Gross deferred tax
  liabilities                  (11,443)      (6,672)
-------------------------------------------------------
Net deferred tax asset        $  1,536      $ 4,847
-------------------------------------------------------

10. Employee Benefit Plans

Expenses for retirement and savings-related benefit plans were as follows (in thousands):
---------------------------------------------------------

Year Ended December 31        1996    1995     1994
-------------------------------------------------------
Pension plan                  $ 3     $ 44    $(127)
Employees' savings plan and
  trust                        95       68       85
-------------------------------------------------------
Total                         $98     $112    $ (42)
-------------------------------------------------------

PENSION PLAN Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 1996. Pension plan assets are invested in common stocks, bank deposits and bonds.

Pension expense was comprised of the following (in thousands):
---------------------------------------------------------

Year Ended December 31        1996         1995    1994
-----------------------------------------------------------
Service cost               $   362      $   260   $ 201
Interest cost                  825          737     722
Actual return on plan
  assets                    (3,175)      (2,614)    (82)
Amortization of
  transition asset            (202)        (202)   (202)
Net amortization and
  deferral                   2,193        1,863    (766)
-----------------------------------------------------------
Pension expense            $     3      $    44   $(127)
-----------------------------------------------------------

--------------------------------------------------------------------------------

The plan's funded status was as follows (in thousands):
---------------------------------------------------------

December 31                       1996          1995
--------------------------------------------------------
Actuarial present value of
 vested benefit obligations   $(10,154)     $ (9,202)
Actuarial present value of
 nonvested benefit
 obligations                      (132)          (72)
--------------------------------------------------------
Accumulated benefit
  obligation                   (10,286)       (9,274)
Estimated future benefits       (1,627)       (1,302)
--------------------------------------------------------
Projected benefit obligation   (11,913)      (10,576)
Plan assets at fair value       15,175        12,400
--------------------------------------------------------
Plan assets in excess of
 projected benefit
 obligation                      3,262         1,824
Unrecognized net transition
  asset                         (1,010)       (1,211)
Unrecognized net (gain) loss    (1,568)           74
--------------------------------------------------------
Prepaid pension asset         $    684      $    687
--------------------------------------------------------

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% at December 31, 1996 and 1995, and 8.5% at December 31, 1994. The weighted average rate of increase in compensation and expected long-term rate of return on plan assets were 5.0% and 8.0%, respectively, in 1996, 1995 and 1994.

SAVINGS PLAN Most employees are eligible to become participants of Bankshares' Employees' Savings Plan and Trust. Bankshares' matching contributions to the Plan are discretionary. In the years ended December 31, 1996, 1995 and 1994, Bankshares matched 20% of participants' contributions, up to a maximum of $750.

11. Financial Instruments

In the normal course of business, Bankshares invests in various financial assets, incurs various financial liabilities and enters into agreements involving off-balance-sheet financial instruments. The fair value estimates of financial instruments are not necessarily indicative of the amounts Bankshares might receive or pay in actual market transactions. Potential taxes and other transaction costs have also not been considered in estimating fair value. As some of Bankshares' assets and liabilities are not considered financial instruments, the disclosures do not reflect the fair value of Bankshares as a whole.

FINANCIAL ASSETS Bankshares had the following financial assets (in thousands):

----------------------------------------------------------------------------
December 31                     1996                      1995
----------------------------------------------------------------------------
                        Carrying       Fair       Carrying       Fair
                         Value        Value        Value        Value
----------------------------------------------------------------------------
Cash and cash
 equivalents           $  156,008   $  156,008   $  107,975   $  107,975
Interest-bearing
 deposits with banks           --           --       25,000       25,117
Securities                390,283      390,583      378,971      379,476
Loans                   1,590,477    1,613,618    1,533,142    1,567,417
Accrued interest
 receivable                22,495       22,495       26,030       26,030
----------------------------------------------------------------------------

Cash and cash equivalents and accrued interest receivable are short-term in nature and, as such, their carrying value approximates fair value.

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

FINANCIAL LIABILITIES Bankshares had the following financial liabilities (in thousands):

----------------------------------------------------------------------------
December 31                     1996                      1995
----------------------------------------------------------------------------
                        Carrying       Fair       Carrying       Fair
                         Value        Value        Value        Value
----------------------------------------------------------------------------
Deposits without a
 stated maturity       $1,414,134   $1,414,134   $1,445,724   $1,445,724
Certificates of
 deposit                  486,545      486,779      452,816      456,406
Short-term borrowings       6,317        6,317        1,828        1,828
Federal Home Loan
 Bank advances             40,000       40,000           --           --
Accrued interest
 payable                    7,471        7,471        4,683        4,683
----------------------------------------------------------------------------

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  29

The fair value of deposits without a stated maturity is assumed to approximate carrying value. The fair value of certificates of deposit is based on discounted contractual cash flows. Discount rates are selected using the rates that were offered at year-end.

Short-term borrowings and accrued interest payable are short-term in nature and, as such, their carrying value approximates fair value. The fair value of Federal Home Loan Bank advances is assumed to approximate carrying value as these reprice quarterly.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS Bankshares is a party to off-balance-sheet financial instruments used in the normal course of business to meet the financing needs of its customers and manage its interest rate risk. These financial instruments involve, in varying degrees, elements of credit, interest rate, and liquidity risk.

The following lending-related financial instruments had contract amounts that represented credit exposure (in thousands):

--------------------------------------------------------
December 31                    1996           1995
--------------------------------------------------------
Standby letters of credit    $  3,358       $  3,633
Loan commitments              220,389        163,301
Unfunded open-ended lines
 of credit                     44,562         63,935
--------------------------------------------------------

The following financial instruments were used by Bankshares to hedge its interest rate risk (in thousands):

------------------------------------------------------------
                           Notional    Fair     Carrying
   December 31, 1996        Amount     Value     Value
------------------------------------------------------------
Interest rate swap
 agreements:
 Amortizing pay fixed
   rate, receive
   floating rate           $213,975   $(1,312)  $   (194)
 Non-amortizing pay
   fixed rate, receive
   floating rate             22,480    (1,379)      (104)
 Non-amortizing pay
   floating rate,
   receive fixed rate        30,000      (157)        15
Interest rate floor
 agreements                 200,000        --         44
------------------------------------------------------------
December 31, 1995
------------------------------------------------------------
Interest rate swap
 agreements:
 Amortizing pay fixed
   rate, receive
   floating rate           $135,437   $(6,343)  $    (87)
 Non-amortizing pay
   fixed rate, receive
   floating rate             22,480    (2,472)       (94)
 Non-amortizing pay
   floating rate,
   receive fixed rate        30,000       456          1
Interest rate floor
 agreements                 200,000         8         96
------------------------------------------------------------

The fair value of interest rate swap and floor agreements are based on either quoted market or dealer prices. The carrying value for interest rate swaps represents the net accrued interest receivable or payable. The carrying value of interest rate floors represents the amount of unamortized premium. At December 31, 1996, the fair value of all interest rate swaps and floor agreements included in the table above represent the gross amounts of unrealized gains or losses.

Bankshares enters into interest rate swap agreements to hedge its exposure to interest rate risk on specific fixed-rate loans and deposits. The terms of the swaps match the terms of the hedged loans and deposits. For the amortizing pay fixed rate, receive floating rate swaps, Bankshares paid a weighted average rate of 6.45% and received a weighted average rate of 5.39% in 1996. For the non-amortizing pay fixed rate, receive floating rate swaps, Bankshares paid a weighted average rate of 9.14% and received a weighted average rate of 5.63% in 1996. For non-amortizing pay floating rate, receive fixed rate swaps, Bankshares paid a weighted average rate of 5.49% and received a weighted average rate of 5.99% in 1996. At December 31, 1996, interest rate swaps with notional amounts of $5.0, $159.5 and $102.0 million had maturity dates within one year, from two to five years and greater than five years, respectively.

Bankshares purchases interest rate floor agreements to offset the possibility of falling interest rates as part of its asset/liability management. No amounts were received by Bankshares under the agreements during 1996 and 1995. These agreements will expire in 1997.

In addition to the financial instruments used by Bankshares to hedge its interest rate risk, Bankshares also had pay fixed rate, receive floating rate swaps with a notional amount of $45.0 million at December 31, 1995. The swap agreements were terminated in the first quarter of 1996. The swaps were purchased by Bankshares to manage its interest rate exposure and did not qualify for hedge accounting treatment. For the year ended December 31, 1996, the net gain on the swaps was $1.3 million. In 1995, the net loss on these swaps was $931,000. The swaps' average fair value in 1996 and 1995 was a loss of $613,000 and $44,000, respectively. At December 31, 1995, the fair value of the swaps was a loss of $1.8 million.

--------------------------------------------------------------------------------

12. Legal and Regulatory Proceedings

Bankshares is involved in various legal and regulatory proceedings, many involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, the ultimate liability in excess of reserves recorded will not have a material effect on the results of operations, financial position, liquidity or capital resources of Bankshares, except for possibly the matter discussed below.

As disclosed previously, Bankshares discovered that certain former employees in the student loan servicing area had falsified some records of telephone calls, from late 1993 to April 1994, to students whose loans were delinquent. The telephone calls are a required action to maintain the enforceability of a student loan's government guarantee. Bankshares terminated the employees involved and informed the U.S. Department of Education immediately upon discovery of the problem and the Department commenced an investigation.

Bankshares believes that the Department's investigation has been expanded to include a review of whether Bankshares' student loan division has engaged in improper practices from 1988 to April 1994, including whether information contained on guarantee claim forms may have been falsified. If it is ultimately determined that Bankshares acted illegally or violated Department policy or regulations, Bankshares could (i) lose its government guarantees with respect to certain student loans and (ii) be required to repurchase a substantial amount of delinquent student loans for which Bankshares previously received guarantee payments. In addition, Bankshares or individual employees could be subject to substantial penalties.

Shortly after reporting the problem, Bankshares entered into an interim agreement with the Department pursuant to which it agreed, pending the conclusion of the investigation, not to request payment from any guarantor or the Department on any loans that Bankshares is unable to state with certainty were not affected by incorrect servicing history documentation. As a result of this agreement, at December 31, 1996, there were $6.7 million of nonaccrual student loans for which Bankshares has agreed not to seek guarantee payments. In addition, management charged off $4.0 million of student loans during 1996 that were subject to the interim agreement. The ultimate collectibility of the loans is uncertain.

Management is unable to predict what actions, if any, the Department will take following the completion of its investigation, and therefore cannot estimate the amount or range of any liability that Bankshares will ultimately incur.

Bankshares does not condone or permit such improper practices and is cooperating fully with the Department's investigation.

13. Shareholders' Equity

STOCK SPLIT On August 16, 1995, the Board of Directors approved a two-for-one stock split effective September 22, 1995. All references in these financial statements to dividends paid, number of common shares, stock prices and net income per common share give retroactive effect to the stock split.

PREFERENCE SHARES Bankshares has 1.0 million authorized shares of $50-stated-value preference stock and 3.0 million of authorized shares of $1-stated-value preferred stock available to be issued for acquisition and capital maintenance programs. At December 31, 1996 and 1995, no preference stock was issued.

DIVIDEND RESTRICTIONS The payment of dividends to Bankshares by its subsidiary bank is subject to federal regulatory limitations. National banks are generally allowed to pay dividends to the extent of net income for the current and prior two years less dividends paid without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. Bankshares' subsidiary bank was considered well-capitalized as of December 31, 1996. At December 31, 1996, the total amount of subsidiary retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $13.7 million.

STOCK OPTION PLAN Options to purchase Bankshares' common stock have been granted to employees under the 1990 Stock Option Plan at prices equal to the fair market value of the underlying stock on the dates the options were granted. The options are generally exercisable in not more than five equal, annual cumulative installments beginning one year after the date of grant, and expire in 10 years. At December 31, 1996, there were 90,350 shares available for grant.

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  31

Changes in stock options were as follows (number of shares in thousands):

--------------------------------------------------------------------------------------------------------------------------
   Year Ended December 31                  1996                          1995                          1994
--------------------------------------------------------------------------------------------------------------------------
                                             Weighted Avg.                 Weighted Avg.                 Weighted Avg.
                                  Number       Exercise       Number         Exercise        Number        Exercise
                                of Shares        Price      of Shares         Price        of Shares        Price
--------------------------------------------------------------------------------------------------------------------------
Beginning balance                  347          $15.52           293          $14.56           433          $13.98
Granted                             29           30.00            74           19.38            16           18.65
Exercised                           (1)          20.30            --              --          (150)          13.23
Canceled                           (16)          19.05           (20)          15.62            (6)          16.85
--------------------------------------------------------------------------------------------------------------------------
Ending balance                     359          $16.53           347          $15.52           293          $14.56
--------------------------------------------------------------------------------------------------------------------------

At December 31, 1996, the range of exercise prices for outstanding options and weighted-average term remaining was $10.50 to $30.00 and 5.2 years, respectively. If Bankshares expensed the fair value of options granted in 1995 and 1996, the pro forma net income and earnings per share would have been as follows (in thousands, except per share data):

-------------------------------------------------------
Year Ended December 31              1996       1995
-------------------------------------------------------
Reported net income              $43,905    $35,770
After-tax fair value of
 options granted                      66         33
-------------------------------------------------------
Pro forma net income             $43,839    $35,737
-------------------------------------------------------
Pro forma earnings per share     $  2.92    $  2.34
-------------------------------------------------------

The fair value of options granted was computed using the Black-Scholes model. For the pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.
REGULATORY CAPITAL Bankshares and its subsidiary bank are required to maintain certain capital ratios. Failure to maintain these ratios would severely limit their ability to pay dividends, support growth and repurchase shares and would increase the amount of FDIC insurance premiums. At December 31, 1996 and 1995, Bankshares and its subsidiary bank were classified as well-capitalized. There have been no events since December 31, 1996 that management believes would have changed that classification. The minimum ratios to be well-capitalized and Bankshares' and its subsidiary bank's regulatory capital and ratios were as follows:

------------------------------------------------------------------------------------------------------------------------
                                                                                                  Total Risk-Based
                                                Leverage                Tier I Capital                Capital
------------------------------------------------------------------------------------------------------------------------

                                           Amount        Ratio        Amount        Ratio        Amount        Ratio
------------------------------------------------------------------------------------------------------------------------
Minimum ratios for well-capitalized                      5.0%                        6.0%                      10.0%
December 31, 1996:
 Bankshares                               $207,632       9.7%        $207,632       13.5%       $227,182       14.8%
 Subsidiary bank                           141,859       6.8%         141,859        9.6%        160,535       10.9%
December 31, 1995:
 Bankshares                                177,966       9.2%         177,966       12.6%        195,579       13.9%
 Subsidiary bank                           138,477       6.8%         138,477        9.8%        156,300       11.1%
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

14. Net Income Per Common Share

Net income per common share was calculated as follows (in thousands, except per share data):

------------------------------------------------------------------------------------------------------
Years ended December 31                                          1996          1995         1994
------------------------------------------------------------------------------------------------------
Average common shares outstanding                                14,833        15,161       15,242
Dilutive common stock options based on treasury stock method
  using average market price                                        161            80           50
------------------------------------------------------------------------------------------------------
Average primary shares outstanding                               14,994        15,241       15,292
------------------------------------------------------------------------------------------------------
Net income attributable to common shares                        $43,905       $35,770      $24,016
------------------------------------------------------------------------------------------------------
Net income per common share                                     $  2.93       $  2.35      $  1.57
------------------------------------------------------------------------------------------------------

15. Parent Company Financial Statements

Bankshares' condensed parent company financial statements were as follows (in thousands, except per share data):

-------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF FINANCIAL CONDITION
-------------------------------------------------------------------------------------------
December 31                                                         1996           1995
-------------------------------------------------------------------------------------------
Assets:
Cash                                                            $  4,356       $ 17,421
Available for sale securities, at fair value                      92,611         35,749
Investment in subsidiaries                                       154,945        153,552
Other assets                                                         686            457
-------------------------------------------------------------------------------------------
Total                                                           $252,598       $207,179
-------------------------------------------------------------------------------------------
Liabilities and shareholders' equity:
Liabilities                                                     $ 17,008       $ 12,453
Shareholders' equity                                             235,590        194,726
-------------------------------------------------------------------------------------------
Total                                                           $252,598       $207,179
-------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME
---------------------------------------------------------------------------------------------------
Year Ended December 31                                             1996          1995          1994
---------------------------------------------------------------------------------------------------
Income:
Dividends from bank subsidiary                                  $36,000       $20,524       $27,309
Other income                                                      5,516         1,474         1,531
---------------------------------------------------------------------------------------------------
Total Income                                                     41,516        21,998        28,840
---------------------------------------------------------------------------------------------------
Expenses:
Interest expense                                                    414           430           410
Other expenses                                                    1,247           981         2,152
Goodwill and purchase accounting amortization                     1,036         2,211         1,751
---------------------------------------------------------------------------------------------------
Total Expenses                                                    2,697         3,622         4,313
---------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed
 (distributed) net income of subsidiaries                        38,819        18,376        24,527
Income tax expense (benefit)                                        839          (665)         (611)
---------------------------------------------------------------------------------------------------
Income before equity in undistributed (distributed) net
   income of subsidiaries                                        37,980        19,041        25,138
Equity in undistributed (distributed) net income of bank
   subsidiary                                                     5,612        16,609        (1,085)
Equity in undistributed (distributed) net income of non-bank
   subsidiary                                                       313           120           (37)
---------------------------------------------------------------------------------------------------
Net Income                                                      $43,905       $35,770       $24,016
---------------------------------------------------------------------------------------------------
Net Income per Common Share                                     $  2.93       $  2.35       $  1.57
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  33

--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

Year Ended December 31                                              1996          1995        1994
------------------------------------------------------------------------------------------------------
Operating activities:
 Net income                                                     $ 43,905      $ 35,770    $ 24,016
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation                                                       54            44          26
   Amortization of goodwill and purchase accounting
    adjustments                                                    1,036         2,211       1,751
   Net securities and other financial instruments gains           (2,656)       (1,289)       (775)
   Decrease in dividends receivable, net                              --         2,000       9,108
   Decrease (increase) in other assets                              (215)          126         (10)
   Increase (decrease) in other liabilities                       (1,747)          153       1,393
   Equity in (undistributed) distributed net income of
     subsidiaries                                                 (5,925)      (16,729)      1,122
------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                         34,452        22,286      36,631
------------------------------------------------------------------------------------------------------
Investing activities:
 Proceeds from maturities of available for sale securities         1,000         2,013          --
 Proceeds from sales of available for sale securities              6,075         3,236       2,923
 Purchases of available for sale securities                      (46,311)       (9,919)    (21,797)
 Purchases of premises and equipment, net                            (68)          (59)        (36)
 Issuance of note to subsidiary                                       --            --        (350)
 Capital infusion from (to) subsidiaries                           8,000            --      (8,352)
 Purchases of minority interest and additional consideration
    for bank subsidiaries                                         (4,139)           --          (2)
------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                            (35,443)       (4,729)    (27,614)
------------------------------------------------------------------------------------------------------
Financing activities:
 Repayments of subordinated debentures                                --            --      (1,185)
 Issuance of common shares under stock option plan                     9            --       1,983
 Retirements of common shares                                     (5,392)       (4,751)     (1,088)
 Cash dividends paid on common stock                              (6,691)       (5,128)     (4,412)
------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                            (12,074)       (9,879)     (4,702)
------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents             (13,065)        7,678       4,315
Cash and Cash Equivalents at Beginning of Year                    17,421         9,743       5,428
------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                        $  4,356      $ 17,421    $  9,743
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

16. Quarterly Financial Data (Unaudited)

The following is a summary of quarterly financial information for the years ended December 31, 1996 and 1995 (in thousands, except per share data):

---------------------------------------------------------------------------------------------------------------------------------
                               First Quarter       Second Quarter       Third Quarter      Fourth Quarter            Year
---------------------------------------------------------------------------------------------------------------------------------
                              1996       1995      1996      1995      1996      1995      1996      1995       1996       1995
---------------------------------------------------------------------------------------------------------------------------------
Interest income              $49,221   $ 38,031   $48,074   $43,701   $47,568   $41,801   $46,087   $47,581   $190,950   $171,114
Interest expense              19,978     17,236    19,917    20,365    20,211    15,818    19,505    19,178     79,611     72,597
---------------------------------------------------------------------------------------------------------------------------------
Net interest income           29,243     20,795    28,157    23,336    27,357    25,983    26,582    28,403    111,339     98,517
Provision for possible loan
 losses                        4,000         --     4,000     1,479     4,000     1,500     4,000     2,800     16,000      5,779
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after
 provision for possible
 loan losses                  25,243     20,795    24,157    21,857    23,357    24,483    22,582    25,603     95,339     92,738
Noninterest income, net of
 trading account and
 securities gains (losses)     3,956      4,188     4,640     4,158     5,009     3,287     5,831     3,513     19,436     15,146
Trading account and
 securities gains (losses),
 net                           1,420     (1,039)      199       248     1,244       325       453      (569)     3,316     (1,035)
Noninterest expense           12,875     12,310    12,543    12,905    12,522    13,133    12,241    13,302     50,181     51,650
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes    17,744     11,634    16,453    13,358    17,088    14,962    16,625    15,245     67,910     55,199
Income tax expense             6,259      4,069     5,811     4,760     6,086     5,386     5,849     5,214     24,005     19,429
---------------------------------------------------------------------------------------------------------------------------------
Net income available to
 common shareholders         $11,485   $  7,565   $10,642   $ 8,598   $11,002   $ 9,576   $10,776   $10,031   $ 43,905   $ 35,770
---------------------------------------------------------------------------------------------------------------------------------
Net income per common share  $  0.77   $   0.50   $  0.71   $  0.56   $  0.73   $  0.63   $  0.72   $  0.66   $   2.93   $   2.35
---------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
COMMON STOCK MARKET INFORMATION AND DIVIDEND HIGHLIGHTS (UNAUDITED)

--------------------------------------------------------------------------------------------------------------------------------
                                First Quarter       Second Quarter       Third Quarter      Fourth Quarter           Year
--------------------------------------------------------------------------------------------------------------------------------
                               1996       1995      1996      1995      1996      1995      1996      1995      1996      1995
--------------------------------------------------------------------------------------------------------------------------------
Stock price range
 High                         $ 30.00   $  17.25   $ 31.00   $ 20.25   $ 32.75   $ 24.25   $ 33.00   $ 25.50   $ 33.00   $ 25.50
 Low                            24.75      16.38     28.75     16.38     28.25     20.13     30.75     23.00     24.75     16.38
 Close                          29.00      16.50     30.00     20.25     32.00     23.25     32.25     25.50     32.25     25.50
Cash dividends declared          0.10      0.075     0.125     0.088     0.125      0.10     0.125      0.10     0.475     0.363
--------------------------------------------------------------------------------------------------------------------------------


Bankshares' common stock is a Nasdaq National Market Issue trading under the ticker symbol CORS.
















--------------------------------------------------------------------------------

CORUS BANKSHARES INC.                  35

Independent Auditors' Report

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF CORUS BANKSHARES, INC.:

We have audited the accompanying consolidated statements of condition of CORUS BANKSHARES, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CORUS BANKSHARES, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP
Chicago, Illinois
January 10, 1997

--------------------------------------------------------------------------------

                                       36