Form 10-K, Exhibit 13
period 1997-12-31
CORUS BANKSHARES INC
filed 1998-03-19
CIK 51939

                            management's discussion
                      and analysis of financial statements

                                Earnings Summary
--------------------------------------------------------------------------------

Net income in 1997 totaled $39.4 million, compared with $43.9 and $35.8 million in 1996 and 1995, respectively. Return on average common equity was 14.9% for 1997 and 20.4% for 1996 and 1995. The return on average assets was 1.8% in 1997, compared with 2.0% and 1.8% in 1996 and 1995, respectively.

Comprehensive income, which includes net income and changes in unrealized gains and losses on CORUS' securities portfolio, totaled $68.9 million in 1997, compared with $53.3 and $48.1 million in 1996 and 1995, respectively. Return on average common equity using comprehensive income was 26.1%, 24.8% and 27.4% for 1997, 1996 and 1995, respectively. The return on average assets using comprehensive income was 3.1% for 1997 and 2.5% for 1996 and 1995.

                              NET INTEREST INCOME

The major source of earnings for CORUS is net interest income. Net interest income provided 79.3%, 83.0% and 87.5% of net revenues during 1997, 1996 and 1995, respectively. The related net interest margin represents the net interest income as a percentage of average earning assets during the period. The table on the following page sets forth certain information relating to CORUS' consolidated average balance sheets and reflects the average yield on assets and cost of liabilities for the last three years. The yields and costs are adjusted for the accretion or amortization of deferred fees. Interest income on nonaccrual loans is reflected in the year that it is collected. Such amounts are not material to net interest income or net change in net interest income in any year. Nonaccrual loans are included in the average balances and do not have a material effect on the average yield.

The following represents the impact certain significant and/or nonrecurring items had on net interest income (in thousands):

------------------------------------------------------------
Year ended December 31         1997       1996      1995
------------------------------------------------------------
Taxable equivalent net
 interest income           $102,141   $112,402   $99,881
Significant and/or
 nonrecurring items:
 Discount accretion in
   interest income from
   purchased student loan
   pools                      4,502     13,188    13,493
 Loan fees from
   prepayments of
   commercial real estate
   loans                      1,145        538        --
--------------------------------------------------------
Taxable equivalent net
 interest income
 excluding significant
 and/or nonrecurring
 items                     $ 96,494   $ 98,676   $86,388
--------------------------------------------------------
Net interest margin
 excluding significant
 and/or nonrecurring
 items                        4.54%      4.78%     4.68%
------------------------------------------------------------

The decline in the net interest margin in 1997 was primarily due to lower student loan discount accretion income. The discount accretion income is expected to continue to decline in 1998. The net interest margin in 1997 was also adversely affected by the increase in the average balance of CORUS' bank stock portfolio. If the average balance and dividend income associated with the bank stock portfolio were also excluded from the preceding table, the net interest margin excluding significant and/or nonrecurring items would have been 4.66% for 1997, compared with 4.84% and 4.71% for 1996 and 1995, respectively.

The remaining decline in net interest margin for 1997 compared with 1996 was primarily due to lower rates earned on loans and investments. The increase in the 1996 net interest margin from 1995 was primarily due to a $217.4 million, or 11.8%, increase in average earning assets.

                             average balance sheets
                            and net interest margin
                             (Dollars in Thousands)

 ----------------------------------------------------------------------------------------------------------------------------------
                                        1997                                 1996                              1995
 ----------------------------------------------------------------------------------------------------------------------------------
                                                   Average                              Average                           Average
                            Average                Yield/        Average                Yield/     Average                Yield/
                            Balance     Interest    Cost         Balance     Interest    Cost      Balance     Interest    Cost
 ----------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Earning Assets
  Interest-bearing
    deposits with banks    $    8,123   $    491    6.04%       $   11,528   $    723    6.27%    $   25,000   $  1,560    6.24%
  Federal funds sold           99,952      5,514    5.52%           47,907      2,508    5.24%        52,507      3,015    5.74%
  Taxable securities
    other than common
    stocks                    317,923     17,741    5.58%          346,599     19,650    5.67%       414,421     25,312    6.11%
  Common stocks               112,077      2,633    2.35%           49,202      1,225    2.49%        25,901        721    2.78%
  Tax-advantaged
    securities(1)               4,591        357    7.78%            7,103        510    7.18%         9,116        604    6.63%
  Trading account
    securities                 13,953        760    5.45%               --         --       --         4,135        302    7.30%
  Loans, net of unearned
    discount(1)(2)(3)       1,570,521    157,306   10.02%        1,601,269    167,397   10.45%     1,315,105    140,964   10.72%
 ----------------------------------------------------------------------------------------------------------------------------------
     Total earning assets   2,127,140    184,802    8.69%        2,063,608    192,013    9.30%     1,846,185    172,478    9.34%

 Noninterest-earning
  assets
  Cash and due from
    banks--
    noninterest-bearing        59,600                               69,461                            68,964
  Allowance for loan
    losses                    (31,180)                             (32,301)                          (21,157)
  Premises and equipment,
    net                        29,607                               24,496                            22,012
  Other assets, including
    goodwill                   52,252                               48,824                            41,975
 ----------------------------------------------------------------------------------------------------------------------------------
     Total assets          $2,237,419                           $2,174,088                        $1,957,979
 ----------------------------------------------------------------------------------------------------------------------------------
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits--interest-bearing
  NOW and money market
    deposits               $1,028,746   $ 47,662    4.63%       $1,033,053   $ 46,253    4.48%    $1,007,196   $ 48,354    4.80%
  Savings deposits            187,573      4,913    2.62%          209,468      5,480    2.62%       232,590      6,142    2.64%
  Time deposits               480,743     27,139    5.65%          458,850     25,344    5.52%       323,571     17,436    5.39%
 ----------------------------------------------------------------------------------------------------------------------------------
     Total
       interest-bearing
       deposits             1,697,062     79,714    4.70%        1,701,371     77,077    4.53%     1,563,357     71,932    4.60%
  Short-term borrowings         8,562        630    7.36%           15,987        895    5.60%         7,266        665    9.15%
  Federal Home Loan Bank
    advances                   40,000      2,317    5.79%           28,778      1,639    5.70%            --         --       --
 ----------------------------------------------------------------------------------------------------------------------------------
     Total
       interest-bearing
       liabilities          1,745,624     82,661    4.74%        1,746,136     79,611    4.56%     1,570,623     72,597    4.62%

 Noninterest-bearing
  liabilities and
  shareholders' equity
  Noninterest-bearing
    deposits                  191,904                              189,317                           198,918
  Other liabilities            36,279                               23,477                            23,013
  Shareholders' equity        263,612                              215,158                           165,425
 ----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities
       and shareholders'
       equity              $2,237,419                           $2,174,088                        $1,957,979
 ----------------------------------------------------------------------------------------------------------------------------------
 Interest income/average
  earning assets           $2,127,140   $184,802    8.69%       $2,063,608   $192,013    9.30%    $1,846,185   $172,478    9.34%
 Interest expense/average
  interest-bearing
  liabilities               1,745,624     82,661    4.74%        1,746,136     79,611    4.56%     1,570,623     72,597    4.62%
 ----------------------------------------------------------------------------------------------------------------------------------
 Net interest spread                    $102,141    3.95%                    $112,402    4.74%                 $ 99,881    4.72%
 ----------------------------------------------------------------------------------------------------------------------------------
 Net interest margin                                4.80%                                5.45%                             5.41%
 ----------------------------------------------------------------------------------------------------------------------------------

 (1) Interest income on loans and tax-advantaged securities reflects a tax-equivalent adjustment based on a marginal income tax rate of 35%.
 (2) Unremitted interest on nonaccrual loans is not included in the amounts.
 (3) Includes net interest income derived from interest rate floor and swap contracts.

                                       18            Corus Bankshares, Inc.
                                      ----

The following table represents a reconciliation of fully tax-equivalent net interest income from 1996 to 1997 and 1995 to 1996 (in thousands):


-----------------------------------------------------
 Year ended December 31       1997           1996
-----------------------------------------------------
Fully tax-equivalent net
 interest income for
 prior year               $112,402       $ 99,881
Change due to average
 earning assets
 fluctuations                3,462         11,763
Change due to interest
 rate fluctuations other
 than student loan
 discount accretion         (4,727)         1,043
Change due to student
 loan discount accretion    (8,686)          (305)
Change due to
 rate/volume
 fluctuations                 (310)            20
-----------------------------------------------------
Fully tax-equivalent net
 interest income          $102,141       $112,402
-----------------------------------------------------

Since the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities differ, changes in interest rates may result in a change in net interest income. CORUS actively monitors and manages its overall interest rate exposure. CORUS utilizes off-balance-sheet financial instruments as a tool for managing this exposure. Refer to notes 1 and 10 to the consolidated financial statements for further information.

EARNING ASSET COMPOSITION At December 31, 1997, earning assets as a percentage of total assets was 94.8%, compared with 95.2% and 92.5% at December 31, 1996 and 1995, respectively. CORUS' level of net interest margin is dependent upon its composition of earning assets. Generally, loans have higher yields than securities or short-term investments. The composition of earning assets was as follows:

----------------------------------------------------------
      December 31        1997        1996        1995
----------------------------------------------------------
Loans:
 Commercial real estate   33.3%       31.1%       29.6%
 Student                  19.3        19.1        19.3
 Residential first
    mortgage               9.8        13.5        16.2
 Home equity               6.2         8.9         8.7
 Commercial                2.6         2.9         4.0
 Consumer                  1.2         1.3         1.5
----------------------------------------------------------
Total loans               72.4        76.8        79.3
Securities other than
 common stocks            17.9        14.1        17.5
Common stocks              7.4         4.4         1.8
Federal funds sold         1.0         4.7         0.1
Interest-bearing
 deposits with banks       1.3          --         1.3
----------------------------------------------------------
Total earning assets     100.0%      100.0%      100.0%
----------------------------------------------------------

--------------------------------------------------------------------------------

NONINTEREST INCOME
(Dollars in Thousands)
--------------------------------------------------------------------------------

                                                                                        1997/1996      1996/1995
                                                        1997       1996       1995       Change         Change
--------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                  $ 8,616    $ 9,590    $ 9,686        (10.2)%         (1.0)%
Gain on dispositions of loans                         11,115      8,134      2,292         36.6          254.9
Trust services                                           588        492        477         19.5            3.1
Other                                                  1,228      1,220      2,691          0.7          (54.7)
--------------------------------------------------------------------------------------------------------------------
Noninterest income, excluding securities gains
  (losses), net                                       21,547     19,436     15,146         10.9           28.3
Trading account gains (losses), net                     (221)        --        297           NM             NM
Securities gains (losses), net                         5,102      3,316     (1,332)        53.9             NM
--------------------------------------------------------------------------------------------------------------------
Total noninterest income                             $26,428    $22,752    $14,111         16.2%          61.2%
--------------------------------------------------------------------------------------------------------------------
NM - Not Meaningful

                               NONINTEREST INCOME

In 1997, noninterest income, excluding security gains and losses, increased $2.1 million, or 10.9%. Service charges on deposit accounts declined $974,000 primarily due to lower return and overdraft fee income. The gain on dispositions of loans increased $3.0 million to $11.1 million. These gains are the result of payments from guarantee agencies for student loan borrowers that defaulted and represent the remaining discount on loans that were acquired at a substantial discount.

In 1996, noninterest income, excluding securities gains and losses, increased $4.3 million, or 28.3%. This increase was primarily due to a $5.8 million increase in the gain on dispositions of loans. Other income decreased $1.5 million in 1996 primarily due to a $713,000 gain on the sale of a portion of a bank parking lot and gains on sales of other real estate owned properties in 1995.

CORUS may acquire securities with the objective of enhancing earnings by taking advantage of interest rate spread opportunities and inefficiencies and aberrations that may occur in the capital markets. These securities are classified as trading account securities with realized and unrealized gains and losses recorded in noninterest income. In 1997, trading activities resulted in a net loss of $221,000. There were no trading activities in 1996 and net trading account gains in 1995 were $297,000.

The net gain from the sales of certain stocks in CORUS' bank stock portfolio was $4.2, $2.3 and $1.3 million in 1997, 1996 and 1995, respectively. In addition, there was a gain of $565,000 related to the termination of an option collar agreement in 1997. The net gain in 1996 also included a $1.3 million gain from interest rate swaps that did not qualify for hedge accounting treatment. The swap agreements were terminated in the first quarter of 1996. In 1995, losses from these swap agreements were $931,000.

In February 1998, CORUS entered into a contract to purchase the assets of an investment management company. The transaction is expected to close in the first quarter of 1998. As a result of the agreement, CORUS' assets under management are anticipated to more than triple, resulting in a significant increase in trust services income.

                                       20            Corus Bankshares, Inc.
                                      ----

--------------------------------------------------------------------------------
NONINTEREST EXPENSE
(Dollars in Thousands)
--------------------------------------------------------------------------------

                                                                                          1997/1996      1996/1995
          Year ended December 31                    1997          1996          1995       Change         Change
----------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                $   27,833    $   25,483    $   25,116          9.2%           1.5%
Net occupancy expense                              4,123         3,975         3,917          3.7            1.5
Data processing                                    1,977         2,417         2,175        (18.2)          11.1
Furniture and equipment depreciation               2,502         1,883         1,342         32.9           40.3
Other                                             11,739        13,527        16,843        (13.2)         (19.7)
----------------------------------------------------------------------------------------------------------------------
Noninterest expense, excluding goodwill
  amortization                                    48,174        47,285        49,393          1.9           (4.3)
Goodwill amortization                              3,018         2,896         2,257          4.2           28.3
----------------------------------------------------------------------------------------------------------------------
Total noninterest expense                     $   51,192    $   50,181    $   51,650         2.0%           (2.8)%
----------------------------------------------------------------------------------------------------------------------
Net overhead(1)                               $   26,627    $   27,849    $   34,247
Average total assets                           2,237,419     2,174,088     1,957,979
Net overhead ratio(2)                               1.2%          1.3%          1.7%
------------------------------------------------------------------------------------

(1) Net overhead represents "Noninterest expense, excluding goodwill amortization" less "Noninterest income, excluding securities gains (losses), net".
(2) Net overhead ratio is net overhead as a percentage of average total assets.

                              NONINTEREST EXPENSE

In 1997, noninterest expense, excluding goodwill amortization, increased $889,000, or 1.9%. The increase was attributable to increases in salaries and employee benefits, net occupancy, and furniture and equipment depreciation. These increases were partially offset by declines in data processing and other expenses.

In 1996, noninterest expense, excluding goodwill amortization, decreased $2.1 million, or 4.3%. The decrease was attributable to a decrease in other expenses. These decreases were partially offset by increases in salaries and employee benefits, net occupancy, data processing and furniture and equipment depreciation expenses.

SALARIES AND EMPLOYEE BENEFITS In 1997, salaries and employee benefits increased $2.4 million, or 9.2%. This increase was primarily attributable to an increase in the performance-based compensation of commercial real estate lending officers and a market adjustment increase in the compensation of retail banking hourly employees at the end of 1996. The compensation of commercial and residential real estate lending officers is subject to performance-based compensation plans.

In 1996, salaries and employee benefits increased $367,000, or 1.5%. The increase in salaries was partially offset by a reduction in bonuses for residential lending officers primarily due to an increase in home equity loan charge-offs.

Management continues to effectively control compensation expense by paying a limited number of talented people a premium over market salaries rather than staffing at higher peer-group levels. This policy allows CORUS' employees to have higher compensation and more responsibilities than their peers. This atmosphere appears to result in higher employee productivity and an increased willingness to accept more responsibility in carrying out CORUS' goals and objectives.

NET OCCUPANCY EXPENSE In 1997, net occupancy expense increased $148,000, or 3.7%. CORUS is in the process of remodeling a portion of its headquarters building and constructing a new building on an adjacent site. The remodeled areas and new building will house CORUS' executive staff, commercial real estate lending department, finance department and retail banking executives. In addition, the new building will have a significant amount of space available for future expansion purpose. The cost of the remodeling is estimated to total approximately $7.0 million and is expected to be completed mid-1998. The new building is estimated to cost approximately $6.0 million and is expected to be completed in 1999. When these projects are completed, net occupancy expense is expected to increase due to higher depreciation expense.

DATA PROCESSING In 1997, data processing expense declined $440,000, or 18.2%, to $2.0 million. This decline was primarily due to the merger of CORUS' subsidiary banks. In 1996, CORUS merged its seven subsidiary banks into one bank, which resulted in certain onetime data processing expenses. In addition, ongoing data processing expense declined in 1997 due to reduced data processing activity as a result of the mergers.

CORUS outsources all of its significant data processing applications. Management is communicating with the vendors and conducting due diligence inquiries concerning Year 2000 readiness. Management is also implementing appropriate testing or verification processes to ensure that all systems and data will function properly together. Contingency plans are being formulated for all vendors that service critical applications and trigger dates are being established for implementing alternative solutions should a vendor not complete its conversion efforts on time. Management does not currently anticipate that Year 2000 compliance will have a material effect on results of operations, financial condition or cash flows.

In 1996, data processing expense increased $242,000, or 11.1%. Excluding expenses related to merging the subsidiary banks from 1996 and 1995, data processing expense increased $5,000, or 0.2%.

FURNITURE AND EQUIPMENT DEPRECIATION In 1997, furniture and equipment depreciation expense increased $619,000, or 32.9%, to $2.5 million. Depreciation on furniture and equipment is computed using accelerated methods. The increase was partially attributable to higher depreciation expense from the 1996 acquisition of a new phone system and 1997 acquisitions of personal computers for new teller and retail banking systems and an optical storage system for computer reports. The remainder of the increase was attributable to higher depreciation expense related to 1996 acquisitions and other 1997 acquisitions.

In 1996, furniture and equipment depreciation expense increased $541,000, or 40.3%, to $1.9 million. This increase was partially attributable to the acquisition of a new phone system. The remainder of the increase was attributable to higher depreciation expense related to 1995 acquisitions and other 1996 acquisitions.

OTHER EXPENSES In 1997, other expenses declined $1.8 million, or 13.2%, to $11.7 million. This decline was primarily due to lower loan and advertising expenses. Loan expenses declined due to the strengthening of residential lending underwriting guidelines in 1996, which resulted in a significant reduction in residential loan originations. Advertising expenses declined primarily due to lower expenditures for the promotion of the Ultimate Money Market Account. In addition, there were onetime expenses included in the 1996 results, which included $442,000 for merger and name change costs and $210,000 for the write-down and demolition costs of a building at CORUS' headquarters location. The 1997 declines were partially offset by a significant increase in expenses related to other real estate owned properties.

In 1996, other expenses declined $3.3 million, or 19.7%, to $13.5 million. This decline was primarily due to lower FDIC insurance, loan, minority interest and advertising expenses. FDIC insurance declined $1.8 million to $10,000 due to the elimination of all premiums effective January 1, 1996. Loan expenses declined due to a reduction in residential real estate lending. The decline in minority interest expense was due to CORUS' purchase of the remaining minority interest in CORUS' subsidiary banks during the first half of 1996. Advertising expenses declined primarily due to lower expenditures for the promotion of the Ultimate Money Market Account. These reductions were partially offset by the onetime charges described in the preceding paragraph.

COST MANAGEMENT Cost management is a fundamental element of CORUS' culture. Management constantly reviews operating expenses to ensure that they are minimized while maintaining a high level of quality customer service. CORUS remains committed to identifying additional reductions in net overhead costs while maintaining superior customer service and stringent internal controls.

NET OVERHEAD AND EFFICIENCY RATIOS CORUS has successfully maintained a favorable net overhead ratio at or below 1.8% throughout the 1990's. By comparison, CORUS' Midwest-based bank holding company peer-group has averaged a net overhead ratio of over 2.0%. The difference in the net overhead ratio between CORUS and the peer group underscores the importance of management's emphasis on cost management and their consistent ability to transform the net overhead rate of acquired banks to a level below that of peers.

The banking industry also uses a standard known as the "efficiency ratio" to measure a bank's operational efficiency. The ratio is derived by dividing gross operating expenses less goodwill amortization by fully taxable equivalent net interest and other income less securities activities. CORUS' efficiency ratio was 38.9%, 35.9% and 42.9% in 1997, 1996 and 1995, respectively. By comparison, the peer group average was 60% or higher each of the last three years.

                                       22            Corus Bankshares, Inc.
                                      ----

GOODWILL AMORTIZATION In 1997, goodwill amortization increased $122,000, or 4.2%, to $3.0 million. The increase in goodwill was due to additional goodwill recorded in 1996 as explained in the following paragraph. In 1998, goodwill amortization expense is expected to decline by approximately $1.5 million.

In 1996, goodwill amortization increased $639,000, or 28.3%. During the first half of 1996, $1.9 million of goodwill was recorded for the purchase of the minority interests in CORUS' subsidiary banks. Also, additional goodwill for the 1993 acquisition of Belmont National Bank totaling $754,000 was recorded in 1996. The additional goodwill recorded for Belmont was the result of the settlement of contingencies related to the purchase. The original purchase price was contingent upon the performance of certain specified loans and other assets.

INCOME TAXES Income tax expense was $21.1 million in 1997, compared with $24.0 and $19.4 million in 1996 and 1995, respectively. The effective tax rate for 1997 was 34.9%, compared with 35.3% and 35.2% in 1996 and 1995, respectively. The decline in the 1997 rate was primarily attributable to an increase in the dividends received deduction due to higher dividends from CORUS' bank stock portfolio.

CORUS' net deferred tax liability was $14.7 million at December 31, 1997, compared with a net deferred tax asset of $1.5 million at December 31, 1996. The net deferred tax liability was primarily due to the increase in unrealized gains from CORUS' bank stock portfolio.

Management believes that the gross deferred tax asset of $12.5 million at December 31, 1997 could be realized through the carryback of taxable income against prior years. Therefore, no valuation allowance was necessary.

INFLATION The impact of inflation on a financial institution differs significantly from that of an industrial company, as virtually all assets and liabilities of a financial institution are monetary in nature. Monetary items, such as cash, loans and deposits, are those assets and liabilities which are or will be converted into a fixed number of dollars regardless of changes in prices. Management believes the impact of inflation on financial results depends upon CORUS' ability to react to changes in interest rates. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. Management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                           FORWARD-LOOKING STATEMENTS

Statements made about CORUS' future economic performance, strategic plans or objectives, revenue or earnings projections, or other financial items and similar statements are not guarantees of future performance, but are forward-looking statements. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those in the statements. Important factors that might cause CORUS' actual results to differ materially include, but are not limited to, the following:

- Federal and state legislative and regulatory developments, including the ultimate resolution of the student loan investigation by the U.S. Department of Education;

- Changes in management's estimate of the adequacy of the allowance for loan losses;

- Changes in the level and direction of loan delinquencies and write-offs;

- Interest rate movements and their impact on customer behavior and CORUS' net interest margin;

- Changes in the overall mix of CORUS' loan and deposit products;

- The impact of repricing and competitors' pricing initiatives on loan and deposit products;

- The impact of the changes in student loan pricing planned to take effect on July 1, 1998;

- CORUS' ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace;

- The impact of the Year 2000 on CORUS' data processing vendors, customers and other vendors;

- CORUS' ability to access cost-effective funding; and

- Economic conditions.

                              Financial Condition
--------------------------------------------------------------------------------

                                     ASSETS

Total assets and earning assets were $2.25 and $2.14 billion, respectively, at December 31, 1997, compared with $2.22 and $2.11 billion, respectively, at December 31, 1996. The percentage of earning assets to total assets was 94.8% and 95.2% at December 31, 1997 and 1996, respectively. Refer to page 20 for the composition of the earning asset portfolio.

LOANS In 1997, total loans declined $77.2 million, or 4.8%, to $1.55 billion. The composition of the loan portfolio was as follows:
---------------------------------------------------------
LOAN PORTFOLIO
(Dollars in Thousands)
---------------------------------------------------------

     December 31             1997             1996
------------------------------------------------------
Commercial real
  estate               $  711,495       $  655,793
Student                   412,926          402,859
Residential first
  mortgage                209,669          286,042
Home equity               131,868          188,755
Commercial                 55,062           61,852
Consumer                   24,955           27,844
------------------------------------------------------
Total                  $1,545,975       $1,623,145
------------------------------------------------------

In 1997, commercial real estate loans increased $55.7 million, or 8.5%. The commercial real estate portfolio was comprised of the following:
---------------------------------------------------------
COMMERCIAL REAL ESTATE LOANS
(Dollars in Thousands)
---------------------------------------------------------

      December 31             1997           1996
-----------------------------------------------------
Mortgage loans            $554,545       $614,506
Construction loans         156,950         41,287
-----------------------------------------------------
Total                     $711,495       $655,793
-----------------------------------------------------

The composition of the commercial real estate loan portfolio by type of collateral securing the loan was as follows:
---------------------------------------------------------
COMMERCIAL REAL ESTATE PORTFOLIO
BY COLLATERAL SECURING THE LOAN
(Dollars in Thousands)
---------------------------------------------------------

      December 31             1997           1996
-----------------------------------------------------
Rental apartments         $195,343       $251,252
Nursing homes              116,721         92,241
Hotel/Motel                100,470         28,439
Retail                      89,878         89,901
Industrial                  69,779         56,847
Office                      46,298         74,552
Condo/Loft conversion
  and other residential
  for sale                  40,459         36,090
Other                       52,547         26,471
-----------------------------------------------------
Total                     $711,495       $655,793
-----------------------------------------------------

At December 31, 1997, approximately 71% of CORUS' commercial real estate portfolio was secured by property located in the Chicago metropolitan area and the concentrations in the five largest states were as follows:

---------------------------------------------------
                State                   Percent
---------------------------------------------------
Illinois                                  75.6%
Indiana                                    6.2
Florida                                    3.6
Texas                                      3.0
California                                 2.8
---------------------------------------------------

In 1997, the student loan portfolio increased $10.1 million, or 2.5%. This growth was due to a record $72.8 million of loan originations and $1.0 million of purchases. CORUS' student loan originations have increased at a declining rate of growth over the last few years due to the introduction of the Federal Direct Student Loan Program in 1993. Direct loans, which are originated directly by the Federal government, accounted for 34% of all student loan originations during the 1996-1997 school year.

For all new student loan originations after July 1, 1998, the index that the loans are tied to is scheduled to change from the 3-month U.S. Treasury bill to the 10-year U.S. Treasury bond. This change could make student lending unprofitable, substantially increase the interest rate risk associated with student loans and lead to a reduced level of loan originations. It is uncertain whether there will be legislative relief from the new provision prior to July 1, 1998.

In the past few years, nonperforming student loans were purchased at a substantial discount to the face value of the loans. CORUS attempts to convert the loans to performing status and reinstate their government guarantees. The excess of performing loans converted over the cost of the portfolio is accreted into income over the estimated lives of the loans using the level-yield method. At December 31, 1997, the total discount to be accreted into income in future years totaled $13.3 million.

In 1997, residential first mortgage and home equity loans decreased $76.4 and $56.9 million, or 26.7% and 30.1%, respectively. During 1996, management strengthened the underwriting guidelines for both residential first mortgage and home equity loans, which led to a significant reduction in loan originations.

In 1997, commercial and consumer loans decreased $9.7 million, or 10.8%, as CORUS continues to focus, with the exception of currency exchange and medical finance lending, on other lending areas.

                                       24            Corus Bankshares, Inc.
                                      ----

SECURITIES OTHER THAN COMMON STOCKS CORUS' current asset/liability management philosophy is that all security purchases are classified as available for sale or trading. This is due to management's belief that virtually all securities should be available to be sold in conjunction with prudent asset/liability management strategies or other reasons.

CORUS' objectives in managing the securities portfolio are driven by the dynamics of the balance sheet and the interest rate environment. At December 31, 1997, securities other than common stocks increased $84.8 million, or 28.5%, from the comparable 1996 amounts. This increase was primarily attributable to the decline in loans.

At December 31, 1997, 68.9% of the carrying value of the available for sale portfolio with stated maturities was scheduled to mature within one year and 99.9% within five years. The short maturity schedule of the securities portfolio is consistent with CORUS' overall asset/ liability philosophy and provides significant liquidity.

COMMON STOCKS At December 31, 1997, the investment in common stocks of other bank holding companies was $158.7 million, an increase of $66.0 million, or 71.3%, compared with $92.6 million at December 31, 1996. This increase was primarily due to the increase in the unrealized gains for these stocks. Changes in the market value of the stocks are included in other comprehensive income in shareholders' equity on an after-tax basis, but are not included in net income until the stocks are sold. During 1997, the pretax unrealized gains on this portfolio increased by $45.6 million.

At December 31, 1997, CORUS held investments in 46 equity securities of publicly-traded bank holding companies with total unrealized gains of $69.7 million, which were included in the available for sale securities classification.

Refer to notes 1 and 3 to the consolidated financial statements for further information concerning the securities portfolio. In addition, CORUS utilizes option collar agreements to hedge the market risk associated with the bank stock portfolio. Refer to the Market Risk section following and notes 1 and 10 to the consolidated financial statements for further information.

                                  LIABILITIES

DEPOSITS In 1997, total deposits declined $37.6 million, or 2.0%, to $1.86 billion. The composition of CORUS' deposit base was as follows:
---------------------------------------------------------
COMPOSITION OF DEPOSITS
---------------------------------------------------------

       December 31         1997       1996       1995
---------------------------------------------------------
Demand                      10%        10%        11%
Savings                     10         10         12
NOW                          5          5          5
Money Market                48         49         48
Certificates of Deposit     27         26         24
---------------------------------------------------------
Total                      100%       100%       100%
---------------------------------------------------------

In 1997, savings and money market deposits declined $19.9 and $27.7 million, respectively. These declines were partially offset by an increase of $18.3 million in certificates of deposit, which was due to an increase in retail certificates of deposit obtained from brokers. At December 31, 1997 and 1996, retail certificates of deposit totaled $260.4 and $227.3 million, respectively.

FEDERAL HOME LOAN BANK ADVANCES In 1996, CORUS borrowed $40.0 million of Federal Home Loan Bank advances. The advances have a term of 5 years and reprice quarterly at the 3-month LIBOR rate. Management will utilize, as necessary, outside funding sources to support loan growth.

                              SHAREHOLDERS' EQUITY

At December 31, 1997, CORUS' common shareholders' equity increased $56.0 million, or 23.8%, to $291.6 million, compared with $235.6 million at December 31, 1996. At December 31, 1997 and 1996, the unrealized holding gain net of income taxes on available for sale securities was $45.3 and $15.8 million, respectively.

Various measures of capital were as follows:

------------------------------------------------------------------
     December 31              1997                  1996
(Dollars in Thousands)   Amount    Ratio       Amount    Ratio
------------------------------------------------------------------
Common equity(1)        $291,633   13.0%      $235,590   10.6%
Tangible common
 equity(2)               282,596   12.6        223,399   10.1
Tier 1 risk-based
 capital(3)              237,320   15.3        207,632   13.5
Total risk-based
 capital(4)              256,701   16.6        227,182   14.8
Leverage(5)              237,320   10.5        207,632    9.7
------------------------------------------------------------------

(1) Common equity is computed in accordance with generally accepted accounting principles, which includes unrealized gains on securities available for sale. The ratio is common equity to total year-end assets.
(2) Common equity less goodwill; computed as a ratio to total year-end assets less goodwill.
(3) Shareholders' equity less goodwill and unrealized gains on securities available for sale; computed as a ratio to risk-adjusted assets.
(4) Tier 1 capital plus qualifying loan loss allowance; computed as a ratio to risk-adjusted assets.
(5) Tier 1 capital; computed as a ratio to average fourth-quarter assets less goodwill.

CORUS' risk-based capital ratios far exceed the minimum required leverage, tier 1 and the total risk-based capital ratios in order to be considered well-capitalized of 5.0%, 6.0% and 10.0%, respectively. Management is not aware of any uncertainties that could have a material adverse effect on CORUS' results of operations, financial position, liquidity or capital resources, except for possibly the investigation by the U.S. Department of Education that is discussed in note 11 to the consolidated financial statements.

During 1997 and 1996, CORUS repurchased and retired 138,800 and 207,000 shares at an average price of $36.08 and $26.05 per share, respectively. The 1997 repurchases were made under a 750,000 common share repurchase program approved by the Board of Directors in February 1997. This program provides a means to return some of CORUS' excess capital to all shareholders.

                         CREDIT RISK AND ASSET QUALITY

NONPERFORMING ASSETS Nonperforming loans are nonaccrual loans, restructured loans and 90 days or more past due loans still accruing interest. Nonperforming assets were as follows:
---------------------------------------------------------

NONPERFORMING ASSETS
(Dollars in Thousands)
---------------------------------------------------------

         December 31               1997         1996
--------------------------------------------------------
Nonperforming loans:
  Residential first mortgage    $17,451      $22,687
  Commercial real estate          4,678        1,139
  Commercial                         80           12
  Home equity                     3,706        2,844
  Student                           453        7,114
  Consumer                          803        1,409
--------------------------------------------------------
Total nonperforming loans        27,171       35,205
Other real estate owned           5,673        2,691
--------------------------------------------------------
Total nonperforming assets      $32,844      $37,896
--------------------------------------------------------
Nonaccrual loans included in
  nonperforming loans above     $ 8,641      $ 7,427
Nonperforming loans/Total
  loans                            1.76%        2.17%
Nonperforming assets/Total
  assets                           1.46%        1.71%
Allowance for loan
  losses/Nonperforming loans     112.84%       92.79%
--------------------------------------------------------

In 1997, nonperforming assets declined $5.1 million. This decline was primarily due to student and residential first mortgage loans. The student loan decline was due to charge-offs during 1997. Refer to the Allowance for Loan Losses section for additional information. The decline in residential first mortgage loans was primarily due to the transfer of loans to other real estate owned via foreclosure proceedings and loan payoffs. The collateral securing the residential first mortgage loans is primarily owner-occupied, residential property. These declines were partially offset by a $3.5 million increase in commercial real estate nonperforming loans.

At December 31, 1997, other real estate owned was comprised of three commercial real estate properties with a carrying value of $180,000 and thirty-two single-family, residential properties with a carrying value of $5.5 million. During 1997, seven commercial real estate properties with a carrying value of $1.1 million were sold for a net gain of $238,000 and thirty-five single-family, residential properties with a carrying value of $5.0 million were sold for a net gain of $57,000. These gains were partially offset by writedowns on properties not sold during 1997. The writedowns of commercial and residential real estate properties totaled $65,000 and $155,000, respectively.

Excluded from the preceding table are student loans that CORUS has no reason to believe have lost their guarantees. The book value of guaranteed student loans more than 90 days past due and not included in the table was $14.1 and $15.2 million at December 31, 1997 and 1996, respectively.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is based on management's analysis of individual loans, prior and current loss experience, overall growth in the portfolio, delinquency levels, current economic conditions, and other factors.

--------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
(Dollars in Thousands)
--------------------------------------------------------------------------------

                                               1997           1996          1995          1994          1993
------------------------------------------------------------------------------------------------------------------
Balance at January 1                         $ 32,668       $ 25,640       $20,157       $19,552       $17,490
Allowance of acquired subsidiaries                 --             --            --            --         1,000
Provision for loan losses                      16,000         16,000         5,779            --         1,176
Charge-offs                                   (19,095)       (11,341)         (819)         (313)       (1,852)
Recoveries                                      1,087          2,369           523           918         1,738
------------------------------------------------------------------------------------------------------------------
Net (charge-offs) recoveries                  (18,008)        (8,972)         (296)          605          (114)
------------------------------------------------------------------------------------------------------------------
Balance at December 31                       $ 30,660       $ 32,668       $25,640       $20,157       $19,552
------------------------------------------------------------------------------------------------------------------
Allowance for loan losses as a percentage
  of total loans                                 1.98%          2.01%         1.64%         1.83%         2.00%
------------------------------------------------------------------------------------------------------------------

                                       26            Corus Bankshares, Inc.
                                      ----

In 1997, net charge-offs of student and home equity loans were $9.7 and $7.7 million, respectively. The student loan charge-offs included $9.5 million for loans that CORUS has temporarily agreed not to seek guarantee payments under an interim agreement with the U.S. Department of Education until the conclusion of the Department's investigation. Refer to note 11 to the consolidated financial statements for further information.

Home equity loans that were originated at up to 100% of a property's value, Ultimate Home Equity loans, are charged off when they become delinquent 120 days past due. These loans represented $7.5 million of the home equity net charge-offs in 1997. Management anticipates that there will continue to be significant charge-offs of Ultimate Home Equity loans in 1998. At December 31, 1997, Ultimate Home Equity loans totaled $85.4 million. Of this total, $1.4 million were classified as nonperforming loans at December 31, 1997. The following represents an aging schedule of Ultimate Home Equity loans.
---------------------------------------------------------
ULTIMATE HOME EQUITY LOANS AGING SCHEDULE
(Dollars in Thousands)
---------------------------------------------------------

             December 31                  1997
--------------------------------------------------
Current                                $80,800
31 to 60 days past due                   2,150
61 to 90 days past due                   1,113
91 to 120 days past due                  1,343
--------------------------------------------------
Total                                  $85,406
--------------------------------------------------

The underwriting guidelines for home equity loans were strengthened in 1996, which resulted in a significant decrease in loan originations.

At December 31, 1997, the allowance for loan losses as a percentage of total loans declined slightly to 1.98% of total loans from 2.01% of total loans at December 31, 1996. However, the allowance as a percentage of nonperforming loans increased to 112.84% compared with 92.79% at December 31, 1996. Management believes that the level of the allowance for loan losses was adequate at December 31, 1997.

INDEPENDENT LOAN REVIEW Management contracts for an independent loan review function of its commercial and commercial real estate loan portfolio. This function reviews CORUS' loan grading system and problem loan identification system. The loan review function is performed by an independent accounting firm and provides verification that risk assessments and problem loan identification systems are functioning adequately. Since 1993, annual reviews have been completed on over 50% of CORUS' commercial and commercial real estate loans. In 1997, there were no significant loan grading differences or losses recommended by the independent firm.

                                   LIQUIDITY

PARENT COMPANY The parent company had $169.9 million of cash and marketable equity securities available for possible liquidity needs at December 31, 1997. At December 31, 1997, the subsidiary bank had $14.8 million available to pay in dividends to the parent company without prior regulatory approval while maintaining well-capitalized status.

SUBSIDIARY BANK CORUS' liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as cash and marketable securities that can be sold quickly without a material loss of principal. Liquid assets represent available funding to meet new credit demands and depositor withdrawals. At December 31, 1997, cash and marketable securities that were available for liquidity needs totaled $435.5 million, or 20.8%, of the subsidiary bank's total assets.

                                RISK MANAGEMENT

CORUS' market risk is primarily due to interest rate risk. The following table provides information about CORUS' financial instruments that are subject to interest rate risk and includes the interest rate swap agreements that are used to minimize this risk. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and weighted-average rates by contractual maturities adjusted for the estimated prepayment of student, residential first mortgage and home equity loans. For core deposits that have no contractual maturity, the table presents principal cash flows and weighted-average rates based on historical patterns of balance attrition. For interest rate swaps, the table presents the notional and weighted-average rates by contractual maturities. All variable and floating rate notes have been adjusted for the implied forward rates from the December 31, 1997 yield curve.

--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS SUBJECT TO INTEREST RATE RISK -- PRINCIPAL/NOTIONAL MATURITIES
(Dollars in Thousands)
--------------------------------------------------------------------------------

---------------------------------------------------------------------------

Year ending December 31    1998          1999          2000          2001
---------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
Fixed interest rate
  loans                  $ 53,731      $ 32,326      $ 41,560      $ 84,519
  Average interest rate      7.72%        10.10%         9.44%         9.35%
Variable interest rate
  loans                  $291,191      $198,334      $136,698      $ 84,113
  Average interest rate      9.45%         9.51%         9.58%         9.60%
Fixed interest rate
  securities             $225,933      $ 87,516      $ 27,487      $  2,885
  Average interest rate      5.48%         6.18%         6.27%         7.86%
Variable interest rate
  securities             $ 20,013      $     16      $     16      $    516
  Average interest rate      6.08%         6.40%         6.53%         6.60%
---------------------------------------------------------------------------
RATE SENSITIVE
  LIABILITIES:
Noninterest-bearing
  deposits               $ 38,148      $ 30,518      $ 24,415      $ 19,532
  Average interest rate        --            --            --            --
Savings, NOW and money
  markets                $148,952      $127,617      $109,703      $ 94,609
  Average interest rate      4.09%         4.36%         4.53%         4.66%
Time deposits            $317,700      $159,216      $ 21,819      $  2,406
  Average interest rate      5.57%         6.06%         6.18%         5.67%
Variable rate short
  term borrowings        $  9,264            --            --            --
  Average interest rate      5.86%           --            --            --
Variable rate FHLB
  advances                     --            --            --      $ 40,000
  Average interest rate        --            --            --          6.15%
---------------------------------------------------------------------------
RATE SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:
Pay fixed, receive
  floating interest
  rate swaps             $ 24,934      $ 20,576      $ 26,559      $ 68,370
    Average pay rate         7.32%         7.34%         6.38%         6.27%
    Average receive
      rate                   5.82%         5.95%         6.07%         6.15%
Pay floating, receive
  fixed interest rate
  swaps                  $ 10,000      $ 10,000      $ 10,000            --
    Average pay rate         5.81%         5.95%         6.07%           --
    Average receive
      rate                   5.91%         6.00%         6.07%           --
Pay floating, receive
  variable basis swaps         --            --            --      $100,000
    Average pay rate           --            --            --          6.01%
    Average receive
      rate                     --            --            --          6.08%
---------------------------------------------------------------------------

-----------------------------------------------------------------------------------
                                                                       December 31,
                                                                           1997
Year ending December 31    2002        Thereafter        Total          Fair Value
-----------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
Fixed interest rate
  loans                  $ 57,396       $179,646       $  449,178       $  468,084
  Average interest rate      8.81%          9.17%            9.07%
Variable interest rate
  loans                  $ 76,485       $309,976       $1,096,797       $1,096,797
  Average interest rate      9.74%          9.54%            9.53%
Fixed interest rate
  securities             $  2,881       $  6,806       $  353,508       $  353,747
  Average interest rate      7.74%          6.91%            5.78%
Variable interest rate
  securities             $     16       $  8,404       $   28,981       $   28,981
  Average interest rate      6.68%          6.78%            6.29%
-----------------------------------------------------------------------------------
RATE SENSITIVE
  LIABILITIES:
Noninterest-bearing
  deposits               $ 15,625       $ 62,501       $  190,739       $  190,739
  Average interest rate        --             --               --
Savings, NOW and money
  markets                $ 81,851       $604,749       $1,167,481       $1,167,481
  Average interest rate      4.80%          5.38%            4.93%
Time deposits            $  3,664       $     41       $  504,846       $  505,765
  Average interest rate      5.88%          6.50%            5.76%
Variable rate short
  term borrowings              --             --       $    9,264       $    9,264
  Average interest rate        --             --             5.86%
Variable rate FHLB
  advances                     --             --       $   40,000       $   40,000
  Average interest rate        --             --             6.15%
-----------------------------------------------------------------------------------
RATE SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:
Pay fixed, receive
  floating interest
  rate swaps             $ 44,057       $ 73,802       $  258,298       $   (5,696)
    Average pay rate         6.37%          7.04%            6.70%
    Average receive
      rate                   6.23%          6.47%            6.20%
Pay floating, receive
  fixed interest rate
  swaps                        --             --       $   30,000       $        3
    Average pay rate           --             --             5.94%
    Average receive
      rate                     --             --             5.99%
Pay floating, receive
  variable basis swaps         --             --       $  100,000       $      100
    Average pay rate           --             --             6.01%
    Average receive
      rate                     --             --             6.08%
-----------------------------------------------------------------------------------

In addition to interest rate risk, CORUS is also exposed to price risk with the bank stock portfolio. This risk has been reduced through the use of S&P 500 option collar agreements. The terms of the option collar agreements are outlined in Note 10 to the consolidated financial statements. The following is a summary of historical stock price movements during the past three years. There were no price movements in excess of twenty percent in any of the quarters. The amounts for CORUS portfolio were based on the historical prices for the portfolio holdings at December 31, 1997.

                          PERCENT OF QUARTERS   PERCENT OF QUARTERS
                          FOR CORUS PORTFOLIO   FOR S&P 500 IN PAST
PRICE MOVEMENT IN QUARTER IN PAST THREE YEARS       THREE YEARS
------------------------- -------------------   -------------------
At least five percent             83%                   58%
At least ten percent              58                     8
At least fifteen percent           8                    --

                                       28            Corus Bankshares, Inc.
                                      ----
                                  consolidated
                                 balance sheets
                 (Dollars in Thousands, Except Per Share Data)

-----------------------------------------------------------------------------------------------
December 31                                                           1997             1996
-----------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks -- noninterest-bearing                  $   62,217       $   57,508
Federal funds sold                                                  21,500           98,500
Interest-bearing deposits with banks                                26,999               --
Securities:
  Available for sale, at fair value                                531,863          379,029
  Held to maturity, at amortized cost (fair value $9,525 and
    $11,554)                                                         9,279           11,254
-----------------------------------------------------------------------------------------------
Total Securities                                                   541,142          390,283
Loans, net of unearned discount                                  1,545,975        1,623,145
  Less: Allowance for loan losses                                   30,660           32,668
-----------------------------------------------------------------------------------------------
  Net Loans                                                      1,515,315        1,590,477
Premises and equipment, net                                         30,950           28,650
Accrued interest receivable and other assets                        44,767           40,919
Goodwill, net of accumulated amortization of $24,874 and
 $21,856                                                             9,037           12,191
-----------------------------------------------------------------------------------------------
     Total Assets                                               $2,251,927       $2,218,528
-----------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits:
     Noninterest-bearing                                        $  190,739       $  195,324
     Interest-bearing                                            1,672,327        1,705,355
-----------------------------------------------------------------------------------------------
  Total Deposits                                                 1,863,066        1,900,679
  Short-term borrowings                                              9,264            6,317
  Federal Home Loan Bank advances                                   40,000           40,000
  Accrued interest payable and other liabilities                    47,964           35,942
-----------------------------------------------------------------------------------------------
  Total Liabilities                                              1,960,294        1,982,938
Commitments and contingent liabilities                                  --               --
Shareholders' equity:
  Preference and preferred stock                                        --               --
  Common stock, $0.05 par value, 50,000,000 shares
     authorized;
     14,681,442 and 14,820,242 shares issued                           734              741
  Surplus                                                            4,101            4,140
  Retained earnings                                                241,522          214,941
  Accumulated other comprehensive income                            45,276           15,768
-----------------------------------------------------------------------------------------------
     Total Shareholders' Equity                                    291,633          235,590
-----------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity                 $2,251,927       $2,218,528
-----------------------------------------------------------------------------------------------

See accompanying notes.

                                  consolidated
                 statements of income and comprehensive income
                 (Dollars in Thousands, Except Per Share Data)

-------------------------------------------------------------------------------------------------------
Years Ended December 31                                           1997           1996          1995
-------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Interest and fees on loans:
     Taxable                                                  $155,178       $164,871      $137,706
     Tax-advantaged                                              1,383          1,642         2,120
  Deposits with banks                                              491            723         1,560
  Federal funds sold                                             5,514          2,508         3,015
  Interest and dividends on securities:
     Taxable interest                                           17,741         19,650        25,312
     Tax-advantaged interest                                       232            331           378
     Dividends                                                   2,633          1,225           721
     Trading account interest                                      760             --           302
-------------------------------------------------------------------------------------------------------
        Total Interest Income                                  183,932        190,950       171,114
-------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Deposits                                                      79,714         77,077        71,932
  Short-term borrowings                                            630            895           665
  Federal Home Loan Bank advances                                2,317          1,639            --
-------------------------------------------------------------------------------------------------------
        Total Interest Expense                                  82,661         79,611        72,597
-------------------------------------------------------------------------------------------------------
  Net Interest Income                                          101,271        111,339        98,517
Provision for loan losses                                       16,000         16,000         5,779
-------------------------------------------------------------------------------------------------------
        Net Interest Income After Provision for Loan
Losses                                                          85,271         95,339        92,738
-------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
  Service charges on deposit accounts                            8,616          9,590         9,686
  Gain on dispositions of loans                                 11,115          8,134         2,292
  Trust services                                                   588            492           477
  Other income                                                   1,228          1,220         2,691
  Trading account gains (losses), net                             (221)            --           297
  Securities and other financial instruments gains
     (losses), net                                               5,102          3,316        (1,332)
-------------------------------------------------------------------------------------------------------
        Total Noninterest Income                                26,428         22,752        14,111
-------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
  Salaries and employee benefits                                27,833         25,483        25,116
  Net occupancy                                                  4,123          3,975         3,917
  Data processing                                                1,977          2,417         2,175
  Furniture and equipment depreciation                           2,502          1,883         1,342
  Goodwill amortization                                          3,018          2,896         2,257
  Other expenses                                                11,739         13,527        16,843
-------------------------------------------------------------------------------------------------------
        Total Noninterest Expenses                              51,192         50,181        51,650
-------------------------------------------------------------------------------------------------------
Income before income taxes                                      60,507         67,910        55,199
Income tax expense                                              21,136         24,005        19,429
-------------------------------------------------------------------------------------------------------
Net Income                                                    $ 39,371       $ 43,905      $ 35,770
Other comprehensive income, net of income taxes:
  Unrealized securities gains                                   29,508          9,384        12,337
-------------------------------------------------------------------------------------------------------
Comprehensive Income                                          $ 68,879       $ 53,289      $ 48,107
-------------------------------------------------------------------------------------------------------
Net Income per Share:
  Basic                                                       $   2.66       $   2.96      $   2.36
  Diluted                                                         2.63           2.93          2.35
Comprehensive Income per Share:(1)
  Basic                                                           4.66           3.59          3.17
  Diluted                                                         4.60           3.55          3.16
-------------------------------------------------------------------------------------------------------

(1) For informational purposes only.
See accompanying notes.

                                       30            Corus Bankshares, Inc.
                                      ----
                                  consolidated
                 statements of changes of shareholders' equity
                 (Dollars in Thousands, Except Per Share Data)

----------------------------------------------------------------------------------------------------------
                                                                            Accumulated
                                                                               Other
                                       Common                   Retained   Comprehensive
                                       Stock       Surplus      Earnings      Income           Total
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1994            $762       $4,264       $157,786      $(5,953)        $156,859
Net income                                --           --         35,770           --           35,770
Retirement of 215,500 common shares      (11)         (76)        (4,664)          --           (4,751)
Cash dividends declared on common
  stock, $0.363 per common share          --           --         (5,489)          --           (5,489)
Net change in unrealized gains on
  available for sale securities           --           --             --       12,337           12,337
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1995             751        4,188        183,403        6,384          194,726
Net income                                --           --         43,905           --           43,905
Shares issued under the stock option
  plan, 400 common shares                 --            9             --           --                9
Retirement of 207,000 common shares      (10)         (57)        (5,325)          --           (5,392)
Cash dividends declared on common
  stock, $0.475 per common share          --           --         (7,042)          --           (7,042)
Net change in unrealized gains on
  available for sale securities           --           --             --        9,384            9,384
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1996             741        4,140        214,941       15,768          235,590
Net income                                --           --         39,371           --           39,371
Retirement of 138,800 common shares       (7)         (39)        (4,961)          --           (5,007)
Cash dividends declared on common
  stock, $0.53 per common share           --           --         (7,829)          --           (7,829)
Net change in unrealized gains on
  available for sale securities           --           --             --       29,508           29,508
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1997            $734       $4,101       $241,522      $45,276         $291,633
----------------------------------------------------------------------------------------------------------

See accompanying notes.

                                  consolidated
                            statements of cash flows
                             (Dollars in Thousands)

-------------------------------------------------------------------------------------------------------
Years Ended December 31                                     1997              1996             1995
-------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                           $  39,371       $    43,905      $    35,770
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Provision for loan losses                            16,000            16,000            5,779
     Depreciation and amortization                         3,198             3,247            2,540
     Accretion of investment and loan discounts          (13,980)          (19,276)         (13,493)
     Goodwill amortization                                 3,018             2,896            2,257
     Deferred income tax expense (benefit)                   343            (1,740)          (4,010)
     Net securities (gains) losses                        (4,239)           (1,985)             401
     Decrease in trading account securities                   --                --           74,432
     Gain on dispositions of loans                       (11,115)           (8,134)          (2,292)
     (Increase) decrease in accrued interest
        receivable and other assets                       (3,848)              (12)           3,076
     Increase (decrease) in accrued interest payable
        and other liabilities                             (2,522)            4,965           (5,009)
-------------------------------------------------------------------------------------------------------
  Net Cash Provided by Operating Activities               26,226            39,866           99,451
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of held to maturity
     securities                                            1,975             3,313            5,222
  Proceeds from maturities of available for sale
     securities                                          526,270           328,855           25,535
  Proceeds from sales of available for sale
     securities                                           42,285         3,377,908        2,191,004
  Purchases of available for sale securities            (662,275)       (3,700,208)      (2,156,151)
  Purchases of federal funds sold with greater than
     90 day maturities                                   (20,000)               --               --
  (Purchases) maturities of interest-bearing deposits
     with banks                                          (26,999)           25,000               --
  Purchases of loans                                      (1,000)          (22,550)          (4,486)
  Net decrease (increase) in loans                        75,779           (29,463)        (438,971)
  Purchases of premises and equipment, net                (5,498)           (5,103)          (2,066)
  Purchases of minority interest and additional
     consideration for bank subsidiaries                  (1,690)           (4,139)             (54)
-------------------------------------------------------------------------------------------------------
  Net Cash Used in Investing Activities                  (71,153)          (26,387)        (379,967)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in deposit accounts                (37,613)            2,139          200,042
  Increase (decrease) in short-term borrowings             2,947             4,489           (8,337)
  Proceeds from Federal Home Loan Bank advances               --            40,000               --
  Issuance of common shares under stock option plan           --                 9               --
  Retirement of common shares                             (5,007)           (5,392)          (4,751)
  Cash dividends paid on common shares                    (7,691)           (6,691)          (5,128)
-------------------------------------------------------------------------------------------------------
  Net Cash Provided by (Used in) Financing Activities    (47,364)           34,554          181,826
---------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents     (92,291)           48,033          (98,690)
Cash and Cash Equivalents at January 1                   156,008           107,975          206,665
---------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at December 31               $  63,717       $   156,008      $   107,975
---------------------------------------------------------------------------------------------------
  Supplemental disclosures:
     Interest paid                                     $  82,156       $    77,523      $    71,191
     Income taxes paid                                    19,799            27,914           22,642
---------------------------------------------------------------------------------------------------

See accompanying notes.

                                       32            Corus Bankshares, Inc.
                                      ----
                                    notes to
                       consolidated financial statements

--------------------------------------------------------------------------------

                 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of CORUS BANKSHARES, Inc. and its wholly-owned subsidiaries, CORUS BANK, N.A. and Bancorp Operations Company. CORUS, through its subsidiary bank, provides banking services primarily in the Chicago metropolitan area. In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management's expectations.

PRINCIPLES OF CONSOLIDATION The accompanying consolidated financial statements include the accounts of CORUS and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash, due from banks and federal funds sold with an original maturity of 90 days or less.

SECURITIES Securities are classified based on management's intention at time of purchase. Trading securities, which are generally held in anticipation of short-term gains, are carried at their fair value. Realized and unrealized gains and losses on trading account securities are included in trading account income.

Available for sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, market conditions or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes, is reflected as a component of shareholders' equity.

Securities held to maturity represent securities that CORUS has the ability and positive intent to hold to maturity. These securities are carried at amortized cost.

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

The accrual of interest income is discontinued on any loan when there is reasonable doubt as to the ultimate collectibility of interest or principal. Loans past due over 90 days continue to accrue interest income only if there are adequate sources of repayment. These sources include sufficient collateral to cover repayment of the loan or if other designated sources of repayment exist. Nonaccrual loans are returned to accrual status when the financial position of the borrower indicates there is no longer any reasonable doubt as to the payment of principal or interest.

Nonaccrual commercial and commercial real estate loans are considered to be impaired loans. Impairment is measured by determining the fair value of the loan based on the present value of expected cash flows, the market price of the loan, or the fair value of the underlying collateral. If the fair value of the loans is less than the book value, a valuation allowance is established as a component of the allowance for loan losses.

Nonperforming student loans purchased at a substantial discount from their face value are accounted for using the cost-recovery method. The excess of the principal balance of loans converted to performing status over the cost of the portfolio is accreted into interest income over the estimated lives of the loans using the level-yield method. For loans that default after being converted to performing status and as payments from guarantee agencies are received, the remaining discount is recognized in gain on dispositions of loans.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is available to absorb losses inherent in the portfolio. Loans are charged against the allowance for loan losses when they are deemed to be uncollectible. Ultimate Home Equity loans, which are originated to 100% of the underlying residential real estate's collateral value, are charged off when they become 120 days past due. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

The allowance for loan losses is based upon quarterly comprehensive reviews. These reviews include consideration of the risk rating of individual credits, prior loss experience, delinquency levels, economic conditions and the growth and composition of the loan portfolio. Additions are made to the allowance through a charge against earnings to the provision for loan losses.

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

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS CORUS utilizes various off-balance-sheet financial instruments to manage the interest rate and market risk exposure associated with its financial assets and liabilities. The counterparties to these instruments are major financial institutions with credit ratings of A or better.

Amounts receivable or payable under interest rate swap and floor agreements that qualify for hedge accounting treatment are accrued and reported in net interest income. The related accrued interest receivable or payable for the interest rate swaps is included in other assets or liabilities. The cost of interest rate floor agreements is amortized as an offset to interest income on loans over the life of the agreements.

CORUS utilizes option collar agreements to minimize the market risk associated with the bank stock portfolio. The net cost of the agreements is amortized on a straight-line basis and included in securities and other financial instruments gains and losses. The intrinsic value of purchased put options is carried at market value with any unrealized gains included, net of tax, in other comprehensive income. Any realized gains from the exercise or settlement of the put options relating to changes in intrinsic value are deferred as a basis adjustment to the related securities. Any realized gains or losses from the exercise or settlement of the put options relating to changes in time value are included in securities and other financial instruments gains and losses.

The intrinsic value of written put options is carried at market value with any unrealized losses offsetting a portion of the unrealized gains from the purchased put options in other comprehensive income. Any realized losses from the exercise or settlement of the options relating to changes in intrinsic value are used to offset realized gains from purchased put options in other comprehensive income. Any realized gains or losses from the exercise or settlement of the put options relating to changes in time value are included in securities and other financial instruments gains and losses.

Written call options are carried at market value with any unrealized losses included in securities and other financial instruments gains and losses.

RECLASSIFICATIONS Certain prior year amounts have been reclassified to conform with the 1997 presentation.

                             2. ACCOUNTING CHANGES

In December 1997, CORUS adopted Statement of Financial Accounting Standards
(SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires the presentation of both basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares and dilutive stock options outstanding.

                                       34            Corus Bankshares, Inc.
                                      ----

In December 1997, CORUS also adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires that all items that are components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement of comprehensive income is included with the statement of income. The adoption of SFAS No. 130 had no impact on any amounts previously reported as net income.

Effective January 1, 1996, CORUS adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value-based method of accounting for stock-based compensation plans. However, the standard also allows companies to continue to measure compensation costs for such plans as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." CORUS has elected to continue to measure stock-based compensation in accordance with APB Opinion No. 25. Due to this election, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting had been applied. These disclosures are contained in Note 12. The adoption of SFAS No. 123 had no impact on CORUS' results of operations, financial position or cash flows.

                                 3. SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows (in thousands):

------------------------------------------------------------------
                                        Gross
                                      Unrealized
                       Amortized   ----------------     Fair
December 31, 1997        Cost       Gains    Losses    Value
------------------------------------------------------------------
Available for sale:
U.S. Government and
  agencies             $191,283    $    11   $  (58)  $191,236
Corporate debt
  securities            161,333        158      (37)   161,454
Common stocks            88,927     69,774      (41)   158,660
Other                    20,664         --     (151)    20,513
------------------------------------------------------------------
Total                  $462,207    $69,943   $ (287)  $531,863
------------------------------------------------------------------
Held to maturity:
State and municipal    $  4,150    $   153   $   --   $  4,303
Other                     5,129         95       (2)     5,222
------------------------------------------------------------------
Total                  $  9,279    $   248   $   (2)  $  9,525
------------------------------------------------------------------

------------------------------------------------------------------
                                        Gross
                                      Unrealized
                       Amortized   ----------------     Fair
December 31, 1996        Cost       Gains    Losses    Value
------------------------------------------------------------------
Available for sale:
U.S. Government and
  agencies             $183,350    $    59   $   (5)  $183,404
Corporate debt
  securities             94,977         27       (3)    95,001
Common stocks            68,430     24,209      (28)    92,611
Other                     8,013         --       --      8,013
------------------------------------------------------------------
Total                  $354,770    $24,295   $  (36)  $379,029
------------------------------------------------------------------
Held to maturity:
State and municipal    $  5,201    $   190   $  (15)  $  5,376
Other                     6,053        128       (3)     6,178
------------------------------------------------------------------
Total                  $ 11,254    $   318   $  (18)  $ 11,554
------------------------------------------------------------------

The scheduled maturities for securities were as follows at December 31, 1997 (in thousands):

--------------------------------------------------------------------
                        Available for sale     Held to maturity
                       --------------------   ------------------
                       Amortized     Fair     Amortized    Fair
       Due in            Cost       Value       Cost      Value
--------------------------------------------------------------------
One year or less       $242,977    $242,916    $  433     $  437
After one year
  through five years    109,382     109,513     2,531      2,602
After five years
  through ten years         258         262       747        767
After ten years              --          --       500        557
--------------------------------------------------------------------
                        352,617     352,691     4,211      4,363
Securities not due at
  a single maturity     109,590     179,172     5,068      5,162
--------------------------------------------------------------------
Total                  $462,207    $531,863    $9,279     $9,525
--------------------------------------------------------------------

Actual maturities may differ from those scheduled due to prepayments by the issuers.

Gross gains realized on sales of available for sale securities, totaled $5.9, $2.6 and $1.6 million during 1997, 1996 and 1995, respectively. Gross losses realized on sales of available for sale securities totaled $1.7 million, $658,000 and $2.0 million, respectively.

At December 31, 1997, Federal Home Loan Bank stock with a book value of $8.0 million was pledged as collateral to secure Federal Home Loan Bank advances.

Securities having an aggregate carrying value of $49.7 and $37.6 million at December 31, 1997 and 1996, respectively, were pledged as collateral to secure public deposits and for other purposes required or permitted by law. In addition, common stocks with a carrying value of $26.1 million were pledged as collateral at December 31, 1997 for the option collar agreements discussed in
Note 10.

                                    4. LOANS

Total loans, net of unearned discount of $13.3 and $20.3 million at December 31, 1997 and 1996, respectively, were as follows (in thousands):

------------------------------------------------------
     December 31             1997             1996
------------------------------------------------------
Commercial real
  estate               $  711,495       $  655,793
Student                   412,926          402,859
Residential first
  mortgage                209,669          286,042
Home equity               131,868          188,755
Commercial                 55,062           61,852
Consumer                   24,955           27,844
------------------------------------------------------
Total                  $1,545,975       $1,623,145
------------------------------------------------------

Changes in the allowance for loan losses were as follows (in thousands):

--------------------------------------------------------
                         1997       1996      1995
--------------------------------------------------------
Balance at January 1   $ 32,668   $ 25,640   $20,157
Provision for loan
  losses                 16,000     16,000     5,779
Charge-offs             (19,095)   (11,341)     (819)
Recoveries                1,087      2,369       523
--------------------------------------------------------
Balance at December
  31                   $ 30,660   $ 32,668   $25,640
--------------------------------------------------------

At December 31, 1997 and 1996, loans that were considered to be impaired totaled $3.4 million and $720,000, respectively. Management does not individually evaluate certain smaller-balance loans for impairment. These loans are evaluated on an aggregate basis using a formula-based approach in accordance with CORUS' policy. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method. At December 31, 1997 and 1996, the related allowance allocated to impaired loans was $310,000 and $60,000, respectively. The contractual interest due on impaired loans for the years ended December 31, 1997 and 1996, was $297,000 and $61,000, respectively. No interest income was recognized on impaired loans for the years ended December 31, 1997 and 1996.

At December 31, 1997 and 1996, nonaccrual loans totaled $8.6 and $7.4 million, respectively. The interest income foregone on these loans during 1997 and 1996 was $503,000 and $588,000, respectively.

All of CORUS' performing residential first mortgage loans are pledged as collateral for its Federal Home Loan Bank advances.

                         5. PREMISES AND EQUIPMENT, NET

Premises and equipment were as follows (in thousands):

-------------------------------------------------------
December 31                         1997       1996
-------------------------------------------------------
Land                             $ 7,422    $ 7,265
Buildings and improvements        26,467     24,994
Furniture and equipment           12,544     15,294
-------------------------------------------------------
                                  46,433     47,553
Less accumulated depreciation     15,483     18,903
-------------------------------------------------------
Total premises and equipment,
  net                            $30,950    $28,650
-------------------------------------------------------

Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $322,000, $311,000 and $306,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Minimum fixed lease obligations, excluding taxes, insurance and other expenses payable directly by CORUS, for leases in effect at December 31, 1997 were as follows (in thousands):

----------------------------------------------------
Year Ending December 31
----------------------------------------------------
1998                                      $  318
1999                                         325
2000                                         331
2001                                         337
2002                                         344
2003 and thereafter                          818
----------------------------------------------------
Minimum payments                          $2,473
----------------------------------------------------

                                6. TIME DEPOSITS

Interest-bearing deposits included certificates of deposit in amounts of $100,000 or more totaling $324.6 and $289.9 million at December 31, 1997 and 1996, respectively. Interest expense on these deposits was $17.0 and $14.1 million in 1997 and 1996, respectively.

At December 31, 1997, the scheduled maturities of certificates of deposit were as follows (in thousands):

--------------------------------------------------
      Year Ending December 31
--------------------------------------------------
1998                                  $317,700
1999                                   159,216
2000                                    21,819
2001                                     2,406
2002 and thereafter                      3,705
--------------------------------------------------
Total                                 $504,846
--------------------------------------------------

                                       36            Corus Bankshares, Inc.
                                      ----

                       7. FEDERAL HOME LOAN BANK ADVANCES

During 1996, CORUS borrowed $40.0 million of Federal Home Loan Bank advances. The interest rate on the advances is 3 month LIBOR and they reprice quarterly. The advances will mature in April 2001.

CORUS maintains as qualifying collateral its Federal Home Loan Bank stock and all performing residential first mortgages.

                                8. INCOME TAXES

The components of income tax expense were as follows (in thousands):

-----------------------------------------------------------
Year Ended December 31     1997       1996       1995
-----------------------------------------------------------
Current:
  Federal income tax     $ 20,746   $ 25,649   $ 23,433
  State income tax             47         96          6
-----------------------------------------------------------
Total current expense      20,793     25,745     23,439
Deferred federal
  expense (benefit)           343     (1,740)    (4,010)
-----------------------------------------------------------
Income tax provision     $ 21,136   $ 24,005   $ 19,429
-----------------------------------------------------------

A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

--------------------------------------------------------
  Year Ended December 31    1997      1996      1995
--------------------------------------------------------
Statutory federal income
  tax rate                  35.0%     35.0%     35.0%
Goodwill amortization        1.7       1.5       1.4
Dividends received
  deduction                 (1.1)     (0.4)     (0.3)
Tax-exempt income           (0.9)     (0.9)     (1.5)
Minority interest             --       0.1       0.5
Other, net                   0.2        --       0.1
--------------------------------------------------------
Effective rate              34.9%     35.3%     35.2%
--------------------------------------------------------

Deferred taxes were recorded based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred taxes were recorded (in thousands):

-------------------------------------------------------
        December 31             1997        1996
-------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses   $   9,540   $  10,243
  Deferred loan fees and
     discounts                    2,384       2,144
  Other deferred tax assets         535         592
-------------------------------------------------------
Gross deferred tax assets        12,459      12,979
-------------------------------------------------------
Deferred tax liabilities:
  Unrealized securities
     gains                      (24,380)     (8,491)
  Purchase accounting
     adjustments                 (2,045)     (2,390)
  Other deferred tax
     liabilities                   (730)       (562)
-------------------------------------------------------
Gross deferred tax
  liabilities                   (27,155)    (11,443)
-------------------------------------------------------
Net deferred tax asset
  (liability)                 $ (14,696)  $   1,536
-------------------------------------------------------

                           9. EMPLOYEE BENEFIT PLANS

Expenses for retirement and savings-related benefit plans were as follows (in thousands):

-------------------------------------------------------
   Year Ended December 31      1997    1996   1995
-------------------------------------------------------
Pension plan                   $ (97)  $  3   $  44
Employees' savings plan and
  trust                           94     95      68
-------------------------------------------------------
Total                          $  (3)  $ 98   $ 112
-------------------------------------------------------

PENSION PLAN Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 1997. Pension plan assets are primarily invested in common stocks and bank deposits.

Pension expense was comprised of the following (in thousands):

--------------------------------------------------------------
  Year Ended December 31      1997       1996       1995
--------------------------------------------------------------
Service cost                $    423   $    362   $    260
Interest cost                    874        825        737
Actual return on plan
  assets                      (5,255)    (3,175)    (2,614)
Amortization of transition
  asset                         (202)      (202)      (202)
Net amortization and
  deferral                     4,063      2,193      1,863
--------------------------------------------------------------
Pension expense             $    (97)  $      3   $     44
--------------------------------------------------------------

The plan's funded status was as follows (in thousands):

-------------------------------------------------------
December 31                    1997         1996
-------------------------------------------------------
Actuarial present value of
  vested benefit
  obligations                $ (11,614)   $ (10,154)
Actuarial present value of
  nonvested benefit
  obligations                     (129)        (132)
-------------------------------------------------------
Accumulated benefit
  obligation                   (11,743)     (10,286)
Estimated future benefits       (1,778)      (1,627)
-------------------------------------------------------
Projected benefit
  obligation                   (13,521)     (11,913)
Plan assets at fair value       19,829       15,175
-------------------------------------------------------
Plan assets in excess of
  projected benefit
  obligation                     6,308        3,262
Unrecognized net transition
  asset                           (808)      (1,010)
Unrecognized net gain           (4,719)      (1,568)
-------------------------------------------------------
Prepaid pension asset        $     781    $     684
-------------------------------------------------------

The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% at December 31, 1997 and 7.5% at December 31, 1996 and 1995. The weighted-average rate of increase in compensation and expected long-term rate of return on plan assets were 5.0% and 8.0%, respectively, in 1997, 1996 and 1995.

SAVINGS PLAN Most employees are eligible to become participants of CORUS' Employees' Savings Plan and Trust. CORUS' matching contributions to the Plan are discretionary. For the years ended December 31, 1997, 1996 and 1995, CORUS matched 20% of participants' contributions, up to a maximum of $750.

                           10. FINANCIAL INSTRUMENTS

In the normal course of business, CORUS invests in various financial assets, incurs various financial liabilities and enters into agreements involving off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts CORUS might receive or pay in actual market transactions. Potential taxes and other transaction costs have also not been considered in estimating fair value. As some of CORUS' assets and liabilities are not considered financial instruments, the disclosures below do not reflect the fair value of CORUS as a whole.

FINANCIAL ASSETS CORUS had the following financial assets (in thousands):

---------------------------------------------------------------------------
December 31                    1997                      1996
---------------------------------------------------------------------------
                       Carrying       Fair       Carrying       Fair
                        Value        Value        Value        Value
---------------------------------------------------------------------------
Cash and cash
  equivalents         $   63,717   $   63,717   $  156,008   $  156,008
Federal funds sold
  with original
  maturities greater
  than 90 days            20,000       19,994           --           --
Interest-bearing
  deposits with banks     26,999       26,976           --           --
Securities               541,142      541,388      390,283      390,583
Loans                  1,515,315    1,534,221    1,590,477    1,613,618
Accrued interest
  receivable              25,562       25,562       22,495       22,495
---------------------------------------------------------------------------

Cash and cash equivalents and accrued interest receivable are short-term in nature and as such, their carrying value approximates book value.

Fair values of interest-bearing deposits with banks, federal funds sold with original maturities greater than 90 days and securities are based on quoted market prices, when available. Non-quoted instruments are valued based on discounted cash flows using current interest rates for similar securities.

Loans are valued based on type of loan. The fair value of variable-rate loans that reprice frequently is assumed to approximate carrying value. Residential mortgage loans are valued based on secondary market prices for securities for similar loans after adjustment for differences in characteristics. The fair values of all other loans are based on the discounted amount of scheduled cash flows or the estimated fair value of the underlying collateral. The discount rate used is the rate for loans being offered to borrowers with similar terms and credit quality.

FINANCIAL LIABILITIES CORUS had the following financial liabilities (in thousands):

----------------------------------------------------------------------------
December 31                     1997                      1996
----------------------------------------------------------------------------
                        Carrying       Fair       Carrying       Fair
                         Value        Value        Value        Value
----------------------------------------------------------------------------
Deposits without a
  stated maturity      $1,358,220   $1,358,220   $1,414,134   $1,414,134
Certificates of
  deposit                 504,846      505,765      486,545      486,779
Short-term borrowings       9,264        9,264        6,317        6,317
Federal Home Loan
  Bank advances            40,000       40,000       40,000       40,000
Accrued interest
  payable                   8,685        8,685        7,471        7,471
----------------------------------------------------------------------------

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

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS CORUS is a party to off-balance-sheet financial instruments used in the normal course of business to meet the financing needs of its customers and manage its interest rate risk. These financial instruments involve, in varying degrees, elements of credit, interest rate, and liquidity risk.

The following lending-related financial instruments had contract amounts that represented credit exposure (thousands):

-------------------------------------------------------
December 31                      1997        1996
-------------------------------------------------------
Standby letters of credit      $  4,307    $  3,358
Loan commitments                220,553     220,389
Unfunded open-ended lines
  of credit                      22,979      44,562
-------------------------------------------------------

                                       38            Corus Bankshares, Inc.
                                      ----

The following financial instruments were used by CORUS to hedge its interest rate risk (in thousands):

-------------------------------------------------------------
                            Notional    Fair     Carrying
December 31, 1997            Amount     Value     Value
-------------------------------------------------------------
Interest rate swap
  agreements:
  Amortizing pay fixed
    rate, receive floating
    rate                    $240,068   $(4,604)   $(158)
  Non-amortizing pay fixed
    rate, receive floating
    rate                      18,230    (1,092)    (102)
  Non-amortizing pay
    floating rate, receive
    fixed rate                30,000         3        1
Basis swap agreements:
  Non-amortizing variable
    pay/variable receive     100,000       100       (1)
-------------------------------------------------------------
December 31, 1996
-------------------------------------------------------------
Interest rate swap
  agreements:
  Amortizing pay fixed
    rate, receive floating
    rate                    $213,975   $(1,312)   $(194)
  Non-amortizing pay fixed
    rate, receive floating
    rate                      22,480    (1,379)    (104)
  Non-amortizing pay
    floating rate, receive
    fixed rate                30,000      (157)      15
Interest rate floor
  agreements                 200,000        --       44
-------------------------------------------------------------

The fair values of interest rate and basis swaps and floor agreements are based on either quoted market or dealer prices. The carrying value for interest rate and basis swaps represents the net accrued interest receivable or payable. The carrying value of interest rate floors represents the amount of unamortized premium. At December 31, 1997, the fair value of all interest rate swaps agreements included in the table above represent the gross amounts of unrealized gains or losses.

CORUS enters into interest rate swap agreements to hedge its exposure to interest rate risk on specific fixed-rate loans and deposits. The terms of the swaps match the terms of the hedged loans and deposits. For the amortizing pay fixed rate, receive floating rate swaps, CORUS paid a weighted-average rate of 6.51% and received a weighted-average rate of 5.73% in 1997. For the non-amortizing pay fixed rate, receive floating rate swaps, CORUS paid a weighted-average rate of 9.09% and received a weighted-average rate of 5.84% in 1997. For non-amortizing pay floating rate, receive fixed rate swaps, CORUS paid a weighted-average rate of 5.77% and received a weighted-average rate of 5.99% in 1997. At December 31, 1997, interest rate swaps with notional amounts of $34.9, $179.6 and $73.8 million had maturity dates within one year, from one to five years and greater than five years, respectively.

CORUS enters into basis swaps to change the floating rate index on pay fixed rate, receive floating rate interest rate swaps. For the basis swaps, CORUS paid a weighted-average rate of 5.80% and received a weighted-average rate of 5.86% in December 31, 1997. At December 31, 1997, basis swaps with notional amounts of $100 million had maturity dates from one to five years.

CORUS purchases interest rate floor agreements to offset the possibility of falling interest rates as part of its asset/liability management. No amounts were received by CORUS under the agreements during 1997 or 1996. These agreements expired in 1997.

The following financial instruments were used by CORUS to hedge the market risk associated with the bank stock portfolio (in thousands):

--------------------------------------------------------
                       Notional    Fair     Carrying
December 31, 1997       Amount     Value     Value
--------------------------------------------------------
Over the counter S&P
  500 options:
  Purchased put
     options           $302,500   $10,199   $10,851
  Written put options   302,500    (5,009)   (4,962)
  Written call
     options            302,500    (6,987)   (5,889)
--------------------------------------------------------

The options were the result of two option collar agreements on the S&P 500 that CORUS entered into during 1997. The details of each agreement were as follows:

------------------------------------------------------------
Notional Value         $142.5 million    $160.0 million
Expiration Date          May 1, 1998      June 8, 1998
Type of options           European          European
Purchased put strike
  price                    888.52            953.15
Written put strike
  price                    760.28            888.30
Written call strike
  price                   1,009.43          1,110.37
------------------------------------------------------------

The fair values of the option contracts are based on dealer prices. The carrying value represents the unamortized option premium remaining at December 31, 1997. CORUS entered into the collars to hedge its systematic market risk with respect to the bank stock portfolio. CORUS is subject to credit risk as a purchaser of an option contract and is subject to market risk to the extent of the purchase price of the option. CORUS is subject to market risk on its written option contracts, but not credit risk since the counterparty already performed by paying an up front cash premium.

                      11. LEGAL AND REGULATORY PROCEEDINGS

CORUS is involved in various legal and regulatory proceedings, many involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, these proceedings will not have a material effect on the results of operations, financial position, liquidity or capital resources of CORUS, except for possibly the matter discussed below.

As disclosed previously, CORUS discovered that certain former employees in the student loan servicing area had falsified some records of telephone calls, from late 1993 to April 1994, to students whose loans were delinquent. The telephone calls are a required action to maintain the enforceability of a student loan's government guarantee. CORUS terminated the employees involved and informed the U.S. Department of Education immediately upon discovery of the problem and the Department commenced an investigation.

CORUS believes that the Department's investigation expanded in 1996 to include a review of whether CORUS' student loan division engaged in improper practices from 1988 to April 1994, including whether information contained on guarantee claim forms may have been falsified. If it is ultimately determined that CORUS acted illegally or violated Department policy or regulations, CORUS could (i) lose its government guarantees with respect to certain student loans and (ii) be required to repurchase a substantial amount of delinquent student loans for which CORUS previously received guarantee payments. In addition, CORUS or individual employees could be subject to substantial penalties.

Shortly after notifying the Department of the problem, CORUS entered into an interim agreement with the Department pursuant to which it agreed, pending the conclusion of the investigation, not to request payment from any guarantor or the Department on any loans that CORUS is unable to state with certainty were not affected by incorrect servicing history documentation. Management charged off against the allowance for loan losses $1.5 million of student loans in the third quarter of 1997 and $4.0 million of student loans during each of the first two quarters of 1997 and the fourth quarter of 1996 that were subject to the interim agreement. A total of $13.5 million of loans subject to the interim agreement have been charged off against the allowance for loan losses. The ultimate collectibility of the loans is uncertain.

Management is unable to predict what actions, if any, the Department will take following the completion of its investigation, and therefore cannot estimate the amount or range of any liability that CORUS will ultimately incur. As such, management is unable to quantify either the student loans that may lose their government guarantee or the amount of loans that CORUS may be required to repurchase.

CORUS does not condone or permit such improper practices and is cooperating fully with the Depart-ment's investigation.

                            12. SHAREHOLDERS' EQUITY

PREFERENCE SHARES CORUS has 1.0 million authorized shares of $50-stated-value preference stock and 3.0 million of authorized shares of $1-stated-value preferred stock available to be issued for acquisition and capital maintenance programs. At December 31, 1997 and 1996, no preference or preferred stock was issued.

DIVIDEND RESTRICTIONS The payment of dividends to CORUS by its subsidiary bank is subject to federal regulatory limitations. National banks are generally allowed to pay dividends to the extent of net income for the current and prior two years less dividends paid without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. CORUS' subsidiary bank was considered well-capitalized as of December 31, 1997. At December 31, 1997, the total amount of the subsidiary bank's retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $14.8 million.

STOCK OPTION PLAN Options to purchase CORUS' common stock have been granted to employees under the 1990 Stock Option Plan at prices equal to the fair market value of the underlying stock on the dates the options were granted. The options are generally exercisable in not more than five equal, annual cumulative installments beginning one year after the date of grant, and expire in 10 years. At December 31, 1997, there were 51,735 shares available for grant.

                                       40            Corus Bankshares, Inc.
                                      ----

--------------------------------------------------------------------------------

Changes in stock options were as follows (number of shares in thousands):

--------------------------------------------------------------------------------------
         Year Ended December 31       1997                 1996                  1995
--------------------------------------------------------------------------------------
                                      Weighted            Weighted            Weighted
                                          Avg.               Avg.              Avg.
                            Number    Exercise  Number    Exercise   Number   Exercise
                          of shares    Price   of Shares    Price   of Shares   Price
--------------------------------------------------------------------------------------
Beginning balance              359     $16.53     347      $15.52    293      $14.56
Granted                         44      31.96      29       30.00     74       19.38
Exercised                       --         --      (1)      20.30     --          --
Cancelled                       (5)     21.88     (16)      19.05    (20)      15.62
--------------------------------------------------------------------------------------
Ending balance                 398     $18.16     359      $16.53    347      $15.52
--------------------------------------------------------------------------------------
Exercisable at December 31     289     $15.09     271      $14.57    254      $14.23
--------------------------------------------------------------------------------------

At December 31, 1997, the range of exercise prices for outstanding options and weighted-average term remaining was $10.50 to $34.65 and 4.7 years, respectively. If CORUS expensed the fair value of options granted in 1997, 1996 and 1995, the pro forma net income and earnings per share would have been as follows (in thousands, except per share data):

----------------------------------------------------------
Year Ended December
  31                        1997      1996        1995
----------------------------------------------------------
Reported net income      $39,371    $43,905     $35,770
After-tax fair value
  of options granted          97        66          33
----------------------------------------------------------
Pro forma net income     $39,274    $43,839     $35,737
----------------------------------------------------------
Pro forma diluted
  earnings per share     $  2.62    $ 2.92      $ 2.34
----------------------------------------------------------

The fair value of options granted was computed using the Black-Scholes model using the following assumptions: a risk-free rate between 5.8% and 6.6% in 1997, 6.6% in 1996, and between 6.0% and 6.1% in 1995; expected life of 5 years in 1997 and 1996, and between 5 and 8.6 years in 1995; expected volatility of 21% in 1997, 1996 and 1995; and, expected dividend yield of 1.5% in 1997, 1.7% in 1996, and 1.8% in 1995. For the pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

-------------------------------------------------------------------------------

                                                              Total Risk-Based
                          Leverage         Tier I Capital         Capital
                     ----------------------------------------------------------
                      Amount    Ratio     Amount    Ratio     Amount    Ratio
-------------------------------------------------------------------------------
Minimum ratios for
  well-capitalized       5.0%                6.0%                10.0%
December 31, 1997:
  CORUS              $237,320   10.5%    $237,320   15.3%     $256,701  16.6%
  Subsidiary bank     141,703    6.7%     141,703    9.8%      160,134  11.0%
December 31, 1996:
  CORUS              $207,632    9.7%    $207,632   13.5%     $227,182  14.8%
  Subsidiary bank     141,859    6.8%     141,859    9.6%      160,535  10.9%
-------------------------------------------------------------------------------

REGULATORY CAPITAL CORUS and its subsidiary bank are required to maintain certain capital ratios. Failure to maintain these ratios would severely limit their ability to pay dividends, support growth and repurchase shares and would increase the amount of FDIC insurance premiums. At December 31, 1997 and 1996, CORUS and its subsidiary bank were classified as well-capitalized. There have been no events since December 31, 1997 that management believes would have changed that classification.

OTHER COMPREHENSIVE INCOME Changes in other comprehensive income, net of income taxes, were as follows (in thousands):

---------------------------------------------------------------------------
Year Ended December 31               1997      1996      1995
---------------------------------------------------------------------------
Increase in unrealized
  securities gains
  during the year                 $32,263   $10,674   $12,076
Reclassification
  adjustment for
  securities sold
  during the year                   2,755     1,290     (261)
---------------------------------------------------------------------------
Unrealized securities
  gains recognized in
  other comprehensive
  income                          $29,508   $ 9,384   $12,337
---------------------------------------------------------------------------

                            13. NET INCOME PER SHARE

Net income per share was calculated as follows (in thousands, except per share data):

---------------------------------------------------------------------------
Year Ended December 31               1997      1996      1995
---------------------------------------------------------------------------
Denominator for basic
  earnings per share
  -- average common
  shares outstanding               14,788    14,833    15,161
Dilutive common stock
  options                             178       161        80
---------------------------------------------------------------------------
Denominator for
  diluted earnings per
  share                            14,966    14,994    15,241
---------------------------------------------------------------------------
Numerator: Net income
  attributable to
  common shares                   $39,371   $43,905   $35,770
---------------------------------------------------------------------------
Net income per share:
  Basic                           $  2.66   $  2.96   $  2.36
  Diluted                            2.63      2.93      2.35
---------------------------------------------------------------------------

                                       42            Corus Bankshares, Inc.
                                      ----

                    14. PARENT COMPANY FINANCIAL STATEMENTS

CORUS condensed parent company financial statements were as follows (in thousands, except per share data):
--------------------------------------------------------------------------------
CONDENSED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------

December 31                                                         1997          1996
------------------------------------------------------------------------------------------
Assets:
Cash                                                            $ 11,227      $  4,356
Available for sale securities, at fair value                     158,660        92,611
Investment in subsidiaries                                       152,031       154,945
Other assets                                                       2,350           686
------------------------------------------------------------------------------------------
Total                                                           $324,268      $252,598
------------------------------------------------------------------------------------------
Liabilities and shareholders' equity:
Liabilities                                                     $ 32,635      $ 17,008
Shareholders' equity                                             291,633       235,590
------------------------------------------------------------------------------------------
Total                                                           $324,268      $252,598
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

Year Ended December 31                                             1997         1996         1995
-----------------------------------------------------------------------------------------------------
Income:
Dividends from bank subsidiary                                  $37,000      $36,000      $20,524
Other income                                                      8,483        5,516        1,474
-----------------------------------------------------------------------------------------------------
Total Income                                                     45,483       41,516       21,998
-----------------------------------------------------------------------------------------------------
Expenses:
Interest expense                                                    327          414          430
Other expenses                                                    1,381        1,247          981
Goodwill and purchase accounting amortization                        --        1,036        2,211
-----------------------------------------------------------------------------------------------------
Total Expenses                                                    1,708        2,697        3,622
-----------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed
  (distributed) net income of subsidiaries                       43,775       38,819       18,376
Income tax expense (benefit)                                      1,727          839         (665)
-----------------------------------------------------------------------------------------------------
Income before equity in undistributed (distributed) net
  income of subsidiaries                                         42,048       37,980       19,041
Equity in undistributed (distributed) net income of banking
  subsidiaries                                                   (2,968)       5,612       16,609
Equity in undistributed net income of non-bank subsidiary           291          313          120
-----------------------------------------------------------------------------------------------------
Net Income                                                      $39,371      $43,905      $35,770
-----------------------------------------------------------------------------------------------------
Net Income per Share:
  Basic                                                         $  2.66      $  2.96      $  2.36
  Diluted                                                          2.63         2.93         2.35
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                   Year Ended December 31                           1997          1996          1995
--------------------------------------------------------------------------------------------------------
Operating activities:
  Net income                                                    $ 39,371      $ 43,905      $ 35,770
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation                                                     51            54            44
     Amortization of goodwill and purchase accounting
      adjustments                                                     --         1,036         2,211
     Net securities and other financial instruments gains         (4,220)       (2,656)       (1,289)
     Decrease in dividends receivable, net                            --            --         2,000
     Decrease (increase) in other assets                          (1,688)         (215)          126
     Increase (decrease) in other liabilities                      1,372        (1,747)          153
     Equity in (undistributed) distributed net income of
      subsidiaries                                                 2,677        (5,925)      (16,729)
--------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                         37,563        34,452        22,286
--------------------------------------------------------------------------------------------------------
Investing activities:
  Proceeds from maturities of available for sale securities           --         1,000         2,013
  Proceeds from sales of available for sale securities            42,023         6,075         3,236
  Purchases of available for sale securities                     (58,300)      (46,311)       (9,919)
  Purchases of premises and equipment                                (27)          (68)          (59)
  Return of capital from banking subsidiary                           --         8,000            --
  Purchases of minority interest and additional
     consideration for bank subsidiaries                          (1,690)       (4,139)           --
--------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                            (17,994)      (35,443)       (4,729)
--------------------------------------------------------------------------------------------------------
Financing activities:
  Issuance of common shares under stock option plan                   --             9            --
  Retirement of common shares                                     (5,007)       (5,392)       (4,751)
  Cash dividends paid on common stock                             (7,691)       (6,691)       (5,128)
--------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                            (12,698)      (12,074)       (9,879)
--------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents               6,871       (13,065)        7,678
Cash and Cash Equivalents at January 1                             4,356        17,421         9,743
--------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at December 31                        $ 11,227      $  4,356      $ 17,421
--------------------------------------------------------------------------------------------------------

                                       44            Corus Bankshares, Inc.
                                      ----

                    15. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly financial information for the years ended December 31, 1997 and 1996 (in thousands, except per share data):

---------------------------------------------------------------------------------------------------------------------------------
                                First Quarter      Second Quarter       Third Quarter      Fourth Quarter            Year
---------------------------------------------------------------------------------------------------------------------------------
                               1997      1996      1997      1996      1997      1996      1997      1996       1997       1996
---------------------------------------------------------------------------------------------------------------------------------
Interest income               $45,709   $49,221   $47,018   $48,074   $45,829   $47,568   $45,376   $46,087   $183,932   $190,950
Interest expense               20,284    19,978    20,531    19,917    20,639    20,211    21,207    19,505     82,661     79,611
---------------------------------------------------------------------------------------------------------------------------------
Net interest income            25,425    29,243    26,487    28,157    25,190    27,357    24,169    26,582    101,271    111,339
Provision for loan losses       4,000     4,000     4,000     4,000     4,000     4,000     4,000     4,000     16,000     16,000
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses    21,425    25,243    22,487    24,157    21,190    23,357    20,169    22,582     85,271     95,339
Noninterest income, net of
  securities gains              5,699     3,956     6,192     4,640     5,004     5,009     4,652     5,831     21,547     19,436
Securities gains, net              27     1,420       699       199     1,934     1,244     2,221       453      4,881      3,316
Noninterest expense            12,870    12,875    12,740    12,543    12,498    12,522    13,084    12,241     51,192     50,181
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes     14,281    17,744    16,638    16,453    15,630    17,088    13,958    16,625     60,507     67,910
Income tax expense              4,978     6,259     5,848     5,811     5,466     6,086     4,844     5,849     21,136     24,005
---------------------------------------------------------------------------------------------------------------------------------
Net income available to
  common shareholders         $ 9,303   $11,485   $10,790   $10,642   $10,164   $11,002   $ 9,114   $10,776   $ 39,371   $ 43,905
---------------------------------------------------------------------------------------------------------------------------------
Earnings per share:
  Basic                       $  0.63   $  0.77   $  0.73   $  0.72   $  0.69   $  0.74   $  0.62   $  0.73   $   2.66   $   2.96
  Diluted                        0.62      0.77      0.72      0.71      0.68      0.73      0.61      0.72       2.63       2.93
---------------------------------------------------------------------------------------------------------------------------------

      COMMON STOCK MARKET INFORMATION AND DIVIDEND HIGHLIGHTS (UNAUDITED)

--------------------------------------------------------------------------------------------------------------------------------
                                          First Quarter    Second Quarter     Third Quarter    Fourth Quarter         Year
--------------------------------------------------------------------------------------------------------------------------------
                                          1997     1996     1997     1996     1997     1996     1997     1996     1997     1996
--------------------------------------------------------------------------------------------------------------------------------
Stock price range
  High                                   $34.50   $30.00   $33.25   $31.00   $37.25   $32.75   $41.00   $33.00   $41.00   $33.00
  Low                                     31.50    24.75    23.50    28.75    28.00    28.25    32.75    30.75    23.50    24.75
  Close                                   33.25    29.00    28.25    30.00    36.13    32.00    39.56    32.25    39.56    32.25
Cash dividends declared                   0.125     0.10    0.135    0.125    0.135    0.125    0.135    0.125     0.53    0.475
--------------------------------------------------------------------------------------------------------------------------------

 CORUS' common stock is a NASDAQ National Market Issue trading under the ticker symbol CORS.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of CORUS BANKSHARES, Inc.:

We have audited the accompanying consolidated balance sheet of CORUS BANKSHARES, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of CORUS' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CORUS BANKSHARES, Inc. and subsidiaries at December 31, 1997, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.


                                     ARTHUR ANDERSEN LLP


Chicago, Illinois
January 9, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of CORUS BANKSHARES, Inc.:

We have audited the accompanying consolidated balance sheet of CORUS BANKSHARES, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of CORUS' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CORUS BANKSHARES, Inc. and subsidiaries at December 31, 1996, and the results of their operations and cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                     KPMG PEAT MARWICK LLP


Chicago, Illinois
January 10, 1997



                                       48