Form 10-K/A, Exhibit 13
period 1998-12-31
CORUS BANKSHARES INC
filed 1999-05-04
CIK 51939

                                                                      EXHIBIT 13

                             CORUS BANKSHARES, INC.

                             1998 FINANCIAL REVIEW

Management's Discussion and Analysis of Financial
   Statements...............................................     51
Consolidated Balance Sheets.................................     74
Consolidated Statements of Income...........................     75
Consolidated Statements of Changes in Shareholders'
   Equity...................................................     77
Consolidated Statements of Cash Flows.......................     78
Notes to Consolidated Financial Statements..................     80
Report of Independent Public Accountants....................    108
Directors and Executive Officers............................

                             CORUS BANKSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                            OF FINANCIAL STATEMENTS

EARNINGS SUMMARY

     Net income in 1998 totaled $40.6 million, compared with $39.4 and $43.9 million in 1997 and 1996, respectively. Return on average common equity was 13.7% for 1998, 14.9% for 1997 and 20.4% for 1996. The return on average assets was 1.7% in 1998, compared with 1.8% and 2.0% in 1997 and 1996, respectively.

Net Interest Income

     The major source of earnings for Corus is net interest income. Net interest income provided 79.3%, 79.0% and 82.8% of net revenues during 1998, 1997 and 1996, respectively. The related net interest margin represents the net interest income as a percentage of average earning assets during the period. The table on the following page sets forth certain information relating to Corus' consolidated average balance sheets and income and reflects the average yield on assets and cost of liabilities for the last three years. The yields and costs are adjusted for the accretion or amortization of deferred fees. Interest income on nonaccrual loans is reflected in the year that it is collected. Such amounts are not material to net interest income or net change in net interest income in any year. Nonaccrual loans are included in the average balances and do not have a material effect on the average yield.

     A source of interest income for Corus is the accretion of acquisition discount related to several groups of nonperforming student loan pools. The amount of acquisition discount recognized in interest income for the years ended December 31, 1998, 1997 and 1996, totaled $3.9, $4.5 and $13.2 million, respectively. The related net interest margin, excluding the acquisition discount, would have been 4.17% in 1998, compared with 4.64% and 4.83%, for 1997 and 1996, respectively.

     The net interest margin in 1998 was adversely affected by the increase in the average balance of Corus' common stock portfolio. If the average balance and dividend income associated with the common stock portfolio were excluded, the net interest margin, excluding acquisition discount, would have been 4.26% for 1998, compared with 4.71% and 4.86% for 1997 and 1996, respectively.

     The following table represents the impact these items had on net interest margin:

                                                          YEAR ENDED DECEMBER 31
                                                         ------------------------
                                                          1998     1997     1996
                                                         ------   ------   ------
Net interest margin...................................    4.33%    4.85%    5.47%
Impact of student loan discount accretion.............   (0.16)   (0.21)   (0.64)
                                                         -----    -----    -----
Net interest margin without student loan discount
   accretion..........................................    4.17%    4.64%    4.83%
Impact of common stock portfolio......................    0.09     0.07     0.03
                                                         -----    -----    -----
Net interest margin without student loan discount
   accretion and common stock portfolio...............    4.26%    4.71%    4.86%
                                                         -----    -----    -----

     An additional element that negatively affected the net interest margin was the taking on of substantial brokered retail certificates of deposit in the middle of 1998. These funds were partially used to offset maturing brokered retail deposits, however the majority of these deposits represented additional net funding and were temporarily invested, in large part, in Corus' taxable investment portfolio other than common stocks. As the spread between the rate on the brokered retail deposits and the investment portfolio was relatively narrow, Corus' overall margin was negatively impacted. Excluding the brokered deposits and the resulting investments, Corus' net interest margin would have been approximately 0.15% higher for the year ended December 31, 1998. In taking on these additional deposits, Corus has positioned itself for future loan growth.

     The decline in net interest margin for 1997 compared with 1996 was primarily due to lower rates earned on loans and investments.

                             CORUS BANKSHARES, INC.

                 AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN

                                           1998                              1997                              1996
                              -------------------------------   -------------------------------   -------------------------------
                                                      AVERAGE                           AVERAGE                           AVERAGE
                               AVERAGE                YIELD/     AVERAGE                YIELD/     AVERAGE                YIELD/
                               BALANCE     INTEREST    COST      BALANCE     INTEREST    COST      BALANCE     INTEREST    COST
                              ----------   --------   -------   ----------   --------   -------   ----------   --------   -------
                                                                    (DOLLARS IN THOUSANDS)
ASSETS
Earning assets
  Interest-bearing deposits
    with banks..............  $   24,315   $  1,461    6.01%    $    8,123   $    491     6.04%   $   11,528   $    723     6.27%
  Federal funds sold........      84,588      4,626    5.47%        99,952      5,514     5.52%       47,907      2,508     5.24%
  Taxable securities other
    than common stocks......     488,093     26,727    5.48%       317,923     17,741     5.58%      346,599     19,650     5.67%
  Common stocks(1)..........     165,659      4,928    2.97%       112,077      3,625     3.23%       49,202      1,687     3.43%
  Tax-advantaged
    securities(2)...........       3,190        240    7.52%         4,591        357     7.78%        7,103        510     7.18%
  Trading account
    securities..............      20,368      1,052    5.16%        13,953        760     5.45%           --         --       --
  Loans, net of unearned
    discount(2)(3)(4).......   1,525,349    150,447    9.86%     1,570,521    157,306    10.02%    1,601,269    167,397    10.45%
                              ----------   --------    ----     ----------   --------   ------    ----------   --------   ------
    Total earning assets....   2,311,562    189,481    8.20%     2,127,140    185,794     8.73%    2,063,608    192,475     9.33%
Noninterest-earning assets
  Cash and due from banks --
    noninterest-bearing.....      61,780                            59,600                            69,461
  Allowance for loan
    losses..................     (34,081)                          (31,180)                          (32,301)
  Premises and equipment,
    net.....................      32,839                            29,607                            24,496
  Other assets, including
    goodwill................      57,254                            52,252                            48,824
                              ----------   --------    ----     ----------   --------   ------    ----------   --------   ------
    Total
      noninterest-earning
      assets................     117,792                           110,279                           110,480
                              ----------   --------    ----     ----------   --------   ------    ----------   --------   ------
         Total assets.......  $2,429,354                        $2,237,419                        $2,174,088
                              ==========   ========    ====     ==========   ========   ======    ==========   ========   ======
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Deposits -- interest-bearing
  NOW and money market
    deposits................  $1,004,448   $ 44,768    4.46%    $1,028,746   $ 47,662     4.63%   $1,033,053   $ 46,253     4.48%
  Savings deposits..........     173,799      4,586    2.64%       187,573      4,913     2.62%      209,468      5,480     2.62%
  Time deposits(4)..........     652,086     37,287    5.72%       480,743     27,139     5.65%      458,850     25,344     5.52%
                              ----------   --------    ----     ----------   --------   ------    ----------   --------   ------
    Total interest-bearing
      deposits..............   1,830,333     86,641    4.73%     1,697,062     79,714     4.70%    1,701,371     77,077     4.53%
  Short-term borrowings.....       5,799        391    6.74%         8,562        630     7.36%       15,987        895     5.60%
  Federal Home Loan Bank
    advances................      40,000      2,273    5.68%        40,000      2,317     5.79%       28,778      1,639     5.70%
                              ----------   --------    ----     ----------   --------   ------    ----------   --------   ------
    Total interest-bearing
      liabilities...........   1,876,132     89,305    4.76%     1,745,624     82,661     4.74%    1,746,136     79,611     4.56%
Noninterest-bearing
  liabilities and
  shareholders' equity
  Noninterest-bearing
    deposits................     200,865                           191,904                           189,317
  Other liabilities.........      56,503                            36,279                            23,477
  Shareholders' equity......     295,854                           263,612                           215,158
                              ----------   --------    ----     ----------   --------   ------    ----------   --------   ------
    Total
      noninterest-bearing
      liabilities and
      shareholders'
      equity................     553,222                           491,795                           427,952
                              ----------   --------    ----     ----------   --------   ------    ----------   --------   ------
    Total liabilities and
      shareholders'
      equity................  $2,429,354                        $2,237,419                        $2,174,088
                              ==========   ========    ====     ==========   ========   ======    ==========   ========   ======
Interest income/average
  earning assets............  $2,311,562   $189,481    8.20%    $2,127,140   $185,794     8.73%   $2,063,608   $192,475     9.33%
Interest expense/average
  interest-bearing
  liabilities...............   1,876,132     89,305    4.76%     1,745,624     82,661     4.74%    1,746,136     79,611     4.56%
                              ----------   --------    ----     ----------   --------   ------    ----------   --------   ------
Net interest spread.........               $100,176    3.44%                 $103,133     3.99%                $112,864     4.77%
                              ==========   ========    ====     ==========   ========   ======    ==========   ========   ======
Net interest margin.........                           4.33%                              4.85%                             5.47%
                              ==========   ========    ====     ==========   ========   ======    ==========   ========   ======

-------------------------

(1) Dividends on the common stock portfolio reflect a tax equivalent adjustment for the 70% dividend received deduction.

(2) Interest income on loans and tax-advantaged securities reflects a tax equivalent adjustment based on a marginal income tax rate of 35%.

(3) Unremitted interest on nonaccrual loans is not included in the amounts.

(4) Includes net interest income derived from interest rate floor and swap contracts.

     The following table represents a reconciliation of fully tax-equivalent net interest income from 1997 to 1998 and 1996 to 1997 (in thousands):

                                                      YEAR ENDED
                                                      DECEMBER 31
                                                  -------------------
                                                    1998       1997
                                                  --------   --------
Fully tax-equivalent net interest income for
   prior year...................................  $103,133   $112,864
Change in common stock dividend income..........     1,303      1,938
Change due to student loan discount accretion...      (625)    (8,686)
Change due to average earning assets
   fluctuations other than common stocks........     6,461         36
Change due to interest rate fluctuations other
   than student loan discount accretion and
   common stock dividend income.................    (9,444)    (3,014)
Change due to rate/volume fluctuations..........      (652)        (5)
                                                  --------   --------
Fully tax-equivalent net interest income........  $100,176   $103,133
                                                  ========   ========

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

     Earning Asset Composition   At December 31, 1998, earning assets as a
percentage of total assets was 95.4%, compared with 94.8% and 95.2% at December 31, 1997 and 1996, respectively. Corus' level of net interest margin is dependent upon its composition of earning assets. Generally, loans have higher yields than securities or short-term investments.

                         COMPOSITION OF EARNING ASSETS

                                                              DECEMBER 31
                                                         ---------------------
                                                         1998    1997    1996
                                                         -----   -----   -----
Loans:
   Commercial real estate:
      First Mortgage...................................   21.6%   26.0%   29.1%
      Construction.....................................    9.2     7.3     2.0
   Student.............................................   17.5    19.3    19.1
   Residential first mortgage..........................    5.6     9.8    13.5
   Commercial..........................................    4.4     2.6     2.9
   Home equity.........................................    3.4     6.2     8.9
   Medical finance.....................................    1.0     1.0     1.0
   Consumer............................................    0.1     0.2     0.3
                                                         -----   -----   -----
Total loans............................................   62.8    72.4    76.8
Securities other than common stocks....................   29.1    17.9    14.1
Common stocks..........................................    7.5     7.4     4.4
Interest-bearing deposits with banks...................    0.5     1.3       -
Federal funds sold.....................................    0.1     1.0     4.7
                                                         -----   -----   -----
Total earning assets...................................  100.0%  100.0%  100.0%
                                                         =====   =====   =====

     Noninterest Income   In 1998, noninterest income, excluding trading and
security gains and losses, decreased $1.3 million or 5.8%. The gain on dispositions of loans decreased $3.1 million to $8.0 million. These gains are the result of payments from guarantee agencies for student loan borrowers that defaulted and represent the remaining discount on loans that were acquired at a substantial discount. Partially offsetting the decline on gains of disposition of loans was an increase of $1.0 million or 176% in trust and investment management services income. This increase resulted principally from Corus' acquisition of the assets of an investment management business on March 31, 1998. Service charges on deposit accounts increased $220,000 or 2.6%. Other income increased $536,000 primarily due to greater OREO gains in 1998.

     In 1997, noninterest income, excluding trading and security gains and losses, increased $2.3 million, or 11.5%. Service charges on deposit accounts declined $974,000 primarily due to lower return and overdraft fee income. The gain on dispositions of loans increased $3.0 million to $11.1 million.

     Corus may acquire securities with the objective of enhancing earnings by taking advantage of interest rate spread opportunities and inefficiencies and aberrations that may occur in the capital markets. These securities are classified as trading account securities with realized and unrealized gains and losses recorded in noninterest income. Trading activities resulted in a net loss of $208,000 and $221,000 in 1998 and 1997, respectively. There were no trading activities in 1996.

     The securities and other financial instrument gains include gains from Corus' common stock portfolio and securities other than common stocks. The gross gains relating to Corus' common stock portfolio were $13.0, $4.2 and $2.3 million in 1998, 1997 and 1996, respectively. Corus also had gains of $655,000 in 1998 from the sale of securities other than common stocks. Partially offsetting 1998 gains were losses of $8.2 million related to options used for hedging the common stock portfolio and $328,000 of losses related to the termination of interest rate swaps on loans that were prepaid.

     The interest rate swap losses of $328,000 were offset by gains of a roughly equal amount received in the form of prepayment charges. In 1997, there was a gain of $565,000 related to the termination of an option collar agreement. The net gain in 1996 included a $1.3 million gain from interest rate swaps that did not qualify for hedge accounting treatment. The swap agreements were terminated in the first quarter of 1996.

                               NONINTEREST INCOME

                                                  YEAR ENDED DECEMBER 31
                                    ---------------------------------------------------
                                                                  1998/1997   1997/1996
                                     1998      1997      1996      CHANGE      CHANGE
                                    -------   -------   -------   ---------   ---------
                                                  (DOLLARS IN THOUSANDS)
Service charges on deposit
   accounts.......................  $ 8,836   $ 8,616   $ 9,590      2.6%      (10.2)%
Gain on dispositions of loans.....    8,036    11,115     8,134    (27.7)       36.6
Trust and investment management
   services.......................    1,626       588       492    176.5        19.5
Other.............................    2,249     1,713     1,535     31.3        11.6
                                    -------   -------   -------    ------      ------
Noninterest income, excluding
   trading, securities and other
   financial instruments gains
   (losses), net..................   20,747    22,032    19,751     (5.8)       11.5
Trading account losses, net.......     (208)     (221)        -      5.9            NM
Securities and other financial
   instruments gains, net.........    5,127     5,102     3,316      0.5        53.9
                                    -------   -------   -------    ------      ------
      Total noninterest income....  $25,666   $26,913   $23,067     (4.6)%      16.7%
                                    =======   =======   =======    ======      ======

-------------------------

NM -- Not meaningful

     Noninterest Expense   In 1998, noninterest expense, excluding goodwill
amortization, increased $1.5 million, or 3.1%. The increase was attributable to increases in salaries and employee benefits, data processing, and furniture and equipment depreciation. These increases were partially offset by declines in net occupancy and other expenses.

     In 1997, noninterest expense, excluding goodwill amortization increased $1.1 million or 2.2%. The increase was attributable to increases in salaries and employee benefits and net occupancy. These increases were partially offset by declines in data processing and other expenses.

                              NONINTEREST EXPENSE

                                          YEAR ENDED DECEMBER 31
                       ------------------------------------------------------------
                                                              1998/1997   1997/1996
                          1998         1997         1996       CHANGE      CHANGE
                       ----------   ----------   ----------   ---------   ---------
                                          (DOLLARS IN THOUSANDS)
Salaries and employee
   benefits..........  $   29,314   $   27,833   $   25,483      5.3%        9.2%
Net occupancy
   expense...........       4,073        4,123        3,975     (1.2)        3.7
Data processing......       2,306        1,977        2,417     16.6       (18.2)
Furniture and
   equipment
   depreciation......       2,679        2,502        1,883      7.1        32.9
Other................      11,810       12,224       13,842     (3.4)      (11.7)
                       ----------   ----------   ----------    ------      ------
Noninterest expense,
   excluding goodwill
   amortization......      50,182       48,659       47,600      3.1         2.2
Goodwill
   amortization......       1,707        3,018        2,896    (43.4)        4.2
                       ----------   ----------   ----------    ------      ------
      Total
         noninterest
         expense.....  $   51,889   $   51,677   $   50,496      0.4%        2.3%
                       ----------   ----------   ----------    ------      ------
Net overhead(1)......  $   29,435   $   26,627   $   27,849
Average total
   assets............   2,429,354    2,237,419    2,174,088
Net overhead
   ratio(2)..........        1.2%         1.2%         1.3%

-------------------------

(1) Net overhead represents "Noninterest expense, excluding goodwill amortization" less "Noninterest income, excluding trading, securities and other financial instrument gains (losses), net".

(2) Net overhead ratio is net overhead as a percentage of average total assets.

     Salaries and Employee Benefits   In 1998, salaries and employee benefits
increased $1.5 million, or 5.3%. Total compensation, excluding employee benefits, increased $1.2 million, of which $423,000 was attributable to Corus' acquisition of an investment management business on March 31, 1998. Excluding investment management business related compensation, Corus' salary expense increased $795,000 or 3.2% in 1998.

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

     Net Occupancy Expense   In 1998, net occupancy expense declined $50,000, or
1.2%. The decline was primarily due to a decrease of $213,000 in building repairs and maintenance. Offsetting this decline was an increase of $190,000 in depreciation and other expenses related to the remodeling of Corus' headquarters. The remodeled areas house Corus' executive staff, commercial real estate lending department, currency exchange division, finance department and retail banking executives. Through December 31, 1998, the cost to remodel totaled $6.4 million. It is anticipated that an additional $2.1 million in costs will be incurred when the remodeling is completed in 1999. These costs are recognized as expense over the anticipated useful life of the building. As a result, net occupancy expense is expected to increase from higher depreciation expense.

     In 1997, net occupancy expense increased $148,000, or 3.7%.

     Data Processing   In 1998, data processing expense increased $329,000, or
16.6%, to $2.3 million. This increase was primarily due to conversion expenses as Corus changed its data processor for the deposit, loan and accounting systems.

     In 1997, data processing expense declined $440,000, or 18.2%, to $2.0 million. This decline was primarily due to the merger of Corus' subsidiary banks. In 1996, Corus merged all its subsidiary banks into one bank, resulting in certain onetime data processing expenses. In addition, ongoing data processing expense declined in 1997 due to reduced data processing activity as a result of the mergers.

     Furniture and Equipment Depreciation   In 1998, furniture and equipment
depreciation expense increased $177,000, or 7.1%, to $ 2.7 million. Depreciation on furniture and equipment is computed using accelerated methods. The increase was primarily attributable to higher depreciation expense related to new workstations for the newly remodeled headquarters' building. The remainder of the increase was attributable to higher depreciation expense related to other 1998 acquisitions.

     In 1997, furniture and equipment depreciation expense increased $619,000, or 32.9%, to $2.5 million. The increase was partially attributable to higher depreciation expense related to the 1996 acquisition of a new phone system, 1997 acquisitions of personal computers for new teller and retail banking systems and an optical storage system for computer reports. The remainder of the increase was attributable to higher depreciation expense related to 1996 acquisitions and other 1997 acquisitions.

     Other Expenses   In 1998, other expenses declined $414,000, or 3.4%, to
$11.8 million. This decline was primarily due to lower advertising expenditures as Corus continues to evaluate the efficiencies of certain advertising mediums. In addition there were onetime expenses included in the 1997 results, which included write-down and other costs totaling $161,000 related to the remodeling of Corus' headquarters. The 1998 declines were partially offset by an increase in expenses associated with other real estate owned properties.

     In 1997, other expenses declined $1.6 million, or 11.7%, to $12.2 million. This decline was primarily due to lower loan and advertising expenses. Loan expenses declined due to the strengthening of residential lending underwriting guidelines in 1996, which resulted in a significant reduction in residential loan originations. Advertising expenses declined primarily due to lower expenditures for the promotion of the Ultimate Money Market Account. In addition, there were onetime expenses included in the 1996 results, which included $442,000 for merger and name change costs and $210,000 for the write-down and demolition costs of a building at Corus' headquarters location. The 1997 declines were partially offset by a significant increase in expenses related to other real estate owned properties.

     Cost Management   Cost management is a fundamental element of Corus'
culture. Management constantly reviews operating expenses to ensure that they are minimized while maintaining a high level of quality customer service. Corus remains committed to identifying additional reductions in net overhead costs while maintaining superior customer service and stringent internal controls.

     Net Overhead and Efficiency Ratios   Corus has successfully maintained a
favorable net overhead ratio of 1.3% or below for each of the last three years. By comparison, Corus' bank holding company peer-group based on assets size has averaged a net overhead ratio of 2.1%. The difference in the net overhead ratio between Corus and the peer group underscores the importance of management's emphasis on cost management and their consistent ability to transform the net overhead rate of acquired banks to a level below that of peers.

     The banking industry also uses a standard known as the "efficiency ratio" to measure a bank's operational efficiency. The ratio is derived by dividing gross operating expenses less goodwill amortization by fully taxable equivalent net interest and other income less securities activities. Corus' efficiency ratio was 41.5%, 38.9% and 35.9% in 1998, 1997 and 1996, respectively. By comparison, the peer group average was 59% or higher each of the last three years.

     Goodwill Amortization   In 1998, goodwill amortization decreased $1.3
million, or 43%, to $1.7 million. The 1997 results included $1.5 million of goodwill related to a previous bank acquisition, which was completely amortized by December 1997. Offsetting this decline was an increase of $148,000 in goodwill amortization related to the March 1998 acquisition of an investment management business.

     In 1997, goodwill amortization increased $122,000, or 4.2%, to $3.0 million. The increase in goodwill was due to additional goodwill recorded in 1996.

     Income Taxes   Income tax expense was $21.4 million in 1998, compared with
$21.1 and $24.0 million in 1997 and 1996, respectively. The effective tax rate for 1998 was 34.5%, compared with 34.9% and 35.3% in 1997 and 1996, respectively. The decline in the 1998 rate was primarily attributable to an increase in the partially tax sheltered dividends from Corus' common stock portfolio and the decrease in goodwill amortization expense.

     Corus' net deferred tax liability was $13.9 million at December 31, 1998, compared with a net deferred tax liability of $14.7 million at December 31, 1997. The net deferred tax liability for 1998 and 1997 was primarily due to the unrealized gains from Corus' common stock portfolio.

     Management believes that the gross deferred tax asset of $12.8 million at December 31, 1998 could be realized through the carryback of taxable income against prior years. Therefore, no valuation allowance was necessary.

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

FINANCIAL CONDITION

Assets

     Total assets and earning assets were $2.59 and $2.47 billion, respectively, at December 31, 1998, compared with $2.25 and $2.14 billion, respectively, at December 31, 1997. The percentage of earning assets to total assets was 95.4% and 94.8% at December 31, 1998 and 1997, respectively. Refer to page 20 for the composition of the earning asset portfolio.

Loans

     In 1998, total loans increased $5.6 million, or 0.4%, to $1.55 billion.

                                 LOAN PORTFOLIO

                                                    DECEMBER 31
                                              ------------------------
                                                 1998          1997
                                              ----------    ----------
                                               (DOLLARS IN THOUSANDS)
Commercial real estate:
First mortgage..............................  $  533,253    $  554,545
Construction................................     228,311       156,950
Student.....................................     431,304       412,926
Residential first mortgage loans............     137,683       209,669
Commercial..................................     108,759        55,062
Home equity.................................      85,408       131,868
Medical finance.............................      24,821        21,440
Consumer....................................       2,048         3,515
                                              ----------    ----------
Total loans.................................  $1,551,587    $1,545,975
                                              ==========    ==========

     In 1998, commercial real estate loans increased $50.1 million or 7.0% to $761.6 million.

                      COMMERCIAL REAL ESTATE PORTFOLIO BY
                          COLLATERAL SECURING THE LOAN

                                                      DECEMBER 31
                                                 ----------------------
                                                   1998         1997
                                                 ---------    ---------
                                                 (DOLLARS IN THOUSANDS)
Rental apartments..............................  $160,324     $195,343
Hotel..........................................   141,851      100,470
Nursing homes..................................   137,870      116,721
Warehouse/Light industrial.....................    74,284       69,779
Retail.........................................    69,930       89,878
Condo/Loft conversion and other residential for
   sale........................................    66,436       40,459
Office.........................................    56,461       46,298
Other..........................................    54,408       52,547
                                                 --------     --------
Total..........................................  $761,564     $711,495
                                                 ========     ========

     At December 31, 1998, approximately 65% of Corus' commercial real estate portfolio was secured by property located in the five county Chicago metropolitan area. The concentrations in the five largest states were as follows:

                           STATE                              PERCENT
                           -----                              -------
Illinois....................................................   66.60%
Texas.......................................................    5.97
Arizona.....................................................    5.72
Indiana.....................................................    5.62
California..................................................    3.09

     In 1998, the student loan portfolio increased $18.4 million, or 4.5%. This growth was due to $70.8 million of loan originations and $1.3 million of purchases. Although Corus' student loan originations continue to increase, the growth rate has declined due to the introduction of the Federal Direct Student Loan Program in 1993. Direct loans, which are originated directly by the Federal government, accounted for 34% of all student loan originations during the 1997-1998 school year.

     The formula for calculating the interest rate on newly originated student loans was changed effective July 1, 1998. New loans originated after that date earn the 3 month U.S. Treasury bill plus 2.20% while the borrower is in school or in an authorized deferment status, and the 3 month U.S. Treasury bill plus 2.80% while the borrower is in repayment. This represents a 30 basis point reduction from what loans originated between July 1, 1995 and June 30, 1998 were earning.

     In the past few years, nonperforming student loans were purchased at a substantial discount to the face value of the loans. Corus attempts to convert the loans to performing status and reinstate their government guarantees. The excess of performing loans converted over the cost of the portfolio is accreted into income over the estimated lives of the loans using the level-yield method. At December 31, 1998, the total discount to be accreted into income in future years totaled $8.3 million. In addition, Corus will recognize approximately $3 million in future income due to its collection efforts on a specific group of non-guaranteed student loans. The guarantees on some non-performing loans Corus purchased, can be reinstated in an accelerated manner, resulting in this additional income.

     In 1998, residential first mortgage and home equity loans decreased $72.0 and $46.5 million, or 34.3% and 35.2%, respectively. In past years, management strengthened the underwriting guidelines for both residential first mortgage and home equity loans, which led to a significant reduction in loan originations. In the first quarter of 1999, Corus purchased a portfolio of $80.9 million of second mortgage high-loan-to-value home loans.

     During 1998, commercial loans increased $53.7 million, or 97.5%. This increase was due primarily to currency exchange loans, which increased $35.2 million, or 87.9%, to $75.2 million at December 31, 1998. Of this increase, $16.1 million is related to overnight funding requirements of the currency exchanges. During the fourth quarter of 1998, Corus acquired LaSalle National Bank's currency exchange related business. Currency exchange loans outstanding at December 31, 1998, related to this acquisition, totaled $11.3 million.

     Securities Other Than Common Stocks   Corus' current asset/liability
management philosophy is that all security purchases are classified as available for sale or trading. This is due to management's belief that virtually all securities should be available to be sold in conjunction with prudent asset/liability management strategies or other reasons.

     Corus' objectives in managing the securities portfolio are driven by the dynamics of the balance sheet and the interest rate environment. At December 31, 1998, securities other than common stocks increased $336.1 million, or 87.9%, from the comparable 1997 amounts. This increase was primarily attributable to an increase in deposits the proceeds of which were invested in securities.

     At December 31, 1998, 78.2% of the carrying value of the available for sale portfolio with stated maturities was scheduled to mature within one year and 80.4% within five years. The short maturity schedule of the securities portfolio is consistent with Corus' overall asset/liability philosophy and provides significant liquidity.

     Common Stocks   At December 31, 1998, the investment in common stocks was
$185.7 million, an increase of $27.0 million, or 17.0%, compared with $158.7 million at December 31, 1997. This increase was due to additional investment. Changes in the market value of the stocks are included in other comprehensive income in shareholders' equity on an after-tax basis, but are not included in net income until the stocks are sold. During 1998, the pretax unrealized gains on this portfolio declined by $559,000.

     At December 31, 1998, Corus held investments in equity securities of 45 financial industry companies with total unrealized gains of $69.2 million, which were included in the available for sale securities classification.

     Refer to notes 1 and 3 to the consolidated financial statements for further information concerning the securities portfolio. In addition, Corus utilizes options to hedge the market risk associated with the common stock portfolio. Refer to the Risk Management section following and notes 1 and 10 to the consolidated financial statements for further information.

Liabilities

     Deposits   In 1998, total deposits increased $291.6 million, or 15.7%, to
$2.15 billion.

                            COMPOSITION OF DEPOSITS

                                                    DECEMBER 31
                                                --------------------
                                                1998    1997    1996
                                                ----    ----    ----
Demand........................................    10%     10%     10%
Savings.......................................     8      10      10
NOW...........................................     5       5       5
Money Market..................................    42      48      49
Certificates of Deposit.......................    35      27      26
                                                ----    ----    ----
Total.........................................   100%    100%    100%
                                                ====    ====    ====

     In 1998, demand and money market deposits increased $21.9 and $14.3 million, respectively. Certificates of deposit also increased by $257.6 million, partially due to a $142.4 million increase in retail certificates of deposit obtained from brokers. At December 31, 1998 and 1997, retail certificates of deposit from brokers totaled $402.8 and $260.4 million, respectively. All other retail certificates of deposits totaled $359.6 and $244.4 million at December 31, 1998 and 1997, respectively. Savings deposits declined $9.4 million during 1998.

     Federal Home Loan Bank Advances   In 1996, Corus borrowed $40.0 million of
Federal Home Loan Bank advances. The advances have a term of 5 years with an interest rate equal to 3-month LIBOR, and reprice quarterly. Management will utilize, as necessary, outside funding sources to support loan growth.

     Shareholders' Equity   At December 31, 1998, Corus' common shareholders'
equity increased $26.5 million, or 9.1%, to $318.1 million, compared with $291.6 million at December 31, 1997. At December 31, 1998 and 1997, the unrealized holding gain net of income taxes on available for sale securities was $44.6 and $45.3 million, respectively.

     During 1998 and 1997, Corus repurchased and retired 130,300 and 138,800 shares at an average price of $40.98 and $36.08 per share, respectively. The repurchases were made under a 750,000 common share repurchase program approved by the Board of Directors in February 1997.

     Various measures of capital were as follows:

                                                       DECEMBER 31
                                          --------------------------------------
                                                1998                 1997
                                          -----------------    -----------------
                                           AMOUNT     RATIO     AMOUNT     RATIO
                                          --------    -----    --------    -----
                                                  (DOLLARS IN THOUSANDS)
Common equity(1)........................  $318,130    12.3%    $291,633    13.0%
Tangible common equity(2)...............   307,766    11.9      282,596    12.6
Tier 1 risk-based capital(3)............   262,999    15.0      237,320    15.1
Total risk-based capital(4).............   316,549    18.1      256,701    16.4
Leverage(5).............................   262,999    10.3      237,320    10.5
                                          ========    ====     ========    ====

-------------------------

(1) Common equity is computed in accordance with generally accepted accounting principles, which includes unrealized gains (losses) on securities available for sale. The ratio is common equity to total year-end assets.

(2) Common equity less goodwill; computed as a ratio to total year-end assets less goodwill.

(3) Shareholders' equity less goodwill, disallowed portion of deferred income taxes and unrealized gains on securities available for sale; computed as a ratio to risk-adjusted assets.

(4) Tier 1 capital plus qualifying loan loss allowance and SFAS #115 gain; computed as a ratio to risk-adjusted assets.

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

                              NONPERFORMING ASSETS

                                                       DECEMBER 31
                                                  ----------------------
                                                    1998         1997
                                                  ---------    ---------
                                                  (DOLLARS IN THOUSANDS)
Nonperforming loans:
   Residential first mortgage...................   $11,769      $17,451
   Commercial real estate.......................     2,436        4,678
   Commercial...................................         9           80
   Home equity..................................     1,415        3,706
   Student......................................       476          453
   Medical finance..............................     1,102          684
   Consumer.....................................       127          119
                                                   -------      -------
Total nonperforming loans.......................    17,334       27,171
Other real estate owned.........................     4,971        5,673
                                                   -------      -------
Total nonperforming assets......................   $22,305      $32,844
                                                   =======      =======
Nonaccrual loans included in nonperforming loans
   above........................................    $5,307       $8,641
Nonperforming loans/Total loans.................      1.12%        1.76%
Nonperforming assets/Total assets...............      0.86%        1.46%
Allowance for loan losses/Nonperforming loans...    206.37%      112.84%

     In 1998, nonperforming assets declined $10.5 million. This decline was due to lower nonperforming residential first mortgage, home equity and commercial real estate loans. The decline in residential first mortgage loans was due to the transfer of loans to other real estate owned via foreclosure proceedings and loan payoffs. The collateral securing the residential first mortgage loans is primarily owner-occupied, residential property. The decline in home equity loans was primarily due to charge-offs during 1998 and loan payoffs. The decline in commercial real estate loans was primarily due to loan payoffs. These declines were partially offset by a $418,000 increase in medical finance nonperforming loans.

     At December 31, 1998, other real estate owned was comprised of two commercial real estate properties with a carrying value of $106,000 and forty-four single-family, residential properties with a carrying value of $4.9 million. During 1998, two commercial real estate properties with a carrying value of $363,000 were sold for a net gain of $32,000 and fifty-eight single-family, residential properties with a carrying value of $8.0 million were sold for a net gain of $863,000. These gains were partially offset by writedowns on properties not sold during 1998. The writedowns of residential real estate properties totaled $342,000. There were no writedowns on commercial real estate properties in 1998.

     Excluded from the preceding table are student loans that Corus has no reason to believe have lost their guarantees. The book value of guaranteed student loans more than 90 days past due and not included in the table was $17.5 and $14.1 million at December 31, 1998 and 1997, respectively.

     Allowance for Loan Losses   The allowance for loan losses is based on
management's analysis of individual loans, prior and current loss experience, overall growth in the portfolio, delinquency levels, current economic conditions, and other factors.

     In 1998, net charge-offs of home equity and student loans were $3.6 and $1.1 million, respectively. The student loan charge-offs included $1.0 million for loans that Corus has temporarily agreed not to seek guarantee payments under an interim agreement with the U.S. Department of Education until the conclusion of the Department's investigation. Refer to note 11 to the consolidated financial statements for further information.

     Home equity loans that were originated at up to 100% of a property's value, Ultimate Home Equity loans, are charged off when they become delinquent 120 days past due. These loans represented $3.5 million and $7.5 million of the home equity net charge-offs in 1998 and 1997, respectively. The second mortgage high-loan-to-value loans, purchased in 1999, will also be charged-off when they become 120 days past due.

                           ALLOWANCE FOR LOAN LOSSES

                                                     DECEMBER 31
                                  -------------------------------------------------
                                   1998       1997       1996      1995      1994
                                  -------   --------   --------   -------   -------
                                               (DOLLARS IN THOUSANDS)
Balance at January 1............  $30,660   $ 32,668   $ 25,640   $20,157   $19,552
Provision for loan losses.......   10,000     16,000     16,000     5,779        --
Charge-offs.....................   (6,852)   (19,095)   (11,341)     (819)     (313)
Recoveries......................    1,965      1,087      2,369       523       918
                                  -------   --------   --------   -------   -------
Net (charge-offs) recoveries....   (4,887)   (18,008)    (8,972)     (296)      605
                                  -------   --------   --------   -------   -------
Balance at December 31..........  $35,773   $ 30,660   $ 32,668   $25,640   $20,157
                                  =======   ========   ========   =======   =======
Allowance for loan losses as a
   percentage of total loans....    2.31%      1.98%      2.01%     1.64%     1.83%

     At December 31, 1998, Ultimate Home Equity loans totaled $54.3 million. Of this total, $681,000 were classified as nonperforming loans at December 31, 1998. The following represents an aging schedule of Ultimate Home Equity loans.

                   ULTIMATE HOME EQUITY LOANS AGING SCHEDULE

                                             DECEMBER 31, 1998
                                           ----------------------
                                           (DOLLARS IN THOUSANDS)
Current..................................         $50,565
31 to 60 days past due...................           2,396
61 to 90 days past due...................             676
91 to 120 days past due..................             681
                                                  -------
Total....................................         $54,318
                                                  =======

     The allowance as a percentage of nonperforming loans was 206.37% as compared to 112.84% at December 31, 1997. Management believes the level of allowance for loan losses was adequate at December 31, 1998.

     Independent Loan Review   Management contracts for an independent loan
review function of its commercial and commercial real estate loan portfolio. This function reviews Corus' loan grading system and problem loan identification system. The loan review function is performed by Arthur Andersen LLP and provides verification that risk assessments and problem loan identification systems are functioning adequately. Since 1993, annual reviews have been completed on over 50% of Corus' commercial and commercial real estate loans. In 1998, there were no significant loan grading differences or losses recommended by the independent firm.

LIQUIDITY

     Parent Company   The parent company had $194.9 million of cash and
marketable equity securities available for possible liquidity needs at December 31, 1998. At December 31, 1998, the subsidiary bank had $4.3 million available to pay in dividends to the parent company without prior regulatory approval while maintaining well-capitalized status.

     Subsidiary Bank   Corus' liquidity policy is to ensure the availability of
sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as cash and marketable securities that can be sold quickly without a material loss of principal. Liquid assets represent available funding to meet new credit demands and depositor withdrawals. At December 31, 1998, cash and marketable securities that were available for liquidity needs totaled $784.0 million, or 32.6%, of the subsidiary bank's total assets.

RISK MANAGEMENT

     Corus' market risk is primarily due to interest rate risk. The following table provides information about Corus' financial instruments that are subject to interest rate risk and includes the interest rate swap agreements that are used to minimize this risk. For loans and liabilities with contractual maturities, the table presents principal cash flows and weighted-average rates by contractual maturities. For securities, the table reflects principal cash flows and weighted-average rates by contractual maturities adjusted for the estimated prepayment of mortgage-backed securities. For core deposits that have no contractual maturity, the table presents principal cash flows and weighted-average rates based on historical patterns of balance attrition. For interest rate swaps, the table presents the notional and weighted-average rates by contractual maturities. All variable and floating rate notes have been adjusted for implied forward rates from the December 31, 1998 yield curve.

        FINANCIAL INSTRUMENTS PRINCIPAL SUBJECT TO INTEREST RATE RISK --
                         PRINCIPAL/NOTIONAL MATURITIES

                                                             YEAR ENDING DECEMBER 31
                           -------------------------------------------------------------------------------------------
                                  FOR THE YEAR ENDING DECEMBER 31, 1998, BASED ON CARRYING VALUE          DECEMBER 31,
                           ----------------------------------------------------------------------------       1998
                             1999       2000       2001      2002      2003     THEREAFTER     TOTAL       FAIR VALUE
                           --------   --------   --------   -------   -------   ----------   ----------   ------------
                                                             (DOLLARS IN THOUSANDS)
RATE SENSITIVE ASSETS:
Fixed interest rate
  loans..................  $109,689   $ 70,138   $ 54,399   $62,999   $60,413    $103,119    $  460,757    $  474,064
  Average interest
     rate................      6.97%      9.31%      9.51%     8.89%     9.08%       9.34%         8.69%
Variable interest rate
  loans..................  $731,549   $ 70,716   $ 80,672   $40,852   $30,100    $136,941    $1,090,830    $1,090,830
  Average interest
     rate................      9.08%      8.45%      8.74%     8.58%     8.52%       9.04%         8.98%
Fixed interest rate
  securities.............  $548,808   $ 18,078   $  3,328   $ 3,245   $ 2,734    $  8,514    $  584,707    $  584,895
  Average interest
     rate................      5.07%      6.22%      6.71%     6.66%     6.36%       6.77%         5.16%
Variable interest rate
  securities.............  $ 24,761   $ 24,231   $ 15,771   $14,011   $10,915    $ 34,617    $  124,306    $  124,310
  Average interest
     rate................      5.56%      5.60%      5.58%     5.61%     5.63%       5.65%         5.61%
                           --------   --------   --------   -------   -------    --------    ----------    ----------
RATE SENSITIVE
  LIABILITIES:
Noninterest-bearing
  deposits...............  $ 42,523   $ 34,019   $ 27,215   $21,772   $17,417    $ 69,670    $  212,616    $  212,616
  Average interest
     rate................        --         --         --        --        --          --            --
Savings, NOW and money
  markets................  $149,407   $128,178   $110,330   $95,272   $82,525    $613,941    $1,179,653    $1,179,653
  Average interest
     rate................      3.55%      3.81%      3.67%     3.80%     3.85%       4.19%         3.97%
Time deposits............  $498,757   $140,435   $ 79,295   $14,550   $24,646    $  4,724    $  762,407    $  766,836
  Average interest
     rate................      5.53%      5.75%      5.97%     5.95%     6.06%       5.11%         5.64%
Variable rate short term
  borrowings.............  $ 24,933         --         --        --        --          --    $   24,933    $   24,933
  Average interest
     rate................      5.32%        --         --        --        --          --          5.32%
Variable rate FHLB
  advances...............        --         --   $ 40,000        --        --          --    $   40,000    $   40,000
  Average interest
     rate................        --         --       5.28%       --        --          --          5.28%
                           --------   --------   --------   -------   -------    --------    ----------    ----------
RATE SENSITIVE DERIVATIVE
  FINANCIAL INSTRUMENTS:
Pay fixed, receive
  floating interest rate
  swaps..................  $ 20,588   $ 24,110   $ 68,586   $45,183   $28,944    $ 89,079    $  276,490    $  (11,260)
  Average pay rate.......      6.28%      6.23%      6.24%     6.19%     6.00%       5.94%         6.11%
  Average receive rate...      5.11%      4.97%      5.12%     5.28%     5.34%       5.21%         5.18%
Pay floating, receive
  fixed interest rate
  swaps..................  $ 10,000   $ 10,000         --        --        --          --    $   20,000    $      253
  Average pay rate.......      5.06%      5.05%        --        --        --          --          5.06%
  Average receive rate...      6.00%      6.07%        --        --        --          --          6.04%
Pay floating, receive
  variable basis swaps...        --         --   $100,000        --        --          --    $  100,000    $     (804)
  Average pay rate.......        --         --       5.15%       --        --          --          5.15%
  Average receive rate...        --         --       5.16%       --        --          --          5.16%
                           ========   ========   ========   =======   =======    ========    ==========    ==========

     In addition to interest rate risk, Corus is also exposed to price risk with its common stock portfolio. This risk has been reduced through the use of option contracts. The terms of the option contracts are outlined in Note 10 to the consolidated financial statements. The following is a summary of historical price movements of Corus' common stock portfolio during the past three years. There were no price movements in excess of twenty five percent in any of the quarters. The amounts for Corus' portfolio were based on the historical prices for the holdings at December 31, 1998.

                                                   PERCENT OF
                                                  QUARTERS FOR            PERCENT OF
                                                 CORUS PORTFOLIO         QUARTERS FOR
                                                  IN PAST THREE         S&P 500 IN PAST
                                                      YEARS               THREE YEARS
                                                -----------------      -----------------
                                                1998         1997      1998         1997
          PRICE MOVEMENT IN QUARTER             ----         ----      ----         ----
At least five percent.........................   50%          83%       75%          58%
At least ten percent..........................   33           58        50            8
At least fifteen percent......................   17            8        25           --
At least twenty percent.......................    8           --        17           --

        FINANCIAL INSTRUMENTS PRINCIPAL SUBJECT TO INTEREST RATE RISK --
                         PRINCIPAL/NOTIONAL MATURITIES

                                                            YEAR ENDING DECEMBER 31
                          --------------------------------------------------------------------------------------------
                                 FOR THE YEAR ENDING DECEMBER 31, 1997, BASED ON CARRYING VALUE           DECEMBER 31,
                          -----------------------------------------------------------------------------       1997
                            1998       1999       2000       2001      2002     THEREAFTER     TOTAL       FAIR VALUE
                          --------   --------   --------   --------   -------   ----------   ----------   ------------
                                                             (DOLLARS IN THOUSANDS)
RATE SENSITIVE ASSETS:
Fixed interest rate
  loans.................  $ 53,731   $ 32,326   $ 41,560   $ 84,519   $57,396    $179,646    $  449,178    $  468,084
  Average interest
     rate...............      7.72%     10.10%      9.44%      9.35%     8.81%       9.17%         9.07%
Variable interest
  rate loans............  $291,191   $198,334   $136,698   $ 84,113   $76,485    $309,976    $1,096,797    $1,096,797
  Average interest
     rate...............      9.45%      9.51%      9.58%      9.60%     9.74%       9.54%         9.53%
Fixed interest rate
  securities............  $225,933   $ 87,516   $ 27,487   $  2,885   $ 2,881    $  6,806    $  353,508    $  353,747
  Average interest
     rate...............      5.48%      6.18%      6.27%      7.86%     7.74%       6.91%         5.78%
Variable interest rate
  securities............  $ 20,013   $     16   $     16   $    516   $    16    $  8,404    $   28,981    $   28,981
  Average interest
     rate...............      6.08%      6.40%      6.53%      6.60%     6.68%       6.78%         6.29%
                          --------   --------   --------   --------   -------    --------    ----------    ----------
RATE SENSITIVE
  LIABILITIES:
Noninterest-bearing
  deposits..............  $ 38,148   $ 30,518   $ 24,415   $ 19,532   $15,625    $ 62,501    $  190,739    $  190,739
  Average interest
     rate...............        --         --         --         --        --          --            --
Savings, NOW and money
  markets...............  $148,952   $127,617   $109,703   $ 94,609   $81,851    $604,749    $1,167,481    $1,167,481
  Average interest
     rate...............      4.09%      4.36%      4.53%      4.66%     4.80%       5.38%         4.93%
Time deposits...........  $317,700   $159,216   $ 21,819   $  2,406   $ 3,664    $     41    $  504,846    $  505,765
  Average interest
     rate...............      5.57%      6.06%      6.18%      5.67%     5.88%       6.50%         5.76%
Variable rate short term
  borrowings............  $  9,264         --         --         --        --          --    $    9,264    $    9,264
  Average interest
     rate...............      5.86%        --         --         --        --          --          5.86%
Variable rate FHLB
  advances..............        --         --         --   $ 40,000        --          --    $   40,000    $   40,000
  Average interest
     rate...............        --         --         --       6.15%       --          --          6.15%
                          --------   --------   --------   --------   -------    --------    ----------    ----------
RATE SENSITIVE
  DERIVATIVE FINANCIAL
  INSTRUMENTS:
Pay fixed, receive
  floating interest rate
  swaps.................  $ 24,934   $ 20,576   $ 26,559   $ 68,370   $44,057    $ 73,802    $  258,298    $   (5,696)
  Average pay rate......      7.32%      7.34%      6.38%      6.27%     6.37%       7.04%         6.70%
  Average receive
     rate...............      5.82%      5.95%      6.07%      6.15%     6.23%       6.47%         6.20%
Pay floating, receive
  fixed interest rate
  swaps.................  $ 10,000   $ 10,000   $ 10,000         --        --          --    $   30,000    $        3
  Average pay rate......      5.81%      5.95%      6.07%        --        --          --          5.94%
  Average receive
     rate...............      5.91%      6.00%      6.07%        --        --          --          5.99%
Pay floating, receive
  variable basis
  swaps.................        --         --         --   $100,000        --          --    $  100,000    $      100
  Average pay rate......        --         --         --       6.01%       --          --          6.01%
  Average receive
     rate...............        --         --         --       6.08%       --          --          6.08%
                          ========   ========   ========   ========   =======    ========    ==========    ==========

Year 2000 Readiness Disclosure

     State of Readiness   In June of 1997, responsibility for Corus' Year
2000-readiness project was assigned to the Project Management Group that reports directly to the Chief Operating Officer who is also a member of the Corus Bank Board of Directors.

     Corus' Year 2000 project plan is designed after the Federal Financial Institutions Examination Council (FFIEC) model:

Phase I -- Awareness            June, 1997 -- Present
Phase II -- Assessment          July, 1997 -- Present
Phase III -- Renovation         January, 1998 -- December,
                                1998
Phase IV -- Validation          June, 1998 -- June, 1999

     Corus' Board of Directors receives formal status reports quarterly updating them on the progress of the project.

     The assessment phase took the form of a mass inventory performed to identify information technology systems including information systems, software and equipment. The inventory also identified non-technology relationships such as environmental systems, business partners and major borrowers. During the assessment phase of Corus' readiness project, approximately 24% of Corus' internal systems were identified as being mission critical. Of these mission critical systems, 75% have been upgraded to a Year 2000 ready status or are not date sensitive. The remaining 25% of the mission critical systems are in the process of being renovated, replaced or upgraded to be Year 2000 ready. Renovation, replacements, and upgrades are scheduled to be completed by the end of the first quarter 1999.

     Validation of the Year 2000 readiness status of these mission critical systems is on schedule. Corus anticipates completing the last of the required validation during the second quarter of 1999. In some instances, Corus participates in a method of testing known as proxy testing. In proxy testing, the service provider tests with a representative sample of financial institutions that use a particular service on the same platform. Test results then are shared with all similarly situated clients of the service provider. Internal validation efforts were also aided through the use of an outside consulting group. The consulting group formulated the test methodology and provided guidance on the testing of individual applications.

     Corus relies on third-party providers for the majority of data processing needs. The core data processing systems for both customer information and student lending have been upgraded and are running a version the third parties have certified as Year 2000 ready. Testing of these two systems is scheduled to be performed during the first quarter of 1999. The core data processing system that maintains account and customer information for Corus' Trust area has also been upgraded to a Year 2000 ready version. This system is scheduled to be proxy tested during the first quarter.

     Costs to Address Year 2000 Issues   Although Corus does not currently
expect the costs of Year 2000 readiness to be material, some expenses will be incurred. Corus estimates total costs, which include expenses and capital expenditures associated with the project, to be approximately $1.3 million.

     The Risks of Year 2000 Issues and Contingency Planning   Information
technology and non-information technology elements that expose Corus to Year 2000 risk have been internally classified into three levels of importance. Critical A items are those that would, upon failure, severely limit our ability to participate in the business of banking. Eight items have been deemed to be Critical A. The eight items include various data processing and information systems, the interface between Corus' information systems and the ATM network, the telecommunications system, and the wire transfer system. A specific example of a Critical A item is Corus' core data processing system whose failure would inhibit Corus' ability to process, record, and access account information. The second tier of items which would impact Corus, but not as severely as Critical A items, are Critical B items. Some examples of Critical B items are an ATM terminal and a security system. All other elements, such as photocopy machines, are considered non-critical.

     The most reasonably likely worst case scenario relating to the Year 2000 issue would involve the failure of the Critical A items. At this stage of the overall readiness project, Corus does not believe that any failure is reasonably likely to occur. Nonetheless, Corus' goal is to be prepared for a worst case scenario. Corus currently has a written Business Recovery Plan in place. Corus is in the process of modifying this plan to address how to deal with Critical A and Critical B failures caused by Year 2000 events. Department managers are creating remediation and business resumption contingency plans for their respective functions that will be used in the modification of Corus' plan. Corus intends to have contingency plans in place and validated no later than June 30, 1999.

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

     - The impact of Year 2000 on Corus' data processing vendors, customers and other vendors;

     - Corus' ability to access cost-effective funding;

     - The purchase of the second mortgage high-loan-to-value portfolio and the capability of Corus to minimize loan delinquencies and charge-offs of the acquired loans;

     - The ability of Corus to generate additional fee income from its acquisition of an investment management business; and

     - Economic conditions.

                             CORUS BANKSHARES INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31
                                                      ------------------------
                                                         1998          1997
                                                      ----------    ----------
                                                       (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks -- noninterest-bearing......  $   72,050    $   62,217
Federal funds sold..................................       2,000        21,500
Interest-bearing deposits with banks................      13,000        26,999
Securities:
   Available for sale, at fair value (amortized cost
      $829,113 and $462,207)........................     897,668       531,863
   Held to maturity, at amortized cost (fair value
      $6,802 and $9,525)............................       6,610         9,279
                                                      ----------    ----------
            Total Securities........................     904,278       541,142

Loans, net of unearned discount.....................   1,551,587     1,545,975
   Less: Allowance for loan losses..................      35,773        30,660
                                                      ----------    ----------
            Net Loans...............................   1,515,814     1,515,315

Premises and equipment, net.........................      34,105        30,950
Accrued interest receivable and other assets........      37,804        44,767
Goodwill, net of accumulated amortization of $26,581
   and $24,874......................................      10,364         9,037
                                                      ----------    ----------
            Total Assets............................  $2,589,415    $2,251,927
                                                      ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deposits:
      Noninterest-bearing...........................  $  212,616    $  190,739
      Interest-bearing..............................   1,942,060     1,672,327
                                                      ----------    ----------
            Total Deposits..........................   2,154,676     1,863,066

   Short-term borrowings............................      24,933         9,264
   Federal Home Loan Bank advances..................      40,000        40,000
   Accrued interest payable and other liabilities...      51,676        47,964
                                                      ----------    ----------
            Total Liabilities.......................   2,271,285     1,960,294

Commitments and contingent liabilities..............          --            --

Shareholders' equity:
   Preference stock.................................          --            --
   Common stock, $0.05 par value, 50,000,000 shares
      authorized; 14,551,142 and 14,681,442 shares
      issued, respectively..........................         727           734
   Surplus..........................................       4,065         4,101
   Retained earnings................................     268,777       241,522
   Accumulated other comprehensive income...........      44,561        45,276
                                                      ----------    ----------
            Total Shareholders' Equity..............     318,130       291,633
                                                      ----------    ----------
            Total Liabilities and Shareholders'
               Equity...............................  $2,589,415    $2,251,927
                                                      ==========    ==========

                            See accompanying notes.

                             CORUS BANKSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                   YEAR ENDED DECEMBER 31
                                              --------------------------------
                                                1998        1997        1996
                                              --------    --------    --------
                                                   (DOLLARS IN THOUSANDS,
                                                   EXCEPT PER SHARE DATA)
INTEREST INCOME:
Interest and fees on loans:
   Taxable..................................  $148,953    $155,178    $164,871
   Tax-advantaged...........................       971       1,383       1,642
Deposits with banks.........................     1,461         491         723
Federal funds sold..........................     4,626       5,514       2,508
Securities:
   Taxable..................................    26,727      17,741      19,650
   Tax-advantaged...........................       156         232         331
   Dividends................................     3,579       2,633       1,225
   Trading account..........................     1,052         760          --
                                              --------    --------    --------
      Total Interest Income.................   187,525     183,932     190,950
                                              --------    --------    --------
INTEREST EXPENSE:
Deposits....................................    86,641      79,714      77,077
Short-term borrowings.......................       391         630         895
Federal Home Loan Bank advances.............     2,273       2,317       1,639
                                              --------    --------    --------
      Total Interest Expense................    89,305      82,661      79,611
                                              --------    --------    --------
Net Interest Income.........................    98,220     101,271     111,339
Provision for loan losses...................    10,000      16,000      16,000
                                              --------    --------    --------
      Net Interest Income After Provision
         for Loan Losses....................    88,220      85,271      95,339
                                              --------    --------    --------
NONINTEREST INCOME:
Service charges on deposit accounts.........     8,836       8,616       9,590
Gain on dispositions of loans...............     8,036      11,115       8,134
Trust and investment management services....     1,626         588         492
Other income................................     2,249       1,713       1,535
Trading account losses, net.................      (208)       (221)          -
Securities and other financial instruments
   gains, net...............................     5,127       5,102       3,316
                                              --------    --------    --------
      Total Noninterest Income..............    25,666      26,913      23,067
                                              --------    --------    --------

                                                   YEAR ENDED DECEMBER 31
                                              --------------------------------
                                                1998        1997        1996
                                              --------    --------    --------
                                                   (DOLLARS IN THOUSANDS,
                                                   EXCEPT PER SHARE DATA)
NONINTEREST EXPENSES:
Salaries and employee benefits..............    29,314      27,833      25,483
Net occupancy...............................     4,073       4,123       3,975
Data processing.............................     2,306       1,977       2,417
Furniture and equipment depreciation........     2,679       2,502       1,883
Goodwill amortization.......................     1,707       3,018       2,896
Other expenses..............................    11,810      12,224      13,842
                                              --------    --------    --------
      Total Noninterest Expenses............    51,889      51,677      50,496
                                              --------    --------    --------
Income before income taxes..................    61,997      60,507      67,910
Income tax expense..........................    21,369      21,136      24,005
                                              --------    --------    --------
Net Income..................................  $ 40,628    $ 39,371    $ 43,905
                                              ========    ========    ========
Net Income per Share:
   Basic....................................  $   2.79    $   2.66    $   2.96
   Diluted..................................      2.75        2.63        2.93
Weighted Average Common Shares & Common
   Share Equivalents Outstanding............    14,773      14,966      14,994

                            See accompanying notes.

                             CORUS BANKSHARES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                              ACCUMULATED
                                                                 OTHER
                               COMMON             RETAINED   COMPREHENSIVE
                               STOCK    SURPLUS   EARNINGS      INCOME        TOTAL
                               ------   -------   --------   -------------   --------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance at December 31,
   1995......................   $751    $4,188    $183,403      $ 6,384      $194,726
Net income...................     --        --      43,905           --        43,905
Shares issued under the stock
   option plan, 400 common
   shares....................     --         9          --           --             9
Retirement of 207,000 common
   shares....................    (10)      (57)     (5,325)          --        (5,392)
Cash dividends declared on
   common stock, $0.475 per
   common share..............     --        --      (7,042)          --        (7,042)
Change in other comprehensive
   income, net of tax........     --        --          --        9,384         9,384
                                ----    ------    --------      -------      --------
Balance at December 31,
   1996......................    741     4,140     214,941       15,768       235,590
Net income...................     --        --      39,371           --        39,371
Retirement of 138,800 common
   shares....................     (7)      (39)     (4,961)          --        (5,007)
Cash dividends declared on
   common stock, $0.530 per
   common share..............     --        --      (7,829)          --        (7,829)
Change in other comprehensive
   income, net of tax........     --        --          --       29,508        29,508
                                ----    ------    --------      -------      --------
Balance at December 31,
   1997......................    734     4,101     241,522       45,276       291,633
Net income...................     --        --      40,628           --        40,628
Retirement of 130,300 common
   shares....................     (7)      (36)     (5,297)          --        (5,340)
Cash dividends declared on
   common stock, $0.555 per
   common share..............     --        --      (8,076)          --        (8,076)
Change in other comprehensive
   income, net of tax........     --        --          --         (715)         (715)
                                ----    ------    --------      -------      --------
Balance at December 31,
   1998......................   $727    $4,065    $268,777      $44,561      $318,130
                                ====    ======    ========      =======      ========

                            See accompanying notes.

                             CORUS BANKSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------   ---------   -----------
                                                 (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income..............................  $    40,628   $  39,371   $    43,905
Adjustments to reconcile net income to
   net cash provided by operating
   activities:
   Provision for loan losses............       10,000      16,000        16,000
   Depreciation and amortization........        3,441       3,198         3,247
   Accretion of investment
      and loan discounts................      (16,670)    (13,980)      (19,276)
   Goodwill amortization................        1,707       3,018         2,896
   Deferred income tax expense
      (benefit).........................         (424)        343        (1,740)
   Net securities gains.................      (13,637)     (4,239)       (1,985)
   Gain on dispositions of loans........       (8,036)    (11,115)       (8,134)
   Decrease (increase) in accrued
      interest receivable and other
      assets............................       15,008      (3,848)          (12)
   Increase (decrease) in accrued
      interest payable and other
      liabilities.......................        5,954      (2,522)        4,965
                                          -----------   ---------   -----------
Net Cash Provided by Operating
   Activities...........................       37,971      26,226        39,866
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from maturities of held to
      maturity securities...............        2,601       1,975         3,313
   Proceeds from maturities of available
      for sale securities...............      825,126     526,270       328,855
   Proceeds from sales of available for
      sale securities...................      271,459      42,285     3,377,908
   Purchases of available for sale
      securities........................   (1,436,991)   (662,275)   (3,700,208)
   (Purchases) maturities of term
      federal funds sold................       20,000     (20,000)           --
   (Purchases) maturities of
      interest-bearing deposits with
      banks.............................       13,999     (26,999)       25,000
   Purchases of loans...................      (15,064)     (1,000)      (22,550)
   Net decrease (increase) in loans.....        8,433      75,779       (29,463)
   Purchases of premises and equipment,
      net...............................       (6,596)     (5,498)       (5,103)
   Purchases of minority interest and
      additional consideration for bank
      subsidiaries......................       (4,521)     (1,690)       (4,139)
                                          -----------   ---------   -----------
Net Cash Used in Investing Activities...     (321,554)    (71,153)      (26,387)

                                                 YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------   ---------   -----------
                                                 (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase (decrease) in deposit
      accounts..........................      291,610     (37,613)        2,139
   Increase in short-term borrowings....       15,669       2,947         4,489
   Proceeds from Federal Home Loan Bank
      advances..........................           --          --        40,000
   Issuance of common shares under stock
      option plan.......................           --          --             9
   Retirements of common shares.........       (5,340)     (5,007)       (5,392)
   Cash dividends paid on common
      shares............................       (8,023)     (7,691)       (6,691)
                                          -----------   ---------   -----------
   Net Cash Provided by (Used in)
      Financing Activities..............      293,916     (47,364)       34,554
                                          -----------   ---------   -----------
Net Increase (Decrease) in Cash and Cash
   Equivalents..........................       10,333     (92,291)       48,033
Cash and Cash Equivalents at January
   1....................................       63,717     156,008       107,975
                                          -----------   ---------   -----------
Cash and Cash Equivalents at December
   31...................................  $    74,050   $  63,717   $   156,008
                                          -----------   ---------   -----------
Supplemental disclosures:
   Interest paid........................  $    87,251   $  82,156   $    77,523
   Income taxes paid....................       21,890      19,799        27,914
                                          ===========   =========   ===========

                            See accompanying notes.

                             CORUS BANKSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

                             CORUS BANKSHARES, INC.

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

     Allowance for Loan Losses   The allowance for loan losses is available to
absorb losses inherent in the loan portfolio. Loan losses are charged against the allowance for loan losses when they are deemed to be uncollectible. Ultimate Home Equity loans, which are originated to 100% of the underlying residential real estate's collateral value, are charged off when they become 120 days past due. Additionally, purchased second mortgage high-loan-to-value loans are charged-off when they become 120 days past due. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

     The allowance for loan losses is based upon quarterly comprehensive reviews. These reviews include consideration of the risk rating of individual credits, the valuation allowances for specific impaired loans, prior loss experience, delinquency levels, economic conditions and the growth and composition of the loan portfolio. Additions are made to the allowance through a charge against earnings to the provision for loan losses.

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

                             CORUS BANKSHARES, INC.

     Goodwill   Goodwill, which is the cost of investments in subsidiaries in excess of the fair value of the net assets acquired, is being amortized over periods of 12 to 15 years. An impairment assessment is performed periodically for these assets.

     Off-balance-sheet Financial Instruments   Corus utilizes various
off-balance-sheet financial instruments to reduce the interest rate and market risk exposure associated with its financial assets and liabilities. The counterparties to these instruments are major financial institutions with credit ratings of primarily A or better.

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

     Corus utilizes individual options and option combinations to reduce the market risk associated with the common stock portfolio. Certain options not qualifying for hedge accounting are carried at market value. Changes in the market value of such options are included in securities and other financial instruments gains and losses. Any realized gains or losses from the exercise or settlement of these options are also included in securities and other financial instruments gains and losses.

     Reclassifications   Certain prior year amounts have been reclassified to
conform with the 1998 presentation.

2.   ACCOUNTING CHANGES

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the way companies report information about operating segments in annual financial statements and requires that those companies report selected information about operating segments in annual and interim financial reports issued to shareholders. The new segment reporting requirements are in note 14. The adoption of SFAS No. 131 had no impact on Corus' results of operations, financial position or cash flows.

     In February 1998, SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" was issued. This statement standardizes the disclosure requirements for pensions and other postretirement benefits. It does not change measurement or recognition of amounts related to those plans. Corus has adopted the new disclosure requirements of this statement for 1998 in note 9.

                             CORUS BANKSHARES, INC.

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific accounting criteria are met and the hedge is considered to be highly effective. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Corus uses derivative instruments to manage interest rate risk and market risk in its loan and common stock portfolios, respectively. The statement is effective for Corus for the fiscal quarter beginning January 1, 2000. Corus has not yet quantified the impact of adopting this statement on its financial position or results of its operations.

     In December 1997, Corus adopted SFAS No. 128, "Earnings per Share." This statement requires the presentation of both basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares and dilutive stock options outstanding.

     In December 1997, Corus also adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires that all items that are components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement of comprehensive income is included with the statement of changes in shareholders' equity. The adoption of SFAS No. 130 had no impact on any amounts previously reported as net income.

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

                             CORUS BANKSHARES, INC.

3.   SECURITIES

     The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows (in thousands):

                                                  DECEMBER 31, 1998
                                      ------------------------------------------
                                                   GROSS UNREALIZED
                                      AMORTIZED    -----------------
                                        COST        GAINS     LOSSES      FAIR
                                      ---------    -------    ------    --------
AVAILABLE FOR SALE:
U.S. Government and agencies........  $529,421     $   100    $(147)    $529,374
Corporate debt securities...........    30,031         151       (9)      30,173
Common stocks.......................   116,524      69,174       --      185,698
Other...............................   153,137          67     (781)     152,423
                                      --------     -------    -----     --------
Total...............................  $829,113     $69,492    $(937)    $897,668
                                      ========     =======    =====     ========
HELD TO MATURITY:
State and municipal.................  $  2,168     $   120    $  --     $  2,288
Other...............................     4,442          72       --        4,514
                                      --------     -------    -----     --------
Total...............................  $  6,610     $   192    $  --     $  6,802
                                      ========     =======    =====     ========

                                                  DECEMBER 31, 1997
                                      ------------------------------------------
                                                   GROSS UNREALIZED
                                      AMORTIZED    -----------------
                                        COST        GAINS     LOSSES      FAIR
                                      ---------    -------    ------    --------
AVAILABLE FOR SALE:
U.S. Government and agencies........  $191,283     $    11    $ (58)    $191,236
Corporate debt securities...........   161,333         158      (37)     161,454
Common stocks.......................    88,927      69,774      (41)     158,660
Other...............................    20,664          --     (151)      20,513
                                      --------     -------    -----     --------
Total...............................  $462,207     $69,943    $(287)    $531,863
                                      ========     =======    =====     ========
HELD TO MATURITY:
State and municipal.................  $  4,150     $   153    $  --     $  4,303
Other...............................     5,129          95       (2)       5,222
                                      --------     -------    -----     --------
Total...............................  $  9,279     $   248    $  (2)    $  9,525
                                      ========     =======    =====     ========

                             CORUS BANKSHARES, INC.

     The scheduled maturities for securities were as follows at December 31, 1998 (in thousands):

                                         AVAILABLE FOR SALE     HELD TO MATURITY
                                        --------------------   ------------------
                                        AMORTIZED     FAIR     AMORTIZED    FAIR
DUE IN                                    COST       VALUE       COST      VALUE
------                                  ---------   --------   ---------   ------
One year or less......................  $544,706    $544,675    $  365     $  374
After one year through five years.....    14,746      14,872     1,022      1,071
After five years through ten years....    12,938      12,740     1,437      1,491
After ten years.......................   133,367     132,851     1,051      1,131
                                        --------    --------    ------     ------
                                         705,757     705,138     3,875      4,067
Securities not due at a single
   maturity...........................   123,356     192,530     2,735      2,735
                                        --------    --------    ------     ------
Total.................................  $829,113    $897,668    $6,610     $6,802
                                        ========    ========    ======     ======

     Actual maturities may differ from those scheduled due to prepayments by the issuers.

     Gross gains realized on sales of available for sale securities, totaled $13.6, $5.9 and $2.6 million during 1998, 1997 and 1996, respectively. Gross losses realized on sales of available for sale securities totaled $9,000, $1.7 million and $658,000, respectively.

     At December 31, 1998, Federal Home Loan Bank stock with a book value of $6.8 million was pledged as collateral to secure Federal Home Loan Bank advances.

     Securities having an aggregate carrying value of $57.9 and $49.7 million at December 31, 1998 and 1997, respectively, were pledged as collateral to secure public deposits and for other purposes required or permitted by law. In addition, common stocks with a carrying value of $3.3 million were pledged as collateral at December 31, 1998 for the option collar agreements discussed in note 10.

                             CORUS BANKSHARES, INC.

4.   LOANS

     Total loans, net of unearned discount of $8.3 and $13.3 million at December 31, 1998 and 1997, respectively, were as follows (in thousands):

                                               YEAR ENDED DECEMBER 31
                                              ------------------------
                                                 1998          1997
                                              ----------    ----------
Commercial real estate:
   First mortgage...........................  $  533,253    $  554,545
   Construction.............................     228,311       156,950
Student.....................................     431,304       412,926
Residential first mortgage..................     137,683       209,669
Commercial..................................     108,759        55,062
Home equity.................................      85,408       131,868
Medical finance.............................      24,821        21,440
Consumer....................................       2,048         3,515
                                              ----------    ----------
Total.......................................  $1,551,587    $1,545,975
                                              ==========    ==========

     Changes in the allowance for loan losses were as follows (in thousands):

                                           YEAR ENDED DECEMBER 31
                                       -------------------------------
                                        1998        1997        1996
                                       -------    --------    --------
Balance at January 1.................  $30,660    $ 32,668    $ 25,640
Provision for loan losses............   10,000      16,000      16,000
Charge-offs..........................   (6,852)    (19,095)    (11,341)
Recoveries...........................    1,965       1,087       2,369
                                       -------    --------    --------
Balance at December 31...............  $35,773    $ 30,660    $ 32,668
                                       =======    ========    ========

     At December 31, 1998 and 1997, loans that were considered to be impaired totaled $1.4 million and $3.4 million, respectively. Management does not individually evaluate certain smaller-balance loans for impairment. These loans are evaluated on an aggregate basis using a formula-based approach in accordance with Corus' policy. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method. At December 31, 1998 and 1997, the related allowance allocated to impaired loans was $135,000 and $310,000, respectively. The contractual interest due on impaired loans for the years ended December 31, 1998 and 1997, was $84,000 and $297,000, respectively. Interest income of $34,000 was recognized on impaired loans for the year ended December 31, 1998. No interest income was recognized on impaired loans during 1997.

     At December 31, 1998 and 1997, nonaccrual loans totaled $5.3 and $8.6 million, respectively. The interest income foregone on these loans during 1998 and 1997 was $405,000 and $503,000, respectively.

                             CORUS BANKSHARES, INC.

     All of Corus' performing residential first mortgage loans are pledged as collateral for its Federal Home Loan Bank advances.

     Changes in the balance of loans to directors and principal officers of Corus and its subsidiaries, were as follows (in thousands):

Balance at December 31, 1997........................  $12,222
New loans...........................................    8,962
Repayments..........................................   (2,849)
                                                      -------
Balance at December 31, 1998........................  $18,335
                                                      =======

     These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal risk of collection or possess other favorable features.

5.   PREMISES AND EQUIPMENT, NET

     Premises and equipment were as follows (in thousands):

                                                      DECEMBER 31
                                                   ------------------
                                                    1998       1997
                                                   -------    -------
Land.............................................  $ 7,735    $ 7,422
Buildings and improvements.......................   29,198     26,467
Furniture and equipment..........................   14,277     12,544
                                                   -------    -------
                                                   51,210..    46,433
Less accumulated depreciation....................   17,105     15,483
                                                   -------    -------
Total premises and equipment, net................  $34,105    $30,950
                                                   =======    =======

     Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $324,000, $322,000 and $311,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

     Minimum fixed lease obligations, excluding taxes, insurance and other expenses payable directly by Corus, for leases in effect at December 31, 1998 were as follows (in thousands):

YEAR ENDING DECEMBER 31
---------------------------------------------
1999.........................................  $  325
2000.........................................     331
2001.........................................     337
2002.........................................     344
2003.........................................     350
2004 and thereafter..........................     467
                                               ------
Minimum payments.............................  $2,154
                                               ======

                             CORUS BANKSHARES, INC.

6.   TIME DEPOSITS

     Interest-bearing deposits included certificates of deposit in amounts of $100,000 or more totaling $510.4 and $324.6 million at December 31, 1998 and 1997, respectively. Interest expense on these deposits was $25.4 and $17.0 million in 1998 and 1997, respectively.

     At December 31, 1998, the scheduled maturities of certificates of deposit were as follows (in thousands):

                                  YEAR ENDING DECEMBER 31
                                  -----------------------
1999............................         $498,757
2000............................          140,435
2001............................           79,295
2002............................           14,550
2003 and thereafter.............           29,370
                                         --------
Total...........................         $762,407
                                         ========

7.   FEDERAL HOME LOAN BANK ADVANCES

     During 1996, Corus borrowed $40.0 million of Federal Home Loan Bank advances. The interest rate on the advances is the 3 month LIBOR and they reprice quarterly. The advances will mature in April 2001.

     Corus maintains as qualifying collateral its Federal Home Loan Bank stock and all performing residential first mortgages.

8.   INCOME TAXES

     The components of income tax expense were as follows (in thousands):

                                                    YEAR ENDED DECEMBER 31
                                                 -----------------------------
                                                  1998       1997       1996
                                                 -------    -------    -------
Current:
   Federal income tax..........................  $21,281    $20,746    $25,649
   State income tax............................      512         47         96
                                                 -------    -------    -------
Total current expense..........................   21,793     20,793     25,745
Deferred federal expense (benefit).............     (424)       343     (1,740)
                                                 -------    -------    -------
Income tax provision...........................  $21,369    $21,136    $24,005
                                                 =======    =======    =======

                             CORUS BANKSHARES, INC.

     A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

                                                          YEAR ENDED DECEMBER 31
                                                          -----------------------
                                                          1998     1997     1996
                                                          -----    -----    -----
Statutory federal income tax rate.......................  35.0%    35.0%    35.0%
Goodwill amortization...................................   0.9      1.7      1.5
Dividends received deduction............................  (1.5)    (1.1)    (0.4)
Tax-exempt income.......................................  (0.6)    (0.9)    (0.9)
Minority interest.......................................    --       --      0.1
Other, net..............................................   0.7      0.2       --
                                                          ----     ----     ----
Effective rate..........................................  34.5%    34.9%    35.3%
                                                          ====     ====     ====

     Deferred taxes were recorded based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred taxes were recorded (in thousands):

                                                             DECEMBER 31
                                                         --------------------
                                                           1998        1997
                                                         --------    --------
Deferred tax assets:
   Allowance for loan losses...........................  $ 11,528    $  9,540
   Deferred loan fees and discounts....................        --       2,384
   Other deferred tax assets...........................     1,317         535
                                                         --------    --------
Gross deferred tax assets..............................    12,845      12,459
                                                         --------    --------
Deferred tax liabilities:
   Unrealized securities gains.........................   (23,995)    (24,380)
   Purchase accounting adjustments.....................    (1,739)     (2,045)
   Deferred loan fees and discounts....................      (355)         --
   Other deferred tax liabilities......................      (643)       (730)
                                                         --------    --------
Gross deferred tax liabilities.........................   (26,732)    (27,155)
                                                         --------    --------
Net deferred tax liability.............................  $(13,887)   $(14,696)
                                                         ========    ========

9.   EMPLOYEE BENEFIT PLANS

     The following reflects the disclosure requirements set forth by Statement of Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits."

                             CORUS BANKSHARES, INC.

     Corus maintains a noncontributory defined benefit plan (Pension plan) and a defined contribution plan (Employees' savings plan and trust). Expenses (income) for each of the plans were as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31
                                                        -----------------------
                                                         1998     1997     1996
                                                        ------    -----    ----
Pension plan..........................................  $(463)    $(97)    $ 3
Employees' savings plan and trust.....................    166       94      95
                                                        -----     ----     ---
Total.................................................  $(297)    $ (3)    $98
                                                        =====     ====     ===

     Pension Plan   Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 1998. Pension plan assets are primarily invested in common stocks and bank deposits.

     Net periodic benefit cost (income) was comprised of the following (in thousands):

                                            YEAR ENDED DECEMBER 31
                                         -----------------------------
                                          1998       1997       1996
                                         -------    -------    -------
Service cost...........................  $   556    $   423    $   362
Interest cost..........................      920        874        825
Actual return on plan assets...........   (3,296)    (5,255)    (3,175)
Amortization of transition asset.......     (202)      (202)      (202)
Net amortization and deferral..........    1,559      4,063      2,193
                                         -------    -------    -------
Net periodic benefit cost (income).....  $  (463)   $   (97)   $     3
                                         =======    =======    =======

     A reconciliation of the plan's benefit obligations, fair value of plan assets, funded status and amounts recognized in Corus' statement of financial position follows:

                                                            1998       1997
                                                           -------    -------
                                                             (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at January 1..........................  $13,521    $11,913
Service cost.............................................      556        423
Interest cost............................................      920        874
Actuarial gain...........................................      170        988
Benefit paid.............................................     (722)      (677)
                                                           -------    -------
Benefit obligation at December 31........................  $14,445    $13,521
                                                           =======    =======

                             CORUS BANKSHARES, INC.

                                                            1998       1997
                                                           -------    -------
                                                             (IN THOUSANDS)
CHANGE IN FAIR VALUE OF PLAN ASSETS
Fair value of plan assets at January 1...................  $19,829    $15,175
Actual return on plan assets.............................    3,296      5,331
Benefits paid............................................     (722)      (677)
                                                           -------    -------
Fair value of plan assets at December 31.................  $22,403    $19,829
                                                           =======    =======

                                                            1998       1997
                                                           -------    -------
                                                             (IN THOUSANDS)
FUNDED STATUS
Funded status at January 1...............................  $ 7,958    $ 6,308
Unrecognized transition asset............................     (606)      (808)
Unrecognized actuarial gain..............................   (6,108)    (4,719)
                                                           -------    -------
Prepaid benefit cost at December 31......................  $ 1,244    $   781
                                                           =======    =======

     The following weighted-average assumptions were used in accounting for the pension plan:

                                                               DECEMBER 31,
                                                              --------------
                                                              1998     1997
                                                              -----    -----
                                                              (IN THOUSANDS)
Discount rate...............................................   7.00%    7.00%
Expected return on plan assets..............................   8.00%    8.00%
Rate of compensation increase...............................   5.00%    5.00%

     Savings Plan Most employees are eligible to become participants of Corus' Employees' Savings Plan and Trust. Corus' matching contributions to the Plan are discretionary. For the year ended December 31, 1998, Corus matched 20% of participants' contributions, up to a maximum of $1,500. For the years ended December 31, 1997 and 1996, Corus matched 20% of participants' contributions, up to $750.

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

                             CORUS BANKSHARES, INC.

     Financial Assets   Corus had the following financial assets (in thousands):

                                                    DECEMBER 31
                                 -------------------------------------------------
                                          1998                      1997
                                 -----------------------   -----------------------
                                  CARRYING       FAIR       CARRYING       FAIR
                                   VALUE        VALUE        VALUE        VALUE
                                 ----------   ----------   ----------   ----------
Cash and cash equivalents......  $   74,050   $   74,050   $   63,717   $   63,717
Federal funds sold with
   original maturities greater
   than 90 days................          --           --       20,000       19,994
Interest-bearing deposits with
   banks.......................      13,000       13,009       26,999       26,976
Securities.....................     904,278      904,470      541,142      541,388
Loans..........................   1,515,814    1,529,121    1,515,315    1,534,221
Accrued interest receivable....      20,963       20,963       25,562       25,562
                                 ==========   ==========   ==========   ==========

     Cash and cash equivalents and accrued interest receivable are short-term in nature and, as such, their fair value approximates carrying value.

     Fair values of interest-bearing deposits with banks, federal funds sold with original maturities greater than 90 days and securities are based on quoted market prices, when available. Non-quoted instruments are valued based on discounted cash flows using current interest rates for similar securities.

     Loans are valued based on type of loan. The fair value of variable-rate loans that reprice frequently is assumed to approximate carrying value. The fair value of fixed-rate loans is based on the discounted amount of scheduled cash flows or the estimated fair value of the underlying collateral. The discount rate used is equal to the current rate of the appropriate index plus the average spread on the existing portfolio.

     Financial Liabilities   Corus had the following financial liabilities (in
thousands):

                                                DECEMBER 31
                            ----------------------------------------------------
                                      1998                        1997
                            ------------------------    ------------------------
                             CARRYING        FAIR        CARRYING        FAIR
                              VALUE         VALUE         VALUE         VALUE
                            ----------    ----------    ----------    ----------
Deposits without a stated
   maturity...............  $1,392,269    $1,392,269    $1,358,220    $1,358,220
Certificates of deposit...     762,407       766,836       504,846       505,765
Short-term borrowings.....      24,933        24,933         9,264         9,264
Federal Home Loan Bank
   advances...............      40,000        40,000        40,000        40,000
Accrued interest
   payable................      10,739        10,739         8,685         8,685
                            ==========    ==========    ==========    ==========

     The fair value of deposits without a stated maturity is assumed to approximate carrying value. The fair value of certificates of deposit is based on discounted contractual cash flows. Discount rates are selected using the rates that were offered at year-end.

                             CORUS BANKSHARES, INC.

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

                             CORUS BANKSHARES, INC.

     The following lending-related financial instruments had contract amounts that represented credit exposure (in thousands):

                                                             DECEMBER 31
                                                         --------------------
                                                           1998        1997
                                                         --------    --------
STANDBY LETTERS OF CREDIT
Commercial real estate:
   First mortgage......................................  $     --    $    229
   Construction........................................     2,048         809
Commercial.............................................     5,996       3,330
Home equity............................................        --          --
Consumer...............................................        --          --
                                                         --------    --------
Total standby letters of credit........................  $  8,044    $  4,368
                                                         --------    --------
COMMITMENT LETTERS OUTSTANDING
Commercial real estate:
   First mortgage......................................  $  7,005    $  1,766
   Construction........................................   121,867      70,933
Commercial.............................................     1,605         720
Home equity............................................        --          --
Consumer...............................................        --          --
                                                         --------    --------
Total commitment letters...............................  $130,477    $ 73,419
                                                         --------    --------
UNUSED COMMITMENTS UNDER LINES OF CREDIT
Commercial real estate:
   First mortgage......................................  $  8,679    $  6,070
   Construction........................................   234,152     148,093
Commercial.............................................    21,008      25,918
Home equity............................................    26,352      22,084
Consumer...............................................       807         895
                                                         --------    --------
Total unused commitments under lines of credit.........  $290,998    $203,060
                                                         --------    --------
TOTAL COMMITMENTS
Commercial real estate:
   First mortgage......................................  $ 15,684    $  8,065
   Construction........................................   358,067     219,835
Commercial.............................................    28,609      29,968
Home equity............................................    26,352      22,084
Consumer...............................................       807         895
                                                         --------    --------
Total commitments outstanding..........................  $429,519    $280,847
                                                         ========    ========

                             CORUS BANKSHARES, INC.

     The following financial instruments were used by Corus to hedge its interest rate risk (in thousands):

                                                      DECEMBER 31, 1998
                                               --------------------------------
                                               NOTIONAL      FAIR      CARRYING
                                                AMOUNT      VALUE       VALUE
                                               --------    --------    --------
Interest rate swap agreements:
   Amortizing pay fixed rate, receive
      floating rate..........................  $265,011    $(10,348)    $ 270
   Non-amortizing pay fixed rate, receive
      floating rate..........................    11,480        (912)       42
   Non-amortizing pay floating rate, receive
      fixed rate.............................    20,000         253       (14)
Basis swap agreements:
   Non-amortizing variable pay/variable
      receive................................   100,000        (804)       --
                                               --------    --------     -----
Interest rate swap agreements:
   Amortizing pay fixed rate, receive
      floating rate..........................  $240,068    $ (4,604)    $(158)
   Non-amortizing pay fixed rate, receive
      floating rate..........................    18,230      (1,092)     (102)
   Non-amortizing pay floating rate, receive
      fixed rate.............................    30,000           3         1
Basis swap agreements:
   Non-amortizing variable pay/variable
      receive................................   100,000         100        (1)
                                               ========    ========     =====

     The fair values of interest rate and basis swaps are based on either quoted market or dealer prices. The carrying value for interest rate and basis swaps represents the net accrued interest receivable or payable. At December 31, 1998, the fair value of all interest rate swaps included in the table above represent the gross amounts of unrealized gains or losses.

     Corus enters into interest rate swap agreements to hedge its exposure to interest rate risk on specific fixed-rate loans, securities, and deposits. The terms of the swaps match the terms of the hedged loans, securities, and deposits. For the amortizing pay fixed rate, receive floating rate swaps, Corus paid a weighted-average rate of 6.44% and received a weighted-average rate of 5.60% in 1998. For the non-amortizing pay fixed rate, receive floating rate swaps, Corus paid a weighted-average rate of 8.70% and received a weighted-average rate of 5.72% in 1998. For non-amortizing pay floating rate, receive fixed rate swaps, Corus paid a weighted-average rate of 6.00% and received a weighted-average rate of 5.66% in 1998. At December 31, 1998, interest rate swaps with notional amounts of $23.2, $170.2 and $103.1 million had maturity dates within one year, from one to five years and greater than five years, respectively.

     Corus entered into a basis swap which entails the payment of 3 month LIBOR and the receipt of 3 month Treasury plus a spread. For the basis swap, Corus paid a weighted-average rate of 5.65% and received a weighted-average rate of 5.57% in 1998. At

                             CORUS BANKSHARES, INC.

December 31, 1998, the basis swap with a notional amount of $100 million had a maturity date from one to five years.

     The following financial instruments were used by Corus to hedge the market risk associated with the common stock portfolio (in thousands):

                                                       DECEMBER 31, 1998
                                               ----------------------------------
                                               CONTRACTUAL     FAIR      CARRYING
                                                 AMOUNT        VALUE      VALUE
                                               -----------    -------    --------
Over the counter options:
   Purchased put options.....................    $12,500      $   126    $   126
   Written put options.......................     12,500          (20)       (20)
   Written call options......................     25,000       (2,475)    (2,475)
                                                 =======      =======    =======

                                                       DECEMBER 31, 1997
                                               ----------------------------------
                                               CONTRACTUAL     FAIR      CARRYING
                                                 AMOUNT        VALUE      VALUE
                                               -----------    -------    --------
Over the counter options:
   Purchased put options.....................   $302,500      $10,199    $10,199
   Written put options.......................    302,500       (5,009)    (5,009)
   Written call options......................    302,500       (6,987)    (6,987)
                                                ========      =======    =======

     The fair values of the option contracts are based on dealer prices. The carrying value represents the fair value at December 31, 1998 and 1997. Corus entered into the transactions to hedge its market risk with respect to the common stock portfolio. Corus is subject to credit risk as a purchaser of an option contract and is subject to market risk to the extent of the purchase price of the option. Corus is subject to market risk on its written option contracts, but not credit risk since the counterparty already performed by paying an up front cash premium.

11.   LEGAL AND REGULATORY PROCEEDINGS

     Corus is involved in various legal and regulatory proceedings, many involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, these proceedings will not have a material effect on the results of operations, financial position, liquidity or capital resources of Corus, except possibly for the matter discussed below.

     As disclosed previously, Corus discovered that certain former employees in the student loan servicing area had falsified some records of telephone calls, from late 1993 to April 1994, to students whose loans were delinquent. The telephone calls are a required action to maintain the enforceability of a student loan's government guarantee. Corus terminated the employees involved and informed the U.S. Department of Education immediately upon discovery of the problem and the Department commenced an investiga-

                             CORUS BANKSHARES, INC.

tion. The Department's investigation expanded in 1995 to include a review of whether Corus' student loan division engaged in improper practices from 1988 to April 1994, including whether information contained on guarantee claim forms may have been falsified.

     Shortly after notifying the Department of the problems in the student loan servicing area, Corus entered into an interim agreement with the Department pursuant to which it agreed, pending the conclusion of the investigation, not to request payment from any guarantor or the Department on any loans that Corus is unable to state with certainty were not affected by incorrect servicing history documentation. A total of $14.5 million of loans subject to the interim agreement were charged-off against the allowance for loan losses since 1996. The ultimate collectibility of these loans is uncertain.

     Although certain employees of Corus may have acted illegally or violated Department policy or regulations, management is unable to predict what actions, if any, the Department will take following completion of its investigation, and cannot estimate the magnitude of the violations or the amount or range of any liability that Corus will ultimately incur. As such, management is unable to quantify either the amount of student loans that may lose their government guarantee or the amount of loans that it may be required to repurchase and, therefore, the effect such amounts and any related penalties will have on Corus' financial condition or results of operations. No legal proceedings have been commenced against Corus as a result of the investigation.

     If it is ultimately determined that Corus acted illegally or violated Department policy or regulations with respect to certain loans in a significant number of instances or if a settlement is reached, Corus could (i) lose its government guarantees with respect to certain student loans and (ii) be required to repurchase a substantial amount of delinquent student loans for which Corus previously received guarantee payments. In addition, Corus or individual employees could be subject to substantial penalties. If the Department were to bring an action, and be successful in proving violations of law related to the student loan program, potential sanctions could include significant fines, recovery of treble amounts of guarantee payments incorrectly received by Corus and the suspension of Corus' continued participation in the student loan program.

     Corus does not condone or permit such improper practices and is cooperating fully with the Department's investigation.

12.   SHAREHOLDERS' EQUITY

     Preference Shares   Corus has 1.0 million authorized shares of
$50-stated-value preference stock and 3.0 million of authorized shares of $1-stated-value preferred stock available to be issued for acquisition and capital maintenance programs. At December 31, 1998 and 1997, no preference or preferred stock was issued.

     Dividend Restrictions   The payment of dividends to Corus by its subsidiary
bank is subject to federal regulatory limitations. National banks are generally allowed to pay

                             CORUS BANKSHARES, INC.

dividends to the extent of net income for the current and prior two years less dividends paid without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. Corus' subsidiary bank was considered well-capitalized as of December 31, 1998. At December 31, 1998, the total amount of the subsidiary bank's retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $4.3 million.

     Stock Option Plan   Options to purchase Corus' common stock have been
granted to employees under the 1990 Stock Option Plan at prices equal to the fair market value of the underlying stock on the dates the options were granted. The options are generally exercisable in not more than five equal, annual cumulative installments beginning one year after the date of grant, and expire in 10 years. At December 31, 1998, there were 17,785 shares available for grant.

     Changes in stock options were as follows:

                                 STOCK OPTIONS

                                                      YEAR ENDED DECEMBER 31
                                ------------------------------------------------------------------
                                        1998                   1997                   1996
                                --------------------   --------------------   --------------------
                                            WEIGHTED               WEIGHTED               WEIGHTED
                                              AVG.                   AVG.                   AVG.
                                 NUMBER     EXERCISE    NUMBER     EXERCISE    NUMBER     EXERCISE
                                OF SHARES    PRICE     OF SHARES    PRICE     OF SHARES    PRICE
                                ---------   --------   ---------   --------   ---------   --------
                                                 (NUMBER OF SHARES IN THOUSANDS)
Beginning balance.............     398       $18.16       359       $16.53       347       $15.52
Granted.......................      45        37.88        44        31.96        29        30.00
Exercised.....................      --           --        --           --        (1)       20.30
                                   ---       ------       ---       ------       ---       ------
Canceled......................     (11)       27.74        (5)       21.88       (16)       19.05
                                   ---       ------       ---       ------       ---       ------
Ending balance................     432       $19.98       398       $18.16       359       $16.53
                                   ---       ------       ---       ------       ---       ------
Exercisable at December 31....     313       $15.86       289       $15.09       271       $14.57
                                   ---       ------       ---       ------       ---       ------

     At December 31, 1998, the range of exercise prices for outstanding options and weighted-average term remaining was $10.50 to $37.88 and 4.3 years, respectively. If Corus

                             CORUS BANKSHARES, INC.

expensed the fair value of options granted in 1998, 1997 and 1996, the pro forma net income and earnings per share would have been as follows (in thousands, except per share data):

                                             YEAR ENDED DECEMBER 31
                                           ---------------------------
                                            1998      1997      1996
                                           -------   -------   -------
Reported net income......................  $40,628   $39,371   $43,905
After-tax fair value of options
   granted...............................      139        97        66
                                           -------   -------   -------
Pro forma net income.....................  $40,489   $39,274   $43,839
                                           =======   =======   =======
Pro forma net income per share:
   Basic.................................  $  2.78   $  2.66   $  2.96
   Diluted...............................     2.74      2.62      2.92

     The fair value of options granted was computed using the Black-Scholes model using the following assumptions: a risk-free rate of 4.9% in 1998, between 5.8% and 6.6% in 1997, and 6.6% in 1996; expected life of 5 years in 1998, 1997 and 1996; expected volatility of 22.5% in 1998, and 21.0% in 1997 and 1996; and, expected dividend yield of 1.5% in 1998 and 1997, and 1.7% in 1996. For the pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' five year vesting period.

     Regulatory Capital   Corus and its subsidiary bank are required to maintain
certain capital ratios. Failure to maintain these ratios would severely limit their ability to pay dividends, support growth and repurchase shares and would increase the amount of FDIC insurance premiums. At December 31, 1998 and 1997, Corus and its subsidiary bank were classified as well-capitalized. There have been no events since December 31, 1998, that management believes would have changed that classification. The minimum ratios to be well-capitalized and Corus' and its subsidiary bank's regulatory capital and ratios were as follows:

                         REGULATORY CAPITAL AND RATIOS

                                                                         TOTAL RISK-BASED
                                   LEVERAGE          TIER I CAPITAL           CAPITAL
                               -----------------    -----------------    -----------------
                                AMOUNT     RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                               --------    -----    --------    -----    --------    -----
                                        (DOLLARS IN THOUSANDS, EXCEPT RATIO DATA)
Minimum ratios for well-
   capitalized.............                 5.0%                 6.0%                10.0%
December 31, 1998:
   Corus...................    $262,999    10.3%    $262,999    15.0%    $316,549    18.1%
   Subsidiary bank.........     142,115     6.0%     142,115     9.1%     162,199    10.4%
December 31, 1997:
   Corus...................    $237,320    10.5%    $237,320    15.1%    $256,701    16.4%
   Subsidiary bank.........     141,703     6.7%     141,703     9.6%     160,134    10.9%

                             CORUS BANKSHARES, INC.

     Other Comprehensive Income   Changes in other comprehensive income were as
follows (in thousands):

                                             YEAR ENDED DECEMBER 31
                                          ----------------------------
                                            1998      1997      1996
                                          --------   -------   -------
Net Income..............................  $ 40,628   $39,371   $43,905
Other comprehensive income, net of tax
   Unrealized gains on securities:
      Unrealized gains on securities....    12,529    49,635    16,422
      Less: reclassification adjustment
         for gains included in net
         income.........................   (13,629)   (4,238)   (1,985)
                                          --------   -------   -------
Net unrealized gains (losses) on
   securities...........................    (1,100)   45,397    14,437
Income tax expense (benefit) related to
   items of other comprehensive
   income...............................      (385)   15,889     5,053
                                          --------   -------   -------
Change in other comprehensive income,
   net of tax...........................      (715)   29,508     9,384
                                          --------   -------   -------
Comprehensive income....................  $ 39,913   $68,879   $53,289
                                          ========   =======   =======

13.   NET INCOME PER SHARE

     Net income per share was calculated as follows (in thousands, except per share data):

                                            YEAR ENDED DECEMBER 31
                                         -----------------------------
                                          1998       1997       1996
                                         -------    -------    -------
Denominator for basic earnings per
   share -- average common shares
   outstanding.........................   14,562     14,788     14,833
Dilutive common stock options..........      211        178        161
                                         -------    -------    -------
Denominator for diluted earnings per
   share                                  14,773     14,966     14,994
                                         -------    -------    -------
Numerator: Net income attributable to
   common shares                         $40,628    $39,371    $43,905
                                         =======    =======    =======
Net income per share:
   Basic...............................  $  2.79    $  2.66    $  2.96
   Diluted.............................     2.75       2.63       2.93

14.   SEGMENT REPORTING

     The following reflects the disclosure requirements set forth by Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". For purposes of this statement, Management has determined that Corus, Corus Bank and Bancorp Operations Company (BOC) are the primary operating segments within Corus. Corus Bank derives a significant portion of its total revenues from interest income offering commercial, mortgage, home equity, student and personal loans. It also provides general banking services such as checking, savings, money market and time deposit

                             CORUS BANKSHARES, INC.

accounts; trust and investment management and a variety of other services. BOC provides item processing, bookkeeeping and other ancillary bank support services to Corus Bank. Substantially all revenues of BOC are intersegment and eliminated from consolidated total revenues. Both Corus Bank and BOC are wholly owned subsidiaries of Corus.

     Transactions between the reportable segments are recorded on the reportable segments' financial statements and significant inter-segment accounts and transactions have been eliminated in the preparation of the consolidated financial statements. The inter-segment eliminations include revenues and dividends from Corus' subsidiaries and certain interest income for bank accounts of the parent company held at the bank subsidiary. In addition, inter-segment eliminations include other income and expense for transactions between BOC and Corus Bank.

     The following is a summary of significant segment information as required by SFAS No. 131:

                                       FOR THE YEAR ENDING DECEMBER 31, 1998
                           -------------------------------------------------------------
                                        CORUS               INTER-SEGMENT
                            CORUS        BANK       BOC     ELIMINATIONS    CONSOLIDATED
                           --------   ----------   ------   -------------   ------------
                                              (DOLLARS IN THOUSANDS)
Interest income:
   Interest income(1)....  $ 37,158   $  183,718   $   15     $ (33,366)     $  187,525
   Interest expense......       137       89,534       --          (366)         89,305
   Provision for loan
      loss...............        --       10,000       --            --          10,000
                           --------   ----------   ------     ---------      ----------
Net interest income after
   provision for loan
   losses................    37,021       84,184       15       (33,000)         88,220
                           --------   ----------   ------     ---------      ----------
Noninterest income:
   Other income(2).......     2,006       20,539    6,823        (8,829)         20,539
   Net securities and
      other financial
      instruments gains,
      net................     4,801          327       --            --           5,128
                           --------   ----------   ------     ---------      ----------
Total noninterest
   income................     6,807       20,866    6,823        (8,829)         25,667
                           --------   ----------   ------     ---------      ----------
Noninterest expense:
   Goodwill
      amortization.......        --        1,707       --            --           1,707
   Depreciation..........        43        2,872      526            --           3,441
   Other expense.........     1,478       46,232    5,855        (6,823)         46,742
                           --------   ----------   ------     ---------      ----------
Total noninterest
   expense...............     1,521       50,811    6,381        (6,823)         51,890
                           --------   ----------   ------     ---------      ----------
Income before income
   taxes.................    42,307       54,239      457       (35,006)         61,997
Income tax expense.......     1,679       19,533      157            --          21,369
                           --------   ----------   ------     ---------      ----------
Net income...............  $ 40,628   $   34,706   $  300     $ (35,006)     $   40,628
                           ========   ==========   ======     =========      ==========
Segment assets...........  $348,656   $2,402,386   $1,551     $(163,178)     $2,589,415
Expenditures to acquire
   long-lived assets.....        13        5,955      628            --           6,596

                             CORUS BANKSHARES, INC.

                                       FOR THE YEAR ENDING DECEMBER 31, 1997
                           -------------------------------------------------------------
                                        CORUS               INTER-SEGMENT
                            CORUS        BANK       BOC     ELIMINATIONS    CONSOLIDATED
                           --------   ----------   ------   -------------   ------------
                                              (DOLLARS IN THOUSANDS)
Interest income:
   Interest income(1)      $ 40,698   $  181,109   $   15     $ (37,889)     $  183,933
   Interest expense......       327       83,199       25          (889)         82,662
   Provision for loan
      losses.............        --       16,000       --            --          16,000
                           --------   ----------   ------     ---------      ----------
Net interest income after
   provision for loan
   losses................    40,371       81,910      (10)      (37,000)         85,271
                           --------   ----------   ------     ---------      ----------
Noninterest income:
   Other income(2).......    (2,677)      21,326    5,699        (3,022)         21,326
   Net securities and
      other financial
      instruments gains,
      net................     4,785          317       --            --           5,102
                           --------   ----------   ------     ---------      ----------
Total noninterest
   income................     2,108       21,643    5,699        (3,022)         26,428
                           --------   ----------   ------     ---------      ----------
Noninterest expense:
   Goodwill
      amortization.......        --        3,018       --            --           3,018
   Depreciation..........        51        2,684      463            --           3,198
   Other expense.........     1,330       44,561    4,784        (5,699)         44,976
                           --------   ----------   ------     ---------      ----------
Total noninterest
   expense...............     1,381       50,263    5,247        (5,699)         51,192
                           --------   ----------   ------     ---------      ----------
Income before income
   taxes.................    41,098       53,290      442       (34,323)         60,507
Income tax expense.......     1,727       19,258      151            --          21,136
                           --------   ----------   ------     ---------      ----------
Net income...............  $ 39,371   $   34,032   $  291     $ (34,323)     $   39,371
                           ========   ==========   ======     =========      ==========
Segment assets...........  $324,268   $2,089,728   $1,229     $(163,298)     $2,251,927
Expenditures to acquire
   long-lived assets.....        27        4,838      633            --           5,498

                             CORUS BANKSHARES, INC.

                                       FOR THE YEAR ENDING DECEMBER 31, 1996
                           -------------------------------------------------------------
                                        CORUS               INTER-SEGMENT
                            CORUS        BANK       BOC     ELIMINATIONS    CONSOLIDATED
                           --------   ----------   ------   -------------   ------------
                                              (DOLLARS IN THOUSANDS)
Interest income:
   Interest income(1)....  $ 37,926   $  190,262   $   15     $ (37,253)     $  190,950
   Interest expense......       414       80,413       37        (1,253)         79,611
   Provision for loan
      losses.............        --       16,000       --            --          16,000
                           --------   ----------   ------     ---------      ----------
Net interest income after
   provision for loan
   losses................    37,512       93,849      (22)      (36,000)         95,339
                           --------   ----------   ------     ---------      ----------
Noninterest income:
   Other income(2).......     5,929       19,747    5,144       (11,069)         19,751
   Net securities and
      other financial
      instruments gains,
      net................     3,587         (271)      --            --           3,316
                           --------   ----------   ------     ---------      ----------
Total noninterest
   income................     9,516       19,476    5,144       (11,069)         23,067
                           --------   ----------   ------     ---------      ----------
Noninterest expense:
   Goodwill
   amortization..........       740        2,156       --            --           2,896
   Depreciation                  54        2,886      307            --           3,247
   Other expense.........     1,489       43,681    4,327        (5,144)         44,353
                           --------   ----------   ------     ---------      ----------
Total noninterest
   expense...............     2,283       48,723    4,634        (5,144)         50,496
                           --------   ----------   ------     ---------      ----------
Income before income
   taxes.................    44,745       64,602      488       (41,925)         67,910
Income tax expense.......       839       22,991      175            --          24,005
                           --------   ----------   ------     ---------      ----------
Net income...............  $ 43,906   $   41,611   $  313     $ (41,925)     $   43,905
                           ========   ==========   ======     =========      ==========
Segment assets...........  $252,598   $2,124,452   $1,304     $(163,298)     $2,215,056
Expenditures to acquire
   long-lived assets.....        68        4,512      523            --           5,103

-------------------------
(1) Interest income for Corus includes dividends received from Corus Bank totaling $33, $37 and $36 million in 1998, 1997 and 1996, respectively.

(2) Other income for Corus includes equity in undistributed (distributed) net income of subsidiaries totaling $2.01, $(2.68) and $5.93 million in 1998, 1997 and 1996, respectively.

                             CORUS BANKSHARES, INC.

15.   PARENT COMPANY FINANCIAL STATEMENTS

     Corus condensed parent company financial statements were as follows (in thousands, except per share data):

                            CONDENSED BALANCE SHEETS

                                                     DECEMBER 31
                                                ----------------------
                                                   1998         1997
                                                ----------    --------
Assets:
   Cash.......................................  $    9,249    $ 11,227
   Available for sale securities, at fair
      value...................................     185,698     158,660
   Investment in subsidiaries.................     153,718     152,031
   Other assets...............................          (9)      2,350
                                                ----------    --------
Total.........................................  $  348,656    $324,268
                                                ==========    ========
Liabilities and shareholders' equity:
Liabilities...................................  $   30,526    $ 32,635
Shareholders' equity..........................     318,130     291,633
                                                ----------    --------
Total.........................................  $  348,656    $324,268
                                                ==========    ========

                             CORUS BANKSHARES, INC.

                         CONDENSED STATEMENTS OF INCOME

                                                       YEAR ENDED DECEMBER 31
                                                     ---------------------------
                                                      1998      1997      1996
                                                     -------   -------   -------
Income:
   Dividends from bank subsidiary..................  $33,000   $37,000   $36,000
   Other income....................................    8,959     8,483     5,516
                                                     -------   -------   -------
Total Income.......................................   41,959    45,483    41,516
                                                     -------   -------   -------
Expenses:
   Interest expense................................      137       327       414
   Other expenses..................................    1,521     1,381     1,247
   Goodwill and purchase accounting amortization...       --        --     1,036
                                                     -------   -------   -------
Total Expenses.....................................    1,658     1,708     2,697
                                                     -------   -------   -------
Income before income taxes and equity in
   undistributed net income of subsidiaries........   40,301    43,775    38,819
Income tax expense.................................    1,679     1,727       839
                                                     -------   -------   -------
Income before equity in undistributed (distributed)
   net income of subsidiaries......................   38,622    42,048    37,980
Equity in undistributed (distributed) net income of
   banking subsidiary..............................    1,706    (2,968)    5,612
Equity in undistributed net income of non-bank
   subsidiary......................................      300       291       313
                                                     -------   -------   -------
Net Income.........................................  $40,628   $39,371   $43,905
                                                     =======   =======   =======
Net Income per Share:
   Basic...........................................  $  2.79   $  2.66   $  2.96
   Diluted.........................................     2.75      2.63      2.93

                             CORUS BANKSHARES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED DECEMBER 31
                                                     ---------------------------
                                                      1998      1997      1996
                                                     -------   -------   -------
Operating activities:
   Net income......................................  $40,628   $39,371   $43,905
   Adjustments to reconcile net income to net cash
      provided by operating activities:
   Depreciation....................................       43        51        54
   Amortization of goodwill and purchase accounting
      adjustments..................................       --        --     1,036
   Net securities and other financial instruments
      gains........................................  (11,764)   (4,220)   (2,656)
   Decrease (increase) in other assets.............    2,324    (1,688)     (215)
   Increase (decrease) in other liabilities........      345     1,372    (1,747)
   Equity in (undistributed) distributed net income
      of subsidiaries..............................   (2,006)    2,677    (5,925)
                                                     -------   -------   -------
Net Cash Provided by Operating Activities..........   29,570    37,563    34,452
                                                     -------   -------   -------
Investing activities:
   Proceeds from maturities of available for sale
      securities...................................       --        --     1,000
   Proceeds from sales of available for sale
      securities...................................   31,516    42,023     6,075
   Purchases of available for sale securities......  (47,349)  (58,300)  (46,311)
   Purchases of premises and equipment, net........       (7)      (27)      (68)
   Return of capital from banking subsidiary.......       --        --     8,000
   Purchases of minority interest and additional
      consideration for bank subsidiary............   (2,345)   (1,690)   (4,139)
                                                     -------   -------   -------
Net Cash Used in Investing Activities..............  (18,185)  (17,994)  (35,443)
                                                     -------   -------   -------
Financing activities:
   Issuance of common shares under stock option
      plan.........................................       --        --         9
   Retirement of common shares.....................   (5,340)   (5,007)   (5,392)
   Cash dividends paid on common stock.............   (8,023)   (7,691)   (6,691)
                                                     -------   -------   -------
Net Cash Used in Financing Activities..............  (13,363)  (12,698)  (12,074)
                                                     -------   -------   -------
Net Increase (Decrease) in Cash and Cash
   Equivalents.....................................   (1,978)    6,871   (13,065)
   Cash and Cash Equivalents at January 1..........   11,227     4,356    17,421
                                                     -------   -------   -------
Cash and Cash Equivalents at December 31...........  $ 9,249   $11,227   $ 4,356
                                                     =======   =======   =======

                             CORUS BANKSHARES, INC.

16.   QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of quarterly financial information for the years ended December 31, 1998 and 1997

                         FIRST QUARTER      SECOND QUARTER       THIRD QUARTER      FOURTH QUARTER            YEAR
                       -----------------   -----------------   -----------------   -----------------   -------------------
                        1998      1997      1998      1997      1998      1997      1998      1997       1998       1997
                       -------   -------   -------   -------   -------   -------   -------   -------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA):
Interest income......  $44,734   $45,709   $45,756   $47,018   $49,126   $45,829   $47,909   $45,376   $187,525   $183,932
Interest expense.....   20,498    20,284    21,191    20,531    24,758    20,639    22,858    21,207     89,305     82,661
                       -------   -------   -------   -------   -------   -------   -------   -------   --------   --------
Net interest
  income.............   24,236    25,425    24,565    26,487    24,368    25,190    25,051    24,169     98,220    101,271
Provision for loan
  losses.............    3,000     4,000     3,000     4,000     3,000     4,000     1,000     4,000     10,000     16,000
                       -------   -------   -------   -------   -------   -------   -------   -------   --------   --------
Net interest income
  after provision for
  loan losses........   21,236    21,425    21,565    22,487    21,368    21,190    24,051    20,169     88,220     85,271
Noninterest income,
  net of trading,
  securities and
  other financial
  instruments
  gains..............    4,418     5,771     4,620     6,286     6,545     5,140     5,164     4,835     20,747     22,032
Trading, securities
  and other financial
  instruments gains,
  net................    1,805        27     1,916       699       600     1,934       598     2,221      4,919      4,881
Noninterest expense..   12,413    12,942    12,716    12,834    12,998    12,634    13,762    13,267     51,889     51,677
                       -------   -------   -------   -------   -------   -------   -------   -------   --------   --------
Income before income
  taxes..............   15,046    14,281    15,385    16,638    15,515    15,630    16,051    13,958     61,997     60,507
Income tax expense...    5,144     4,978     5,223     5,848     5,290     5,466     5,712     4,844     21,369     21,136
                       -------   -------   -------   -------   -------   -------   -------   -------   --------   --------
Net income available
  to common
  shareholders.......  $ 9,902   $ 9,303   $10,162   $10,790   $10,225   $10,164   $10,339   $ 9,114   $ 40,628   $ 39,371
                       =======   =======   =======   =======   =======   =======   =======   =======   ========   ========
Earnings per share:
  Basic..............  $  0.68   $  0.63   $  0.70   $  0.73   $  0.70   $  0.69   $  0.71   $  0.62   $   2.79   $   2.66
  Diluted............     0.67      0.62      0.69      0.72      0.69      0.68      0.70      0.61       2.75       2.63

            COMMON STOCK MARKET INFORMATION AND DIVIDEND HIGHLIGHTS

                        FIRST QUARTER    SECOND QUARTER     THIRD QUARTER    FOURTH QUARTER         YEAR
                       ---------------   ---------------   ---------------   ---------------   ---------------
                        1998     1997     1998     1997     1998     1997     1998     1997     1998     1997
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                             (UNAUDITED)
Stock price range
  High...............  $46.88   $34.50   $45.00   $33.25   $40.63   $37.25   $39.50   $41.00   $46.88   $41.00
  Low................   37.50    31.50    39.63    23.50    28.63    28.00    30.50    32.75    28.63    23.50
  Close..............   43.88    33.25    40.25    28.25    34.00    36.13    32.25    39.56    32.25    39.56
Cash dividends
  declared...........   0.135    0.125    0.140    0.135    0.140    0.135    0.140    0.135    0.555    0.530

     Corus' common stock is a NASDAQ National Market Issue trading under the ticker symbol CORS.

                             CORUS BANKSHARES, INC.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Corus Bankshares, Inc.:

     We have audited the accompanying consolidated balance sheets of Corus Bankshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Corus Bankshares, Inc. and subsidiaries as of December 31, 1996 and for the year ended December 31, 1996, were audited by other auditors whose report dated January 10, 1997, expressed an unqualified opinion on those statements.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corus Bankshares, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                /s/ Arthur Andersen LLP

Chicago, Illinois
January 18, 1999