Form 10-K, Exhibit 13
period 1999-12-31
CORUS BANKSHARES INC
filed 2000-03-29
CIK 51939

                                                                      EXHIBIT 13


   FINANCIAL REVIEW
--------------------------------------------------------------------------------

18 Consolidated Balance Sheets

19 Consolidated Statements of Income

20 Consolidated Statements of Changes in Shareholders' Equity

21 Consolidated Statements of Cash Flows

22 Notes to Consolidated Financial Statements

40 Report of Independent Public Accountants

41 Management's Discussion and Analysis of Financial Statements

54 Supplemental Financial Data

57 Directors and Executive Officers

                          CONSOLIDATED BALANCE SHEETS

==========================================================================================================
December 31 Dollars in Thousands                                                 1999               1998
==========================================================================================================
ASSETS
-----------------------------------------------------------------------------------------
Cash and due from banks - noninterest-bearing                                  $   72,316       $   72,050
Federal funds sold                                                                 45,700            2,000
Interest-bearing deposits with banks                                                    -           13,000
Securities:
    Available-for-sale, at fair value (amortized cost $443,541 and $829,113)      487,243          897,668
    Held-to-maturity, at amortized cost (fair value $5,466 and $6,802)              5,387            6,610
----------------------------------------------------------------------------------------------------------
       Total Securities                                                           492,630          904,278

Loans, net of unearned discount                                                 1,727,357        1,551,587
    Less: Allowance for loan losses                                                32,090           35,773
----------------------------------------------------------------------------------------------------------
       Net Loans                                                                1,695,267        1,515,814
Premises and equipment, net                                                        33,880           34,105
Accrued interest receivable and other assets                                       39,393           37,804
Goodwill, net of accumulated amortization of $28,509 and $26,581                    9,012           10,364
----------------------------------------------------------------------------------------------------------
       Total Assets                                                            $2,388,198       $2,589,415
==========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------
Liabilities:
    Deposits:
     Noninterest-bearing                                                       $  198,163       $  212,616
     Interest-bearing                                                           1,766,257        1,942,060
----------------------------------------------------------------------------------------------------------
       Total Deposits                                                           1,964,420        2,154,676

    Short-term borrowings                                                           6,866           24,933
    Federal Home Loan Bank advances                                                40,000           40,000
    Accrued interest payable and other liabilities                                 49,087           51,676
----------------------------------------------------------------------------------------------------------
       Total Liabilities                                                        2,060,373        2,271,285

Commitments and contingent liabilities                                                  -                -

Shareholders' equity
    Preference stock                                                                    -                -
    Common stock, $0.05 par value, 50,000,000 shares authorized;
      14,369,290 and 14,551,142 shares issued, respectively                           718              727
    Surplus                                                                        10,859            4,065
    Retained earnings                                                             287,842          268,777
    Accumulated other comprehensive income                                         28,406           44,561
----------------------------------------------------------------------------------------------------------
       Total Shareholders' Equity                                                 327,825          318,130
----------------------------------------------------------------------------------------------------------
       Total Liabilities and Shareholders' Equity                              $2,388,198       $2,589,415
==========================================================================================================

See accompanying notes.


page 18  | Corus Bankshares

                        CONSOLIDATED STATEMENTS OF INCOME


Years Ended December 31 Dollars in Thousands, Except Per Share Data        1999         1998         1997
------------------------------------------------------------------------------------------------------------
INTEREST INCOME
---------------------------------------------------------------------------------
Interest and fees on loans:
   Taxable                                                              $ 160,192    $ 148,953    $ 155,178
   Tax-advantaged                                                             706          971        1,383
Deposits with banks                                                            81        1,461          491
Federal funds sold                                                          2,758        4,626        5,514
Securities:
   Taxable                                                                 28,186       26,727       17,741
   Tax-advantaged                                                              94          156          232
   Dividends                                                                4,440        3,579        2,633
   Trading account                                                            123        1,052          760
------------------------------------------------------------------------------------------------------------
   Total Interest Income                                                  196,580      187,525      183,932
------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
---------------------------------------------------------------------------------
Deposits                                                                   87,998       86,641       79,714
Short-term borrowings                                                         278          391          630
Federal Home Loan Bank advances                                             2,173        2,273        2,317
------------------------------------------------------------------------------------------------------------
   Total Interest Expense                                                  90,449       89,305       82,661
------------------------------------------------------------------------------------------------------------
Net Interest Income                                                       106,131       98,220      101,271
Provision for loan losses                                                    --         10,000       16,000
------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses                    106,131       88,220       85,271
------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
---------------------------------------------------------------------------------
Service charges on deposit accounts                                        10,051        8,836        8,616
Gain on dispositions of loans                                               5,731        8,036       11,115
Trust and investment management services                                    2,243        1,626          588
Trading account losses, net                                                  (242)        (208)        (221)
Securities and other financial instruments (losses)/gains, net             (1,293)       5,127        5,102
Other income                                                                2,458        2,249        1,713
------------------------------------------------------------------------------------------------------------
   Total Noninterest Income                                                18,948       25,666       26,913
------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
---------------------------------------------------------------------------------
Salaries and employee benefits                                             31,208       29,314       27,833
Student loan lawsuit contingency                                            8,375         --           --
Net occupancy                                                               4,081        4,073        4,123
Data processing                                                             2,729        2,306        1,977
Depreciation-furniture and equipment                                        2,511        2,679        2,502
Goodwill amortization                                                       1,928        1,707        3,018
Other expenses                                                             12,264       11,810       12,224
------------------------------------------------------------------------------------------------------------
   Total Noninterest Expenses                                              63,096       51,889       51,677
------------------------------------------------------------------------------------------------------------
Income before income taxes                                                 61,983       61,997       60,507
Income tax expense                                                         21,257       21,369       21,136

NET INCOME                                                              $  40,726    $  40,628    $  39,371
============================================================================================================
Net Income per Share:
   Basic                                                                $    2.82    $    2.79    $    2.66
   Diluted                                                                   2.82         2.75         2.63
============================================================================================================
Weighted Average Common Shares & Common Share Equivalents Outstanding      14,464       14,773       14,966
============================================================================================================


See accompanying notes.


                                                     Corus Bankshares |  page 19

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                    Accumulated
                                                                                      Other
                                               Common                   Retained   Comprehensive
Dollars in Thousands, except per share data    Stock       Surplus      Earnings      Income        Total
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                 $     741    $   4,140    $ 214,941    $  15,768    $ 235,590
Net income                                        --           --         39,371         --         39,371
Retirement of 138,800 common shares                 (7)         (39)      (4,961)        --         (5,007)
Cash dividends declared on common stock,
  $0.530 per common share                         --           --         (7,829)        --         (7,829)
Change in other comprehensive income,
  net of tax                                      --           --           --         29,508       29,508
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                       734        4,101      241,522       45,276      291,633
Net income                                        --           --         40,628         --         40,628
Retirement of 130,300 common shares                 (7)         (36)      (5,297)        --         (5,340)
Cash dividends declared on common stock,
  $0.555 per common share                         --           --         (8,076)        --         (8,076)
Change in other comprehensive income,
  net of tax                                      --           --           --           (715)        (715)
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                       727        4,065      268,777       44,561      318,130
Net income                                        --           --         40,726         --         40,726
Shares issued under the stock option plan,
  250,000 common shares                             13        3,775         --           --          3,788
Tax benefit relating to stock option plan         --          1,262         --           --          1,262
Retirement of 431,852 common shares                (22)        (121)     (13,377)        --        (13,520)
Cash dividends declared on common stock,
  $0.575 per common share                         --           --         (8,284)        --         (8,284)
Deferred compensation                             --          1,878         --           --          1,878
Change in other comprehensive income,
  net of tax                                      --           --           --        (16,155)     (16,155)
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                 $     718    $  10,859    $ 287,842    $  28,406    $ 327,825
============================================================================================================


See accompanying notes.


page 20  | Corus Bankshares

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


Year Ended December 31 Dollars in Thousands                                             1999           1998           1997
------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------
Net Income                                                                          $    40,726    $    40,628    $    39,371
Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                             --           10,000         16,000
     Depreciation and amortization                                                        3,392          3,441          3,198
     Accretion of investment and loan discounts                                         (21,043)       (16,670)       (13,980)
     Goodwill amortization                                                                1,928          1,707          3,018
     Deferred income tax expense (benefit)                                                  452           (424)           343
     Net securities gains                                                                  (458)       (13,637)        (4,239)
     Gain on dispositions of loans                                                       (5,731)        (8,036)       (11,115)
     Decrease (increase) in accrued interest receivable and other assets                  2,161         15,008         (3,848)
     Increase (decrease) in accrued interest payable and other liabilities                6,081          5,954         (2,522)
------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                                27,508         37,971         26,226
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------------------------------------------------------------------
Proceeds from maturities of held-to-maturity securities                                   1,226          2,601          1,975
Proceeds from maturities of available-for-sale securities                               916,887        825,126        526,270
Proceeds from sales of available-for-sale securities                                     16,231        271,459         42,285
Purchases of available-for-sale securities                                             (531,476)    (1,436,991)      (662,275)
Maturities (purchases) of term federal funds sold                                          --           20,000        (20,000)
Maturities (purchases) of interest-bearing deposits with banks                           13,000         13,999        (26,999)
Purchases of loans                                                                      (87,617)       (15,064)        (1,000)
Net (increase) decrease in loans                                                        (84,427)         8,433         75,779
Purchases of premises and equipment, net                                                 (3,167)        (6,596)        (5,498)
Purchases of minority interest and additional consideration for bank subsidiaries        (1,046)        (4,521)        (1,690)
------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used in) Investing Activities                                     239,611       (321,554)       (71,153)
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------------------------------------------------------------------
(Decrease) increase in deposit accounts                                                (190,256)       291,610        (37,613)
(Decrease) increase in short-term borrowings                                            (18,067)        15,669          2,947
Deferred compensation                                                                     1,878           --             --
Issuance of common shares under stock option plan                                         5,050           --             --
Retirements of common shares                                                            (13,520)        (5,340)        (5,007)
Cash dividends paid on common shares                                                     (8,238)        (8,023)        (7,691)
------------------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Provided by Financing Activities                                    (223,153)       293,916        (47,364)
------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                     43,966         10,333        (92,291)
Cash and Cash Equivalents at Beginning of Year                                           74,050         63,717        156,008
------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                            $   118,016    $    74,050    $    63,717
==============================================================================================================================
Supplemental disclosures:
   Interest paid                                                                    $    93,393    $    87,251    $    82,156
   Income taxes paid                                                                     16,560         21,890         19,799
==============================================================================================================================


See accompanying notes.


                                                     Corus Bankshares |  page 21

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Corus Bankshares, Inc. ("Corus") and its wholly-owned subsidiaries, Corus Bank, N.A. and Bancorp Operations Company. Corus, through its subsidiary bank, provides banking services primarily in the Chicago metropolitan area. In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management's expectations.

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

Available-for-sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, market conditions or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes, is reflected as a component of other comprehensive income in the Consolidated Statements of Changes in Shareholders' Equity.

Securities held-to-maturity represent securities that Corus has the ability and positive intent to hold to maturity. These securities are carried at amortized cost. Interest and dividend income, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses are determined on a specific identification basis. Provisions are made to write down the value of securities for declines in value that are other than temporary.

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

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is available to absorb losses inherent in the loan portfolio. Loan losses are charged against the allowance for loan losses

page 22  | Corus Bankshares
when they are deemed to be uncollectible. Ultimate Home Equity loans, which are originated to 100% of the underlying residential real estate's collateral value, are charged off when they become 120 days past due. Additionally, purchased second mortgage high-loan-to-value loans are charged off when they become 120 days past due. Recoveries of previously charged off amounts are credited to the allowance for loan losses.

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

Amounts receivable or payable under interest rate swap and floor agreements that qualify for hedge accounting treatment are accrued and reported in net interest income. The related accrued interest receivable or payable for the interest rate swaps is included in other assets or liabilities. The cost of interest rate floor agreements is amortized as an offset to interest income on loans over the life of the agreements. In the event that hedged items are terminated, the related hedges are terminated as well.

Interest rate swap agreements that do not qualify for hedge accounting treatment are carried at fair value. Changes in fair value are included in securities and other financial instrument gains and losses.

Corus utilizes individual options and option combinations to reduce the market risk associated with the common stock portfolio. Certain options not qualifying for hedge accounting are carried at market value. Changes in the market value of such options are included in securities and other financial instruments gains and losses. Any realized gains or losses from the exercise or settlement of these options are also included in securities and other financial instrument gains and losses.

RECLASSIFICATIONS Certain prior year amounts have been reclassified to conform with the 1999 presentation.

2. ACCOUNTING CHANGES

In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific accounting criteria are met and the hedge is considered to be highly effective. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Corus uses derivative instruments to manage interest rate risk and market risk in its loan, securities and deposit portfolios. The statement is effective for Corus for the fiscal quarter beginning January 1, 2000. However, in June 1999, SFAS No. 137 "Accounting for Derivative Instruments and


                                                     Corus Bankshares |  page 23

Hedging Activities - Deferral of the Effective Date of SFAS No. 133" was issued. This statement deferred the effective date for Corus to the fiscal quarter beginning January 1, 2001. Corus has not yet quantified the impact of adopting this statement on its financial position or results of its operations.

In February 1998, SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" was issued. This statement standardizes the disclosure requirements for pensions and other postretirement benefits. It does not change measurement or recognition of amounts related to those plans. Corus has adopted the disclosure requirements of this statement in Note 9.

In December 1997, Corus adopted SFAS No. 128, "Earnings per Share." This statement requires the presentation of both basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares and dilutive stock options outstanding. Corus has adopted the disclosure requirements of this statement in Note 13.

In December 1997, Corus also adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires that all items that are components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement of comprehensive income is included in Note 12 to the consolidated financial statements. The adoption of SFAS No. 130 had no impact on any amounts reported as net income.

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the way companies report information about operating segments in annual financial statements and requires that those companies report selected information about operating segments in annual and interim financial reports issued to shareholders. The segment reporting requirements are in Note 14. The adoption of SFAS No. 131 had no impact on Corus' results of operations, financial position or cash flows.

3. SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows (in thousands):


                                             Gross Unrealized
                               Amortized   --------------------     Fair
December 31, 1999                Cost       Gains      Losses      Value
----------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
U.S. Government and agencies   $125,045   $      5   $   (909)   $124,141
Corporate debt securities        59,712       --       (1,861)     57,851
Common stocks                   120,096     58,943     (9,112)    169,927
Other                           138,688       --       (3,364)    135,324
----------------------------------------------------------------------------
Total                          $443,541   $ 58,948   $(15,246)   $487,243
----------------------------------------------------------------------------
HELD-TO-MATURITY:
State and municipal            $  1,573   $     53   $   --      $  1,626
Other                             3,814         26       --         3,840
----------------------------------------------------------------------------
Total                          $  5,387   $     79   $   --      $  5,466
============================================================================



                                             Gross Unrealized
                               Amortized   --------------------     Fair
December 31, 1998                Cost       Gains      Losses      Value
----------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
U.S. Government and agencies   $529,421   $    100   $   (147)   $529,374
Corporate debt securities        30,031        151         (9)     30,173
Common stocks                   116,524     69,174       --       185,698
Other                           153,137         67       (781)    152,423
----------------------------------------------------------------------------
Total                          $829,113   $ 69,492   $   (937)   $897,668
----------------------------------------------------------------------------
HELD-TO-MATURITY:
State and municipal            $  2,168   $    120   $   --      $  2,288
Other                             4,442         72       --         4,514
----------------------------------------------------------------------------
Total                          $  6,610   $    192   $   --      $  6,802
============================================================================




page 24  | Corus Bankshares

The scheduled maturities for securities were as follows at December 31, 1999 (in thousands):


                                          Available-for-Sale       Held-to-Maturity
                                          -------------------------------------------
                                           Amortized    Fair     Amortized     Fair
Due In                                       Cost      Value        Cost      Value
-------------------------------------------------------------------------------------
One year or less                          $114,555   $114,369   $    122   $    123
After one year through five years           82,755     80,111        627        640
After five years through ten years          11,520     11,065      1,196      1,220
After ten years                            107,408    104,564        748        789
-------------------------------------------------------------------------------------
                                           316,238    310,109      2,693      2,772
Securities not due at a single maturity    127,303    177,134      2,694      2,694
-------------------------------------------------------------------------------------
Total                                     $443,541   $487,243   $  5,387   $  5,466
=====================================================================================


Actual maturities may differ from those scheduled due to prepayments by the issuers.

Gross gains realized on sales of available-for-sale securities, totaled $1.8, $13.6 and $5.9 million during 1999, 1998 and 1997, respectively. Gross losses realized on sales of available-for-sale securities totaled $3.1 million, $9,000 and $1.7 million, respectively.

At December 31, 1999 and 1998, Federal Home Loan Bank stock with a book value of $7.2 million and $6.8 million, respectively, was pledged as collateral to secure Federal Home Loan Bank advances.

In addition, securities having an aggregate carrying value of $149.2 and $57.9 million at December 31, 1999 and 1998, respectively, were pledged as collateral to secure public deposits and for other purposes required or permitted by law. The 1999 amount included $110.7 million pledged to the Federal Reserve Discount Window as part of the company's Year 2000 Readiness Plan.

4. LOANS

Total loans, net of unearned discount of $3.6 and $8.3 million at December 31, 1999 and 1998, respectively, were as follows (in thousands):


Year ended December 31           1999          1998
------------------------------------------------------
Commercial real estate:
  First mortgage             $  537,603   $  533,253
  Construction                  378,909      228,311
Student                         443,074      431,304
Residential first mortgage       92,683      137,683
Commercial                      117,021      108,759
Home equity                     135,603       85,408
Medical finance                  21,201       24,821
Consumer                          1,263        2,048
------------------------------------------------------
Total                        $1,727,357   $1,551,587
======================================================


Changes in the allowance for loan losses were as follows (in thousands):


Year ended December 31          1999         1998         1997
-----------------------------------------------------------------
Balance at January 1         $  35,773    $  30,660   $  32,668
Provision for loan losses         --         10,000      16,000
Charge-offs                     (5,908)      (6,852)    (19,095)
Recoveries                       2,225        1,965       1,087
-----------------------------------------------------------------
Balance at December 31       $  32,090    $  35,773   $  30,660
=================================================================

At December 31, 1999 and 1998, loans that were considered to be impaired totaled $991,000 and $1.4 million, respectively. Management does not individually evaluate certain smaller-balance loans for impairment. These loans are evaluated on an aggregate basis using a formula-based approach in accordance with Corus' policy. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method. At December 31, 1999 and 1998, the related allowance allocated to impaired loans was $50,000 and $135,000, respectively. The contractual interest due on impaired loans for the years ended December 31, 1999 and 1998, was $86,000 and $84,000, respectively. Interest income of $21,000 and $34,000 was recognized on impaired loans for the years ended December 31, 1999 and 1998.


                                                     Corus Bankshares |  page 25

At December 31, 1999 and 1998, nonaccrual loans totaled $2.5 and $5.3 million, respectively. The interest income foregone on these loans during 1999 and 1998 was $195,000 and $405,000, respectively.

All of Corus' performing residential first mortgage loans are pledged as collateral for its Federal Home Loan Bank advances.

Changes in the balance of loans to directors and principal officers of Corus and its subsidiaries, were as follows (in thousands):

-----------------------------------------------------
Balance at December 31, 1998            $    18,335
New loans                                    15,688
Repayments                                 (21,950)
-----------------------------------------------------
Balance at December 31, 1999            $    12,073
=====================================================


These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal risk of collection or possess other favorable features.

5. PREMISES AND EQUIPMENT, NET

Premises and equipment were as follows (in thousands):


December 31                           1999      1998
-------------------------------------------------------
Land                                $ 8,332   $ 7,735
Buildings and improvements           29,406    29,198
Furniture and equipment              14,672    14,277
-------------------------------------------------------
                                     52,410    51,210
Less accumulated depreciation        18,530    17,105
-------------------------------------------------------
Total premises and equipment, net   $33,880   $34,105
=======================================================


Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $337,000, $324,000 and $322,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

Minimum fixed lease obligations, excluding taxes, insurance and other expenses payable directly by Corus, for leases in effect at December 31, 1999 were as follows (in thousands):


Year Ending December 31
-------------------------------------------------
 2000                                $     331
 2001                                      337
 2002                                      344
 2003                                      350
 2004                                       74
 2005 and thereafter                       394
-------------------------------------------------
 Minimum payments                    $   1,830
=================================================


6. TIME DEPOSITS

Interest-bearing deposits included certificates of deposit in amounts of $100,000 or more totaling $384.6 and $510.4 million at December 31, 1999 and 1998, respectively. Interest expense on these deposits was $28.0 and $25.4 million in 1999 and 1998, respectively.

At December 31, 1999, the scheduled maturities of certificates of deposit were as follows (in thousands):


Year Ending December 31
-----------------------------------------------------
 2000                                   $   397,441
 2001                                       109,993
 2002                                        53,767
 2003                                        45,259
 2004 and thereafter                         23,378
-----------------------------------------------------
 Total                                  $   629,838
=====================================================


page 26  | Corus Bankshares

7. FEDERAL HOME LOAN BANK ADVANCES

During 1996, Corus borrowed $40.0 million of Federal Home Loan Bank advances. The interest rate on the advances is the 3 month LIBOR and they reprice quarterly. The advances will mature in April 2001.

Corus maintains as qualifying collateral its Federal Home Loan Bank stock and all performing residential first mortgages.


8. INCOME TAXES

The components of income tax expense were as follows (in thousands):


Year Ended December 31                  1999       1998        1997
----------------------------------------------------------------------
Current:
 Federal income tax                  $ 20,378   $ 21,281    $ 20,746
 State income tax                         427        512          47
----------------------------------------------------------------------
Total current expense                  20,805     21,793      20,793
Deferred federal expense (benefit)        452       (424)        343
----------------------------------------------------------------------
Income tax provision                 $ 21,257   $ 21,369    $ 21,136
======================================================================

A reconciliation of the statutory federal income tax rate to the effective rate is as follows:


Year Ended December 31                 1999      1998        1997
-------------------------------------------------------------------
Statutory federal income tax rate     35.0%      35.0%      35.0%
Goodwill amortization                  0.9        0.9        1.7
Dividends received deduction          (1.8)      (1.5)      (1.1)
Tax-exempt income                     (0.5)      (0.6)      (0.9)
Other, net                             0.7        0.7        0.2
-------------------------------------------------------------------
Effective rate                        34.3%      34.5%      34.9%
===================================================================

Deferred taxes were recorded based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred taxes were recorded (in thousands):


December 31                            1999        1998
-----------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses          $ 10,042    $ 11,528
  Student loan lawsuit contingency      2,931        --
  Deferred compensation                 1,116         332
  Other deferred tax assets               249         985
-----------------------------------------------------------
Gross deferred tax assets              14,338      12,845
-----------------------------------------------------------
Deferred tax liabilities:
  Unrealized securities gains         (15,295)    (23,995)
  Purchase accounting adjustments      (1,573)     (1,739)
  Deferred loan fees and discounts     (2,248)       (355)
  Pension                                (374)       (164)
  Other deferred tax liabilities         (487)       (479)
-----------------------------------------------------------
Gross deferred tax liabilities        (19,977)    (26,732)
-----------------------------------------------------------
Net deferred tax liability           $ (5,639)   $(13,887)
===========================================================


9. EMPLOYEE BENEFIT PLANS

The following reflects the disclosure requirements set forth by Statement of Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits."

Corus maintains a noncontributory defined benefit pension plan (Retirement Income Plan and Trust) and a defined contribution plan (Employees' Savings Plan and Trust). Expense (income) for each of the plans were as follows (in thousands):


Year Ended December 31               1999     1998     1997
-------------------------------------------------------------
Retirement Income Plan and Trust    $(617)   $(463)   $ (97)
Employees' Savings Plan and Trust     156      166       94
-------------------------------------------------------------
Total                               $(461)   $(297)   $  (3)
=============================================================


PENSION PLAN Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 1999.


                                                     Corus Bankshares |  page 27

Pension plan assets are primarily invested in common stocks.

Net periodic benefit income was comprised of the following (in thousands):


Year Ended December 31                     1999       1998       1997
-----------------------------------------------------------------------
Service cost                            $   617    $   556    $   423
Interest cost                               983        920        874
Actual return on plan assets             (4,503)    (3,296)    (5,255)
Amortization of transition asset           (202)      (202)      (202)
Net amortization and deferral             2,488      1,559      4,063
-----------------------------------------------------------------------
Net periodic benefit income             $  (617)   $  (463)   $   (97)
=======================================================================


A reconciliation of the plan's benefit obligations, fair value of plan assets, funded status and amounts recognized in Corus' statement of financial position follows (in thousands):


CHANGE IN BENEFIT OBLIGATIONS

                                                 1999       1998
-----------------------------------------------------------------
Benefit obligation at January 1            $  14,445  $  13,521
Service cost                                     617        556
Interest cost                                    983        920
Actuarial gain                                   236        170
Benefit paid                                    (749)      (722)
-----------------------------------------------------------------
Benefit obligation at December 31          $  15,532  $  14,445
=================================================================


CHANGE IN FAIR VALUE OF PLAN ASSETS

                                               1999        1998
-----------------------------------------------------------------
Fair value of plan assets at January 1     $ 22,403    $ 19,829
Actual return on plan assets                  4,503       3,296
Benefits paid                                  (749)       (722)
-----------------------------------------------------------------
Fair value of plan assets at December 31   $ 26,157    $ 22,403
=================================================================


FUNDED STATUS

                                          1999        1998
-------------------------------------------------------------
Funded status at December 31          $ 10,625    $  7,958
Unrecognized transition asset             (404)       (606)
Unrecognized actuarial gain             (8,360)     (6,108)
-------------------------------------------------------------
Prepaid benefit cost at December 31   $  1,861    $  1,244
=============================================================


The following weighted-average assumptions were used in accounting for the pension plan:


December 31                            1999       1998
---------------------------------------------------------
Discount rate                          7.00%      7.00%
Expected return on plan assets         8.00%      8.00%
Rate of compensation increase          5.00%      5.00%
=========================================================


SAVINGS PLAN Most employees are eligible to become participants of Corus' Employees' Savings Plan and Trust. Corus' matching contributions to this plan are discretionary. For the year ended December 31, 1999 and 1998, Corus matched 20% of participants' contributions, up to a maximum of $1,500. For the year ended December 31, 1997, Corus matched 20% of participants' contributions, up to $750.


page 28  | Corus Bankshares

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

FINANCIAL ASSETS Corus had the following financial assets (in thousands):


                                                1999                      1998
-----------------------------------------------------------------------------------------
                                        Carrying       Fair       Carrying        Fair
December 31                               Value        Value        Value        Value
-----------------------------------------------------------------------------------------
Cash and cash equivalents              $  118,016   $  118,016   $   74,050   $   74,050
Interest-bearing deposits with banks         --           --         13,000       13,009
Securities                                492,630      492,709      904,278      904,470
Loans                                   1,695,267    1,701,843    1,515,814    1,529,121
Accrued interest receivable                21,832       21,832       20,963       20,963
=========================================================================================


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

FINANCIAL LIABILITIES Corus had the following financial liabilities (in thousands):


                                                1999                      1998
---------------------------------------------------------------------------------------
                                       Carrying      Fair       Carrying      Fair
December 31                             Value        Value       Value        Value
---------------------------------------------------------------------------------------
Deposits without a stated maturity   $1,334,582   $1,334,582   $1,392,269   $1,392,269
Certificates of deposit                 629,838      624,566      762,407      766,836
Short-term borrowings                     6,866        6,866       24,933       24,933
Federal Home Loan Bank advances          40,000       40,000       40,000       40,000
Accrued interest payable                  7,794        7,794       10,739       10,739
========================================================================================


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


                                                     Corus Bankshares |  page 29

The following lending-related financial instruments had contract amounts that represented credit exposure (in thousands):


December 31                                    1999       1998
----------------------------------------------------------------
STANDBY LETTERS OF CREDIT
----------------------------------------------------
  Commercial real estate:
    First mortgage                         $    707   $   --
    Construction                               --        2,048
  Commercial                                  2,935      5,996
  Home equity                                  --         --
  Consumer                                     --         --

----------------------------------------------------------------
Total standby letters of credit            $  3,642   $  8,044
----------------------------------------------------------------
COMMITMENT LETTERS OUTSTANDING
----------------------------------------------------
  Commercial real estate:
    First mortgage                         $   --     $  7,005
    Construction                             90,850    121,867
  Commercial                                   --        1,605
  Home equity                                  --         --
  Consumer                                     --         --
----------------------------------------------------------------
Total commitment letters                   $ 90,850   $130,477
----------------------------------------------------------------
UNUSED COMMITMENTS UNDER LINES OF CREDIT
----------------------------------------------------
  Commercial real estate:
    First mortgage                         $  6,432   $  8,679
    Construction                            353,194    234,152
  Commercial                                 24,430     21,008
  Home equity                                21,427     26,352
  Consumer                                      800        807
----------------------------------------------------------------
Total unused lines of credit               $406,283   $290,998
----------------------------------------------------------------
TOTAL COMMITMENTS
----------------------------------------------------
  Commercial real estate:
    First mortgage                         $  7,139   $ 15,684
    Construction                            444,044    358,067
  Commercial                                 27,365     28,609
  Home equity                                21,427     26,352
  Consumer                                      800        807
----------------------------------------------------------------
Total commitments outstanding              $500,775   $429,519
================================================================


The following financial instruments were used by Corus to hedge its interest rate risk (in thousands):

                                                            Notional     Fair       Carrying
December 31, 1999                                            Amount      Value       Value
----------------------------------------------------------------------------------------------
Interest rate swap agreements:
  Amortizing pay fixed rate, receive floating rate          $141,463   $  1,251    $    (13)
  Non-amortizing pay fixed rate, receive floating rate         5,305       (263)        (12)
  Non-amortizing pay floating rate, receive fixed rate        10,000        (34)         (1)
Basis swap agreements:
  Non-amortizing pay floating rate, receive floating rate    350,000        363         (60)
Purchased interest rate floors:
  Non-amortizing floors                                      500,000       --           227
==============================================================================================


                                                            Notional     Fair       Carrying
December 31, 1998                                            Amount      Value       Value
----------------------------------------------------------------------------------------------
Interest rate swap agreements:
  Amortizing pay fixed rate, receive floating rate          $265,011   $(10,348)   $    270
  Non-amortizing pay fixed rate, receive floating rate        11,480       (912)         42
  Non-amortizing pay floating rate, receive fixed rate        20,000        253         (14)
Basis swap agreements:
  Non-amortizing pay floating rate, receive floating rate    100,000       (804)       --
==============================================================================================


The fair values of interest rate and basis swaps are based on either quoted market or dealer prices. The carrying value for interest rate and basis swaps represents the net accrued interest receivable or payable. At December 31, 1999, the fair value of all interest rate swaps included in the table above represent the gross amounts of unrealized gains or losses.

Corus enters into interest rate swap agreements to hedge its exposure to interest rate risk on specific fixed-rate loans, securities, and deposits. The terms of the swaps match the terms of the hedged loans, securities, and deposits. At December 31, 1999, interest rate swaps with notional amounts of $26.5, $99.7 and $30.5 million had maturity dates within one year, from one to five years and greater than five years, respectively.


page 30  | Corus Bankshares

Corus enters into basis swaps which entails the payment of 3 month LIBOR and the receipt of 3 month Treasury plus a spread. At December 31, 1999, the basis swaps with notional amount of $350 million had a maturity date from one to five years.

As of December 31, 1999, there were no financial instrument hedges outstanding associated with the common stock portfolio. However, at December 31, 1998, the following financial instruments were used to hedge the risk associated with the common stock portfolio (in thousands):


                               Contractual       Fair    Carrying
December 31, 1998               Amount          Value     Value
------------------------------------------------------------------
Over the counter options:
 Purchased put options          $12,500      $   126    $   126
 Written put options             12,500          (20)       (20)
 Written call options            25,000       (2,475)    (2,475)
==================================================================


The fair values of the option contracts are based on dealer prices. The carrying value represents the fair value at December 31, 1998. Corus entered into the transactions to hedge its market risk with respect to the common stock portfolio.

Corus is subject to credit risk as a purchaser of an option contract and is subject to market risk to the extent of the purchase price of the option. Corus is subject to market risk on its written option contracts, but not credit risk since the counterparty already performed by paying an up-front cash premium.


11. LEGAL AND REGULATORY PROCEEDINGS

Corus is involved in various legal and regulatory proceedings, many involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, these proceedings will not have a material effect on the results of operations, financial position, liquidity or capital resources, except possibly for the matter discussed below.

Over the past several months Corus has been actively negotiating a settlement of the civil lawsuit filed by the Department of Justice, on April 8, 1999, ("Lawsuit") against Corus Bankshares, Inc. and Corus Bank, N.A. The Lawsuit alleges, among other things, violations of the federal False Claims Act and liability under other common law theories. The negotiations with the Department of Justice and the Department of Education have led to a substantial agreement with the Chicago office of the Department of Justice and the Department of Education on the basic principles of a settlement. The Department of Justice's Washington, D.C. headquarters has raised objections to certain details of the proposed settlement and Corus is presently attempting to negotiate mutually acceptable resolutions to these objections.

In general terms, the proposed settlement: 1) calls for Corus to pay restitution of $8.4 million, 2) provides Corus the right to submit and receive guarantee payments on the majority of the $15.7 million in student loans it voluntarily withheld from submission for claim payment and that had been charged off in prior years, and 3) provides that the United States will not civilly or criminally prosecute, Corus or any of its officers, directors or employees, except for an Assistant Vice-President in Corus' student loan department who has pled guilty to a one-count criminal misdemeanor.

While Corus' agreement with the Department of Justice and Department of Education has not yet been finalized, Corus believes that a settlement of the Lawsuit on terms generally similar to those described above is probable. Corus therefore recorded, in the fourth quarter of 1999, a loss contingency of $8.4 million related to the probable settlement of the Lawsuit.

In regard to Corus' rights under the proposed settlement to submit previously charged off loans for claim payment, the proposed settlement would set forth various criteria for determining whether a loan is eligible for guarantee payments. Corus estimates that it would be able to submit and receive guarantee payments on between $9 million and $13 million of the $15.7 million of loans previously charged off. Due to various requirements of the student loan program, it is anticipated that recoveries would not be realized until two to three quarters after the proposed settlement has been finalized.



                                                     Corus Bankshares |  page 31

IT MUST BE STRONGLY CAUTIONED THAT, WHILE CORUS BELIEVES A SETTLEMENT OF THE LAWSUIT ON TERMS GENERALLY SIMILAR TO THOSE DESCRIBED ABOVE IS PROBABLE, A WRITTEN SETTLEMENT HAS NOT YET BEEN EXECUTED BY ALL PARTIES AND, AS SUCH, THERE IS A POSSIBILITY THAT A SETTLEMENT MAY NOT BE REACHED. DUE TO THE ONGOING NEGOTIATIONS, CHANGES IN THE TERMS OF THE SETTLEMENT AGREEMENT MAY OCCUR IN THE FINAL SETTLEMENT AGREEMENT - IF AN AGREEMENT IS IN FACT REACHED. TO THE EXTENT A SETTLEMENT OF THE LAWSUIT CANNOT BE ACHIEVED, THE MATTER WOULD HAVE TO BE RESOLVED THROUGH LITIGATION AND THE COMPANY, ITS EMPLOYEES, OR EX-EMPLOYEES COULD ALSO BE SUED CRIMINALLY.

By way of background, in 1994 Corus discovered that certain former employees in the student loan servicing area had recorded in Corus' records the making of telephone calls to borrowers whose student loans were delinquent, when in fact some of those calls had not been made. Immediately upon Corus' discovery of the issue, CORUS self-reported its findings to the Department of Education. Shortly thereafter, the Department of Education ("DOE") commenced an investigation into Corus' student loan servicing practices. In the course of this investigation, DOE found another problem, in addition to the telephone call problem discovered by Corus. The government found: (1) that certain of Corus' supporting records were not retained, and (2) that certain Corus supporting records, which were retained, do not exactly match the insurance claims submitted.

As cited above, the Department of Justice filed the Lawsuit against Corus Bankshares, Inc. and Corus Bank, N.A. alleging, among other things, violations of the federal False Claims Act and liability under other common law theories due to Corus' submission of fraudulent insurance claims as a result of the deficiencies noted above. The Department of Justice thinks that there were approximately 2,200 claims with some sort of deficiency. Corus is contesting the Lawsuit and has substantial defenses.

Shortly after notifying the Department of Education in 1994 of the student loan servicing issue, Corus entered into an interim agreement with the Department of Education pursuant to which it agreed, pending the conclusion of the investigation, not to request payment from any guarantor or the Department on any loans that Corus is unable to state with certainty were not affected by incorrect servicing history documentation. As a result of that agreement, $15.7 million of loans subject to the interim agreement were charged off against the allowance for loan losses between 1996 and 1999. The ultimate collectibility of these loans is uncertain. Corus may have a right to recover some or all of the $15.7 million in student loans it voluntarily withheld from submission for claim payment and has filed a counterclaim to that effect.

12. SHAREHOLDERS' EQUITY

PREFERENCE SHARES Corus has 1.0 million authorized shares of $50-stated-value preference stock and 3.0 million of authorized shares of $1-stated-value preferred stock available to be issued for acquisition and capital maintenance programs. At December 31, 1999 and 1998, no preference stock was issued.

DIVIDEND RESTRICTIONS The payment of dividends to Corus by its subsidiary bank is subject to federal regulatory limitations. National banks are generally allowed to pay dividends to the extent of net income for the current and prior two years less dividends paid without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. Corus' subsidiary bank was considered well-capitalized as of December 31, 1999. At December 31, 1999, the total amount of the subsidiary bank's retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $16.0 million.

STOCK OPTION PLAN Options to purchase Corus' common stock have been granted to employees under the 1999 Stock Option Plan at prices equal to the fair market value of the underlying stock on the dates the options were granted. The options vest 20% per year over a five year period and expire in 10 years. At December 31, 1999, there were 744,750 shares available for grant.


page 32  | Corus Bankshares

Changes in stock options were as follows:

STOCK OPTIONS Number of Shares in Thousands


Year Ended December 31              1999                         1998                      1997
--------------------------------------------------------------------------------------------------------------
                             Number    Weighted Avg.    Number    Weighted Avg.    Number     Weighted Avg.
                           of Shares   Exercise Price  of Shares  Exercise Price  of Shares   Exercise Price
--------------------------------------------------------------------------------------------------------------
Beginning balance             432         $19.98         398          $18.16         359           $16.53
Granted                       255          30.59          45           37.88          44            31.96
Exercised                    (250)         15.15        --              --          --               --
Canceled                      (20)         22.90         (11)          27.74          (5)           21.88
--------------------------------------------------------------------------------------------------------------
Ending balance                417         $29.23         432          $19.98         398           $18.16
--------------------------------------------------------------------------------------------------------------
Exercisable at December 31     96         $19.04         313          $15.86         289           $15.09
==============================================================================================================


At December 31, 1999, the range of exercise prices for outstanding options and weighted-average term remaining was $10.50 to $37.88 and 8.2 years, respectively. If Corus expensed the fair value of options granted in 1999, 1998 and 1997, the pro forma net income and earnings per share would have been as follows (in thousands, except per share data):




Year Ended December 31                        1999        1998     1997
--------------------------------------------------------------------------
Reported net income                        $  40,726   $40,628   $39,371
After-tax fair value of options granted          341       139        97
--------------------------------------------------------------------------
Pro forma net income                       $  40,385   $40,489   $39,274
--------------------------------------------------------------------------
Pro forma diluted earnings
    per share
    Basic                                  $    2.80   $  2.78   $  2.66
    Diluted                                     2.79      2.74      2.62
==========================================================================


The fair value of options granted was computed using the Black-Scholes model using the following assumptions: a risk-free rate between 6.05% and 6.36% in 1999, 4.9% in 1998, and between 5.8% and 6.6% in 1997; expected life of 10 years in 1999, 1998 and 1997; expected volatility between 21.9% and 22.6% in 1999, 22.5% in 1998, and 21.0% in 1997; and, expected dividend yields between 1.9% and 2.3% in 1999 and 1.5% in 1998 and 1997. For the pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' five year vesting period.

                                                     Corus Bankshares |  page 33

REGULATORY CAPITAL Corus and its subsidiary bank are required to maintain certain capital ratios. Failure to maintain these ratios would severely limit their ability to pay dividends, support growth and repurchase shares and would increase the amount of FDIC insurance premiums. At December 31, 1999 and 1998, Corus and its subsidiary bank were classified as well-capitalized. There have been no events since December 31, 1999, that management believes would have changed that classification. The minimum ratios to be well-capitalized and Corus' and its subsidiary bank's regulatory capital and ratios were as follows:


REGULATORY CAPITAL AND RATIOS  Dollars in Thousands, Except Ratio Data

                                             Leverage             Tier I Capital       Total Risk-Based Capital
                                        -------------------     -------------------    ------------------------
                                         Amount      Ratio       Amount      Ratio       Amount         Ratio
---------------------------------------------------------------------------------------------------------------
Minimum ratios for well-capitalized                    5.0%                    6.0%                     10.0%
December 31,1999:
    Corus Bankshares                     $290,346     11.9%     $290,346      15.3%      $336,532       17.8%
    Subsidiary bank                       166,074      7.4%      166,074       9.7%       187,663       10.9%
December 31,1998:
    Corus Bankshares                     $262,999     10.3%     $262,999      15.0%      $316,337       18.1%
    Subsidiary bank                       142,115      6.0%      142,115       9.1%       161,987       10.4%
===============================================================================================================


OTHER COMPREHENSIVE INCOME Changes in other comprehensive income were as follows (in thousands):

Year Ended December 31               1999         1998         1997
---------------------------------------------------------------------
Net Income                      $  40,726    $  40,628    $  39,371
Other comprehensive
  income, net of tax
  Unrealized (losses)/gains
    on securities:                (24,396)     112,529       49,635
  Less: reclassification
    adjustment for gains
    included in net income           (458)     (13,629)      (4,238)
---------------------------------------------------------------------
Net unrealized (losses)/gains
  on securities                   (24,854)      (1,100)      45,397
Income tax (benefit)/expense
  related to items of other
  comprehensive income             (8,699)        (385)      15,889
---------------------------------------------------------------------
Change in other comprehensive
  income, net of tax              (16,155)        (715)      29,508
---------------------------------------------------------------------
Comprehensive income            $  24,571    $  39,913    $  68,879
=====================================================================


page 34  | Corus Bankshares

13. NET INCOME PER SHARE

Net income per share was calculated as follows (in thousands, except per share data):


Year Ended December 31              1999       1998      1997
--------------------------------------------------------------
Denominator for basic
  earnings per share -
  average common shares
  outstanding                     14,434     14,562    14,788
Dilutive common stock options         30        211       178
--------------------------------------------------------------
Denominator for diluted
  earnings per share              14,464     14,773    14,966
--------------------------------------------------------------
Numerator: Net income
  attributable to common
  shares                         $40,726    $40,628   $39,371
--------------------------------------------------------------
Net income per share:
  Basic                          $  2.82    $  2.79   $  2.66
  Diluted                           2.82       2.75      2.63
==============================================================


14. SEGMENT REPORTING

The following reflects the disclosure requirements set forth by Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". For purposes of this statement, Management has determined that Corus, Corus Bank and Bancorp Operations Company ("BOC") are the primary operating segments within Corus. Corus Bank derives a significant portion of its total revenues from interest income offering commercial, mortgage, home equity, student and personal loans. It also provides general banking services such as checking, savings, money market and time deposit accounts; trust and investment management and a variety of other services. BOC provides item processing, bookkeeping and other ancillary bank support services to Corus Bank. Substantially all revenues of BOC are intersegment and eliminated from consolidated total revenues. Both Corus Bank and BOC are wholly owned subsidiaries of Corus. As of January 1, 2000, BOC merged with Corus Bank, and will no longer be an operating segment of Corus.

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


                                                     Corus Bankshares |  page 35

The following is a summary of significant segment information as required by SFAS No. 131 (in thousands):


                                                                             Inter-Segment
Year Ended December 31, 1999            Corus      Corus Bank      BOC        Eliminations    Consolidated
-----------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA

Total revenues(1)                   $ 42,311      $  121,513      $ 8,357      $ (47,102)     $  125,079
Net income                            40,726          37,835          925        (38,760)         40,726

AVERAGE BALANCE SHEET DATA

Total assets                         355,895       2,354,692        2,001       (170,955)      2,541,633
Shareholders equity                  326,776         164,044        1,780       (165,824)        326,776

FINANCIAL HIGHLIGHTS
Return on equity (ROE)                                  23.1%                                       12.5%
Return on assets (ROA)                                   1.6%                                        1.6%
Efficiency ratio(2)                                     42.6%                                       41.0%
==========================================================================================================

                                                                             Inter-Segment
Year Ended December 31, 1998            Corus      Corus Bank      BOC        Eliminations    Consolidated
-----------------------------------------------------------------------------------------------------------

INCOME STATEMENT DATA

Total revenues(1)                   $ 43,828      $  115,050      $ 6,838      $ (41,829)     $  123,887
Net income                            40,628          34,706          300        (35,006)         40,628

AVERAGE BALANCE SHEET DATA

Total assets                         325,566       2,260,814        1,500       (158,526)      2,429,354
Shareholders equity                  295,854         153,100        1,309       (154,409)        295,854

FINANCIAL HIGHLIGHTS
Return on equity (ROE)                                  22.7%                                       13.7%
Return on assets (ROA)                                   1.5%                                        1.7%
Efficiency ratio                                        42.5%                                       41.5%
===========================================================================================================

                                                                             Inter-Segment
Year Ended December 31, 1997            Corus      Corus Bank      BOC        Eliminations    Consolidated
-----------------------------------------------------------------------------------------------------------

INCOME STATEMENT DATA
Total revenues(1)                   $ 42,479      $  119,553      $ 5,689      $ (40,022)     $  127,699
Net income                            39,371          34,032          291        (34,323)         39,371

AVERAGE BALANCE SHEET DATA

Total assets                         279,672       2,122,975        1,300       (166,528)      2,237,419
Shareholders equity                  258,120         150,631          863       (146,002)        263,612

FINANCIAL HIGHLIGHTS
Return on equity (ROE)                                  22.6%                                       14.9%
Return on assets (ROA)                                   1.6%                                        1.8%
Efficiency ratio                                        39.3%                                       38.9%
===========================================================================================================


(1) Total revenues for Corus include dividends received from Corus Bank totaling $16.0, $33.0 and $37.0 million in 1999, 1998 and 1997, respectively and equity in undistributed/(distributed) net income of subsidiaries totaling $22.7, $2.0 and $(2.7) million in 1999, 1998 and 1997, respectively.

(2) Excludes impact of $8.4 million loss contingency accrual for possible settlement of the student loan lawsuit.



page 36  | Corus Bankshares

15. PARENT COMPANY FINANCIAL STATEMENTS

Corus condensed parent company financial statements were as follows (in thousands, except per share data):

CONDENSED BALANCE SHEETS

December 31                                         1999        1998
------------------------------------------------------------------------
Assets:
  Cash                                           $   9,271   $   9,249
  Available-for-sale securities, at fair value     169,927     185,698
  Investment in subsidiaries                       173,524     153,718
  Other assets                                       2,344          (9)
------------------------------------------------------------------------
Total Assets                                     $ 355,066   $ 348,656
========================================================================
Liabilities and shareholders' equity:
  Liabilities                                    $  27,241   $  30,526
  Shareholders' equity                             327,825     318,130
------------------------------------------------------------------------
Total Liabilities and
  Shareholders' Equity                           $ 355,066   $ 348,656
========================================================================


CONDENSED STATEMENTS OF INCOME

Year Ended December 31                                        1999        1998       1997
--------------------------------------------------------------------------------------------
Income:
   Dividends from bank subsidiary                           $ 16,000    $ 33,000   $ 37,000
   Other income                                                3,551       8,959      8,483
--------------------------------------------------------------------------------------------
Total Income                                                  19,551      41,959     45,483
--------------------------------------------------------------------------------------------
Expenses:
   Interest expense                                                1         137        327
   Other expenses                                              2,197       1,521      1,381
--------------------------------------------------------------------------------------------
Total Expenses                                                 2,198       1,658      1,708
--------------------------------------------------------------------------------------------
Income before income taxes and equity in
  undistributed net income of subsidiaries                    17,353      40,301     43,775
Income tax (benefit)/expense                                    (613)      1,679      1,727
--------------------------------------------------------------------------------------------
Income before equity in undistributed (distributed)
  net income of subsidiaries                                  17,966      38,622     42,048
Equity in undistributed (distributed)
  net income of bank subsidiary                               21,835       1,706     (2,968)
Equity in undistributed net income of non-bank subsidiary        925         300        291
--------------------------------------------------------------------------------------------
Net Income                                                  $ 40,726    $ 40,628   $ 39,371
============================================================================================
Net Income per Share:
   Basic                                                    $   2.82    $   2.79   $   2.66
   Diluted                                                      2.82        2.75       2.63
============================================================================================



                                                     Corus Bankshares |  page 37

CONDENSED STATEMENTS OF CASH FLOWS  Dollars in Thousands

Year Ended December 31                                                                  1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------
Operating activities:
Net income                                                                            $ 40,726    $ 40,628    $ 39,371
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation                                                                              33          43          51
  Net securities and other financial instrument losses                                    (486)    (11,764)     (4,220)
  (Increase)/decrease in other assets                                                   (1,692)      2,324      (1,688)
  Increase in other liabilities                                                          3,523         345       1,372
  Equity in (undistributed) distributed net income of subsidiaries                     (22,760)     (2,006)      2,677
-----------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                               19,344      29,570      37,563
-----------------------------------------------------------------------------------------------------------------------
Investing activities:
  Proceeds from sales of available-for-sale securities                                   6,240      31,516      42,023
  Purchases of available-for-sale securities                                            (8,127)    (47,349)    (58,300)
  Purchases of premises and equipment, net                                                 (16)         (7)        (27)
  Purchases of minority interest and additional consideration for bank subsidiaries       (711)     (2,345)     (1,690)
-----------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                                   (2,614)    (18,185)    (17,994)
-----------------------------------------------------------------------------------------------------------------------
Financing activities:
  Issuance of common shares under stock option plan                                      5,050        --          --
  Retirement of common shares                                                          (13,520)     (5,340)     (5,007)
  Cash dividends paid on common stock                                                   (8,238)     (8,023)     (7,691)
-----------------------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                                                  (16,708)    (13,363)    (12,698)
-----------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                        22      (1,978)      6,871
  Cash and Cash Equivalents at January 1                                                 9,249      11,227       4,356
-----------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at December 31                                              $  9,271    $  9,249    $ 11,227
-----------------------------------------------------------------------------------------------------------------------



page 38  | Corus Bankshares

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly financial information for the years ended December 31, 1999 and 1998.


Dollars in Thousands, Except per Share Data                      1999                                         1998
------------------------------------------------------------------------------------------------------------------------------------
                                               Fourth       Third     Second      First     Fourth      Third     Second      First
December 31                                    Quarter     Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
------------------------------------------------------------------------------------------------------------------------------------
Interest income                               $ 49,841    $ 49,797   $ 49,047   $ 47,895   $ 47,909   $ 49,126   $ 45,756   $ 44,734
Interest expense                                22,408      22,797     22,916     22,328     22,858     24,758     21,191     20,498
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                             27,433      27,000     26,131     25,567     25,051     24,368     24,565     24,236
Provision for loan losses                       (3,000)      1,000      1,000      1,000      1,000      3,000      3,000      3,000
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                     30,433      26,000     25,131     24,567     24,051     21,368     21,565     21,236
Noninterest income                               5,229       3,524      4,925      5,269      5,762      7,145      6,536      6,223
Noninterest expense                             22,393      13,083     13,625     13,995     13,762     12,998     12,716     12,413
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes                             13,269      16,441     16,431     15,841     16,051     15,515     15,385     15,046
Income tax expense                               4,729       5,521      5,543      5,463      5,712      5,290      5,223      5,144
------------------------------------------------------------------------------------------------------------------------------------
Net income available to
  common shareholders                         $  8,540    $ 10,920   $ 10,888   $ 10,378   $ 10,339   $ 10,225   $ 10,162   $  9,902
====================================================================================================================================
Earnings per share:
  Basic                                       $   0.59    $   0.76   $   0.75   $   0.71   $   0.71   $   0.70   $   0.70   $   0.68
  Diluted                                         0.59        0.76       0.74       0.71       0.70       0.69       0.69       0.67
====================================================================================================================================


COMMON STOCK MARKET INFORMATION AND DIVIDEND HIGHLIGHTS (UNAUDITED)

                                           1999                                     1998
---------------------------------------------------------------------------------------------------------
                           Fourth     Third    Second     First    Fourth     Third    Second     First
December 31                Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
---------------------------------------------------------------------------------------------------------
Stock price range
  High                    $ 30.38   $ 32.00   $ 32.88   $ 35.88   $ 39.50   $ 40.63   $ 45.00   $ 46.88
  Low                       23.00     25.50     30.13     31.50     30.50     28.63     39.63     37.50
  Close                     24.00     25.63     31.81     32.13     32.25     34.00     40.25     43.88
Cash dividends declared     0.145     0.145     0.145     0.140     0.140     0.140     0.140     0.135
=========================================================================================================


Corus' common stock is a NASDAQ National Market Issue trading under the ticker symbol CORS.


                                                     Corus Bankshares |  page 39

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Corus Bankshares, Inc.:
--------------------------------------------------------------------------------

We have audited the accompanying consolidated balance sheets of Corus Bankshares, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corus Bankshares, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN LLP


Chicago, Illinois
January 19, 2000





page 40  | Corus Bankshares

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL STATEMENTS


Earnings Summary
--------------------------------------------------------------------------------

Net income in 1999 totaled $40.7 million, compared with $40.6 and $39.4 million in 1998 and 1997, respectively. Return on average common equity was 12.5% for 1999, 13.7% for 1998 and 14.9% for 1997. The return on average assets was 1.6% in 1999, compared with 1.7% and 1.8% in 1998 and 1997, respectively.


NET INTEREST INCOME
The major source of earnings for Corus Bankshares, Inc. ("Corus") is net interest income. Net interest income provided 84.9%, 79.3% and 79.0% of net revenues during 1999, 1998 and 1997, respectively. The related net interest margin represents the net interest income as a percentage of average earning assets during the period. The table on page 56 sets forth certain information relating to Corus' consolidated average balance sheets and income and reflects the average yield on assets and cost of liabilities for the last three years. The yields and costs are adjusted for the accretion or amortization of deferred fees. Interest income on nonaccrual loans is reflected in the year that it is collected. Such amounts are not material to net interest income or net change in net interest income in any year. Nonaccrual loans are included in the average balances and do not have a material effect on the average yield.

A source of interest income for Corus is the accretion of acquisition discount related to several pools of student loans. The amount of acquisition discount recognized in interest income for the years ended December 31, 1999, 1998 and 1997, totaled $6.5, $3.9 and $4.5 million, respectively.

The following table represents the impact this had on net interest margin:


 Year ended December 31      1999        1998        1997
---------------------------------------------------------
Net interest margin          4.47%       4.33%       4.85%
Impact of student loan
  discount accretion        (0.27)      (0.16)      (0.21)
---------------------------------------------------------
Net interest margin
  without student loan
  discount accretion         4.20%       4.17%       4.64%
=========================================================


While the market rates rose throughout 1999, average rates were still below 1998's level. In spite of these lower average rates, Corus was able to maintain adjusted net interest margins at levels slightly exceeding 1998. This was accomplished through changes in the loan portfolio, as assets were shifted to higher yielding construction loans. In addition, Corus purchased, early in the year, an $85 million portfolio of high-loan-to-value second mortgage loans on residential properties. These loans provided superior returns and contributed to the margin growth.

The decline in net interest margin in 1998 resulted from taking on substantial brokered retail certificates of deposit in the middle of the year. These funds were partially used to offset maturing brokered retail deposits, however the majority of these deposits represented additional net funding and were temporarily invested, in large part, in Corus' taxable investment portfolio other than common stocks. As the spread between the rate on the brokered retail deposits and the investment portfolio was relatively narrow, Corus' overall margin was negatively impacted. Taking on these additional deposits positioned Corus for the loan growth experienced in 1999.



                                                     Corus Bankshares |  page 41

The following table represents a reconciliation of fully tax-equivalent net interest income from 1998 to 1999 and 1997 to 1998 (in thousands):


Year ended December 31                         1999        1998
------------------------------------------------------------------
Fully tax-equivalent net interest
  income for prior year                    $ 100,176   $ 103,133
Change in common stock
  dividend income                              1,186       1,303
Change due to student loan
  discount accretion                           2,612        (625)
Change due to average earning assets
  fluctuations other than common stocks        3,935       6,461
Change due to interest rate
  fluctuations other than student loan
  discount accretion and common stock
  dividend income                                327     (10,096)
------------------------------------------------------------------
Fully tax-equivalent net interest income   $ 108,236   $ 100,176
==================================================================

Since the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities differ, changes in interest rates may result in a change in net interest income. Corus actively monitors and manages its overall interest rate exposure utilizing off-balance-sheet financial instruments as a tool for managing this exposure. Refer to Notes 1 and 10 to the consolidated financial statements for further information.


EARNING ASSET COMPOSITION

At December 31, 1999, earning assets as a percentage of total assets was 94.9%, compared with 95.4% and 94.8% at December 31, 1998 and 1997, respectively. Corus' level of net interest margin is dependent upon its composition of earning assets. Generally, loans have higher yields than other investments.


COMPOSITION OF EARNING ASSETS

December 31                              1999      1998      1997
-------------------------------------------------------------------
Loans:
  Commercial real estate:
    First mortgage                       23.7%     21.6%     26.0%
    Construction                         16.7       9.2       7.3
  Student                                19.6      17.5      19.3
  Residential first mortgage              4.1       5.6       9.8
  Commercial                              5.2       4.4       2.6
  Home equity                             6.0       3.4       6.2
  Medical finance                         0.9       1.0       1.0
  Consumer                                0.1       0.1       0.2
-------------------------------------------------------------------
Total loans                              76.3      62.8      72.4
Securities other than common stocks      14.2      29.1      17.9
Common stocks                             7.5       7.5       7.4
Interest-bearing deposits with banks     --         0.5       1.3
Federal funds sold                        2.0       0.1       1.0
-------------------------------------------------------------------
Total earning assets                    100.0%    100.0%    100.0%
===================================================================


page 42  | Corus Bankshares

NONINTEREST INCOME  Dollars in Thousands


                                                                                                              1999/1998  1998/1997
Year ended December 31                                                        1999         1998       1997      Change     Change
----------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                                         $ 10,051    $  8,836    $  8,616     13.8%     2.6%
Gain on dispositions of loans                                                  5,731       8,036      11,115    (28.7)   (27.7)
Trust and investment management services                                       2,243       1,626         588     37.9    176.5
Trading account losses, net                                                     (242)       (208)       (221)   (16.7)     5.9
Securities and other financial instruments (losses)/gains, net                (1,293)      5,127       5,102       NM      0.5
Other                                                                          2,458       2,249       1,713      9.3     31.3
----------------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                    $ 18,948    $ 25,666    $ 26,913    (26.2)%   (4.6)%

Noninterest income, excluding gain on dispositions of loans,
  trading, securities and other financial instruments (losses)/gains, net   $ 14,752    $ 12,711    $ 10,917     16.1%    16.4%
==================================================================================================================================


NONINTEREST INCOME In 1999, noninterest income, excluding gain on dispositions of loans, trading and security gains and losses, increased $2.0 million or 16.1%. The increase was driven by service charges on deposit accounts and trust and investment management services. The service charge income, which is derived primarily from services provided to the currency exchanges, increased as a full year of income was earned on the currency exchange business purchased from LaSalle National Bank in the fourth quarter of 1998. Trust and investment management services increased principally due to the acquisition of the assets of an investment management business on March 31, 1998.

In 1998, noninterest income, excluding gain on dispositions of loans, trading and security gains and losses, increased $1.8 million or 16.4%. The increase resulted from additional investment management services income of $1.0 million, an increase of 176%. In addition, other income increased $536,000 primarily due to greater OREO gains in 1998.

Gains on the disposition of loans are the result of payments from guarantee agencies for student loan borrowers that defaulted and represent the discount on loans that were acquired at a substantial discount. Income from these activities is split between interest income and noninterest income.

Corus may acquire securities with the objective of enhancing earnings by taking advantage of interest rate spread opportunities and inefficiencies and aberrations that may occur in the capital markets. These securities are classified as trading account securities with realized and unrealized gains and losses recorded in noninterest income. Trading activities resulted in a net loss of $242,000, $208,000 and $221,000 in 1999, 1998 and 1997, respectively.

The 1999 securities and other financial instrument losses are primarily due to losses from Corus' common stock portfolio. In 1999, the gross losses relating to Corus' common stock portfolio were $1.3 million from sales of stock and $1.8 million from options used for hedging the common stock portfolio. Partially offsetting 1999 losses were gains of $1.8 million from other sales of stock in the common stock portfolio.

In 1998 and 1997, gross gains relating to Corus' common stock portfolio were $13.0, and $4.2 million, respectively. Corus also had gains of $655,000 in 1998 from the sale of securities other than common stocks. Offsetting 1998 gains were losses of $8.2 million related to options used for hedging the common stock portfolio and $328,000 of losses related to the termination of interest rate swaps on loans that were prepaid. The interest rate swap losses were offset by gains of an approximately equal amount received in the form of prepayment charges. In 1997, there was a gain of $565,000 related to the termination of an option collar agreement.


                                                     Corus Bankshares | page 43

NONINTEREST EXPENSE  Dollars in Thousands

                                                                                               1999/1998     1998/1997
Year ended December 31                               1999          1998         1997            Change         Change
-----------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                    $   31,208    $   29,314    $   27,833          6.5%          5.3%
Student loan lawsuit contingency                       8,375          --            --             NM           NM
Net occupancy expense                                  4,081         4,073         4,123          0.2          (1.2)
Data processing                                        2,729         2,306         1,977         18.3          16.6
Depreciation-furniture and equipment                   2,511         2,679         2,502         (6.3)          7.1
Goodwill amortization                                  1,928         1,707         3,018         13.0         (43.4)
Other                                                 12,264        11,810        12,224          3.8          (3.4)
-----------------------------------------------------------------------------------------------------------------------
Total noninterest expense                         $   63,096    $   51,889     $  51,677          21.6%          0.4%

Noninterest expense, excluding student loan
  lawsuit contingency and goodwill amortization   $   52,793    $   50,182    $   48,659          5.2%          3.1%

Efficiency ratio(1)                                     41.0%         41.5%         38.9%
Net overhead(2)                                   $   32,309    $   29,435    $   26,627
Average total assets                               2,541,633     2,429,354     2,237,419
Net overhead ratio(3)                                    1.3%          1.2%          1.2%
=======================================================================================================================


(1) Excludes impact of $8.4 million student loan lawsuit contingency

(2) Net overhead represents "Noninterest expense, excluding student loan lawsuit contingency and goodwill amortization" less "Noninterest income, excluding trading, securities and other financial instrument gains/(losses), net".

(3) Net overhead ratio is net overhead as a percentage of average total assets. NM -- Not Meaningful


NONINTEREST EXPENSE In 1999, noninterest expense, excluding the student loan lawsuit contingency and goodwill amortization increased $2.6 million, or 5.2%. This increase was attributable to increases in salaries and employee benefits, data processing, and other expenses.

In 1998, noninterest expense, excluding goodwill amortization increased $1.5 million or 3.1%. The increase was attributable to increases in salaries and employee benefits, data processing, and furniture and equipment depreciation. These increases were partially offset by declines in net occupancy and other expenses.

SALARIES AND EMPLOYEE BENEFITS In 1999, salaries and employee benefits increased $1.9 million, or 6.5%. The change was primarily due to an increase in the performance-based compensation of commercial loan officers and increased staffing related to network operations. In addition, there was an increase in medical insurance claims.

In 1998, salaries and employee benefits increased $1.5 million, or 5.3%. Total compensation, excluding employee benefits, increased $1.2 million, of which $423,000 was attributable to Corus' acquisition of an investment management business on March 31, 1998. Excluding investment management business related compensation, Corus' salary expense increased $795,000 or 3.2% in 1998.

Management continues to effectively control compensation expense by paying a limited number of talented people a premium over market salaries rather than staffing at higher peer group levels. This policy results in higher employee productivity and an increased willingness to accept more responsibility in carrying out Corus' goals and objectives.



page 44  | Corus Bankshares

STUDENT LOAN LAWSUIT CONTINGENCY In 1999, Corus accrued $8.4 million related to a lawsuit filed by the Department of Justice with respect to certain student loan servicing irregularities. While a written settlement has not yet been executed by all parties, a proposed settlement has been reached which calls for Corus to pay restitution in the amount of $8.4 million. As such, the accrual was recorded in December 1999. Refer to Note 11 to the consolidated financial statements for additional disclosure.

NET OCCUPANCY EXPENSE In 1999, net occupancy expense was essentially unchanged compared to 1998. However, in 1998, net occupancy expense decreased $50,000, or 1.2%. The decline was primarily due to a decrease of $213,000 in building repairs and maintenance. Offsetting this decline was an increase of $190,000 in depreciation and other expenses related to the remodeling of Corus' headquarters.

DATA PROCESSING In 1999, data processing expense increased $423,000, or 18.3%, to $2.7 million. This increase was primarily due to expenses related to Corus' new Internet Banking and Household Relationship Profitability systems. In addition, there were incremental data processing expenses incurred related to the purchase of the high-loan-to-value second mortgages in January 1999.

In 1998, data processing expense increased $329,000, or 16.6%, to $2.3 million. This increase was primarily due to conversion expenses as Corus changed its data processor for the deposit, loan and accounting systems.

FURNITURE AND EQUIPMENT DEPRECIATION In 1999, furniture and equipment depreciation expense decreased $168,000, or 6.3%, to $2.5 million. This decrease was due to assets becoming fully depreciated during the year.

In 1998, furniture and equipment depreciation expense increased $177,000, or 7.1%, to $2.7 million. The increase was primarily attributable to higher depreciation expense related to new workstations for the newly remodeled headquarters. The remainder of the increase was attributable to higher depreciation expense related to other 1998 acquisitions.

Depreciation on furniture and equipment is computed using accelerated methods.

GOODWILL AMORTIZATION In 1999, goodwill amortization increased $221,000, or 13%, to $1.9 million. The results included $576,000 of goodwill related to additional consideration paid to former minority shareholders as a result of a class action lawsuit. This payment was completely amortized in 1999. Goodwill, excluding the $576,000, decreased $355,000, or 20.7% as previously capitalized amounts became fully amortized during the year.

In 1998, goodwill amortization decreased $1.3 million, or 43%, to $1.7 million. The 1997 results included $1.5 million of goodwill related to a previous bank acquisition, which was completely amortized by December 1997. Offsetting this decline was an increase of $148,000 in goodwill amortization related to the March 1998 acquisition of an investment management business.

OTHER EXPENSES In 1999, other expenses increased $454,000, or 3.8% to 12.3 million. The increase was primarily driven by period costs associated with the remodeling of Corus' headquarters. These increases were partially offset by a reduction in expenses associated with other real estate owned properties.

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

                                                     Corus Bankshares |  page 45

NET OVERHEAD AND EFFICIENCY RATIOS Corus has successfully maintained a net overhead ratio of 1.3% or below for each of the last three years. This compares favorably to Corus' bank holding company peer group, based on asset size, which has averaged a net overhead ratio of 2.1%. The difference in the net overhead ratio between Corus and the peer group underscores the importance of management's emphasis on cost management.

The banking industry also uses a standard known as the "efficiency ratio" to measure a bank's operational efficiency. The ratio is derived by dividing gross operating expenses, less goodwill amortization, by fully taxable equivalent net interest and other income less securities activities. In 1999, the student loan lawsuit contingency amount of $8.4 million was excluded as well due to its highly unusual nature. Corus' efficiency ratio was 41.0%, 41.5%, and 38.9% in 1999, 1998 and 1997, respectively. By comparison, the peer group average was 59% or higher each of the last three years.

COST MANAGEMENT Cost management is a fundamental element of Corus' culture. Management constantly reviews operating expenses to ensure that they are minimized while maintaining a high level of quality customer service. Corus remains committed to identifying additional reductions in net overhead costs while maintaining superior customer service and stringent internal controls.

INCOME TAXES Income tax expense was $21.3 million in 1999, compared with $21.4 and $21.1 million in 1998 and 1997, respectively. The effective tax rate for 1999 was 34.3%, compared with 34.5% and 34.9% in 1998 and 1997, respectively. The decline in the 1999 rate was primarily attributable to an increase in the partially tax sheltered dividends from Corus' common stock portfolio.

Corus' net deferred tax liability was $5.6 million at December 31, 1999, compared with a net deferred tax liability of $13.9 million at December 31, 1998. The net deferred tax liability for 1999 and 1998 was primarily due to the unrealized gains from Corus' common stock portfolio.

Management believes that the gross deferred tax asset of $14.3 million at December 31, 1999 could be realized through the carryback of taxable income against prior years. Therefore, no valuation allowance was necessary.

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



page 46  | Corus Bankshares

FINANCIAL CONDITION
--------------------------------------------------------------------------------

ASSETS

Total assets and earning assets were $2.4 and $2.3 billion, respectively, at December 31, 1999, compared with $2.6 and $2.5 billion, respectively, at December 31, 1998. The percentage of earning assets to total assets was 94.9% and 95.4% at December 31, 1999 and 1998, respectively. Refer to page 42 for the composition of the earning asset portfolio.


LOANS

In 1999, total loans increased $176 million, or 11.3%, to $1.7 billion.

LOAN PORTFOLIO  Dollars in Thousands

December 31                             1999         1998
--------------------------------------------------------------
Commercial real estate:
  First mortgage                    $  537,603   $  533,253
  Construction                         378,909      228,311
--------------------------------------------------------------
     Total commercial real estate      916,512      761,564
Student                                443,074      431,304
Residential first mortgage loans        92,683      137,683
Commercial                             117,021      108,759
Home equity                            135,603       85,408
Medical finance                         21,201       24,821
Consumer                                 1,263        2,048
--------------------------------------------------------------
Total loans                         $1,727,357   $1,551,587
==============================================================


In 1999, commercial real estate loans increased $155 million or 20.4% to $917 million.

COMMERCIAL REAL ESTATE PORTFOLIO BY COLLATERAL SECURING THE LOAN

December 31 Dollars in Thousands           1999       1998
--------------------------------------------------------------
Rental apartments                        $159,789   $160,324
Hotel                                     212,872    141,851
Nursing homes                             145,048    137,870
Warehouse/Light industrial                 61,740     74,284
Retail                                     66,822     69,930
Condo/Loft conversion and
  other residential for sale               86,954     66,436
Office                                     89,065     56,461
Other                                      94,222     54,408
--------------------------------------------------------------
Total                                    $916,512   $761,564
==============================================================


At December 31, 1999, approximately 61% of Corus' commercial real estate portfolio was secured by property located in the five county Chicago metropolitan area. The concentrations in the five largest states were as follows:


State                1999     1998
-------------------------------------

Illinois            61.0%     66.6%
California           6.6       3.1
Texas                5.3       6.0
Arizona              5.1       5.7
Indiana              4.4       5.6
======================================


                                                     Corus Bankshares |  page 47

"Large" loans are defined as any loan with a total balance, which includes unfunded commitments, in excess of $ 10 million. The following tables detail the amount of "Large" loans in Corus' commercial real estate portfolio (in thousands):


December 31, 1999
                                                          Total "Large" Real Estate Loans
                                           -----------------------------------------------------------
                      Total Commercial                 As a % of Total Commercial
                      Real Estate Loans      Amount         Real Estate Loans          Average Balance
------------------------------------------------------------------------------------------------------
Current Balance        $  916,512         $  428,535           47%                       $   10,988
Unfunded Commitments      451,183            307,752           68%                            7,891
------------------------------------------------------                                   -------------
Total                  $1,367,695         $  736,287           54%                       $   18,879
======================================================================================================


                                                             Total "Large" Construction Loans
                                                          -------------------------------------
                       Total "Large"                                    As a % of Total Large"
                     Real Estate Loans                       Amount        Real Estate Loans
------------------------------------------------------------------------------------------------------
Current Balance        $  428,535                         $  213,801           50%
Unfunded Commitments      307,752                            300,546           98%
---------------------------------------------------------------------
Total                  $  736,287                         $  514,347           70%
======================================================================================================

December 31, 1998
                                                       Total "Large" Real Estate Loans
                                         -------------------------------------------------------------
                     Total Commercial                As a % of Total Commercial
                     Real Estate Loans      Amount        Real Estate Loans          Average Balance
------------------------------------------------------------------------------------------------------

Current Balance        $  761,564        $  251,765           33%                       $   10,946
Unfunded Commitments      373,752           151,217           40%                            6,575
------------------------------------------------------------------------------------------------------
Total                  $1,135,316        $  402,982           35%                       $   17,521
======================================================================================================

                                                             Total "Large" Construction Loans
                                                          -------------------------------------
                       Total "Large"                                    As a % of Total Large"
                     Real Estate Loans                       Amount        Real Estate Loans
------------------------------------------------------------------------------------------------------

Current Balance        $  251,765                         $  109,287           43%
Unfunded Commitments      151,217                            148,551           98%
---------------------------------------------------------------------
Total                  $  402,982                         $  257,838           64%
======================================================================================================


Over the past several decades, the banking industry has shown higher delinquency and loss rates for construction loans than for commercial real estate mortgage loans. The commercial real estate markets have been good for many years and Corus has had particularly impressive results. Net charge-offs on Corus' commercial real estate loans have totaled just $263,000 for the last 11 full years (1989 through 1999) and with net recoveries for 1999 of $63,000. This performance translates into an average annual loss rate of only 4/100ths of one percent (0.04%). While our commercial real estate portfolio continues to show minimal delinquencies and virtually no losses, we recognize this sort of performance cannot persist forever.



page 48  | Corns Bankshares

In 1999, the student loan portfolio increased $11.8 million, or 2.7%. This growth was due to $71.8 million of loan originations and $800,000 of purchases. Although Corus' student loan originations continue to increase, the growth rate has declined due to two factors. First, the competition for student loan originations has increased substantially over the past several years, including competition from the Federal Direct Student Loan Program, which accounts for approximately one-third of all student loan originations. Second, in late 1998, Corus eliminated its "Cash Back to Borrowers" borrower benefits program in response to a 30 basis point reduction in the lender's yield that was legislated earlier that year. The majority of other major student loan lenders chose to continue their borrower benefits programs.

In previous years, nonperforming student loans were purchased at a substantial discount to face value. Corus attempts to convert the loans to performing status and reinstate their government guarantees. The excess of performing loans converted over the cost of the portfolio is accreted into income over the estimated lives of the loans using the level-yield method. At December 31, 1999, the total discount to be accreted into income in future years totaled $1.1 million.

In 1999, residential first mortgage loans decreased $45.0 million, or 32.7% while home equity loans increased $50.2 million, or 58.8%. In past years, the level of both types of loans declined as management strengthened the underwriting guidelines and substantially ceased all new loan originations.

In the first quarter of 1999, Corus significantly increased the level of home equity loans through the purchase of an $85 million portfolio of second mortgage high-loan-to-value home loans ("HLTV"). This portfolio was purchased at a favorable price and consists of loans made to borrowers with strong credit profiles at attractive interest rates. To date, this portfolio has performed better than expected in terms of lower delinquencies and charge-off rates. As a result of the success with this portfolio, Corus began originating its own HLTV loan in the fourth quarter of 1999. While origination volume to date has been disappointing, Corus is hopeful that the groundwork laid during 1999 will lead to more meaningful loan originations in the year 2000.

During 1999, commercial loans increased $8.3 million, or 7.6%. This increase was due primarily to currency exchange loans, which increased $11.1 million, or 14.8%, to $86.3 million at December 31, 1999. Of this increase, $6.4 million is related to overnight funding requirements of the currency exchanges.

SECURITIES OTHER THAN COMMON STOCKS Corus' current asset/liability management philosophy is that all security purchases are classified as available-for-sale or trading. This is due to management's belief that virtually all securities should be available to be sold in conjunction with prudent asset/liability management strategies or other reasons.

Corus' objectives in managing the securities portfolio are driven by the dynamics of the balance sheet and the interest rate environment. At December 31, 1999, securities other than common stocks decreased $395.9 million, or 55% as funds were successfully shifted out of investments and into loans.

At December 31, 1999, 36.9% of the carrying value of the available-for-sale portfolio with stated maturities was scheduled to mature within one year and 62.7% within five years.

COMMON STOCKS At December 31, 1999, Corus held investments in equity securities of 41 financial industry companies valued at $169.9 million. This represents a decrease of $15.8 million from the prior year. The decrease was representative of the overall decline in the market value of financial industry investments during 1999. Changes in the market value of the stocks are included in other comprehensive income in shareholders' equity on an after-tax basis, but are not included in net income until the stocks are sold.

In addition, Corus has in the past utilized options to hedge the market risk associated with the common stock portfolio. Corus had no such options outstanding at December 31, 1999. Refer to the Risk Management section and Notes 1, 3 and 10 to the consolidated financial statements for further information.


                                                     Corus Bankshares |  page 49

LIABILITIES

DEPOSITS In 1999, total deposits decreased $190.3 million, or 8.8%, to $1.96 billion. The decrease was driven primarily by a planned decrease in higher cost brokered certificates of deposit totaling $131 million. At December 31, 1999 and 1998, retail certificates of deposit from brokers totaled $272.3 and $402.8 million, respectively. All other retail certificates of deposits totaled $357.5 and $359.6 million at December 31, 1999 and 1998, respectively. In addition, money market deposits decreased $26.8 million due to normal business fluctuations. Finally, savings and demand deposits declined $10.2 million and $14.5 million, respectively, during 1999.


COMPOSITION OF DEPOSITS

December 31                   1999      1998      1997
--------------------------------------------------------
Demand                         10%       10%       10%
Savings                         8         8        10
NOW                             5         5         5
Money Market                   45        42        48
Certificates of Deposit        32        35        27
--------------------------------------------------------
Total                         100%      100%      100%
========================================================


FEDERAL HOME LOAN BANK ADVANCES In 1996, Corus borrowed $40.0 million of Federal Home Loan Bank advances. The advances have a term of 5 years with an interest rate equal to 3-month LIBOR, and reprice quarterly. Management will utilize, as necessary, outside funding sources to support loan growth.

SHAREHOLDERS' EQUITY

At December 31, 1999, Corus' common shareholders' equity increased $9.7 million, or 3.0%, to $327.8 million, compared with $318.1 million at December 31, 1998. At December 31, 1999 and 1998, the unrealized holding gain net of income taxes on available-for-sale securities was $28.4 and $44.6 million, respectively.

During 1999 and 1998, Corus repurchased and retired 431,852 and 130,300 shares at an average price of $31.31 and $40.98 per share, respectively. The repurchases were made under a 750,000 common share repurchase program approved by the Board of Directors in February, 1997 which has now been completed. The Board of Directors authorized additional share repurchases of up to 1,000,000 common shares in November, 1999.


Various measures of capital were as follows:


Dollars in Thousands               1999                1998
---------------------------------------------------------------------
December 31                     Amount   Ratio     Amount    Ratio
---------------------------------------------------------------------
Common equity(1)               $327,825   13.7%   $318,130   12.3%
Tangible common equity(2)       318,813   13.4     307,766   11.9
Tier 1 risk-based capital(3)    290,346   15.3     262,999   15.0
Total risk-based capital(4)     336,532   17.8     316,337   18.1
Leverage(5)                     290,346   11.9     262,999   10.3
=====================================================================

(1) Common equity is computed in accordance with generally accepted accounting principles, which includes unrealized gains/(losses) on securities available-for-sale. The ratio is common equity to total year-end assets.

(2) Common equity less goodwill; computed as a ratio to total year-end assets less goodwill.

(3) Shareholders' equity less goodwill, disallowed portion of deferred income taxes and unrealized gains on securities available-for-sale; computed as a ratio to risk-adjusted assets.

(4) Tier 1 capital plus qualifying loan loss allowance and SFAS #115 gain; computed as a ratio to risk-adjusted assets.

(5) Tier 1 capital; computed as a ratio to average fourth-quarter assets less goodwill.

Corus' risk-based capital ratios far exceed the minimum required leverage, tier 1 and the total risk-based capital ratios in order to be considered well-capitalized of 5.0%, 6.0% and 10.0%, respectively. Management is not aware of any uncertainties that could have a material adverse effect on Corus' results of operations, financial position, liquidity or capital resources, except for possibly the lawsuit by the U.S. Department of Justice that is discussed in Note 11 to the consolidated financial statements.


page 50  | Corus Bankshares

CREDIT RISK AND ASSET QUALITY

NONPERFORMING ASSETS Nonperforming loans are nonaccrual loans, restructured loans and 90 days or more past due loans still accruing interest.

NONPERFORMING ASSETS  Dollars in Thousands


December 31                                  1999          1998
-----------------------------------------------------------------
Nonperforming loans:
   Residential first mortgage             $  6,790     $  11,769
   Commercial real estate                    1,852         2,436
   Commercial                                2,443             9
   Home equity                                 766         1,415
   Student                                     222           476
   Medical finance                             421         1,102
   Consumer                                     54           127
-----------------------------------------------------------------
Total nonperforming loans                   12,548        17,334
Other real estate owned                      2,071         4,971
-----------------------------------------------------------------
Total nonperforming assets                $ 14,619     $  22,305
-----------------------------------------------------------------
Nonaccrual loans included in
  nonperforming loans above               $  2,529     $   5,307
Nonperforming loans/Total loans               0.73%         1.12%
Nonperforming assets/Total assets             0.61%         0.86%
Allowance for loan losses/
  Nonperforming loans                       255.74%       206.37%
=================================================================

In 1999, nonperforming assets declined $7.7 million. This decline was due to lower nonperforming residential first mortgage, home equity and commercial real estate loans. The decline in residential first mortgage loans was due to the transfer of loans to other real estate owned via foreclosure proceedings and loan payoffs. The collateral securing the residential first mortgage loans is primarily owner-occupied, residential property. The decline in home equity loans was primarily due to charge-offs during 1999 and loan payoffs. The decline in commercial real estate loans was primarily due to loan payoffs. These declines were partially offset by a $2.4 million increase in commercial nonperforming loans, which was driven almost entirely by one customer. Loans to this customer are well collateralized with minimal risk of loss.

At December 31, 1999, other real estate owned was comprised of two commercial real estate properties with a carrying value of $132,000 and thirteen single-family, residential properties with a carrying value of $1.9 million. During 1999, two commercial real estate properties with a carrying value of $106,406 were sold for a net gain of $171,000 and sixty-five single-family, residential properties with a carrying value of $7.6 million were sold for a net gain of $565,000. These gains were partially offset by writedowns of $189,000 on properties not sold during 1999.

Excluded from the preceding table are student loans that Corus has no reason to believe have lost their guarantees. The book value of guaranteed student loans more than 90 days past due and not included in the table was $21.9 and $17.5 million at December 31, 1999 and 1998, respectively.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is based on management's analysis of individual loans, prior and current loss experience, overall growth in the portfolio, delinquency levels, current economic conditions, and other factors.

ALLOWANCE FOR LOAN LOSSES  Dollars in Thousands


December 31                                                         1999         1998         1997          1996        1995
-----------------------------------------------------------------------------------------------------------------------------
Balance at January 1                                            $ 35,773     $ 30,660     $ 32,668      $ 25,640    $ 20,157

Provision for loan losses                                             --       10,000       16,000        16,000       5,779

Charge-offs                                                       (5,908)      (6,852)     (19,095)      (11,341)       (819)

Recoveries                                                         2,225        1,965        1,087         2,369         523
-----------------------------------------------------------------------------------------------------------------------------
Net (charge-offs) recoveries                                      (3,683)      (4,887)     (18,008)       (8,972)       (296)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31                                          $ 32,090     $ 35,773     $ 30,660      $ 32,668    $ 25,640
-----------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses as a percentage of total loans            1.86%        2.31%        1.98%         2.01%       1.64%
=============================================================================================================================

                                                     Corus Bankshares |  page 51

In 1999, there was no provision for loan losses. Management believes this was appropriate given the dramatic decline in nonperforming assets.

In 1999, net charge-offs of home equity and student loans were $2.4 and $1.2 million, respectively. The student loan charge-offs included $950,000 for loans that Corus has temporarily agreed not to seek guarantee payments under an interim agreement with the U.S. Department of Education until the resolution of the Department of Justice's lawsuit. Refer to Note 11 to the consolidated financial statements for further information.

Home equity loans that were originated at up to 100% of a property's value, Ultimate Home Equity loans, are charged off when they become delinquent at 120 days past due. These loans represented $1.3 million and $3.5 million of the home equity net charge-offs in 1999 and 1998, respectively. The second mortgage high-loan-to-value loans, purchased in 1999, are also charged off when they become 120 days past due. In 1999, these loans had net charge-offs of $927,000. At December 31, 1999, Ultimate Home Equity loans and the purchased second mortgage high-loan-to-value loans totaled $34.7 million and $77.2 million, respectively.

The allowance as a percentage of nonperforming loans was 255.74% as compared to 206.37% at December 31, 1998. Management believes the level of allowance for loan losses was adequate at December 31, 1999.

INDEPENDENT LOAN REVIEW Management contracts for an independent loan review of its commercial and commercial real estate loan portfolio. This review examines Corus' loan grading and problem loan identification systems. The loan review function is performed by Arthur Andersen LLP and provides verification that risk assessments and problem loan identification systems are functioning adequately. Since 1993, annual reviews have been completed on over 50% of Corus' commercial and commercial real estate loans. In 1999, there were no significant loan grading differences or losses recommended by the independent firm.

LIQUIDITY
PARENT COMPANY The parent company had $179.2 million of cash and marketable equity securities available for possible liquidity needs at December 31, 1999. Furthermore, the subsidiary bank had $16.0 million available to pay in dividends to the parent company without prior regulatory approval while maintaining well-capitalized status.

SUBSIDIARY BANK Corus' liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as cash and marketable securities that can be sold quickly without a material loss of principal. Liquid assets represent available funding to meet new credit demands and depositor withdrawals. At December 31, 1999, cash and marketable securities that were available for liquidity needs totaled $435.3 million, or 19.7%, of the subsidiary bank's total assets.

MARKET RISK MANAGEMENT
CORUS' operations are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, mature or reprice in specified periods. The principal objective of Corus' asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating funding requirements. Corus utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each quarter. The model uses income simulation to quantify the effects of various interest rate scenarios on the projected net interest income over a five-year period. Factored into the modeling is the use of derivative financial instruments, including interest rate swaps, floors and options. The indices of these derivatives correlate to on-balance sheet instruments and modify net interest sensitivity to levels deemed to be appropriate based on the current economic outlook.


Page 52  | Corus Bankshares

Interest rate sensitivity as of December 31, 1999 is as follows:

----------------------------------------------------------------------------
Rate Shock Amount          (2.0)%     (1.0)%      0.0%      1.0%      2.0%
----------------------------------------------------------------------------
Percent change in net
  interest income vs.
  constant rates             --       (1.4)%       --       2.3%      4.4%
============================================================================

Overall, Corus reduced interest rate sensitivity in 1999. This reduction resulted primarily from the termination of certain interest rate swap contracts during the year.

In addition to interest rate risk, Corus is also exposed to price risk with its common stock portfolio. In the past, this risk had been reduced through the use of option contracts. Corus had no such options outstanding at December 31, 1999. The following is a summary of historical price movements of Corus' common stock portfolio during the past two years. There were no price movements in excess of twenty five percent in any of the quarters. The amounts for Corus' portfolio were based on the historical prices for the holdings at December 31, 1999.

-----------------------------------------------------------------------------
Price Movement in Quarter        1999       1998           1999     1998
-----------------------------------------------------------------------------
                              Percent of Quarters       Percent of Quarters
                             for Corus Portfolio in       for S&P 500 in
                                Past Two Years            Past Two Years
=============================================================================
At least five percent             56%        50%            56%       75%
At least ten percent              38         33             25        50
At least fifteen percent          19         17             13        25
At least twenty percent           13          8              6        17
=============================================================================

YEAR 2000 DISCLOSURE

CORUS has not experienced any significant Year 2000 related disruptions from either third party or internally developed systems. Corus believes that the preparation efforts put forth locally and globally prevented critical failures in the industry as a whole. Corus continues to closely monitor systems and vendors throughout the first quarter of 2000 for Year 2000 related occurrences. Several benefits have been realized due to Year 2000 preparations including documented and tested business recovery plans, thorough system inventories and a detailed understanding of system interfaces. Corus does not consider the overall financial impact of the Year 2000 project, at the latest estimated cost of $1.3 million, to be material.

FORWARD-LOOKING STATEMENTS

This disclosure contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "target," "forecasts" or "seeks" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus' actual results to differ materially include, but are not limited to, the following:

- The ultimate resolution of the student loan lawsuit filed by the U.S. Department of Justice;

-  Federal and state legislative and regulatory developments;

- Changes in management's estimate of the adequacy of the allowance for loan losses;

-  Changes in the level and direction of loans and write-offs;

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

- The purchase of the second mortgage high-loan-to-value portfolio and the capability of Corus to minimize loan delinquencies and charge-offs of the acquired loans; and

- The ability of Corus to generate additional fee income from its acquisition of an investment management business.


                                                     Corus Bankshares |  page 53

                    SELECTED FINANCIAL DATA: 10 YEAR HISTORY

     ---------------------------------------------------------------------------------------------------------------------------
     December 31  (Dollars in Thousands, Except per Share Data)      1999               1998             1997             1996
     ---------------------------------------------------------------------------------------------------------------------------
     CONDENSED INCOME STATEMENTS:
     --------------------------------------------------------------------
     Net interest income                                       $  106,131        $    98,220       $  101,271       $  111,339

     Provision for loan losses                                          -             10,000           16,000           16,000

     Noninterest income                                            18,948             25,666           26,913           23,067

     Noninterest expense                                           63,096             51,889           51,677           50,496
     ---------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                                    61,983             61,997           60,507           67,910

     Income tax expense                                            21,257             21,369           21,136           24,005
     ---------------------------------------------------------------------------------------------------------------------------
     Net income                                                $   40,726        $    40,628       $   39,371       $   43,905
     ---------------------------------------------------------------------------------------------------------------------------
     SELECTED PER SHARE DATA: (1)
     --------------------------------------------------------------------
     Diluted earnings per share                                $     2.82        $      2.75       $     2.63       $     2.93

     Cash dividends declared on common stock                        0.575              0.555            0.530            0.475

     Book value at year-end                                         22.81              21.86            19.86            15.90

     Market price at year-end                                       24.00              32.25            39.56            32.25
     ---------------------------------------------------------------------------------------------------------------------------
     AVERAGES:
     --------------------------------------------------------------------
     Assets                                                    $2,541,633        $ 2,429,354       $2,237,419       $2,174,088

     Loans, net of unearned discount                            1,640,101          1,525,349        1,570,521        1,601,269

     Total earning assets                                       2,419,667          2,311,562        2,127,140        2,063,608

     Total deposits                                             2,115,575          2,031,198        1,888,966        1,890,688

     Shareholders' equity                                         326,776            295,854          263,612          215,158
     ---------------------------------------------------------------------------------------------------------------------------
     AT YEAR-END:
     --------------------------------------------------------------------
     Assets                                                    $2,388,198        $ 2,589,415       $2,251,927       $2,218,528

     Loans, net of unearned discount                            1,727,357          1,551,587        1,545,975        1,623,145

     Earning assets                                             2,265,687          2,470,865        2,135,616        2,111,928

     Total deposits                                             1,964,420          2,154,676        1,863,066        1,900,679

     Shareholders' equity                                         327,825            318,130          291,633          235,590
     ---------------------------------------------------------------------------------------------------------------------------
     SIGNIFICANT RATIOS:
     --------------------------------------------------------------------
     Return on average assets                                        1.60%              1.70%            1.80%            2.00%

     Return on average equity                                       12.46%             13.70%           14.90%           20.40%

     Efficiency ratio                                               41.01%             41.50%           38.90%           35.90%

     Net interest margin                                             4.47%              4.33%            4.85%            5.47%

     Nonperforming loans/Total loans                                 0.73%              1.12%            1.76%            2.17%

     Allowance for loan losses/Nonperforming loans                 255.74%            206.37%          112.84%           92.79%

     Allowance for loan losses/Total loans                           1.86%              2.31%            1.98%            2.01%

     Net charge-off ratio                                            0.21%              0.32%            1.17%            0.55%
     ---------------------------------------------------------------------------------------------------------------------------
     CAPITAL RATIOS:
     --------------------------------------------------------------------
     Leverage Ratio                                                 11.88%             10.30%           10.50%            9.70%

     Tier 1 capital ratio                                           15.34%             15.00%           15.10%           13.50%

     Total risk-based capital ratio                                 17.78%             18.10%           16.40%           14.80%
     ---------------------------------------------------------------------------------------------------------------------------
     OTHER STATISTICS: (1)
     --------------------------------------------------------------------
     Weighted average fully diluted shares                         14,464             14,773           14,966           14,994

     Common shares outstanding at year-end                         14,369             14,551           14,681           14,820
     ===========================================================================================================================
     (1) Reflects a 2:1 stock split on 9/25/95.

page 54    |  Corus Bankshares

------------------------------------------------------------------------------------------------------------------------------------
December 31  (Dollars in Thousands, Except per Share Data)        1995        1994        1993         1992        1991        1990
------------------------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENTS:
-----------------------------------------------------------
Net interest income                                         $   98,517  $   68,793  $   65,752   $   68,667  $   50,350  $   39,836

Provision for loan losses                                        5,779           -       1,176        4,432       1,226         652

Noninterest income                                              14,111      13,235      12,539        9,629       9,093       7,142

Noninterest expense                                             51,650      45,222      38,626       37,911      30,202      21,333
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                      55,199      36,806      38,489       35,953      28,015      24,993

Income tax expense                                              19,429      12,790      13,167       12,675       8,479       6,806
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                  $   35,770  $   24,016  $   25,322   $   23,278  $   19,536  $   18,187
------------------------------------------------------------------------------------------------------------------------------------
SELECTED PER SHARE DATA: (1)
-----------------------------------------------------------
Diluted earnings per share                                  $     2.35  $     1.57  $     1.66   $     1.53  $     1.29  $     1.20

Cash dividends declared on common stock                          0.363       0.295       0.273        0.238       0.170       0.125

Book value at year-end                                           12.96       10.29        9.46         8.00        6.68        5.58

Market price at year-end                                         25.50       16.38       18.81        20.25       17.00       12.25
------------------------------------------------------------------------------------------------------------------------------------
AVERAGES:
-----------------------------------------------------------
Assets                                                      $1,957,979  $1,607,208  $1,381,127   $1,326,883  $1,233,901  $1,341,231

Loans, net of unearned discount                              1,315,105   1,016,696     937,608      932,065     862,825     659,309

Total earning assets                                         1,846,185   1,490,839   1,284,108    1,222,942   1,125,604   1,253,309

Total deposits                                               1,762,275   1,423,775   1,209,390    1,161,720   1,070,258     902,297

Shareholders' equity                                           165,425     150,486     128,729      112,121      93,458      76,909
------------------------------------------------------------------------------------------------------------------------------------
AT YEAR-END:
-----------------------------------------------------------
Assets                                                      $2,125,092  $1,889,455  $1,441,762   $1,333,318  $1,331,982  $1,179,534

Loans, net of unearned discount                              1,558,782   1,100,509     978,831      931,170     955,045     844,239

Earning assets                                               1,965,923   1,721,658   1,313,298    1,225,439   1,224,499   1,089,833

Total deposits                                               1,898,540   1,698,498   1,267,781    1,155,527   1,173,465   1,045,707

Shareholders' equity                                           194,726     156,859     143,388      121,204     101,525      84,565
------------------------------------------------------------------------------------------------------------------------------------
SIGNIFICANT RATIOS:
-----------------------------------------------------------
Return on average assets                                          1.80%       1.50%       1.80%        1.80%       1.60%       1.80%

Return on average equity                                         20.40%      15.90%      19.20%       20.90%      21.00%      23.80%

Efficiency ratio                                                 42.90%      51.70%      45.50%       41.90%      45.59%      39.85%

Net interest margin                                               5.41%       4.72%       5.27%        5.80%       4.77%       4.68%

Nonperforming loans/Total loans                                   1.21%       0.67%       0.62%        0.88%       1.77%       1.04%

Allowance for loan losses/Nonperforming loans                   136.38%     273.57%     323.17%      214.02%      86.88%     124.77%

Allowance for loan losses/Total loans                             1.64%       1.83%       2.00%        1.88%       1.54%       1.29%

Net charge-off ratio                                              0.02%       0.05%       0.01%        0.18%       0.03%       0.02%
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS:
-----------------------------------------------------------
Leverage Ratio                                                    9.20%       8.60%       9.30%        8.30%       6.50%       5.60%

Tier 1 capital ratio                                             12.60%      14.72%      16.59%       14.07%      10.06%       9.61%

Total risk-based capital ratio                                   13.90%      16.00%      17.80%       15.30%      11.70%      11.20%
------------------------------------------------------------------------------------------------------------------------------------
OTHER STATISTICS: (1)
-----------------------------------------------------------
Weighted average fully diluted shares                           15,241      15,292      15,277       15,243      15,201      15,156

Common shares outstanding at year-end                           15,027      15,242      15,152       15,152      15,152      15,152
====================================================================================================================================

                                                  Corus Bankshares  |    page 55

                 AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN


Dollars in Thousands                                1999                            1998                            1997
------------------------------------------------------------------------------------------------------------------------------------
                                                              Average                         Average                       Average
                                       Average                Yield/     Average              Yield/    Aveage              Yield/
                                       Balance    Interest    Cost       Balance   Interest   Cost      Balance   Interest   Cost
====================================================================================================================================
ASSETS
--------------------------------------------------------------------
Earning Assets
  Interest-bearing deposits with
    banks                            $      997   $     81     8.14%   $   24,315    1,461    6.01%   $    8,123   $    491    6.04%
  Federal funds sold                     54,698      2,758     5.04%       84,588    4,626    5.47%       99,952      5,514    5.52%
  Taxable securities other
    than common stocks                  533,543     28,186     5.28%      488,093   26,727    5.48%      317,923     17,741    5.58%
  Common stocks(1)                      185,095      6,114     3.30%      165,659    4,928    2.97%      112,077      3,625    3.23%
  Tax-advantaged securities(2)            2,O12        144     7.18%        3,190      240    7.52%        4,591        357    7.78%
  Trading account securities              3,220        123     3.83%       20,368    1,052    5.16%       13,953        760    5.45%
  Loans, net of unearned
    discount(2)(3)(4)                 1,640,101    161,278     9.83%    1,525,349  150,447    9.86%    1,570,521    157,306   10.02%
------------------------------------------------------------------------------------------------------------------------------------
    Total earning assets              2,419,667    198,685     8.21%    2,311,562  189,481    8.20%    2,127,140    185,794    8.73%

Noninterest-earning assets
  Cash and due from banks-
    noninterest-bearing                  74,952                            61,780                         59,600
Allowance for loan losses               (35,878)                          (34,081)                       (31,180)
Premises and equipment, net              34,167                            32,839                         29,607
Other assets, including goodwill         48,725                            57,254                         52,252
------------------------------------------------------------------------------------------------------------------------------------
    Total noninterest-earning assets    121,966                           117,792                        110,279
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                   $2,541,633                        $2,429,354                     $2,237,419
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------
Deposits-interest-bearing
  NOW and money market deposits      $  993,528   $ 42,764     4.30%   $1,004,448   44,768    4.46%   $1,028,746     47,662    4.63%
  Savings deposits                      166,747      4,408     2.64%      173,799    4,586    2.64%      187,573      4,913    2.62%
  Time deposits(4)                      733,968     40,826     5.56%      652,086   37,287    5.72%      480,743     27,139    5.65%
------------------------------------------------------------------------------------------------------------------------------------
      Total interest bearing
        deposits                      1,894,242     87,998     4.65%    1,830,333   86,641    4.73%    1,697,062     79,714    4.70%

Short-term borrowings                     5,380        278     5.16%        5,799      391     6.74%       8,562        630    7.36%
Federal Home Loan Bank advances          40,000      2,173     5.43%       40,000    2,273     5.68%      40,000      2,317    5.79%
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                     1,939,622     90,449     4.66%    1,876,132   89,305     4.76%   1,745,624     82,661    4.74%

Noninterest-bearing liabilities
  and shareholders' equity
  Noninterest~bearing deposits          221,333                           200,865                        191,904
  Other liabilities                      53,902                            56,503                         36,279
  Shareholders' equity                  326,776                           295,854                        263,612
------------------------------------------------------------------------------------------------------------------------------------
    Total noninterest-bearing
      liabilities and shareholders'
      equity                            602,011                           553,222                        491,795
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and
        shareholders' equity         $2,541,633                        $2,429,354                     $2,237,419
====================================================================================================================================
Interest income/Average earning
  assets                             $2,419,667  $ 198,685     8.21%   $2,311,562  189,481     8.20%  $2,127,140   $185,794    8.73%
Interest expense/average
  interest-bearing liabilities        1,939,622     90,449     4.66%    1,876,132   89,305     4.76%   1,745,624     82,661    4.74%
------------------------------------------------------------------------------------------------------------------------------------
Net interest spread                              $ 108,236     3.55%              $100,176     3.44%               $103,133    3.99%
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                            4.74%                           4.33%                           4.85%
====================================================================================================================================

(1) Dividends on the common stock portfolio reflect a tax equivalent adjustment for the 70% dividend received deduction.
(2) Interest income on loans and tax-advantaged securities reflect a tax equivalent adjustment based on a marginal income tax rate of 35%.
(3) Unremitted interest on nonaccrual loans is not included in the amounts.
(4) Includes net interest income derived from interest rate floor and swap contracts.


page 56  | Corus Bankshares