Form 10-K, Exhibit 13
period 2000-12-31
CORUS BANKSHARES INC
filed 2001-03-26
CIK 51939

                                                                      EXHIBIT 13


FINANCIAL REVIEW

19              consolidated balance sheets

20              consolidated statements of income

21              consolidated statements of changes in shareholders' equity

22              consolidated statements of cash flows

23              notes to consolidated financial statements

40              report of independent public accountants

41              management's discussion and analysis of financial statements

56              supplemental financial data -- 10-year history

58              directors and executive officers

consolidated balance sheets                                           page 18/19

December 31

DOLLARS IN THOUSANDS                                                                 2000             1999
-------------------------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks -- noninterest-bearing                                   $  111,115       $   72,316
 Federal funds sold                                                                  458,450           45,700
 Securities:
   Available-for-sale, at fair value (amortized cost $377,654 and $443,541)          441,977          487,243
   Held-to-maturity, at amortized cost (fair value $6,267 and $5,466)                  6,192            5,387
     Total Securities                                                                448,169          492,630
 Loans, net of unearned discounts                                                  1,551,880        1,727,357
   Less: Allowance for loan losses                                                    39,601           32,090
     Net Loans                                                                     1,512,279        1,695,267
 Premises and equipment, net                                                          31,691           33,880
 Accrued interest receivable and other assets                                         31,285           29,739
 Goodwill, net of accumulated amortization of $29,115 and $28,509                      5,478            9,012
     Total Assets                                                                 $2,598,467       $2,378,544
=============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities:
   Deposits:
    Noninterest-bearing                                                           $  227,412       $  198,163
    Interest-bearing                                                               1,880,218        1,766,257
     Total Deposits                                                                2,107,630        1,964,420
   Short-term borrowings                                                               1,085            6,866
   Federal Home Loan Bank advances                                                    40,000           40,000
   Accrued interest payable and other liabilities                                     47,399           39,433
     Total Liabilities                                                             2,196,114        2,050,719
 Commitments and contingent liabilities                                                   --               --
 Shareholders' equity:
   Common stock, $0.05 par value, 50,000,000 shares authorized;
    14,143,140 and 14,369,290 shares issued, respectively                                707              718
 Surplus                                                                              12,549           10,859
 Retained earnings                                                                   347,288          287,842
 Accumulated other comprehensive income                                               41,809           28,406
     Total Shareholders' Equity                                                      402,353          327,825
     Total Liabilities and Shareholders' Equity                                   $2,598,467       $2,378,544
=============================================================================================================

See accompanying notes.

consolidated statements of income

Years Ended December 31                                                   2000                  1999                  1998
--------------------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
INTEREST INCOME
Interest and fees on loans:
   Taxable                                                           $       190,511       $       160,192       $       148,953
   Tax-advantaged                                                                662                   706                   971
 Deposits with banks                                                              --                    81                 1,461
 Federal funds sold                                                            4,927                 2,758                 4,626
 Securities:
   Taxable                                                                    22,585                28,186                26,727
   Tax-advantaged                                                                 75                    94                   156
   Dividends                                                                   4,794                 4,440                 3,579
   Trading account                                                               122                   123                 1,052
     Total Interest Income                                                   223,676               196,580               187,525
--------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
 Deposits                                                                     99,509                87,998                86,641
 Short-term borrowings                                                           496                   278                   391
 Federal Home Loan Bank advances                                               2,620                 2,173                 2,273
     Total Interest Expense                                                  102,625                90,449                89,305
--------------------------------------------------------------------------------------------------------------------------------
     Net Interest Income                                                     121,051               106,131                98,220
 Provision for loan losses                                                        --                    --                10,000
     Net Interest Income After Provision for Loan Losses                     121,051               106,131                88,220
--------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
 Service charges on deposit accounts                                           9,650                10,051                 8,836
 Trust and investment management services                                      1,807                 2,243                 1,626
 Gain on dispositions of loans                                                    43                 5,731                 8,036
 Trading account losses, net                                                   (313)                 (242)                 (208)
 Securities and other financial instrument gains/(losses), net                10,844               (1,293)                 5,127
 Gain on sale of student loans                                                22,465                    --                    --
 Other income                                                                  2,764                 2,458                 2,249
     Total Noninterest Income                                                 47,260                18,948                25,666
--------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
 Salaries and employee benefits                                               32,706                31,208                29,314
 Net occupancy                                                                 4,123                 4,081                 4,073
 Data processing                                                               2,433                 2,729                 2,306
 Depreciation--furniture and equipment                                         2,228                 2,511                 2,679
 Goodwill amortization                                                         1,101                 1,928                 1,707
 Student loan lawsuit settlement                                               (600)                 8,375                    --
 Loss on sale of CAM/Trust                                                     1,746                    --                    --
 Other expenses                                                               10,917                12,264                11,810
     Total Noninterest Expense                                                54,654                63,096                51,889
--------------------------------------------------------------------------------------------------------------------------------
     Income Before Income Taxes                                              113,657                61,983                61,997
 Income tax expense                                                           38,903                21,257                21,369

     NET INCOME                                                      $        74,754       $        40,726       $        40,628
================================================================================================================================
 Net income per share:
   Basic                                                             $          5.24       $          2.82       $          2.79
   Diluted                                                                      5.23                  2.82                  2.75
--------------------------------------------------------------------------------------------------------------------------------
 Weighted average common shares & common share
   equivalents outstanding                                                    14,302                14,464                14,773
--------------------------------------------------------------------------------------------------------------------------------


See accompanying notes.

consolidated statements of changes in shareholders' equity            page 20|21


                                                                                                         Accumulated
                                                                                                           Other
                                                            Common                        Retained      Comprehensive
                                                            Stock         Surplus         Earnings         Income           Total
-----------------------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
    Balance at December 31, 1997                            $ 734        $  4,101        $ 241,522        $ 45,276        $ 291,633
Net income                                                   --              --             40,628            --             40,628
Retirement of 130,300 common shares                            (7)            (36)          (5,297)           --             (5,340)
Cash dividends declared on common stock,
 $0.555 per common share                                     --              --             (8,076)           --             (8,076)
Change in other comprehensive income,
 net of tax                                                  --              --               --              (715)            (715)
    Balance at December 31, 1998                              727           4,065          268,777          44,561          318,130
Net income                                                   --              --             40,726            --             40,726
Shares issued under the stock option plan,
 250,000 common shares                                         13           3,775             --              --              3,788
Tax benefit relating to stock option plan                    --             1,262             --              --              1,262
Retirement of 431,852 common shares                           (22)           (121)         (13,377)           --            (13,520)
Cash dividends declared on common stock,
 $0.575 per common share                                     --              --             (8,284)           --             (8,284)
Deferred compensation                                        --             1,878             --              --              1,878
Change in other comprehensive income,
 net of tax                                                  --              --               --           (16,155)         (16,155)
    Balance at December 31, 1999                              718          10,859          287,842          28,406          327,825
Net income                                                   --              --             74,754            --             74,754
Retirement of 226,150 common shares                           (11)           (171)          (6,830)           --             (7,012)
Cash dividends declared on common stock,
 $0.595 per common share                                     --              --             (8,478)           --             (8,478)
Deferred compensation                                        --             1,861             --              --              1,861
Change in other comprehensive income,
 net of tax                                                  --              --               --            13,403           13,403
    Balance at December 31, 2000                            $ 707        $ 12,549        $ 347,288        $ 41,809        $ 402,353
===================================================================================================================================

See accompanying notes.

consolidated statements of cash flows

 Years Ended December 31
                                                                                      2000              1999              1998
-----------------------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                         $  74,754         $  40,726         $    40,628
 Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan losses                                                            --                --                10,000
    Depreciation and amortization                                                       3,534             3,392               3,441
    Accretion of investment and loan discounts                                         (6,375)          (21,043)            (16,670)
    Goodwill amortization                                                               1,101             1,928               1,707
    Deferred income tax (benefit) expense                                              (2,886)              452                (424)
    Securities and other financial instrument gains, net                              (10,844)             (458)            (13,637)
    Gain on dispositions of student loans                                                 (43)           (5,731)             (8,036)
    Deferred compensation                                                               1,861             1,878                --
    Gain on sale of student loans                                                     (22,465)             --                  --
    Loss on sale of CAM/Trust                                                           1,746              --                  --
    (Increase) decrease in accrued interest receivable
     and other assets                                                                  (5,919)             (140)             16,262
    Increase in accrued interest payable and other liabilities                          2,207             8,382               4,700
     Net Cash Provided by Operating Activities                                         36,671            29,386              37,971
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturities of securities held-to-maturity                                  502             1,226               2,601
 Proceeds from maturities of available-for-sale securities                            420,604           916,887             825,126
 Proceeds from sales of available-for-sale securities                                  41,722            16,231             271,459
 Purchases of available-for-sale securities                                          (382,142)         (531,476)         (1,436,991)
 Maturities of term federal funds sold                                                   --                --                20,000
 Maturities of interest-bearing deposits with banks                                      --              13,000              13,999
 Purchases of loans                                                                    (6,297)          (87,617)            (15,064)
 Net (increase) decrease in loans                                                    (223,563)          (86,652)              6,468
 Bad debt recoveries                                                                   11,984             2,225               1,965
 Purchases of premises and equipment, net                                              (1,399)           (3,167)             (6,596)
 Purchases of minority interest and additional consideration
   for bank subsidiaries                                                                  (22)           (1,046)             (4,521)
 Proceeds from sale of student loans and CAM/Trust                                    431,510              --                  --
     Net Cash Provided by (Used In) Investing Activities                              292,899           239,611            (321,554)
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase (decrease) in deposit accounts                                              143,210          (190,256)            291,610
 (Decrease) increase in short-term borrowings                                          (5,781)          (18,067)             15,669
 Issuance of common shares under the stock option plan                                   --               5,050                --
 Retirements of common shares                                                          (7,012)          (13,520)             (5,340)
 Cash dividends paid on common shares                                                  (8,438)           (8,238)             (8,023)
     Net Cash Provided by (Used In) Financing Activities                              121,979          (225,031)            293,916
     Net Increase in Cash and Cash Equivalents                                      $ 451,549         $  43,966         $    10,333
 Cash and cash equivalents at beginning of year                                       118,016            74,050              63,717
     Cash and Cash Equivalents at End of Year                                       $ 569,565         $ 118,016         $    74,050
-----------------------------------------------------------------------------------------------------------------------------------
 Supplemental disclosures:
   Interest paid                                                                    $ 101,741         $  93,393         $    87,251
   Income taxes paid                                                                   33,765            16,560              21,890
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

notes to consolidated financial statements                            page 22|23

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The consolidated financial statements include the accounts of Corus Bankshares, Inc. ("Corus") and its wholly-owned subsidiary, Corus Bank, N.A. Corus, through its subsidiary bank, provides banking services primarily in the Chicago metropolitan area. In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management's expectations.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Corus and its subsidiary. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

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

    Available-for-sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/ liability management strategy and may be sold in response to changes in interest rates, market conditions or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes, is reflected as a component of other comprehensive income in the Consolidated Statement of Changes in Shareholders' Equity.

    Securities held-to-maturity represents securities that Corus has the ability and positive intent to hold to maturity. These securities are carried at amortized cost.

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

    Nonaccrual loans are considered to be impaired loans. Impairment is also measured by determining the fair value of the loan based on the present value of expected cash flows, the market price of the loan, or the fair value of the underlying collateral. If the fair value of the loans is less than the book value, a valuation allowance is established as a component of the allowance for loan losses and the loan is considered to be impaired. Interest income from nonaccrual impaired loans is recognized on a cash basis.

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

Allowance for Loan Losses

The allowance for loan losses is available to absorb losses inherent in the loan portfolio. Loan losses are charged against the allowance for loan losses when they are deemed to be uncollectible. Ultimate Home Equity loans, which are originated to 100% of the underlying residential real estate's collateral value, are charged-off when they become 120 days past due. Additionally, originated or purchased second mortgage high-loan-to-value loans are charged-off when they become 120 days past due. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

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

    Corus utilizes individual options and option combinations to reduce the market risk associated with the common stock portfolio. Certain options not qualifying for hedge accounting are carried at market value. Changes in the market value of such options are included in securities and other financial instrument gains and losses. Any realized gains or losses from the exercise or settlement of these options are also included in securities and other financial instrument gains and losses.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2000 presentation.

2 ACCOUNTING CHANGES

In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" was issued effective for all related transactions occurring after March 31, 2001. The statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of
                                                                      page 24|25

Financial Assets and Extinguishments of Liabilities". The new statement, while largely including the provisions of SFAS No. 125, revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosure. The adoption of SFAS No. 140 is not expected to have a material impact on the Company.

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued effective for all fiscal periods beginning after June 15, 1999. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133" was issued to amend SFAS No. 133 to be effective for all fiscal years beginning after June 15, 2000. In June 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" was issued further amending SFAS No. 133. The statements are effective for Corus for the fiscal quarter beginning January 1, 2001.

    The statements establish accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. Furthermore the statements require that changes in the derivative's fair value be recognized currently in earnings. Special accounting for qualifying hedges ("hedge accounting") allows a derivative's gains and losses to be either offset by the results of the hedged item or deferred through recognition in a component of other comprehensive income in the Consolidated Statement of Changes in Shareholders' Equity. To qualify for hedge accounting the company must also formally document, designate, and assess the effectiveness of all such hedges.

    As of December 31, 2000, derivatives utilized by Corus include interest rate fixed-to-floating swaps, basis swaps and floors. These derivative instruments are utilized to reduce interest rate risk by improving the balance between rate sensitive assets and liabilities. While the company plans to continue using these types of derivatives to economically hedge interest rate risk, only the fixed-to-floating interest rate swaps are expected to qualify for hedge accounting. Implementation of these statements is expected to result in a positive impact on income of $600,000 as of January 1, 2001.

    In February 1998, SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" was issued. This statement standardizes the disclosure requirements for pensions and other postretirement benefits. It does not change measurement or recognition of amounts related to those plans. Corus has adopted the disclosure requirements of this statement in Note 9.

3 SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows (in thousands):

                                                    Gross Unrealized
                                        Amortized  -------------------     Fair
                                          Cost      Gains     Losses       Value
---------------------------------------------------------------------------------
  DECEMBER 31, 2000
AVAILABLE-FOR-SALE
 U.S. Government
   and agencies                         $ 25,961   $     1   $   (111)   $ 25,851
 Corporate debt
   securities                            107,318       414       (596)    107,136
 Common stocks                            95,550    68,570     (3,177)    160,943
 Other                                   148,825       690     (1,468)    148,047
    Total                               $377,654   $69,675   $ (5,352)   $441,977
=================================================================================
HELD-TO-MATURITY
 State and municipal                    $  1,418   $    55   $     --    $  1,473
 Other                                     4,774        20         --       4,794
    Total                               $  6,192   $    75   $     --    $  6,267
=================================================================================

                                                    Gross Unrealized
                                        Amortized  -------------------     Fair
                                          Cost      Gains     Losses       Value
---------------------------------------------------------------------------------
  DECEMBER 31, 1999
AVAILABLE-FOR-SALE
 U.S. Government
   and agencies                         $125,045   $     5   $   (909)   $124,141
 Corporate debt
   securities                             59,712        --     (1,861)     57,851
 Common stocks                           120,096    58,943     (9,112)    169,927
 Other                                   138,688        --     (3,364)    135,324
    Total                               $443,541   $58,948   $(15,246)   $487,243
=================================================================================
HELD-TO-MATURITY
 State and municipal                    $  1,573   $    53   $     --    $  1,626
 Other                                     3,814        26         --       3,840
    Total                               $  5,387   $    79   $     --    $  5,466
=================================================================================

The scheduled maturities for securities were as follows at December 31, 2000 (in thousands):

                                       Available-For-Sale      Held-To-Maturity
                                       ------------------      ----------------
                                     Amortized      Fair      Amortized    Fair
                                       Cost         Value       Cost       Value
--------------------------------------------------------------------------------
DUE IN
One year or less                     $ 50,866     $ 50,867     $  223     $  228
After one year
 through five years                    82,413       82,120        848        864
After five years
 through ten years                     62,851       63,331        945        992
After ten years                        82,379       81,121        191        198
                                      278,509      277,439      2,207      2,282
================================================================================
Securities not due
 at a single maturity                  99,145      164,538      3,985      3,985
   Total                             $377,654     $441,977     $6,192     $6,267
================================================================================

Actual maturities may differ from those scheduled due to prepayments by the issuers.

    Gross gains realized on sales of available-for-sale securities, totaled $14.8, $1.8 and $13.6 million during 2000, 1999 and 1998, respectively. Gross losses realized on sales of available-for-sale securities totaled $3.9 million, $3.1 million and $9,000, respectively.

    At December 31, 2000 and 1999, Federal Home Loan Bank stock with a book value of $3.6 million and $7.2 million, respectively, was pledged as collateral to secure Federal Home Loan Bank advances.

    In addition, securities having an aggregate carrying value of $26.8 and $149.2 million at December 31, 2000 and 1999, respectively, were pledged as collateral to secure public deposits and for other purposes required or permitted by law. The 1999 amounts included $110.7 million pledged to the Federal Reserve Discount Window as part of the company's Year 2000 Readiness Plan.

4 LOANS

Total loans, net of deferred loan fees and other discounts of $13.5 and $16.7 million at December 31, 2000 and 1999, respectively, were as follows (in thousands):

DECEMBER 31
                                       2000             1999
------------------------------------------------------------
Commercial real estate:
  Mortgage                       $  655,148       $  537,603
  Construction                      534,832          378,909
Home equity                         117,858          135,603
Commercial                           91,093          117,021
Residential first mortgage           71,197           92,683
Student                              63,096          443,074
Medical finance                      17,558           21,201
Consumer                              1,098            1,263
   Total                         $1,551,880       $1,727,357
============================================================



Changes in the allowance for loan losses were as follows (in thousands):

YEARS ENDED DECEMBER 31
                                         2000            1999            1998
-------------------------------------------------------------------------------
Balance at January 1                   $ 32,090        $ 35,773        $ 30,660
Provision for
  loan losses                              --              --            10,000
Charge-offs                              (4,473)         (5,908)         (6,852)
Recoveries                               11,984           2,225           1,965
   Balance at
    December 31                        $ 39,601        $ 32,090        $ 35,773
===============================================================================

At December 31, 2000 and 1999, Corus had impaired loans totaling $5.3 and $5.1 million, respectively, of which $2.8 and $1.7 million, respectively, have been reserved for in the Allowance for Loan Losses. The average balance of impaired loans during the year was $5.0 million in 2000 and $5.3 million in 1999.

    Nonaccrual loans totaled $1.3 and $2.5 million as of December 31, 2000 and 1999, respectively. The interest foregone on these loans, net of cash receipts, was $75,000 and $85,000 for 2000 and 1999, respectively. In addition, prior year interest was reversed for loans becoming nonaccrual in each year. The interest reversals totaled $41,000 in 2000 and $52,000 in 1999.

                                                                      page 26|27

    All of Corus' performing residential first mortgage loans are pledged as collateral for its Federal Home Loan Bank advances.

    Changes in the balance of loans to directors and principal officers of Corus and its subsidiary were as follows (in thousands):

 Balance at December 31,1999                    $  12,073
 New loans                                         16,813
 Repayments                                        (8,500)
    Balance at December 31, 2000                $  20,386
=========================================================

These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal risk of collection or possess other favorable features.

5 PREMISES AND EQUIPMENT

Premises and equipment were as follows (in thousands):


DECEMBER 31

                                                2000            1999
--------------------------------------------------------------------
Land                                       $   8,344       $   8,332
Buildings and improvements                    29,492          29,406
Furniture and equipment                       15,400          14,672
                                              53,236          52,410
====================================================================
Less accumulated depreciation                 21,545          18,530
   Total Premises and Equipment, Net       $  31,691       $  33,880
====================================================================

Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $346,000, $337,000 and $324,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

Minimum fixed lease obligations, excluding taxes, insurance and other expenses payable directly by Corus, for leases in effect at December 31, 2000 were as follows (in thousands):

YEARS ENDING DECEMBER 31

2001                                            $   338
2002                                                345
2003                                                351
2004                                                 74
2005                                                 76
2006 and thereafter                                 332
   Minimum Payments                             $ 1,516
=======================================================

6 TIME DEPOSITS

Interest-bearing deposits included certificates of deposit in amounts of $100,000 or more totaling $385.1 and $384.6 million at December 31, 2000 and 1999, respectively. Interest expense on these deposits was $25.1 and $28.0 million in 2000 and 1999, respectively.

    At December 31, 2000, the scheduled maturities of certificates of deposit were as follows (in thousands):

YEARS ENDING DECEMBER 31
2001                                          $ 386,617
2002                                             87,455
2003                                             94,374
2004                                             24,334
2005 and thereafter                              33,581
   Total                                      $ 626,361
=======================================================

7 FEDERAL HOME LOAN BANK ADVANCES

During 1996, Corus borrowed $40.0 million of Federal Home Loan Bank advances. The interest rate on the advances is the 3-month LIBOR and they reprice quarterly. The advances will mature in April 2001.

    Corus maintains as qualifying collateral its Federal Home Loan Bank stock and all performing residential first mortgages.

8 INCOME TAXES

The components of income tax expense were as follows (in thousands):

YEARS ENDED DECEMBER 31

                            2000          1999        1998
------------------------------------------------------------
 Current tax expense      $ 41,789      $ 20,805    $ 21,793
 Deferred federal
   (benefit) expense        (2,886)          452        (424)
    Income Tax Provision  $ 38,903      $ 21,257    $ 21,369
============================================================

A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

YEARS ENDED DECEMBER 31

                            2000          1999        1998
------------------------------------------------------------
 Statutory federal
   income tax rate          35.0%         35.0%        35.0%
 Goodwill amortization       0.3           0.9          0.9
 Dividends received
   deduction                (1.0)         (1.8)        (1.5)
 Tax-exempt income          (0.2)         (0.5)        (0.6)
 Other, net                  0.1           0.7          0.7
    Effective Rate          34.2%         34.3%        34.5%
============================================================


Deferred taxes were recorded based upon differences between the financial statement and tax basis of assets and liabilities. The following deferred taxes were recorded (in thousands):

DECEMBER 31

                                             2000             1999
--------------------------------------------------------------------
DEFERRED TAX ASSETS
 Allowance for loan losses                $  13,326        $  10,042
 Deferred compensation                        1,844            1,116
 Sale of CAM/Trust                              542               --
 Student loan lawsuit settlement                 --            2,931
 Other deferred tax assets                      497              137
    Gross Deferred Tax Assets                16,209           14,226
--------------------------------------------------------------------

DEFERRED TAX LIABILITIES
 Unrealized securities gains                (22,513)         (15,295)
 Purchase accounting adjustments             (1,320)          (1,573)
 Deferred loan fees and discounts              (990)          (2,291)
 Pension                                       (672)            (374)
 Other deferred tax liabilities                (685)            (332)
    Gross Deferred Tax Liabilities          (26,180)         (19,865)
    Net Deferred Tax Liability            $  (9,971)       $  (5,639)
====================================================================


9 EMPLOYEE BENEFIT PLANS

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

YEARS ENDED DECEMBER 31

                               2000             1999           1998
--------------------------------------------------------------------
 Retirement Income
   Plan and Trust           $  (879)         $  (617)       $  (463)
 Employees' Savings
   Plan and Trust               213              156            166
    Total                   $  (666)         $  (461)       $  (297)
====================================================================

                                                                      page 28|29

Pension Plan
Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 2000. Pension plan assets are primarily invested in common stocks.
    Net periodic benefit income was comprised of the following (in thousands):

YEARS ENDED DECEMBER 31

                               2000          1999         1998
---------------------------------------------------------------
 Service cost               $   702       $   617      $   556
 Interest cost                1,058           983          920
 Actual loss/(gain) on
   plan assets                1,462        (4,503)      (3,296)
 Amortization of
   transition asset            (202)         (202)        (202)
 Net amortization
   and deferral              (3,899)        2,488        1,559
    Net Periodic
     Benefit Income         $  (879)      $  (617)     $  (463)
===============================================================

A reconciliation of the plan's benefit obligations, fair value of plan assets, funded status and amounts recognized in Corus' statement of financial position follows (in thousands):


CHANGE IN BENEFIT OBLIGATION

                                             2000         1999
---------------------------------------------------------------
 Benefit obligation at January 1         $ 15,532     $ 14,445
 Service cost                                 702          617
 Interest cost                              1,058          983
 Actuarial (gain)/loss                         (3)         236
 Benefit paid                                (874)        (749)
    Benefit Obligation
     at December 31                      $ 16,415     $ 15,532
===============================================================

CHANGE IN FAIR VALUE OF PLAN ASSETS

                                             2000         1999
---------------------------------------------------------------
Fair value of plan assets
  at January 1                           $ 26,157     $ 22,403
Actual (loss)/gain on plan assets          (1,462)       4,503
Benefits paid                                (874)        (749)
   Fair Value of Plan Assets
    at December 31                       $ 23,821     $ 26,157
===============================================================

FUNDED STATUS

                                             2000         1999
---------------------------------------------------------------
 Funded status at December 31            $  7,406     $ 10,625
 Unrecognized transition asset               (202)        (404)
 Unrecognized actuarial gain               (4,464)      (8,360)
    Prepaid Benefit Cost at
     December 31                         $  2,740     $  1,861
===============================================================


The following weighted-average assumptions were used in accounting for the pension plan:

DECEMBER 31

                                           2000         1999
---------------------------------------------------------------
 Discount rate                            7.00%        7.00%
 Expected return on plan assets           8.00%        8.00%
 Rate of compensation increase            5.00%        5.00%
===============================================================

Savings Plan
Most employees are eligible to become participants of Corus' Employees' Savings Plan and Trust. Corus' matching contributions to this plan are discretionary. For the years ended December 31, 2000, 1999 and 1998, Corus matched 20% of participants' contributions, up to a maximum of $1,500.

10 FINANCIAL INSTRUMENTS

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

Financial Assets
Corus had the following financial assets (in thousands):

DECEMBER 31

                         2000                  1999
                -----------------------------------------------
                Carrying       Fair     Carrying        Fair
                  Value       Value       Value        Value
---------------------------------------------------------------
 Cash
   and cash
   equivalents  $  569,565  $  569,565  $  118,016  $  118,016
 Securities        448,169     448,244     492,630     492,709
 Loans, net      1,512,279   1,517,675   1,695,267   1,701,843
 Accrued
   interest
   receivable       24,280      24,280      21,832      21,832
---------------------------------------------------------------

Cash and cash equivalents and accrued interest receivable are short-term in nature and, as such, their fair value approximates carrying value.
    Fair values of interest-bearing deposits with banks, federal funds sold with original maturities greater than 90 days and securities are based on quoted market prices, when available. Non-quoted instruments are valued based on discounted cash flows using current interest rates for similar securities.
    Loans are valued based on type of loan. The fair value of variable-rate loans that reprice frequently is assumed to approximate carrying value. The fair value of fixed-rate loans is based on the discounted amount of scheduled cash flows. The discount rate used is equal to the current rate of the appropriate index plus the average spread on the existing portfolio.

Financial Liabilities
Corus had the following financial liabilities (in thousands):

DECEMBER 31

                         2000                    1999
---------------------------------------------------------------
                Carrying       Fair      Carrying      Fair
                 Value        Value       Value       Value
---------------------------------------------------------------
 Deposits
   without
   a stated
   maturity     $1,481,269  $1,481,269  $1,334,582  $1,334,582
 Certificates
   of deposit      626,361     631,374     629,838     624,566
 Short-term
   borrowings        1,085       1,085       6,866       6,866
 Federal Home
   Loan Bank
   advances         40,000      40,000      40,000      40,000
 Accrued
   interest
   payable           8,679       8,679       7,794       7,794
---------------------------------------------------------------

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

                                                                      page 30|31



The following lending-related financial instruments had contract amounts that represented credit exposure (in thousands):

DECEMBER 31

                                               2000            1999
-------------------------------------------------------------------
STANDBY LETTERS OF CREDIT
 Commercial real estate:
   Mortgage                               $  21,139       $     707
   Construction                                  --              --
 Commercial                                   3,179           2,935
 Home equity                                     --              --
 Consumer                                        --              --
    Total Standby Letters of Credit       $  24,318       $   3,642
-------------------------------------------------------------------
COMMITMENT LETTERS OUTSTANDING
 Commercial real estate:
   Mortgage                                $     --        $     --
   Construction                             167,700          90,850
 Commercial                                      --              --
 Home equity                                     --              --
 Consumer                                        --              --
    Total Commitment Letters               $167,700       $  90,850
-------------------------------------------------------------------
UNUSED COMMITMENTS
UNDER LINES OF CREDIT
 Commercial real estate:
   Mortgage                               $   6,653       $   6,432
   Construction                             452,778         353,194
 Commercial                                  16,299          24,430
 Home equity                                 21,547          21,427
 Consumer                                       755             800
    Total Unused Lines of Credit           $498,032        $406,283
-------------------------------------------------------------------
TOTAL COMMITMENTS
 Commercial real estate:
   Mortgage                               $  27,792       $   7,139
   Construction                             620,478         444,044
 Commercial                                  19,478          27,365
 Home equity                                 21,547          21,427
 Consumer                                       755             800
    Total Commitments Outstanding          $690,050        $500,775
===================================================================

The following financial instruments were used by Corus to hedge its interest rate risk (in thousands):


                                    Notional         Fair      Carrying
                                     Amount         Value        Value
------------------------------------------------------------------------
  DECEMBER 31, 2000
INTEREST RATE SWAP AGREEMENTS
 Amortizing pay
   fixed rate, receive
   floating rate                    $ 15,400     $   (232)     $      8
 Non-amortizing pay
   fixed rate, receive
   floating rate                       2,055         (118)           (1)
------------------------------------------------------------------------

BASIS SWAP AGREEMENTS
 Non-amortizing pay
   floating rate, receive
   floating rate                    $350,000     $    622      $    111

PURCHASED INTEREST RATE FLOORS
 Non-amortizing floors              $200,000     $     --      $     19
------------------------------------------------------------------------

                                    Notional         Fair      Carrying
                                     Amount         Value        Value
------------------------------------------------------------------------
  DECEMBER 31, 1999
INTEREST RATE SWAP AGREEMENTS
 Amortizing pay
   fixed rate, receive
   floating rate                    $141,463     $  1,251      $    (13)
 Non-amortizing pay
   fixed rate, receive
   floating rate                       5,305         (263)          (12)
 Non-amortizing pay
   floating rate, receive
   fixed rate                         10,000          (34)           (1)
------------------------------------------------------------------------

BASIS SWAP AGREEMENTS
 Non-amortizing pay
   floating rate, receive
   floating rate                    $350,000     $    363      $    (60)
------------------------------------------------------------------------

PURCHASED INTEREST RATE FLOORS
 Non-amortizing floors              $500,000     $     --      $    227
------------------------------------------------------------------------

The fair values of interest rate and basis swaps are based on either quoted market or dealer prices. The carrying value for interest rate and basis swaps represents the net accrued interest receivable or payable. At December 31, 2000, the fair value of all interest rate swaps included in the table above represent unrealized gains or losses.
    Corus enters into interest rate swap agreements to hedge its exposure to interest rate risk on specific fixed-rate loans, securities, and deposits. The terms of the swaps match the terms of the hedged loans, securities, and deposits. At December 31, 2000, interest rate swaps with notional amounts of $1.8, $11.1 and $4.6 million had maturity dates within one year, from one to five years and greater than five years, respectively.
    Corus enters into basis swaps, which entails the payment of 3 month LIBOR and the receipt of 3 month Treasury plus a spread. At December 31, 2000, basis swaps with notional amounts of $200 and $150 million had maturity dates within one year and from one to five years, respectively.
    As of December 31, 2000 and 1999, there were no financial instrument hedges outstanding associated with the common stock portfolio.
    Corus is subject to credit risk as a purchaser of an option contract and is subject to market risk to the extent of the market price of the option.

11 LEGAL AND REGULATORY PROCEEDINGS

Corus is involved in various legal and regulatory proceedings, many involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, these proceedings will not have a material effect on the results of operations, financial position, liquidity or capital resources.

12 SHAREHOLDERS' EQUITY

Dividend Restrictions
The payment of dividends to Corus by its subsidiary bank is subject to federal regulatory limitations. National banks are generally allowed to pay dividends to the extent of net income for the current and prior two years less dividends paid, without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. Corus' subsidiary bank was considered well-capitalized as of December 31, 2000. Corus' capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus' overall financial condition or prospects. At December 31, 2000, the total amount of the subsidiary bank's retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $76.6 million.

Stock Option Plan
Options to purchase Corus' common stock have been granted to employees under the 1999 Stock Option Plan at prices equal to the fair market value of the underlying stock on the dates the options were granted. The options vest 20% per year, over a five-year period, and expire in 10 years. At December 31, 2000, there were 635,900 shares available for grant.

                                                                      page 32|33

Changes in stock options were as follows:

STOCK OPTIONS
(Number of Shares in Thousands)
                                         2000                             1999                             1998

                                   Number       Weighted Avg.      Number       Weighted Avg.      Number        Weighted Avg.
                                  of Shares    Exercise Price     of Shares    Exercise Price     of Shares     Exercise Price
------------------------------------------------------------------------------------------------------------------------------
  YEARS ENDED DECEMBER 31

 Beginning balance                    417        $  29.23           432           $ 19.98           398            $ 18.16
 Granted                              108           25.00           255             30.59            45              37.88
 Exercised                             --              --          (250)            15.15            --                 --
 Canceled                             (89)          25.50           (20)            22.90           (11)             27.74
    Ending Balance                    436        $  28.93           417           $ 29.23            432           $ 19.98
 Exercisable at December 31           100        $  27.94            96           $ 19.04            313           $ 15.86
------------------------------------------------------------------------------------------------------------------------------

At December 31, 2000, the range of exercise prices for outstanding options and weighted-average term remaining was $16.25 to $37.88 and 5.9 years, respectively. If Corus expensed the fair value of options granted in 2000, 1999 and 1998, the pro forma net income and earnings per share would have been as follows (in thousands, except per share data):

YEARS ENDED DECEMBER 31

                                  2000          1999         1998
-------------------------------------------------------------------
 Reported net income            $74,754       $40,726       $40,628
 After-tax fair value of
   options granted                  608           341           139
    Pro Forma
     Net Income                 $74,146       $40,385       $40,489
 Pro forma diluted
   earnings per share:
   Basic                        $  5.19       $  2.80       $  2.78
   Diluted                         5.18          2.79          2.74
-------------------------------------------------------------------

The fair value of options granted was computed using the Black-Scholes model using the following assumptions: a risk-free rate of 6.45% in 2000, between 6.05% and 6.36% in 1999, and 4.9% in 1998; expected life of 10 years in 2000, 1999 and 1998; expected volatility of 23.9% in 2000, between 21.9% and 22.6% in 1999, and 22.5% in 1998; and expected dividend yields of 2.4% in 2000, between 1.9% and 2.3% in 1999, and 1.5% in 1998. For the pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' five year vesting period.

Regulatory Capital
Corus and its subsidiary bank are required to maintain certain capital ratios. Failure to maintain these ratios would severely limit their ability to pay dividends, support growth and repurchase shares and would increase the amount of FDIC insurance premiums. At December 31, 2000 and 1999, Corus and its subsidiary bank were categorized as well-capitalized. Corus' capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus' overall financial condition or prospectus. There have been no events since December 31, 2000, that management believes would have changed that category. The minimum ratios to be well-capitalized and Corus' and its subsidiary bank's regulatory capital and ratios were as follows:

REGULATORY CAPITAL AND RATIOS
(Dollars in Thousands)
                                 Tier 1 Leverage          Tier 1 Risk-Based Capital        Total Risk-Based Capital
                              ---------------------       -------------------------        -------------------------
                               Amount         Ratio           Amount       Ratio               Amount      Ratio
--------------------------------------------------------------------------------------------------------------------
 Minimum ratios for
   well-capitalized                            5.0%                           6.0%                           10.0%
 December 31, 2000:
   Corus Bankshares          $  355,004       14.0%         $  355,004       16.0%          $  412,235       18.6%
   Subsidiary bank              256,366       10.7%            256,366       12.5%             282,239       13.7%
 December 31,1999:
   Corus Bankshares          $  290,346       11.9%         $  290,346       15.3%          $  336,532       17.8%
   Subsidiary bank              166,074        7.4%            166,074        9.7%             187,634       10.9%
--------------------------------------------------------------------------------------------------------------------


Comprehensive Income
Comprehensive income was as follows (in thousands):

YEARS ENDED DECEMBER 31

                                   2000          1999            1998
-----------------------------------------------------------------------
 Net Income                      $ 74,754       $ 40,726       $ 40,628

OTHER COMPREHENSIVE
INCOME, NET OF TAX
 Unrealized gains/
   (losses) on securities          31,464        (24,396)        12,537
 Less: reclassification
   adjustment for
   gains included in
   net income                     (10,844)          (458)       (13,637)
    Net Unrealized Gains/
     (Losses) on Securities        20,620        (24,854)        (1,100)
 Income tax expense/
   (benefit) related to
   items of other
   comprehensive income             7,217         (8,699)          (385)
    Total Other
     Comprehensive
     Income, Net of Tax            13,403        (16,155)          (715)
    Comprehensive Income         $ 88,157       $ 24,571       $ 39,913
=======================================================================

                                                                      page 34|35

13 NET INCOME PER SHARE

Net income per share was calculated as follows (in thousands, except per share data):

YEARS ENDED DECEMBER 31

                                    2000         1999          1998
-----------------------------------------------------------------------
 Denominator for basic
   earnings per share--
   average common
   shares outstanding              14,278        14,434        14,562
 Dilutive common stock
   options                             24            30           211
    Denominator for
     Diluted Earnings
     Per Share                     14,302        14,464        14,773
-----------------------------------------------------------------------
 Numerator: Net income
   attributable to
   common shares                  $74,754       $40,726       $40,628
=======================================================================
    Net Income Per Share:
     Basic                        $  5.24       $  2.82       $  2.79
     Diluted                         5.23          2.82          2.75
=======================================================================


14 SEGMENT REPORTING

The following reflects the disclosure requirements set forth by Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". For purposes of this statement, Management has determined that Corus and Corus Bank are the primary operating segments within Corus. Corus Bank derives a significant portion of its total revenues from interest income offering commercial, mortgage, home equity, student and personal loans. It also provides general banking services such as checking, savings, money market and time deposit accounts, and a variety of other services. Corus Bank is a wholly owned subsidiary of Corus.
    Transactions between the reportable segments are recorded on the reportable segments' financial statements and significant inter-segment accounts and transactions have been eliminated in the preparation of the consolidated financial statements. The inter-segment eliminations include revenues and dividends from Corus' subsidiary and certain interest income for bank accounts of the parent company held at the bank subsidiary.

The following is a summary of significant segment information as required by SFAS No.131 (in thousands):



                                         Corus                Corus        Inter-segment
                                       Bankshares              Bank         Eliminations        Consolidated
------------------------------------------------------------------------------------------------------------
  YEAR ENDED DECEMBER 31, 2000
Income Statement Data
 Total revenues (1)                  $     80,829       $   151,858       $   (64,376)         $   168,311
 Net income                                74,754            64,376           (64,376)              74,754
------------------------------------------------------------------------------------------------------------

Average Balance Sheet Data
 Total assets                             372,594         2,376,259          (229,893)           2,518,960
 Shareholders' equity                     346,880           206,928          (206,928)             346,880
------------------------------------------------------------------------------------------------------------

                                         Corus                Corus        Inter-segment
                                       Bankshares              Bank         Eliminations        Consolidated
------------------------------------------------------------------------------------------------------------
  YEAR ENDED DECEMBER 31, 1999
INCOME STATEMENT DATA
 Total revenues (1)                  $     42,311       $   121,528       $   (38,760)         $   125,079
 Net income                                40,726            38,760           (38,760)              40,726
------------------------------------------------------------------------------------------------------------

AVERAGE BALANCE SHEET DATA
 Total assets                             355,895         2,345,842          (170,955)           2,530,782
 Shareholders' equity                     326,776           165,824          (165,824)             326,776

                                         Corus                Corus        Inter-segment
                                       Bankshares              Bank         Eliminations        Consolidated
------------------------------------------------------------------------------------------------------------
  YEAR ENDED DECEMBER 31, 1998
INCOME STATEMENT DATA
 Total revenues (1)                  $     43,828       $   115,065       $   (35,006)         $  123,887
 Net income                                40,628            35,006           (35,006)             40,628
------------------------------------------------------------------------------------------------------------

AVERAGE BALANCE SHEET DATA
 Total assets                             325,566         2,250,607          (158,526)          2,417,647
 Shareholders' equity                     295,854           154,409          (154,409)            295,854
------------------------------------------------------------------------------------------------------------

(1) Total revenues for Corus Bankshares include dividends received and equity in undistributed net income from Corus Bank totaling $64.4, $38.8 and $35.0 million for the twelve months ended December 31, 2000, 1999 and 1998, respectively.

                                                                      page 36|37

15 PARENT COMPANY FINANCIAL STATEMENTS

Corus' condensed parent company financial statements were as follows (in thousands, except per share data):

CONDENSED BALANCE SHEETS

DECEMBER 31

                                              2000          1999
-------------------------------------------------------------------
ASSETS
 Cash                                       $  2,486       $  9,271
 Available-for-sale securities,
   at fair value                             160,943        169,927
 Investment in subsidiary                    261,210        173,524
 Other assets                                  9,886          2,344
    Total Assets                            $434,525       $355,066
===================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities                                $ 32,172       $ 27,241
 Shareholders' equity                        402,353        327,825
    Total Liabilities and
     Shareholders' Equity                   $434,525       $355,066
===================================================================



CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31

                                                                                             2000           1999          1998
--------------------------------------------------------------------------------------------------------------------------------
INCOME
 Dividends from bank subsidiary                                                           $  20,000      $  16,000     $  33,000
 Other income                                                                                16,453          3,551         8,959
    Total Income                                                                             36,453         19,551        41,959
--------------------------------------------------------------------------------------------------------------------------------

EXPENSES
 Interest expense                                                                                --              1           137
 Other expenses                                                                               2,293          2,197         1,521
    Total Expenses                                                                            2,293          2,198         1,658
--------------------------------------------------------------------------------------------------------------------------------
    Income Before Income Taxes and Equity in Undistributed Net Income of Subsidiary          34,160         17,353        40,301
 Income tax expense/(benefit)                                                                 3,782           (613)        1,679
    Income Before Equity in Undistributed Net Income of Subsidiary                           30,378         17,966        38,622
 Equity in undistributed net income of bank subsidiary                                       44,376         22,760         2,006
    Net Income                                                                            $  74,754      $  40,726     $  40,628
 Net income per share:
   Basic                                                                                  $    5.24      $    2.82     $    2.79
   Diluted                                                                                     5.23           2.82          2.75
--------------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31



                                                                                            2000            1999             1998
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                              $ 74,754        $ 40,726         $ 40,628
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation                                                                                25              33               43
   Net securities and other financial instrument gains                                    (10,832)           (486)         (11,764)
   (Increase)/decrease in other assets                                                     (5,695)         (1,692)           2,324
   (Decrease)/increase in other liabilities                                                  (555)          3,523              345
   Equity in undistributed net income of subsidiary                                       (44,376)        (22,760)          (2,006)
    Net Cash Provided by Operating Activities                                              13,321          19,344           29,570
----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of available-for-sale securities                                      39,254           6,240           31,516
 Purchases of available-for-sale securities                                                (3,876)         (8,127)         (47,349)
 Purchases of premises and equipment, net                                                     (12)            (16)              (7)
 Capital infusion to subsidiary                                                           (40,000)              -                -
 Purchases of minority interest and additional consideration for bank subsidiaries            (22)           (711)          (2,345)
    Net Cash Used in Investing Activities                                                  (4,656)         (2,614)         (18,185)
----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance of common shares under the stock option plan                                          -           5,050                -
 Retirements of common shares                                                              (7,012)        (13,520)          (5,340)
 Cash dividends paid on common shares                                                      (8,438)         (8,238)          (8,023)
    Net Cash Used in Financing Activities                                                 (15,450)        (16,708)         (13,363)
    Net (Decrease) Increase in Cash and Cash Equivalents                                 $ (6,785)       $     22         $ (1,978)
 Cash and cash equivalents at beginning of year                                             9,271           9,249           11,227
    Cash and Cash Equivalents at End of Year                                             $  2,486        $  9,271         $  9,249
----------------------------------------------------------------------------------------------------------------------------------


                                                                      page 38|39

16 QUARTERLY FINANCIAL DATA
   (UNAUDITED)

The following is a summary of quarterly financial information for the years ended December 31, 2000 and 1999 (in thousands, except per share data):


                                                             2000                                         1999

                                           Fourth       Third    Second      First     Fourth       Third     Second      First
                                           Quarter     Quarter   Quarter    Quarter    Quarter     Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------------------------------------
Interest income                           $ 59,209   $ 57,904   $ 55,445   $ 51,118   $ 49,841    $ 49,797   $ 49,047   $ 47,895
Interest expense                            26,671     26,142     25,912     23,900     22,408      22,797     22,916     22,328
   Net Interest Income                      32,538     31,762     29,533     27,218     27,433      27,000     26,131     25,567
Provision for loan losses                       --         --         --         --     (3,000)      1,000      1,000      1,000
   Net Interest Income After
     Provision for Loan Losses              32,538     31,762     29,533     27,218     30,433      26,000     25,131     24,567
Noninterest income                          26,661      7,545     11,053      2,003      5,229       3,524      4,925      5,269
Noninterest expense                         15,033     15,170     12,629     11,823     22,393      13,083     13,625     13,995
   Income Before Taxes                      44,166     24,137     27,957     17,398     13,269      16,441     16,431     15,841
Income tax expense                          15,266      8,261      9,549      5,828      4,729       5,521      5,543      5,463
   Net Income Available to
    Common Shareholders                   $ 28,900   $ 15,876   $ 18,408   $ 11,570   $  8,540    $ 10,920   $ 10,888   $ 10,378
================================================================================================================================
Net income per share:
 Basic                                    $   2.04   $   1.11   $   1.28   $   0.81   $   0.59    $   0.76   $   0.75   $   0.71
 Diluted                                      2.02       1.11       1.28       0.80       0.59        0.76       0.74       0.71
--------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK MARKET INFORMATION AND DIVIDEND HIGHLIGHTS (UNAUDITED)


                                                             2000                                         1999

                                           Fourth      Third     Second      First       Fourth      Third     Second     First
                                           Quarter    Quarter    Quarter    Quarter      Quarter    Quarter    Quarter   Quarter
--------------------------------------------------------------------------------------------------------------------------------
Stock price range:
 High                                     $ 49.88    $ 36.08    $ 26.75    $ 25.69      $ 30.38    $  32.00    $ 32.88   $ 35.88
 Low                                        36.50      26.75      22.13      20.44        23.00       25.50      30.13     31.50
 Close                                      49.48      36.08      26.44      23.63        24.00       25.63      31.81     32.13
Cash dividends declared                     0.150      0.150      0.150      0.145        0.145       0.145      0.145     0.140
--------------------------------------------------------------------------------------------------------------------------------


Corus' common stock is a NASDAQ National Market Issue trading under the ticker symbol CORS.

report of independent
public accountants

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF CORUS BANKSHARES, INC.:

We have audited the accompanying consolidated balance sheets of Corus Bankshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corus Bankshares, Inc. and subsidiary at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



  /s/ Arthur Andersen LLP

  Chicago, Illinois
  January 15, 2001
management's discussion and analysis of financial statements          page 40|41


 EARNINGS SUMMARY

Corus Bankshares, Inc. ("Corus") reported net income of $74.8 million in 2000, compared with $40.7 and $40.6 million in 1999 and 1998, respectively. This translates to diluted earnings per share of $5.23, $2.82, and $2.75 for 2000, 1999, and 1998, respectively. Return on average common equity was 21.6% for 2000, 12.5% for 1999 and 13.7% for 1998. The return on average assets was 3.0% in 2000, compared with 1.6% and 1.7% in 1999 and 1998, respectively.
    Following is a table that presents several material non-recurring revenue and expense items occurring in each of the respective years. The table also calculates adjusted earnings and diluted earnings per share excluding the non-recurring items. In summary, both adjusted net income and adjusted diluted earnings per share increased in excess of 30% per year since 1998.

NONRECURRING ITEMS SUMMARY
(Dollars in Thousands)

YEARS ENDED DECEMBER 31

                                   2000            1999            1998
-------------------------------------------------------------------------
 Reported Net Income            $ 74,754         $ 40,726        $ 40,628
-------------------------------------------------------------------------

NONRECURRING ITEMS
 Gain on sale of
   student loans                $ 22,465         $      -        $      -
 Student loan
   curing profits                  1,476           12,220          11,901
 Net security gains/
   (losses)                       10,844           (1,293)          5,127
 Student loan lawsuit
   settlement                        600           (8,375)              -
 Loss on sale of
   CAM/Trust                      (1,746)               -               -
    Total Nonrecurring
     Items -- Pre Tax             33,639            2,552          17,028
-------------------------------------------------------------------------
   Total Nonrecurring
     Items -- After Tax           21,865            1,659          11,068
    Reported Net Income
     Less Nonrecurring
     Items                      $ 52,889         $ 39,067        $ 29,560
-------------------------------------------------------------------------
    Adjusted Diluted
     Earnings Per Share         $   3.70         $   2.70        $   2.00
-------------------------------------------------------------------------

Net Interest Income
The principal source of earnings for Corus is net interest income, the difference between interest income and fees on earning assets and interest expense on deposits and borrowings. The related net interest margin represents net interest income, on a tax-equivalent basis, as a percentage of average earning assets during the period. The table on the following page presents Corus' consolidated average balance sheets and income and reflects the average yield on assets and cost of liabilities for the last three years. The yields and costs are adjusted for the accretion or amortization of deferred fees. Interest income on nonaccrual loans is reflected in the year that it is collected. Such amounts are not material to net interest income or net change in net interest income in any year. Nonaccrual loans are included in the average balances and do not have a material effect on the average yield.

average balance sheets and net interest margin



                                                          2000                        1999                          1998
                                                                  Average                     Average                       Average
                                               Average            Yield/    Average            Yield/   Average              Yield/
                                               Balance  Interest   Cost     Balance  Interest   Cost    Balance    Interest   Cost
  DOLLARS IN THOUSANDS
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
 Earning assets:
   Interest-bearing deposits with banks     $        -   $    -       -%  $      997  $     81  8.14%   $   24,315  $  1,461   6.01%
   Federal funds sold                           77,645     4,927   6.35%      54,698     2,758  5.04%       84,588     4,626   5.47%
   Taxable securities other
   than common stocks                          355,411    22,585   6.35%     534,003    28,186  5.28%      488,665    26,727   5.47%
   Common stocks(1)                            155,248     6,600   4.25%     185,096     6,114  3.30%      165,659     4,928   2.97%
   Tax-advantaged securities(2)                  1,243       114   9.21%       1,552       145  9.31%        2,618       240   9.17%
   Trading account securities                    1,989       122   6.12%       3,220       123  3.83%       20,368     1,052   5.16%
   Loans, net of unearned discount(2)(3)     1,807,453   191,532  10.60%   1,640,101   161,278  9.83%    1,525,349   150,447   9.86%
     Total Earning Assets                    2,398,989   225,880   9.42%   2,419,667   198,685  8.21%    2,311,562   189,481   8.20%
 Noninterest-earning assets:
   Cash and due from banks--
    noninterest-bearing                         79,293                        74,952                        61,780
   Allowance for loan losses                   (33,437)                      (35,878)                      (34,081)
   Premises and equipment, net                  32,866                        34,167                        32,839
   Other assets, including goodwill             41,249                        37,874                        45,547
     Total Noninterest-Earning Assets          119,971                       111,115                       106,085
     Total Assets                           $2,518,960                    $2,530,782                    $2,417,647
===================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits--interest-bearing:
   NOW and money market deposits            $1,051,861  $ 56,111  5.33%   $  993,528  $ 42,764  4.30%   $1,004,448  $ 44,768   4.46%
   Savings deposits                            153,867     4,061  2.64%      166,747     4,408  2.64%      173,799     4,586   2.64%
   Time deposits                               652,199    39,337  6.03%      733,967    40,826  5.56%      652,086    37,287   5.72%
     Total Interest-Bearing Deposits         1,857,927    99,509  5.36%    1,894,242    87,998  4.65%    1,830,333    86,641   4.73%
   Short-term borrowings                         7,466       496  6.65%        5,380       278  5.16%        5,799       391   6.74%
   Federal Home Loan
    Bank advances                               40,000     2,620  6.55%       40,000     2,173  5.43%       40,000     2,273   5.68%
     Total Interest-Bearing Liabilities      1,905,393   102,625  5.39%    1,939,622    90,449  4.66%    1,876,132    89,305   4.76%
 Noninterest-bearing liabilities and
  shareholders' equity:
   Noninterest-bearing deposits                224,059                       221,333                       200,865
   Other liabilities                            42,628                        43,051                        44,796
   Shareholders' equity                        346,880                       326,776                       295,854
     Total Noninterest-Bearing Liabilities
       and Shareholders' Equity                613,567                       591,160                       541,515
     Total Liabilities and
       Shareholders' Equity                 $2,518,960                    $2,530,782                    $2,417,647
===================================================================================================================================
 Interest income/
   average earning assets                   $2,398,989  $225,880  9.42%   $2,419,667  $198,685  8.21%   $2,311,562  $189,481   8.20%
 Interest expense/
   average interest-bearing liabilities      1,905,393   102,625  5.39%    1,939,622    90,449  4.66%    1,876,132    89,305   4.76%
     Net Interest Spread                                $123,255  4.03%               $108,236  3.55%               $100,176   3.44%
===================================================================================================================================
     Net Interest Margin                                          5.14%                         4.47%                          4.33%
===================================================================================================================================

(1) Dividends on the common stock portfolio reflect a tax equivalent adjustment for the 70% dividend received deduction.
(2) Interest income on tax-advantaged loans and securities reflects a tax equivalent adjustment based on an income tax rate of 35%.
(3) Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

                                                                      page 42|43

    In 2000, Corus' net interest margin increased, versus the prior year by, 67 basis points. This increase was achieved in spite of significant reductions in income earned from student loan curing profits. The source of the curing profits was Corus' ability to return previously non-performing loans, which had lost their government guarantees, to performing status. The accretion of purchase discount associated with these loans was known as curing. Student loan curing profits recognized in interest income for the years ended December 31, 2000, 1999 and 1998, totaled $1.4, $6.5 and $3.9 million, respectively. The decrease in 2000 was fully expected and had been previously reported.
    The following table represents the impact this had on net interest margin:

YEARS ENDED DECEMBER 31


                                  2000       1999         1998
--------------------------------------------------------------
 Net interest margin           5.14%         4.47%        4.33%
 Impact of student loan
   curing profits             (0.06)        (0.27)       (0.16)
    Net Interest Margin
     Without Student Loan
     Curing Profits            5.08%         4.20%        4.17%
==============================================================



After adjusting for the student loan curing profits, net interest margin for the twelve months ended December 31, 2000 improved by 88 basis points, compared to the prior year. This increase in margin can be attributed to two main factors. First, average loans outstanding for the year increased. Since loans are Corus' highest yielding asset, increases in average outstanding loans of 10.2% for the year had a positive impact on net interest margin. This led to an average loan-to-deposit ratio at the Bank of 86.3% for 2000 compared to 77.2% in 1999. The second factor is the positive impact of an increasing interest rate environment. Since Corus has more variable rate assets than variable rate liabilities, increasing interest rates allow the company to benefit year over year.
    For 1999 adjusted net interest margin increased by 3 basis points over 1998. While market interest rates rose throughout 1999, average rates were still below 1998's level. In spite of these lower average rates, Corus was able to increase adjusted net interest margin through changes in the loan portfolio, as assets were shifted to higher yielding construction loans. In addition, Corus purchased, early in 1999, an $85 million portfolio of high-loan-to-value second mortgage loans on residential properties. These loans provided superior returns and contributed to the margin growth.

    The following table, which presents the components of changes in net interest income by volume and rate, provides further evidence supporting the above discussion.


NET INTEREST INCOME VOLUME/RATE ANALYSIS
(Dollars in Thousands)


                                                           2000 COMPARED TO 1999                      1999 COMPARED TO 1998

                                                       Change Due To(1)                           Change Due To(1)
                                                       ----------------                           ----------------
                                                      Volume       Rate         Total           Volume       Rate         Total
--------------------------------------------------------------------------------------------------------------------------------
 Interest-bearing deposits with banks
   and federal funds sold                           $  1,256     $    832     $  2,088        $ (2,843)    $   (405)    $ (3,248)
 Investment securities (2) (3)                       (11,025)       5,879       (5,146)          2,245         (624)       1,621
 Loans, net of unearned discount (3) (4)              17,095       13,158       30,253          11,301         (470)      10,831
    Total Increase (Decrease) in Interest Income       7,326       19,869       27,195          10,703       (1,499)       9,204
 NOW and money market deposits                         2,811       10,537       13,348            (478)      (1,526)      (2,004)
 Savings deposits                                       (340)          (7)        (347)           (186)           8         (178)
 Time deposits                                        (4,740)       3,251       (1,489)          4,618       (1,079)       3,539
 Other liabilities                                       124          540          664             (24)        (189)        (213)
    Total (Decrease) Increase in Interest Expense     (2,145)      14,321       12,176           3,930       (2,786)       1,144
    Increase in Net Interest Income                 $  9,471     $  5,548      $15,019        $  6,773     $  1,287     $  8,060
================================================================================================================================


(1) The net changes attributable to the combined impact of volume and rate have been allocated equally to both volume and rate.
(2) Dividends on the common stock portfolio reflect a tax equivalent adjustment for the 70% dividend received deduction.
(3) Interest income on tax-advantaged loans and securities reflects a tax equivalent adjustment based on an income tax rate of 35%.
(4) Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

Finally, the table at right provides an analysis of the changes in asset mix within Corus' average earning assets for the last three years. Most notably, the percentage of earning assets attributable to loans, Corus' highest yielding asset, has grown significantly to 75.3% of average earning assets for 2000.

COMPOSITION OF AVERAGE EARNING ASSETS

DECEMBER 31



                                       2000       1999       1998
-----------------------------------------------------------------
LOANS
Commercial real estate:
   Mortgage                            24.8%      22.7%      23.6%
   Construction                        19.7       11.3        8.2
 Student                               17.7       18.0       18.3
 Home equity                            5.3        6.1        4.7
 Commercial                             3.6        3.9        2.5
 Residential first mortgage             3.4        4.7        7.5
 Medical finance                        0.8        1.0        1.0
 Consumer                                 -        0.1        0.1
    Total Loans                        75.3       67.8       65.9

 Securities other than
   common stocks                       14.9       22.3       22.1
 Common stocks                          6.5        7.6        7.2
 Federal funds sold                     3.3        2.3        3.7
 Interest-bearing
   deposits with banks                    -          -        1.1
    Total Earning Assets              100.0%     100.0%     100.0%
=================================================================


                                                                      page 44|45



NONINTEREST INCOME
(Dollars in Thousands)


                                                                                                          2000/1999  1999/1998
  YEARS ENDED DECEMBER 31                                               2000         1999        1998       Change     Change
------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                                  $  9,650     $ 10,051    $  8,836       (4.0)%    13.8%
Trust and investment management services                                1,807        2,243       1,626      (19.4)     37.9
Gain on dispositions of loans                                              43        5,731       8,036      (99.2)    (28.7)
Trading account losses, net                                              (313)        (242)       (208)     (29.1)    (16.7)
Securities and other financial instrument gains/(losses), net          10,844       (1,293)      5,127         NM        NM
Gain on sale of student loans                                          22,465            -           -         NM        NM
Other                                                                   2,764        2,458       2,249       12.5       9.3
   Total Noninterest Income                                          $ 47,260     $ 18,948    $ 25,666      149.4%    (26.2)%
Noninterest income, excluding gain on dispositions
   of loans, gain on sale of student loans, securities and
   other financial instrument gains/(losses), net                    $ 13,908     $ 14,510    $ 12,503       (4.1)%    16.0%
------------------------------------------------------------------------------------------------------------------------------

Noninterest Income
In 2000, noninterest income, excluding gain on dispositions of loans, gain on sale of student loans and security gains and losses, decreased $602,000 or 4.1%. The decrease was primarily driven by a decline of 19.4%, or $436,000, in trust and investment management services due to the sale of that business in October 2000. In addition, there was a 4.0% decline in service charge income partially due to credits given to depositors maintaining higher balances.
    In 1999, noninterest income, excluding gain on dispositions of loans and security gains and losses, increased $2.0 million or 16.0% over 1998. The increase was due to higher service charges on deposit accounts and trust and investment management services. The service charge income, which is derived primarily from services provided to the currency exchanges, increased as a full year of income was earned on the currency exchange business purchased from LaSalle National Bank in the fourth quarter of 1998. Trust and investment management services increased principally due to the acquisition of the assets of an investment management business in 1998.

GAIN ON DISPOSITIONS OF LOANS Gain on dispositions of loans significantly decreased due to a reduction in noninterest student loan curing income. In 2000, Corus recognized only $43,000 of noninterest student loan curing income compared to $5.7 million in 1999 and $8.0 million in 1998. This income relates to nonperforming student loans purchased at a substantial discount to face value. Corus' practice of converting these loans to performing status and reinstating their government guarantee is referred to as "curing," and has represented a significant source of income to Corus over the past several years. As a result of federal regulation, virtually all remaining curable loans lost their eligibility to become cured on June 30, 1999 leaving minimal curing income for 2000 and beyond.

TRADING ACCOUNT Corus may acquire securities with the objective of enhancing earnings by taking advantage of interest rate spread opportunities and inefficiencies and aberrations that may occur in the capital markets. These securities are classified as trading account securities with realized and unrealized gains and losses recorded in noninterest income.

SECURITIES AND OTHER FINANCIAL INSTRUMENTS In 2000, Corus realized net gains of $10.8 million from its common stock portfolio. These security gains were attributable to the sale of equity securities in order to maximize returns by taking advantage of market opportunities when presented. In 1999, the net loss of $1.3 million was the result of a $1.8 million loss from options used to hedge the common stock portfolio net of $0.5 million gain from the sale of certain stocks. Finally, in 1998 Corus had a net gain, primarily related to the portfolio, of $5.1 million. This gain resulted from the net of a $13.7 million gain from the sale of securities and a loss of $8.2 million related to options used for hedging the portfolio. In addition, in 1998 Corus experienced losses of $328,000 related to the termination of interest rate swaps on loans that were prepaid. The interest rate swap losses were offset by gains of an approximately equal amount received in the form of prepayment charges.

SALE OF STUDENT LOANS In December 2000, Corus sold $400 million of student loans for a gain of $22.5 million. The gain resulted from the premium received on the loans, net of selling costs and various charge-off's of related deferred income and expense items. Additionally, Corus will sell most of the then-remaining student loans, currently estimated to be about $50 million, to the same purchaser in the second quarter of 2001, resulting in an estimated gain of $2 to $3 million.

SALE OF CAM/TRUST In October of 2000, Corus sold its investment advisory unit, commonly referred to as Corus Asset Management ("CAM"), and trust operations. Corus received an agreement which calls for an "earn-out" provision that will allow Corus to share in a percentage of the revenues of the businesses over the next five years. Under this agreement, Corus can earn a maximum over the five years of $2.25 million with a single year maximum of $500,000. As accounting rules do not allow for the recognition of this income until received, all receipts from the "earn-out" will be treated as income when received over the next five years.

NONINTEREST EXPENSE
(Dollars in Thousands)


                                                                                                      2000/1999  1999/1998
  YEARS ENDED DECEMBER 31                                      2000          1999           1998        Change     Change
--------------------------------------------------------------------------------------------------------------------------
 Salaries and employee benefits                            $  32,706     $  31,208      $  29,314         4.8%      6.5%
 Net occupancy                                                 4,123         4,081          4,073         1.0       0.2
 Data processing                                               2,433         2,729          2,306       (10.9)     18.3
 Depreciation--furniture and equipment                         2,228         2,511          2,679       (11.3)     (6.3)
 Goodwill amortization                                         1,101         1,928          1,707       (42.9)     13.0
 Student loan lawsuit settlement                                (600)        8,375              -          NM        NM
 Loss on sale of CAM/Trust                                     1,746             -              -          NM        NM
 Other                                                        10,917        12,264         11,810       (11.0)      3.8
    Total Noninterest Expense                              $  54,654     $  63,096      $  51,889       (13.4)%    21.6%
 Noninterest expense, excluding student loan
   lawsuit settlement, loss on sale of CAM/Trust
   and goodwill amortization                               $  52,407     $  52,793      $  50,182        (0.7)%     5.2%
 Efficiency ratio (1)                                           38.1%         41.0%          41.5%
--------------------------------------------------------------------------------------------------------------------------

(1) Excludes gain on sale of student loans, loss on sale of CAM/Trust and student loan lawsuit settlement.

Noninterest Expense
For 2000, noninterest expense, excluding the student loan lawsuit settlement, the loss on sale of CAM/Trust and goodwill amortization, was essentially flat compared to 1999, while up slightly from 1998 levels. See discussion below for analysis by expense category.

SALARIES AND EMPLOYEE BENEFITS In 2000, salaries and employee benefits increased $1.5 million, or 4.8%. Base salaries and benefits were essentially flat from 1999, thus all of the 2000 increase was due to bonuses. Of the $1.5 million increase in bonuses, approximately half was attributable to increases in commercial loan officer bonuses, both paid in cash and deferred. The remaining increase in bonuses was distributed among all other areas of the bank.
    In 1999, salaries and employee benefits increased $1.9 million, or 6.5%. The change was primarily due to an increase in the performance-based compensation of commercial loan officers and increased staffing related to network operations. In addition, there was an increase in medical insurance claims.
    Management continues to effectively control compensation expense by paying a limited number of talented people a premium over market salaries rather than staffing at higher peer-group levels. This policy results in higher employee productivity and an increased willingness to accept more responsibility in carrying out Corus' goals and objectives.

                                                                      page 46|47


NET OCCUPANCY Net occupancy expense is essentially unchanged since 1998. Included in net occupancy expenses are costs incurred for building repairs and maintenance, utilities, real estate taxes and depreciation for building and land improvements.

DATA PROCESSING In 2000, data processing returned to a more normalized level consistent with 1998. The fluctuations experienced over the three years were due primarily to unusually high spending in 1999. More specifically, in 1999 data processing expenses increased due to expenses related to Corus' new Internet Banking and Household Relationship Profitability systems. In addition, there were incremental data processing expenses incurred related to the purchase of the high-loan-to-value second mortgages in January 1999.

FURNITURE AND EQUIPMENT DEPRECIATION Corus computes depreciation using accelerated methods, which generally results in the highest level of depreciation in the year that an asset is acquired with declining depreciation expense as the assets age. In 1998, Corus spent over $6.5 million on fixed asset additions, well exceeding the amounts spent in both 1999 and 2000. As a result, depreciation expense in 1998 reached $2.7 million, but has declined in both
1999 and 2000.

GOODWILL AMORTIZATION In 2000, goodwill amortization decreased by $827,000 or 42.9%, to $1.1 million. The decrease was due to events occurring in both 2000 and 1999. In October 2000, Corus sold its investment advisory and trust operations, which had unamortized goodwill associated with it. As a result of the sale, amortization decreased by approximately $50,000. In 1999, goodwill expense included $576,000, which was incurred as additional consideration was paid to former minority shareholders resulting from a class action lawsuit. The payment was completely amortized in 1999. Finally, in 1999, previously capitalized goodwill became fully amortized resulting in a year over year decrease of approximately $200,000.
    In 1999, goodwill amortization increased $221,000 compared to 1998. The increase was due to the impact of the, previously mentioned, class action lawsuit settlement of $576,000 net of the decreases due to goodwill becoming fully amortized.

SALE OF CAM/TRUST In October of 2000, Corus sold its investment advisory unit, commonly referred to as Corus Asset Management ("CAM"), and trust operations for a loss of $1.7 million. While Corus received $1 million at closing and an agreement which calls for an "earn-out" provision over the next five years, accounting rules do not allow for the recognition of this revenue until received. See discussion of noninterest income.

STUDENT LOAN LAWSUIT SETTLEMENT In April of 2000, Corus settled a lawsuit filed by the Department of Justice in 1999 with respect to certain student loan servicing irregularities. The settlement called for Corus to pay $7.8 million, which was $600,000 lower than the amount accrued in 1999. The excess amount accrued was reversed in 2000.

OTHER EXPENSES In 2000, other expenses decreased $1.3 million, or 11.0% to 10.9 million. The decrease was primarily due to one-time expenses included in 1999 results. These one-time expenses included the write-off of costs associated with building and improvements and legal expenses incurred related to the settlement of certain lawsuits. In addition, loan expenses incurred to locate borrowers related to the curing of student loans decreased commensurate with the decline in curing income. These decreases were partially offset by an increase in advertising costs related to the introduction of Totally Free Checking.
    In 1999, other expenses increased $454,000, or 3.8% to 12.3 million. The increase was primarily driven by period costs associated with the remodeling of Corus' headquarters. These increases were partially offset by a reduction in expenses associated with other real estate owned properties.

EFFICIENCY RATIO The banking industry uses a standard known as the "efficiency ratio" to measure a bank's operational efficiency. The ratio is derived by dividing gross operating expenses, less goodwill amortization, by fully taxable equivalent net interest and other income less securities activities. Gain on sale of student loans, loss on sale of CAM/Trust, and student loan lawsuit settlement were excluded as well due to the non-recurring nature of these items. Corus' efficiency ratio was 38.1%, 41.0% and 41.5% in 2000, 1999 and 1998, respectively. By comparison, the peer group average was 58% or higher each of the last three years.

COST MANAGEMENT Cost management is a fundamental element of Corus' culture. Management constantly reviews operating expenses to ensure that they are minimized while maintaining a high level of quality customer service. Corus remains committed to identifying additional reductions in costs while maintaining superior customer service and stringent internal controls.

INCOME TAXES Income tax expense in 2000 was $38.9 million, or 34.2% of income. By comparison, in 1999 income tax expense was $21.3 million or 34.3% of income. While the effective tax rate was essentially unchanged, the actual expense increased dramatically reflecting the favorable income effect in 2000 of the gain on student loans, security gains and the student loan lawsuit settlement.
    Corus' net deferred tax liability was $10.0 million at December 31, 2000, compared with a net deferred tax liability of $5.6 million at December 31, 1999. This increase was driven by the tax effect of an increase in unrealized gains from Corus' common stock portfolio net of increases in the allowance for loan losses.
    Management believes that the gross deferred tax asset of $16.2 million at December 31, 2000 could be realized through the carryback of taxable income against prior years. Therefore, no valuation allowance was necessary.

INFLATION The impact of inflation on a financial institution differs significantly from that of an industrial company, as virtually all assets and liabilities of a financial institution are monetary in nature. Monetary items, such as cash, loans and deposits, are those assets and liabilities that are or will be converted into a fixed number of dollars regardless of changes in prices. Management believes the impact of inflation on financial results depends upon Corus' ability to react to changes in interest rates. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. Management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

 ASSETS

Total assets and earning assets were $2.6 and $2.5 billion, respectively, at December 31, 2000, compared with $2.4 and $2.3 billion, respectively, at December 31, 1999. The percentage of earning assets to total assets was 94.6% and 95.3% at December 31, 2000 and 1999, respectively.

Loans
The following table details the composition of Corus' loan portfolio:

LOAN PORTFOLIO
(Dollars in Thousands)

DECEMBER 31

                                         2000            1999
---------------------------------------------------------------
Commercial real estate:
  Mortgage                           $  655,148      $  537,603
  Construction                          534,832         378,909
   Total Commercial Real Estate       1,189,980         916,512
Home equity                             117,858         135,603
Commercial                               91,093         117,021
Residential first mortgage               71,197          92,683
Student                                  63,096         443,074
Medical finance                          17,558          21,201
Consumer                                  1,098           1,263
   Total Loans                       $1,551,880      $1,727,357
===============================================================

STUDENT LENDING In 2000, the student loan portfolio decreased $380 million, or 85.8%. This decline was due to the completion of the first phase of the sale of the student loan portfolio. In December 2000, Corus closed on the sale of approximately $400 million of student loans and booked a pre-tax profit of $22.5 million. The second and final phase of this sale is scheduled to close in the second quarter of 2001 and will include the majority of the then-remaining student loans, currently estimated to be about $50 million, which will result in a gain of approximately $2 to $3 million. This sale was the result of a strategic decision to exit the student loan business and reinvest our deposits in more profitable commercial real estate loans.

                                                                      page 48|49


COMMERCIAL REAL ESTATE LENDING Partially offsetting the impact of the lower student loans is the $273 million increase in commercial real estate loans. The following tables break out commercial real estate loans by property type and location:

COMMERCIAL REAL ESTATE LOANS--BY PROPERTY TYPE
(Dollars in Millions)

                                       As of December 31, 2000                         As of December 31, 1999
                                  Funded Loans        Total Commitment           Funded Loans        Total Commitment
                              ------------------      ----------------        ---------------        ----------------
                              Amount          %       Amount         %        Amount        %        Amount        %
---------------------------------------------------------------------------------------------------------------------
Hotel                        $   298         25%    $   372         20%    $   213         23%    $   315         23%
Office                           214         18         477         26          89         10         192         14
Condo/loft conversion            211         18         452         25          79          9         189         14
Rental apartments                146         12         193         11         158         17         217         16
Nursing homes                    108          9         108          6         145         16         147         11
Warehouse/light industrial        76          6          84          5          62          7         102          7
Vacant land                       60          5          65          4          83          9          92          7
Retail                            49          4          50          3          65          7          66          5
Other                             40          4          49          1          33          3          58          4
Deferred loan fees/
  other discounts                (12)        (1)        (12)        (1)        (10)        (1)        (10)        (1)
   Total                     $ 1,190        100%    $ 1,838        100%    $   917        100%    $ 1,368        100%
=====================================================================================================================


COMMERCIAL REAL ESTATE LOANS--BY LOCATION
(Dollars in Millions)

                                 As of December 31, 2000                       As of December 31, 1999
                           Funded Loans         Total Commitment        Funded Loans         Total Commitment
                       -------------------      ----------------    -------------------      ----------------
                          Amount       %       Amount         %       Amount         %      Amount          %
--------------------------------------------------------------------------------------------------------------
Illinois              $   561         47%    $   722         39%    $   564         62%    $   750         55%
California                188         16         327         18          61          7         180         13
New York                  114         10         145          8          37          4          94          7
Arizona                    72          6         110          6          47          5          72          5
Texas                      57          5         164          9          49          5          52          4
Indiana                    20          2          20          1          41          4          41          3
Other                     190         15         362         20         128         14         189         14
Deferred loan fees/
  other discounts         (12)        (1)        (12)        (1)        (10)        (1)        (10)        (1)
   Total              $ 1,190        100%    $ 1,838        100%    $   917        100%    $ 1,368        100%
==============================================================================================================

For purposes of this analysis, "large" loan means any loan with a current balance outstanding combined with any unfunded portion totaling $10 million or greater. As of December 31, 2000, and 1999, Corus had 59 and 39 separate "large" loans, respectively. The following tables detail the composition of these "large" loans in the commercial real estate portfolio:

TOTAL COMMERCIAL REAL ESTATE LOANS
(Dollars in Millions)

                                      Large            Large             Loans         Deferred Loan
                                   Construction         Term           less than         Fees/Other        Total CRE
                                      Loans            Loans             $10MM           Discounts           Loans
--------------------------------------------------------------------------------------------------------------------
  AS OF DECEMBER 31, 2000
Current balance                     $  415            $  302            $  485            $  (12)            $1,190
Outstanding commitments                536                --               112               N/A                648

   Total                            $  951            $  302            $  597            $  (12)            $1,838
====================================================================================================================

 AS OF DECEMBER 31, 1999

Current balance                     $  214            $  215            $  498            $  (10)            $  917
Outstanding commitments                301                 7               143               N/A                451

   Total                            $  515            $  222            $  641            $  (10)            $1,368
====================================================================================================================

LARGE CONSTRUCTION LOANS--BY SIZE
(Dollars in Millions)

                                   $10MM to       $20MM to        $30MM to         $40MM to                          As % of
                                    $20MM          $30MM           $40MM            $50MM          Total              Total
-----------------------------------------------------------------------------------------------------------------------------
  AS OF DECEMBER 31, 2000
Current balance                     $ 94            $204            $ 77            $ 40            $415              44%
Outstanding commitments              109             216             166              45             536              56%

   Total                            $203            $420            $243            $ 85            $951             100%
=============================================================================================================================

 AS OF DECEMBER 31, 1999

Current balance                     $ 79            $135            $ --            $ --            $214              42%
Outstanding commitments               59             242              --              --             301              58%

   Total                            $138            $377            $ --            $ --            $515             100%
=============================================================================================================================

LARGE TERM LOANS--BY SIZE
(Dollars in Millions)

                                   $10MM to        $20MM to       $30MM to          $40MM to                        As % of
                                    $20MM           $30MM          $40MM             $50MM           Total           Total
-----------------------------------------------------------------------------------------------------------------------------
  AS OF DECEMBER 31, 2000
Current balance                     $165            $ 92          $--               $ 45             $302             100%
Outstanding commitments               --              --           --                 --               --              --%

   Total                            $165            $ 92          $--               $ 45             $302             100%
=============================================================================================================================


 AS OF DECEMBER 31, 1999

Current balance                     $136            $ 47          $32               $ --             $215              97%
Outstanding commitments                7              --           --                 --                7               3%

   Total                            $143            $ 47          $32               $ --             $222             100%
=============================================================================================================================

                                                                      page 50|51

Over the past several decades, the banking industry has shown higher delinquency and loss rates for construction loans than for commercial real estate mortgage loans. The commercial real estate markets have been good for many years and Corus has had particularly impressive results. Net charge-offs on Corus' commercial real estate loans have totaled just $222,000 for the last 12 full years (1989 through 2000) with net recoveries for 2000 of $42,000. While our commercial real estate portfolio continues to show minimal delinquencies and virtually no losses, we recognize this sort of performance cannot persist forever.

RESIDENTIAL AND HOME EQUITY LENDING In 2000, residential first mortgage loans decreased $21.5 million, or 23.2% while home equity loans decreased $17.7 million, or 13.1%. In past years, the level of both types of loans declined as management strengthened the underwriting guidelines and substantially ceased all new loan originations. While Corus has slowly re-entered the residential loan origination business, Corus' origination volume is very small. Corus originated less than $17 million of new residential loans during 2000, the vast majority of which were renewals or extensions of existing Corus loans. The origination guidelines are very conservative and the new business efforts are minimal.
    In 2000, Corus continued servicing the portfolio of second mortgage high-loan-to-value home loans ("HLTV") it purchased in 1999. This portfolio was purchased at a favorable price and consists of loans made to borrowers with strong credit profiles at attractive interest rates. This portfolio has performed better than expected in terms of lower delinquencies and charge-off rates. Also in 1999, Corus began originating its own HLTV loan. The origination volume of these loans has been disappointing to date, accounting for less than $2 million of the new residential loans originated in 2000. Corus is re-evaluating its marketing approach and remains hopeful that more meaningful HLTV loan originations can be achieved in the year 2001.

COMMERCIAL LENDING As of December 31, 2000, commercial loans decreased $25.9 million, or 22.2% compared to the prior year. This decrease was due primarily to overnight funding requirements of currency exchange loans, which decreased $16.4 million, or 49.6% due in part to additional liquidity requirements at December 31, 1999 related to Y2K.

Securities Other Than Common Stocks
Corus' current asset/liability management philosophy is that all security purchases are classified as available-for-sale or trading. This is due to management's belief that virtually all securities should be available to be sold in conjunction with prudent asset/liability management strategies or other reasons.
    Corus' objectives in managing the securities portfolio are driven by the dynamics of the balance sheet and the interest rate environment. At December 31, 2000, securities other than common stocks decreased $35.5 million, or 11% as funds were successfully shifted out of investments and into loans.
    At December 31, 2000, 18.3% of the carrying value of the available-for-sale portfolio with stated maturities was scheduled to mature within one year and 47.9% within five years.

Common Stocks
At December 31, 2000, Corus held investments in the common stocks of 37 financial industry companies valued at $160.9 million, including net unrealized gains of $65.4 million. This represents a decrease of $9.0 million from the prior year. The decrease results primarily from the sale of securities in order to maximize returns by taking advantage of market opportunities when presented.
    In addition, Corus has, in the past, utilized options to hedge the market risk associated with the common stock portfolio. Corus had no such options outstanding at December 31, 2000 and December 31, 1999. Refer to the Risk Management section and Notes 1, 3 and 10 to the consolidated financial statements for further information.

 LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS
In 2000, total deposits increased $143.2 million, or 7.3%, to $2.1 billion. The increase was driven by additional money market deposits of $107.1 million combined with increases in demand and NOW accounts of $29.2 and $21.1 million, respectively. The increases in deposits were the result of existing customers holding larger deposit balances due to higher interest rates and increased stock market volatility during 2000, compounded by lower balances at the end of 1999 due to Y2K. During 2000, certificates of deposit decreased $3.5 million to $626 million as Corus used an increase in retail certificates of deposit of $24.1 million to support a paydown of brokered certificates of deposit of $27.6 million. Finally, savings deposits declined $10.7 million during 2000.

COMPOSITION OF DEPOSITS
DECEMBER 31

                             2000         1999       1998
---------------------------------------------------------
 Money Market                47%           45%       42%
 Certificates of Deposit     30            32        35
 Demand                      11            10        10
 Savings                      7             8         8
 NOW                          5             5         5
    Total                   100%          100%      100%
=========================================================

FEDERAL HOME LOAN BANK ADVANCES
In 1996, Corus borrowed $40.0 million of Federal Home Loan Bank advances. The advances have a term of 5 years with an interest rate equal to 3-month LIBOR, and reprice quarterly. Management will utilize, as necessary, outside funding sources to support loan growth.

SHAREHOLDERS' EQUITY
At December 31, 2000, Corus' common shareholders' equity increased $74.5 million, or 22.7%, to $402.4 million, compared with $327.8 million at December 31, 1999. At December 31, 2000 and 1999, the unrealized holding gain net of income taxes on available-for-sale securities was $41.8 and $28.4 million, respectively.


    During 2000 and 1999, Corus repurchased and retired 226,150 and 431,852 shares at an average price of $31.01 and $31.31 per share, respectively. The 2000 repurchases were made under a 1,000,000 common share repurchase program approved by the Board of Directors in November 1999. The 1999 repurchases completed a 750,000 common share repurchase program approved by the Board of Directors in February 1997.

Various measures of capital were as follows:

(Dollars in thousands)
                                        2000                         1999
                             ------------------------       -----------------------
                             Amount             Ratio       Amount           Ratio
-----------------------------------------------------------------------------------
DECEMBER 31

Common equity(1)            $402,353           15.5%       $327,825           13.8%

Tangible
  common equity (2)          396,875           15.3         318,813           13.4

Tier 1 leverage(3)           355,004           14.0         290,346           11.9

Tier 1 risk-based
  capital(4)                 355,004           16.0         290,346           15.3

Total risk-based
  capital(5)                 412,235           18.6         336,532           17.8
-----------------------------------------------------------------------------------

(1) Common equity is computed in accordance with generally accepted accounting principles, which includes unrealized gains/(losses) on available-for-sale securities. The ratio is common equity to total year-end assets.
(2) Common equity less goodwill; computed as a ratio to total year-end assets less goodwill.
(3) Tier 1 capital, which is shareholders' equity less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities; computed as a ratio to average fourth-quarter assets less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities.
(4)  Tier 1 capital; computed as a ratio to risk-adjusted assets.
(5) Tier 1 capital plus qualifying loan loss allowance and SFAS #115 gain; computed as a ratio to risk-adjusted assets.

Corus' risk-based capital ratios exceed the minimum required leverage, tier 1 and the total risk-based capital ratios in order to be considered well-capitalized of 5.0%, 6.0% and 10.0%, respectively. Management is not aware of any uncertainties that could have a material adverse effect on Corus' results of operations, financial position, liquidity, or capital resources.

                                                                      page 52|53


 CREDIT RISK AND ASSET QUALITY

NONPERFORMING ASSETS
Nonperforming loans are nonaccrual loans, restructured loans and 90 days or more past due loans still accruing interest.

NONPERFORMING ASSETS
(Dollars in Thousands)

DECEMBER 31

                                             2000             1999
------------------------------------------------------------------
Nonperforming loans:
  Residential first mortgage              $ 3,391          $ 6,790
  Home equity                                 832              766
  Medical finance                             555              421
  Student                                     147              222
  Commercial real estate                      132            1,852
  Consumer                                     47               54
  Commercial                                   40            2,443
   Total Nonperforming Loans                5,144           12,548
Other real estate owned                     1,200            2,071
   Total Nonperforming Assets             $ 6,344          $14,619

Nonaccrual loans included in
  nonperforming loans above               $ 1,300          $ 2,529

Nonperforming loans/Total loans              0.33%            0.73%
Nonperforming assets/Total assets            0.24%            0.61%
Allowance for loan losses/
  Nonperforming loans                      769.85%          255.74%
------------------------------------------------------------------

In 2000, nonperforming assets declined $8.3 million or 57% due to lower nonperforming residential first mortgage, commercial real estate and commercial loans. The decrease in nonperforming residential first mortgage loans of $3.4 million resulted from aggressive collection efforts, loan pay-offs and a maturing portfolio. The collateral securing the residential first mortgage loans is primarily owner-occupied, residential property. The decline in nonperforming commercial real estate and commercial loans was primarily due to loan payoffs and delinquent borrowers becoming current.
    At December 31, 2000, other real estate owned was comprised of one commercial real estate property with a carrying value of $57,000 and eleven single-family, residential properties with aggregate carrying value of $1.1 million. During 2000, two commercial real estate properties with a combined carrying value of $419,000 were sold for a net gain of $80,000 and 27 single-family, residential properties with aggregate book value of $3.5 million were sold for a net gain of $499,000. These gains were partially offset by writedowns of $94,000 on properties not sold during 2000.
    Excluded from the preceding table are student loans that Corus has no reason to believe have lost their guarantees. Guaranteed student loans more than 90 days past due and not included in the above nonperforming assets table totaled $16.7 and $21.9 million at December 31, 2000 and 1999, respectively.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is based on management's analysis of individual loans, prior and current loss experience, overall growth in the portfolio, delinquency levels, current economic conditions, and other factors.

ALLOWANCE FOR LOAN LOSSES
(Dollars in Thousands)

YEARS ENDED DECEMBER 31


                                      2000               1999               1998
--------------------------------------------------------------------------------
Balance at January 1              $ 32,090           $ 35,773           $ 30,660
Provision for loan losses               --                 --             10,000
Charge-offs                         (4,473)            (5,908)            (6,852)
Recoveries                          11,984              2,225              1,965
  Net (Charge-Offs)/
   Recoveries                        7,511             (3,683)            (4,887)
  Balance at December 31          $ 39,601           $ 32,090           $ 35,773
================================================================================

Allowance for loan
  losses as a percentage
  of total loans                      2.55%              1.86%              2.31%
================================================================================

In 2000, there was no provision for loan losses. Management believes this was appropriate given the results of management's analysis, the dramatic decline in nonperforming assets and the balance of the allowance at December 31, 2000.

NET CHARGE-OFF/(RECOVERY) DETAIL
(Dollars in Thousands)

YEARS ENDED DECEMBER 31

                                       2000              1999              1998
-------------------------------------------------------------------------------
Home equity                        $  2,401          $  2,415          $  3,618
Commercial                              104                19                (7)
Residential first mortgage               61               108               414
Consumer                                 11                13               (87)
Commercial real estate                  (42)              (62)             (148)
Student                             (10,046)            1,190             1,097
  Total Net Charge-Offs/
   (Recoveries)                    $ (7,511)         $  3,683          $  4,887
-------------------------------------------------------------------------------

    As of December 31, 2000, Corus had recovered $10.3 million of previously charged off student loans. Overall, Corus estimates that it will be able to submit and receive guarantee payments on up to $14 million of the $15.7 million of loans previously charged off. It is anticipated that the remainder of recoveries will occur in 2001.
    In 2000, net charge-offs of home equity loans were $2.4 million. Home equity loans that were originated at up to 100% of a property's value, Ultimate Home Equity loans, are charged off when they become delinquent at 120 days past due. These loans represented $635,000, $1.3 and $3.5 million of the home equity net charge-offs in 2000, 1999 and 1998, respectively. The second mortgage high-loan-to-value loans, purchased in 1999 and 2000, are also charged off when they become 120 days past due. These loans had net charge-offs of $1.7 million and $927,000 in 2000 and 1999, respectively. At December 31, 2000, Ultimate Home Equity loans and the purchased second mortgage high-loan-to-value loans totaled, net of related discounts, $24.3 million and $68.2 million, respectively.
    The allowance as a percentage of nonperforming loans was 769.85% at December 31, 2000, as compared to 255.74% at December 31, 1999. Management believes the level of allowance for loan losses was adequate at December 31, 2000.

Independent Loan Review
Management contracts for an independent loan review of its commercial and commercial real estate loan portfolio. This review examines Corus' loan grading and problem loan identification systems. The loan review function is performed by Arthur Andersen LLP and provides verification that risk assessments and problem loan identification systems are functioning adequately. Since 1993, annual reviews have been completed on approximately 50% of Corus' commercial and commercial real estate loans. In 2000, there were no significant loan grading differences recommended by the independent firm.

 LIQUIDITY

Parent Company
The parent company had $163.4 million of cash and market- able equity securities available for possible liquidity needs at December 31, 2000. Furthermore, the subsidiary bank had $76.6 million available to pay in dividends to the parent company without prior regulatory approval while maintaining well-capitalized status.

Subsidiary Bank
Corus' liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as cash and marketable securities that can be sold quickly without a material loss of principal. Liquid assets represent available funding to meet new credit demands and depositor withdrawals. At December 31, 2000, cash and marketable securities that were available for liquidity needs totaled $851 million, or 34.7%, of the subsidiary bank's total assets.

 MARKET RISK MANAGEMENT

Corus' operations are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of interest-earning assets and the amount of interest-bearing liabilities that are prepaid/ withdrawn, mature or reprice in specified periods. The principal objective of Corus' asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating funding requirements. Corus utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each quarter. The model uses income simulation to quantify the effects of various interest rate scenarios on the projected net interest income over a five-year period. Factored into the modeling is the use of derivative financial instruments, including interest rate swaps, floors and options. The indices of these derivatives correlate to on-balance sheet instruments and modify net interest sensitivity to levels deemed to be appropriate based on the current economic outlook.

                                                                      page 54|55



Interest rate sensitivity as of December 31, 2000 is as follows:

                                     Rate Shock Amount
                                     -----------------
                            (2.0)% (1.0)%  0.0%    1.0 %  2.0 %
----------------------------------------------------------------
 Percent change in net
 interest income vs.
 constant rates             (4.7)%  (1.9)%  --%    3.3%   6.4%
----------------------------------------------------------------

    Overall, Corus' interest rate sensitivity increased in 2000 as growth in floating-rate assets was funded, in part, with shareholders' equity. Additionally, Corus sold the majority of its student loans in December 2000, many of which carried an annual interest rate floor. The sale of this portfolio increases Corus' future exposure to falling rates.
    Corus is also exposed to price risk with its common stock portfolio in financial industry companies valued at $160.9 million, including net realized gains of $65.4 million. This price risk does not have a direct effect on the net income of Corus, although would reduce any gains which may be taken on the sale of certain equity securities in the future.

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

-    Corus' ability to access cost-effective funding; and

- The purchase of the second mortgage high-loan-to-value portfolio and the capability of Corus to minimize loan delinquencies and charge-offs of the acquired loans.

supplemental financial data: 10 year history



 December 31                                       2000               1999               1998             1997
------------------------------------------------------------------------------------------------------------------
 DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

CONDENSED INCOME STATEMENTS
 Net interest income                          $   121,051        $   106,131       $    98,220       $   101,271
 Provision for loan losses                             --                 --            10,000            16,000
 Noninterest income                                47,260             18,948            25,666            26,913
 Noninterest expense                               54,654             63,096            51,889            51,677
    Income Before Income Taxes                    113,657             61,983            61,997            60,507
 Income tax expense                                38,903             21,257            21,369            21,136
    Net Income                                $    74,754        $    40,726       $    40,628       $    39,371
==================================================================================================================
SELECTED PER SHARE DATA(1)
 Diluted earnings                             $      5.23        $      2.82       $      2.75       $      2.63
 Cash dividends declared on common stock            0.595              0.575             0.555             0.530
 Book value at year-end                             28.45              22.81             21.86             19.86
 Market price at year-end                           49.48              24.00             32.25             39.56
------------------------------------------------------------------------------------------------------------------

AVERAGES
 Assets                                       $ 2,518,960        $ 2,530,782       $ 2,417,647       $ 2,237,419
 Loans, net of unearned discount                1,807,453          1,640,101         1,525,349         1,570,521
 Earning assets                                 2,398,989          2,419,667         2,311,562         2,127,140
 Deposits                                       2,081,986          2,115,575         2,031,198         1,888,966
 Shareholders' equity                             346,880            326,776           295,854           263,612
------------------------------------------------------------------------------------------------------------------

AT YEAR-END
 Assets                                       $ 2,598,467        $ 2,378,544       $ 2,577,460       $ 2,251,927
 Loans, net of unearned discount                1,551,880          1,727,357         1,551,587         1,545,975
 Earning assets                                 2,458,499          2,265,687         2,470,865         2,135,616
 Deposits                                       2,107,630          1,964,420         2,154,676         1,863,066
 Shareholders' equity                             402,353            327,825           318,130           291,633
------------------------------------------------------------------------------------------------------------------

SIGNIFICANT RATIOS
 Return on average assets                             3.0%               1.6%              1.7%              1.8%
 Return on average equity                            21.6%              12.5%             13.7%             14.9%
 Efficiency ratio                                    38.1%              41.0%             41.5%             38.9%
 Net interest margin                                  5.1%               4.5%              4.3%              4.9%
 Nonperforming loans/Total loans                      0.3%               0.7%              1.1%              1.8%
 Allowance for loan losses/
   Nonperforming loans                              769.9%             255.7%            206.4%            112.8%
 Allowance for loan losses/Total loans                2.6%               1.9%              2.3%              2.0%
 Net (recovery)/charge-off ratio                     (0.4)%              0.2%              0.3%              1.2%
------------------------------------------------------------------------------------------------------------------

CAPITAL RATIOS
 Leverage ratio                                      14.0%              11.9%             10.3%             10.5%
 Tier 1 capital ratio                                16.0%              15.3%             15.0%             15.1%
 Total risk-based capital ratio                      18.6%              17.8%             18.1%             16.4%
------------------------------------------------------------------------------------------------------------------

OTHER STATISTICS(1)
 Weighted average fully diluted shares             14,302             14,464            14,773            14,966
 Common shares outstanding at year-end             14,143             14,369            14,551            14,681
------------------------------------------------------------------------------------------------------------------

  (1) Reflects a 2:1 stock split on 9/25/95.

 December 31                                       1996         1995          1994          1993         1992         1991
-----------------------------------------------------------------------------------------------------------------------------
 DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

CONDENSED INCOME STATEMENTS
 Net interest income                        $   111,339  $     98,517  $     68,793  $     65,752 $     68,667  $     50,350
 Provision for loan losses                       16,000         5,779             -         1,176        4,432         1,226
 Noninterest income                              23,067        14,111        13,235        12,539        9,629         9,093
 Noninterest expense                             50,496        51,650        45,222        38,626       37,911        30,202
    Income Before Income Taxes                   67,910        55,199        36,806        38,489       35,953        28,015
 Income tax expense                              24,005        19,429        12,790        13,167       12,675         8,479
    Net Income                             $     43,905  $     35,770  $     24,016  $     25,322 $     23,278  $     19,536
=============================================================================================================================

SELECTED PER SHARE DATA(1)
 Diluted earnings                          $       2.93  $       2.35  $       1.57  $       1.66 $       1.53  $       1.29
 Cash dividends declared on common stock          0.475         0.363         0.295         0.273        0.238         0.170
 Book value at year-end                           15.90         12.96         10.29          9.46         8.00          6.68
 Market price at year-end                         32.25         25.50         16.38         18.81        20.25         17.00
-----------------------------------------------------------------------------------------------------------------------------

AVERAGES
 Assets                                    $  2,174,088  $  1,957,979  $  1,607,208  $  1,381,127 $  1,326,883  $  1,233,901
 Loans, net of unearned discount              1,601,269     1,315,105     1,016,696       937,608      932,065       862,825
 Earning assets                               2,063,608     1,846,185     1,490,839     1,284,108    1,222,942     1,125,604
 Deposits                                     1,890,688     1,762,275     1,423,775     1,209,390    1,161,720     1,070,258
 Shareholders' equity                           215,158       165,425       150,486       128,729      112,121        93,458
-----------------------------------------------------------------------------------------------------------------------------

AT YEAR-END
 Assets                                    $  2,218,528  $  2,125,092  $  1,889,455  $  1,441,762 $  1,333,318  $  1,331,982
 Loans, net of unearned discount              1,623,145     1,558,782     1,100,509       978,831      931,170       955,045
 Earning assets                               2,111,928     1,965,923     1,721,658     1,313,298    1,225,439     1,224,499
 Deposits                                     1,900,679     1,898,540     1,698,498     1,267,781    1,155,527     1,173,465
 Shareholders' equity                           235,590       194,726       156,859       143,388      121,204       101,525
-----------------------------------------------------------------------------------------------------------------------------

SIGNIFICANT RATIOS
 Return on average assets                           2.0%         1.8%           1.5%          1.8%         1.8%          1.6%
 Return on average equity                          20.4%        20.4%          15.9%         19.2%        20.9%         21.0%
 Efficiency ratio                                  35.9%        42.9%          51.7%         45.5%        41.9%         45.6%
 Net interest margin                                5.5%         5.4%           4.7%          5.3%         5.8%          4.8%
 Nonperforming loans/Total loans                    2.2%         1.2%           0.7%          0.6%         0.9%          1.8%
 Allowance for loan losses/
   Nonperforming loans                             92.8%       136.4%         273.6%        323.2%       214.0%         86.9%
 Allowance for loan losses/Total loans              2.0%         1.6%           1.8%          2.0%         1.9%          1.5%
 Net (recovery)/charge-off ratio                    0.6%           -%         (0.1)%            -%         0.2%            -%
-----------------------------------------------------------------------------------------------------------------------------

CAPITAL RATIOS
 Leverage ratio                                     9.7%         9.2%           8.6%          9.3%         8.3%          6.5%
 Tier 1 capital ratio                              13.5%        12.6%          14.7%         16.6%        14.1%         10.1%
 Total risk-based capital ratio                    14.8%        13.9%          16.0%         17.8%        15.3%         11.7%
-----------------------------------------------------------------------------------------------------------------------------

OTHER STATISTICS(1)
 Weighted average fully diluted shares           14,994       15,241         15,292        15,277       15,243        15,201
 Common shares outstanding at year-end           14,820       15,027         15,242        15,152       15,152        15,152
-----------------------------------------------------------------------------------------------------------------------------

(1) Reflects a 2:1 stock split on 9/25/95.

directors and executive officers

DIRECTORS

Joseph C. Glickman
Chairman of the Board, Corus Bankshares, Inc.

Robert J. Glickman
President and Chief Executive Officer, Corus Bankshares, Inc.

Steven D. Fifield
President, Fifield Realty Corp.

Vance A. Johnson
Partner, Philip Rootberg & Company, LLP

Michael Levitt
President, Consolidated Currency Exchanges, Inc.

Rodney D. Lubeznik
President, Restaurant Management Corp.

Michael Tang
Vice Chairman, National Materials L.P.



EXECUTIVE OFFICERS

ROBERT J. GLICKMAN                MICHAEL E. DULBERG
President and                     First Vice President and
Chief Executive Officer           Chief Accounting Officer

MICHAEL G. STEIN                  DWIGHT L. FRANKFATHER
Executive Vice President,         First Vice President,
Commercial Lending                Commercial Lending

TIMOTHY H. TAYLOR                 THOMAS E. GRACE
Executive Vice President          First Vice President and
and Chief Financial Officer       Director of Human Resources

RANDY P. CURTIS                   MARY S. KOEHLER
Senior Vice President,            First Vice President,
Retail Banking                    Retail Banking

CHRISTOPHER GLANCY                MICHAEL J. LYNCH
Senior Vice President,            First Vice President,
Residential Lending               Commercial Lending

MICHAEL W. JUMP                   JOHN MARKOWICZ
Senior Vice President,            First Vice President,
Operations                        Commercial Lending

TERENCE W. KEENAN                 MARILYN KLEHM MARTIN
Senior Vice President,            First Vice President,
Commercial Lending                Operations

RICHARD J. KORETZ                 SCOTT MITCHELL
Senior Vice President,            First Vice President and
Finance                           Chief Investment Officer

JOEL C. SOLOMON                   DANIEL A. NIEDERMEYER
Senior Vice President,            First Vice President,
Commercial Lending                Consumer Lending

JANICE BAKE                       DAVID R. PLOGER
First Vice President,             First Vice President,
Operations                        Commercial Lending

JOHN M. BARKIDJIJA                MATTHEW T. SCOTTY
First Vice President,             First Vice President,
Commercial Lending                Student Lending

YOLANDA M. DEEN                   TIMOTHY J. STODDER
First Vice President,             First Vice President,
Retail Banking                    Commercial Lending