Form 10-K, Exhibit 13
period 2001-12-31
CORUS BANKSHARES INC
filed 2002-03-26
CIK 51939

                                                                      EXHIBIT 13

                                                              2001 ANNUAL REPORT

                                CORUS BANKSHARES

                      CORUS BANKSHARES 2001 ANNUAL REPORT
                              FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31                                   2001             2000             1999
---------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
BALANCE SHEET SUMMARY
   Assets ...........................................  $2,659,322       $2,598,467       $2,378,544
   Deposits .........................................   2,121,456        2,107,630        1,964,420
   Loans, excluding student loan portfolio, net .....   1,460,654        1,488,784        1,284,283
   Common shareholders' equity ......................     450,886          402,353          327,825
---------------------------------------------------------------------------------------------------

INCOME STATEMENT SUMMARY
   Net interest income (fully taxable equivalent) ...  $  109,623       $  123,255       $  108,236
   Net income .......................................      54,183           74,754           40,726
   Cash dividends paid to common shareholders .......       8,628            8,438            8,238
---------------------------------------------------------------------------------------------------

PER SHARE DATA
   Diluted earnings .................................  $     3.79       $     5.23       $     2.82
   Cash dividends paid ..............................        0.61             0.59             0.57
   Book value at year-end ...........................       31.84            28.45            22.81
---------------------------------------------------------------------------------------------------

FINANCIAL RATIOS
   Return on average common shareholders' equity ....        12.8%            21.6%            12.5%
   Return on average assets .........................         2.0%             3.0%             1.6%
   Efficiency ratio .................................        40.1%            38.1%            41.0%
---------------------------------------------------------------------------------------------------

                                     | 1 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT
                          A LETTER TO OUR SHAREHOLDERS

         WE ARE PLEASED TO REPORT 2001 net income of $54.2 million, or $3.79 per diluted share. Among 2001's highlights: our return on assets topped 2.0%, our return on equity at the Bank level was 16%, recoveries during the year actually exceeded charge-offs, nonperforming loans continued to be quite modest, and our consolidated equity surpassed $450 million at year-end.

         While 2001 brought with it many positives, this year's earnings nonetheless represented a decrease from 2000's net income of $74.7 million. A significant part of the decline stems from Corus' sale of its student loan business in 2000. This sale resulted in nonrecurring pretax gains of $22.5 million in 2000 and a much smaller $2.2 million in 2001.

         While we are generally quite hesitant to begin presenting adjustments to reported earnings, and we applaud the Securities and Exchange Commission's recent push to curtail the use of pro forma earnings, the gains from the sale of the student loan business were so large that they render a year-over-year comparison of reported earnings a hollow exercise. Moreover, the gains were genuinely

                                     | 2 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                                  TOTAL EQUITY
                             In millions of dollars

                                  [BAR GRAPH]

                          COMMERCIAL REAL ESTATE LOANS
                             In millions of dollars

                                  [BAR GRAPH]

                                EFFICIENCY RATIO

                                  [BAR GRAPH]

nonrecurring. A more meaningful way of comparing the two years' results is to adjust earnings by excluding the nonrecurring gains. The table below shows reported and adjusted net income, earnings per share, and percent change for the years 2001 and 2000.

YEARS ENDED DECEMBER 31                                             2001          2000    % CHANGE
--------------------------------------------------------------------------------------------------
(dollars in millions, except per share data)
Reported net income .......................................     $    54.2    $     74.8     (27)%
Reported earnings per share ...............................           3.79          5.23    (27)%
Adjusted net income .......................................          52.8          60.2     (12)%
Adjusted earnings per share ...............................           3.69          4.21    (12)%
--------------------------------------------------------------------------------------------------


Even without the gains from the sale of the student loan business, the adjusted net income shows that 2001 earnings still lagged 2000 results. This decline was due, in part, to the dramatic fall in short-term interest rates during 2001 coupled with Corus having more floating rate assets than floating rate


                                     | 3 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT


liabilities ("floating rate" meaning instruments that reprice or mature within the next year). The Federal Reserve cut the Federal Funds rate an unprecedented eleven times during 2001, reducing the rate from 6.5% at December 31, 2000, to 1.75% at December 31, 2001. All other short-term interest rates (e.g., Treasuries, LIBOR, Prime, etc.) basically followed suit.

         As a result, Corus' 2001 net interest margin declined by 0.89% from 2000. This caused our net interest income to decline by $13.3 million, or 11.0%. Net interest income, which is the difference between interest income and fees on our loans and the interest expense on deposits, is the major source of earnings for Corus.

         Although Corus' interest rate sensitivity adversely affected 2001'S earnings, the flip side of this story is that Corus is positioned to benefit when short-term interest rates do once again increase (whenever that occurs).


         FINANCIAL STRENGTH. Our consolidated equity surpassed $450 million at the end of 2001. Building up a solid equity base has been one of our long-term goals. As a measure of that progress, note that our equity base has nearly doubled in just five years.

         Another source of Corus' financial strength is our large supply of high-grade short-term investments held at the Bank -- what we refer to as the Bank's liquidity. Corus is currently maintaining much higher levels of liquidity than we have in the past. This was a conscious action undertaken as part of our broader strategy of enhancing the safety of our operations. Liquidity is critical since a bank must stand ready at all times to meet depositors' withdrawal requests and to fund disbursements under outstanding loan commitments.

         Our strong capital position, combined with our large pool of liquid investments, has positioned Corus to weather almost any adversity. Included in our planning is the anticipation that at some point in the future we will have problem loans and, further, that we will have to foreclose on some properties. We are therefore maintaining capital and liquidity sufficient to hold a substantial



                                     | 4 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

amount of foreclosed property on our books. During the last recession, most banks that had foreclosed real estate were required to sell the problem loans or the foreclosed real estate during the depths of the recession at tremendous losses. It is our desire to have the ability to hold foreclosed real estate until markets have stabilized and values have recovered. We plan on charging off portions of any problem loan such that the loan is written down to the then-current appraised value of the property in the midst of a recession. Furthermore, prudence will require that the Bank remain well capitalized after these charge-offs.

         LENDING RESTRUCTURING. We are pleased to report that our strategy of focusing on commercial real estate lending, and exiting all other lending businesses, is progressing very well. For many years Corus was an active lender in student and residential real estate lending. After considerable study, we made the decision to exit the student loan business. As mentioned earlier, we sold the business in late 2000 for a total gain of nearly $25 million. The buyer hired most of our student loan employees, which meant that we did not have to go through the emotional pain of employee layoffs. The buyer also leased the building that housed our student loan operations and we are therefore receiving rental income. In whole, the student loan exit went very smoothly considering the complexity and size of the business.

         With respect to our residential real estate lending, we have, for all intents and purposes, stopped originating any new residential loans since December 2000. In this case, we decided to keep the existing loans on our books and they are paying down in a normal fashion. As of December 2001, the residential portfolio totaled $135 million; we earned interest income and fees of $18.4 million for the year. We anticipate further pay-downs on this loan portfolio in 2002 of approximately $60 million.

         Finally, we exited the medical finance business in 2001 without experiencing any losses.


                                     | 5 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

         COMMERCIAL REAL ESTATE PORTFOLIO. Our commercial real estate loan portfolio grew from $1.19 billion at December 31, 2000, to $1.23 billion at December 31, 2001. Although the $40 million year-over-year growth was less than we had hoped for, we are happy to report this modest growth in commercial real estate loans was not due to a falloff in originations. In fact, our commercial real estate loan team generated over $800 million of new loans during 2001 -- essentially on pace with the record originations of 2000. Our current "pipeline" of negotiations for new commercial real estate loans stands at over $1 billion and we are optimistic that 2002 will bring another year of strong originations.

         Most of our commercial real estate loans are secured by office, hotel, condominium, and residential apartment projects. We have relatively few loans secured by retail, industrial, and other types of property. Also, most of our business continues to be construction lending, though we occasionally find opportunities to originate loans that are fully funded from the outset.

         Corus has pursued several unorthodox strategies in our commercial real estate business. First, of course, investing such a large portion of our assets in commercial real estate to begin with is unusual but management feels it is important to stick with businesses in which it has developed considerable expertise.

         Second, we actively use our legal lending limit, which currently stands at nearly $60 million. As we disclose in the Management's Discussion & Analysis section of this annual report, we have quite a few very large loans. Even one of those loans becoming delinquent would have a huge impact on our nonperforming assets, and several of them becoming delinquent at once could cause our level of nonperforming assets to skyrocket. Management believes that we have been prudent in our underwriting standards, and any loss incurred by such problem loans would be very manageable, especially given our strong level of liquidity and capital. Concentrating on larger loans also allows senior management to become intimately familiar with every important transaction we originate.

         Third, is our concentration of hotel loans. The hotel industry is going through difficult financial times and we have several loans experiencing lower cash flows than we would like to see. However, due in large part to strong sponsorship and a low interest rate environment, none of those


                                     | 6 |
loans are currently delinquent. Management is tracking each of these loans very carefully.

         Fourth, while it is unusual for a bank of our size to lend nationwide, a full 65% of our outstanding loan balances are secured by loans outside of Illinois. Management believes that geographic diversification is very important in the commercial real estate business.

         Finally, we have instituted a commission program for officers that can be highly lucrative for those who are originating new business. To manage the risks posed by such an arrangement, Corus has severely limited lending authorities, so that senior management approves every material transaction. An additional and critical aspect of this program is that officers share in the risk of loss on the loans they generate. A substantial portion of officers' commissions is deferred for 10 years and is at risk of loss in the event any of their loans fail to perform.

         Our commercial real estate loans continue to perform extremely well, as evidenced by zero (yes, $0) charge-offs in 2001 and a very small amount of delinquent loans. While we are proud of our commercial real estate portfolio's strong historical performance -- net charge-offs on this portfolio have totaled just $212,000 for the 13 years from 1989 through 2001 -- we have for many years cautioned against looking at the portfolio's performance only during good times. This point cannot be overstated.

         In fact, how a portfolio performs during difficult times is almost certainly the more important test of underwriting ability. The current recession, although unfortunate, has begun to provide the results for that test and, so far, our portfolio has performed even better than we could have hoped. With that said, the country is still in a recession with the chances of near-term recovery by no means assured. While it is therefore too early to declare a "victory" (as defined by little or no charge-offs in our commercial real estate loans during a recession), the results to date are certainly encouraging.

         We are proud of the success we have had in the commercial real estate business thus far, and we believe that all of the risks noted above are being managed prudently, with a careful eye on the bottom line. Unfortunately there is no guarantee of success in this, or any, business. We believe it is important for shareholders, customers, and employees to understand these risks, so that they will not be surprised if we experience negative financial results should there be a severe real estate recession, or if some of our large loans become nonperforming assets even in the absence of such a recession.



                                     | 7 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

         FOCUSED FOR THE FUTURE. Our business restructurings have been largely accomplished. We are now focused on two main businesses and one much smaller, but still important, business. The two main business activities for Corus are commercial real estate lending and deposit gathering. Our third, and smaller business is servicing the check cashing industry. Our main goals for 2002 are to:

- continue to generate high quality commercial real estate loans. As mentioned, we closed on over $800 million in new commercial real estate loans during 2001. We are attempting to increase the loan volume in 2002;

- gather deposits by building on the relationships we have forged with our current customers and by working to attract new deposit customers; and

- maintain our historically low cost structure and our outstanding efficiency ratio.

         THANKS TO OUR PARTNERS. For our shareholders, we wish to thank you for the confidence you have displayed by buying and holding our stock. We think of you as our partners and pledge to treat you with respect and to work hard to make your investment worthwhile. For our customers, we wish to thank you for your past business and pledge that we will try to be even more responsive to your needs. For our officers and employees, we sincerely thank you for your many contributions to our success and tell you again that we are proud of you and the job that you are doing.


Sincerely,


      /s/ JOSEPH C. GLICKMAN                   /s/ ROBERT J.GLICKMAN
        JOSEPH C. GLICKMAN                        ROBERT J.GLICKMAN
      Chairman of the Board              President and Chief Executive Officer


                                     | 8 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                                FINANCIAL REVIEW


CONSOLIDATED BALANCE SHEETS                                        10

CONSOLIDATED STATEMENTS OF INCOME                                  11

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY         12

CONSOLIDATED STATEMENTS OF CASH FLOWS                              13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                         14

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                           37

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL STATEMENTS       38

SUPPLEMENTAL FINANCIAL DATA: 10-YEAR HISTORY                       56

DIRECTORS AND EXECUTIVE OFFICERS                                   58



                                     | 9 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                          CONSOLIDATED BALANCE SHEETS

DECEMBER 31                                                                            2001            2000
--------------------------------------------------------------------------------------------------------------
(dollars in thousands)
ASSETS
Cash and due from banks -- noninterest-bearing ...............................      $   58,514      $  111,115
Federal funds sold ...........................................................         725,000         458,450
Securities:
   Available-for-sale, at fair value (amortized cost $234,858 and $377,654) ..         300,135         441,977
   Held-to-maturity, at amortized cost (fair value $7,090 and $6,267) ........           7,023           6,192
--------------------------------------------------------------------------------------------------------------
      Total Securities .......................................................         307,158         448,169
Loans, net of unearned discount ..............................................       1,475,245       1,551,880
   Less: allowance for loan losses ...........................................          40,457          39,601
--------------------------------------------------------------------------------------------------------------
      Net Loans ..............................................................       1,434,788       1,512,279
Premises and equipment, net ..................................................          29,337          31,691
Accrued interest receivable and other assets .................................         100,002          31,285
Goodwill, net of accumulated amortization of $30,009 and $29,115 .............           4,523           5,478
--------------------------------------------------------------------------------------------------------------
Total Assets .................................................................      $2,659,322      $2,598,467
==============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deposits:
      Noninterest-bearing ....................................................      $  226,620      $  227,412
      Interest-bearing .......................................................       1,894,836       1,880,218
--------------------------------------------------------------------------------------------------------------
         Total Deposits ......................................................       2,121,456       2,107,630
   Other borrowings ..........................................................          55,816           1,085
   Federal Home Loan Bank advances ...........................................              --          40,000
   Accrued interest payable and other liabilities ............................          31,164          47,399
--------------------------------------------------------------------------------------------------------------
         Total Liabilities ...................................................       2,208,436       2,196,114
Commitments and contingent liabilities .......................................              --              --
Shareholders' equity:
   Common stock, $0.05 par value, 50,000,000 shares authorized;
      14,159,644 and 14,143,140 shares issued, respectively ..................             708             707
   Surplus ...................................................................          15,951          12,549
   Retained earnings .........................................................         391,798         347,288
   Accumulated other comprehensive income ....................................          42,429          41,809
--------------------------------------------------------------------------------------------------------------
         Total Shareholders' Equity ..........................................         450,886         402,353
--------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ...................................      $2,659,322      $2,598,467
==============================================================================================================


See accompanying notes.



                                     | 10 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                       CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31                                                      2001           2000            1999
-------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
INTEREST, LOAN FEES, AND DIVIDEND INCOME
   Interest and fees on loans:
      Taxable ...........................................................  $ 151,018      $ 190,511       $ 160,192
      Tax-advantaged ....................................................        396            662             706
   Deposits with banks ..................................................         --             --              81
   Federal funds sold ...................................................     23,085          4,927           2,758
   Securities:
      Taxable ...........................................................      9,316         22,585          28,186
      Tax-advantaged ....................................................         74             75              94
      Dividends .........................................................      4,405          4,794           4,440
      Trading account ...................................................        336            122             123
-------------------------------------------------------------------------------------------------------------------
         Total Interest, Loan Fees, and Dividend Income .................    188,630        223,676         196,580
-------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
   Deposits .............................................................     78,732         99,509          87,998
   Borrowings ...........................................................      1,541            496             278
   Federal Home Loan Bank advances ......................................        648          2,620           2,173
-------------------------------------------------------------------------------------------------------------------
         Total Interest Expense .........................................     80,921        102,625          90,449
-------------------------------------------------------------------------------------------------------------------
         Net Interest Income ............................................    107,709        121,051         106,131
   Provision for loan losses ............................................         --             --              --
-------------------------------------------------------------------------------------------------------------------
         Net Interest Income After Provision for Loan Losses ............    107,709        121,051         106,131
-------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
   Service charges on deposit accounts ..................................     11,094          9,650          10,051
   Securities and other financial instrument gains/(losses), net ........      7,835         10,531          (1,535)
   Gain on sale of student loans ........................................      2,201         22,465              --
   Trust and investment management services .............................         --          1,807           2,243
   Gain on dispositions of loans ........................................        303             43           5,731
   Other income .........................................................      4,283          2,764           2,458
-------------------------------------------------------------------------------------------------------------------
         Total Noninterest Income .......................................     25,716         47,260          18,948
-------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
   Salaries and employee benefits .......................................     31,539         32,706          31,208
   Net occupancy ........................................................      4,059          4,123           4,081
   Data processing ......................................................      2,562          2,433           2,729
   Depreciation -- furniture and equipment ..............................      2,000          2,228           2,511
   Goodwill amortization ................................................        893          1,101           1,928
   Student loan lawsuit settlement ......................................         --           (600)          8,375
   Loss on sale of CAM/Trust ............................................         --          1,746              --
   Other expenses .......................................................     10,047         10,917          12,264
-------------------------------------------------------------------------------------------------------------------
         Total Noninterest Expense ......................................     51,100         54,654          63,096
-------------------------------------------------------------------------------------------------------------------
         Income Before Income Taxes .....................................     82,325        113,657          61,983
   Income tax expense ...................................................     28,142         38,903          21,257
-------------------------------------------------------------------------------------------------------------------
Net Income ..............................................................  $  54,183      $  74,754       $  40,726
===================================================================================================================
Net income per share:
   Basic ................................................................  $    3.83      $    5.24       $    2.82
   Diluted ..............................................................       3.79           5.23            2.82
Weighted average common shares & common share equivalents outstanding ...     14,309         14,302          14,464
-------------------------------------------------------------------------------------------------------------------

See accompanying notes.


                                     | 11 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

           CONSOLIDATED STATEMENTS of CHANGES in SHAREHOLDERS' EQUITY


                                                                                                    ACCUMULATED
                                                                                                          OTHER
                                                       COMMON                         RETAINED    COMPREHENSIVE
                                                        STOCK          SURPLUS        EARNINGS           INCOME           TOTAL
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
      Balance at December 31, 1998 .................  $     727       $   4,065       $ 268,777       $  44,561       $ 318,130
Net income .........................................         --              --          40,726              --          40,726
Shares issued under the stock option
   plan, 250,000 common shares .....................         13           3,775              --              --           3,788
Tax benefit relating to stock option plan ..........         --           1,262              --              --           1,262
Retirement of 431,852 common shares ................        (22)           (121)        (13,377)             --         (13,520)
Cash dividends declared on common stock,
   $0.575 per common share .........................         --              --          (8,284)             --          (8,284)
Deferred compensation ..............................         --           1,878              --              --           1,878
Change in other comprehensive income, net of tax ...         --              --              --         (16,155)        (16,155)
-------------------------------------------------------------------------------------------------------------------------------

      Balance at December 31, 1999 .................        718          10,859         287,842          28,406         327,825
Net income .........................................         --              --          74,754              --          74,754
Retirement of 226,150 common shares ................        (11)           (171)         (6,830)             --          (7,012)
Cash dividends declared on common stock,
   $0.595 per common share .........................         --              --          (8,478)             --          (8,478)
Deferred compensation ..............................         --           1,861              --              --           1,861
Change in other comprehensive income, net of tax ...         --              --              --          13,403          13,403
-------------------------------------------------------------------------------------------------------------------------------

      Balance at December 31, 2000 .................        707          12,549         347,288          41,809         402,353
Net income .........................................         --              --          54,183              --          54,183
Shares issued under the stock option
   plan, 5,400 common shares .......................         --             206              --              --             206
Shares issued under the Commercial Loan Officer
   Commission Program, 31,504 common shares ........          2              (2)             --              --              --
Retirement of 20,400 common shares .................         (1)            (21)           (972)             --            (994)
Cash dividends declared on common stock,
   $0.615 per common share .........................         --              --          (8,701)             --          (8,701)
Deferred compensation ..............................         --           3,219              --              --           3,219
Change in other comprehensive income, net of tax ...         --              --              --             620             620
-------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2001 .......................  $     708       $  15,951       $ 391,798       $  42,429       $ 450,886
===============================================================================================================================

See accompanying notes.



                                     | 12 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                     CONSOLIDATED STATEMENTS of CASH FLOWS


YEARS ENDED DECEMBER 31                                                                   2001            2000            1999
--------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income .........................................................................   $  54,183       $  74,754       $  40,726
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization ...................................................       3,298           3,534           3,392
   Accretion of investment and loan discounts ......................................        (565)         (6,375)        (21,043)
   Goodwill amortization ...........................................................         893           1,101           1,928
   Deferred income tax expense (benefit) ...........................................          65          (2,886)            452
   Securities and other financial instrument gains, net ............................      (7,835)        (10,531)           (458)
   Gain on dispositions of student loans ...........................................        (303)            (43)         (5,731)
   Deferred compensation, net ......................................................       3,232           2,574           1,635
   Gain on sale of student loans ...................................................      (2,201)        (22,465)             --
   Loss on sale of CAM/Trust .......................................................          --           1,746              --
   Gain on sale of premises and equipment ..........................................        (135)             --              --
   Decrease (increase) in accrued interest receivable and other assets .............       9,974          (5,919)           (140)
   (Decrease) increase in accrued interest payable and other liabilities ...........     (17,290)          1,494           8,625
--------------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities .................................      43,316          36,984          29,386
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from maturities of securities held-to-maturity .........................         452             502           1,226
   Proceeds from maturities of available-for-sale securities .......................      75,727         420,604         916,887
   Proceeds from sales of available-for-sale securities ............................     197,568          41,722          16,231
   Purchases of available-for-sale securities ......................................    (202,377)       (382,455)       (531,476)
   Maturities of interest-bearing deposits with banks ..............................          --              --          13,000
   Purchases of loans ..............................................................          --          (6,297)        (87,617)
   Net decrease (increase) in loans ................................................      11,143        (223,563)        (86,652)
   Bad debt recoveries .............................................................       4,488          11,984           2,225
   Purchases of premises and equipment, net ........................................      (1,832)         (1,399)         (3,167)
   Recovery (purchases) of minority interest and additional consideration
      for bank subsidiaries ........................................................          62             (22)         (1,046)
   Proceeds from sale of premises and equipment ....................................         831              --              --
   Proceeds from sale of student loans and CAM/Trust ...............................      65,430         431,510              --
--------------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Investing Activities .................................     151,492         292,586         239,611
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase (decrease) in deposit accounts .........................................      13,826         143,210        (190,256)
   Repayment of debt ...............................................................     (42,000)             --              --
   Issuance of debt ................................................................      50,000              --              --
   Increase (decrease) in other borrowings .........................................       6,731          (5,781)        (18,067)
   Issuance of common shares under the stock option plan ...........................         206              --           5,050
   Retirements of common shares ....................................................        (994)         (7,012)        (13,520)
   Cash dividends paid on common shares ............................................      (8,628)         (8,438)         (8,238)
--------------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by (Used in) Financing Activities .......................      19,141         121,979        (225,031)
--------------------------------------------------------------------------------------------------------------------------------
         Net Increase in Cash and Cash Equivalents .................................   $ 213,949       $ 451,549       $  43,966
Cash and cash equivalents at beginning of year .....................................     569,565         118,016          74,050
--------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year ...........................................   $ 783,514       $ 569,565       $ 118,016
================================================================================================================================

Supplemental disclosures:
   Interest paid ...................................................................   $  82,604       $ 101,741       $  93,393
   Income taxes paid ...............................................................      38,390          33,765          16,560
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.


                                     | 13 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

               NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Corus Bankshares, Inc. ("Corus") and its wholly owned subsidiary, Corus Bank, N.A. Corus, through its subsidiary bank, provides banking services primarily in the Chicago metropolitan area. In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management's expectations.

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of Corus and its subsidiary. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash, due from banks, and federal funds sold which have an original maturity of 90 days or less.

SECURITIES
Securities are classified based on management's intention at time of purchase. Trading securities, which are generally held in anticipation of short-term gains, are carried at their fair value. Realized and unrealized gains and losses on trading account securities are included in securities and other financial instrument gains/(losses).
         Available-for-sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, market conditions or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes, is reflected as a component of other comprehensive income in the Consolidated Statement of Changes in Shareholders' Equity.
         Securities held-to-maturity represents securities that Corus has the ability and positive intent to hold to maturity. These securities are carried at amortized cost.
         Interest and dividend income, including amortization of premiums and accretion of discounts, are included in interest, loan fees, and dividend income. Realized gains and losses are determined on a specific identification basis. Provisions are made to write down the value of securities for declines in value that are other than temporary.

LOANS
Loans are generally reported at the principal amount outstanding, net of any unearned discount. Interest income is generally recognized using the level-yield method. Loan origination fees, net of direct costs related to the origination, are deferred and amortized as a yield adjustment over the lives of the related loans.
         Beginning in 2001, hedged loans, as defined by Statement of Financial Accounting Standards ("SFAS") No. 133/138, are reported at fair value together with the fair value of the related derivative. Any hedge ineffectiveness is recorded as a part of interest income. Prior to 2001, fair value adjustments for both hedged loans and the related derivatives were not recorded. In the event that hedged items are terminated, the related hedges are terminated as well.




                                     | 14 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

The accrual of interest income is discontinued on any loan when there is reasonable doubt as to the ultimate collectibility of interest or principal. Loans past due over 90 days continue to accrue interest income only if there are adequate sources of repayment. These sources include sufficient collateral to cover repayment of the loan or other designated sources of repayment. Nonaccrual loans are returned to accrual status when the financial position of the borrower indicates there is no longer any reasonable doubt as to the payment of principal or interest.
         Nonaccrual loans and loans past due by 90 days or more are considered to be impaired loans. Impairment is also measured by determining the fair value of the loan based on the present value of expected cash flows, the market price of the loan, or the fair value of the underlying collateral. If the fair value of the loan is less than the book value, a valuation allowance is established as a component of the allowance for loan losses and the loan is considered to be impaired. Interest income from nonaccrual impaired loans is recognized on a cash basis.
         Nonperforming student loans purchased at a substantial discount from their face value are accounted for using the cost-recovery method. The excess of loans converted to performing status over the cost of the portfolio is accreted into interest income over the estimated lives of the loans using the level-yield method. For loans that default after being converted to performing status and as payments from guarantee agencies are received, the remaining discount is recognized in other income.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is available to absorb losses inherent in the loan portfolio. Loans are charged against the allowance for amounts that are deemed to be uncollectible. Home equity lines of credit and second mortgage loans are generally charged off after 120 days past due, or after 60 days past due if the account is in bankruptcy. Recoveries of previously charged off amounts are credited to the allowance for loan losses.
         The allowance for loan losses is based upon quarterly comprehensive reviews. These reviews include consideration of the risk rating of individual credits, the valuation allowances for specific impaired loans, prior loss experience, delinquency levels, economic conditions, changes in the depth and experience of lending staff, and the growth and composition of the loan portfolio. Additions are made to the allowance through a charge against earnings to the provision for loan losses.

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



                                     | 15 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

GOODWILL
Goodwill, which is the cost of investments in subsidiaries in excess of the fair value of the net assets acquired, is being amortized over periods of 12 to 15 years. An impairment assessment is performed periodically for these assets. See
Note 2 with respect to accounting changes effective January 1, 2002.

FINANCIAL INSTRUMENTS
Corus utilizes various derivatives to reduce the interest rate and market risk exposure associated with its financial assets and liabilities. The counter parties to these instruments are major financial institutions with credit ratings of A or better.
         Beginning in 2001, derivatives not qualifying for hedge accounting treatment in accordance with SFAS No. 133/138 are carried at fair value and reported as a part of other assets or other liabilities. Realized and unrealized gains/(losses) associated with these derivatives are included in securities and other financial instrument gains/(losses). Prior to 2001, these financial instruments were not recorded on the balance sheet. See loan policies regarding the accounting for derivatives qualifying for hedge accounting treatment.
         Corus has previously utilized individual options and option combinations to reduce the market risk associated with the common stock portfolio. Realized gains or losses from the exercise or settlement of these options are included in securities and other financial instrument gains/(losses).

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform to the 2001 presentation.


                                     | 16 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                           NOTE 2: ACCOUNTING CHANGES
--------------------------------------------------------------------------------

In June 2001, SFAS No. 141, "Business Combinations," was issued establishing accounting and reporting standards requiring all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. SFAS No. 141 was effective for Corus for the fiscal quarter beginning July 1, 2001.
         Also in June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets," was issued effective for the first period of all fiscal years beginning after December 15, 2001, with early adoption permitted for entities with fiscal years beginning after March 15, 2001. SFAS No. 142 addresses how acquired intangible assets should be accounted for in financial statements upon their acquisition, and also how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. In general, recognized intangible assets are to be amortized in accordance with their estimated useful lives. In addition, amortization of goodwill has been eliminated, with capitalized goodwill now being subjected to at least an annual assessment for impairment. A two-step process is to be used to determine first whether an impairment exists, and then whether an adjustment is required.
         SFAS No. 142 is effective for Corus for the fiscal quarter beginning January 1, 2002. The adoption of this statement will not result in any transition goodwill impairment adjustments, but will result in a nearly $1.0 million increase in annual net income due to the discontinuation of goodwill amortization.
         In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," was issued effective for all related transactions occurring after March 31, 2001. The statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The new statement, while largely including the provisions of SFAS No. 125, revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosure. The statement, which was effective for Corus for the fiscal quarter beginning April 1, 2001, had an immaterial impact on the Company.
         In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued effective for all fiscal periods beginning after June 15, 1999. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," was issued to amend SFAS No. 133 to be effective for all fiscal years beginning after June 15, 2000. In June 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," was issued further amending SFAS No. 133. The statements were effective for Corus for the fiscal quarter beginning January 1, 2001.
         The statements establish accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. Furthermore, the statements require that changes in the derivative's fair value be recognized currently in earnings. Special accounting for qualifying hedges ("hedge accounting") allows a derivative's gains and losses to be either offset by the results of the hedged item or deferred through recognition in a component of other comprehensive income in the Consolidated Statement of Changes in Shareholders' Equity. To qualify for hedge accounting the Company must also formally document, designate, and assess the effectiveness of all such hedges.



                                     | 17 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                               NOTE 3: SECURITIES
--------------------------------------------------------------------------------

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows:

                                                                          GROSS UNREALIZED
                                                AMORTIZED          ---------------------------              FAIR
DECEMBER 31, 2001                                    COST             GAINS             LOSSES             VALUE
----------------------------------------------------------------------------------------------------------------
(dollars in thousands)
AVAILABLE-FOR-SALE
U.S. Government and agencies ...............     $ 34,969          $    460          $     --           $ 35,429
Corporate debt securities ..................       57,257             2,153                --             59,410
Common stocks ..............................      100,532            64,514            (2,022)           163,024
Other ......................................       42,100               335              (163)            42,272
----------------------------------------------------------------------------------------------------------------
Total ......................................     $234,858          $ 67,462          $ (2,185)          $300,135
================================================================================================================

HELD-TO-MATURITY
State and municipal ........................     $  1,244          $     39          $     --           $  1,283
Other ......................................        5,779                28                --              5,807
----------------------------------------------------------------------------------------------------------------
Total ......................................     $  7,023          $     67          $     --           $  7,090
================================================================================================================

                                                                          GROSS UNREALIZED
                                                AMORTIZED          ---------------------------              FAIR
DECEMBER 31, 2000                                    COST             GAINS             LOSSES             VALUE
----------------------------------------------------------------------------------------------------------------
(dollars in thousands)
AVAILABLE-FOR-SALE
U.S. Government and agencies ...............     $ 25,961          $      1          $   (111)          $ 25,851
Corporate debt securities ..................      107,318               414              (596)           107,136
Common stocks ..............................       95,550            68,570            (3,177)           160,943
Other ......................................      148,825               690            (1,468)           148,047
----------------------------------------------------------------------------------------------------------------
Total ......................................     $377,654          $ 69,675          $ (5,352)          $441,977
================================================================================================================

HELD-TO-MATURITY
State and municipal ........................     $  1,418          $     55          $     --           $  1,473
Other ......................................        4,774                20                --              4,794
----------------------------------------------------------------------------------------------------------------
Total ......................................     $  6,192          $     75          $     --           $  6,267
================================================================================================================

The scheduled maturities for securities were as follows:

                                                      AVAILABLE-FOR-SALE                   HELD-TO-MATURITY
                                                ---------------------------         ----------------------------
                                                AMORTIZED              FAIR         AMORTIZED               FAIR
DECEMBER 31, 2001                                    COST             VALUE              COST              VALUE
----------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Due In:
One year or less ...........................     $ 35,002          $ 35,413          $    171           $    173
After one year through five years ..........       66,953            69,287               733                754
After five years through ten years .........        1,942             1,967               710                747
After ten years ............................       26,834            26,850               122                129

   Subtotal ................................      130,731           133,517             1,736              1,803
Securities not due at a single maturity ....      104,127           166,618             5,287              5,287
----------------------------------------------------------------------------------------------------------------
Total ......................................     $234,858          $300,135          $  7,023           $  7,090
================================================================================================================

Actual maturities may differ from those scheduled due to prepayments by the issuers.


                                     | 18 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT


Gross gains realized on sales of available-for-sale securities totaled $6.0, $14.8 and $1.8 million during 2001, 2000, and 1999, respectively. Gross losses realized on sales of available-for-sale securities totaled $216,000, $3.9 million, and $3.1 million, respectively.
         Securities having an aggregate carrying value of $28.3 and $26.8 million at December 31, 2001 and 2000, respectively, were pledged as collateral to secure public deposits and for other purposes required or permitted by law. In addition, at December 31, 2000, Federal Home Loan Bank stock with a book value of $3.6 million was pledged to secure Federal Home Loan Bank advances, which matured in 2001.


                                  NOTE 4: LOANS
--------------------------------------------------------------------------------


Total loans, net of deferred loan fees and other discounts of $14.8 and $13.5 million at December 31, 2001 and 2000, respectively, were as follows:

DECEMBER 31                                                                                     2001                  2000
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Commercial real estate:
   Mortgage ......................................................................       $   675,526           $   655,148
   Construction ..................................................................           554,225               534,832
Commercial .......................................................................            94,015                91,093
Home equity ......................................................................            84,214               117,858
Residential first mortgage .......................................................            50,779                71,197
Student ..........................................................................            14,591                63,096
Medical finance ..................................................................             1,131                17,558
Consumer .........................................................................               764                 1,098
--------------------------------------------------------------------------------------------------------------------------
Total ............................................................................       $ 1,475,245           $ 1,551,880
==========================================================================================================================

Changes in the allowance for loan losses were as follows:

YEARS ENDED DECEMBER 31                                                   2001                  2000                  1999
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Balance at January 1 ....................................          $    39,601           $    32,090           $    35,773
Provision for loan losses ...............................                   --                    --                    --
Charge-offs .............................................               (3,632)               (4,473)               (5,908)
Recoveries ..............................................                4,488                11,984                 2,225
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31 ..................................          $    40,457           $    39,601           $    32,090
==========================================================================================================================


At December 31, 2001 and 2000, Corus had impaired loans totaling $5.8 and $5.1 million, respectively, of which $0.3 and $0.4 million, respectively, have been specifically reserved for in the allowance for loan losses. The average balance of impaired loans during the year was $5.8 million in 2001 and $7.4 million in 2000.


                                     | 19 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

Nonaccrual loans totaled $1.5 and $1.3 million as of December 31, 2001 and 2000, respectively. The interest foregone on these loans, net of cash receipts, was $90,000 and $75,000 for 2001 and 2000, respectively. In addition, prior year interest was reversed for loans becoming nonaccrual in each year. The interest reversals totaled $80,000 in 2001 and $41,000 in 2000, all of which was charged against the allowance for loan losses.
         Changes in the balance of loans to directors and principal officers of Corus and its subsidiary were as follows:

-----------------------------------------------
(dollars in thousands)
Balance at December 31, 2000 ......   $ 20,386
New loans .........................     24,859
Repayments ........................     (4,108)
-----------------------------------------------
Balance at December 31, 2001 ......   $ 41,137
===============================================

These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal risk of collection or possess other favorable features.


                         NOTE 5: PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

Premises and equipment were as follows:

DECEMBER 31                                   2001             2000
-------------------------------------------------------------------
(dollars in thousands)
Land ...................................   $ 8,326          $ 8,344
Buildings and improvements .............    28,465           29,492
Furniture and equipment ................    15,650           15,400
-------------------------------------------------------------------
   Gross Premises and Equipment ........    52,441           53,236
Less accumulated depreciation ..........    23,104           21,545
-------------------------------------------------------------------
Total Premises and Equipment, Net ......   $29,337          $31,691
===================================================================


Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $361,000, $346,000 and $337,000 for the years ended December 31, 2001, 2000, and 1999, respectively.


                                     | 20 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

Minimum fixed lease obligations, excluding taxes, insurance, and other expenses payable directly by Corus, for leases in effect at December 31, 2001, were as follows:

YEARS ENDING DECEMBER 31
--------------------------------------------------------------------------------
(dollars in thousands)
2002 ..........................................................       $      344
2003 ..........................................................              327
2004 ..........................................................               74
2005 ..........................................................               76
2006 ..........................................................               77
2007 and thereafter ...........................................              255
--------------------------------------------------------------------------------
Minimum Payments ..............................................       $    1,153
================================================================================


                              NOTE 6: TIME DEPOSITS
--------------------------------------------------------------------------------


Interest-bearing deposits include certificates of deposit in amounts of $100,000 or more totaling $484.3 and $385.1 million at December 31, 2001 and 2000, respectively. Interest expense on these deposits was $27.2 and $25.1 million in 2001 and 2000, respectively.
         At December 31, 2001, the scheduled maturities of all certificates of deposit were as follows:

YEARS ENDING DECEMBER 31
--------------------------------------------------------------------------------
(dollars in thousands)
2002 ..........................................................       $  411,964
2003 ..........................................................          156,233
2004 ..........................................................           63,672
2005 ..........................................................           58,276
2006 and thereafter ...........................................           46,229
--------------------------------------------------------------------------------
Total .........................................................       $  736,374
================================================================================

                            NOTE 7: OTHER BORROWINGS
--------------------------------------------------------------------------------


On June 26, 2001, Corus entered into an agreement to borrow $70 million, consisting of a term note in the amount of $50 million and a revolving note in the amount of $20 million, both at an effective interest rate equal to LIBOR plus 150 basis points, adjusted quarterly. Both loans mature on June 25, 2004, and either loan may be prepaid at any time without premium or penalty, except for certain yield maintenance charges not to exceed 3 months interest. Minimum principal repayment of the term loan is $1.0 million quarterly beginning September 30, 2001, and the revolving loan is payable upon maturity. Interest is payable quarterly. In addition, a fee at an annual rate of 1/4% of the average unused revolving note commitment is due quarterly.


                                     | 21 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

Among other restrictions, loan covenants require Corus to maintain prescribed levels of capital, limit the level of nonperforming loans relative to capital, and maintain a minimum ratio of the allowance for loan losses to total loans. Corus is in compliance with all loan covenants as of December 31, 2001. The debt is secured by 100% of the common stock of the subsidiary bank.
         Interest and fees for both notes during 2001 totaled $1.3 million. At December 31, 2001, the balance outstanding for the term loan was $48 million. The revolving credit line had no outstanding balance at year-end.

                              NOTE 8: INCOME TAXES
--------------------------------------------------------------------------------


The components of income tax expense were as follows:

YEARS ENDED DECEMBER 31                          2001                 2000                 1999
-----------------------------------------------------------------------------------------------
(dollars in thousands)
Current tax expense ....................    $  28,077            $  41,789            $  20,805
Deferred federal expense (benefit) .....           65               (2,886)                 452
-----------------------------------------------------------------------------------------------
Income Tax Provision ...................    $  28,142            $  38,903            $  21,257
===============================================================================================

A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

YEARS ENDED DECEMBER 31                          2001                 2000                 1999
-----------------------------------------------------------------------------------------------
Statutory federal income tax rate ......         35.0%                35.0%                35.0%
Goodwill amortization ..................          0.4                  0.3                  0.9
Dividends received deduction ...........         (1.3)                (1.0)                (1.8)
Tax-exempt income ......................         (0.3)                (0.2)                (0.5)
Other, net .............................          0.4                  0.1                  0.7
-----------------------------------------------------------------------------------------------
Effective Rate .........................         34.2%                34.2%                34.3%
===============================================================================================


                                     | 22 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

Deferred taxes were recorded based upon differences between the financial statement and tax basis of assets and liabilities. The following deferred taxes were recorded:

DECEMBER 31                                       2001               2000
-------------------------------------------------------------------------
(dollars in thousands)
DEFERRED TAX ASSETS
   Allowance for loan losses .............    $ 13,177           $ 13,326
   Deferred compensation .................       2,548              1,844
   Sale of CAM/Trust .....................         218                542
   Other deferred tax assets .............         401                497
-------------------------------------------------------------------------
      Gross Deferred Tax Assets ..........      16,344             16,209
-------------------------------------------------------------------------

DEFERRED TAX LIABILITIES
   Unrealized securities gains ...........     (22,847)           (22,513)
   Purchase accounting adjustments .......      (1,191)            (1,320)
   Pension ...............................        (830)              (672)
   Deferred loan fees and discounts ......        (357)              (990)
   SFAS No. 133/138 ......................        (645)                --
   Other deferred tax liabilities ........        (844)              (685)
-------------------------------------------------------------------------
      Gross Deferred Tax Liabilities .....     (26,714)           (26,180)
-------------------------------------------------------------------------
Net Deferred Tax Liability ...............    $(10,370)          $ (9,971)
=========================================================================

Management believes that the gross deferred tax asset of $16.3 million at December 31, 2001, could be realized through the carryback of taxable income against prior years.

                         NOTE 9: EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

The following reflects the disclosure requirements set forth by SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits."
         Corus maintains a noncontributory defined benefit pension plan (Retirement Income Plan and Trust) and a defined contribution plan (Employees' Savings Plan and Trust). Expense (income) for each of the plans were as follows:


YEARS ENDED DECEMBER 31                     2001            2000            1999
--------------------------------------------------------------------------------
(dollars in thousands)
Retirement Income Plan and Trust ......... $(453)          $(879)          $(617)
Employees' Savings Plan and Trust ........   182             213             156
--------------------------------------------------------------------------------
Total .................................... $(271)          $(666)          $(461)
================================================================================


PENSION PLAN
Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 2001. Pension plan assets are primarily invested in common stocks.


                                     | 23 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

Net periodic benefit income was comprised of the following:

YEARS ENDED DECEMBER 31                               2001               2000               1999
------------------------------------------------------------------------------------------------
(dollars in thousands)
Service cost ................................     $    638           $    702           $    617
Interest cost ...............................        1,115              1,058                983
Actual loss/(gain) on plan assets ...........        1,981              1,462             (4,503)
Amortization of transition asset ............         (202)              (202)              (202)
Net amortization and deferral ...............       (3,985)            (3,899)             2,488
------------------------------------------------------------------------------------------------
Net Periodic Benefit Income .................     $   (453)          $   (879)          $   (617)


Reconciliations of the plan's benefit obligations and fair value of plan assets as well as the funded status to the amounts recognized in Corus' statements of financial position follow:

CHANGE IN BENEFIT OBLIGATION

                                                                         2001               2000
------------------------------------------------------------------------------------------------
(dollars in thousands)
Benefit obligation at January 1 .............                        $ 16,415           $ 15,532
Service cost ................................                             638                702
Interest cost ...............................                           1,115              1,058
Actuarial loss/(gain) .......................                              53                 (3)
Benefits paid ...............................                            (902)              (874)
------------------------------------------------------------------------------------------------
Benefit Obligation at December 31 ...........                        $ 17,319           $ 16,415
================================================================================================

CHANGE IN FAIR VALUE OF PLAN ASSETS

                                                                         2001               2000
------------------------------------------------------------------------------------------------
(dollars in thousands)
Fair value of plan assets at January 1 ......                        $ 23,821           $ 26,157
Actual loss on plan assets ..................                          (1,981)            (1,462)
Benefits paid ...............................                            (902)              (874)
------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at December 31 ....                        $ 20,938           $ 23,821
================================================================================================

FUNDED STATUS

DECEMBER 31                                                              2001               2000
------------------------------------------------------------------------------------------------
(dollars in thousands)
Funded status ...............................                        $  3,619           $  7,406
Unrecognized transition asset ...............                              --               (202)
Unrecognized actuarial gain .................                            (426)            (4,464)
------------------------------------------------------------------------------------------------
Prepaid Benefit Cost ........................                        $  3,193           $  2,740
================================================================================================



                                     | 24 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

The following assumptions were used in accounting for the pension plan:

DECEMBER 31                                2001           2000
--------------------------------------------------------------
Discount rate .....................        7.00%          7.00%
Expected return on plan assets ....        8.00%          8.00%
Rate of compensation increase .....        5.00%          5.00%
--------------------------------------------------------------

SAVINGS PLAN
Most employees are eligible to become participants of Corus' Employees' Savings Plan and Trust. Corus' matching contributions to this plan are discretionary. For the years ended December 31, 2001, 2000, and 1999, Corus matched 20% of participants' contributions, up to a maximum of $1,500.


                              NOTE 10: DERIVATIVES
--------------------------------------------------------------------------------

As of January 1, 2001, Corus implemented SFAS No. 133/138. These statements establish accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. Special accounting for qualifying hedges ("hedge accounting") allows a derivative's gains and losses to be either offset by the results of the hedged item or deferred through recognition in a component of other comprehensive income. Those derivatives that do not qualify for hedge accounting are required to be marked to market with the impact of the market adjustment recorded directly to income.
         Corus utilizes interest rate fixed-to-floating swaps (pay fixed/receive floating) and basis swaps to reduce interest rate risk by improving the balance between rate sensitive assets and liabilities. While these derivatives provide the desired economic hedge to interest rate fluctuations, they do not all meet the strict criteria required to qualify for hedge accounting. For 2001, all but one of the fixed-to-floating swaps qualified as fair value hedges and received hedge accounting treatment. In addition, the basis swaps are not being accounted for under hedge accounting.
         In 2001, Corus recorded net SFAS 133/138 income of $1.9 million. This included income from 2001 activity as well as a transition adjustment related to the initial adoption. The income from both hedges and non-hedges is as follows:

GAINS/(LOSSES) FROM HEDGING ACTIVITY


                                                                           GAIN/(LOSS)
                                                        ----------------------------------------------
                                 HEDGE                                          2001         FULL YEAR
                                 CLASSIFICATION         TRANSITION          ACTIVITY            IMPACT
------------------------------------------------------------------------------------------------------
(dollars in thousands)
Fixed-to-floating swaps ......   Fair value hedge          $   226           $  (207)          $    19
Fixed-to-floating swaps ......   Non-hedge                     (20)              (47)              (67)
Basis swaps ..................   Non-hedge                     622             1,362             1,984
------------------------------------------------------------------------------------------------------
Total .................................................    $   828           $ 1,108           $ 1,936
======================================================================================================

Gains or losses associated with fair value hedges and non-hedges are recorded in interest income, and securities and other financial instrument gains/(losses), respectively. The counter parties to these instruments are major financial institutions with credit ratings of A or better.




                                     | 25 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                         NOTE 11: FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------


In the normal course of business, Corus invests in various financial assets, incurs various financial liabilities and enters into agreements involving off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts Corus might receive or pay in actual market transactions. Potential taxes and other transaction costs have also not been considered in estimating fair value. As some of Corus' assets and liabilities are not considered financial instruments, the disclosures below do not reflect the fair value of Corus as a whole.
         Corus had the following financial instruments:

                                                     DECEMBER 31, 2001                     DECEMBER 31, 2000
                                            ------------------------------          ------------------------------
                                              CARRYING                FAIR            CARRYING                FAIR
                                                AMOUNT               VALUE              AMOUNT               VALUE
------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents ..............    $  783,514          $  783,514          $  569,565          $  569,565
Securities available-for-sale ..........       300,135             300,135             441,977             441,977
Securities held-to-maturity ............         7,023               7,090               6,192               6,267
Loans, net .............................     1,434,788           1,443,863           1,512,279           1,517,675
Accrued interest receivable ............        14,311              14,311              24,280              24,280
Other assets ...........................         1,984               1,984                  --                 622
------------------------------------------------------------------------------------------------------------------

FINANCIAL LIABILITIES
Deposits without a stated maturity .....    $1,385,082          $1,385,082          $1,481,269          $1,481,269
Certificates of deposit ................       736,374             753,678             626,361             631,374
Other borrowings .......................        55,816              55,816               1,085               1,085
Federal Home Loan Bank advances ........            --                  --              40,000              40,000
Accrued interest payable ...............         6,996               6,996               8,679               8,679
Other liabilities ......................            67                  67                  --                 350
------------------------------------------------------------------------------------------------------------------

UNRECOGNIZED FINANCIAL INSTRUMENTS
Standby letters of credit ..............    $      308          $      308          $      165          $      165
Commitment letters .....................            --                  --                  --                  --
Unused lines of credit .................            --                 765                  --                  37
------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS are short-term in nature and, as such, fair value approximates carrying value.

SECURITIES consist primarily of common stocks, corporate debt securities and investments in U.S. government agencies. Fair values are based on quoted market prices, when available. Non-quoted instruments are valued based on discounted cash flows using current interest rates for similar securities.


                                     | 26 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

LOANS are valued based on type of loan. The fair value of variable-rate loans that reprice frequently is assumed to approximate carrying value. The fair value of fixed-rate loans is based on the discounted amount of scheduled cash flows. The discount rate used is equal to the current rate of the appropriate index plus the average spread on the existing portfolio. For 2001, carrying value and fair value include the market value of both hedged loans and the related interest rate swaps. The total hedge ineffectiveness reflected in these balances was immaterial at December 31, 2001. The fair values of interest rate swaps are based on either quoted market or dealer prices.

ACCRUED INTEREST RECEIVABLE is short-term in nature and, as such, fair value approximates carrying value.

OTHER ASSETS for 2001 reflects the fair value of basis swaps that do not qualify for hedge accounting. As these are marked to market on a quarterly basis, carrying value equals fair value. Other assets for 2000 represents certain derivatives as accounted for prior to the implementation of SFAS No. 133/138. The fair values of basis swaps are based on either quoted market or dealer prices.

DEPOSITS WITHOUT A STATED MATURITY are assumed to approximate carrying value.

CERTIFICATES OF DEPOSIT fair values are based on discounted contractual cash flows. Discount rates are selected using the rates that were offered at year-end.

OTHER BORROWINGS are either short-term in nature or reprice quarterly and, as such, fair value approximates carrying value.

FEDERAL HOME LOAN BANK ADVANCES reprice quarterly and, as such, fair value approximates carrying value.

ACCRUED INTEREST PAYABLE is short-term in nature and, as such, fair value approximates carrying value.

OTHER LIABILITIES for 2001 reflects the fair value of interest rate swaps that do not qualify for hedge accounting. As these are marked to market on a quarterly basis, carrying value equals fair value. Other liabilities for 2000 represents certain derivatives as accounted for prior to the implementation of SFAS No. 133/138. The fair values of interest rate swaps are based on either quoted market or dealer prices.

UNRECOGNIZED FINANCIAL INSTRUMENTS are valued based on estimated fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counter parties. Carrying value represents deferred fees arising from the unrecognized financial instruments.


                                     | 27 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

The following is additional information related to the unrecognized financial instruments:

DECEMBER 31                                           2001              2000
----------------------------------------------------------------------------
(dollars in thousands)
STANDBY LETTERS OF CREDIT
   Commercial real estate:
      Mortgage ..............................     $ 20,909          $ 21,139
      Construction ..........................           --                --
   Commercial ...............................          923             3,179
   Home equity ..............................           --                --
   Consumer .................................           --                --
----------------------------------------------------------------------------
         Total Standby Letters of Credit ....     $ 21,832          $ 24,318

COMMITMENT LETTERS OUTSTANDING
   Commercial real estate:
      Mortgage ..............................     $     --          $     --
      Construction ..........................       32,000           167,700
   Commercial ...............................           --                --
   Home equity ..............................           --                --
   Consumer .................................           --                --
----------------------------------------------------------------------------
         Total Commitment Letters ...........     $ 32,000          $167,700

UNUSED COMMITMENTS UNDER LINES OF CREDIT
   Commercial real estate:
      Mortgage ..............................     $  4,615          $  6,653
      Construction ..........................      482,183           452,778
   Commercial ...............................       16,875            16,299
   Home equity ..............................       18,742            21,547
   Consumer .................................          745               755
----------------------------------------------------------------------------
         Total Unused Lines of Credit .......     $523,160          $498,032

TOTAL COMMITMENTS
   Commercial real estate:
      Mortgage ..............................     $ 25,524          $ 27,792
      Construction ..........................      514,183           620,478
   Commercial ...............................       17,798            19,478
   Home equity ..............................       18,742            21,547
   Consumer .................................          745               755
----------------------------------------------------------------------------
Total Commitments Outstanding ...............     $576,992          $690,050
============================================================================


                                     | 28 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                    NOTE 12: LEGAL AND REGULATORY PROCEEDINGS
-------------------------------------------------------------------------------

Corus is involved in various legal and regulatory proceedings involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, these proceedings will not have a material effect on the results of operations, financial position, liquidity, or capital resources.

                          NOTE 13: SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------


DIVIDEND RESTRICTIONS
The payment of dividends to Corus by its subsidiary bank is subject to federal regulatory limitations. National banks are generally allowed to pay dividends to the extent of net income for the current and prior two years less dividends paid, without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. Corus' subsidiary bank was considered well capitalized as of December 31, 2001. Corus' capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus' overall financial condition or prospects. At December 31, 2001, the total amount of the subsidiary bank's retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $114.3 million.

STOCK OPTION PLAN
Options to purchase Corus' common stock have been granted to employees under the 1999 Stock Option Plan at prices equal to the fair market value of the underlying stock on the dates the options were granted. The options vest 20% per year, over a five-year period, and expire in 10 years. At December 31, 2001, there were 532,000 shares available for grant.
         Changes in stock options were as follows:

STOCK OPTIONS                                    2001                           2000                         1999
                                    -----------------------------   ----------------------------  -----------------------------
                                                         WEIGHTED                       WEIGHTED                       WEIGHTED
                                                          AVERAGE                        AVERAGE                        AVERAGE
                                       NUMBER            EXERCISE      NUMBER           EXERCISE     NUMBER            EXERCISE
YEARS ENDED DECEMBER 31             OF SHARES               PRICE   OF SHARES              PRICE  OF SHARES               PRICE
-------------------------------------------------------------------------------------------------------------------------------
(number of shares in thousands)
Beginning options outstanding ...         436           $   28.93        417           $   29.23        432           $   19.98
Granted .........................         104               48.93        108               25.00        255               30.59
Exercised .......................          (5)              27.62         --                  --       (250)              15.15
Canceled ........................         (43)              24.01        (89)              25.20        (20)              22.90
-------------------------------------------------------------------------------------------------------------------------------
Ending Options Outstanding ......         492           $   33.59        436           $   28.93        417           $   29.23
===============================================================================================================================
Exercisable at December 31 ......         149           $   30.19        100           $   27.94         96           $   19.04
-------------------------------------------------------------------------------------------------------------------------------

At December 31, 2001, the range of exercise prices for outstanding options and weighted average term remaining was $16.25 to $49.20 and 8.0 years, respectively.


                                     | 29 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

The Company applies APB Opinion No. 25 in accounting for its stock option plan. Had the plan been accounted for in accordance with SFAS No. 123, the pro forma net income and earnings per share would have been as follows:

YEARS ENDED DECEMBER 31                                                         2001               2000                  1999
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
Reported net income ..................................................    $   54,183         $   74,754            $   40,726
After-tax option expense included in reported net income .............           615                560                   155
After-tax expense associated with fair value of options granted ......          (794)              (608)                 (341)
-----------------------------------------------------------------------------------------------------------------------------
Pro Forma Net Income .................................................    $   54,004         $   74,706            $   40,540
=============================================================================================================================
Pro forma diluted earnings per share:

   Basic .............................................................    $     3.82         $     5.23            $     2.81
   Diluted ...........................................................          3.77               5.22                  2.80
-----------------------------------------------------------------------------------------------------------------------------

For the pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' five-year vesting period. The fair value of options granted was computed using the Black-Scholes model using the following assumptions:

YEARS ENDED DECEMBER 31                                                         2001               2000                  1999
-----------------------------------------------------------------------------------------------------------------------------
Risk-free rate .......................................................   4.55 - 5.20%              6.45%          6.05 - 6.36%
Expected life ........................................................      10 years           10 years              10 years
Expected volatility .................................................. 23.82 - 25.85%             23.90%        21.90 - 22.60%
Expected dividend yields .............................................   1.26 - 1.38%              2.40%          1.90 - 2.30%
-----------------------------------------------------------------------------------------------------------------------------





                                     | 30 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

REGULATORY CAPITAL
Corus and its subsidiary bank are required to maintain certain capital ratios. Failure to maintain these ratios would severely limit their ability to pay dividends, support growth, and repurchase shares and would increase the amount of FDIC insurance premiums. At December 31, 2001 and 2000, Corus and its subsidiary bank were categorized as well capitalized. Corus' capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus' overall financial condition or prospects. There have been no events since December 31, 2001, that management believes would have changed that category. The minimum ratios to be well capitalized and Corus' and its subsidiary bank's regulatory capital and ratios were as follows:


REGULATORY CAPITAL AND RATIOS                                                    TIER 1                       TOTAL
                                                       TIER 1                  RISK-BASED                  RISK-BASED
                                                      LEVERAGE                   CAPITAL                     CAPITAL
                                                ------------------         ------------------         ------------------
                                                 AMOUNT      RATIO          AMOUNT      RATIO           AMOUNT     RATIO
------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Minimum ratios for well-capitalized ....                      5.0%                        6.0%                      10.0%
December 31, 2001:
   Corus Bankshares ....................       $403,933      15.4%        $403,933       19.4%        $458,224      22.0%
   Subsidiary bank .....................        348,794      13.8          348,794       17.8          373,464      19.1
December 31, 2000:
   Corus Bankshares ....................       $355,004      14.0%        $355,004       16.0%        $412,235      18.6%
   Subsidiary bank .....................        256,366      10.7          256,366       12.5          282,239      13.7
------------------------------------------------------------------------------------------------------------------------

COMPREHENSIVE INCOME
Comprehensive income was as follows:

YEARS ENDED DECEMBER 31                                                                   2001           2000           1999
----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Net income .....................................................................     $  54,183      $  74,754      $  40,726
Other comprehensive income, net of tax:
   Unrealized gains/(losses) on securities .....................................         6,729         31,464        (24,396)
   Less: reclassification adjustment for gains included in net income ..........        (5,775)       (10,844)          (458)
----------------------------------------------------------------------------------------------------------------------------
      Net Unrealized Gains/(Losses) on Securities ..............................           954         20,620        (24,854)
Income tax expense/(benefit) related to items of other comprehensive income ....           334          7,217         (8,699)
----------------------------------------------------------------------------------------------------------------------------
      Total Other Comprehensive Income, Net of Tax .............................           620         13,403        (16,155)
----------------------------------------------------------------------------------------------------------------------------
Comprehensive Income ...........................................................     $  54,803      $  88,157      $  24,571
============================================================================================================================




                                     | 31 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                         NOTE 14: NET INCOME PER SHARE
--------------------------------------------------------------------------------

Net income per share was calculated as follows :

YEARS ENDED DECEMBER 31                                         2001             2000             1999
------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
Denominator for basic earnings per share:
   average common shares outstanding ..................       14,145           14,278           14,434
Dilutive common stock options .........................          164               24               30
------------------------------------------------------------------------------------------------------
      Denominator for Diluted Earnings Per Share ......       14,309           14,302           14,464
------------------------------------------------------------------------------------------------------
Numerator: net income attributable to common shares ...      $54,183          $74,754          $40,726
------------------------------------------------------------------------------------------------------
Net income per share:
   Basic ..............................................      $  3.83          $  5.24          $  2.82
   Diluted ............................................         3.79             5.23             2.82
======================================================================================================

                           NOTE 15: SEGMENT REPORTING
--------------------------------------------------------------------------------

The following reflects the disclosure requirements set forth by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." For purposes of this statement, Management has determined that Commercial Lending, Consumer Lending, Retail Banking and Corporate Support are the primary operating segments of the Company. Prior period amounts have been restated to reflect the current segment presentation.
         Commercial Lending derives its revenues from interest and fees on loans made to businesses. The loan products include, among others, commercial real estate mortgage term loans, construction loans, and funding of the check cashing businesses.
         Consumer Lending is composed of home equity, residential mortgage, student, medical finance, and other loans to individual borrowers. Revenues of this segment are from interest and fees on the loans.
         The Retail Banking segment provides general banking services such as checking, savings, money market, and time deposit accounts as well as a variety of other services. Revenues for Retail Banking are derived from credit for funds provided to the other segments, as well as fees related to banking services.
         Corporate Support includes the net effect of support units after revenue and expense allocations, treasury management, and other corporate activities. Revenues primarily relate to dividends from the Company's investment in the common stocks of financial industry companies and the net effect of transfer pricing related to loan and deposit balances. In addition, revenues include realized gains/(losses) on the sale of equity securities. Corporate Support also incorporates the difference between the Company's reported provision for credit losses, which is determined in accordance with generally accepted accounting principles, and the credit provisions allocated to the reportable business units.
         Business line results are derived from the Company's business unit profitability reporting system by specifically attributing managed balance sheet assets, deposits, and other liabilities and their related income or expense. Funds


                                     | 32 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

transfer pricing methodologies are utilized to allocate a cost for funds used or credit for funds provided to all business line assets and liabilities. The provision for credit losses recorded by each operating segment is based on the net charge-offs incurred by each line of business. Income and expenses directly related to each business line, including fees, service charges, salaries and benefits, and other direct expenses are accounted for within each segment's financial results in a manner similar to the consolidated financial statements. Expenses incurred by centrally managed operations units that directly support business lines' operations are charged to the business lines based on standard unit costs and volume measurements. Capital is allocated to each line of business, including both on- and off-balance-sheet items, based on its inherent risks, including credit, operational, and other business risks. Designations, assignments, and allocations may change from time to time as management accounting systems are enhanced or product lines change.
         The following is a summary of significant segment information as required by SFAS No. 131:


                                                                                                          INTER-
YEAR ENDED                     COMMERCIAL        CONSUMER           RETAIL          CORPORATE            SEGMENT
DECEMBER 31, 2001                 LENDING         LENDING          BANKING            SUPPORT       ELIMINATIONS      CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Total Revenues(1) .......     $    56,171     $    13,220      $    45,980        $    18,054        $        --       $   133,425
Net Income ..............          25,523           1,267           16,657             10,736                 --            54,183
Total Average Assets ....       1,718,874         234,280        2,252,980            434,273         (1,967,436)        2,672,971
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                          INTER-
YEAR ENDED                     COMMERCIAL        CONSUMER           RETAIL          CORPORATE            SEGMENT
DECEMBER 31, 2000                 LENDING         LENDING          BANKING            SUPPORT       ELIMINATIONS      CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Total Revenues(1) .......     $    46,633     $    16,594      $    63,912        $    41,172        $        --       $   168,311
Net Income ..............          19,478           1,504           29,817             23,955                 --            74,754
Total Average Assets ....       1,431,397         700,016        2,207,034            113,146         (1,932,633)        2,518,960
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                          INTER-
YEAR ENDED                     COMMERCIAL        CONSUMER           RETAIL          CORPORATE            SEGMENT
DECEMBER 31, 1999                 LENDING         LENDING          BANKING            SUPPORT       ELIMINATIONS      CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Total Revenues(1) .......     $    37,930     $    21,545      $    48,335        $    17,269        $        --       $   125,079
Net Income ..............          14,564           3,850           19,996              2,316                 --            40,726
Total Average Assets ....       1,190,919         787,796        2,280,894            186,982         (1,915,809)        2,530,782
----------------------------------------------------------------------------------------------------------------------------------

(1) Net interest income before provision for loan losses plus noninterest income.

The profitability of each of Corus' business segments may be affected by changes in, and the level of, interest rates. The direction and degree of this impact will vary based on the asset/liability mix of each segment.



                                     | 33 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                  NOTE 16: PARENT COMPANY FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Corus' parent company condensed financial statements were as follows:

CONDENSED BALANCE SHEETS

DECEMBER 31                                                                                     2001            2000
--------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
ASSETS
   Cash ...................................................................                 $    472        $  2,486
   Available-for-sale securities, at fair value ...........................                  163,023         160,943
   Investment in subsidiary ...............................................                  355,128         261,210
   Other assets ...........................................................                    6,374           9,886
--------------------------------------------------------------------------------------------------------------------
Total Assets ..............................................................                 $524,997        $434,525
====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
   Borrowings .............................................................                 $ 48,000        $     --
   Other liabilities ......................................................                   26,111          32,172
   Shareholders' equity ...................................................                  450,886         402,353
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ................................                 $524,997        $434,525
====================================================================================================================

CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31                                                         2001            2000            1999
--------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
INCOME
   Dividends from bank subsidiary ......................................... $     --        $ 20,000        $ 16,000
   Other income ...........................................................   10,451          16,453           3,551
--------------------------------------------------------------------------------------------------------------------
      Total Income ........................................................   10,451          36,453          19,551
--------------------------------------------------------------------------------------------------------------------

EXPENSE
   Interest expense .......................................................    1,454              --               1
   Other expenses .........................................................    1,136           2,293           2,197
--------------------------------------------------------------------------------------------------------------------
      Total Expenses ......................................................    2,590           2,293           2,198
--------------------------------------------------------------------------------------------------------------------
      Income Before Income Taxes and Equity in
         Undistributed Net Income of Subsidiary ...........................    7,861          34,160          17,353
   Income tax expense/(benefit) ...........................................    1,719           3,782            (613)
--------------------------------------------------------------------------------------------------------------------
      Income Before Equity in Undistributed Net Income of Subsidiary ......    6,142          30,378          17,966
   Equity in undistributed net income of bank subsidiary ..................   48,041          44,376          22,760
--------------------------------------------------------------------------------------------------------------------
Net Income ................................................................ $ 54,183        $ 74,754        $ 40,726
====================================================================================================================
Net income per share:
   Basic .................................................................. $   3.83        $   5.24        $   2.82
   Diluted ................................................................     3.79            5.23            2.82
--------------------------------------------------------------------------------------------------------------------




                                     | 34 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31                                                  2001             2000             1999
---------------------------------------------------------------------------------------------------------------
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ......................................................    $ 54,183         $ 74,754         $ 40,726
Adjustments to reconcile net income to net cash
      provided by operating activities:
   Depreciation .................................................          18               25               33
   Securities and other financial instrument gains, net .........      (5,220)         (10,832)            (486)
   Decrease (increase) in other assets ..........................       5,440           (5,695)          (1,692)
   Increase (decrease) in other liabilities .....................       1,449             (555)           3,523
   Equity in undistributed net income of subsidiary .............     (48,041)         (44,376)         (22,760)
---------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities ..............       7,829           13,321           19,344
---------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of available-for-sale securities .........      11,048           39,254            6,240
   Purchases of available-for-sale securities ...................     (10,809)          (3,876)          (8,127)
   Purchases of premises and equipment, net .....................          (5)             (12)             (16)
   Capital infusion to subsidiary ...............................     (50,000)         (40,000)              --
   Purchases of minority interest and
      additional consideration for bank subsidiaries ............          --              (22)            (711)
---------------------------------------------------------------------------------------------------------------
         Net Cash Used in Investing Activities ..................     (49,766)          (4,656)          (2,614)
---------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of debt .............................................      50,000               --               --
   Repayment of debt ............................................      (2,000)              --               --
   Issuance of common shares under the stock option plan ........         206               --            5,050
   Issuance of common shares under the CLO Commission Program ...       1,339               --               --
   Retirements of common shares .................................        (994)          (7,012)         (13,520)
   Cash dividends paid on common shares .........................      (8,628)          (8,438)          (8,238)
---------------------------------------------------------------------------------------------------------------
         Net Cash Provided by (Used in) Financing Activities ....      39,923          (15,450)         (16,708)
---------------------------------------------------------------------------------------------------------------
         Net (Decrease) Increase in Cash and Cash Equivalents ...    $ (2,014)        $ (6,785)        $     22
Cash and cash equivalents at beginning of year ..................       2,486            9,271            9,249
---------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year ........................    $    472         $  2,486         $  9,271
===============================================================================================================


                                     | 35 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                  NOTE 17: QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------

The following is a summary of quarterly financial information for the years ended December 31, 2001 and 2000:

                                                          YEAR ENDED DECEMBER 31, 2001             YEAR ENDED DECEMBER 31, 2000
                                                     -----------------------------------     --------------------------------------
                                                      FOURTH     THIRD   SECOND    FIRST      FOURTH     THIRD     SECOND     FIRST
                                                     QUARTER   QUARTER  QUARTER  QUARTER     QUARTER   QUARTER    QUARTER   QUARTER
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
Interest income ..................................   $39,367   $46,956  $48,885  $53,442     $59,209   $57,904    $55,445   $51,118
Interest expense .................................    15,792    20,220   21,314   23,595      26,671    26,142     25,912    23,900
-----------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income ...........................    23,575    26,736   27,571   29,827      32,538    31,762     29,533    27,218
-----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses ........................        --        --       --       --          --        --         --        --
-----------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income After
      Provision for Losses .......................    23,575    26,736   27,571   29,827      32,538    31,762     29,533    27,218
Noninterest income ...............................     7,013     5,116    8,652    4,937      26,661     7,545     11,053     2,003
Noninterest expense ..............................    10,387    13,896   13,679   13,140      15,033    15,170     12,629    11,823
-----------------------------------------------------------------------------------------------------------------------------------
   Income Before Taxes ...........................    20,201    17,956   22,544   21,624      44,166    24,137     27,957    17,398
Income tax expense ...............................     6,870     6,048    7,822    7,402      15,266     8,261      9,549     5,828
-----------------------------------------------------------------------------------------------------------------------------------
Net Income Available to
   Common Shareholders ...........................   $13,331   $11,908  $14,722  $14,222     $28,900   $15,876    $18,408   $11,570
===================================================================================================================================
Net income per share:
   Basic .........................................   $  0.94   $  0.84  $  1.04  $  1.01     $  2.04   $  1.11    $  1.28   $  0.81
   Diluted .......................................      0.93      0.83     1.02     0.99        2.02      1.11       1.28      0.80
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock Market Information and Dividend Highlights (Unaudited)

                                                          YEAR ENDED DECEMBER 31, 2001             YEAR ENDED DECEMBER 31, 2000
                                                     -----------------------------------     --------------------------------------
                                                      FOURTH     THIRD   SECOND    FIRST      FOURTH     THIRD     SECOND     FIRST
                                                     QUARTER   QUARTER  QUARTER  QUARTER     QUARTER   QUARTER    QUARTER   QUARTER
-----------------------------------------------------------------------------------------------------------------------------------
Stock price range:
   High ..........................................   $ 46.92   $ 61.15  $ 60.25  $ 52.00     $ 49.88   $ 36.08    $ 26.75   $ 25.69
   Low ...........................................     41.00     40.52    48.65    44.00       36.50     26.75      22.13     20.44
   Close .........................................     45.40     44.95    60.25    51.00       49.48     36.08      26.44     23.63
Cash dividends declared ..........................     0.155     0.155    0.155    0.150       0.150     0.150      0.150     0.145
-----------------------------------------------------------------------------------------------------------------------------------

Corus' common stock is a NASDAQ National Market Issue trading under the ticker symbol CORS.




                                     | 36 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                    REPORT of INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF CORUS BANKSHARES, INC.: We have audited the accompanying consolidated balance sheets of Corus Bankshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corus Bankshares, Inc. and subsidiary at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Chicago, Illinois
January 15, 2002



                                     | 37 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

          MANAGEMENT'S DISCUSSION and ANALYSIS of FINANCIAL STATEMENTS


                                EARNINGS SUMMARY
--------------------------------------------------------------------------------

Corus Bankshares, Inc. ("Corus") reported net income of $54.2 million in 2001, compared with $74.8 and $40.7 million in 2000 and 1999, respectively. This translates to diluted earnings per share of $3.79, $5.23, and $2.82 for 2001, 2000, and 1999, respectively. Return on average common equity was 12.8% for 2001, 21.6% for 2000, and 12.5% for 1999. The return on average assets was 2.0% in 2001, compared with 3.0% and 1.6% in 2000 and 1999, respectively.
         The following analysis expands on the pro forma disclosure included in the Letter to Shareholders. The analysis presents adjusted earnings and diluted earnings per share excluding nonrecurring items. In summary, driven primarily by the impact of lower interest rates, 2001 adjusted net income declined by 10.6% compared to adjusted 2000 earnings. However, compared to 1999, adjusted 2001 earnings grew by over 20%.

NONRECURRING ITEMS SUMMARY

YEARS ENDED DECEMBER 31                                                     2001            2000             1999
-----------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
Reported net income ................................................    $ 54,183        $ 74,754         $ 40,726
-----------------------------------------------------------------------------------------------------------------

NONRECURRING ITEMS
   Gain on sale of student loans ...................................    $  2,201        $ 22,465         $     --
   Student loan curing profits .....................................         340           1,476           12,220
   Securities and other financial instrument gains/(losses), net ...       7,835          10,531           (1,535)
   Student loan lawsuit settlement .................................          --             600           (8,375)
   Loss on sale of CAM/Trust .......................................          --          (1,746)              --
-----------------------------------------------------------------------------------------------------------------
      Total Nonrecurring Items -- Pretax ...........................      10,376          33,326            2,310
-----------------------------------------------------------------------------------------------------------------
      Total Nonrecurring Items -- After-tax ........................       6,744          21,662            1,502
-----------------------------------------------------------------------------------------------------------------
Reported Net Income Less Nonrecurring Items ........................    $ 47,439        $ 53,092         $ 39,224
=================================================================================================================
Adjusted Diluted Earnings Per Share ................................    $   3.32        $   3.71         $   2.71
-----------------------------------------------------------------------------------------------------------------

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


                                     | 38 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

                 AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN


                                                          2001                         2000                           1999
                                             ---------------------------   ---------------------------   --------------------------
                                                                 AVERAGE                      AVERAGE                       AVERAGE
                                               AVERAGE  INTEREST  YIELD/    AVERAGE  INTEREST  YIELD/     AVERAGE  INTEREST  YIELD/
                                               BALANCE  AND FEES    COST    BALANCE  AND FEES    COST     BALANCE  AND FEES    COST
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
ASSETS
Earning assets:
   Interest-bearing deposits with banks ... $       --  $     --     --% $       --  $     --     --%  $      997  $     81   8.14%
   Federal funds sold .....................    632,812    23,085   3.65%     77,645     4,927   6.35%      54,698     2,758   5.04%
   Taxable securities other
      than common stocks ..................    157,480     9,316   5.92%    355,411    22,585   6.35%     534,003    28,186   5.28%
   Common stocks(1) .......................    161,892     6,067   3.75%    155,248     6,600   4.25%     185,096     6,114   3.30%
   Tax-advantaged securities(2) ...........      1,243       113   9.13%      1,243       114   9.21%       1,552       145   9.31%
   Trading account securities .............      8,341       336   4.02%      1,989       122   6.12%       3,220       123   3.83%
   Loans, net of unearned discount(2)(3) ..  1,615,665   151,627   9.38%  1,807,453   191,532  10.60%   1,640,101   161,278   9.83%
-----------------------------------------------------------------------------------------------------------------------------------
         Total Earning Assets .............  2,577,433   190,544   7.39%  2,398,989   225,880   9.42%   2,419,667   198,685   8.21%
Noninterest-earning assets:
   Cash and due from banks --
      noninterest-bearing .................     78,312                       79,293                        74,952
   Allowance for loan losses ..............    (41,069)                     (33,437)                      (35,878)
   Premises and equipment, net ............     31,004                       32,866                        34,167
   Other assets, including goodwill .......     27,291                       41,249                        37,874
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets .............................. $2,672,971                   $2,518,960                    $2,530,782
===================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits -- interest-bearing:
   Money market deposits .................. $  967,379  $ 34,009   3.52% $  952,710  $ 54,515   5.72%  $  901,792  $ 41,262   4.58%
   NOW deposits ...........................    110,894     1,239   1.12%     99,151     1,596   1.61%      91,735     1,501   1.64%
   Savings deposits .......................    148,259     3,191   2.15%    153,867     4,061   2.64%     166,747     4,408   2.64%
   Time deposits ..........................    705,813    40,293   5.71%    652,199    39,337   6.03%     733,967    40,826   5.56%
-----------------------------------------------------------------------------------------------------------------------------------
         Total Interest-Bearing Deposits ..  1,932,345    78,732   4.07%  1,857,927    99,509   5.36%   1,894,242    87,997   4.65%
   Borrowings .............................     32,850     1,541   4.69%      7,466       496   6.65%       5,380       278   5.16%
   Federal Home Loan Bank advances ........     11,068       648   5.86%     40,000     2,620   6.55%      40,000     2,174   5.43%
-----------------------------------------------------------------------------------------------------------------------------------
         Total Interest-Bearing Liabilities  1,976,263    80,921   4.09%  1,905,393   102,625   5.39%   1,939,622    90,449   4.66%
Noninterest-bearing liabilities
and shareholders' equity:
   Noninterest-bearing deposits ...........    227,988                      224,059                       221,333
   Other liabilities ......................     44,293                       42,628                        43,051
   Shareholders' equity ...................    424,427                      346,880                       326,776
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
   Shareholders' Equity ................... $2,672,971                   $2,518,960                    $2,530,782
===================================================================================================================================
Interest income and loan fees/
   average earning assets ................. $2,577,433  $190,544   7.39% $2,398,989  $225,880   9.42%  $2,419,667  $198,685   8.21%
Interest expense/average
      interest-bearing liabilities ........  1,976,263    80,921   4.09%  1,905,393   102,625   5.39%   1,939,622    90,449   4.66%
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Spread .......................             $109,623   3.30%             $123,255   4.03%              $108,236   3.55%
===================================================================================================================================
Net Interest Margin .......................                        4.25%                        5.14%                         4.47%
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



                                     | 39 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT


In 2001, Corus' net interest margin decreased, versus the prior year, by 89 basis points. This decrease is due primarily to the Federal Reserve's dramatic interest rate cuts throughout the year, eleven cuts in twelve months, for a total reduction of 4.75%. As interest rates fell, Corus' income from investments and outstanding loans declined as well since the majority of these assets earn interest at rates which vary with market interest rates. Concurrent with the decline in income was a partially offsetting decline in interest expense as declines in market interest rates allowed Corus to reduce the rates paid on variable rate deposit products. Although the interest rate reductions impacted both income and expense, the net impact was unfavorable to Corus, as Corus tends to have a higher level of variable rate assets than variable rate liabilities, a position described as asset sensitive. Furthermore, in general, Corus' floating rate assets tend to be more responsive to changes in market interest rates than our floating rate liabilities, thereby increasing the impact of the rate declines.
         In addition, Corus' 2001 net interest margin was hurt by a change in the mix of earning assets. As part of a strategy to withstand an economic downturn, Corus has maintained a high level of liquid assets. However, this liquidity has a cost to it, as liquid assets tend to yield less than other potential investments, especially loans, and contributes to the downward pressure on the net interest margin.
         For 2000, net interest margin increased by 67 basis points over 1999. This increase can be attributed to two main factors. First, average loans outstanding for 2000 increased versus the prior year. Since loans are Corus' highest yielding asset, increases in average outstanding loans of 10.2% for the year had a positive impact on net interest margin. Second, interest rates rose during 2000 and, as mentioned previously, Corus maintains an asset-sensitive position, which generates additional net interest margin during times of increasing interest rates.





                                     | 40 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

The following table, which presents the components of changes in net interest income by volume and rate, provides further evidence supporting the preceding discussion.

NET INTEREST INCOME VOLUME/RATE ANALYSIS

                                                          2001 COMPARED TO 2000                   2000 COMPARED TO 1999
                                                   ----------------------------------      ------------------------------------
                                                     CHANGE DUE TO(1)                          CHANGE DUE TO(1)
                                                  ---------------------                    ----------------------
                                                    VOLUME         RATE         TOTAL        VOLUME          RATE         TOTAL
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Interest-bearing deposits with
   banks and federal funds sold .............     $ 27,740     $ (9,582)     $ 18,158      $  1,256      $    832      $  2,088
Investment securities(2)(3) .................       (9,743)      (3,846)      (13,589)      (11,025)        5,879        (5,146)
Loans, net of unearned discount(3)(4) .......      (19,161)     (20,744)      (39,905)       17,095        13,158        30,253
-------------------------------------------------------------------------------------------------------------------------------
   Total Increase (Decrease) in
      Interest Income .......................       (1,164)     (34,172)      (35,336)        7,326        19,869        27,195
-------------------------------------------------------------------------------------------------------------------------------
NOW and money market deposits ...............        1,136      (21,999)      (20,863)        2,811        10,537        13,348
Savings deposits ............................         (134)        (736)         (870)         (340)           (7)         (347)
Time deposits ...............................        3,147       (2,191)          956        (4,740)        3,251        (1,489)
Other liabilities ...........................         (205)        (722)         (927)          124           540           664
-------------------------------------------------------------------------------------------------------------------------------
   Total Increase (Decrease) in
      Interest Expense ......................        3,944      (25,648)      (21,704)       (2,145)       14,321        12,176
-------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Net Interest Income ..     $ (5,108)    $ (8,524)     $(13,632)     $  9,471      $  5,548      $ 15,019
===============================================================================================================================

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


                                     | 41 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

Finally, the following table shows Corus' average earning assets for the last three years. Total loans, as a percentage of total average earning assets, have decreased for 2001 due to the impact of the sale of the student loan portfolio. However, the average balance of commercial real estate loans increased to over 50% of total earning assets.

COMPOSITION OF AVERAGE EARNING ASSETS

DECEMBER 31                                   2001          2000          1999
------------------------------------------------------------------------------
Loans
   Commercial Real Estate:
      Mortgage .........................      28.0%         24.8%         22.7%
      Construction .....................      23.2          19.7          11.3
   Home equity .........................       4.0           5.3           6.1
   Commercial ..........................       3.2           3.6           3.9
   Residential first mortgage ..........       2.4           3.4           4.7
   Student .............................       1.4          17.7          18.0
   Medical finance .....................       0.5           0.8           1.0
   Consumer ............................        --            --           0.1
------------------------------------------------------------------------------
         Total Loans ...................      62.7          75.3          67.8
Federal funds sold .....................      24.5           3.3           2.3
Securities other than common stocks ....       6.5          14.9          22.3
Common stocks ..........................       6.3           6.5           7.6
------------------------------------------------------------------------------
Total Earning Assets ...................     100.0%        100.0%        100.0%
==============================================================================

NONINTEREST INCOME
For 2001, Corus reported $25.7 million of total noninterest income compared to $47.3 million in 2000, resulting in a decrease of $21.5 million, or 45.6%. Excluding securities and other financial instrument gains and losses, the gain on sale of student loans, and gain on dispositions of loans, noninterest income increased $1.2 million, or 8.1%, to $15.4 million.

NONINTEREST INCOME

                                                                                                     2001/2000      2000/1999
YEARS ENDED DECEMBER 31                                 2001             2000            1999           CHANGE         CHANGE
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Service charges on deposit accounts ..............   $ 11,094        $  9,650        $ 10,051             15.0%          (4.0)%
Securities and other financial instrument
   gains/(losses), net ...........................      7,835          10,531          (1,535)           (25.6)%           NM
Gain on sale of student loans ....................      2,201          22,465              --            (90.2)%           NM
Trust and investment management services .........         --           1,807           2,243           (100.0)%        (19.4)%
Gain on dispositions of loans ....................        303              43           5,731            604.7%         (99.2)%
Other ............................................      4,283           2,764           2,458             55.0%          12.4%
-----------------------------------------------------------------------------------------------------------------------------
Total Noninterest Income .........................   $ 25,716        $ 47,260        $ 18,948            (45.6)%        149.4%
=============================================================================================================================

Noninterest Income, Excluding Securities and
   Other Financial Instrument Gains/(Losses),
   Gain on Sale of Student Loans, and Gain
   on Dispositions of Loans ......................   $ 15,377        $ 14,221        $ 14,752              8.1%          (3.6)%
-----------------------------------------------------------------------------------------------------------------------------

NM -- Not Meaningful


                                     | 42 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

Service Charges on Deposit Accounts In 2001, service charge income increased $1.4 million, or 15.0%, to $11.1 million. The increase was driven primarily by the success of our High Performance Checking program, which brought in 11,000 new accounts. In addition, the decline in interest rates in 2001 led to higher commercial checking account service charge income. Each month, commercial checking customers receive a noncash earnings credit based on their account balance and short-term interest rates. The earnings credit is used to reduce the activity fees that are charged to the account. Lower account balances or lower short-term interest rates result in a lower earnings credit and higher net service charges.

Securities and Other Financial Instrument Gains/(Losses), Net Corus will periodically sell common stocks and other securities in order to maximize returns by taking advantage of market opportunities. In 2001, 2000, and 1999, Corus recognized net gains totaling $5.8, $10.8, and $0.5 million, respectively, from sales of such securities.
         In 2001, Corus adopted SFAS No. 133/138, "Accounting for Derivative Instruments and Hedging Activities." Please refer to Notes 1 and 2 to the consolidated financial statements. In accordance with the standard, Corus recorded the fair value adjustments related to certain non-hedge derivatives as a part of securities and other financial instrument gains/(losses). The net gain recorded in 2001 was $1.9 million.
         Finally, in 1999, offsetting security gains was a $1.8 million loss from options used to hedge the common stock portfolio.

Gain on Sale of Student Loans In April 2001, Corus completed its final phase of the student loan sale for a gain of $2.2 million. Including the first phase of the sale completed in late 2000, Corus successfully sold over $460 million of student loans for a net gain of nearly $25 million.

Trust and Investment Management Services In 2001, service fee income from trust and investment management operations ceased due to the sale of that business in October 2000. As a result, fee income declined by $1.8 million. However, under the terms of the sale agreement, Corus will continue to record revenue through 2005 in other income based on an "earn-out" provision allowing Corus to share in a percentage of the revenues of the business. As accounting rules do not allow for the recognition of this income until received, all receipts from the "earn-out" will be treated as income when received. For 2001 and 2000, other income included $111,000 and $100,000, respectively, related to the "earn-out."

Gain on Dispositions of Loans Corus recognized $303,000 and $43,000 of noninterest student loan curing income in 2001 and 2000, respectively, compared to $5.7 million in 1999. This income relates to nonperforming student loans purchased at a substantial discount to face value. Corus' practice of converting these loans to performing status and reinstating their government guarantee is referred to as "curing," and has represented a significant source of income to Corus over the past several years. As a result of federal regulation, virtually all remaining curable loans lost their eligibility to become cured on June 30, 1999, leaving minimal future curing income.

Other Income In 2001, other income increased $1.5 million, or 55.0%, driven primarily by a $1.5 million servicing fee, relating to a temporary agreement associated with the sale of the student loan portfolio, which expired in June 2001. Other income also includes vault and ATM fees, other real estate owned gains and losses, gain on sale of fixed assets and the previously mentioned "earn-out" provision revenues. Other income in 2000 increased slightly by $306,000 compared to 1999.


                                     | 43 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

NONINTEREST EXPENSE
For 2001, total noninterest expense declined $3.6 million, or 6.5%, to $51.1 million. Excluding the student loan lawsuit settlement, loss on sale of CAM/Trust, and goodwill amortization, noninterest expense decreased $2.2 million, or 4.2%, to $50.2 million. This decrease was primarily due to a decline in salaries and employee benefits. Other factors contributing to the decrease were furniture and equipment depreciation and other expenses. See discussion below for analysis by expense category.

NONINTEREST EXPENSE

                                                                                                  2001/2000    2000/1999
YEARS ENDED DECEMBER 31                                2001             2000              1999       CHANGE       CHANGE
------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Salaries and employee benefits ............        $ 31,539         $ 32,706          $ 31,208         (3.6)%        4.8%
Net occupancy .............................           4,059            4,123             4,081         (1.6)%        1.0%
Data processing ...........................           2,562            2,433             2,729          5.3%       (10.9)%
Depreciation -- furniture and equipment ...           2,000            2,228             2,511        (10.2)%      (11.3)%
Goodwill amortization .....................             893            1,101             1,928        (18.9)%      (42.9)%
Student loan lawsuit settlement ...........              --             (600)            8,375           NM           NM
Loss on sale of CAM/Trust .................              --            1,746                --           NM           NM
Other expenses ............................          10,047           10,917            12,264         (8.0)%      (11.0)%
------------------------------------------------------------------------------------------------------------------------
Total Noninterest Expense .................        $ 51,100         $ 54,654          $ 63,096         (6.5)%      (13.4)%
========================================================================================================================
Noninterest Expense, Excluding Student
   Loan Lawsuit Settlement, Loss on Sale of
   CAM/Trust and Goodwill Amortization ....        $ 50,207         $ 52,407          $ 52,793         (4.2)%       (0.7)%
Efficiency ratio(1) .......................            40.1%            38.1%             41.0%
------------------------------------------------------------------------------------------------------------------------

NM -- Not Meaningful
(1) Excludes gain on sale of student loans, loss on sale of CAM/Trust, goodwill amortization, and student loan lawsuit settlement.

Salaries and Employee Benefits In 2001, salaries and employee benefits decreased $1.2 million, or 3.6%. The change was due primarily to the decline in salaries and bonuses associated with the divestitures of both the student loan portfolio and the trust and investment management business. Further salary reductions resulted from decreases in medical finance staffing as Corus continued the planned departure from that business. These decreases were partially offset by an increase in salaries and bonuses related to the commercial loan department, as the bank continues its focus on commercial real estate lending. Finally, in 2001 Corus experienced increases in employee medical expenses, as overall medical costs climbed compared to 2000.
         In 2000, salaries and employee benefits increased $1.5 million, or 4.8%. Base salaries and benefits were essentially flat from 1999, thus all of the 2000 increase was due to bonuses. Of the $1.5 million increase in bonuses, approximately half was attributable to increases in commercial loan officer bonuses, both paid in cash and deferred. The remaining increase in bonuses was distributed among all other areas of the bank.
         Management continues to effectively control compensation expense by paying a limited number of talented people a premium over market salaries rather than staffing at higher peer-group levels. This policy results in higher employee productivity and an increased willingness to accept more responsibility in carrying out Corus' goals and objectives.



                                     | 44 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

Net Occupancy Net occupancy expense in 2001 remained essentially flat compared to 2000 and 1999. Included in net occupancy expenses are costs incurred for building repairs and maintenance, utilities, real estate taxes and depreciation for building and land improvements.

Data Processing In 2001, data processing increased $129,000, or 5.3%, to $2.6 million. This increase is due to incremental ATM/debit card transaction expenses of $212,000. This increased cost is more than offset by revenue resulting from incremental debit card transactions, which is included in other income. During 2001, Corus issued nearly 11,000 additional debit cards. Partially offsetting the higher ATM expenses were savings associated with the sale of student loans and the trust and investment management business.
         In 2000, data processing declined $296,000, or 10.9%, to $2.4 million. The decrease was due to nonrecurring expenses in 1999 related to the introduction of Corus' Internet Banking and Household Relationship Profitability systems. In addition, there were incremental data processing expenses incurred related to the purchase of the high-loan-to-value second mortgages in January 1999.

Furniture and Equipment Depreciation Expenses in 2001 were down $228,000, or 10.2%, compared to 2000 due in large part to the sale of assets related to the divestitures of both the student loan and the trust and investment management businesses in 2000. The sales resulted in a decrease in depreciation expense of approximately $145,000. Furthermore, overall declines since 1999 are a function of Corus' use of accelerated methods in computing depreciation, which generally results in the highest level of depreciation in the year that an asset is acquired with declining depreciation expense as the assets age. Corus had a high level of furniture and equipment purchases in 1998.

Goodwill Amortization In 2001, goodwill amortization decreased by $208,000, or 18.9%, to $893,000. The decrease was primarily due to the sale of the trust and investment management business in 2000, which resulted in reduced goodwill amortization of $147,000.
         In 2000, goodwill amortization decreased by $827,000, or 42.9%, to $1.1 million. The decrease was due to events occurring in both 2000 and 1999. As mentioned previously, Corus sold its trust and investment management business in October 2000, which had unamortized goodwill associated with it. As a result of the sale, 2000 amortization decreased by approximately $50,000. In 1999, goodwill expense included $576,000, which was incurred as additional consideration was paid to former minority shareholders resulting from a class action lawsuit. The payment was completely amortized in 1999. Finally, in 1999, previously capitalized goodwill became fully amortized resulting in a year over year decrease of approximately $200,000.
         In 2002 goodwill amortization expense will be eliminated due to the impact of adopting SFAS No. 142, "Goodwill and Other Intangible Assets," which is effective for Corus beginning January 1, 2002. This change will result in a nearly $1.0 million increase in annual net income. See Note 2 to the consolidated financial statements.

Student Loan Lawsuit Settlement In April of 2000, Corus settled a lawsuit filed by the Department of Justice in 1999 with respect to certain student loan servicing irregularities. The settlement called for Corus to pay $7.8 million, which was $600,000 lower than the amount accrued in 1999. The excess amount accrued was reversed in 2000.


                                     | 45 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

Loss on Sale of CAM/Trust In October of 2000, Corus sold its investment advisory unit, commonly referred to as Corus Asset Management ("CAM"), and trust operations for a loss of $1.7 million. While Corus received $1 million at closing and an agreement which calls for an "earn-out" through 2005, accounting rules do not allow for the recognition of this revenue until received. See discussion of trust and investment management services on page 43.

Other Expenses In 2001, other expenses decreased $870,000, or 8.0%, as expenses for 2000 included $600,000 associated with the settlement and related legal costs of a lawsuit settled in December 2000. In addition, legal and professional costs of approximately $150,000 were included in 2000 relating to the sold student loan and trust and investment management businesses. Lastly, the costs associated with other real estate owned declined, reflecting fewer properties held throughout the year.
         In 2000, other expenses decreased $1.3 million, or 11.0%, to $10.9 million. The decrease was partially a result of a 1999 write-off of costs associated with building and improvements. Also, lawsuit settlement expenses in 1999 totaled $780,000 compared to the previously mentioned $600,000 in 2000. In addition, loan expenses incurred to locate borrowers related to the curing of student loans decreased commensurate with the decline in curing income. These decreases were partially offset by an increase in advertising costs related to the introduction of High Performance Checking.

Efficiency Ratio The banking industry uses a standard known as the "efficiency ratio" to measure a bank's operational efficiency. The ratio is derived by dividing gross operating expenses, less goodwill amortization, by fully taxable equivalent net interest and other income less securities activities. The gain on sale of student loans, loss on sale of CAM/Trust, and student loan lawsuit settlement were all excluded as well due to the nonrecurring nature of these items. Corus' efficiency ratio was 40.1%, 38.1% and 41.0% in 2001, 2000, and 1999, respectively. By comparison, the peer group average was 57% or higher each of the last three years.

Cost Management Cost management is a fundamental element of Corus' culture. Management constantly reviews operating expenses to ensure that they are minimized while maintaining a high level of quality customer service. Corus remains committed to identifying additional reductions in costs while maintaining superior customer service and stringent internal controls.

Income Taxes Income tax expense was $28.1 million in 2001, compared to $38.9 million and $21.3 million in 2000 and 1999, respectively. The effective tax rate was 34.2% for both 2001 and 2000 and 34.3% in 1999. While the effective tax rate was essentially unchanged in 2001, the actual expense decreased due mainly to the effect in 2000 of the gain on sale of student loans and securities gains.
         Corus' net deferred tax liability was $10.4 million at December 31, 2001, compared with a net deferred tax liability of $10.0 million at December 31, 2000. The net deferred tax liability for Corus is primarily due to the unrealized gains from Corus' common stock portfolio net of the allowance for loan losses.
         Management believes that the gross deferred tax asset of $16.3 million at December 31, 2001, could be realized through the carryback of taxable income against prior years. Therefore, no valuation allowance was necessary. Refer to
Note 8 for further information.


                                     | 46 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

Inflation The impact of inflation on a financial institution differs significantly from that of an industrial company, as virtually all assets and liabilities of a financial institution are monetary in nature. Monetary items, such as cash, loans, and deposits, are those assets and liabilities that are or will be converted into a fixed number of dollars regardless of changes in prices. Management believes the impact of inflation on financial results depends upon Corus' ability to react to changes in interest rates. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. Management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                                     ASSETS
--------------------------------------------------------------------------------


Total assets and earning assets were $2.7 and $2.5 billion, respectively, at December 31, 2001, compared with $2.6 and $2.5 billion, respectively, at December 31, 2000. The percentage of earning assets to total assets was 94.3% and 94.6% at December 31, 2001 and 2000, respectively.

LOANS
The following table details the composition of Corus' loan portfolio:

LOAN PORTFOLIO

DECEMBER 31                                     2001              2000
----------------------------------------------------------------------
(dollars in thousands)
Commercial real estate:
   Mortgage ............................  $  675,526        $  655,148
   Construction ........................     554,225           534,832
----------------------------------------------------------------------
      Total Commercial Real Estate .....   1,229,751         1,189,980
Commercial .............................      94,015            91,093
Home equity ............................      84,214           117,858
Residential first mortgage .............      50,779            71,197
Student ................................      14,591            63,096
Medical finance ........................       1,131            17,558
Consumer ...............................         764             1,098
----------------------------------------------------------------------
Total Loans ............................  $1,475,245        $1,551,880
======================================================================




                                     | 47 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

Commercial Real Estate Lending The following tables break out loans by property type, location, and size:

COMMERCIAL REAL ESTATE LOANS -- BY PROPERTY TYPE

                                                DECEMBER 31, 2001                                  DECEMBER 31, 2000
                                 -----------------------------------------------    ----------------------------------------------
                                                  LOANS                TOTAL                          LOANS             TOTAL
                                               OUTSTANDING          COMMITMENT                     OUTSTANDING       COMMITMENT
                                   NUMBER   ----------------     ---------------      NUMBER    ---------------    ---------------
(dollars in millions)            OF LOANS    AMOUNT        %      AMOUNT       %    OF LOANS     AMOUNT       %     AMOUNT       %
----------------------------------------------------------------------------------------------------------------------------------
Office .......................         41   $   325       26%    $   467      26%         51    $   214      18%   $   477      26%
Hotel ........................         35       352       29         404      23          36        298      25        372      20
Condo/loft conversion ........         23       239       20         402      23          25        211      18        452      25
Rental apartments ............        178        78        6         240      14         251        146      12        194      11
Nursing homes ................         17        83        7          83       5          24        108       9        108       6
Vacant land ..................         18        56        5          60       3          24         60       5         65       4
Retail .......................        102        39        3          40       2         109         49       4         50       3
Warehouse/light industrial ...         38        28        2          29       2          56         76       6         84       5
Other ........................         22        42        3          57       3          39         40       4         48       1
Deferred loan fees/
   other discounts ...........        N/A      (12)       (1)        (12)     (1)        N/A        (12)     (1)      (12)      (1)
----------------------------------------------------------------------------------------------------------------------------------
Total ........................        474   $ 1,230      100%    $ 1,770     100%        615    $ 1,190     100%   $1,838      100
==================================================================================================================================

COMMERCIAL REAL ESTATE LOANS -- BY LOCATION

                                                DECEMBER 31, 2001                                  DECEMBER 31, 2000
                                 -----------------------------------------------    ----------------------------------------------
                                                  LOANS                TOTAL                          LOANS             TOTAL
                                               OUTSTANDING          COMMITMENT                     OUTSTANDING       COMMITMENT
                                   NUMBER   ----------------     ---------------      NUMBER    ---------------    ---------------
(dollars in millions)            OF LOANS    AMOUNT        %      AMOUNT       %    OF LOANS     AMOUNT       %     AMOUNT       %
----------------------------------------------------------------------------------------------------------------------------------
Illinois .....................        374   $   425       35%    $   534      30%        502    $   561      47%   $   723      39%
California ...................         29       206       17         300      17          32        188      16        327      18
New York .....................         12       109        9         188      11          11        114      10        144       8
Texas ........................         13        90        7         171      10          14         57       5        164       9
Virginia .....................          6        78        6         129       7           2         29       2         50       3
Ohio .........................          5        95        8          95       5           4         39       3         41       2
Other ........................         35       239       19         365      21          50        214      18        401      22
Deferred loan fees/
   other discounts ...........        N/A      (12)       (1)        (12)     (1)        N/A        (12)     (1)      (12)      (1)
----------------------------------------------------------------------------------------------------------------------------------
Total ........................        474   $ 1,230      100%    $ 1,770     100%        615    $ 1,190     100%   $1,838      100
==================================================================================================================================

States selected based on largest total commitment at December 31, 2001.

COMMERCIAL REAL ESTATE LOANS -- BY TOTAL COMMITMENT

                                                DECEMBER 31, 2001                                  DECEMBER 31, 2000
                                 -----------------------------------------------    ----------------------------------------------
                                                  LOANS                TOTAL                          LOANS             TOTAL
                                               OUTSTANDING          COMMITMENT                     OUTSTANDING       COMMITMENT
                                   NUMBER   ----------------     ---------------      NUMBER    ---------------    ---------------
(dollars in millions)            OF LOANS    AMOUNT        %      AMOUNT       %    OF LOANS     AMOUNT       %     AMOUNT       %
----------------------------------------------------------------------------------------------------------------------------------
Less than $10 million ........        419   $   386       31%    $   436      25%        555    $   485      40%   $   577      32%
$10 million to $20 million ...         26       285       23         352      20          28        259      22        368      20
$20 million to $30 million ...         12       194       16         291      16          22        296      25        532      29
$30 million to $40 million ...          8       196       16         276      16           8        117      10        283      15
$40 million to $50 million ...          6        75        6         255      14           2         45       4         90       5
$50 million to $70 million ...          3       106        9         172      10          --         --      --         --      --
Deferred loan fees/
   other discounts ...........        N/A       (12)      (1)        (12)     (1)        N/A        (12)     (1)       (12)     (1)
----------------------------------------------------------------------------------------------------------------------------------
Total ........................        474   $ 1,230      100%    $ 1,770     100%        615    $ 1,190     100%   $ 1,838     100
==================================================================================================================================


                                     | 48 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

Over the past several decades, the banking industry has shown higher delinquency and loss rates for construction loans than for commercial real estate mortgage loans. The commercial real estate markets have been good for many years and Corus has had particularly impressive results. Net charge-offs on Corus' commercial real estate loans have totaled just $212,000 for the last 13 full years (1989 through 2001) with net recoveries for 2001 of $10,000. While our commercial real estate portfolio continues to show minimal delinquencies and virtually no losses, we recognize this sort of performance cannot persist forever.

Commercial Lending Commercial loans increased slightly in 2001 by $2.9 million, or 3.2%. Commercial loans are predominantly composed of loans to customers in the check cashing industry.

Home Equity and Residential Lending In 2001, residential first mortgage loans decreased $20.4 million, or 28.7%, while home equity loans decreased $33.6 million, or 28.5%. During the year, Corus decided to cease originating residential first mortgage and home equity loans. The decision was based primarily on two factors. First, while management made great efforts in 1999 and 2000 to reenter the origination business and increase loan volume, the resulting volume was very small. This was due to the fact that the market for new residential loan volume is extremely competitive. In order to generate any significant volume of business, Corus determined that it would either have to accept lower spreads or accept a lesser credit profile than desired. Neither of these alternatives was acceptable. Second, Corus decided to focus essentially all of its new business efforts on Commercial Real Estate Lending opportunities. The residential loan department will, however, continue to service its existing residential loan portfolio.
         In 1999, Corus purchased a portfolio of second mortgage high-loan-to-value home loans. As of the end of 2001, these accounted for nearly 33% of all residential and home equity loans. This portfolio was purchased at a favorable price and consists of loans made to borrowers with strong credit profiles at attractive interest rates. The portfolio is performing better than expected as the delinquency rates and charge-off rates have been lower than anticipated.

Student Lending In 2001 the second and final phase of the student loan portfolio sale was completed, resulting in a gain of $2.2 million. Including the first phase of the sale completed in late 2000, Corus successfully sold over $460 million of student loans for a net gain of nearly $25 million. This sale was the result of a strategic decision to exit the student loan business and reinvest our deposits in more profitable commercial real estate loans. The remaining student loans consist of smaller balance, privately guaranteed, or other student loans that were not sold. A third party is now servicing these loans and Corus intends on holding the loans until they are paid off.

Medical Finance and Consumer Lending In 2001, medical finance loans decreased $16.4 million, or 93.6%. During the year, Corus decided to exit the medical finance business. In conjunction with this decision, Corus sold the majority of its medical finance loans. The remaining medical finance loans will continue to run off over the next few years.



                                     | 49 |

                       CORUS BANKSHARES 2001 ANNUAL REPORT

SECURITIES OTHER THAN COMMON STOCKS
Corus' current asset/liability management philosophy is that all security purchases are classified as available-for-sale or trading. This is due to management's belief that virtually all securities should be available to be sold in conjunction with our liquidity and asset/liability management strategies.
         Corus' objectives in managing the securities portfolio are driven by the dynamics of the balance sheet and the interest rate environment. At December 31, 2001, securities other than common stocks decreased $143.1 million. This decrease was attributed to both the sale and maturity of various available-for-sale securities.
         At December 31, 2001, 26.5% of the carrying value of the available-for-sale portfolio with stated maturities was scheduled to mature within one year and 78.4% within five years.

COMMON STOCKS
At December 31, 2001, Corus held investments in the common stocks of 33 financial industry companies valued at $163.0 million, including net unrealized gains of $62.5 million. This represents an increase in the portfolio of $2.1 million from the prior year.

ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS
At December 31, 2001, accrued interest receivable and other assets grew to $100.0 million from a balance of $31.3 million in the prior year. This increase represents a receivable related to the sale of a security. The transaction, in the amount of $77.7 million, cleared on January 2, 2002.

                      LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

DEPOSITS

In 2001, while total deposits were essentially flat compared to the prior year, there was some shifting of funds across the various deposit categories. Most notably, money market deposits declined by $102.8 million as depositors, in response to falling short-term interest rates, tended to either shift into longer term certificates of deposit or make other investments.
         Offsetting the decline in money market deposits was an increase in certificates of deposit of $110.0 million. The majority of the increase resulted from additional brokered certificates of deposit, intended to support incremental loan growth and provide liquidity. As of December 31, 2001, Corus had brokered certificates of deposit totaling $317.3 million, compared to $244.7 million at the end of 2000. Retail certificates of deposit increased $37.4 million to $419.1 million.
         Demand, savings, and NOW accounts were essentially flat compared to 2000.



                                     | 50 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

COMPOSITION OF DEPOSITS

DECEMBER 31                   2001        2000
----------------------------------------------
Money Market .............      42%         47%
Certificates of Deposit ..      35          30
Demand ...................      11          11
Savings ..................       7           7
NOW ......................       5           5
----------------------------------------------
Total ....................     100%        100%
==============================================

SHAREHOLDERS' EQUITY
At December 31, 2001, Corus' common shareholders' equity increased $48.5 million, or 12.1%, to $450.9 million. Included in the balances at December 31, 2001 and 2000, were unrealized holding gains net of income taxes on available-for-sale securities of $42.4 and $41.8 million, respectively.
         During 2001 and 2000, Corus repurchased and retired 20,400 and 226,150 shares at an average price of $48.72 and $31.01 per share, respectively. These repurchases were made under a 1,000,000 common share repurchase program approved by the Board of Directors in November 1999.
         In addition, shareholders' equity was impacted by transactions associated with the Commercial Loan Officer Commission Program. Under the program, a portion of the commissions earned are deferred, some of which in Corus' stock. Deferrals in stock are initially recorded as additional surplus with mark-to-market adjustments recorded quarterly. Upon issuance, the par value of the stock is reclassified to common stock. Adjustments related to the Commercial Loan Officer Commission Program totaled $3.2 million for 2001 and $1.9 million for both 2000 and 1999.

Various measures of capital were as follows:

                                                       2001                        2000
                                             ---------------------       ----------------------
DECEMBER 31                                    AMOUNT        RATIO         AMOUNT         RATIO
-----------------------------------------------------------------------------------------------
(dollars in thousands)
Common equity(1) ......................      $450,886         17.0%      $402,353          15.5%
Tangible common equity(2) .............       446,363         16.8        396,875          15.3
Tier 1 leverage(3) ....................       403,933         15.4        355,004          14.0
Tier 1 risk-based capital(4) ..........       403,933         19.4        355,004          16.0
Total risk-based capital(5) ...........       458,224         22.0        412,235          18.6
-----------------------------------------------------------------------------------------------

(1) Common equity is computed in accordance with generally accepted accounting principles, which includes unrealized gains/(losses) on available-for-sale securities. The ratio is common equity to total year-end assets.

(2) Common equity less goodwill; computed as a ratio to total year-end assets less goodwill.

(3) Tier 1 capital, which is shareholders' equity less goodwill, disallowed portion of deferred income taxes, and unrealized gains on available-for-sale securities; computed as a ratio to average fourth-quarter assets less goodwill, disallowed portion of deferred income taxes, and unrealized gains on available-for-sale securities.

(4)  Tier 1 capital; computed as a ratio to risk-adjusted assets.

(5) Tier 1 capital plus qualifying loan loss allowance and SFAS No. 115 gain; computed as a ratio to risk-adjusted assets.

Corus' capital ratios exceed the minimum required tier 1 leverage, tier 1 risk-based, and total risk-based capital ratios in order to be considered well capitalized of 5.0%, 6.0%, and 10.0%, respectively. Management is not aware of any uncertainties that could have a material adverse effect on Corus' results of operations, financial position, liquidity, or capital resources.


                                     | 51 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                          CREDIT RISK AND ASSET QUALITY
--------------------------------------------------------------------------------

NONPERFORMING ASSETS
Nonperforming loans are nonaccrual loans, restructured loans, and 90 days or more past due loans still accruing interest.

NONPERFORMING ASSETS

DECEMBER 31                                                                2001             2000
------------------------------------------------------------------------------------------------
(dollars in thousands)
Nonperforming loans:
   Residential first mortgage ........................                   $3,232             $3,391
   Commercial real estate ............................                    1,171                132
   Home equity .......................................                      996                832
   Student ...........................................                      202                147
   Medical finance ...................................                      199                555
   Commercial ........................................                       --                 40
   Consumer ..........................................                       --                 47
--------------------------------------------------------------------------------------------------
      Total Nonperforming Loans ......................                    5,800              5,144
   Other real estate owned ...........................                      436              1,200
--------------------------------------------------------------------------------------------------
Total Nonperforming Assets ...........................                    6,236             $6,344
==================================================================================================
Nonaccrual loans included in nonperforming loans above                   $1,520             $1,300
Nonperforming loans/Total loans ......................                     0.39%              0.33%
Nonperforming assets/Total assets ....................                     0.23%              0.24%
Allowance for loan losses/Nonperforming loans ........                    697.5%             769.8%
--------------------------------------------------------------------------------------------------

In 2001, nonperforming assets declined $108,000, or 1.7%, due to lower nonperforming medical finance and other real estate owned, partially offset by an increase in commercial real estate. The increase in commercial real estate was due to three loans, each with loan-to-value of approximately 50%, which were past due. No losses are expected.
         At December 31, 2001, other real estate owned was comprised of one commercial real estate property with a carrying value of $57,000 and four single-family, residential properties with aggregate carrying values of $379,000. During 2001, 15 single-family, residential properties with aggregate carrying values of $1.5 million were sold for a net gain of $398,000.
         Excluded from the preceding table are student loans that Corus has no reason to believe have lost their guarantees. Guaranteed student loans more than 90 days past due and not included in the above nonperforming assets table totaled $1.7 and $16.7 million at December 31, 2001 and 2000, respectively.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is based on management's analysis of individual loans, prior and current loss experience, overall growth in the portfolio, delinquency levels, current economic conditions, and other factors.



                                     | 52 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

ALLOWANCE FOR LOAN LOSSES

YEARS ENDED DECEMBER 31                       2001              2000              1999
--------------------------------------------------------------------------------------
(dollars in thousands)
Balance at January 1 ...................  $ 39,601          $ 32,090          $ 35,773
Provision for loan losses ..............        --                --                --
Charge-offs ............................    (3,632)           (4,473)           (5,908)
Recoveries .............................     4,488            11,984             2,225

   Net (Charge-Offs)/Recoveries ........       856             7,511            (3,683)
--------------------------------------------------------------------------------------
Balance at December 31 .................  $ 40,457          $ 39,601          $ 32,090
======================================================================================
Allowance as a percentage of loans .....      2.74%             2.55%             1.86%
--------------------------------------------------------------------------------------

In 2001, there was no provision for loan losses. Management believes this was appropriate given the results of management's analysis, the amount of nonperforming assets and the balance of the allowance at December 31, 2001.

Net (Charge-off)/Recovery Detail

YEARS ENDED DECEMBER 31                       2001             2000             1999
------------------------------------------------------------------------------------
(dollars in thousands)
Home equity ............................  $ (1,868)        $ (2,401)        $ (2,415)
Commercial .............................        (1)            (104)             (19)
Consumer ...............................        --              (11)             (13)
Residential first mortgage .............         3              (61)            (108)
Commercial real estate .................        10               42               62
Student ................................     2,712           10,046           (1,190)
------------------------------------------------------------------------------------
Total Net (Charge-offs)/Recoveries .....  $    856         $  7,511         $ (3,683)
====================================================================================

During 2001, Corus recovered $3.0 million of previously charged off student loans relating to the settlement of the lawsuit in 2000. The 2001 recoveries, combined with the $10.3 million recovered in 2000, bring the total recoveries thus far to $13.3 million. Corus believes that future recoveries of guarantee payments will be minimal.
         In 2001, net charge-offs of home equity loans were $1.9 million. The second mortgage high-loan-to-value loans, purchased in 1999 and 2000, represented net charge-offs of $2.3 million, $1.7 million, and $927,000 in 2001, 2000, and 1999, respectively. Ultimate Home Equity loans, loans that were originated at up to 100% of a property's value, had net recoveries of $519,000 in 2001 compared to net charge-offs of $635,000 and $1.3 million in 2000 and 1999, respectively. In general, Home Equity loans are charged off when they become 120 days past due. At December 31, 2001, the purchased second mortgage high-loan-to-value loans and the Ultimate Home Equity loans totaled, net of related discounts, $45.9 and $15.4 million, respectively.
         The allowance as a percentage of nonperforming loans was 698% at December 31, 2001, as compared to 770% at December 31, 2000. Management believes the level of allowance for loan losses is adequate.


                                     | 53 |

INDEPENDENT LOAN REVIEW
Management contracts for an independent loan review of its commercial and commercial real estate loan portfolios. This review examines Corus' loan grading and problem loan identification systems. The loan review function is performed by Arthur Andersen LLP and provides verification that risk assessments and problem loan identification systems are functioning adequately. Since 1993, annual reviews have been completed on approximately 50% of Corus' commercial and commercial real estate loans. In 2001, there were no significant loan grading differences recommended by the independent firm.


                                    LIQUIDITY
--------------------------------------------------------------------------------

PARENT COMPANY
The parent company had $163.5 million of cash and marketable equity securities available for possible liquidity needs at December 31, 2001. Furthermore, the subsidiary bank had $114.3 million available to pay in dividends to the parent company without prior regulatory approval while maintaining well-capitalized status.

SUBSIDIARY BANK
Corus' liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as federal funds sold and marketable securities that can be sold quickly without a material loss of principal. Liquid assets represent available funding to meet new credit demands and depositor withdrawals. At December 31, 2001, federal funds sold and marketable securities that were available for liquidity needs totaled $862 million, or 34.4%, of the subsidiary bank's total assets.

                             MARKET RISK MANAGEMENT
--------------------------------------------------------------------------------

Corus' operations are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, mature, or reprice in specified periods. The principal objective of Corus' asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating funding requirements. Corus utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each quarter. The model uses income simulation to quantify the effects of various interest rate scenarios on the projected net interest income over a five-year period. Factored into the modeling is the use of derivative financial instruments, which may include interest rate swaps, floors and options. The indices of these derivatives correlate to on-balance sheet instruments and modify net interest sensitivity to levels deemed to be appropriate based on the current economic outlook.




                                     | 54 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

Interest rate sensitivity as of December 31, 2001, is as follows:

Rate Shock Amount(1) ........................    -100 bp      -50 bp       0 bp        +50 bp      +100 bp
----------------------------------------------------------------------------------------------------------
Percent change in the next twelve month's
net interest income vs. constant rates ......     (6.7)%       (2.6)%        --          3.6%        6.8%
----------------------------------------------------------------------------------------------------------

(1) These "shocks" represent hypothetical instantaneous and sustained changes from current rates.

Corus' projected one-year sensitivity to interest rates has increased since December 31, 2000. This increase is largely a result of the addition of approximately $125 million in brokered deposits. These deposits have fixed interest rates with maturities greater than one year and have been invested in floating rate assets. Additionally, most fixed rate assets that have matured during 2001 have been reinvested into floating rate instruments.
         Corus is also exposed to price risk with its common stock portfolio in financial industry companies valued at $163 million, including net unrealized gains of $62 million. This price risk does not have a direct effect on the net income of Corus, although it would reduce any gains which may be taken on the sale of certain equity securities in the future.


                          FORWARD - LOOKING STATEMENTS
--------------------------------------------------------------------------------

This disclosure contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "targets," "forecasts," or "seeks" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus' actual results to differ materially include, but are not limited to, the following:

- the general state of the economy and, together with all aspects of our business that are affected by changes in the economy, the impact that changing rates have on our net interest margin;

-    Corus' ability to increase the commercial real estate portfolio;

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



                                     | 55 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                  SUPPLEMENTAL FINANCIAL DATA: 10-YEAR HISTORY

DECEMBER 31                                                    2001                 2000                 1999                1998
---------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
CONDENSED INCOME STATEMENTS
   Net interest income ...........................      $   107,709          $   121,051          $   106,131         $    98,220
   Provision for loan losses .....................               --                   --                   --              10,000
   Noninterest income ............................           25,716               47,260               18,948              25,666
   Noninterest expense ...........................           51,100               54,654               63,096              51,889
---------------------------------------------------------------------------------------------------------------------------------
      Income Before Income Taxes .................           82,325              113,657               61,983              61,997
   Income tax expense ............................           28,142               38,903               21,257              21,369
---------------------------------------------------------------------------------------------------------------------------------
Net Income .......................................      $    54,183          $    74,754          $    40,726         $    40,628
=================================================================================================================================

SELECTED PER SHARE DATA(1)
   Diluted earnings ..............................      $      3.79          $      5.23          $      2.82         $      2.75
   Cash dividends declared on common stock .......            0.615                0.595                0.575               0.555
   Book value at year-end ........................            31.84                28.45                22.81               21.86
   Market price at year-end ......................            45.40                49.48                24.00               32.25
---------------------------------------------------------------------------------------------------------------------------------

AVERAGES
   Assets ........................................      $ 2,672,971          $ 2,518,960          $ 2,530,782         $ 2,417,647
   Loans, net of unearned discount ...............        1,615,665            1,807,453            1,640,101           1,525,349
   Earning assets ................................        2,577,433            2,398,989            2,419,667           2,311,562
   Deposits ......................................        2,160,333            2,081,986            2,115,575           2,031,198
   Shareholders' equity ..........................          424,427              346,880              326,776             295,854
---------------------------------------------------------------------------------------------------------------------------------

AT YEAR - END
   Assets ........................................      $ 2,659,322          $ 2,598,467          $ 2,378,544         $ 2,577,460
   Loans, net of unearned discount ...............        1,475,245            1,551,880            1,727,357           1,551,587
   Earning assets ................................        2,507,403            2,458,499            2,265,687           2,470,865
   Deposits ......................................        2,121,456            2,107,630            1,964,420           2,154,676
   Shareholders' equity ..........................          450,886              402,353              327,825             318,130
---------------------------------------------------------------------------------------------------------------------------------

SIGNIFICANT RATIOS
   Return on average assets ......................              2.0 %                3.0 %                1.6%                1.7%
   Return on average equity ......................             12.8 %               21.6 %               12.5%               13.7%
   Efficiency ratio ..............................             40.1 %               38.1 %               41.0%               41.5%
   Net interest margin ...........................              4.3 %                5.1 %                4.5%                4.3%
   Nonperforming loans/Total loans ...............              0.4 %                0.3 %                0.7%                1.1%
   Allowance for loan losses/Nonperforming loans .            697.5 %              769.8 %              255.7%              206.4%
   Allowance for loan losses/Total loans .........              2.7 %                2.6 %                1.9%                2.3%
   Net (recovery)/charge-off ratio ...............             (0.1)%               (0.4)%                0.2%                0.3%
---------------------------------------------------------------------------------------------------------------------------------

CAPITAL RATIOS
   Tier 1 leverage ...............................             15.4 %               14.0 %               11.9%               10.3%
   Tier 1 risk-based capital .....................             19.4 %               16.0 %               15.3%               15.0%
   Total risk-based capital ......................             22.0 %               18.6 %               17.8%               18.1%
---------------------------------------------------------------------------------------------------------------------------------

COMMON SHARE DATA(1)
   Weighted average fully diluted shares .........           14,309               14,302               14,464              14,773
   Common shares outstanding at year-end .........           14,160               14,143               14,369              14,551
---------------------------------------------------------------------------------------------------------------------------------

(1) Reflects a 2:1 stock split on 9/25/95.


                                     | 56 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

       1997                1996                1995                1994                 1993                1992
----------------------------------------------------------------------------------------------------------------
$   101,271         $   111,339         $    98,517        $    68,793           $    65,752         $    68,667
     16,000              16,000               5,779                 --                 1,176               4,432
     26,913              23,067              14,111             13,235                12,539               9,629
     51,677              50,496              51,650             45,222                38,626              37,911
----------------------------------------------------------------------------------------------------------------
     60,507              67,910              55,199             36,806                38,489              35,953
     21,136              24,005              19,429             12,790                13,167              12,675
----------------------------------------------------------------------------------------------------------------
$    39,371         $    43,905         $    35,770        $    24,016           $    25,322         $    23,278
================================================================================================================

$      2.63         $      2.93         $      2.35        $      1.57           $      1.66         $      1.53
      0.530               0.475               0.363              0.295                 0.273               0.238
      19.86               15.90               12.96              10.29                  9.46                8.00
      39.56               32.25               25.50              16.38                 18.81               20.25
----------------------------------------------------------------------------------------------------------------

$ 2,237,419         $ 2,174,088         $ 1,957,979        $ 1,607,208           $ 1,381,127         $ 1,326,883
  1,570,521           1,601,269           1,315,105          1,016,696               937,608             932,065
  2,127,140           2,063,608           1,846,185          1,490,839             1,284,108           1,222,942
  1,888,966           1,890,688           1,762,275          1,423,775             1,209,390           1,161,720
    263,612             215,158             165,425            150,486               128,729             112,121
----------------------------------------------------------------------------------------------------------------

$ 2,251,927         $ 2,218,528         $ 2,125,092        $ 1,889,455           $ 1,441,762         $ 1,333,318
  1,545,975           1,623,145           1,558,782          1,100,509               978,831             931,170
  2,135,616           2,111,928           1,965,923          1,721,658             1,313,298           1,225,439
  1,863,066           1,900,679           1,898,540          1,698,498             1,267,781           1,155,527
    291,633             235,590             194,726            156,859               143,388             121,204
----------------------------------------------------------------------------------------------------------------

        1.8%                2.0%                1.8%               1.5%                  1.8%                1.8%
       14.9%               20.4%               20.4%              15.9%                 19.2%               20.9%
       38.9%               35.9%               42.9%              51.7%                 45.5%               41.9%
        4.9%                5.5%                5.4%               4.7%                  5.3%                5.8%
        1.8%                2.2%                1.2%               0.7%                  0.6%                0.9%
      112.8%               92.8%              136.4%             273.6%                323.2%              214.0%
        2.0%                2.0%                1.6%               1.8%                  2.0%                1.9%
        1.2%                0.6%                 --%              (0.1)%                  --%                0.2%
----------------------------------------------------------------------------------------------------------------

       10.5%                9.7%                9.2%               8.6%                  9.3%                8.3%
       15.1%               13.5%               12.6%              14.7%                 16.6%               14.1%
       16.4%               14.8%               13.9%              16.0%                 17.8%               15.3%
----------------------------------------------------------------------------------------------------------------

     14,966              14,994              15,241             15,292                15,277              15,243
     14,681              14,820              15,027             15,242                15,152              15,152
----------------------------------------------------------------------------------------------------------------



                                     | 57 |

                      CORUS BANKSHARES 2001 ANNUAL REPORT

                        DIRECTORS AND EXECUTIVE OFFICERS

                                   DIRECTORS
--------------------------------------------------------------------------------

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

                                Vance A. Johnson
                    Partner, Philip Rootberg & Company, LLP

                                 Michael Levitt
                        President, Consolidated Currency
                                 Exchanges, Inc.

                               Rodney D. Lubeznik
                     President, Restaurant Management Corp.

                                  Michael Tang
                     Vice Chairman, National Materials L.P.

                               EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

                               Robert J. Glickman
                      President and Chief Executive Officer

                                Michael G. Stein
                            Executive Vice President,
                               Commercial Lending

                                Timothy H. Taylor
                          Executive Vice President and
                             Chief Financial Officer

                                 Randy P. Curtis
                      Senior Vice President, Retail Banking

                               Christopher Glancy
                   Senior Vice President, Residential Lending

                                 Michael W. Jump
                        Senior Vice President, Operations

                                Terence W. Keenan
                   Senior Vice President, Commercial Lending

                                Richard J. Koretz
                         Senior Vice President, Finance

                                 Joel C. Solomon
                   Senior Vice President, Commercial Lending

                                   Janice Bake
                        First Vice President, Operations

                               John M. Barkidjija
                    First Vice President, Commercial Lending

                                 Yolanda M. Deen
                      First Vice President, Retail Banking

                               Michael E. Dulberg
                            First Vice President and
                            Chief Accounting Officer

                              Dwight L. Frankfather
                    First Vice President, Commercial Lending

                                 Thomas E. Grace
                        First Vice President and Director
                               of Human Resources

                                 Mary S. Koehler
                      First Vice President, Retail Banking

                                Michael J. Lynch
                    First Vice President, Commercial Lending

                                John R. Markowicz
                    First Vice President, Commercial Lending

                              Marilyn Klehm Martin
                        First Vice President, Operations

                              Daniel A. Niedermeyer
                     First Vice President, Consumer Lending

                                 David R. Ploger
                    First Vice President, Commercial Lending

                                Daniel P. Semenak
                          First Vice President, Finance

                               Timothy J. Stodder
                    First Vice President, Commercial Lending



                                     | 58 |

                            SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------

CORPORATE OFFICES
3959 N. Lincoln Avenue
Chicago, Illinois 60613
Telephone 773-832-3088
www.corusbank.com

ANNUAL MEETING
10:00 a.m., April 22, 2002
CORUS BANK, N.A.
4800 N. Western Avenue
Chicago, Illinois 60625

FORM 10-K
The Form 10-K Annual Report to the Securities and Exchange Commission will be available upon written request to the Chief Financial Officer of the Company. A charge will be made for exhibits requested.

TRANSFER AGENT AND REGISTRAR
Mellon Investor Services, LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660

1-888-213-0965
Toll-free number for shareholders

1-800-231-5469
TDD (Telecommunications Device for the Deaf) number for hearing/speech impaired shareholders

www.mellon-investor.com

MARKET-MAKERS FOR CORUS BANKSHARES, INC. STOCK INCLUDE
Dain Rauscher, Inc.
First Tennessee Securities
Herzog Heine Geduld
Howe Barnes Investments, Inc.
Knight Securities, L.P.
Morgan Stanley & Co., Inc.
Sherwood Securities Corp.
Spear, Leeds & Kellogg

DESIGN Pressley Jacobs  A Design Partnership

                                     | 59 |

[CORUS BANKSHARES LOGO]

3959 North Lincoln Avenue
Chicago, Illinois 60613

Telephone 773-832-3088

www.corusbank.com