Form 10-K, Exhibit 13
period 2002-12-31
CORUS BANKSHARES INC
filed 2003-03-24
CIK 51939

                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 13

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                              FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31                                                  2002           2001           2000
--------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
BALANCE SHEET SUMMARY
 Assets......................................................      $   2,617,050   $  2,659,322   $  2,598,467
 Deposits....................................................          2,059,773      2,121,456      2,107,630
 Loans, net..................................................          1,741,969      1,475,245      1,551,880
 Common shareholders' equity.................................            482,041        450,886        402,353
--------------------------------------------------------------------------------------------------------------

INCOME STATEMENT SUMMARY
 Net interest income (fully taxable equivalent)..............      $     100,256   $    109,623   $    123,255
 Net income..................................................             49,314         54,183         74,754
 Cash dividends paid to common shareholders..................              8,918          8,628          8,438
--------------------------------------------------------------------------------------------------------------

PER SHARE DATA
 Diluted earnings............................................      $        3.45   $       3.79   $       5.23
 Cash dividends paid.........................................               0.63           0.61           0.59
 Book value at year-end......................................              34.14          31.84          28.45
--------------------------------------------------------------------------------------------------------------

FINANCIAL RATIOS
 Return on average common shareholders' equity...............               10.6%          12.8%          21.6%
 Return on average assets....................................                1.9%           2.0%           3.0%
 Efficiency ratio............................................               40.9%          40.1%          38.1%
--------------------------------------------------------------------------------------------------------------

                                      | 1 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                          A LETTER to OUR SHAREHOLDERS

         WE ARE PLEASED TO REPORT 2002 net income of $49.3 million, or $3.45 per diluted share. Among 2002's highlights: our return on assets was 1.9%, our new loan originations for the year set all-time records, overall loan losses were relatively low including commercial real estate loan losses of $0, and our consolidated equity surpassed $480 million at year-end.

         While 2002 brought with it many positives, this year's earnings nonetheless represented a decrease from 2001's net income of $54.2 million. A significant part of the decline stems from the historically low interest rates that persisted during 2002. Low interest rates hurt our earnings. The Federal Funds rate started 2002 at 1.75% and ended the year at 1.25%. All other short-term interest rates that we use to price our loans (e.g., Treasuries, LIBOR, Prime, etc.) basically followed suit. These are the lowest interest rates in 40 years.

                                      | 2 |

                      CORUS BANKSHARES 2002 ANNUAL REPORT


                                  TOTAL EQUITY
                             In millions of dollars

                                  [BAR CHART]

  1998              1999              2000              2001              2002
---------------------------------------------------------------------------------
$  318.1          $  327.8          $  402.4          $  450.9          $  482.0

                          TOTAL COMMERCIAL REAL ESTATE
                                  COMMITMENTS
                             In millions of dollars

                                  [BAR CHART]

                                    1998              1999              2000              2001              2002
                                 ----------------------------------------------------------------------------------
CRE Unfunded Commitments         $   373.8        $   451.2         $   648.3         $    539.7         $ 1,233.7
CRE Funded Loans                     761.6            916.5           1,190.0            1,229.8           1,552.9
                                 ----------------------------------------------------------------------------------
Total CRE Commitments            $ 1,135.4        $ 1,367.7         $ 1,838.3         $  1,769.5         $ 2,776.6

                                EFFICIENCY RATIO


                                  [BAR CHART]

  1998              1999              2000              2001              2002
--------------------------------------------------------------------------------
  41.5%             41.0%             38.1%             40.1%             40.9%

         Although Corus' interest rate sensitivity adversely affected 2002's and 2001's earnings, the flip side of this story is that Corus is well positioned to benefit when short-term interest rates increase (whenever that occurs).

FINANCIAL STRENGTH. Our consolidated equity surpassed $480 million at the end of 2002. Building up a solid equity base has been one of our long-term goals. As a measure of that progress, note that our equity base has more than doubled in the last 6 years.

         Another source of corus' financial strength is our large supply of high-grade short-term investments held at the Bank -- what we refer to as the Bank's liquidity. Maintaining large amounts of liquid assets is a conscious action undertaken as part of our broader strategy of enhancing the safety of our operations.

                                      | 3 |

                      CORUS BANKSHARES 2002 ANNUAL REPORT

         Liquidity is critical. Banks must stand ready at all times to meet depositors' withdrawal requests and to fund disbursements under outstanding loan commitments. Commercial real estate construction loans, which are a significant part of our business, tend to start with very low balances and thus bring about large unfunded commitments. Our commitments on commercial real estate construction loans are intended to be, and in fact must be (if the borrower is to complete the project), drawn down. As of December 31, 2002, Corus had total unfunded loan commitments of about $1.2 billion.

         Our strong capital position, combined with our large pool of liquid investments, has positioned Corus to weather almost any adversity. We are maintaining capital and liquidity sufficient to weather the difficulties that we anticipate in the midst of a serious recession. During the recession of 1989-1992, most banks that had foreclosed real estate were required to sell their problem loans and their foreclosed real estate during the depths of the recession at tremendous losses. Included in our planning is the anticipation that at some point in the future we will have problem loans and, further, that we will have to foreclose on some properties. It is our desire to have the ability to hold foreclosed real estate until markets have stabilized and values have recovered. We plan on charging off portions of any problem loan such that the loan is written down to the then-current appraised value of the property in the midst of a recession. Furthermore, prudence will require that the Bank remain well capitalized after these charge-offs. Please see Commercial Real Estate "Risk" and Capital Disclosure in Management's Discussion and Analysis for a detailed discussion of Corus' risk planning on this front.

LENDING RESTRUCTURING. We are pleased to report that our strategy of focusing on commercial real estate lending, and exiting all other lending businesses, is progressing very well. For many years Corus was an active lender in student and residential real estate lending. After considerable study, we made the decision to exit both lending businesses. We sold the student loan business in late 2000 for a total gain of nearly $25 million. The buyer also hired most of our student loan employees, which meant that we did not have to go through the cost and the emotional pain of employee layoffs. Lastly, the buyer leased the building that housed our student loan operations and we are therefore

                                      | 4 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

receiving rental income. In whole, the student loan exit went very smoothly considering the complexity and size of the business.

         With respect to our residential real estate lending, we have, for all intents and purposes, stopped originating any new residential loans since December 2000. We decided to keep the existing residential real estate loans on our books and they are paying down in a normal fashion. This portfolio, which averaged $110 million during 2002, contributed interest income and fees of $11 million in 2002. We anticipate further paydowns on this loan portfolio in 2003 of approximately $40 million.

COMMERCIAL REAL ESTATE PORTFOLIO. Our commercial real estate loan portfolio (including unfunded commitments) grew from $1.8 billion at December 31, 2001 to $2.8 billion at December 31, 2002. We were very pleased with the growth of our business. We added many new customers in the year. Our commercial real estate loan team closed on over $1.5 billion of new loans during 2002 -- which was a record year for us. Our current "pipeline" of negotiations for new commercial real estate loans stands at over $1 billion and we are optimistic that 2003 will bring another year of strong originations.

         Corus has pursued several unorthodox strategies in our commercial real estate lending business. First off, investing such a large portion of a bank's assets in commercial real estate loans is unusual in the banking industry and could be considered a "concentration of risk."

         While we understand this approach brings with it certain risks, we feel there are several factors that mitigate this risk. Fundamentally, we feel it important for us to stick with businesses in which Corus has developed considerable expertise. We have positioned ourselves to weather bad times by building our capital base to approximately double that of our peer group, and also by building our liquidity to very strong levels.

         Our commercial real estate portfolio is diversified by property type:
30% secured by office, 26% by condominium, 21% by hotel, and 16% by residential apartment projects. The remaining 7%

                                      | 5 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

are secured by retail, industrial, vacant land, and other types of property. Also, our business continues to be split between construction lending and loans that are fully funded from the outset.

         Second, while it is unusual for a bank of our size to lend nationwide, a full 82% of our total loan commitments (outstanding balances plus unfunded commitments) are secured by properties outside of Illinois. This geographic distribution of our loans is another important form of diversification and we feel further mitigates our concentration in commercial real estate loans.

         Third, we actively use our legal lending limit, which currently stands at approximately $65 million. In the Management's Discussion and Analysis section of this annual report, we show that we have quite a few very large loans. The risk associated with doing large loans is that if even one of those loans becomes delinquent, there would be a considerable impact on the total amount of our nonperforming assets. If several of the large loans were to become delinquent at the same time, then our level of nonperforming assets would skyrocket. Reporting large or increasing amounts of delinquent loans could lead to an overreaction on the part of our bank regulators and/or bad publicity. However, there are numerous benefits to Corus for making these larger loans. Among these benefits is that concentrating on larger loans allows senior management to become intimately familiar with every large loan we originate.

         Fourth, we have instituted a compensation program for the commercial real estate loan officers that can be highly lucrative for the officers who are originating new business. To manage the risks posed by such an arrangement, Robert Glickman, who is not in this compensation program and who is a major shareholder, approves every large loan. An additional and critical aspect of this compensation program is that each officer shares in the risk of loss on the loans they generate. A substantial portion of officers' compensation is deferred for many years and is at risk of loss in the event any of their loans fail to perform.

         Another noteworthy item is our concentration of hotel loans. The hotel industry is going through difficult financial times and we have several loans experiencing lower cash flows than we would like to see. However, due in large part to strong sponsorship and a low interest rate environment, as of year-end none of these loans were delinquent. Management is tracking each of these loans very carefully.

                                      | 6 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

         Our commercial real estate loans continue to perform extremely well, as evidenced by zero (yes, $0) charge-offs in 2002, and a very small amount of delinquent loans. While we are proud of our commercial real estate portfolio's strong historical performance -- we have actually had, in total, net recoveries on this portfolio over the past 10 years -- we have cautioned for many years against looking at the portfolio's performance only during good times (although the last few years will probably not be remembered as particularly "good" times, the banking industry actually experienced a low level of commercial real estate related loan losses).

         In fact, how a portfolio performs during difficult times is almost certainly the more important test of underwriting ability. The current recession, although unfortunate, has begun to provide the results for that test and, so far, our portfolio has performed even better than we could have hoped. With that said, the recovery is weak and there is some fear that the country could slip back into recession. While it is therefore too early to declare a `victory' (as defined by little or no charge-offs in our commercial real estate loans during a recession), the results to date are certainly encouraging.

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

FOCUSED FOR THE FUTURE. We remain focused on our two main businesses and one much smaller, but still important, business. The two main business activities for Corus are commercial real estate lending and deposit gathering. Our third and smaller business is servicing the check cashing industry. Our main goals for 2003 are to:

- Continue to generate high quality commercial real estate loans. As mentioned, we closed on over $1.5 billion in new commercial real estate loans during 2002. We will attempt to achieve a similar loan volume in 2003;

                                      | 7 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

- Gather deposits by building on the relationships we have forged with our current customers and by working to attract new deposit customers; and

- Maintain our low cost structure, as reflected in 2002's outstanding efficiency ratio of 41%.

THANKS TO OUR PARTNERS. For our shareholders, we wish to thank you for the confidence you have displayed by buying and holding our stock. We think of you as our partners and pledge to treat you with respect and work hard to make your investment worthwhile. For our customers, we wish to thank you for your past business. For our officers and employees, we sincerely thank you for your many contributions to our success and tell you again that we are proud of you and the job that you are doing.

Sincerely,

/s/ JOSEPH C. GLICKMAN                     /s/ ROBERT J. GLICKMAN
    JOSEPH C. GLICKMAN                         ROBERT J. GLICKMAN
    Chairman of the Board                      President and Chief Executive
                                               Officer

                                      | 8 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                                FINANCIAL REVIEW

CONSOLIDATED BALANCE SHEETS                                                                          10

CONSOLIDATED STATEMENTS of INCOME                                                                    11

CONSOLIDATED STATEMENTS of CHANGES in SHAREHOLDERS' EQUITY                                           12

CONSOLIDATED STATEMENTS of CASH FLOWS                                                                13

NOTES to CONSOLIDATED FINANCIAL STATEMENTS                                                           14

REPORTS of INDEPENDENT PUBLIC ACCOUNTANTS                                                            39

MANAGEMENT'S DISCUSSION and ANALYSIS of FINANCIAL STATEMENTS                                         41

SUPPLEMENTAL FINANCIAL DATA: 10-YEAR HISTORY                                                         66

DIRECTORS and EXECUTIVE OFFICERS                                                                     68

                                      | 9 |

                      CORUS BANKSHARES 2002 ANNUAL REPORT

                           CONSOLIDATED BALANCE SHEETS

DECEMBER 31                                                                           2002              2001
--------------------------------------------------------------------------------------------------------------
(dollars in thousands)
ASSETS
Cash and due from banks -- noninterest-bearing ...........................        $   61,560        $   58,514
Federal funds sold .......................................................           370,100           725,000
Securities:
 Available-for-sale, at fair value
  Common stocks, Bank Holding Company (amortized cost $101,478 and $100,532)         147,845           163,023
  Other securities (amortized cost $267,658 and $134,327) ..................         272,799           137,112
Held-to-maturity, at amortized cost (fair value $6,767 and $7,090) .......             6,687              7023
--------------------------------------------------------------------------------------------------------------
   Total Securities .........................................................        427,331           307,158
Loans, net of unearned discount ..........................................         1,741,969         1,475,245
 Less: Allowance for loan losses ..........................................           36,629            40,457
--------------------------------------------------------------------------------------------------------------
   Net Loans ................................................................      1,705,340         1,434,788
Premises and equipment, net ..............................................            28,320            29,337
Accrued interest receivable and other assets .............................            19,876           100,002
Goodwill, net of accumulated amortization of $30,009 .....................             4,523             4,523
--------------------------------------------------------------------------------------------------------------
Total Assets .............................................................        $2,617,050        $2,659,322
==============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Deposits:
  Noninterest-bearing ......................................................      $  216,551        $  226,620
  Interest-bearing .........................................................       1,843,222         1,894,836
--------------------------------------------------------------------------------------------------------------
   Total Deposits ...........................................................      2,059,773         2,121,456
 Other borrowings .........................................................           48,110            55,816
 Accrued interest payable and other liabilities ...........................           27,126            31,164
--------------------------------------------------------------------------------------------------------------
   Total Liabilities ........................................................      2,135,009         2,208,436
Commitments and contingent liabilities ...................................                --                --
Shareholders' equity:
 Common stock, $0.05 par value, 50,000,000 shares authorized;
  14,119,244 and 14,159,644 shares issued, respectively ....................             706               708
 Surplus ..................................................................           17,374            15,951
 Retained earnings ........................................................          430,482           391,798
 Accumulated other comprehensive income ...................................           33,479            42,429
--------------------------------------------------------------------------------------------------------------
   Total Shareholders' Equity ...............................................        482,041           450,886
--------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ...............................        $2,617,050        $2,659,322
==============================================================================================================

See accompanying notes.

                                     | 10 |

                      CORUS BANKSHARES 2002 ANNUAL REPORT

                        CONSOLIDATED STATEMENTS of INCOME

YEARS ENDED DECEMBER 31                                                           2002             2001             2000
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
INTEREST, LOAN FEES, AND DIVIDEND INCOME
  Interest and fees on loans:
    Taxable ...........................................................         $127,998         $151,018         $190,511
    Tax-advantaged ....................................................              222              396              662
  Federal funds sold ..................................................            7,486           23,085            4,927
  Securities:
    Taxable ...........................................................           11,847            9,316           22,585
    Tax-advantaged ....................................................               66               74               75
    Dividends .........................................................            4,810            4,405            4,794
    Trading account ...................................................              449              336              122
--------------------------------------------------------------------------------------------------------------------------
      Total Interest, Loan Fees, and Dividend Income ..................          152,878          188,630          223,676
--------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
  Deposits ............................................................           52,796           78,732           99,509
  Borrowings ..........................................................            1,795            1,541              496
  Federal Home Loan Bank advances .....................................               --              648            2,620
--------------------------------------------------------------------------------------------------------------------------
      Total Interest Expense ..........................................           54,591           80,921          102,625
--------------------------------------------------------------------------------------------------------------------------
      Net Interest Income .............................................           98,287          107,709          121,051
  Provision for loan losses ...........................................               --               --               --
--------------------------------------------------------------------------------------------------------------------------
      Net Interest Income After Provision for Loan Losses .............           98,287          107,709          121,051
--------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
  Service charges on deposit accounts .................................           12,065           11,094            9,650
  Securities and other financial instrument gains/(losses), net .......            7,258            7,835           10,531
  Gain on sale of student loans .......................................               --            2,201           22,465
  Other income ........................................................            3,756            4,586            4,614
--------------------------------------------------------------------------------------------------------------------------
      Total Noninterest Income ........................................           23,079           25,716           47,260
--------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
  Salaries and employee benefits ......................................           29,672           31,539           32,706
  Net occupancy .......................................................            3,839            4,059            4,123
  Data processing .....................................................            2,445            2,562            2,433
  Depreciation -- furniture and equipment .............................            2,448            2,000            2,228
  Goodwill amortization ...............................................               --              893            1,101
  Loss on sale of trust and investment management business ............               --               --            1,746
  Other expenses ......................................................            9,068           10,047           10,317
--------------------------------------------------------------------------------------------------------------------------
      Total Noninterest Expense .......................................           47,472           51,100           54,654
--------------------------------------------------------------------------------------------------------------------------
      Income Before Income Taxes ......................................           73,894           82,325          113,657
  Income tax expense ..................................................           24,580           28,142           38,903
--------------------------------------------------------------------------------------------------------------------------
Net Income ............................................................         $ 49,314         $ 54,183         $ 74,754
==========================================================================================================================
Net income per share:
  Basic ...............................................................         $   3.49         $   3.83         $   5.24
  Diluted .............................................................             3.45             3.79             5.23
Weighted average common shares & common share equivalents
 outstanding............................................................          14,295           14,309           14,302
--------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

                                     | 11 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

           CONSOLIDATED STATEMENTS of CHANGES in SHAREHOLDERS' EQUITY

                                                                                                         ACCUMULATED
                                                                                                            OTHER
                                                            COMMON                       RETAINED        COMPREHENSIVE
                                                             STOCK        SURPLUS        EARNINGS           INCOME          TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
     Balance at December 31, 1999 ..................      $    718       $  10,859      $ 287,842        $   28,406       $ 327,825
Net income .........................................            --              --         74,754                --          74,754
Other comprehensive income:
 Changes in net unrealized gains on securities......            --              --             --            31,464          31,464
 Reclassification adjustment for net gains
  realized in net income ...........................            --              --             --           (10,844)        (10,844)
 Income tax effect ..................................           --              --             --            (7,217)         (7,217)
                                                                                                                          ---------
  Comprehensive Income .............................                                                                         88,157
Retirement of 226,150 common shares ................           (11)           (171)        (6,830)               --          (7,012)
Cash dividends declared on common stock,
 $0.595 per common share ...........................            --              --         (8,478)               --          (8,478)
Deferred compensation ..............................            --           1,861             --                --           1,861
-----------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 2000 ..................           707          12,549        347,288            41,809         402,353

Net income .........................................            --              --         54,183                --          54,183
Other comprehensive income:
 Changes in net unrealized gains on securities......            --              --             --             6,729           6,729
 Reclassification adjustment for net gains
  realized in net income ...........................            --              --             --            (5,775)         (5,775)
 Income tax effect ..................................           --              --             --              (334)           (334)
                                                                                                                          ---------
  Comprehensive Income ..............................                                                                        54,803
Shares issued under the stock option
 plan, 5,400 common shares .........................            --             206             --                --             206
Shares issued under the Commercial Loan Officer
 Commission Program, 31,504 common shares ..........             2              (2)            --                --              --
Retirement of 20,400 common shares .................            (1)            (21)          (972)               --            (994)
Cash dividends declared on common stock,
 $0.615 per common share ...........................            --              --         (8,701)               --          (8,701)
Deferred compensation ..............................            --           3,219             --                --           3,219
-----------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 2001 ..................           708          15,951        391,798            42,429         450,886

Net income .........................................            --              --         49,314                --          49,314
Other comprehensive income:
 Changes in net unrealized gains on securities......            --              --             --            (9,004)         (9,004)
 Reclassification adjustment for net gains
  realized in net income ...........................            --              --             --            (4,765)         (4,765)
 Income tax effect ..................................           --              --             --             4,819           4,819
                                                                                                                          ---------
  Comprehensive Income .............................                                                                         40,364
Retirement of 40,400 common shares .................            (2)            (46)        (1,650)               --          (1,698)
Cash dividends declared on common stock,
 $0.635 per common share ...........................            --              --         (8,980)               --          (8,980)
Deferred compensation ..............................            --           1,469             --                --           1,469
-----------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 2002 ..................      $    706       $  17,374      $ 430,482        $   33,479       $ 482,041
===================================================================================================================================

See accompanying notes.

                                     | 12 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                     CONSOLIDATED STATEMENTS of CASH FLOWS

YEARS ENDED DECEMBER 31                                          2002          2001         2000
---------------------------------------------------------------------------------------------------
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...............................................    $  49,314     $  54,183     $  74,754
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization ...........................        3,705         3,298         3,534
 Amortization (accretion) of investment and loan
  premiums (discounts), net ..............................          505          (565)       (6,375)
 Goodwill amortization ...................................           --           893         1,101
 Deferred income tax expense (benefit) ...................        1,633            65        (2,886)
 Securities and other financial instrument gains, net ....       (7,258)       (7,835)      (10,531)
 Gain on dispositions of student loans ...................           --          (303)          (43)
 Deferred compensation, net ..............................        2,320         3,232         2,574
 Gain on sale of student loans ...........................           --        (2,201)      (22,465)
 Loss on sale of trust and investment management business            --            --         1,746
 Gain on sale of premises and equipment ..................           --          (135)           --
 Decrease (increase) in accrued interest receivable
  and other assets .......................................        7,990         9,974        (5,919)
 (Decrease) increase in accrued interest payable and
  other liabilities ......................................       (1,838)      (17,228)        1,472
---------------------------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities .............       56,371        43,378        36,962
---------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturities of securities held-to-maturity..          337           452           502
 Proceeds from maturities of available-for-sale
  securities..............................................       73,868        75,727       420,604
 Proceeds from sales of available-for-sale securities ....      233,589       197,568        41,722
 Purchases of available-for-sale securities ..............     (360,585)     (202,377)     (382,455)
 Purchases of loans ......................................           --            --        (6,297)
 Net (increase) decrease in loans ........................     (275,006)       11,143      (223,563)
 Bad debt recoveries .....................................        2,229         4,488        11,984
 Purchases of premises and equipment, net ................       (2,652)       (1,832)       (1,399)
 Proceeds from sale of premises and equipment ............           --           831            --
 Proceeds from sale of student loans and
  trust and investment management business ...............           --        65,430       431,510
---------------------------------------------------------------------------------------------------
   Net Cash (Used in) Provided by Investing Activities ...     (328,220)      151,430       292,608
---------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 (Decrease) increase in deposit accounts .................      (61,683)       13,826       143,210
 Repayment of debt .......................................       (4,000)      (42,000)           --
 Issuance of debt ........................................           --        50,000            --
 (Decrease) increase in other borrowings, net ............       (3,706)        6,731        (5,781)
 Issuance of common shares under the stock option plan ...           --           206            --
 Retirements of common shares ............................       (1,698)         (994)       (7,012)
 Cash dividends paid on common shares ....................       (8,918)       (8,628)       (8,438)
---------------------------------------------------------------------------------------------------
   Net Cash (Used in) Provided by Financing Activities ...      (80,005)       19,141       121,979
---------------------------------------------------------------------------------------------------
   Net (Decrease) Increase in Cash and Cash Equivalents ..     (351,854)      213,949       451,549
Cash and cash equivalents at beginning of year ...........      783,514       569,565       118,016
---------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year .................    $ 431,660     $ 783,514     $ 569,565
===================================================================================================
Supplemental disclosures:
 Interest paid ...........................................    $  56,416     $  82,604     $ 101,741
 Income taxes paid .......................................       22,772        38,390        33,765
---------------------------------------------------------------------------------------------------

See accompanying notes.

                                     | 13 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

               NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Corus Bankshares, Inc. ("Corus") and its wholly owned subsidiary, Corus Bank, N.A. Corus, through its subsidiary bank, provides retail banking services primarily in the Chicago metropolitan area. In addition, Corus' commercial lending group provides financing nationwide, almost exclusively collateralized by real estate. In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management's expectations. See Allowance for Loan Losses accounting policies below.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Corus and its subsidiary. Intercompany transactions impacting the income statement are limited to interest payments by the subsidiary on parent company deposit accounts. Other intercompany transactions include dividend payments, capital contributions, and the use of parent company stock in the subsidiary's Commercial Loan Officer Commission Program. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

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

         Available-for-sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, market conditions or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes, is reflected as a component of other comprehensive income in the Consolidated Statement of Changes in Shareholders' Equity. Amortized cost represents the cost of securities plus or minus the amortization/accretion of premium/discount, adjusted for losses associated with other than temporary declines in value.

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

LOANS

Loans are reported at the principal amount outstanding, net of any unearned discount or deferred origination fees. Interest income is generally recognized using the level-yield method. Loan origination fees, net of

                                     | 14 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

direct costs related to the origination, are deferred and amortized as a yield adjustment over the lives of the related loans.

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

         Nonaccrual loans and loans past due by 90 days or more are considered to be impaired loans. Impairment is also measured by comparing the book value of the loan to its fair value, based on the present value of expected cash flows, the market price of the loan, or the fair value of the underlying collateral. If the fair value of the loan is less than the book value, a valuation allowance is established as a component of the allowance for loan losses and the loan is considered to be impaired. Interest income from nonaccrual impaired loans is recognized on a cash basis and only when collection of the related principal balances are no longer in question.

         Home equity lines of credit and second mortgage loans are generally charged off after 120 days past due or after 60 days past due if the account is in bankruptcy. Other loan types are charged off when designated "loss" by the Bank's regulators, past due more than 180 days (unless well-collateralized), or when deemed uncollectible by management. Past due and delinquency status is determined based on contractual terms.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses (the "Allowance") is available to absorb losses inherent in the loan portfolio. Decreases to the Allowance result as loans, or portions thereof, are charged off while increases result from the recovery of previously charged off loans. In addition, charges against earnings through the provision for loan losses also increase the Allowance.

         The Allowance is based upon quarterly reviews. These reviews include an assessment of the loan portfolio and include reviews of both specific credits and an overall assessment. Specific reviews are performed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and can result in a specific reserve for certain impaired loans. For those loans not specifically reviewed, an assessment is performed, by loan type (i.e., commercial, commercial real estate, construction, home equity, residential first mortgage, etc.) to determine an inherent loss rate. The inherent loss rate is based primarily on a combination of prior loss experience and delinquency levels (current vs. historical). In those cases where, due to insufficient historical data, Corus' loss and delinquency experience may not accurately reflect the inherent losses in a segment of the portfolio, Corus will utilize the respective historical rates as published by the Federal Deposit Insurance Corporation ("FDIC") in its Quarterly Banking Profile publication. For commercial real estate loans, Corus utilizes the historical FDIC loss and delinquency rates.

         Additional factors are also considered including the level of problem and potential problem loans, trends in volume and terms of loans, changes in risk selection and underwriting standards, experience, ability and depth of lending management, and economic and industry conditions.

         The assessment as to the adequacy of the allowance for loan losses is grounded by the assumption that historical experience is a good predictor of future performance. This assumption, while supported by guidance provided by the Financial Accounting Standards Board, the Office of the Comptroller of the Currency, and the Securities & Exchange Commission, may not ultimately be correct. In that event, estimates of inherent losses may differ from actual results.

                                     | 15 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation on premises is computed primarily using the straight-line method over the estimated useful life. Depreciation on furniture and equipment is computed using accelerated methods. Expenditures for normal repairs and maintenance are charged to expense as incurred.

OTHER REAL ESTATE OWNED

Other real estate owned includes properties acquired through foreclosure. These properties are generally recorded at the lower of cost or estimated realizable value. Gains and losses from the sale or write-down of other real estate owned are included in other income. The net costs of maintaining these properties are included in operating expenses. As of December 31, 2002, other real estate owned totaled $800,000.

GOODWILL

Prior to January 1, 2002, goodwill, which is the cost of investments in subsidiaries in excess of the fair value of the net assets acquired, was being amortized over periods of 12 to 15 years. Under SFAS No. 142 "Goodwill and Other Intangible Assets," goodwill is no longer amortized, but is instead subjected to an annual impairment test. The test consists of a two-step process whereby a determination is first made as to whether an impairment exists, and then whether an adjustment is required. See Note 16 for quantitative disclosure.

DERIVATIVES

The Company enters into certain derivative transactions as part of its overall interest rate risk management process. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, requires a company to recognize all derivative instruments at fair value on its balance sheet. The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction.

         Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment are considered fair value hedges under SFAS No. 133. Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value related to the hedged asset or liability on the balance sheet with corresponding offsets recorded in the income statement. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as a freestanding asset or liability. Actual cash receipts or payments and related amounts accrued during the period on derivatives, included in a fair value hedge relationship, are recorded as offsets to the related interest income or expense recorded on the hedged asset or liability.

         Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in other comprehensive income within stockholders' equity, net of taxes. Amounts are reclassified from other comprehensive income to the income statement in the period or periods the hedged transaction affects earnings.

                                     | 16 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

         Under both the fair value and cash flow hedge methods, any ineffective portions of the hedges are recognized immediately in income. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in noninterest income as a part of securities and other financial instrument gains/(losses).

STOCK-BASED EMPLOYEE COMPENSATION

Corus utilizes its stock to compensate employees under two different plans, the 1999 Stock Option Plan and the Commercial Loan Officer Commission Program. These plans were both approved by shareholders.

         At December 31, 2002, the Company has a stock option plan which is described more fully in Note 13. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees, and related Interpretations." All options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant and as such, the granting of the options had no impact on net income. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

YEARS ENDED DECEMBER 31                                                        2002           2001            2000
--------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
Net income, as reported ................................................    $   49,314     $   54,183     $   74,754
Add: Stock-based employee compensation expense included
  in reported net income, net of related tax effects ...................           101            615            560
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related
  tax effects...........................................................        (1,046)          (794)          (608)
--------------------------------------------------------------------------------------------------------------------
Pro Forma Net Income ...................................................    $   48,369     $   54,004     $   74,706
====================================================================================================================

Earnings per share:
  Basic -- as reported .................................................    $     3.49     $     3.83     $     5.24
  Basic -- pro forma ...................................................          3.42           3.82           5.23
  Diluted -- as reported ...............................................          3.45           3.79           5.23
  Diluted -- pro forma .................................................          3.38           3.77           5.22
--------------------------------------------------------------------------------------------------------------------

For the pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' five-year vesting period. The fair value of options granted was computed using the Black-Scholes model using the following assumptions:

GRANT DATE                   6/11/02     4/22/02    10/1/01    4/23/01    5/23/00
---------------------------------------------------------------------------------
Risk-free rate ...........       5.44%      5.68%      4.55%      5.20%      6.45%
Expected life ............   10 years   10 years   10 years   10 years   10 years
Expected volatility ......      26.30%     26.30%     25.85%     23.82%     23.90%
Expected dividend yields..       1.32%      1.28%      1.38%      1.26%      2.40%
Fair value ...............  $   19.57   $  20.71   $  16.81   $  19.07   $   8.74
=================================================================================

In addition, the Company has a compensation plan for the commercial loan officers referred to as the Commercial Loan Officer Commission Program. Under the program, the commercial loan officers earn a commission based on loan originations. While all of the commissions earned under the plan are expensed in the year earned, payment

                                     | 17 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

of a portion of the commissions is deferred for many years. At the officers' option, the deferred amounts are invested in the equivalent of: 1) a note indexed to 10-year Treasury rates, 2) shares of Corus' Common Stock or 3) a combination of Corus' Common Stock and a note indexed to the S&P 500 index. Importantly, these deferred amounts are subject to loss under certain conditions.

         While amounts deferred in Treasury-based or S&P 500-based notes are recorded as liabilities, the amounts deferred in stock are included in shareholders' equity as additional surplus. Furthermore, since the deferral amounts are subject to loss, the ultimate payment amounts are not known. As a result, the deferred shares are accounted for under variable plan accounting, as defined by APB No. 25. Variable plan accounting requires the Company to record periodic adjustments to both salary expense and surplus based on changes in the market price of Corus stock. These entries are recorded quarterly. Finally, upon issuance of the deferred shares, the par value of the stock is reclassified to common stock.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the 2002 presentation.

                    NOTE 2: RECENT ACCOUNTING PRONOUNCEMENTS

SFAS NO. 148 - ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND
DISCLOSURE

In December 2002, SFAS No. 148 was issued and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for Corus beginning with the fiscal period ending December 31, 2002. Because the Company plans to continue its accounting for stock-based compensation under APB No.25, the adoption of SFAS No. 148 is not expected to have a material impact on results of operations or financial position.

SFAS NO. 147 - ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS

In October 2002, SFAS No. 147 was issued and impacts the accounting and reporting for the acquisition of all or part of a financial institution. Previously, special accounting was afforded to such acquisitions when the fair value of liabilities exceeded the fair value of assets acquired. This statement effectively disallows the previous treatment of such acquisitions and requires conformity with SFAS Nos. 141 and 142. This statement is effective for any acquisitions subsequent to September 30, 2002.

         While SFAS No. 147 may affect how future business combinations, if undertaken, are accounted for and disclosed in the financial statements, the issuance of the new guidance had no effect on Corus' results of operations, financial position, or liquidity because the Company does not have any assets subject to the specialized accounting guidance provided in SFAS No. 147.

SFAS NO. 141 - BUSINESS COMBINATIONS AND SFAS NO. 142 - GOODWILL AND OTHER INTANGIBLE ASSETS

In June 2001, SFAS No. 141 was issued establishing accounting and reporting standards requiring all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. SFAS No. 141 was effective for Corus for the fiscal quarter beginning July 1, 2001.

                                     | 18 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

         Also in June 2001, SFAS No. 142 was issued effective for Corus on January 1, 2002. SFAS No. 142 addresses how acquired intangible assets should be accounted for in financial statements upon their acquisition, and also how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. In general, recognized intangible assets are to be amortized in accordance with their estimated useful lives. In addition, amortization of goodwill has been eliminated, with capitalized goodwill now being subjected to at least an annual assessment for impairment. A two-step process is to be used to determine first whether an impairment exists, and then whether an adjustment is required. The adoption of this statement did not result in any transition goodwill impairment adjustments, but did result in a nearly $1.0 million increase in annual net income due to the discontinuation of goodwill amortization. See Note 16 for additional disclosure related to goodwill required by this statement.

FIN 45 - GUARANTEES

In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. The interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for the Company as of December 31, 2002. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. Significant guarantees that have been entered into by the Company are disclosed in Note 11. The Company does not expect the requirements of FIN 45 to have a material impact on results of operations, financial position, or liquidity.

FIN 46 - CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." The objective of this interpretation is to provide guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, noncontrolling interest, and results of operations of a VIE need to be included in a company's consolidated financial statements. Because the Company does not have an interest in any VIE's the Company does not expect the adoption of FIN 46 to have a material impact on results of operations, financial position, or liquidity.

                                     | 19 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                               NOTE 3: SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows:

                                                                    GROSS UNREALIZED
                                                AMORTIZED        -----------------------        FAIR
DECEMBER 31, 2002                                 COST           GAINS            LOSSES       VALUE
------------------------------------------------------------------------------------------------------
(dollars in thousands)
AVAILABLE-FOR-SALE
U.S. Government and agencies ........           $211,970       $  2,830          $     --     $214,800
Corporate debt securities ...........             42,341          2,028                --       44,369
Common stocks, Bank Holding Company..            101,478         54,151            (7,784)     147,845
Other ...............................             13,347            283                --       13,630
------------------------------------------------------------------------------------------------------
Total ...............................           $369,136       $ 59,292          $ (7,784)    $420,644
======================================================================================================

HELD-TO-MATURITY
State and municipal .................           $  1,099       $     59          $     --     $  1,158
Other ...............................              5,588             21                --        5,609
------------------------------------------------------------------------------------------------------
Total ...............................           $  6,687       $     80          $     --     $  6,767
======================================================================================================

                                                                    GROSS UNREALIZED
                                                AMORTIZED        -----------------------        FAIR
DECEMBER 31, 2001                                 COST           GAINS            LOSSES       VALUE
------------------------------------------------------------------------------------------------------
(dollars in thousands)
AVAILABLE-FOR-SALE
U.S. Government and agencies ........           $ 34,969       $    460          $     --     $ 35,429
Corporate debt securities ...........             57,257          2,153                --       59,410
Common stocks, Bank Holding Company..            100,532         64,514            (2,023)     163,023
Other ...............................             42,100            335              (162)      42,273
------------------------------------------------------------------------------------------------------
Total ...............................           $234,858       $ 67,462          $ (2,185)    $300,135
======================================================================================================

HELD-TO-MATURITY
State and municipal .................           $  1,244       $     39          $     --     $  1,283
Other ...............................              5,779             28                --        5,807
------------------------------------------------------------------------------------------------------
Total ...............................           $  7,023       $     67          $     --     $  7,090
======================================================================================================

The scheduled maturities for securities were as follows:

                                                  AVAILABLE-FOR -SALE              HELD-TO-MATURITY
                                                  ---------------------           --------------------
                                                 AMORTIZED       FAIR             AMORTIZED     FAIR
DECEMBER 31, 2002                                 COST           VALUE              COST       VALUE
------------------------------------------------------------------------------------------------------
(dollars in thousands)
Due in:
One year or less ........................       $145,725       $146,496          $     14     $     14
After one year through five years .......        108,586        112,674               778          829
After five years through ten years ......             --             --               550          575
After ten years .........................          9,562          9,844                58           62
------------------------------------------------------------------------------------------------------
    Subtotal ............................        263,873        269,014             1,400        1,480
Securities not due at a single maturity..        105,263        151,630             5,287        5,287
------------------------------------------------------------------------------------------------------
Total ...................................       $369,136       $420,644          $  6,687     $  6,767
======================================================================================================

Actual maturities may differ from those scheduled due to prepayments by the issuers.

                                     | 20 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

Gross gains realized on sales of available-for-sale securities totaled $4.8 million, $6.0 million, and $14.8 million during 2002, 2001, and 2000, respectively. Gross losses realized on sales of available-for-sale securities totaled $25,000, $216,000, and $3.9 million, respectively.

         Securities having an aggregate carrying value of $12.7 million and $28.3 million at December 31, 2002 and 2001, respectively, were pledged as collateral to secure public deposits and for other purposes required or permitted by law.

                                  NOTE 4: LOANS

Total loans, net of deferred loan fees and other discounts of $22.6 million and $14.8 million at December 31, 2002 and 2001, respectively, were as follows:

DECEMBER 31                                                    2002               2001
------------------------------------------------------------------------------------------
(dollars in thousands)
Commercial real estate:
 Term...................................................   $    989,146       $    675,526
 Construction...........................................        531,612            515,002
 Mezzanine..............................................         32,092             39,223
------------------------------------------------------------------------------------------
   Total Commercial Real Estate.........................      1,552,850          1,229,751
Commercial..............................................         87,631             94,015
Home equity.............................................         51,078             84,214
Residential first mortgage..............................         38,828             50,779
Student.................................................         10,950             14,591
Medical finance and consumer............................            632              1,895
------------------------------------------------------------------------------------------
Total...................................................   $  1,741,969       $  1,475,245
==========================================================================================

With regard to Corus' concentration in commercial real estate lending, see Management's Discussion and Analysis of Financial Statements for a breakdown of loans by collateral type, geographic distribution, and size.

Changes in the allowance for loan losses were as follows:

YEARS ENDED DECEMBER 31                                        2002               2001          2000
-------------------------------------------------------------------------------------------------------
(dollars in thousands)
Balance at January 1....................................   $     40,457       $     39,601    $  32,090
Provision for loan losses...............................             --                 --           --
Charge-offs.............................................         (6,057)            (3,632)      (4,473)
Recoveries..............................................          2,229              4,488       11,984
-------------------------------------------------------------------------------------------------------
Balance at December 31..................................   $     36,629       $     40,457    $  39,601
=======================================================================================================

At December 31, 2002 and 2001, Corus had impaired loans totaling $6.5 million and $5.8 million, respectively, of which $0.2 million and $0.3 million, respectively, have been specifically reserved for in the allowance for loan losses. The average balance of impaired loans during the year was $8.6 million in 2002 and $5.8 million in 2001.

                                     | 21 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

Nonaccrual loans totaled $4.8 million and $1.5 million as of December 31, 2002 and 2001, respectively. The interest forgone on these loans was $1.1 million and $90,000 for 2002 and 2001, respectively. In addition, prior year interest of $80,000 was reversed for loans becoming nonaccrual in 2001, all of which was charged against the allowance for loan losses.

Changes in the balance of loans to directors and principal officers of Corus and its subsidiary were as follows:

(dollars in thousands)
Balance at December 31, 2001 ...........................   $     41,137
New loans ..............................................          5,000
Repayments .............................................        (31,731)
-----------------------------------------------------------------------
Balance at December 31, 2002 ...........................   $     14,406
=======================================================================

These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal risk of collection or possess other favorable features. As of December 31, 2002, none of the above loans were over 90 days past due or nonaccrual.

                         NOTE 5: PREMISES AND EQUIPMENT

Premises and equipment were as follows:

DECEMBER 31                                                  2002         2001
--------------------------------------------------------------------------------
(dollars in thousands)
Land and improvements ..................................   $   8,344    $  8,326
Buildings and improvements .............................      28,200      28,465
Furniture and equipment ................................      18,002      15,650
--------------------------------------------------------------------------------
    Gross Premises and Equipment .......................      54,546      53,441
Less accumulated depreciation ..........................      26,226      23,104
--------------------------------------------------------------------------------
Total Premises and Equipment, Net ......................   $  28,320    $ 29,337
================================================================================

Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $344,000, $361,000, and $346,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

                                     | 22 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

Minimum fixed lease obligations, excluding taxes, insurance, and other expenses payable directly by Corus, for leases in effect at December 31, 2002, were as follows:

YEARS ENDING DECEMBER 31
-------------------------------------------------------------------
(dollars in thousands)
2003 ..................................................    $    350
2004 ..................................................         401
2005 ..................................................         410
2006 ..................................................         420
2007 ..................................................         430
2008 and thereafter ...................................       2,477
-------------------------------------------------------------------
Minimum Payments ......................................    $  4,488
===================================================================

                              NOTE 6: TIME DEPOSITS

Interest-bearing deposits include certificates of deposit in amounts of $100,000 or more totaling $406.1 million and $484.3 million at December 31, 2002 and 2001, respectively. Interest expense on these deposits was $22.9 million and $27.2 million in 2002 and 2001, respectively.

         At December 31, 2002, the scheduled maturities of all certificates of deposit were as follows:

YEARS ENDING DECEMBER 31
--------------------------------------------------------------------
(dollars in thousands)
2003 ..................................................    $ 446,975
2004 ..................................................       86,706
2005 ..................................................       64,954
2006 ..................................................       47,299
2007 and thereafter ...................................        9,296
--------------------------------------------------------------------
Total .................................................    $ 655,230
====================================================================

                                     | 23 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                            NOTE 7: OTHER BORROWINGS

On June 26, 2001, Corus entered into an agreement to borrow $70 million, consisting of a term note in the amount of $50 million and a revolving note in the amount of $20 million, both at an effective interest rate equal to LIBOR plus 150 basis points, adjusted quarterly. Both loans mature on June 25, 2004, and either loan may be prepaid at any time without premium or penalty, except for certain yield maintenance charges not to exceed 3 months interest. Minimum principal repayment of the term loan is $1.0 million quarterly beginning September 30, 2001 and the revolving loan is payable upon maturity. Interest is payable quarterly. In addition, a fee at an annual rate of 1/4% of the average unused revolving note commitment is due quarterly.

         Among other restrictions, loan covenants require Corus to maintain prescribed levels of capital, limit the level of nonperforming loans relative to capital, and maintain a minimum ratio of the allowance for loan losses to total loans. Corus is in compliance with all loan covenants as of December 31, 2002. The debt is secured by 100% of the common stock of the subsidiary bank.

         Outstanding balances, and interest and fees for these notes were as follows:

                                                            BALANCE OUTSTANDING    INTEREST AND FEES FOR THE
                                                              AT DECEMBER 31        YEARS ENDED DECEMBER 31
                                                            --------------------   -------------------------
                                                               2002       2001        2002           2001
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)
Term note .............................................     $ 44,000    $ 48,000   $    1,601      $  1,196
Revolving note ........................................        1,375          --          172            81
-----------------------------------------------------------------------------------------------------------
Total .................................................     $ 45,375    $ 48,000   $    1,773      $  1,277
===========================================================================================================

                                           NOTE 8:  INCOME TAXES

The components of income tax expense were as follows:

YEARS ENDED DECEMBER 31                                       2002        2001        2000
---------------------------------------------------------------------------------------------
(dollars in thousands)
Current tax expense ...................................     $ 22,947    $ 28,077    $  41,789
Deferred federal expense (benefit) ....................        1,633          65       (2,886)
---------------------------------------------------------------------------------------------
Income Tax Provision ..................................     $ 24,580    $ 28,142    $  38,903
=============================================================================================

A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

YEARS ENDED DECEMBER 31                                       2002        2001       2000
-----------------------------------------------------------------------------------------
Statutory federal income tax rate .....................       35.0%       35.0%      35.0%
Dividends received deduction ..........................       (1.6)       (1.3)      (1.0)
Tax-exempt income .....................................       (0.1)       (0.3)      (0.2)
Goodwill amortization .................................         --         0.4        0.3
Other, net ............................................         --         0.4        0.1
-----------------------------------------------------------------------------------------
Effective Rate ........................................       33.3%       34.2%      34.2%
=========================================================================================

                                     | 24 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

Deferred taxes were recorded based upon differences between the financial statement and tax basis of assets and liabilities. The following deferred taxes were recorded:

DECEMBER 31                                                     2002             2001
---------------------------------------------------------------------------------------
(dollars in thousands)
DEFERRED TAX ASSETS
  Allowance for loan losses ...........................      $ 11,919          $ 13,177
  Deferred compensation ...............................         3,413             2,548
  Sale of trust and investment management business ....            --               218
  Other deferred tax assets ...........................           384               401
---------------------------------------------------------------------------------------
     Gross Deferred Tax Assets ........................        15,716            16,344
---------------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES
  Unrealized securities gains .........................       (18,027)          (22,847)
  Purchase accounting adjustments .....................        (1,061)           (1,191)
  Pension .............................................          (830)             (830)
  Deferred loan fees and discounts ....................          (373)             (357)
  Mark-to-market adjustments on non-hedge derivatives..        (1,692)             (645)
  Other deferred tax liabilities ......................          (916)             (844)
---------------------------------------------------------------------------------------
     Gross Deferred Tax Liabilities ...................       (22,899)          (26,714)
---------------------------------------------------------------------------------------
Net Deferred Tax Liability ............................      $ (7,183)         $(10,370)
=======================================================================================

Management believes that the gross deferred tax asset of $15.7 million at December 31, 2002, could be realized through the carryback of taxable income against prior years.

                         NOTE 9: EMPLOYEE BENEFIT PLANS

The following reflects the disclosure requirements set forth by SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits."

         Corus maintains a noncontributory defined benefit pension plan (Retirement Income Plan and Trust) and a defined contribution plan (Employees' Savings Plan and Trust). Expense (income) for each of the plans was as follows:

YEARS ENDED DECEMBER 31                                        2002          2001       2000
---------------------------------------------------------------------------------------------
(dollars in thousands)
Retirement Income Plan and Trust ......................       $  158        $ (453)    $ (879)
Employees' Savings Plan and Trust .....................          190           182        213
---------------------------------------------------------------------------------------------
Total .................................................       $  348        $ (271)    $ (666)
=============================================================================================

PENSION PLAN

Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 2002. Pension plan assets are primarily invested in common stocks.

                                     | 25 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

Net periodic benefit cost/(income) was comprised of the following:

YEARS ENDED DECEMBER 31                                       2002       2001       2000
------------------------------------------------------------------------------------------
(dollars in thousands)
Service cost ..........................................     $    615   $    638   $    702
Interest cost .........................................        1,177      1,115      1,058
Actual loss on plan assets ............................        3,941      1,981      1,462
Amortization of transition asset ......................           --       (202)      (202)
Net amortization and deferral .........................       (5,575)    (3,985)    (3,899)
------------------------------------------------------------------------------------------
Net Periodic Benefit Cost/(Income) ....................     $    158   $   (453)  $   (879)
==========================================================================================

Reconciliations of the plan's benefit obligations and fair value of plan assets as well as the funded status to the amounts recognized in Corus' statements of financial position follow:

CHANGE IN BENEFIT OBLIGATION

                                                               2002       2001
---------------------------------------------------------------------------------
(dollars in thousands)
Benefit obligation at January 1 .......................     $  17,319   $  16,415
Service cost ..........................................           615         638
Interest cost .........................................         1,177       1,115
Actuarial loss ........................................         1,077          53
Benefits paid .........................................          (876)       (902)
---------------------------------------------------------------------------------
Benefit Obligation at December 31 .....................     $  19,312   $  17,319
=================================================================================

CHANGE IN FAIR VALUE OF PLAN ASSETS

                                                               2002       2001
---------------------------------------------------------------------------------
(dollars in thousands)
Fair value of plan assets at January 1 ................     $  20,938   $  23,821
Actual loss on plan assets ............................        (3,941)     (1,981)
Benefits paid .........................................          (876)       (902)
---------------------------------------------------------------------------------
Fair Value of Plan Assets at December 31 ..............     $  16,121   $  20,938
=================================================================================

FUNDED STATUS

DECEMBER 31                                                    2002       2001
---------------------------------------------------------------------------------
(dollars in thousands)
Funded status .........................................     $  (3,191)  $   3,619
Unrecognized actuarial (gain)/loss ....................         6,227        (426)
---------------------------------------------------------------------------------
Prepaid Benefit Cost ..................................     $   3,036   $   3,193
=================================================================================

                                     | 26 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

The following assumptions were used in accounting for the pension plan:

DECEMBER 31                                                    2002      2001
-----------------------------------------------------------------------------
Discount rate .........................................        6.75%     7.00%
Expected return on plan assets ........................        8.00%     8.00%
Rate of compensation increase .........................        5.00%     5.00%
-----------------------------------------------------------------------------

SAVINGS PLAN

Most employees are eligible to become participants of Corus' Employees' Savings Plan and Trust. Corus' matching contributions to this plan are discretionary. For the years ended December 31, 2002, 2001, and 2000, Corus matched 20% of participants' contributions, up to a maximum of $1,500.

                              NOTE 10: DERIVATIVES

As of January 1, 2001, Corus implemented SFAS No. 133, as amended. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. Special accounting for qualifying hedges ("hedge accounting") allows a derivative's gains and losses to be either offset by the change in fair value of the hedged risk or deferred through recognition in a component of other comprehensive income. Those derivatives that do not qualify for hedge accounting are required to be marked to market with the impact of the market adjustment recorded directly to income.

         Corus utilizes interest rate fixed-to-floating swaps (pay fixed/receive floating) and basis swaps to reduce interest rate risk by improving the balance between rate sensitive assets and liabilities. While these derivatives provide the desired economic hedge to interest rate fluctuations, they do not all meet the strict criteria required to qualify for hedge accounting. During 2002 and 2001, all but one of the fixed-to-floating swaps qualified as fair value hedges and received hedge accounting treatment. In addition, the Company's basis swaps also do not meet the strict criteria required to qualify for hedge accounting.

         In 2002 and 2001, Corus recorded net SFAS No. 133 income of $3.0 million and $1.9 million, respectively. The 2001 income included $1.1 million from activity during 2001 as well as a transition adjustment of $828,000 related to the initial adoption. The income related to both hedge and non-hedge derivatives is as follows:

                                                               INCOME/(LOSS)
                                    INCOME STATEMENT        -------------------
YEARS ENDED DECEMBER 31              CLASSIFICATION           2002       2001
-------------------------------------------------------------------------------
(dollars in thousands)
Fair value hedge:
  Fixed-to-floating swaps .......   Interest Income         $    (85)   $    19

Non-hedge:
  Fixed-to-floating swaps .......   Noninterest Income           (31)       (67)
  Basis swaps ...................   Noninterest Income         3,150      1,984
-------------------------------------------------------------------------------
Total Non-hedge .................                           $  3,119    $ 1,917
-------------------------------------------------------------------------------
Total Derivative Gain/(Loss) ....                           $  3,034    $ 1,936
===============================================================================

The counter parties to these instruments are major financial institutions with credit ratings of A or better.

                                     | 27 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                         NOTE 11: FINANCIAL INSTRUMENTS

In the normal course of business, Corus invests in various financial assets, incurs various financial liabilities and enters into agreements involving unrecognized financial instruments (consisting of standby letters of credit, commitment letters, and unused lines of credit). The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts Corus might receive or pay in actual market transactions. Potential taxes and other transaction costs have also not been considered in estimating fair value. As some of Corus' assets and liabilities are not considered financial instruments, the disclosures below do not reflect the fair value of Corus as a whole.

         Corus had the following financial instruments:

                                                                      2002                          2001
                                                            -------------------------    -------------------------
                                                             CARRYING        FAIR         CARRYING        FAIR
DECEMBER 31                                                   AMOUNT         VALUE         AMOUNT         VALUE
------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents .............................     $   431,660   $   431,660    $   783,514   $   783,514
Securities available-for-sale .........................         420,644       420,644        300,135       300,135
Securities held-to-maturity ...........................           6,687         6,767          7,023         7,090
Loans, net ............................................       1,705,340     1,719,285      1,434,788     1,443,863
Accrued interest receivable ...........................          10,376        10,376         14,311        14,311
Other assets ..........................................           5,134         5,134          1,984         1,984
------------------------------------------------------------------------------------------------------------------

FINANCIAL LIABILITIES
Deposits without a stated maturity ....................     $ 1,404,543   $ 1,404,543     $1,385,082   $ 1,385,082
Certificates of deposit ...............................         655,230       673,235        736,374       753,678
Other borrowings ......................................          48,110        48,110         55,816        55,816
Accrued interest payable ..............................           5,172         5,172          6,996         6,996
Other liabilities .....................................              98            98             67            67
------------------------------------------------------------------------------------------------------------------

UNRECOGNIZED FINANCIAL INSTRUMENTS
Standby letters of credit .............................     $       415   $       415    $       308   $       308
Commitment letters ....................................              --            --             --            --
Unused lines of credit ................................              --           845             --           765
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

                                     | 28 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

LOANS are valued based on type of loan. The fair value of variable-rate loans that reprice frequently is assumed to approximate carrying value. The fair value of fixed-rate loans is based on the discounted amount of scheduled cash flows. The discount rate used is equal to the current rate of the appropriate index plus the average spread on the existing portfolio. Carrying value and fair value include the market value of both hedged loans and the related interest rate swaps. The total hedge ineffectiveness reflected in these balances was immaterial at December 31, 2002. The fair values of interest rate swaps are based on either quoted market or dealer prices.

ACCRUED INTEREST RECEIVABLE is short-term in nature and, as such, fair value approximates carrying value.

OTHER ASSETS reflects the fair value of basis swaps that do not qualify for hedge accounting. As these are marked to market on a quarterly basis, carrying value equals fair value.

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

OTHER LIABILITIES reflects the fair value of interest rate swaps that do not qualify for hedge accounting. As these are marked to market on a quarterly basis, carrying value equals fair value. The fair values of interest rate swaps are based on either quoted market or dealer prices.

UNRECOGNIZED FINANCIAL INSTRUMENTS are valued based on estimated fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counter parties. Carrying value represents deferred fees arising from the unrecognized financial instruments.

                                     | 29 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

The following is additional information related to the unrecognized financial instruments:

DECEMBER 31                                                     2002                2001
------------------------------------------------------------------------------------------
(dollars in thousands)
STAND BY LETTERS OF CREDIT
 Commercial real estate:
  Term ................................................     $    20,682          $  20,909
  Construction ........................................              --                 --
  Mezzanine ...........................................              --                 --
 Commercial ...........................................           3,190                923
 Home equity ..........................................              --                 --
 Consumer .............................................              --                 --
------------------------------------------------------------------------------------------
     Total Standby Letters of Credit ..................     $    23,872          $  21,832

COMMITMENT LETTERS OUTSTANDING
 Commercial real estate:
  Term ................................................     $    14,000          $      --
  Construction ........................................         138,164             32,000
  Mezzanine ...........................................              --                 --
 Commercial ...........................................              --                 --
 Home equity ..........................................              --                 --
 Consumer .............................................              --                 --
------------------------------------------------------------------------------------------
     Total Commitment Letters .........................     $   152,164          $  32,000

UNUSED COMMITMENTS UNDER LINES OF CREDIT
 Commercial real estate:
  Term ................................................     $    55,575          $   4,615
  Construction ........................................         991,908            479,147
  Mezzanine ...........................................           3,326              3,036
 Commercial ...........................................          13,434             16,875
 Home equity ..........................................          15,104             18,742
 Consumer .............................................             693                745
------------------------------------------------------------------------------------------
     Total Unused Lines of Credit .....................      $ 1,080,040          $ 523,160

TOTAL COMMITMENTS
 Commercial real estate:
  Term ................................................     $    90,257          $  25,524
  Construction ........................................       1,130,072            511,147
  Mezzanine ...........................................           3,326              3,036
 Commercial ...........................................          16,624             17,798
 Home equity ..........................................          15,104             18,742
 Consumer .............................................             693                745
------------------------------------------------------------------------------------------
Total Commitments Outstanding .........................     $ 1,256,076          $ 576,992
==========================================================================================

                                     | 30 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                    NOTE 12: LEGAL AND REGULATORY PROCEEDINGS

Corus is involved in various legal and regulatory proceedings involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, these proceedings will not have a material effect on the results of operations, financial position, liquidity, or capital resources.

                          NOTE 13: SHAREHOLDERS' EQUITY

DIVIDEND RESTRICTIONS

The payment of dividends to Corus by its subsidiary bank is subject to federal regulatory limitations. National banks are generally allowed to pay dividends to the extent of net income for the current and prior two years less dividends paid, without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. Corus' subsidiary bank was considered well-capitalized as of December 31, 2002. Corus' capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus' overall financial condition or prospects. At December 31, 2002, the total amount of the subsidiary bank's retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $126.5 million.

STOCK OPTION PLAN

Options to purchase Corus' common stock have been granted to employees under the 1999 Stock Option Plan at prices equal to the fair market value of the underlying stock on the dates the options were granted. The options vest 20% per year, over a five-year period, and expire in 10 years. At December 31, 2002, there were 420,700 shares available for grant.

         Changes in stock options were as follows:

STOCK OPTIONS

                                                     2002                     2001                     2000
                                            ----------------------    ---------------------    ---------------------
                                                          WEIGHTED                 WEIGHTED                 WEIGHTED
                                                          AVERAGE                  AVERAGE                  AVERAGE
                                              NUMBER      EXERCISE      NUMBER     EXERCISE      NUMBER     EXERCISE
YEARS ENDED DECEMBER 31                     OF SHARES      PRICE      OF SHARES     PRICE      OF SHARES     PRICE
--------------------------------------------------------------------------------------------------------------------
(number of shares in thousands)
Beginning options outstanding...........       492        $  33.59       436       $  28.93       417       $  29.23
Granted.................................       111           50.03       104          48.93       108          25.00
Exercised...............................        --              --        (5)         27.62        --             --
Canceled................................       (12)          32.74       (43)         24.01       (89)         25.50
--------------------------------------------------------------------------------------------------------------------
Ending Options Outstanding..............       591        $  36.70       492       $  33.59       436       $  28.93
====================================================================================================================
Exercisable at December 31..............       239        $  31.23       149       $  30.19       100       $  27.94
--------------------------------------------------------------------------------------------------------------------

At December 31, 2002, the range of exercise prices for outstanding options and weighted average term remaining was $18.65 to $50.03 and 7.4 years, respectively. Less than 1% of the options outstanding at December 31, 2002, had an exercise price less than $25.00.

                                      | 31 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

REGULATORY CAPITAL

Corus and its subsidiary bank are required to maintain certain capital ratios. Failure to maintain these ratios would severely limit their ability to pay dividends, support growth, and repurchase shares and would increase the amount of FDIC insurance premiums. At December 31, 2002 and 2001, Corus and its subsidiary bank were categorized as well-capitalized. Corus' capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus' overall financial condition or prospects. There have been no events since December 31, 2002, that management believes would have changed that category. The minimum ratios to be well-capitalized and Corus' and its subsidiary bank's regulatory capital and ratios were as follows:

REGULATORY CAPITAL AND RATIOS

                                                                             TIER 1                   TOTAL
                                                  TIER 1                   RISK-BASED               RISK-BASED
                                                 LEVERAGE                   CAPITAL                  CAPITAL
                                            ------------------          -----------------       ------------------
                                             AMOUNT      RATIO          AMOUNT      RATIO        AMOUNT      RATIO
------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Minimum ratios for well-capitalized .....                 5.0%                       6.0%                    10.0%
December 31, 2002:
 Corus Bankshares .......................   $444,039     17.3%          $444,039    16.8%       $497,916     18.9%
 Subsidiary bank ........................    382,915     15.5            382,915    15.2         414,430     16.5
December 31, 2001:
 Corus Bankshares........................   $403,933     15.4%          $403,933    19.4%       $458,224     22.0%
 Subsidiary bank ........................    348,794     13.8            348,794    17.8         373,464     19.1
-----------------------------------------------------------------------------------------------------------------

                          NOTE 14: NET INCOME PER SHARE

Net income per share was calculated as follows :

YEARS ENDED DECEMBER 31                                            2002             2001             2000
 ----------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
Denominator for basic earnings per share:
  average common shares outstanding ....................           14,149           14,145           14,278
Dilutive common stock options ..........................              146              164               24
-----------------------------------------------------------------------------------------------------------
   Denominator for Diluted Earnings Per Share ..........           14,295           14,309           14,302
-----------------------------------------------------------------------------------------------------------
Numerator: Net income attributable to common shares.....          $49,314          $54,183          $74,754
-----------------------------------------------------------------------------------------------------------
Net income per share:
 Basic ..................................................         $  3.49          $  3.83          $  5.24
 Diluted ................................................            3.45             3.79             5.23
===========================================================================================================

                                     | 32 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                           NOTE 15: SEGMENT REPORTING

The following reflects the disclosure requirements set forth by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." For purposes of this statement, Management has determined that Commercial Lending, Consumer Lending, Retail Banking and Corporate Support are the primary operating segments of the Company.

         Commercial Lending derives its revenues from interest and fees on loans made to businesses. The loan products include, among others, commercial real estate mortgage term loans, construction loans, mezzanine loans, and loans to customers in the check cashing industry.

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

         Business line results are derived from the Company's business unit profitability reporting system by specifically attributing managed balance sheet assets, deposits, and other liabilities and their related income or expense. Funds transfer pricing methodologies are utilized to allocate a cost for funds used or credit for funds provided to all business line assets and liabilities. The provision for credit losses recorded by each operating segment is based on the net charge-offs incurred by each line of business. Income and expenses directly related to each business line, including fees, service charges, salaries and benefits, and other direct expenses are accounted for within each segment's financial results in a manner similar to the consolidated financial statements. Expenses incurred by centrally managed operations units that directly support business lines' operations are charged to the business lines based on standard unit costs and volume measurements. Capital is allocated to each line of business, including both on - and off-balance-sheet items, based on its inherent risks, including credit, operational, and other business risks. Designations, assignments, and allocations may change from time to time as management accounting systems are enhanced or product lines change.

                                     | 33 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

The following is a summary of significant segment information as required by SFAS No. 131:

                                                                                          INTER-
YEAR ENDED                        COMMERCIAL    CONSUMER      RETAIL      CORPORATE      SEGMENT
DECEMBER 31, 2002                  LENDING      LENDING       BANKING      SUPPORT     ELIMINATIONS    CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Total Revenues(1).............    $   59,403    $  7,453    $   37,164    $  17,346    $         --    $    121,366
Net Income....................        25,045       2,003        10,588       11,678              --          49,314
Total Average Assets..........     1,681,921     120,963     2,168,877      373,341      (1,705,673)      2,639,429
End of Period Goodwill........            --          --         4,523           --              --           4,523
-------------------------------------------------------------------------------------------------------------------

                                                                                          INTER-
YEAR ENDED                        COMMERCIAL    CONSUMER      RETAIL      CORPORATE      SEGMENT
DECEMBER 31, 2001                  LENDING      LENDING      BANKING       SUPPORT     ELIMINATIONS    CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Total Revenues(1).............    $   56,171    $ 13,220    $   45,980    $  18,054    $         --    $    133,425
Net Income....................        25,523       1,267        16,657       10,736              --          54,183
Total Average Assets..........     1,718,874     234,280     2,252,980      434,273      (1,967,436)      2,672,971
End of Period Goodwill........            --          --         4,523           --              --           4,523
-------------------------------------------------------------------------------------------------------------------

                                                                                         INTER-
YEAR ENDED                        COMMERCIAL    CONSUMER      RETAIL      CORPORATE      SEGMENT
DECEMBER 31, 2000                  LENDING      LENDING      BANKING      SUPPORT      ELIMINATIONS    CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Total Revenues (1)............    $   46,633    $ 16,594    $   63,912    $  41,172    $         --    $    168,311
Net Income....................        19,478       1,504        29,817       23,955              --          74,754
Total Average Assets..........     1,431,397     700,016     2,207,034      113,146      (1,932,633)      2,518,960
End of Period Goodwill........            --          --         5,478           --              --           5,478
-------------------------------------------------------------------------------------------------------------------

(1) Net interest income before provision for loan losses plus noninterest income.

The profitability of each of Corus' business segments may be affected by changes in, and the level of, interest rates. The direction and degree of this impact will vary based on the asset/liability mix of each segment.

                                     | 34 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                                NOTE 16: GOODWILL

The following table presents both reported and adjusted net income and earnings per share. Prior year amounts have been restated to exclude amortization expense related to goodwill, as required by SFAS No. 142.


YEARS ENDED DECEMBER 31                                           2002         2001        2000
-------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
NET INCOME
 Reported net income........................................    $ 49,314    $  54,183    $ 74,754
 Add back: Goodwill amortization............................          --          893       1,101
-------------------------------------------------------------------------------------------------
Adjusted Net Income.........................................    $ 49,314    $  55,076    $ 75,855
-------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
 Reported net income........................................    $   3.49    $    3.83    $   5.24
 Add back: Goodwill amortization............................          --         0.06        0.08
-------------------------------------------------------------------------------------------------
Adjusted Net Income.........................................    $   3.49    $    3.89    $   5.32
-------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE
 Reported net income........................................    $   3.45    $    3.79    $   5.23
 Add back: Goodwill amortization............................          --         0.06        0.08
-------------------------------------------------------------------------------------------------
Adjusted Net Income.........................................    $   3.45    $    3.85    $   5.31
-------------------------------------------------------------------------------------------------

Note: The goodwill amortization was not tax deductible and as a result pretax and after-tax amounts are equivalent.

                                     | 35 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                  NOTE 17: PARENT COMPANY FINANCIAL STATEMENTS

Corus' condensed parent company financial statements were as follows:

CONDENSED BALANCE SHEETS

DECEMBER 31                                                                                    2002          2001
-------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
ASSETS
 Cash......................................................................                 $     405     $     472
 Available-for-sale securities, at fair value..............................                   147,845       163,023
 Investment in subsidiary..................................................                   390,779       355,128
 Other assets..............................................................                     7,331         6,374
-------------------------------------------------------------------------------------------------------------------
Total Assets...............................................................                 $ 546,360     $ 524,997
===================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
 Borrowings................................................................                 $  45,375     $  48,000
 Other liabilities.........................................................                    18,944        26,111
 Shareholders' equity......................................................                   482,041       450,886
-------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity.................................                 $ 546,360     $ 524,997
===================================================================================================================

CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31                                                           2002        2001          2000
-------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
INCOME
 Dividends from bank subsidiary............................................     $ 12,000    $      --     $  20,000
 Dividends from common stock...............................................        4,810        4,405         4,794
 Securities gains/(losses).................................................          951        5,220        10,832
 Other income..............................................................           24          826           827
-------------------------------------------------------------------------------------------------------------------
   Total Income............................................................       17,785       10,451        36,453
-------------------------------------------------------------------------------------------------------------------
EXPENSE
 Interest expense..........................................................        1,773        1,454            --
 Other expenses............................................................          912        1,136         2,293
-------------------------------------------------------------------------------------------------------------------
   Total Expense ..........................................................        2,685        2,590         2,293
-------------------------------------------------------------------------------------------------------------------
   Income Before Income Taxes and Equity in
    Undistributed Net Income of Subsidiary ................................       15,100        7,861        34,160
Income tax expense/(benefit) ..............................................          (93)       1,719         3,782
-------------------------------------------------------------------------------------------------------------------
   Income Before Equity in Undistributed Net Income of Subsidiary .........       15,193        6,142        30,378
Equity in undistributed net income of bank subsidiary .....................       34,121       48,041        44,376
-------------------------------------------------------------------------------------------------------------------
Net Income ................................................................     $ 49,314    $  54,183     $  74,754
===================================================================================================================
Net income per share:
 Basic ....................................................................     $   3.49    $    3.83     $    5.24
 Diluted ..................................................................         3.45         3.79          5.23
-------------------------------------------------------------------------------------------------------------------

                                     | 36 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31                                                2002               2001               2000
-------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ................................................          $ 49,314           $ 54,183           $ 74,754
Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation ..............................................               15                 18                 25
 Securities and other financial instrument gains, net .....              (951)            (5,220)           (10,832)
 Decrease (increase) in other assets .......................              504              5,440             (5,695)
 (Decrease) increase in other liabilities ..................           (1,587)             1,449               (577)
 Equity in undistributed net income of subsidiary ..........          (34,121)           (48,041)           (44,376)
-------------------------------------------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities ..............            13,174              7,829             13,299
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of available-for-sale securities .....             2,335             11,048             39,254
 Purchases of available-for-sale securities ...............            (2,329)           (10,809)            (3,876)
 Purchases of premises and equipment, net .................                (6)                (5)               (12)
 Capital infusion to subsidiary ...........................                --            (50,000)           (40,000)
-------------------------------------------------------------------------------------------------------------------
   Net Cash Used in Investing Activities ..................                --            (49,766)            (4,634)
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance of debt .........................................                --             50,000                 --
 Repayment of debt ........................................            (4,000)            (2,000)                --
 Increase in borrowings, net ..............................             1,375                 --                 --
 Issuance of common shares under the stock option plan ....                --                206                 --
 Issuance of common shares under the CLO Commission Program                --              1,339                 --
 Retirements of common shares .............................            (1,698)              (994)            (7,012)
 Cash dividends paid on common shares .....................            (8,918)            (8,628)            (8,438)
-------------------------------------------------------------------------------------------------------------------
   Net Cash (Used in) Provided by Financing Activities ....           (13,241)            39,923            (15,450)
-------------------------------------------------------------------------------------------------------------------
   Net Decrease in Cash and Cash Equivalents ..............          $    (67)          $ (2,014)          $ (6,785)
Cash and cash equivalents at beginning of year ............               472              2,486              9,271
-------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year ..................          $    405           $    472           $  2,486
===================================================================================================================

                                     | 37 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                  NOTE 18: QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly financial information for the years ended December 31, 2002 and 2001:

                                                   YEAR ENDED DECEMBER 31, 2002              YEAR ENDED DECEMBER 31, 2001
                                              -------------------------------------      -------------------------------------
                                              FOURTH     THIRD    SECOND     FIRST       FOURTH     THIRD    SECOND     FIRST
                                              QUARTER   QUARTER   QUARTER   QUARTER      QUARTER   QUARTER   QUARTER   QUARTER
------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
Interest income .......................       $37,003   $38,028   $41,061   $36,786      $39,367   $46,956   $48,885   $53,422
Interest expense ......................        12,726    13,752    14,000    14,113       15,792    20,220    21,314    23,595
------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income ................        24,277    24,276    27,061    22,673       23,575    26,736    27,571    29,827
------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses .............            --        --        --        --           --        --        --        --
------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income After
     Provision for Losses .............        24,277    24,276    27,061    22,673       23,575    26,736    27,571    29,827
Noninterest income ....................         3,765     8,690     5,404     5,220        7,013     5,115     8,651     4,937
Noninterest expense ...................        12,340    11,160    11,717    12,255       10,387    13,895    13,678    13,140
------------------------------------------------------------------------------------------------------------------------------
   Income Before Taxes ................        15,702    21,806    20,748    15,638       20,201    17,956    22,544    21,624
Income tax expense ....................         5,169     7,316     6,925     5,170        6,870     6,048     7,822     7,402
------------------------------------------------------------------------------------------------------------------------------
Net Income Available to
 Common Shareholders ..................       $10,533   $14,490   $13,823   $10,468      $13,331   $11,908   $14,722   $14,222
==============================================================================================================================
Net income per share:
 Basic ................................       $  0.75   $  1.02   $  0.98   $  0.74      $  0.94   $  0.84   $  1.04   $  1.01
 Diluted ..............................          0.74      1.01      0.97      0.73         0.94      0.83      1.03      0.99
------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK MARKET INFORMATION AND DIVIDEND HIGHLIGHTS (UNAUDITED)

                                                  YEAR ENDED DECEMBER 31, 2002                YEAR ENDED DECEMBER 31, 2001
                                              -------------------------------------      -------------------------------------
                                              FOURTH     THIRD    SECOND    FIRST        FOURTH     THIRD     SECOND    FIRST
                                              QUARTER   QUARTER   QUARTER   QUARTER      QUARTER   QUARTER   QUARTER   QUARTER
------------------------------------------------------------------------------------------------------------------------------
Stock price range
 High .................                       $ 45.91   $ 48.66   $ 53.38   $ 51.05      $ 46.92   $ 61.15   $ 60.25   $ 52.00
 Low ..................                         38.97     41.22     45.09     43.22        41.00     40.52     48.65     44.00
 Close ................                         43.66     43.81     45.92     47.53        45.40     44.95     60.25     51.00
Cash dividends declared                         0.160     0.160     0.160     0.155        0.155     0.155     0.155     0.150
------------------------------------------------------------------------------------------------------------------------------

Corus' common stock is a NASDAQ National Market Issue trading under the ticker symbol CORS.

                                     | 38 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                    REPORT of INDEPENDENT PUBLIC ACCOUNTANTS

SHAREHOLDERS AND BOARD OF DIRECTORS

CORUS BANKSHARES, INC.

We have audited the accompanying consolidated balance sheet of Corus Bankshares, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Corus Bankshares, Inc. as of December 31, 2001 and 2000, and for the two years in the period ended December 31, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 15, 2002.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corus Bankshares, Inc. and subsidiary at December 31, 2002, and the consolidated results of their operations and their cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                                                     /S/ Ernst & Young LLP

Chicago, Illinois
January 14, 2003

                                     | 39 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

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

/s/ Arthur Andersen LLP

Chicago, Illinois
January 15, 2002

This report is a copy of the previously issued Arthur Andersen LLP accountants' report and has not been reissued by Arthur Andersen LLP.

                                     | 40 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

          MANAGEMENT'S DISCUSSION and ANALYSIS of FINANCIAL STATEMENTS

                                EARNINGS SUMMARY

Corus Bankshares, Inc. ("Corus") reported net income of $49.3 million in 2002, compared with $54.2 million and $74.8 million in 2001 and 2000, respectively. This translates to diluted earnings per share of $3.45, $3.79, and $5.23 for 2002, 2001, and 2000, respectively. Return on average common equity was 10.6% for 2002, 12.8% for 2001 and 21.6% for 2000. The return on average assets was 1.9% in 2002, compared with 2.0% and 3.0% in 2001 and 2000, respectively.

NET INTEREST INCOME

The principal source of earnings for Corus is net interest income, the difference between interest income and fees on earning assets and interest expense on deposits and borrowings. The related net interest margin represents net interest income, on a tax-equivalent basis, as a percentage of average earning assets during the period. The table on the following page presents Corus' consolidated average balance sheets and net interest income and reflects the average yield on assets and cost of liabilities for the last three years. The yields and costs are adjusted for the accretion or amortization of deferred fees. Interest income on nonaccrual loans is reflected either in the year collected or when collection of the associated principal is no longer in question. Such amounts are not material to net interest income or net change in net interest income in any year. Nonaccrual loans are included in the average balances and do not have a material effect on the average yield.

                                     | 41 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                 AVERAGE BALANCE SHEETS and NET INTEREST MARGIN

                                                       2002                          2001                            2000
                                           ----------------------------   ---------------------------    --------------------------
                                                                AVERAGE                       AVERAGE                       AVERAGE
                                           AVERAGE    INTEREST   YIELD/   AVERAGE   INTEREST   YIELD/    AVERAGE   INTEREST  YIELD/
YEARS ENDED DECEMBER 31                    BALANCE    AND FEES   COST     BALANCE   AND FEES    COST     BALANCE   AND FEES   COST
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
ASSETS
Earning assets:
 Federal funds sold ..................... $  454,939 $   7,486   1.65%  $   632,812 $   23,085   3.65%  $   77,645 $  4,927   6.35%
 Taxable securities other
   than common stocks ...................    294,091    11,847   4.03%      157,480      9,316   5.92%     355,411   22,585   6.35%
 Common stocks, Bank Holding Company(1) .    161,487     6,624   4.10%      161,892      6,067   3.75%     155,248    6,600   4.25%
 Tax-advantaged securities(2) ...........      1,135       102   8.95%        1,243        113   9.13%       1,243      114   9.21%
 Trading account securities .............     26,647       449   1.68%        8,341        336   4.02%       1,989      122   6.12%
 CRE loans, net of
   unearned discount(2) (3) .............  1,400,588   108,144   7.72%    1,320,018    121,592   9.21%   1,066,730  114,487  10.73%
 Other loans, net of
   unearned discount(3) .................    207,953    20,195   9.71%      295,647     30,035  10.16%     740,723   77,045  10.40%
-----------------------------------------------------------------------------------------------------------------------------------
   Total Earning Assets .................  2,546,840   154,847   6.08%    2,577,433    190,544   7.39%   2,398,989  225,880   9.42%
Noninterest-earning assets:
 Cash and due from banks --
   noninterest-bearing ..................     78,004                         78,312                         79,293
 Allowance for loan losses ..............    (39,444)                       (41,069)                       (33,437)
 Premises and equipment, net ............     28,991                         31,004                         32,866
 Other assets, including goodwill .......     25,038                         27,291                         41,249
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets ............................ $2,639,429                    $ 2,672,971                     $2,518,960
===================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits -- interest-bearing:
 Money market deposits .................. $  892,814 $  18,030   2.02%  $   967,379  $  34,009 3.52%    $  952,710   $ 54,515 5.72%
 NOW deposits ...........................    119,331       573   0.48%      110,894      1,239 1.12%        99,151      1,596 1.61%
 Savings deposits .......................    156,861     2,222   1.42%      148,259      3,191 2.15%       153,867      4,061 2.64%
 Brokered certificates of deposit .......    277,210    17,128   6.18%      297,221     18,306 6.16%       279,664     17,578 6.29%
 Retail certificates of deposit .........    410,335    14,843   3.62%      408,592     21,987 5.38%       372,535     21,759 5.84%
-----------------------------------------------------------------------------------------------------------------------------------
   Total Interest-Bearing Deposits ......  1,856,551    52,796   2.84%    1,932,345     78,732 4.07%     1,857,927     99,509 5.36%
 Borrowings .............................     51,572     1,795   3.48%       32,850      1,541 4.69%         7,466        496 6.65%
 Federal Home Loan Bank advances ........         --        --     --%       11,068        648 5.86%        40,000      2,620 6.55%
-----------------------------------------------------------------------------------------------------------------------------------
   Total Interest-Bearing Liabilities ...  1,908,123    54,591   2.86%    1,976,263     80,921 4.09%     1,905,393    102,625 5.39%
Noninterest-bearing liabilities
and shareholders' equity:
 Noninterest-bearing deposits ...........    225,405                        227,988                        224,059
 Other liabilities ......................     38,532                         44,293                         42,628
 Shareholders' equity ...................    467,369                        424,427                        346,880
-----------------------------------------------------------------------------------------------------------------------------------
 Total Liabilities and
   Shareholders' Equity ................. $2,639,429                    $ 2,672,971                     $2,518,960
===================================================================================================================================
Interest income and loan fees/
 average earning assets ................. $2,546,840 $ 154,847   6.08%  $ 2,577,433 $  190,544 7.39%    $2,398,989  $ 225,880 9.42%
Interest expense/average
   interest-bearing liabilities .........  1,908,123    54,591   2.86%    1,976,263     80,921 4.09%     1,905,393    102,625 5.39%
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Spread .....................            $ 100,256   3.22%              $  109,623 3.30%                $ 123,255 4.03%
===================================================================================================================================
Net Interest Margin .....................                        3.94%                         4.25%                          5.14%
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

                                     | 42 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

         For the twelve months ended December 31, 2002, Corus' net interest margin decreased by 31 basis points compared to the prior year. This fall in net interest margin is due primarily to the continuing effect of the Federal Reserve's dramatic interest rate reductions throughout 2001 and in the fourth quarter of 2002 (12 reductions for a total of 5.25%). As interest rates fell, Corus' income from investments and outstanding loans declined as well since the majority of these assets earn interest at rates which vary with market interest rates. Concurrent with the decline in income was a partially offsetting decline in interest expense as declines in market interest rates allowed Corus to reduce the rates paid on variable rate deposit products. Although the interest rate reductions impacted both income and expense, the net impact was unfavorable to Corus, as Corus tends to have a higher level of variable rate assets than variable rate liabilities, a position described as asset sensitive. Furthermore, in general, Corus' floating rate assets tend to be more responsive to changes in market interest rates than our floating rate liabilities, thereby increasing the impact of the rate declines.

         Another factor helping to offset the negative impact of the rate declines was the increase in loan fees. Loan fees increased in 2002 to $20.8 million from $15.1 million in 2001, an increase of $5.7 million, or 37%. Corus' loan fees are predominately related to commercial real estate ("CRE") loans.

         As background, Corus appropriately records loan fees as part of interest income. These fees consist primarily of points and fees collected at closing ("origination fees") but may also include prepayment fees, extension fees, exit fees and other miscellaneous fees. In general, origination and extension fees are deferred and recognized in income ratably over the remaining term of the loan as an effective adjustment to yield. However, in the event that a loan is repaid prior to maturity, any remaining unrecognized deferred income would be recorded as income at that time. Furthermore, depending on the loan terms, a prepayment fee may be recorded as well. This situation can result in unusually high yields in any given period. Finally, certain loans include fees that are contingent on some future event. These fees are not recognized as income until the contingency is satisfied. These types of fees, which can sometimes exceed $1 million, may also result in unusually high yields in a given period.

         It is important to note that while fee income increased in 2002, our pace of commercial real estate originations, and therefore fees being earned, has also gained tremendous force in 2002. Therefore, while the Bank is not necessarily forecasting that future years will show fee income as strong as this year, we nonetheless do expect fee income to remain strong as long as commercial real estate originations continue to be strong.

         In 2001, Corus' net interest margin decreased by 89 basis points. The factors discussed at length above, with regard to the impact of falling interest rates, affected 2001 as well. In fact, with 11 of the 12 rate declines occurring in 2001, the impact on 2001 was even more dramatic.

                                     | 43 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

The following table, which presents the components of changes in net interest income by volume and rate, provides further evidence supporting the preceding discussion.

NET INTEREST INCOME VOLUME/RATE ANALYSIS

                                                        2002 COMPARED TO 2001                2001 COMPARED TO 2000
                                                        -------------------------            ---------------------------
                                                   CHANGE DUE TO(1)                      CHANGE DUE TO(1)
                                                  ------------------                    ------------------
YEARS ENDED DECEMBER 31                           VOLUME        RATE        TOTAL       VOLUME        RATE         TOTAL
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Interest-bearing deposits with
   banks and federal funds sold ............    $ (4,708)    $(10,891)    $(15,599)    $ 27,740     $ (9,582)    $ 18,158
Investment securities(2)(3) ................       6,754       (3,564)       3,190       (9,743)      (3,846)     (13,589)
Loans, net of unearned discount(3)(4) ......        (618)     (22,670)     (23,288)     (19,161)     (20,744)     (39,905)
-------------------------------------------------------------------------------------------------------------------------
      Total Increase (Decrease) in
        Interest Income ....................       1,428      (37,125)     (35,697)      (1,164)     (34,172)     (35,336)
-------------------------------------------------------------------------------------------------------------------------
NOW and money market deposits ..............      (1,689)     (14,956)     (16,645)       1,136      (21,999)     (20,863)
Savings deposits ...........................         154       (1,123)        (969)        (134)        (736)        (870)
Brokered certificates of deposit ...........      (1,235)          57       (1,178)       1,092         (364)         728
Retail certificates of deposit .............          78       (7,222)      (7,144)       2,023       (1,795)         228
Other liabilities ..........................         324         (718)        (394)        (205)        (722)        (927)
-------------------------------------------------------------------------------------------------------------------------
      Total Increase (Decrease) in
        Interest Expense ...................      (2,368)     (23,962)     (26,330)       3,912      (25,616)     (21,704)
-------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Net Interest Income..    $  3,796     $(13,163)    $ (9,367)    $ (5,076)    $ (8,556)    $(13,632)
=========================================================================================================================

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

                                     | 44 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

Finally, the following table shows Corus' average earning assets for the last three years. Commercial real estate loans clearly continue to increase as a percentage of earning assets. In 2001, the decrease in total loans, as a percentage of average earning assets, as compared to 2000, is due to the impact of the sale of the student loan portfolio.

COMPOSITION OF AVERAGE EARNING ASSETS

YEARS ENDED DECEMBER 31                        2002      2001          2000
---------------------------------------------------------------------------
Loans
 Commercial Real Estate:
   Term ................................       31.4%     28.0%         24.8%
   Construction ........................       22.1      22.1          19.3
   Mezzanine ...........................        1.5       1.1           0.4
---------------------------------------------------------------------------
     Total Commercial Real Estate ......       55.0      51.2          44.5

 Commercial ............................        3.3       3.2           3.6
 Home equity ...........................        2.6       4.0           5.3
 Residential first mortgage ............        1.7       2.4           3.4
 Student ...............................        0.5       1.4          17.7
 Medical finance and consumer ..........         --       0.5           0.8
---------------------------------------------------------------------------
     Total Loans .......................       63.1      62.7          75.3

Federal funds sold .....................       17.9      24.5           3.3
Securities other than common stocks.....       12.6       6.5          14.9
Common stocks, Bank Holding Company.....        6.4       6.3           6.5
---------------------------------------------------------------------------
Total Earning Assets ...................      100.0%    100.0%        100.0%
===========================================================================

NONINTEREST INCOME

For 2002, Corus reported $23.1 million of total noninterest income compared to $25.7 million in 2001, resulting in a decrease of $2.6 million, or 10.3%. Excluding securities and other financial instrument gains and losses and gain on sale of student loans, noninterest income increased $141,000, or 0.9%, to $15.8 million.

NONINTEREST INCOME

                                                                                  2002/2001    2001/2000
YEARS ENDED DECEMBER 31                           2002       2001       2000       CHANGE        CHANGE
--------------------------------------------------------------------------------------------------------
(dollars in thousands)
Service charges on deposit accounts ........    $12,065    $11,094    $ 9,650        8.8 %       15.0 %
Securities and other financial instrument
 gains/(losses), net .......................      7,258      7,835     10,531       (7.4)%      (25.6)%
Gain on sale of student loans ..............         --      2,201     22,465     (100.0)%      (90.2)%
Other ......................................      3,756      4,586      4,614      (18.1)%       (0.6)%
-----------------------------------------------------------------------------------------------------
Total Noninterest Income ...................    $23,079    $25,716    $47,260      (10.3)%      (45.6)%
=====================================================================================================
Noninterest Income, Excluding Securities and
 Other Financial Instrument Gains/(Losses),
 and Gain on Sale of Student Loans ..........   $15,821    $15,680    $14,264        0.9 %        9.9%
-----------------------------------------------------------------------------------------------------

                                     | 45 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

Service Charges on Deposit Accounts In 2002, service charge income increased $971,000, or 8.8%, to $12.1 million. The increase resulted primarily from commercial checking account service charge income. Each month, commercial checking customers receive a noncash earnings credit based on their account balance and short-term interest rates. The earnings credit is used to reduce the activity fees that are charged to the account. Lower account balances or lower short-term interest rates result in a lower earnings credit and higher net service charges.

         In addition, fees earned from returns and overdrafts increased compared to 2001. Our ongoing efforts to market the High Performance Checking program continue to increase the number of new personal checking accounts, which have a tendency to have a high percentage of overdraft charges.

         The increase in service charges from 2000 to 2001 resulted from largely the same factors as described above.

Securities and Other Financial Instrument Gains/(Losses), Net In 2002, net security gains totaled $7.3 million, compared to $7.8 million and $10.5 million in 2001 and 2000, respectively.

SECURITIES AND OTHER FINANCIAL INSTRUMENT GAINS/(LOSSES), NET

YEARS ENDED DECEMBER 31                                                         2002              2001           2000
------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Sales of common stocks at Bank Holding Company...........................      $   951           $ 5,220        $ 10,832
Sales of securities at subsidiary bank...................................        3,188               698            (301)
Mark-to-market adjustments on non-hedge derivatives......................        3,119             1,917              --
------------------------------------------------------------------------------------------------------------------------
Total Securities and Other Financial Instrument Gains/(Losses), Net......      $ 7,258           $ 7,835        $ 10,531
========================================================================================================================

Sales of common stocks at the Bank Holding Company relate to the common stock portfolio of various financial industry companies held at the Holding Company. Fluctuations in gains or losses from the sales of these investments are dependent on Corus management's decisions with respect to market opportunities throughout the year. Proceeds from any sales of these investments are generally reinvested in the portfolio.

         Gains from the sales of securities at the subsidiary bank increased to $3.2 million in 2002 from $0.7 million in 2001 and a loss of $0.3 million in 2000. The gains across both years are primarily driven by the sale of certain agency securities.

         Finally, for the years ended December 31, 2002 and 2001, the Bank recorded gains of $3.1 million and $1.9 million, respectively, from what Corus refers to as mark-to-market adjustments on non-hedge derivatives. Due to their unusual nature, the basis for these gains requires additional explanation.

         Like many banks, Corus utilizes derivatives to hedge its interest rate risk. This is accomplished primarily via interest rate swaps (to effectively convert fixed-rate loans to floating rate or vice versa) and interest rate basis swaps (to effectively convert LIBOR-based floating rate loans to Treasury-based floating-rate loans).

         As of January 1, 2001, virtually all companies were required to adopt new derivative accounting rules (known as SFAS No. 133). This rule requires that all derivative instruments be included on the balance sheet at market value. In addition, the rules provide that if a derivative is "paired-off" against specific assets and/or liabilities and also passes an additional succession of tests, then the income statement impact of any periodic changes in the value of the derivative effectively do not need to be reflected on the Company's income statement. Such derivatives are afforded what is termed "hedge accounting" treatment. The rules are enormously complex, but suffice it to say that even though the basis swaps we have entered into are designed to hedge our interest rate risk -- that is, regardless

                                     | 46 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

of the accounting treatment the basis swaps are economic hedges -- they do not qualify for hedge accounting treatment and thus changes in the market value of these instruments must be reflected on our income statement as security gains/(losses). Our interest rate swaps, on the other hand, generally do qualify for hedge accounting.

         Since Corus' basis swaps do not qualify for hedge accounting treatment, periodic changes in their market value will appear as security gains/(losses) on the Company's income statement. Since this income does not stem from having actually sold the instruments, it is subject to reversal based on future changes in the market values. In fact, if Corus holds basis swaps to maturity, which we generally do, the value of the instruments will ultimately return to $0 (by market convention). What this means is that the cumulative gains or losses recognized at any point in time are temporary as they will ultimately reverse, such that the cumulative gains and losses over the life of a basis swap will sum to zero.

         As of December 31, 2002, Corus has recorded cumulative gains of $5.0 million related to mark-to-market adjustments on non-hedge derivatives. While the portfolio of basis swaps vary both in notional amounts and maturities, they will all have matured by the end of 2007. This means that, absent Corus entering into any additional basis swaps between now and the end of 2007 (although it is likely the Company will put on new basis swaps before then), the previously recognized $5.0 million of security gains will have to "reverse" in the form of $5.0 million of security losses between now and the end of 2007. While management can predict the eventual reversal of these gains, we cannot predict in what periods or in what periodic amounts those reversals will occur.

Gain on Sale of Student Loans Corus completed its final phase of the student loan sale for a gain of $2.2 million in April 2001. Including the first phase of the sale completed in late 2000, Corus successfully sold over $460 million of student loans for a net gain of nearly $25 million.

OTHER INCOME

YEARS ENDED DECEMBER 31                                                  2002                      2001           2000
----------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Sale of trust and investment management business..................     $ 1,000                  $   111        $   100
Student loan servicing fee........................................          --                    1,507             14
Trust and investment management services..........................          --                       --          1,807
Other.............................................................       2,756                    2,968          2,693
----------------------------------------------------------------------------------------------------------------------
Total Other Income................................................     $ 3,756                  $ 4,586        $ 4,614
======================================================================================================================

In 2002, other income totaled $3.8 million, of which $1.0 million was related to the sale of the trust and investment management business. Corus agreed, in lieu of ongoing contingent "earn-out" payments pursuant to the sale, to accept a one-time final payment of $1.0 million. Prior year amounts reflect normal monthly accruals.

         In 2001, other income included a servicing fee, relating to a temporary agreement associated with the sale of the student loan portfolio, which expired in June 2001. As mentioned previously, Corus completed the sale of its student loan portfolio in 2001. Corus accepted an agreement to continue servicing the loans until an orderly transition could be accomplished. In accordance with the agreement, Corus received $1.5 million in servicing fees.

         Finally, other income in 2000 included trust and investment management service fees earned prior to the above-mentioned sale. Also included in other income are vault fees, ATM fees, and other real estate owned gains and losses.

                                     | 47 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

NONINTEREST EXPENSE

For 2002, total noninterest expense declined $3.6 million, or 7.1%, to $47.5 million. Excluding goodwill amortization and the loss on sale of trust and investment management business, noninterest expense decreased $2.7 million, or 5.4%. The major factor driving the decrease was a decline in salaries and employee benefits. Other significant factors contributing to the decrease were goodwill and other expenses. See discussion below for analysis by expense category.

NONINTEREST EXPENSE

                                                                                              2002/2001       2001/2000
YEARS ENDED DECEMBER 31                             2002             2001           2000        CHANGE          CHANGE
-----------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Salaries and employee benefits................   $ 29,672         $ 31,539      $  32,706        (5.9)%         (3.6)%
Net occupancy.................................      3,839            4,059          4,123        (5.4)%         (1.6)%
Data processing...............................      2,445            2,562          2,433        (4.6)%          5.3 %
Depreciation-- furniture and equipment........      2,448            2,000          2,228        22.4 %        (10.2)%
Goodwill amortization.........................         --              893          1,101      (100.0)%        (18.9)%
Loss on sale of trust and investment
   management business........................         --               --          1,746          NM         (100.0)%
Other.........................................      9,068           10,047         10,317        (9.7)%         (2.6)%
--------------------------------------------------------------------------------------------------------------------
Total Noninterest Expense.....................   $ 47,472         $ 51,100      $  54,654        (7.1)%         (6.5)%
====================================================================================================================
Noninterest expense, excluding goodwill
 amortization and loss on sale of trust and
 investment management business...............   $ 47,472         $ 50,207      $  51,807        (5.4)%         (3.1)%
Efficiency ratio(1)...........................       40.9%            40.1%          38.1%
--------------------------------------------------------------------------------------------------------------------

NM -- Not Meaningful
(1) Excludes goodwill amortization, loss on sale of trust and investment management business, and student loan lawsuit settlement ($600,000 expense reversal in 2000).

Salaries and Employee Benefits In 2002, salary and benefits declined by $1.9 million, or 5.9%, compared to the prior year. The biggest factor driving the overall decline in salary and benefits was the impact of the mark-to-market adjustments associated with the Commercial Loan Officer Commission Program ("the CLO Program"). The CLO Program is a deferred compensation plan and allows for compensation to be deferred in Corus Common Stock. While the initial commission is expensed when earned, accounting rules require continuous adjustments based on changes in the market value of Corus' Common Stock. For 2002, the net impact of these adjustments was a decrease to salaries and benefits expense of $228,000 compared to an increase of $1.5 million for 2001, a variance of $1.7 million. Therefore, absent the CLO Program mark-to-market adjustments, overall salary and benefits was essentially flat compared to 2001. Note that while base salaries decreased significantly as Corus narrowed its lending focus, bonuses increased, driven in large part by the high level of commercial real estate loan originations.

         In 2001, salaries and employee benefits decreased $1.2 million, or 3.6%. The change was due primarily to the decline in salaries and bonuses associated with the divestitures of both the student loan portfolio and the trust and investment management business. Further salary reductions resulted from decreases in medical finance staffing as Corus continued the planned departure from that business. These decreases were partially offset by an increase in salaries and bonuses related to the commercial loan department, as the bank continues its focus on commercial real estate lending, and the impact of the CLO Program mark-to-market, as discussed above. Note that prior to 2001,

                                     | 48 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

no CLO Program mark-to-market adjustments were recorded as the amounts were considered immaterial. As of December 31, 2002, total commissions deferred in Corus stock represented approximately 162,000 shares.

         Management continues to effectively control compensation expense by paying a limited number of talented people a premium over market salaries rather than staffing at higher peer-group levels. This policy results in higher employee productivity and an increased willingness to accept more responsibility in carrying out Corus' goals and objectives.

Net Occupancy In 2002, net occupancy decreased by $220,000, or 5.4%, compared to 2001. Contributing to the decline were several items including rent expense, depreciation, utilities and property taxes. In 2001, net occupancy expense was essentially flat compared to 2000.

Data Processing In 2002, data processing declined by $117,000, or 4.6%, to $2.4 million primarily due to the absence of expenses associated with servicing the student loan portfolio, which was sold during 2001. Partially offsetting the decrease was an increase in incremental ATM/debit card transaction expenses. In 2001, the increase of $129,000 was largely due to incremental ATM/debit card transaction costs.

Furniture and Equipment Depreciation In 2002 depreciation expense for furniture and equipment increased from $2.0 million to $2.4 million, an increase of $448,000, or 22.4%, compared to 2001. Corus utilizes accelerated depreciation methods. The impact of Corus' depreciation method, combined with the purchase in the second half of 2002 of a $1.6 million document imaging and statement rendering system, resulted in the increased expense for the year. For 2003, given the current level of assets, Corus expects full-year depreciation expense for furniture and equipment of approximately $1.5 million.

         Expenses in 2001 were down $228,000, or 10.2%, compared to 2000 due in large part to the sale of assets related to the divestitures of both the student loan and the trust and investment management businesses.

Goodwill Amortization Goodwill expense declined in 2002 as amortization of goodwill was discontinued upon the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. Refer to Notes 1 and 2 for additional information on this accounting change.

         In 2001, goodwill amortization decreased by $208,000, or 18.9%, to $893,000. The decrease was primarily due to the sale of the trust and investment management business in 2000, which resulted in reduced goodwill amortization of $147,000.

Loss on Sale of Trust and Investment Management Business In October of 2000, Corus sold its trust and investment management business for a loss of $1.7 million. While Corus ultimately received additional payments of $1.2 million under a contingent fee arrangement, these amounts were not received until 2001 and 2002 (see noninterest income).

Other Expenses Other expenses in 2002 declined by $979,000, or 9.7%, to $9.1 million. The decrease partially resulted from higher legal and professional expenses in 2001 related to residential foreclosure costs. In addition, advertising cost related to commercial lending and other operating expenses declined in 2002 as part of Corus' continued focus on cost control.

                                     | 49 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

         In 2001, other expenses decreased $270,000, or 2.6%. Most of the decline was due to the inclusion in 2000 of approximately $150,000 in legal fees associated with the sale of the student loan and trust and investment management businesses. In addition, costs associated with other real estate owned declined reflecting fewer properties held throughout the year.

Efficiency Ratio The banking industry uses a standard known as the "efficiency ratio" to measure a bank's operational efficiency. The ratio is derived by dividing gross operating expenses, less goodwill amortization, by the sum of fully taxable equivalent net interest and other income, adjusted for securities and other financial instrument gains and losses. The gain on sale of student loans, loss on sale of trust and investment management business, and student loan lawsuit settlement were all excluded as well due to the nonrecurring nature of these items. Corus' efficiency ratio was 40.9%, 40.1% and 38.1% in 2002, 2001 and 2000, respectively. All other things being equal, lower interest rates hurt Corus' net interest income, which in turn increases our efficiency ratio.

         By comparison, the peer group average was 58% or higher each of the last three years. Corus' peer group is defined as banks with assets ranging from $2 billion to $5 billion.

Cost Management Cost management is a fundamental element of Corus' culture. Management constantly reviews operating expenses to ensure that they are minimized while maintaining a high level of quality customer service. Corus remains committed to identifying additional reductions in costs while maintaining superior customer service and stringent internal controls.

Income Taxes Income tax expense was $24.6 million in 2002, compared to $28.1 million and $38.9 million in 2001 and 2000, respectively. The effective tax rate was 33.3% in 2002 and 34.2% for both 2001 and 2000. The decline in the effective tax rate was attributable to the combination of the higher dividend income and the absence of goodwill amortization. Dividend income, of which only 30% is taxable to corporations, results in a lower effective tax rate. In 2002, dividend income grew to $4.8 million, or 6.5% of pretax income, as opposed to 5.4% of pretax income in 2001. Amortization of Corus' goodwill is not tax deductible and as such increases the effective tax rate. However, under new accounting rules, no goodwill was amortized in 2002, thereby reducing the effective tax rate compared to prior years. Refer to Note 8 for further information.

         Corus' net deferred tax liability was $7.2 million at December 31, 2002, compared with a net deferred tax liability of $10.4 million at December 31, 2001. The net deferred tax liability declined due to a decrease in unrealized gains on Corus' common stock portfolio net of changes in the allowance for loan losses and unrealized gains from the quarterly mark-to-market adjustments on non-hedge derivatives.

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

                                     | 50 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                                     ASSETS

LOANS

The following table details the composition of Corus' loan portfolio:

LOAN PORTFOLIO

                                                        2002                    2001
                                                 ------------------      ------------------
DECEMBER 31                                      AMOUNT     PERCENT      AMOUNT     PERCENT
-------------------------------------------------------------------------------------------
(dollars in thousands)
Commercial real estate:
 Term......................................    $  989,146     57%      $  675,526     46%
 Construction..............................       531,612     30          515,002     35
 Mezzanine.................................        32,092      2           39,223      3
----------------------------------------------------------------------------------------
  Total Commercial Real Estate.............     1,552,850     89        1,229,751     84
Commercial.................................        87,631      5           94,015      6
Home equity................................        51,078      3           84,214      6
Residential first mortgage.................        38,828      2           50,779      3
Student....................................        10,950      1           14,591      1
Medical finance and consumer...............           632     --            1,895     --
----------------------------------------------------------------------------------------
Total Loans................................    $1,741,969    100%      $1,475,245    100%
========================================================================================

Commercial Real Estate Lending Commercial real estate loans are comprised of term, construction, and mezzanine loans. The term loans are of relatively short duration, rarely more than five years in length, and usually shorter. Some would call these "bridge" loans or "mini-perms" rather than "term" loans, but the meaning of these labels is not standardized in the lending industry. These loans are fully funded, or nearly so, when the loan closes. Construction loans typically have maturities of 24 to 36 months and are funded throughout the term as construction progresses. Borrowers are occasionally offered term loans that start at the end of the construction period resulting in a combined maturity of up to five years, but rarely longer. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus construction or term loan (as opposed to a third party's). Interest rates charged for mezzanine loans are considerably higher than those charged for typical commercial real estate loans, but they also carry additional risk.

         At Corus, most of the commercial real estate lending activity finances one of five types of real estate: office buildings, condominium projects, hotels, apartment complexes, and (to a lesser degree than the prior four categories) industrial buildings. Corus loans finance projects in major markets nationwide with a target loan size from $10 million to $70 million.

         At December 31, 2002, commercial real estate loans outstanding grew by $323 million, or 26%, compared to the prior year. However, when commitments are factored in, the growth is even more significant. Commitments include unfunded loan amounts, commitment letters and letters of credit.

                                     | 51 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

The following table provides a reconciliation of commercial real estate loans outstanding to the total including commitments.

COMMERCIAL REAL ESTATE LOANS OUTSTANDING INCLUDING COMMITMENTS

                                                        2002                    2001
                                                 ------------------      ------------------
DECEMBER 31                                      AMOUNT     PERCENT      AMOUNT     PERCENT
-------------------------------------------------------------------------------------------
(dollars in thousands)
Funded loans, net..........................    $1,552,850     56%      $1,229,751      69%
Commitments:
 Loans.....................................     1,050,808     38          486,798      28
 Commitment letters........................       152,164      5           32,000       2
 Letters of credit.........................        20,682      1           20,909       1
-------------------------------------------------------------------------------------------
Total......................................    $2,776,504    100%      $1,769,458     100%
===========================================================================================

Including commitments, year-to-date growth is over $1.0 billion, or 57%. Corus' commitments are primarily comprised of unfunded commitments under commercial real estate construction loans and commitment letters the Bank has issued on loans that have not yet closed. As highlighted in the following table, the majority of the commitments relate to condominiums, rental apartments, and office building loans.

     While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

                                     | 52 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

Commercial Real Estate Lending The following tables break out loans by size, property type, and location:

COMMERCIAL REAL ESTATE LOANS - BY TOTAL COMMITMENT

                                                         2002                                             2001
                                    ----------------------------------------------   ----------------------------------------------
                                                    LOANS              TOTAL                         LOANS              TOTAL
                                                 OUTSTANDING        COMMITMENT(1)                 OUTSTANDING       COMMITMENT(1)
                                     NUMBER    -----------------------------------    NUMBER    -----------------------------------
DECEMBER 31                         OF LOANS    AMOUNT      %      AMOUNT      %     OF LOANS    AMOUNT      %      AMOUNT      %
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Less than $1 million ............     251      $    55      4 %   $    58      2 %      331     $    75      6 %   $    79      5 %
$1 million to $10 million .......      69          233     15 %       258      9 %       88         311     25 %       357     20 %
$10 million to $20 million ......      31          312     20 %       434     16 %       26         285     23 %       352     20 %
$20 million to $30 million ......      17          289     18 %       405     15 %       12         194     16 %       291     16 %
$30 million to $40 million ......      10          222     14 %       339     12 %        8         196     16 %       276     16 %
$40 million to $50 million ......       5           62      4 %       216      8 %        6          75      6 %       255     14 %
$50 million to $60 million ......       7          244     16 %       370     13 %        2         105      9 %       104      6 %
$60 million to $75 million ......      11          158     10 %       719     26 %        1           1     -- %        68      4 %
Deferred fees/other discounts....     N/A          (22)    (1)%       (22)    (1)%      N/A         (12)    (1)%       (12)    (1)%
----------------------------------------------------------------------------------------------------------------------------------
Total ...........................     401      $ 1,553    100 %   $ 2,777    100 %      474     $ 1,230    100 %   $ 1,770    100 %
==================================================================================================================================

COMMERCIAL REAL ESTATE LOANS - BY PROPERTY TYPE

                                                         2002                                             2001
                                    ----------------------------------------------   ----------------------------------------------
                                                    LOANS              TOTAL                         LOANS              TOTAL
                                                 OUTSTANDING       COMMITMENT(1)                  OUTSTANDING       COMMITMENT(1)
                                     NUMBER    -----------------------------------    NUMBER    -----------------------------------
DECEMBER 31                         OF LOANS    AMOUNT      %      AMOUNT      %     OF LOANS    AMOUNT      %      AMOUNT      %
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Office ..........................      30      $   459     29 %   $   816     29 %       31     $   322     26 %   $   464     26 %
Condo/loft conversion ...........      27          245     16 %       726     26 %       22         238     20 %       402     23 %
Hotel ...........................      40          537     35 %       591     21 %       34         351     29 %       403     23 %
Rental apartments ...............      17          115      7 %       408     15 %       12          43      3 %       205     12 %
Nursing homes ...................      10           72      5 %        71      3 %       13          82      7 %        82      5 %
Warehouse/light industrial ......      11           23      1 %        53      2 %        9          18      1 %        18      1 %
Vacant land .....................       5           33      2 %        34      1 %       10          54      4 %        57      3 %
Retail ..........................       5           20      1 %        21      1 %        5          21      2 %        21      1 %
Other ...........................       5           16      1 %        21      1 %        7          38      3 %        52      3 %
Loans less than $1 million ......     251           55      4 %        58      2 %      331          75      6 %        78      4 %
Deferred fees/other discounts....     N/A          (22)    (1)%       (22)    (1)%      N/A         (12)    (1)%       (12)    (1)%
----------------------------------------------------------------------------------------------------------------------------------
Total ...........................     401      $ 1,553    100 %   $ 2,777    100 %      474     $ 1,230    100 %   $ 1,770    100 %
----------------------------------------------------------------------------------------------------------------------------------

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

                                     | 53 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

COMMERCIAL REAL ESTATE LOANS - BY MAJOR METROPOLITAN AREA

                                                         2002                                             2001
                                    ----------------------------------------------   ----------------------------------------------
                                                    LOANS              TOTAL                         LOANS              TOTAL
                                                 OUTSTANDING       COMMITMENT(1)                  OUTSTANDING       COMMITMENT(1)
                                     NUMBER    -----------------------------------    NUMBER    ---------------------------------
DECEMBER 31                         OF LOANS    AMOUNT      %      AMOUNT      %     OF LOANS    AMOUNT      %      AMOUNT      %
---------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)
California
 Los Angeles ....................      19      $   202     13 %   $   363     13 %       14     $    89      7 %   $   139      8 %
 San Francisco ..................       4           41      3 %       131      5 %        4          70      6 %        73      4 %
 San Diego ......................      11           85      5 %       109      4 %       11          56      4 %        97      6 %
 Sacramento .....................       2           17      1 %        76      3 %       --          --     -- %        --     -- %
---------------------------------------------------------------------------------------------------------------------------------
  California Total ..............      36          345     22 %       679     25 %       29         215     17 %       309     18 %

Chicago .........................      46          345     22 %       456     16 %       55         355     29 %       460     26 %
Chicago -- less than $1 million..     246           53      3 %        56      2 %      320          71      6 %        74      4 %
Washington, D.C.(2) .............      16          200     13 %       480     17 %        7          94      8 %       145      8 %

Texas
 Houston ........................      12          168     11 %       212      8 %       10          63      5 %       125      7 %
 Dallas .........................       2           16      1 %        21      1 %        2          21      2 %        39      2 %
 San Antonio ....................       1            6     -- %         6     -- %        1           5     -- %         6     -- %
---------------------------------------------------------------------------------------------------------------------------------
  Texas Total ...................      15          190     12 %       239      9 %       13          89      7 %       170      9 %

Miami ...........................       6          102      7 %       238      9 %        3          60      5 %        62      4 %

New York City ...................       9          104      7 %       231      8 %       12         109      9 %       188     11 %

Other(3) ........................      27          236     15 %       420     15 %       35         249     20 %       374     21 %
Deferred fees/other discounts....     N/A          (22)    (1)%       (22)   (1) %      N/A         (12)    (1)%       (12)    (1)%
---------------------------------------------------------------------------------------------------------------------------------
Total ...........................     401      $ 1,553    100 %   $ 2,777    100 %      474     $ 1,230    100 %   $ 1,770    100 %
=================================================================================================================================

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(2) Includes northern Virginia and Maryland loans.

(3) No other metropolitan area exceeds 4% of the total.

The following table shows the locations of new loans originated during 2002 and 2001:

COMMERCIAL REAL ESTATE LOAN ORIGINATIONS - BY LOCATION

                                                           2002                       2001
                                                 ------------------------   ------------------------
                                                  NUMBER                     NUMBER
YEARS ENDED DECEMBER 31                          OF LOANS   AMOUNT    %     OF LOANS   AMOUNT    %
----------------------------------------------------------------------------------------------------
(dollars in millions)
California ................................         14      $  415    27%       6      $   89    11%
Washington, D.C.(1) .......................         12         361    23%       6          89    11%
Illinois ..................................         29         223    14%      37         187    23%
Florida ...................................          4         220    14%       2          89    11%
Texas .....................................          5         143     9%       4          51     6%
New York ..................................          5         103     7%       7          87    11%
Colorado ..................................          4          56     4%       2           1    --%
Massachusetts .............................          1          15     1%       1          47     6%
Other .....................................          2           7     1%       6         167    21%
---------------------------------------------------------------------------------------------------
Total .....................................         76      $1,543   100%      71      $  807   100%
===================================================================================================

(1) Includes northern Virginia and Maryland loans.

                                     | 54 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

The commercial real estate markets have been good for many years and Corus has had particularly impressive results. We have actually had, in total, net recoveries on this portfolio over the past 10 years. While our commercial real estate portfolio continues to show minimal delinquencies and virtually no losses, we recognize this sort of performance cannot persist indefinitely.

Commercial Lending Commercial loans decreased in 2002 by $6.4 million, or 6.8%. Commercial loans are predominantly composed of loans to customers in the check cashing industry.

Home Equity and Residential Lending In 2002, home equity loans decreased $33.1 million, or 39.3%, while residential first mortgage loans decreased $12.0 million, or 23.5%. As we previously reported, in 2001 Corus decided to discontinue originating residential first mortgage and home equity loans. The remaining portfolio, which consists of only 5.0% of our entire loan portfolio, continues to "run off."

Student Lending In 2002 student loans decreased $3.6 million, or 25.0%. These loans consist of smaller balance, privately guaranteed, and other student loans that were not sold in 2000 and 2001. A third party is now servicing these loans and Corus intends to hold the loans until they are paid off.

Medical Finance and Consumer Lending In 2002 medical finance and consumer loans decreased $1.3 million, or 66.6%. In 2001 Corus decided to exit the medical finance business and sold the majority of its medical finance portfolio. The medical finance and consumer loan portfolio consists of less than 1.0% of the entire loan portfolio.

SECURITIES OTHER THAN COMMON STOCKS

Corus' current asset/liability management philosophy is that all current security purchases are classified as available-for-sale or trading. This is due to management's belief that virtually all securities should be available to be sold in conjunction with our liquidity and asset/liability management strategies.

         Corus' objectives in managing the securities portfolio are driven by the dynamics of the balance sheet and the interest rate environment. At December 31, 2002, securities other than common stocks increased $135.4 million. This increase was largely attributed to the purchase of available-for-sale Government Agency securities during 2002. These investment purchases shifted funds out of lower yielding overnight federal funds sold to higher yielding securities.

         At December 31, 2002, 54.5% of the carrying value of the available-for-sale portfolio with stated maturities was scheduled to mature within one year and 96.3% within five years.

COMMON STOCKS, BANK HOLDING COMPANY

At December 31, 2002, Corus held investments in the common stocks of 33 financial industry companies valued at $147.8 million, including net unrealized gains of $46.4 million. This represents a decrease in the portfolio value of $15 million from the prior year. The decline in value is consistent with the broad-based declines in financial service company common stocks during 2002.

ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

At December 31, 2002, Accrued Interest Receivable and Other Assets decreased $80.1 million to $19.9 million. The decrease resulted from the collection in 2002 of a receivable relating to the sale of a security in December 2001. The transaction, in the amount of $77.7 million, cleared on January 2, 2002.

                                     | 55 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

DECEMBER 31                                               2002          2001
-------------------------------------------------------------------------------
(dollars in thousands)
Deposits:
 Noninterest-bearing ..............................    $  216,551    $  226,620
 Interest-bearing .................................     1,843,222     1,894,836
-------------------------------------------------------------------------------
Total Deposits ....................................     2,059,773     2,121,456

 Other borrowings .................................        48,110        55,816
 Accrued interest payable and other liabilities....        27,126        31,164
-------------------------------------------------------------------------------
Total Liabilities .................................    $2,135,009    $2,208,436
===============================================================================

DEPOSITS

In 2002, total deposits decreased $61.7 million, or 2.9%, to $2.1 billion. The decrease was primarily due to a decrease in brokered certificates of deposit.

COMPOSITION OF DEPOSITS

                                                        2002                    2001
                                                 ------------------      ------------------
DECEMBER 31                                      AMOUNT     PERCENT      AMOUNT     PERCENT
-------------------------------------------------------------------------------------------
(dollars in thousands)
Money market ..............................    $  895,038     43%      $  889,534     42%
Retail certificates of deposit ............       396,821     19          419,101     20
Brokered certificates of deposit...........       258,409     13          317,273     15
Demand ....................................       216,551     11          226,620     11
Savings ...................................       161,766      8          150,225      7
NOW .......................................       131,188      6          118,703      5
----------------------------------------------------------------------------------------
Total .....................................    $2,059,773    100%      $2,121,456    100%
========================================================================================

Money market accounts increased $5.5 million during 2002. The introduction of the Managed Money Market account, with its tiered interest rate structure, has allowed Corus to protect these core deposits in spite of a very competitive interest rate environment.

         While Corus adjusts yields offered on certificates of deposit appropriately to remain competitive, retail CDs nonetheless declined by $22.3 million in 2002. In addition, brokered CDs declined in 2002 as $58.9 million of these brokered deposits, which had been yielding on average 5.51%, matured. At the end of 2002, brokered certificates of deposit totaled $258.4 million, down from $317.3 million at December 31, 2001.

         Demand deposits decreased by $10.1 million to $216.6 million due in part to the decline in the number of business checking accounts at the bank. To address this decline and regain the lost business accounts, Corus introduced Totally Free Small Business Checking in late 2002.

         Savings and NOW accounts increased $11.5 million and $12.5 million to $161.8 million and $131.2 million, respectively. The increase is attributable to Corus' High Performance Checking accounts, which attracted many new customers who, in addition to opening new checking accounts, also opened new savings accounts.

                                     | 56 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

SHAREHOLDERS' EQUITY

At December 31, 2002, and 2001, Shareholders' Equity was as follows:

DECEMBER 31                                              2002       2001
--------------------------------------------------------------------------
(dollars in thousands)
Common stock ......................................    $    706   $    708
Surplus ...........................................      17,374     15,951
Retained earnings .................................     430,482    391,798
Accumulated other comprehensive income.............      33,479     42,429
--------------------------------------------------------------------------
Total Shareholder's Equity ........................    $482,041   $450,886
==========================================================================

During 2002, Corus repurchased and retired 40,400 shares at an average price of $42.01 per share. These repurchases were made under a 1,000,000 common share repurchase program approved by the Board of Directors in November 1999. As of December 31, 2002, there were 713,050 remaining shares authorized for repurchase under this program.

         In addition, shareholders' equity was impacted by transactions associated with the Commercial Loan Officer Commission Program. Under the program, a portion of the commissions earned is deferred, some of which in Corus' common stock. Deferrals in stock are initially recorded as additional surplus with mark-to-market adjustments recorded quarterly (see Summary of Significant Accounting Policies in Notes to Consolidated Financial Statements). Upon issuance, the par value of the stock is reclassified to common stock. Increases in equity associated with the Commercial Loan Officer Commission Program totaled $1.5 million for 2002 and $3.2 million for 2001.

         During 2002, Corus' Board of Directors approved dividend payments to shareholders of $0.635 per share. The dividend payments totaled $9.0 million.

         Finally, accumulated other comprehensive income declined by $9.0 million driven by a reduction in unrealized security gains on available-for-sale securities, net of taxes.

Various measures of capital were as follows:

                                            2002               2001
                                      ----------------   ----------------
DECEMBER 31                            AMOUNT    RATIO    AMOUNT    RATIO
-------------------------------------------------------------------------
(dollars in thousands)
Common equity(1) ..................   $482,041   18.4%   $450,886   17.0%
Tangible common equity(2) .........    477,518   18.3     446,363   16.8
Tier 1 leverage(3) ................    444,039   17.3     403,933   15.4
Tier 1 risk-based capital(4) ......    444,039   16.8     403,933   19.4
Total risk-based capital(5) .......    497,916   18.9     458,224   22.0
========================================================================

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

                                     | 57 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                          CREDIT RISK AND ASSET QUALITY

NONPERFORMING ASSETS

Nonperforming loans are nonaccrual loans, restructured loans and 90 days or more past due loans still accruing interest.

NONPERFORMING ASSETS

DECEMBER 31                                                2002       2001
---------------------------------------------------------------------------
(dollars in thousands)
Nonperforming loans
 Commercial real estate:
  Term ...............................................    $   --     $1,171
  Construction .......................................        --         --
  Mezzanine ..........................................     4,504         --
---------------------------------------------------------------------------
   Total Commercial Real Estate ......................     4,504      1,171
Residential first mortgage ...........................     1,494      3,232
Home equity ..........................................       398        996
Student ..............................................        76        202
Medical finance and consumer .........................        46        199
Commercial ...........................................        --         --
---------------------------------------------------------------------------
   Total Nonperforming Loans .........................     6,518      5,800
Other real estate owned ..............................       800        436
---------------------------------------------------------------------------
Total Nonperforming Assets ...........................    $7,318     $6,236
===========================================================================
Nonaccrual loans included in nonperforming loans above    $4,808     $1,520
Nonperforming loans/Total loans ......................      0.37%      0.39%
Nonperforming assets/Total assets ....................      0.28%      0.23%
Allowance for loan losses/Nonperforming loans ........     562.0%     697.5%
---------------------------------------------------------------------------

In 2002, nonperforming assets increased $1.1 million, or 17%, compared to the prior year. This increase was driven primarily by commercial real estate loans, more specifically two mezzanine loans. One of the mezzanine loans, with a balance of $1.8 million, was placed on nonaccrual in April 2002 and the other loan, with a balance of $2.7 million, was placed on nonaccrual in September 2002. While management is naturally concerned about any loan placed on nonaccrual, we are monitoring these loans closely and believe that the risk of principal loss is minimal.

         Nonperforming residential first mortgage loans are secured by first mortgages on primarily owner-occupied, residential property. During the twelve months ended December 31, 2002, nonperforming residential first mortgages declined by $1.7 million. The decrease resulted primarily from the completion of foreclosure on properties, effectively transferring them to other real estate owned. Nonperforming home equity loans also decreased as a result of the charge-off of certain nonperforming loans.

         At December 31, 2002, other real estate owned was comprised of two residential properties with aggregate book values of $800,000. During 2002, 11 single-family, residential properties with aggregate carrying values of $1.9 million were sold for a net gain of $380,000. Corus also sold one commercial property with a book value of $56,000 for a net gain of $84,000.

                                     | 58 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

Excluded from the preceding table are student loans that Corus has no reason to believe have lost their guarantees. Guaranteed student loans more than 90 days past due and not included in the above nonperforming assets table totaled $806,000 and $1.7 million at December 31, 2002 and 2001, respectively.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is based on management's analysis of individual loans, prior and current loss experience, delinquency levels, overall growth in the portfolio, current economic conditions, and other factors.

ALLOWANCE FOR LOAN LOSSES

YEARS ENDED DECEMBER 31                      2002        2001        2000
---------------------------------------------------------------------------
(dollars in thousands)
Balance at January 1 ..................    $ 40,457    $ 39,601    $ 32,090
Provision for loan losses .............          --          --          --
Charge-offs ...........................      (6,057)     (3,632)     (4,473)
Recoveries ............................       2,229       4,488      11,984
---------------------------------------------------------------------------
 Net (Charge-Offs)/Recoveries .........      (3,828)        856       7,511
---------------------------------------------------------------------------
Balance at December 31 ................    $ 36,629    $ 40,457    $ 39,601
===========================================================================
Allowance as a percentage of loans.....        2.10%       2.74%       2.55%
---------------------------------------------------------------------------

In 2002, there was no provision for loan losses. Management believes this was appropriate given the results of management's analysis and the balance of the allowance at December 31, 2002.

NET (CHARGE-OFF)/RECOVERY DETAIL

YEARS ENDED DECEMBER 31                      2002        2001        2000
---------------------------------------------------------------------------
(dollars in thousands)
Overdraft, check cashing ..............    $ (2,660)   $     --    $     --
Home equity ...........................        (651)     (1,868)     (2,401)
Commercial ............................        (559)         (1)       (104)
Residential first mortgage ............         (38)          3         (61)
Medical finance and consumer ..........          15          --         (11)
Commercial real estate ................          17          10          42
Student ...............................          48       2,712      10,046
---------------------------------------------------------------------------
Total Net (Charge-offs)/Recoveries.....    $ (3,828)   $    856    $  7,511
===========================================================================

Of the $3.8 million net charge-offs for 2002, $3.2 million is related to overdrafts and loans to four customers in the check cashing business ($2.7 million in Overdrafts and $559,000 included in Commercial). Problems with these overdrafts and loans were discovered after the voluntary departure of a bank officer responsible for supervision of these accounts. These losses are the first the Bank has experienced in nearly twenty years of servicing the check cashing industry. An internal review is continuing and all aspects of the losses are being examined. Supplemental controls and review procedures are being implemented while others are already in place. Management believes that there are potential additional charge-offs of approximately $1.5 million, all or most of which would be charged against the allowance for loan losses.

                                     | 59 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

In 2002, net charge-offs of home equity loans were $651,000. The decline from prior years is consistent with the overall decline in the balance of loans outstanding.

         The student loan recoveries of $2.7 million and $10.0 million in 2001 and 2000, respectively, consist almost entirely of recoveries related to the settlement of a lawsuit in 2000. Collection of these recoveries was essentially completed as of December 31, 2001.

         The allowance as a percentage of nonperforming loans was 562% at December 31, 2002, as compared to 698% at December 31, 2001. Management believes the level of allowance for loan losses is adequate.

INDEPENDENT LOAN REVIEW

Management contracts for an independent review of its commercial and commercial real estate loan portfolios. This review examines Corus' loan grading and problem loan identification systems. The loan review function was performed by Crowe Chizek and Company LLP in 2002. The loan review provides verification that risk assessments and problem loan identification systems are functioning adequately. Two reviews were performed in 2002, each covering more than 45% of the total commitments outstanding (funded plus unfunded loan commitments). In 2002, there were no significant loan grading differences recommended by the independent firm.

                          CRITICAL ACCOUNTING POLICIES

Management has determined that one particular accounting policy requires a high level of judgment: the assessment of the allowance for loan losses. See Note 1 in the Notes to Consolidated Financial Statements for a discussion of this critical accounting policy.

              COMMERCIAL REAL ESTATE "RISK" AND CAPITAL DISCLOSURE

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate ("CRE") loans we originate into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan's Probability of Default ("POD") and its Loss Given Default ("LGD") if a serious recession should occur. This point bears repeating -- the POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession. As a proxy, we use, among other things, the extreme declines in CRE property values witnessed during the late 1980's and early 1990's. Typically, we assume that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and we typically assume that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Lastly, it is important to realize that we could well have nonperforming loans and/or charge offs in economic conditions outside of a "serious recession."

                                     | 60 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages and the resulting implied CRE loans that could default and losses that could occur.

DECEMBER 31                                                  2002         2001
--------------------------------------------------------------------------------
(dollars in millions)
CRE LOANS & UNFUNDED COMMITMENTS
CRE loans outstanding ..................................    $1,553       $ 1,230
Unfunded commitments ...................................     1,224           540
--------------------------------------------------------------------------------
 CRE Loans Plus Unfunded Commitments ...................    $2,777       $ 1,770
================================================================================

POTENTIAL DEFAULTS & LOSSES
CRE loans plus unfunded commitments ....................    $2,777       $ 1,770
Weighted average Probability of Default (POD)(1) .......      14.9%         17.1%
--------------------------------------------------------------------------------
 Potential CRE Loans That Could Default ................       414           303
Weighted average Loss Given Default (LGD)(1) ...........      17.4%         23.0%
--------------------------------------------------------------------------------
 Potential Losses That Could Occur .....................    $   72       $    70
================================================================================

NONPERFORMING & NONACCRUAL LOANS
Potential CRE loans that could default .................    $  414       $   303
Potential losses that could occur ......................       (72)          (70)
--------------------------------------------------------------------------------
 Potential Remaining CRE NPL Balances ..................       342           233
Percentage that could be nonaccrual ....................       100%          100%
--------------------------------------------------------------------------------
 Potential Nonaccrual CRE NPL Balances .................    $  342       $   233
================================================================================

POTENTIAL "LOST" INTEREST INCOME
Potential losses that could occur ......................    $   72       $    70
Potential remaining CRE NPL balances ...................       342           233
--------------------------------------------------------------------------------
 Total CRE Loans No Longer Accruing Interest ...........       414           303

Assumed average CRE loan interest rate(2) ..............       6.3%          8.2%
--------------------------------------------------------------------------------
 Potential Total "Lost" Interest Income (per annum) ....    $   26       $    25
================================================================================

(1) The POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession.

(2) The assumed average CRE loan interest rate was the rate at the time of the analysis period and does not attempt to project future interest rates.

Management believes that the declines in the POD and LGD factors from 2001 to 2002 reflect, in aggregate, a safer portfolio. The above figures are a critical piece of the output from the Bank's internal "risk" identification system, however, the system would be incomplete if these risks did not assist in calculating an appropriate level of risk-adjusted capital for the Bank to maintain, but they do. Broadly speaking, the capital the Bank allocates to CRE loans can be split into three interrelated, but distinct, categories.

                                     | 61 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

The first, and largest component, is that for the Bank to receive the highest regulatory capital rating, known as well-capitalized, $215 million of capital must be kept against our $1.6 billion of CRE loans on the balance sheet and the $1.2 billion of CRE related commitments (comprised of unfunded construction loans and outstanding commitment letters). The well-capitalized designation is very important in numerous respects; among other things, being below well-capitalized could potentially increase the Bank's FDIC premiums and adversely affect its ability to issue brokered certificates of deposit or pay dividends to the holding company.

         The second component is driven off of the POD and LGD factors. As shown above, total potential charge-offs under a serious recession, based on December 31, 2002 balances, are calculated at $72 million. Assuming certain IRS guidelines are followed, charge-offs are fully tax-deductible. Therefore, the potential $72 million of charge-offs would translate into an after-tax decrease in equity of $47 million.

         The third, and last, component is a "cushion" over and above the regulatory well-capitalized minimums --this cushion was approximately $42 million as of December 31, 2002.

         These three components of capital allocated to CRE loans totaled $304 million as of December 31, 2002. Lastly, the Bank has various non-CRE loans, commitments, and other items that require additional capital of $37 million, thus yielding a grand total capital goal of $341 million. The Bank had actual regulatory capital (Bank equity less goodwill plus a portion of the allowance for loan losses) of $414 million at December 31, 2002, or $73 million in excess of our capital goal.

TOTAL CAPITAL CALCULATION - SUBSIDIARY BANK

DECEMBER 31                                                                           2002       2001
-----------------------------------------------------------------------------------------------------
(dollars in millions)
Total Bank capital ...........................................................        $391       $353
+ Allowance for loan losses (less disallowed portion) ........................          32         25
- Goodwill and other .........................................................          (9)        (5)
-----------------------------------------------------------------------------------------------------
  Total Bank Regulatory Capital ................................................      $414       $373
-----------------------------------------------------------------------------------------------------

Regulatory capital required to achieve well-capitalized designation ..........        $215       $149
POD/LGD component for CRE loans ..............................................          47         46
Cushion for CRE loans ........................................................          42         29
-----------------------------------------------------------------------------------------------------
  Total Capital Allocated to CRE Loans .........................................       304        224
Non-CRE related capital ......................................................          37         47
-----------------------------------------------------------------------------------------------------
  Total Capital Goal ...........................................................      $341       $271
-----------------------------------------------------------------------------------------------------

Actual Regulatory Capital in Excess of Goal ..................................        $ 73       $102
=====================================================================================================

The above commercial real estate "risk" and capital disclosure is not computed in accordance with Generally Accepted Accounting Principles ("GAAP") and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

                                     | 62 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                                    LIQUIDITY

PARENT COMPANY

The parent company had $148.2 million of cash and marketable equity securities available for possible liquidity needs at December 31, 2002. Furthermore, the subsidiary bank had $126.5 million available to pay in dividends to the parent company without prior regulatory approval while maintaining well-capitalized status.

         Corus' capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus' overall financial condition or prospects.

SUBSIDIARY BANK

Corus' liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as federal funds sold and marketable securities that can be sold quickly without a material loss of principal. At December 31, 2002, federal funds sold and marketable securities that were available for liquidity needs totaled $642.9 million, or 26.0%, of the subsidiary bank's total assets.

         As described elsewhere in the Annual Report, at year-end 2002 Corus had outstanding commitments of $1.3 billion. Of that figure, slightly over $1.1 billion represented unfunded construction loans. Management anticipates the majority of those commitments will be drawn down over the next 36 months. The liquidity to fund those commitments will first come from normal paydowns/payoffs on the existing loan portfolio and then, to the extent necessary, from additional issuance of brokered certificates of deposit ("BRCD").

         As described under the Liabilities and Shareholders' Equity section of the Management's Discussion and Analysis of Financial Statements, a portion of Corus' current funding comes from BRCD. To the extent that total loans outstanding grow in the future, management expects to fund much, if not all, of that growth with BRCD. In order to avoid the liquidity risk of an overly significant portion maturing during any given year, Corus works to have the BRCD maturities staggered, ranging from 1 to 5 years. To further mitigate liquidity risk, Corus' liquidity policy requires that the bank hold more liquid assets as the level of BRCD increases.

         Lastly, as mentioned elsewhere in this Annual Report, Corus holds capital in excess of the regulatory definition of well-capitalized. In regard to BRCD, the well-capitalized designation is critical as federal banking regulations require that a bank be well-capitalized to accept, renew, or roll over any brokered deposit without regulatory restrictions. Once a bank is below well-capitalized, there are numerous regulatory restrictions on BRCD issuance (among them, the bank must receive a waiver from the FDIC before they can accept, renew, or roll over any brokered deposit and they also are restricted in the rates they may offer on such deposits).

                                     | 63 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                             MARKET RISK MANAGEMENT

Corus' operations are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of interest-earning assets and the amount of interest-bearing liabilities that are prepaid/ withdrawn, mature, or reprice in specified periods. The principal objective of Corus' asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating funding requirements. Corus utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each quarter. The model uses income simulation to quantify the effects of various interest rate scenarios on the projected net interest income over a five-year period. Factored into the modeling is the use of derivative financial instruments, which may include basis swaps, interest rate swaps, floors and options. The indices of these derivatives correlate to on-balance sheet instruments and modify net interest sensitivity to levels deemed to be appropriate based on the current economic outlook.

Interest rate sensitivity was as follows:

Rate Shock Amount(1)                               -100 bp       -50 bp        0 bp       +50 bp        +100 bp     +200 bp
---------------------------------------------------------------------------------------------------------------------------
Percent change in the next twelve month's
 net interest income vs. constant rates
December 31, 2002 .............................     (9.4)%       (4.2)%         --         2.8%          5.8%        11.8%
December 31, 2001 .............................     (6.7)%       (2.6)%         --         3.6%          6.8%        12.8%
-------------------------------------------------------------------------------------------------------------------------

(1) These "shocks" represent hypothetical instantaneous and sustained changes from current rates.

Corus' projected one-year sensitivity to interest rates, compared to December 31, 2001, has decreased slightly for rising rates and has increased for falling rates. These changes resulted largely from three issues. First, the Federal Reserve reduced rates in the fourth quarter by 50 basis points. The current low level of market rates makes it difficult for the Bank to reduce rates paid on administered-rate deposits (primarily NOW and savings accounts). This "flooring" of deposit interest rates increases the Bank's asset sensitivity under a falling rate scenario, hence we project that a drop in market rates from their current low level will have a more detrimental impact on the Bank's net interest margin than would a similar drop when short-term rates are higher. Second, Corus introduced a managed money market deposit account during 2002. The repricing characteristics of this deposit product are such that we project the rate offered on the account would not change proportionally with a change in short-term rates, thus increasing interest rate sensitivity. Partially offsetting the above is the impact of interest rate floors that Corus negotiated on some floating-rate commercial real estate loans primarily originated during 2002. These floors reduce the Bank's interest rate sensitivity.

         Corus is also exposed to price risk with its common stock portfolio in financial industry companies valued at $148 million, including net unrealized gains of $46 million. This price risk could have a direct effect on the net income of Corus, to the extent that any price declines are determined to be other than temporary. Temporary declines, however, do not have a direct effect on the net income of Corus, as they are recorded directly in Shareholders' Equity, net of tax. The effect of temporary declines impacts Corus' net income only upon sale of the security.

                                     | 64 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                          FORWARD - LOOKING STATEMENTS

This disclosure contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus' actual results to differ materially include, but are not limited to, the following:

- the general state of the economy and, together with all aspects of our business that are affected by changes in the economy, the impact that low rates have on Corus' net interest margin;

-    Corus' ability to increase the commercial real estate portfolio;

- Corus' ability to access cost-effective funding to fund marginal loan growth;

- changes in management's estimate of the adequacy of the allowance for loan losses;

-    changes in the overall mix of Corus' loan and deposit products;

- the impact of competitors' pricing initiatives on loan and deposit products; and

-    purchases of premises and equipment.

                                     | 65 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                  SUPPLEMENTAL FINANCIAL DATA: 10-YEAR HISTORY

DECEMBER 31                                              2002                 2001            2000               1999
-----------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
CONDENSED INCOME STATEMENTS
 Net interest income ............................    $   98,287          $   107,709      $   121,051       $   106,131
 Provision for loan losses ......................            --                   --               --                --
 Noninterest income .............................        23,079               25,716           47,260            18,948
 Noninterest expense ............................        47,472               51,100           54,654            63,096
-----------------------------------------------------------------------------------------------------------------------
   Income Before Income Taxes ...................        73,894               82,325          113,657            61,983
 Income tax expense .............................        24,580               28,142           38,903            21,257
-----------------------------------------------------------------------------------------------------------------------
Net Income ......................................    $   49,314          $    54,183      $    74,754       $    40,726
=======================================================================================================================

SELECTED PER SHARE DATA(1)
 Diluted earnings ...............................    $     3.45          $      3.79      $      5.23       $      2.82
 Cash dividends declared on common stock ........         0.635                0.615            0.595             0.575
 Book value at year-end .........................         34.14                31.84            28.45             22.81
 Market price at year-end .......................         43.66                45.40            49.48             24.00
-----------------------------------------------------------------------------------------------------------------------

AVERAGES
 Assets .........................................    $2,639,429          $ 2,672,971      $ 2,518,960       $ 2,530,782
 Loans, net of unearned discount ................     1,608,541            1,615,665        1,807,453         1,640,101
 Earning assets .................................     2,546,840            2,577,433        2,398,989         2,419,667
 Deposits .......................................     2,081,956            2,160,333        2,081,986         2,115,575
 Shareholders' equity ...........................       467,369              424,427          346,880           326,776
-----------------------------------------------------------------------------------------------------------------------

AT YEAR - END
 Assets .........................................    $2,617,050          $ 2,659,322      $ 2,598,467       $ 2,378,544
 Loans, net of unearned discount ................     1,741,969            1,475,245        1,551,880         1,727,357
 Earning assets .................................     2,539,400            2,507,403        2,458,499         2,265,687
 Deposits .......................................     2,059,773            2,121,456        2,107,630         1,964,420
 Shareholders' equity ...........................       482,041              450,886          402,353           327,825
-----------------------------------------------------------------------------------------------------------------------

SIGNIFICANT RATIOS
 Return on average assets .......................           1.9%                 2.0%             3.0%              1.6%
 Return on average equity .......................          10.6%                12.8%            21.6%             12.5%
 Efficiency ratio ...............................          40.9%                40.1%            38.1%             41.0%
 Net interest margin ............................           3.9%                 4.3%             5.1%              4.5%
 Nonperforming loans/Total loans ................           0.4%                 0.4%             0.3%              0.7%
 Allowance for loan losses/Nonperforming loans ..         562.0%               697.5%           769.8%            255.7%
 Allowance for loan losses/Total loans ..........           2.1%                 2.7%             2.6%              1.9%
 Net charge-off/(recovery) ratio ................           0.2%                (0.1)%           (0.4)%             0.2%
-----------------------------------------------------------------------------------------------------------------------

CAPITAL RATIOS
 Tier 1 leverage ................................          17.3%                15.4%            14.0%             11.9%
 Tier 1 risk-based capital ......................          16.8%                19.4%            16.0%             15.3%
 Total risk-based capital .......................          18.9%                22.0%            18.6%             17.8%
-----------------------------------------------------------------------------------------------------------------------

COMMON SHARE DATA (1)
 Weighted average fully diluted shares ..........        14,295               14,309           14,302            14,464
 Common shares outstanding at year-end ..........        14,119               14,160           14,143            14,369
-----------------------------------------------------------------------------------------------------------------------

(1) Reflects a 2:1 stock split on 9/25/95.

                                     | 66 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

      1998           1997              1996              1995             1994             1993
---------------------------------------------------------------------------------------------------
$     98,220     $    101,271      $    111,339     $      98,517     $     68,793     $     65,752
      10,000           16,000            16,000             5,779               --            1,176
      25,666           26,913            23,067            14,111           13,235           12,539
      51,889           51,677            50,496            51,650           45,222           38,626
---------------------------------------------------------------------------------------------------
      61,997           60,507            67,910            55,199           36,806           38,489
      21,369           21,136            24,005            19,429           12,790           13,167
---------------------------------------------------------------------------------------------------
$     40,628     $     39,371      $     43,905     $      35,770     $     24,016     $     25,322
===================================================================================================

$       2.75     $       2.63      $       2.93     $        2.35     $       1.57     $       1.66
       0.555            0.530             0.475             0.363            0.295            0.273
       21.86            19.86             15.90             12.96            10.29             9.46
       32.25            39.56             32.25             25.50            16.38            18.81
---------------------------------------------------------------------------------------------------

$  2,417,647     $  2,237,419      $  2,174,088     $   1,957,979     $  1,607,208     $  1,381,127
   1,525,349        1,570,521         1,601,269         1,315,105        1,016,696          937,608
   2,311,562        2,127,140         2,063,608         1,846,185        1,490,839        1,284,108
   2,031,198        1,888,966         1,890,688         1,762,275        1,423,775        1,209,390
     295,854          263,612           215,158           165,425          150,486          128,729
---------------------------------------------------------------------------------------------------

$  2,577,460     $  2,251,927      $  2,218,528     $   2,125,092     $  1,889,455     $  1,441,762
   1,551,587        1,545,975         1,623,145         1,558,782        1,100,509          978,831
   2,470,865        2,135,616         2,111,928         1,965,923        1,721,658        1,313,298
   2,154,676        1,863,066         1,900,679         1,898,540        1,698,498        1,267,781
     318,130          291,633           235,590           194,726          156,859          143,388
---------------------------------------------------------------------------------------------------

         1.7%             1.8%              2.0%              1.8%             1.5%             1.8%
        13.7%            14.9%             20.4%             20.4%            15.9%            19.2%
        41.5%            38.9%             35.9%             42.9%            51.7%            45.5%
         4.3%             4.9%              5.5%              5.4%             4.7%             5.3%
         1.1%             1.8%              2.2%              1.2%             0.7%             0.6%
       206.4%           112.8%             92.8%            136.4%           273.6%           323.2%
         2.3%             2.0%              2.0%              1.6%             1.8%             2.0%
         0.3%             1.2%              0.6%               --%            (0.1)%             --%
---------------------------------------------------------------------------------------------------

        10.3%            10.5%              9.7%              9.2%             8.6%             9.3%
        15.0%            15.1%             13.5%             12.6%            14.7%            16.6%
        18.1%            16.4%             14.8%             13.9%            16.0%            17.8%
---------------------------------------------------------------------------------------------------

      14,773           14,966            14,994            15,241           15,292           15,277
      14,551           14,681            14,820            15,027           15,242           15,152
---------------------------------------------------------------------------------------------------

                                     | 67 |

                       CORUS BANKSHARES 2002 ANNUAL REPORT

                        DIRECTORS and EXECUTIVE OFFICERS

                                                     DIRECTORS
----------------------------------------------------------------------------------------------------------------------------
       Joseph C. Glickman                         Steven D. Fifield                          Rodney D. Lubeznik*
     Chairman of the Board,                  President, Fifield Realty Corp.         President, Restaurant Management Corp.
     Corus Bankshares, Inc.
                                                  Vance A. Johnson*                          Michael J. McClure*
       Robert J. Glickman                Partner, Philip Rootberg & Company, LLP            Vice President Finance,
President and Chief Executive Officer,                                                        Kemper Insurance
     Corus Bankshares, Inc.

                                                    *Audit Committee Member

                                                          EXECUTIVE OFFICERS
-----------------------------------------------------------------------------------------------------------------------------------
        Robert J. Glickman                            Terence W. Keenan                                 Thomas E. Grace
President and Chief Executive Officer                Senior Vice President,                      First Vice President and Director
                                                       Commercial Lending                               of Human Resources

        Michael G. Stein                                Richard J. Koretz
    Executive Vice President,                       Senior Vice President, Finance                      Mary S. Koehler
       Commercial Lending                                                                    First Vice President, Retail Banking
                                                        John R. Markowicz
        Timothy H. Taylor                     Senior Vice President, Commercial Lending               Marilyn Klehm Martin
  Executive Vice President and                                                                 First Vice President, Operations
     Chief Financial Officer                             Joel C. Solomon
                                              Senior Vice President, Commercial Lending               Daniel A. Niedermeyer
        John M. Barkidjija                                                                            First Vice President,
Senior Vice President, Commercial Lending                  Janice Bake                             Consumer Lending/Operations
                                                   First Vice President, Operations
         Brian J. Brodeur                                                                               David R. Ploger
Senior Vice President, Commercial Lending                Yolanda M. Deen                    First Vice President, Commercial Lending
                                                First Vice President, Retail Banking
        Randy P. Curtis                                                                                 Daniel P. Semenak
Senior Vice President, Retail Banking                   Michael E. Dulberg                       First Vice President, Finance
                                                    First Vice President and
        Michael W. Jump                             Chief Accounting Officer                           Timothy J. Stodder
 Senior Vice President, Operations                                                         First Vice President, Commercial Lending
                                                        Dwight L. Frankfather
                                              First Vice President, Commercial Lending

                                     | 68 |

                                         SHAREHOLDER INFORMATION
---------------------------------------------------------------------------------------------------------------
CORPORATE OFFICES                       ANNUAL MEETING                          MARKET-MAKERS FOR
3959 N. Lincoln Avenue                  10:00 a.m., April 10, 2003              CORUS BANKSHARES, INC.
Chicago, Illinois 60613                 CORUS BANK, N.A.                        STOCK INCLUDE
Telephone 773-832-3088                  4800 N. Western Avenue                  Deutsche Banc Alex. Brown
www.corusbank.com                       Chicago, Illinois 60625                 FTN Financial Securities Corp.
                                        Goldman, Sachs & Co.
ACCESS TO REPORTS
The Company's Annual                    TRANSFER AGENT                          Howe Barnes Investments, Inc.
Report on Form 10-K, quarterly          AND REGISTRAR                           Keefe, Bruyette & Woods, Inc.
reports on Form 10-Q, current           Mellon Investor Services LLC            Knight Securities, L.P.
reports on Form 8-K, and all            Overpeck Centre                         Merrill Lynch, Pierce,
amendments to those reports are         85 Challenger Road                        Fenner & Smith, Inc.
made available free of charge           Ridgefield Park, New Jersey 07660       Morgan Stanley & Co., Inc.
through the Company's website           1-888-213-0965                          RBC Dain Rauscher, Inc.
at www.corusbank.com as soon            Toll-free number for shareholders       Sandler O'Neill & Partners
as reasonably practicable after
such material is electronically         1-800-231-5469
Securities and Exchange                 TDD (Telecommunications
Commission. Copies will be              Device for the Deaf) number
available upon written request          filed with or furnished to the
www.mellon-investor.com                 for hearing/speech impaired
to the Chief Financial Officer          shareholders
of the Company. A charge will
be made for exhibits requested.         www.mellon-investor.com


                  DESIGN Pressley Jacobs a design partnership