Form 10-K/A, Exhibit 13
period 2003-12-31
CORUS BANKSHARES INC
filed 2004-03-19
CIK 51939

EXHIBIT 13

CORUS BANKSHARES 2003 ANNUAL REPORT

YEARS ENDED DECEMBER 31	2003	2002	2001
(dollars in thousands, except per share data)
B A L A N C E S H E E T S U M M A R Y
Assets	$3,643,830	$2,617,050	$2,659,322
Deposits	2,846,402	2,059,773	2,121,456
Loans, net	2,397,323	1,705,340	1,475,245
Common shareholders’ equity	546,180	482,041	450,886

I N C O M E S T A T E M E N T S U M M A R Y
Net interest income	$123,427	$98,287	$107,709
Net income	58,410	49,314	54,183
Cash dividends paid to common shareholders	18,548	8,918	8,628

P E R S H A R E D A T A (1)
Diluted earnings	$2.04	$1.72	$1.89
Cash dividends paid	0.66	0.32	0.31
Book value at year-end	19.48	17.07	15.92
Market value at year-end	31.02	21.83	22.70

F I N A N C I A L R A T I O S
Return on average common shareholders’ equity	11.6%	10.6%	12.8%
Return on average assets	2.0%	1.9%	2.0%
Efficiency ratio	37.5%	40.9%	40.1%

(1) All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

| 1 |

CORUS BANKSHARES 2003 ANNUAL REPORT

WE ARE PLEASED TO REPORT 2003 net income of $58.4 million, or $2.04 per diluted share. Among 2003’s highlights: we tripled our cash dividend to the common shareholders, we had a 2 – for – 1 stock split, our total assets topped $3 billion for the first time ever, loan originations set all-time records, and overall loan losses were relatively low, including commercial real estate loan losses of $0. All in all, 2003 was a banner year.

FINANCIAL STRENGTH. Our common equity surpassed $540 million at the end of 2003. Building up a solid equity base has been one of our long-term goals. Another source of Corus’ financial strength is our large supply of common stocks of large/midcap financial institutions owned by the holding company. Our stock portfolio had a market value at December 31, 2003, of $189 million. This stock portfolio is a source of strength as we could liquidate a portion of this portfolio at a moment’s notice if the holding company needed any cash. I say that a portion is available since the holding company has effectively pledged $75 million to secure a $35 million bank loan to Corus Bankshares. But this leaves over $110 million of common stocks that are unpledged and fully available if funds were needed.

LIQUIDITY IS CRITICAL. Banks must stand ready at all times to meet depositors’ withdrawal requests and to fund disbursements under outstanding loan commitments. Commercial real estate construction loans, which are a significant part of our business, tend to start with very low balances and thus bring about large unfunded commitments. Our commitments on commercial real estate construction loans are intended to be, and in fact must be (if the borrower is to complete the project),

| 2 |

CORUS BANKSHARES 2003 ANNUAL REPORT

drawn down. As of December 31, 2003, Corus had total unfunded loan commitments of about $1.5 billion. We would expect to fund 100% of these committed amounts and generally we would expect these fundings would take place over the next 24 months. The part of liquidity analysis that is “tricky” is to estimate the payoffs of loans over that same 24-month period. See Management’s Discussion and Analysis section for further discussion of liquidity. In order to have cash available at all times for our deposit and loan customers, the Bank maintained an average of $730 million in Liquidity Management Securities (“LMS”). Our definition of LMS is overnight loans to other major banks, and high-quality, short-term marketable investments owned by the Bank. It is important to note that none of the LMS are pledged as collateral for any borrowings of the Bank and can therefore be liquidated at a moment’s notice. Maintaining large amounts of LMS is a conscious action undertaken as part of our broader strategy of enhancing the safety of our operations.

     Our strong capital position, combined with our large pool of liquid investments, has positioned Corus to weather times when the Company might report operating losses and/or withdrawal of deposits. We are maintaining capital and liquidity sufficient to weather the difficulties that we anticipate might occur in the midst of a serious recession. During the recession of 1989 – 1992, most banks that had foreclosed

| 3 |

CORUS BANKSHARES 2003 ANNUAL REPORT

real estate were required, either by the bank regulators or the stock market, to sell their problem loans and their foreclosed real estate during the depths of the recession at tremendous losses. Our planning anticipates that at some point in the future we will have problem loans and, further, that we will have to foreclose on some properties. It is our desire to have the ability to hold foreclosed real estate until markets have stabilized and values have recovered. We plan on charging off portions of any problem loan such that the loan is written down to the then-current appraised value of the property. Furthermore, prudence will require that the Bank remain well capitalized after these charge-offs.

RISK ASSESSMENT OF COMMERCIAL REAL ESTATE PORTFOLIO. Corus has spent the past several years developing and refining an internal loan rating system to better understand our commercial real estate portfolio. The foundation of this system is management’s estimation of the Probability of Default (“POD”) and Loss Given Default (“LGD”) for each of our commercial real estate loans if a serious recession were to occur. The POD is our estimate of how likely it is, given a serious recession, a loan would go into default. The LGD is our estimate, given a default, of what percentage of the loan would have to be charged off.

     This internal loan rating system provides us with many crucial insights, including how much capital the bank should hold against the commercial real estate loan portfolio. The required level of capital is, in turn, a key factor in setting loan pricing. Failure to allocate sufficient capital would cause the bank to “underprice” loans. We must set loan pricing to achieve a good return over the course of an entire business cycle (for planning purposes, we use 10 years as an estimate of a business cycle) — not just during the good times.

     This system also provides us with an insight into potential levels of nonperforming loans and charge-offs. It is important for our shareholders to understand that Corus’ business strategy of originating (and retaining) large amounts of commercial real estate loans, while quite successful and lucrative to date, presents some material risks. Our internal loan rating model projects that we could have $550 million of defaulted commercial real estate loans and $90 million of these loans could be charged off. It bears repeating that these projections are not based on today’s market conditions, but rather what might happen during a serious recession. We arrive at the estimates by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.

| 4 |

CORUS BANKSHARES 2003 ANNUAL REPORT

     If we did, in fact, experience $550 million of defaulted loans and $90 million in charge-offs, this would be a huge increase from our historical experience and would be considered very large even for a bank many times our size. Although we have spent considerable time discussing our business plan with you — the owners — and with our banking regulators, reporting nonperforming loans and charge-offs of this magnitude could nonetheless lead to, among other things, an adverse reaction on the part of our bank regulators, bad publicity, a sharp decline in our stock price, and deposit withdrawals. While this is not a scenario we find appealing, it is one that we all need to be aware of and plan for, and the reason we keep such extremely high levels of liquidity and capital. Under the Commercial Real Estate Risk Disclosure heading in the Management’s Discussion and Analysis section of this annual report, we discuss this topic in greater detail.

     Please note that while our internal loan rating system generates very precise numbers, and we have worked hard to arrive at inputs we believe reasonable, this precision is more a function of the mathematical nature of the model than a belief on our part that we can predict future results with any such certainty. Our model, like all models, requires numerous assumptions and, in this case, assumptions about how vulnerable each and every individual loan will be to a serious recession at some unknown point in the future. Further, the pristine credit quality of our commercial real estate portfolio over the past ten-plus years has deprived us of any meaningful “data points” with which we might have been able to refine our estimates. While the results reflect our best estimates, it would not amaze us that our estimate might be a long way off from 100% predictive. In other words, the actual level of nonperforming loans and/or charge-offs that ultimately come to pass may be materially different from our projections.

     LENDING RESTRUCTURING. We are pleased to report that our strategy of focusing on commercial real estate lending, and exiting all other lending businesses, is essentially complete. For many years Corus was an active lender in student and residential real estate lending. After considerable study, we made the decision to exit both lending businesses. We sold the student loan business, along with loans totaling $460 million, in late 2000 for a gain of nearly $25 million. Total loans outstanding immediately before the sale stood at just over $1.9 billion. As we discussed with you at that time, our game plan was to redeploy the deposits tied up in the low yielding student loans into far more lucrative commercial real estate loans. We thought we should be able to achieve that redeployment goal within three years. With total loans at year-end 2003 in excess of $2.4 billion, we have clearly achieved our goals.

| 5 |

CORUS BANKSHARES 2003 ANNUAL REPORT

     With respect to our residential real estate lending, we have, for all intents and purposes, stopped originating any new residential loans since December 2000. We decided to keep the existing residential real estate loans on our books and they are paying down in a normal fashion. This portfolio, which averaged only $73 million during 2003, contributed just 4% of our total interest income and fees in 2003. We anticipate further paydowns on this loan portfolio in 2004, but it is now such a small part of our portfolio that we will probably not be commenting any further on this business.

COMMERCIAL REAL ESTATE PORTFOLIO. Our commercial real estate loan portfolio (including unfunded commitments) grew from $2.8 billion at December 31, 2002, to $3.8 billion at December 31, 2003. We were very pleased with the growth of our business. We added many new customers in the year. Loan originations were $1.8 billion during 2003 — a record year for us. Our current “pipeline” of negotiations for new commercial real estate loans stands at nearly $3.0 billion and we are optimistic that 2004 will bring another year of strong originations and continued growth in loans outstanding. It is encouraging to note that the pipeline contained $1.5 billion in January 2003, just one year ago.

     Corus has pursued several unorthodox strategies in our commercial real estate lending business. First, investing such a large portion of a bank’s assets in commercial real estate loans is unusual in the banking industry and could be considered a “concentration of risk.” While we understand this approach brings with it certain risks, we feel there are several factors that mitigate this risk. Fundamentally, we feel it important for us to stick with businesses in which Corus has developed considerable expertise. As discussed earlier, we have positioned ourselves to weather bad times by building our capital base to amounts far in excess of our peer group and by building our liquidity to very strong levels.

     Our commercial real estate portfolio is diversified by property type: 49% secured by condominiums, 19% by hotel, 15% by office, and 11% by residential apartment projects. The remaining 6% are secured by retail, industrial, vacant land and other types of property. Also, our business continues to be split between construction lending and loans that are fully funded from the outset.

     Second, it is unusual for a bank of our size to lend nationwide. A full 87% of our total loan commitments (outstanding balances plus unfunded commitments) are secured by properties outside of Illinois. This geographic distribution of our loans is another important form of diversification and we feel this diversification further mitigates our concentration in commercial real estate loans.

     Third, we actively use our legal lending limit, which currently stands at $90 — $95 million.

| 6 |

CORUS BANKSHARES 2003 ANNUAL REPORT

At December 31, 2003, the 33 largest loans averaged $58 million and made up approximately half our total loan portfolio. Concentrating on larger loans has two important benefits: (1) it allows senior management to become intimately familiar with every large loan that we originate; and (2) we think there is less competition associated with larger loans.

     Fourth, we have instituted a unique compensation program for the commercial real estate loan officers that can be highly lucrative for the officers who are originating new business. The aggregate 2003 bonuses for our 10 highest paid loan officers was $6.5 million. In order to manage the risks posed by such an arrangement, Robert Glickman, who is not in this bonus program and who is a major shareholder, approves every large loan. An additional, and critical, aspect of this compensation program is that each officer shares in the risk of loss on the loans they generate. A substantial portion of each officer’s bonus is deferred for many years and is at risk of loss in the event any of their loans fail to perform. The total value of all deferred bonuses amounted to $17 million at year-end 2003. This motivates each officer to make safe loans and it aligns the officers’ and Bank’s interests very closely.

     Another noteworthy item is our $714 million dollar portfolio of hotel loans. For the past several years the hotel industry has been going through, and continues to go through, difficult financial times. We have several loans secured by hotels that are generating lower cash flows than we would like to see. However, due in large part to strong sponsorship and a low interest rate environment, only one of those loans is currently delinquent. We have instituted foreclosure proceedings against the borrower on this delinquent loan. Fortunately, this loan is relatively small and, more importantly, we don’t anticipate any loss. Management is tracking each of the hotel loans very carefully. Frankly, these past three years have been a very trying time in the hotel industry, and if we escape without any losses, that would be an excellent test of our underwriting skills.

     Our total commercial real estate loan portfolio continues to perform extremely well, as evidenced by zero (yes, $o) charge-offs in 2003, and a very small amount of delinquent loans. Perhaps even more remarkably, we have had no net charge-offs on this entire portfolio over the past 10 years. While we are proud of our commercial real estate portfolio’s strong historical performance, we have cautioned for many years against looking at the loan portfolio’s performance only during good times. Although the last few years will probably not be remembered as particularly “good” times, the entire banking industry actually experienced a very low level of commercial real estate related loan losses.

     We are proud of the success we have had in the commercial real estate business thus far, and we

| 7 |

CORUS BANKSHARES 2003 ANNUAL REPORT

believe that all of the risks noted above are being managed prudently, with a careful eye on the bottom line. Unfortunately, there is no guarantee of success in this, or any, business. We believe it is important for shareholders, customers, and employees to understand these risks, so that they will not be surprised if we experience some problems should there be a serious recession, or if some of our large loans become nonperforming assets even in the absence of such a recession.

FOCUSED FOR THE FUTURE. We remain focused on our two main businesses and one much smaller, but still important, business. The two main business activities for Corus are commercial real estate lending and deposit gathering. Our third and smaller business is servicing the check cashing industry. Our main goals for 2004 are to:

•	Continue to generate high quality commercial real estate loans. As mentioned, we closed on over $1.8 billion in new commercial real estate loans during 2003. We will be attempting to achieve an increase in loan volume in 2004;

•	Gather deposits by building on the relationships we have forged with our current customers and by working to attract new deposit customers; and

•	Maintain our low cost structure, as reflected in 2003’s outstanding efficiency ratio of 37%.

THANKS TO OUR PARTNERS. For our shareholders, we wish to thank you for the confidence you have displayed by buying and holding our stock. We think of you as our partners and pledge to treat you with respect and work hard to make your investment worthwhile. For our customers, we wish to thank you for your past business and we look forward to a long future with you. For our officers and employees, we sincerely thank you for your many contributions to our success and tell you again that we are proud of you and the job that you are doing.

Sincerely,

J O S E P H C. G L I C K M A N	R O B E R T J. G L I C K M A N
Chairman of the Board	President and Chief Executive Officer

| 8 |

CORUS BANKSHARES 2003 ANNUAL REPORT

consolidated balance sheets	10
consolidated statements of income	11
consolidated statements of changes in shareholders’ equity	12
consolidated statements of cash flows	13
notes to consolidated financial statements	14
reports of independent public accountants	43
management’s discussion and analysis of financial statements	45
supplemental financial data: 10-year history	72
directors and executive officers	74

| 9 |

CORUS BANKSHARES 2003 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS

DECEMBER 31	2003	2002
(dollars in thousands)
A S S E T S
Cash and due from banks — noninterest-bearing	$63,524	$61,560
Federal funds sold	682,000	370,100
Securities:
Available-for-sale, at fair value
Common stocks, Bank Holding Company (amortized cost $95,661 and $101,478)	188,844	147,845
Other securities (amortized cost $242,308 and $267,658)	244,062	272,799
Held-to-maturity, at amortized cost (fair value $11,802 and $6,767)	11,744	6,687

Total Securities	444,650	427,331
Loans, net of unearned income	2,433,771	1,741,969
Less: Allowance for loan losses	36,448	36,629

Net Loans	2,397,323	1,705,340
Premises and equipment, net	26,313	28,320
Accrued interest receivable and other assets	25,497	19,876
Goodwill, net of accumulated amortization of $30,009	4,523	4,523

Total Assets	$3,643,830	$2,617,050

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Liabilities:
Deposits:
Noninterest-bearing	$227,960	$216,551
Interest-bearing	2,618,442	1,843,222

Total Deposits	2,846,402	2,059,773
Long-term debt — trust preferred securities	172,500	—
Other borrowings	36,403	48,110
Accrued interest payable and other liabilities	42,345	27,126

Total Liabilities	3,097,650	2,135,009
Shareholders’ equity: (1)
Common stock, $0.05 par value, 50,000,000 shares authorized;
28,036,888 and 28,238,488 shares issued, respectively	1,402	1,412
Surplus	16,942	16,668
Equity — options outstanding	5,670	—
Retained earnings		430,482
Accumulated other comprehensive income		33,479

Total Shareholders’ Equity	546,180	482,041

Total Liabilities and Shareholders’ Equity	$3,643,830	$2,617,050

See accompanying notes.

(1) All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

| 10 |

CORUS BANKSHARES 2003 ANNUAL REPORT

CONSOLIDATED STATEMENTS of INCOME

YEARS ENDED DECEMBER 31	2003	2002	2001
(in thousands, except per share data)
I N T E R E S T, L O A N F E E S, A N D D I V I D E N D I N C O M E
Interest and fees on loans:
Taxable	$151,523	$127,998	$151,018
Tax-advantaged	158	222	396
Federal funds sold	4,912	7,486	23,085
Securities:
Taxable	7,537	11,847	9,316
Tax-advantaged	63	66	74
Dividends	5,311	4,810	4,405
Trading account	735	449	336

Total Interest, Loan Fees, and Dividend Income	170,239	152,878	188,630

I N T E R E S T E X P E N S E
Deposits	43,836	52,796	78,732
Long-term debt — trust preferred securities	1,812	—	—
Borrowings	1,164	1,795	1,541
Federal Home Loan Bank advances	—	—	648

Total Interest Expense	46,812	54,591	80,921

Net Interest Income	123,427	98,287	107,709
Provision for loan losses	—	—	—

Net Interest Income After Provision for Loan Losses	123,427	98,287	107,709

N O N I N T E R E S T I N C O M E
Service charges on deposit accounts	11,878	12,065	11,094
Securities and other financial instrument gains, net	2,366	7,258	7,835
Gain on sale of student loans	—	—	2,201
Other income	2,676	3,756	4,586

Total Noninterest Income	16,920	23,079	25,716

N O N I N T E R E S T E X P E N S E
Salaries and employee benefits	34,426	29,672	31,539
Net occupancy	4,231	3,839	4,059
Data processing	2,722	2,445	2,562
Depreciation — furniture and equipment	1,823	2,448	2,000
Goodwill amortization	—	—	893
Other expenses	9,331	9,068	10,047

Total Noninterest Expense	52,533	47,472	51,100

Income Before Income Taxes	87,814	73,894	82,325
Income tax expense	29,404	24,580	28,142

Net Income	$58,410	$49,314	$54,183

Net income per share:(1)
Basic	$2.08	$1.74	$1.92
Diluted	2.04	1.72	1.89
Weighted average common shares and common share equivalents outstanding	28,703	28,590	28,619

See accompanying notes.

(1) All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

| 11 |

CORUS BANKSHARES 2003 ANNUAL REPORT

CONSOLIDATED STATEMENTS of CHANGES in SHAREHOLDERS’ EQUITY

					ACCUMULATED
			EQUITY–		OTHER
	COMMON		OPTIONS	RETAINED	COMPREHENSIVE
	STOCK	SURPLUS	OUTSTANDING	EARNINGS	INCOME	TOTAL
(dollars in thousands, except per share data)
Balance at December 31, 2000	$1,414	$11,842	$—	$347,288	$41,809	$402,353
Net income	—	—	—	54,183	—	54,183
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	6,729	6,729
Reclassification adjustment for net gains realized in net income	—	—	—	—	(5,775)	(5,775)
Income tax effect	—	—	—	—	(334)	(334)

Comprehensive Income						54,803
Shares issued under the stock option plan, 10,800 common shares	1	205	—	—	—	206
Shares issued under the Commercial Loan Officer Commission Program, 63,008 common shares	3	(3)	—	—	—	—
Retirement of 40,800 common shares	(2)	(20)	—	(972)	—	(994)
Cash dividends declared on common stock, $0.308 per common share	—	—	—	(8,701)	—	(8,701)
Deferred compensation	—	3,219	—	—	—	3,219

Balance at December 31, 2001	$1,416	$15,243	$—	$391,798	$42,429	$450,886
Net income	—	—	—	49,314	—	49,314
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	(9,004)	(9,004)
Reclassification adjustment for net gains realized in net income	—	—	—	—	(4,765)	(4,765)
Income tax effect	—	—	—	—	4,819	4,819

Comprehensive Income						40,364
Retirement of 80,800 common shares	(4)	(44)	—	(1,650)	—	(1,698)
Cash dividends declared on common stock, $0.318 per common share	—	—	—	(8,980)	—	(8,980)
Deferred compensation	—	1,469	—	—	—	1,469

Balance at December 31, 2002	$1,412	$16,668	$—	$430,482	$33,479	$482,041
Adoption of SFAS No. 123	—	(3,115)	4,256	—	—	1,141
Net income	—	—	—	58,410	—	58,410
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	44,541	44,541
Reclassification adjustment for net gains realized in net income	—	—	—	—	(1,112)	(1,112)
Income tax effect	—	—	—	—	(15,200)	(15,200)

Comprehensive Income						86,639
Stock options vested	—	—	1,711	—	—	1,711
Shares issued under the stock option plan, 29,600 common shares	2	688	(168)	—	—	522
Stock option settlements	—	(102)	(129)	—	—	(231)
Retirement of 231,200 common shares	(12)	(95)	—	(5,136)	—	(5,243)
Cash dividends declared on common stock, $0.830 per common share	—	—	—	(23,298)	—	(23,298)
Deferred compensation	—	2,898	—	—	—	2,898

Balance at December 31, 2003	$1,402	$16,942	$5,670	$460,458	$61,708	$546,180

See accompanying notes.

All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

| 12 |

CORUS BANKSHARES 2003 ANNUAL REPORT

CONSOLIDATED STATEMENTS of CASH FLOWS

YEARS ENDED DECEMBER 31	2003	2002	2001
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$58,410	$49,314	$54,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,082	3,705	3,298
Amortization (accretion) of investment and loan premiums (discounts), net	966	505	(565)
Goodwill amortization	—	—	893
Deferred income tax (benefit) expense	(3,760)	1,633	65
Securities gains, net	(2,366)	(7,258)	(7,835)
Gain on dispositions of student loans	—	—	(303)
Deferred compensation, net	4,064	2,320	3,232
Stock option expense	1,711	—	—
Gain on sale of student loans	—	—	(2,201)
Gain on sale of fixed assets	—	—	(135)
(Increase) decrease in accrued interest receivable and other assets	(4,790)	7,990	9,974
Decrease in accrued interest payable and other liabilities	(959)	(1,838)	(17,228)

Net Cash Provided by Operating Activities	56,358	56,371	43,378

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of held-to-maturity securities	119	337	452
Proceeds from maturities of available-for-sale securities	150,330	73,868	75,727
Proceeds from sales of available-for-sale securities	10,883	233,589	197,568
Purchases of available-for-sale securities	(134,573)	(360,585)	(202,377)
Net (increase) decrease in loans	(695,214)	(275,006)	11,143
Bad debt recoveries	3,114	2,229	4,488
Purchases of premises and equipment, net	(1,075)	(2,652)	(1,832)
Proceeds from sale of fixed assets	—	—	831
Proceeds from sale of student loans and trust and investment management business	—	—	65,430

Net Cash (Used in) Provided by Investing Activities	(666,416)	(328,220)	151,430

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposit accounts	786,629	(61,683)	13,826
Proceeds from issuance of long-term debt	172,500	—	50,000
Repayment of debt	(9,000)	(4,000)	(42,000)
(Decrease) increase in other borrowings, net	(2,707)	(3,706)	6,731
Stock option exercises/settlements	291	—	206
Retirements of common shares	(5,243)	(1,698)	(994)
Cash dividends paid on common shares	(18,548)	(8,918)	(8,628)

Net Cash Provided by (Used in) Financing Activities	923,922	(80,005)	19,141

Net Increase (Decrease) in Cash and Cash Equivalents	313,864	(351,854)	213,949
Cash and cash equivalents at beginning of year	431,660	783,514	569,565

Cash and Cash Equivalents at End of Year	$745,524	$431,660	$783,514

Supplemental disclosures:
Interest paid	$48,357	$56,416	$82,604
Income taxes paid	30,900	22,772	38,390

See accompanying notes.

| 13 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Corus Bankshares, Inc. (“Corus”) and its wholly owned subsidiary, Corus Bank, N.A. Corus, through its subsidiary bank, provides retail banking services primarily in the Chicago metropolitan area. In addition, Corus’ commercial lending group provides financing nationwide, almost exclusively collateralized by real estate. In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management’s expectations. See Allowance for Loan Losses accounting policies below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Corus and its subsidiary. Intercompany transactions impacting the income statement are limited to interest payments by the subsidiary bank on parent company deposit accounts. Other intercompany transactions include dividend payments, capital contributions, and the use of parent company stock in the subsidiary bank’s Commercial Loan Officer Commission Program and the Stock Option Program. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include cash, due from banks, and federal funds sold which have an original maturity of 90 days or less.

Securities

Securities are classified based on management’s intention at time of purchase. Trading securities, which are generally held in anticipation of short-term gains, are carried at their fair value. Realized and unrealized gains and losses on trading account securities are included in securities and other financial instrument gains/(losses).

     Available-for-sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, market conditions or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes, is reflected as a component of other comprehensive income in the Consolidated Statement of Changes in Shareholders’ Equity. Amortized cost represents the cost of securities plus or minus the amortization/accretion of premium/discount, adjusted for losses associated with other than temporary declines in value.

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

| 14 |

CORUS BANKSHARES 2003 ANNUAL REPORT

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

     Nonaccrual loans, troubled debt restructurings, and loans past due by 90 days or more are considered to be impaired loans. Impairment is also measured by comparing the book value of the loan to its fair value, based on the present value of expected cash flows, the market price of the loan, or the fair value of the underlying collateral. If the fair value of the loan is less than the book value, a valuation allowance is established as a component of the allowance for loan losses and the loan is considered to be impaired. Interest income from nonaccrual impaired loans is recognized on a cash basis and only when collection of the related principal balances is no longer in question.

     Home equity lines of credit and second mortgage loans are generally charged off after 120 days past due or after 60 days past due if the account is in bankruptcy. Other loan types are charged off when designated “loss” by the Bank’s regulators, past due more than 180 days (unless well-collateralized), or when deemed uncollectible by management. Past due and delinquency status is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses (the “Allowance”) is available to absorb losses inherent in the loan portfolio. Decreases to the Allowance result as loans, or portions thereof, are charged off while increases result from the recovery of previously charged off loans. In addition, charges against earnings through the provision for loan losses also increase the Allowance.

     The Allowance is based upon quarterly reviews. These reviews include an assessment of the loan portfolio and include reviews of both specific credits and an overall assessment. Specific reviews are performed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan,” and can result in a specific reserve for certain impaired loans. For those loans not specifically reviewed, an assessment is performed, by loan type (i.e., commercial, commercial real estate, construction, home equity, residential first mortgage, etc.) to determine an inherent loss rate. The inherent loss rate is based primarily on a combination of prior loss experience and delinquency levels (current vs. historical). In those cases where, due to insufficient historical data, Corus’ loss and delinquency experience may not accurately reflect the inherent losses in a segment of the portfolio, Corus will utilize the respective historical rates as published by the Federal Deposit Insurance Corporation (“FDIC”) in its Quarterly Banking Profile publication. For commercial real estate loans, Corus utilizes the historical FDIC loss and delinquency rates.

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

| 15 |

CORUS BANKSHARES 2003 ANNUAL REPORT

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

Goodwill

Prior to January 1, 2002, goodwill, which is the cost of investments in subsidiaries in excess of the fair value of the net assets acquired, was being amortized over periods of 12 to 15 years. Under SFAS No. 142, goodwill is no longer amortized, but is instead subjected to an annual impairment test. The test consists of a two-step process whereby a determination is first made as to whether an impairment exists, and then whether an adjustment is required. See Note 17 for quantitative disclosure.

Derivatives

The Company enters into certain derivative transactions as part of its overall interest rate risk management process. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires a company to recognize all derivative instruments at fair value on its balance sheet. The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction.

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

     Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in other comprehensive income within shareholders’ equity, net of taxes. Amounts are reclassified from other comprehensive income to the income statement in the period or periods the hedged transaction affects earnings.

| 16 |

CORUS BANKSHARES 2003 ANNUAL REPORT

     Under both the fair value and cash flow hedge methods, any ineffective portions of the hedges are recognized immediately in income. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in noninterest income as a part of securities and other financial instrument gains/(losses).

Stock-Based Employee Compensation

Corus utilizes its stock to compensate employees under two different plans, the 1999 Stock Option Plan (the “Plan”) and the Commercial Loan Officer Commission Program (the “CLO Program”). These plans are described more fully in Note 14 and in Management’s Discussion and Analysis of Financial Statements. Both plans were approved by shareholders.

     Effective January 1, 2003, Corus adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Corus elected to adopt SFAS No. 123 using the modified prospective method. Under the modified prospective method, the recognition of compensation cost in 2003 is the same as what would have been recognized had the provisions of SFAS No. 123 been applied since the date of grant for all outstanding options. However, results for prior years have not been restated and therefore reflect the previous method of accounting for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees,” and related Interpretations.

     Under the fair-value method, compensation cost for stock-based compensation is recognized over the vesting period of the instrument based on the fair value as determined at the grant date. No adjustments to expense are recorded to reflect any changes in fair value subsequent to the grant date. Exercises, in general, result in no additional cost and compensation cost is never recognized for options forfeited prior to vesting.

     With respect to the CLO Program, under APB No. 25, Corus was required to account for any compensation deferred in Corus stock under variable plan accounting. As such, Corus was required to record an adjustment to compensation expense based on the value of deferred shares as determined by changes in the market price of Corus’ stock. This mark-to-market adjustment is not required under SFAS No. 123.

     All stock options granted under the Plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the fair-value based method had been applied to all outstanding and unvested awards in each period.

YEARS ENDED DECEMBER 31	2003	2002	2001

(dollars in thousands, except per share data)
Net income, as reported	$58,410	$49,314	$54,183
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,112	101	615
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,112)	(1,046)	(794)

Pro Forma Net Income	$58,410	$48,369	$54,004

Earnings per share:(1)
Basic — as reported	$2.08	$1.74	$1.92
Basic — pro forma	2.08	1.71	1.91
Diluted — as reported	2.04	1.72	1.89
Diluted — pro forma	2.04	1.69	1.89

(1) All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

| 17 |

CORUS BANKSHARES 2003 ANNUAL REPORT

For the pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ five-year vesting period. The fair value of options granted was computed using the Black-Scholes model using the following assumptions:

GRANT DATE	4/10/03		6/11/02		4/22/02		10/1/01		4/23/01

Risk-free rate	4.28%		5.44%		5.68%		4.55%		5.20%
Expected life	10	years	10	years	10	years	10	years	10	years
Expected volatility	25.90%		26.30%		26.30%		25.85%		23.82%
Expected dividend yields	4.76%		1.32%		1.28%		1.38%		1.26%
Fair value	$7.60		$19.57		$20.71		$16.81		$19.07

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2003 presentation.

NOTE 2: RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 132 (Revised 2003) — Employer’s Disclosures about Pension Plans and Other Postretirement Benefit Plans

In December 2003, the Financial Accounting Standards Board (“FASB”) issued a revision of SFAS No. 132, which requires additional disclosures about employers’ pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” This statement retains the disclosure requirements contained in SFAS No. 132 as originally issued, which it replaces. It requires additional disclosures to those in the original statement about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised disclosure requirements are included in this report in Note 10, Employee Benefit Plans.

SFAS No. 148 — Accounting for Stock-Based Compensation — Transition and Disclosure

In December 2002, SFAS No. 148 was issued and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for Corus beginning with the fiscal period ending December 31, 2002. Corus has elected to change to the fair value based method of accounting for stock-based employee compensation and adopted the accounting standard using the modified prospective method. Under the modified prospective method, companies are required to begin recognizing stock-based employee compensation, in accordance with the standard, in the year of adoption.

| 18 |

CORUS BANKSHARES 2003 ANNUAL REPORT

FIN 46 — Consolidation of Variable Interest Entities

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” The objective of this interpretation is to provide guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, noncontrolling interest, and results of operations of a VIE need to be included in a company’s consolidated financial statements. In December 2003 the FASB issued revisions to FIN 46 to clarify some of the provisions of the interpretation. The Company does not expect the requirements of FIN 46 to have a material impact on results of operations, financial position, or liquidity.

FIN 45 — Guarantees

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. The interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for the Company as of December 31, 2002. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. Significant guarantees that have been entered into by the Company are disclosed in Note 12. The Company does not expect the requirements of FIN 45 to have a material impact on results of operations, financial position, or liquidity.

| 19 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTE 3: SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows:

		GROSS UNREALIZED
	AMORTIZED			FAIR
DECEMBER 31, 2003	COST	GAINS	LOSSES	VALUE

(dollars in thousands)
A V A I L A B L E - F O R - S A L E
U.S. Government and agencies	$205,902	$837	$—	$206,739
Corporate debt securities	27,427	764	—	28,191
Common stocks, Bank Holding Company	95,661	93,183	—	188,844
Other	8,979	153	—	9,132

Total	$337,969	$94,937	$—	$432,906

H E L D - T O - M A T U R I T Y
State and municipal	$1,100	$44	$—	$1,144
Other	10,644	14	—	10,658

Total	$11,744	$58	$—	$11,802

		GROSS UNREALIZED
	AMORTIZED			FAIR
DECEMBER 31, 2002	COST	GAINS	LOSSES	VALUE

(dollars in thousands)
A V A I L A B L E - F O R - S A L E
U.S. Government and agencies	$211,970	$2,830	$—	$214,800
Corporate debt securities	42,341	2,028	—	44,369
Common stocks, Bank Holding Company	101,478	54,151	(7,784)	147,845
Other	13,347	283	—	13,630

Total	$369,136	$59,292	$(7,784)	$420,644

H E L D - T O - M A T U R I T Y
State and municipal	$1,099	$59	$—	$1,158
Other	5,588	21	—	5,609

Total	$6,687	$80	$—	$6,767

The scheduled maturities for securities were as follows:

	AVAILABLE-FOR-SALE		HELD-TO-MATURITY

	AMORTIZED	FAIR	AMORTIZED	FAIR
DECEMBER 31, 2003	COST	VALUE	COST	VALUE

(dollars in thousands)
Due in:
One year or less	$107,675	$108,981	$—	$—
After one year through five years	125,654	125,949	717	751
After five years through ten years	—	—	536	558
After ten years	4,893	5,046	29	31

Subtotal	238,222	239,976	1,282	1,340
Securities not due at a single maturity	99,747	192,930	10,462	10,462

Total	$337,969	$432,906	$11,744	$11,802

Actual maturities may differ from those scheduled due to prepayments by the issuers.

| 20 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Gross gains realized on sales of available-for-sale securities totaled $10.1 million, $4.8 million, and $6.0 million during 2003, 2002, and 2001, respectively. Gross losses realized on sales of available-for-sale securities were $25,000 and $216,000 in 2002 and 2001, respectively. While there were no losses realized on sales of available-for-sale securities in 2003, Corus did realize a loss in the first quarter of $9.0 million due to an adjustment for an “other than temporary” decline in value, as defined by SFAS No. 115. As of December 31, 2003, $8.7 million of the “other than temporary” decline in value had been recovered and is included in unrealized gains. Please see Management’s Discussion and Analysis of Financial Statements for further discussion. As of December 31, 2003, there were no securities with unrealized losses.

     Securities having an aggregate carrying value of $12.3 million and $12.7 million at December 31, 2003 and 2002, respectively, were pledged as collateral to secure public deposits and for other purposes.

NOTE 4: LOANS

Total loans, net of deferred loan fees and other discounts of $25.5 million and $22.6 million at December 31, 2003 and 2002, respectively, were as follows:

DECEMBER 31	2003	2002

(dollars in thousands)
Commercial real estate:
Non-construction	$1,207,015	$989,146
Construction	1,005,206	531,612
Mezzanine	53,790	32,092

Total Commercial Real Estate	2,266,011	1,552,850
Commercial	98,621	87,631
Residential first mortgage	30,656	38,828
Home equity	29,738	51,078
Student	8,105	10,950
Medical finance and consumer	640	632

Total	$2,433,771	$1,741,969

With regard to Corus’ concentration in commercial real estate lending, see Management’s Discussion and Analysis of Financial Statements for a breakdown of loans by collateral type, geographic distribution, and loan size.

Changes in the allowance for loan losses were as follows:

YEARS ENDED DECEMBER 31	2003	2002	2001

(dollars in thousands)
Balance at January 1	$36,629	$40,457	$39,601
Provision for loan losses	—	—	—
Charge-offs	(3,295)	(6,057)	(3,632)
Recoveries	3,114	2,229	4,488

Balance at December 31	$36,448	$36,629	$40,457

| 21 |

CORUS BANKSHARES 2003 ANNUAL REPORT

At December 31, 2003 and 2002, Corus had impaired loans totaling $15.6 million and $6.5 million, respectively, of which $17,000 and $178,000, respectively, have been specifically reserved for in the allowance for loan losses. The average balance of impaired loans during the year was $18.9 million in 2003 and $8.6 million in 2002.

     Nonaccrual loans totaled $7.9 million and $4.8 million as of December 31, 2003 and 2002, respectively. The interest foregone on these loans, net of cash receipts, was $1.3 million and $1.1 million for 2003 and 2002, respectively.

Changes in the balance of loans to directors and principal officers of Corus and its subsidiary were as follows:

(dollars in thousands)
Balance at December 31, 2002	$14,406
New loans	26,121
Repayments	(12,363)
Reclassifications	(2,043)

Balance at December 31, 2003	$26,121

These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal risk of collection or possess other favorable features. As of December 31, 2003, none of the above loans were over 90 days past due or nonaccrual. Reclassifications reflect the balance of loans to individuals who are no longer classified as directors or principal officers.

| 22 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTE 5: PREMISES AND EQUIPMENT

Premises and equipment were as follows:

DECEMBER 31	2003	2002

(dollars in thousands)
Land and improvements	$8,344	$8,344
Buildings and improvements	27,956	28,200
Furniture and equipment	18,828	18,002

Gross Premises and Equipment	55,128	54,546
Less accumulated depreciation	28,815	26,226

Total Premises and Equipment, Net	$26,313	$28,320

Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $206,000, $344,000, and $361,000 for the years ended December 31, 2003, 2002, and 2001, respectively. The decline in rent expense from 2002 to 2003 is due to the reclassification of common area maintenance expenses, which were previously included in rent expense. Rent expense for 2002 and 2001, excluding common area maintenance costs, was $199,000 and $193,000 respectively.

Minimum fixed lease obligations, excluding taxes, insurance and other expenses payable directly by Corus, for leases in effect at December 31, 2003, were as follows:

YEARS ENDING DECEMBER 31

(dollars in thousands)
2004	$401
2005	410
2006	420
2007	430
2008	441
2009 and thereafter	2,037

Minimum Payments	$4,139

| 23 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTE 6: TIME DEPOSITS

Interest-bearing deposits at December 31, 2003, include certificates of deposit (“CDs”) totaling $1.0 billion, of which $743.9 million related to CDs in amounts of $100,000 or more. At December 31, 2002, CDs totaled $655.2 million, of which $406.1 million related to CDs in amounts of $100,000 or more. Interest expense on CDs of $100,000 or more totaled $18.5 million and $22.9 million in 2003 and 2002, respectively.

At December 31, 2003, the scheduled maturities of all certificates of deposit were as follows:

	BROKERED	RETAIL
YEARS ENDED DECEMBER 31	CDs	CDs	TOTAL

(dollars in thousands)
2004	$86,918	$366,314	$453,232
2005	116,207	32,124	148,331
2006	98,215	7,886	106,101
2007	80,187	9,905	90,092
2008 and thereafter	215,304	5,862	221,166

Total	$596,831	$422,091	$1,018,922

| 24 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTE 7: TRUST PREFERRED SECURITIES

In 2003, Corus formed five wholly owned finance subsidiaries of the Company, for the sole purpose of issuing and selling capital securities and using the proceeds to purchase subordinated debentures issued by the Company. The Trust Preferred securities issued by the Trusts mature 30 years after issuance, although the securities are callable by Corus quarterly on or after the fifth year subsequent to issuance, or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules.

The following table summarizes the five Trust Preferred issuances:

				ISSUED AND	INTEREST AND FEES
	ISSUE	MATURITY		OUTSTANDING AT	FOR THE YEAR ENDED
	DATE	DATE	RATE	DECEMBER 31, 2003	DECEMBER 31, 2003

(dollars in thousands)
Trust I	June 2003	June 2033	LIBOR+ 3.05%	$27,500	$605
Trust II	June 2003	June 2033	LIBOR+ 3.10%	20,000	447
Trust III	Sept. 2003	Sept. 2033	LIBOR+ 2.95%	45,000	548
Trust IV	Nov. 2003	Nov. 2033	LIBOR+ 2.85%	30,000	128
Trust V	Dec. 2003	Dec. 2033	LIBOR+ 2.85%	50,000	84

Total				$172,500	$1,812

The Trust Preferred securities pay interest on a quarterly basis. The interest rates reset quarterly. Corus has the ability to defer interest on the Trust Preferred securities for a period not to exceed 20 consecutive quarters subject, however, to certain restrictions with regard to Corus’ ability to make, among other things, distributions to holders of Corus common stock. Corus has not exercised this option. Combined issuance fees for the trusts totaled $1.6 million and are being amortized over the 30-year lives of the securities. Finally, Corus has, through various agreements, essentially fully and unconditionally guaranteed payment of all amounts due under the Trust Preferred securities.

| 25 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTE 8: OTHER BORROWINGS

On June 26, 2001, Corus entered into an agreement to borrow $70 million, consisting of a term note in the amount of $50 million and a revolving note in the amount of $20 million, both at an effective interest rate equal to LIBOR plus 150 basis points, adjusted quarterly. Corus has extended the maturity date on both notes to June 25, 2006, and either loan may be prepaid at any time without premium or penalty. The term note requires quarterly repayments of $1 million beginning September 30, 2001, and the revolving note is payable upon maturity. Interest is payable quarterly. In addition, a fee at an annual rate of 1/4% of the average unused revolving note commitment is due quarterly.

     Among other restrictions, loan covenants require Corus to maintain prescribed levels of capital, limit the level of nonperforming loans relative to capital, and maintain a minimum ratio of the allowance for loan losses to total loans. Corus is in compliance with all loan covenants as of December 31, 2003. The debt is secured by 100% of the common stock of the subsidiary bank.

Outstanding balances, and interest and fees for these notes were as follows:

	BALANCE OUTSTANDING		INTEREST AND FEES FOR THE
	AT DECEMBER 31		YEARS ENDED DECEMBER 31
	2003	2002	2003	2002
(dollars in thousands)
Term note	$35,000	$44,000	$1,068	$1,601
Revolving note	—	1,375	89	172
Other	1,403	2,735	7	22

Total	$36,403	$48,110	$1,164	$1,795

NOTE 9: INCOME TAXES

The components of income tax expense were as follows:

YEARS ENDED DECEMBER 31	2003	2002	2001
(dollars in thousands)
Current tax expense	$34,305	$22,947	$28,077
Deferred federal expense (benefit)	(3,760)	1,633	65
Deferred federal benefit — SFAS No. 123 adoption	(1,141)	—	—

Income Tax Provision	$29,404	$24,580	$28,142

| 26 |

CORUS BANKSHARES 2003 ANNUAL REPORT

A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

YEARS ENDED DECEMBER 31	2003	2002	2001
Statutory federal income tax rate	35.0%	35.0%	35.0%
Dividends received deduction	(1.5)	(1.6)	(1.3)
Tax-exempt income	(0.1)	(0.1)	(0.3)
Goodwill amortization	—	—	0.4
Other, net	0.1	—	0.4

Effective Rate	33.5%	33.3%	34.2%

Deferred taxes were recorded based upon differences between the financial statement and tax basis of assets and liabilities. The following deferred taxes were recorded:

DECEMBER 31	2003	2002
(dollars in thousands)
DEFERRED TAX ASSETS
Allowance for loan losses	$11,842	$11,919
Deferred compensation	4,405	3,413
Other than temporary impairment	3,137	—
Stock options	1,984	—
Other deferred tax assets	266	384

Gross Deferred Tax Assets	21,634	15,716

DEFERRED TAX LIABILITIES
Unrealized securities gains	(33,228)	(18,027)
Mark-to-market adjustments on non-hedge derivatives	(1,947)	(1,692)
Gains on nonmonetary stock transactions	(1,284)	(319)
Purchase accounting adjustments	(932)	(1,061)
Pension	(694)	(830)
Deferred loan fees and discounts	(406)	(373)
Other deferred tax liabilities	(626)	(597)

Gross Deferred Tax Liabilities	(39,117)	(22,899)

Net Deferred Tax Liability	$(17,483)	$(7,183)

Management believes that the gross deferred tax asset of $21.6 million at December 31, 2003, could be realized through the carryback of taxable income against prior years.

| 27 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTE 10: EMPLOYEE BENEFIT PLANS

The following reflects the disclosure requirements set forth by SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.”

     Corus maintains a noncontributory defined benefit pension plan (Retirement Income Plan and Trust) and a defined contribution plan (Employees’ Savings Plan and Trust). Expense (income) for each of the plans was as follows:

YEARS ENDED DECEMBER 31	2003	2002	2001
(dollars in thousands)
Retirement Income Plan and Trust	$1,054	$158	$(453)
Employees’ Savings Plan and Trust	206	190	182

Total	$1,260	$348	$(271)

Pension Plan

Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 2003. Pension plan assets are primarily invested in common stocks.

Net periodic benefit cost/(income) was comprised of the following:

YEARS ENDED DECEMBER 31	2003	2002	2001
(dollars in thousands)
Service cost	$751	$615	$638
Interest cost	1,271	1,177	1,115
Actual (gain)/loss on plan assets	(4,752)	3,941	1,981
Amortization of transition asset	—	—	(202)
Net amortization and deferral	3,784	(5,575)	(3,985)

Net Periodic Benefit Cost/(Income)	$1,054	$158	$(453)

The accumulated benefit obligation for the plan was $16.0 million and $15.6 million at December 31, 2003, and 2002, respectively.

| 28 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Reconciliations of the plan’s projected benefit obligations and fair value of plan assets as well as the funded status to the amounts recognized in Corus’ statements of financial position follow:

Change in Projected Benefit Obligation

	2003	2002
(dollars in thousands)
Benefit obligation at January 1	$19,312	$17,319
Service cost	751	615
Interest cost	1,271	1,177
Actuarial loss	146	1,077
Benefits paid	(927)	(876)

Benefit Obligation at December 31	$20,553	$19,312

Change in Fair Value of Plan Assets

	2003	2002
(dollars in thousands)
Fair value of plan assets at January 1	$16,121	$20,938
Actual gain/(loss) on plan assets	4,752	(3,941)
Benefits paid	(927)	(876)

Fair Value of Plan Assets at December 31	$19,946	$16,121

Funded Status

DECEMBER 31	2003	2002
(dollars in thousands)
Funded status	$(607)	$(3,191)
Unrecognized actuarial loss	2,589	6,227

Prepaid Benefit Cost	$1,982	$3,036

The prepaid benefit cost represents the amount recognized in the Statement of Financial Position as of December 31.

| 29 |

CORUS BANKSHARES 2003 ANNUAL REPORT

The following net periodic assumptions were used in accounting for the pension plan:

Benefit Obligation

DECEMBER 31	2003	2002
Discount rate	6.75%	6.75%
Rate of compensation increase	5.00%	5.00%

Net Periodic Benefit Cost

DECEMBER 31	2003	2002
Discount rate	6.75%	7.00%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	5.00%	5.00%

Plan assets are invested entirely in diversified equity securities and it is management’s plan to keep them invested in a diversified pool of equities going forward. Management’s investment horizon is considered long term and, as such, long-term equity returns were studied using historical data over rolling 10-, 15- and 20-year periods going back until the early 20th century. Based on its review of these historical returns, management determined that an expected long-term rate of return of 8.00% was reasonable.

Plan Assets

Corus’ pension plan weighted average allocations at December 31, 2003 and 2002, by asset category were as follows:

	PLAN ASSETS AT DECEMBER 31
ASSET CATEGORY	2003	2002
Equity securities	99%	99%
Other	1%	1%

Total	100%	100%

The plan trustees’ intentions are to invest the majority of plan assets in a portfolio of diversified domestic equity securities with the remainder in cash to meet the immediate needs of the plan. The plan trustees believe that over the long term, which is thought to be the proper horizon for this asset, equity securities will outperform all other investment alternatives. This is based on careful study of historical returns of various asset classes. The plan trustees are prepared to accept some volatility in specific annual returns during periods when equity securities under-perform the broader market, however, they firmly believe that, over the long run, such a strategy will perform better than a more diversified asset allocation strategy.

Contributions

Corus expects to make no contributions to its pension plan in 2004.

| 30 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Measurement Date

The measurement date for the 2003 fiscal year is December 31, 2003. Asset values are determined as of this date. Pension liabilities are valued at the beginning of the year and adjusted to December 31. The end of the year discount rate is used to determine the beginning of year liability.

Savings Plan

Most employees are eligible to become participants of Corus’ Employees’ Savings Plan and Trust. Corus’ matching contributions to this plan are discretionary. For the years ended December 31, 2003, 2002, and 2001, Corus matched 20% of participants’ contributions, up to a maximum of $1,500.

NOTE 11: DERIVATIVES

As of January 1, 2001, Corus implemented SFAS No. 133, as amended. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. Special accounting for qualifying hedges (“hedge accounting”) allows a derivative’s gains and losses to be either offset by the change in fair value of the hedged item or deferred through recognition in a component of other comprehensive income. Those derivatives that do not qualify for hedge accounting are required to be marked to market with the impact of the market adjustment recorded directly to income.

     Corus utilizes interest rate swaps (to effectively convert fixed-rate loans and brokered CDs to floating rate) and interest rate basis swaps (to effectively convert LIBOR-based floating rate loans to Treasury-based floating-rate loans) to reduce interest rate risk by improving the balance between rate sensitive assets and liabilities. While these derivatives provide the desired economic hedge to interest rate fluctuations, they do not all meet the strict criteria required to qualify for hedge accounting. During 2003, 2002, and 2001 all but one of the fixed-to-floating swaps qualified as fair value hedges and received hedge accounting treatment. In addition, the Company’s basis swaps also do not meet the strict criteria required to qualify for hedge accounting.

     In 2003, 2002, and 2001 Corus recorded net income related to SFAS No. 133 of $593,000, $3.0 million, and $1.9 million, respectively. The 2001 income included $1.1 million from activity during 2001 as well as a transition adjustment of $828,000 related to the initial adoption. The income related to both hedge and non-hedge derivatives is as follows:

		INCOME/(LOSS)
	INCOME STATEMENT
YEARS ENDED DECEMBER 31	CLASSIFICATION	2003	2002	2001
(dollars in thousands)
Fair value hedge:
Fixed-to-floating swaps	Interest Income	$33	$(85)	$19
Non-hedge:
Fixed-to-floating swaps	Noninterest Income	37	(31)	(67)
Basis swaps	Noninterest Income	523	3,150	1,984

Total Non-hedge		560	3,119	1,917

Total Derivative Gain/(Loss)		$593	$3,034	$1,936

The counterparties to these instruments are major financial institutions with credit ratings of A or better.

| 31 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTE 12: FINANCIAL INSTRUMENTS

In the normal course of business, Corus invests in various financial assets, incurs various financial liabilities and enters into agreements involving unrecognized financial instruments (consisting of standby letters of credit, commitment letters, and unused lines of credit). The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts Corus might receive or pay in actual market transactions. Potential taxes and other transaction costs have also not been considered in estimating fair value. As some of Corus’ assets and liabilities are not considered financial instruments, the disclosures below do not reflect the fair value of Corus as a whole.

Corus had the following financial instruments:

	2003		2002
	CARRYING	FAIR	CARRYING	FAIR
DECEMBER 31	AMOUNT	VALUE	AMOUNT	VALUE
(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$745,524	$745,524	$431,660	$431,660
Securities available-for-sale	432,906	432,906	420,644	420,644
Securities held-to-maturity	11,744	11,802	6,687	6,767
Loans, net	2,397,323	2,414,258	1,705,340	1,719,285
Accrued interest receivable	12,795	12,795	10,376	10,376
Other assets	5,657	5,657	5,134	5,134

FINANCIAL LIABILITIES
Deposits without a stated maturity	$1,827,480	$1,827,480	$1,404,543	$1,404,543
Certificates of deposit	1,018,922	1,026,576	655,230	673,235
Long-term debt — Trust Preferred securities	172,500	172,500	—	—
Other borrowings	36,403	36,403	48,110	48,110
Accrued interest payable	3,627	3,627	5,172	5,172
Other liabilities	60	60	98	98

UNRECOGNIZED FINANCIAL LIABILITIES
Standby letters of credit	$367	$367	$415	$415
Commitment letters	—	—	—	—
Unused lines of credit	—	947	—	845

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

| 32 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Loans are valued based on type of loan. The fair value of variable-rate loans that reprice frequently is assumed to approximate carrying value. The fair value of fixed-rate loans is based on the discounted amount of scheduled cash flows. The discount rate used is equal to the current rate of the appropriate index plus the average spread on the existing portfolio. Carrying value and fair value include the market value of both hedged loans and the related interest rate swaps. The total hedge ineffectiveness reflected in these balances was immaterial at December 31, 2003. The fair values of interest rate swaps are based on either quoted market or dealer prices.

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

Long-term debt — Trust Preferred securities reprice quarterly and, as such, fair value approximates carrying value.

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

Unrecognized financial liabilities are valued based on estimated fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. Carrying value represents deferred fees arising from the unrecognized financial instruments.

| 33 |

CORUS BANKSHARES 2003 ANNUAL REPORT

The following is additional information related to the unrecognized financial instruments:

DECEMBER 31	2003	2002
(dollars in thousands)
STANDBY LETTERS OF CREDIT
Commercial real estate:
Non-construction	$10,502	$20,682
Construction	—	—
Mezzanine	—	—
Commercial	2,159	3,190
Home equity	—	—
Consumer	—	—

Total Standby Letters of Credit	12,661	23,872
COMMITMENT LETTERS OUTSTANDING
Commercial real estate:
Non-construction	—	14,000
Construction	375,865	138,164
Mezzanine	—	—
Commercial	—	—
Home equity	—	—
Consumer	—	—

Total Commitment Letters	375,865	152,164
UNUSED COMMITMENTS UNDER LINES OF CREDIT
Commercial real estate:
Non-construction	73,399	55,575
Construction	1,086,169	991,908
Mezzanine	8,547	3,326
Commercial	27,909	13,434
Home equity	11,287	15,104
Consumer	674	693

Total Unused Lines of Credit	1,207,985	1,080,040
TOTAL COMMITMENTS
Commercial real estate:
Non-construction	83,901	90,257
Construction	1,462,034	1,130,072
Mezzanine	8,547	3,326
Commercial		30,06816,624
Home equity	11,287	15,104
Consumer	674	693

Total Commitments Outstanding	$1,596,511	$1,256,076

| 34 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTE 13: LEGAL AND REGULATORY PROCEEDINGS

Corus is involved in various legal and regulatory proceedings involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, these proceedings will not have a material effect on the results of operations, financial position, liquidity, or capital resources.

NOTE 14: SHAREHOLDERS’ EQUITY

Shareholders’ Equity and Dividend Restrictions

The payment of dividends to Corus by its subsidiary bank is subject to federal regulatory limitations. National banks are generally allowed to pay dividends to the extent of net income for the current and prior two years less dividends paid, without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. Corus’ subsidiary bank was considered well capitalized as of December 31, 2003. Corus’ capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus’ overall financial condition or prospects. At December 31, 2003, the total amount of the subsidiary bank’s retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $102.6 million.

Stock Option Plan

Options to purchase Corus’ common stock have been granted to employees under the 1999 Stock Option Plan at prices equal to the fair market value of the underlying stock on the dates the options were granted. The options vest 20% per year, over a five-year period, and expire in 10 years. At December 31, 2003, there were 606,000 shares available for grant.

Changes in stock options were as follows:

Stock Options

	2003		2002		2001

		WEIGHTED		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE		AVERAGE
	NUMBER	EXERCISE	NUMBER	EXERCISE	NUMBER	EXERCISE
YEARS ENDED DECEMBER 31	OF SHARES	PRICE	OF SHARES	PRICE	OF SHARES	PRICE

(number of shares in thousands)
Beginning options outstanding	1,174	$18.35	978	$16.72	836	$14.71
Granted	236	20.99	223	25.01	206	24.58
Exercised/Settlements	(51)	16.75	(12)	16.02	(43)	15.03
Forfeited/Expired	—	—	(15)	19.78	(21)	14.94

Ending Options Outstanding	1,359	$18.88	1,174	$18.35	978	$16.72

Exercisable at December 31	654	$16.71	479	$15.84	312	$15.02

| 35 |

CORUS BANKSHARES 2003 ANNUAL REPORT

The following table summarizes information about stock options outstanding at December 31, 2003.

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

	NUMBER	WEIGHTED AVERAGE	WEIGHTED	NUMBER	WEIGHTED
RANGE OF	OUTSTANDING	REMAINING	AVERAGE	EXERCISABLE	AVERAGE
EXERCISE PRICES	AT 12/31/03	CONTRACTUAL LIFE	EXERCISE PRICE	AT 12/31/03	EXERCISE PRICE

(number of options in thousands)
$9 – $14	183	6.1 years	$12.47	104	$12.45
$15–$19	532	5.4 years	15.60	438	15.66
$20– $26	644	8.4 years	23.41	112	24.73

$9– $26	1,359	6.9 years	$18.88	654	$16.71

Regulatory Capital

Corus and its subsidiary bank are required to maintain certain capital ratios. Failure to maintain these ratios would severely limit their ability to pay dividends, support growth, and repurchase shares and would increase the amount of FDIC insurance premiums. At December 31, 2003 and 2002, Corus and its subsidiary bank were categorized as well capitalized. Corus’ capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus’ overall financial condition or prospects. There have been no events since December 31, 2003, that management believes would have changed that category. The minimum ratios to be well capitalized and Corus’ and its subsidiary bank’s actual regulatory capital and ratios were as follows:

Regulatory Capital and Ratios

			TIER 1		TOTAL
	TIER 1		RISK-BASED		RISK-BASED
	LEVERAGE		CAPITAL		CAPITAL

	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO

(dollars in thousands)
Minimum ratios for well-capitalized		5.0%		6.0%		10.0%
December 31, 2003:
Corus Bankshares	$639,931	18.7%	$639,931	17.9%	$730,829	20.5%
Subsidiary bank	573,966	17.2	573,966	16.7	610,414	17.7
December 31, 2002:
Corus Bankshares	$444,039	17.3%	$444,039	16.8%	$497,916	18.9%
Subsidiary bank	382,915	15.5	382,915	15.2	414,430	16.5

| 36 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTE 15: NET INCOME PER SHARE (1)

Net income per share was calculated as follows :

YEARS ENDED DECEMBER 31	2003	2002	2001

(in thousands, except per share data)
Denominator for basic earnings per share:
average common shares outstanding	28,102	28,298	28,292
Dilutive common stock options	601	292	327

Denominator for Diluted Earnings Per Share	28,703	28,590	28,619

Numerator: Net income attributable to common shares	$58,410	$49,314	$54,183

Net income per share:
Basic	$2.08	$1.74	$1.92
Diluted	2.04	1.72	1.89

(1) All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

NOTE 16: SEGMENT REPORTING

The following reflects the disclosure requirements set forth by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” For purposes of this statement, management has determined that Commercial Lending, Consumer Lending, Retail Banking and Corporate Support are the primary operating segments of the Company.

     Commercial Lending derives its revenues primarily from interest and fees on commercial real estate loans, including first mortgage term loans, construction loans, and mezzanine loans. Revenues also include loans to customers in the check cashing industry.

     Consumer Lending is comprised of home equity, residential mortgage, student, medical finance, and other loans to individual borrowers. Revenues of this segment are from interest and fees on the loans.

     The Retail Banking segment provides general banking services such as checking, savings, money market, and time deposit accounts as well as a variety of other services. Revenues for Retail Banking are derived from credit for funds provided to the other segments, as well as fees related to banking services.

     Corporate Support includes the net effect of support units after revenue and expense allocations, treasury management, and other corporate activities. Revenues primarily relate to dividends from the Company’s investment in the common stocks of financial industry companies and the net effect of transfer pricing related to loan and deposit balances. In addition, revenues include gains/(losses) on equity securities. Corporate Support also incorporates the difference between the Company’s reported provision for credit losses, which is determined in accordance with generally accepted accounting principles, and the credit provisions allocated to the reportable business units.

     Business line results are derived from the Company’s business unit profitability reporting system by specifically attributing assets, deposits, and other liabilities and their related income or expense. Funds transfer pricing methodologies are utilized to allocate a cost for funds used or credit for funds provided to all business line assets and

| 37 |

CORUS BANKSHARES 2003 ANNUAL REPORT

liabilities. The provision for credit losses recorded by each operating segment is based on the net charge-offs incurred by each line of business. Income and expenses directly related to each business line, including fees, service charges, salaries and benefits, and other direct expenses are accounted for within each segment’s financial results in a manner similar to the consolidated financial statements. Expenses incurred by centrally managed operations units that directly support business lines’ operations are charged to the business lines based on standard unit costs and volume measurements. Capital is allocated to each line of business, including both on- and off-balance-sheet items, based on its inherent risks, including credit, operational, and other business risks. Designations, assignments, and allocations may change from time to time as management accounting systems are enhanced or product lines change.

The following is a summary of significant segment information as required by SFAS No. 131:

					INTER-
YEAR ENDED	COMMERCIAL	CONSUMER	RETAIL	CORPORATE	SEGMENT
DECEMBER 31, 2003	LENDING	LENDING	BANKING	SUPPORT	ELIMINATIONS	CONSOLIDATED

(dollars in thousands)
Total Revenues(1)	$82,430	$4,481	$41,297	$12,139	$—	$140,347
Net Income	37,600	1,317	13,047	6,446	—	58,410
Total Average Assets	2,191,251	80,720	2,492,752	199,685	(1,980,387)	2,984,021
End of Period Goodwill	—	—	4,523	—	—	4,523

					INTER-
YEAR ENDED	COMMERCIAL	CONSUMER	RETAIL	CORPORATE	SEGMENT
DECEMBER 31, 2002	LENDING	LENDING	BANKING	SUPPORT	ELIMINATIONS	CONSOLIDATED

(dollars in thousands)
Total Revenues(1)	$59,403	$7,453	$37,164	$17,346	$—	$121,366
Net Income	25,045	2,003	10,588	11,678	—	49,314
Total Average Assets	1,681,921	120,963	2,168,877	373,341	(1,705,673)	2,639,429
End of Period Goodwill	—	—	4,523	—	—	4,523

					INTER-
YEAR ENDED	COMMERCIAL	CONSUMER	RETAIL	CORPORATE	SEGMENT
DECEMBER 31, 2001	LENDING	LENDING	BANKING	SUPPORT	ELIMINATIONS	CONSOLIDATED

(dollars in thousands)
Total Revenues(1)	$56,171	$13,220	$45,980	$18,054	$—	$133,425
Net Income	25,523	1,267	16,657	10,736	—	54,183
Total Average Assets	1,718,874	234,280	2,252,980	434,273	(1,967,436)	2,672,971
End of Period Goodwill	—	—	4,523	—	—	4,523

(1) Net interest income before provision for loan losses plus noninterest income.

The profitability of each of Corus’ business segments may be affected by changes in, and the level of, interest rates. The direction and degree of this impact will vary based on the asset/liability mix of each segment.

| 38 |

CORUS BANKSHARES 2003 ANNUAL REPORT

17. GOODWILL

The following table presents both reported and adjusted net income and earnings per share. Prior year amounts have been restated to exclude amortization expense related to goodwill, as required by SFAS No. 142.

YEARS ENDED DECEMBER 31	2003	2002	2001

(dollars in thousands, except per share data)
NET INCOME
Reported net income	$58,410	$49,314	$54,183
Add back: Goodwill amortization	—	—	893

Adjusted Net Income	$58,410	$49,314	$55,076

BASIC EARNINGS PER SHARE(1)
Reported net income	$2.08	$1.74	$1.92
Add back: Goodwill amortization	—	—	0.03

Adjusted Net Income	$2.08	$1.74	$1.95

DILUTED EARNINGS PER SHARE(1)
Reported net income	$2.04	$1.72	$1.89
Add back: Goodwill amortization	—	—	0.03

Adjusted Net Income	$2.04	$1.72	$1.92

(1) All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

Note: The goodwill amortization was not tax deductible and as a result pretax and after-tax amounts are equivalent.

| 39 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTE 18: PARENT COMPANY FINANCIAL STATEMENTS

Corus’ condensed parent company financial statements were as follows:

Condensed Balance Sheets

DECEMBER 31	2003	2002

(dollars in thousands)
ASSETS
Cash	$5,879	$405
Available-for-sale securities, at fair value	188,844	147,845
Investment in subsidiaries	584,966	390,779
Other assets	16,282	7,331

Total Assets	$795,971	$546,360

LIABILITIES AND SHAREHOLDERS’ EQUITY
Long-term debt — subordinated debentures	$177,837	$—
Borrowings	35,000	45,375
Other liabilities	36,954	18,944
Shareholders’ equity	546,180	482,041

Total Liabilities and Shareholders’ Equity	$795,971	$546,360

Condensed Statements of Income

YEARS ENDED DECEMBER 31	2003	2002	2001

(dollars in thousands, except per share data)
INCOME
Dividends from bank subsidiary	$35,000	$12,000	$—
Dividends from common stock portfolio	5,311	4,810	4,405
Securities gains, net	1,112	951	5,220
Other income	82	24	826

Total Income	41,505	17,785	10,451

EXPENSE
Interest expense	3,025	1,773	1,454
Other expenses	1,002	912	1,136

Total Expense	4,027	2,685	2,590

Income Before Income Taxes and Equity in Undistributed Net Income of Subsidiary	37,478	15,100	7,861
Income tax expense/(benefit)	(433)	(93)	1,719

Income Before Equity in Undistributed Net Income of Subsidiary	37,911	15,193	6,142
Equity in undistributed net income of bank subsidiary	20,499	34,121	48,041

Net Income	$58,410	$49,314	$54,183

Net income per share:(1)
Basic	$2.08	$1.74	$1.92
Diluted	2.04	1.72	1.89

(1) All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

| 40 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Condensed Statements of Cash Flows

YEARS ENDED DECEMBER 31	2003	2002	2001

(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$58,410	$49,314	$54,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11	15	18
Securities and other financial instrument gains, net	(1,112)	(951)	(5,220)
(Increase) decrease in other assets	(1,549)	504	5,440
(Decrease) increase in other liabilities	(3,016)	(1,587)	1,449
Equity in undistributed net income of subsidiary	(20,499)	(34,121)	(48,041)

Net Cash Provided by Operating Activities	32,245	13,174	7,829

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	10,883	2,335	11,048
Purchases of available-for-sale securities	(3,954)	(2,329)	(10,809)
Purchases of premises and equipment, net	(5)	(6)	(5)
Investment in subsidiary trusts	(5,337)	—	—
Capital infusion to subsidiary bank	(172,500)	—	(50,000)

Net Cash Used in Investing Activities	(170,913)	—	(49,766)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of debt	177,837	—	50,000
Repayment of debt	(9,000)	(4,000)	(2,000)
(Decrease) increase in borrowings, net	(1,375)	1,375	—
Issuance of common shares under the stock option plan	471	—	206
Issuance of common shares under the CLO Commission Program	—	—	1,339
Retirements of common shares	(5,243)	(1,698)	(994)
Cash dividends paid on common shares	(18,548)	(8,918)	(8,628)

Net Cash Provided by (Used in) Financing Activities	144,142	(13,241)	39,923

Net Increase (Decrease) in Cash and Cash Equivalents	5,474	(67)	(2,014)
Cash and cash equivalents at beginning of year	405	472	2,486

Cash and Cash Equivalents at End of Year	$5,879	$405	$472

| 41 |

CORUS BANKSHARES 2003 ANNUAL REPORT

NOTE 19: QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly financial information for the years ended December 31, 2003 and 2002:

	YEAR ENDED DECEMBER 31, 2003				YEAR ENDED DECEMBER 31, 2002

	FOURTH	THIRD	SECOND	FIRST	FOURTH	THIRD	SECOND	FIRST
	QUARTER	QUARTER(1)	QUARTER(1)	QUARTER(1)	QUARTER	QUARTER	QUARTER	QUARTER

(dollars in thousands, except per share data)
Interest income	$49,175	$43,887	$38,930	$38,247	$37,003	$38,028	$41,061	$36,786
Interest expense	13,301	11,260	10,776	11,475	12,726	13,752	14,000	14,113

Net Interest Income	35,874	32,627	28,154	26,772	24,277	24,276	27,061	22,673

Provision for loan losses	—	—	—	—	—	—	—	—

Net Interest Income After Provision for Losses	35,874	32,627	28,154	26,772	24,277	24,276	27,061	22,673
Noninterest income	3,695	5,246	4,358	3,621	3,765	8,690	5,404	5,220
Noninterest expense	14,180	13,067	12,584	12,702	12,340	11,160	11,717	12,255

Income Before Taxes	25,389	24,806	19,928	17,691	15,702	21,806	20,748	15,638
Income tax expense	8,532	8,338	6,636	5,898	5,169	7,316	6,925	5,170

Net Income Available to Common Shareholders	$16,857	$16,468	$13,292	$11,793	$10,533	$14,490	$13,823	$10,468

Net income per share:(2)
Basic	$0.60	$0.59	$0.47	$0.42	$0.37	$0.51	$0.49	$0.37
Diluted	0.59	0.58	0.46	0.41	0.37	0.51	0.48	0.36

(1) Restated to reflect the adoption of SFAS No. 123.

(2) All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

Common Stock Market Information and Dividend Highlights (Unaudited)

	YEAR ENDED DECEMBER 31, 2003				YEAR ENDED DECEMBER 31, 2002

	FOURTH	THIRD	SECOND	FIRST	FOURTH	THIRD	SECOND	FIRST
	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER

Stock price range
High	$32.09	$27.30	$25.34	$22.45	$22.96	$24.33	$26.69	$25.53
Low	27.12	24.17	19.99	19.73	19.49	20.61	22.55	21.61
Close	31.02	26.74	24.07	19.96	21.83	21.91	22.96	23.77
Cash dividends declared	0.250	0.250	0.250	0.080	0.080	0.080	0.080	0.078

All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

Corus’ common stock is a NASDAQ National Market Issue trading under the ticker symbol CORS.

| 42 |

CORUS BANKSHARES 2003 ANNUAL REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Shareholders and Board of Directors
Corus Bankshares, Inc.

We have audited the accompanying consolidated balance sheet of Corus Bankshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Corus Bankshares, Inc. for the year ended December 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 15, 2002.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corus Bankshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Chicago, Illinois
January 16, 2004

| 43 |

CORUS BANKSHARES 2003 ANNUAL REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Corus Bankshares, Inc.:

We have audited the accompanying consolidated balance sheets of Corus Bankshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

/s/ Arthur Andersen LLP

Chicago, Illinois
January 15, 2002

This report is a copy of the previously issued Arthur Andersen LLP accountants’ report and has not been reissued by Arthur Andersen LLP.

| 44 |

CORUS BANKSHARES 2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL STATEMENTS

EARNINGS SUMMARY

Corus Bankshares, Inc. (“Corus”) reported net income of $58.4 million in 2003, compared with $49.3 million and $54.2 million in 2002 and 2001, respectively. This translates to diluted earnings per share of $2.04, $1.72, and $1.89 for 2003, 2002, and 2001, respectively (the earnings per share amounts have been restated to reflect a 100% stock dividend on 12/15/03). Return on average common equity was 11.6% for 2003, 10.6% for 2002, and 12.8% for 2001. The return on average assets was 2.0% in 2003, compared with 1.9% and 2.0% in 2002 and 2001, respectively.

Net Interest Income

The principal source of earnings for Corus is net interest income, the difference between interest income and fees on earning assets and interest expense on deposits and borrowings. The related net interest margin represents net interest income, on a tax-equivalent basis, as a percentage of average earning assets during the period. The table on the following page presents Corus’ consolidated average balance sheets and net interest income and reflects the average yield on assets and cost of liabilities for the last three years. The yields and costs are adjusted for the accretion or amortization of deferred fees. Interest income on nonaccrual loans is reflected either in the year collected or when collection of the associated principal is no longer in question. Such amounts are not material to net interest income or net change in net interest income in any year. Nonaccrual loans are included in the average balances and do not have a material effect on the average yield.

     For the twelve months ended December 31, 2003, Corus’ net interest margin increased by 40 basis points compared to the prior year. This increase was achieved in spite of the fact that the Federal Reserve cut interest rates twice, for a combined 75 basis points, from the fourth quarter of 2002 to the fourth quarter of 2003. Corus was able to increase its net interest margin versus 2002, due primarily to strong loan growth. Loans are, of course, Corus’ highest yielding asset.

     Another factor affecting yields is the impact of loan fees recognized during the period. As we have stated previously, loan fee income is a normal part of our business. The fees typically relate to points paid at closing where the recognition of income is deferred and amortized ratably over the term of the loan. Income recognition associated with these fees is relatively predictable and tends to increase as the overall level of loans increases. Other types of fees, on the other hand, such as those associated with the prepayment of loans or a contingent fee arrangement are less predictable and can result in earnings spikes since recognition of the income is not deferred, but rather recorded when received. Importantly, these fees are as much a part of Corus’ business as points, they are simply accounted for differently due to their unpredictable nature. In 2003, loan fees totaled $30.7 million, compared to $20.8 million in 2002. This growth in fees during 2003 over 2002 is driven by our continued growth in total loans, especially commercial real estate loans, which generate virtually all of the loan fees.

     In 2002, Corus’ net interest margin decreased by 31 basis points compared to 2001. This fall in net interest margin was due primarily to the continued effect of the Federal Reserve’s dramatic interest rate reductions throughout 2001 and in the fourth quarter of 2002 (12 reductions for a total of 5.25%). Partially offsetting the effect of declining rates was the increase in loan fees in 2002 to $20.8 million from $15.1 million in 2001.

| 45 |

CORUS BANKSHARES 2003 ANNUAL REPORT

AVERAGE BALANCE SHEETS and NET INTEREST MARGIN

	2003			2002

			AVERAGE			AVERAGE
	AVERAGE	INTEREST	YIELD/	AVERAGE	INTEREST	YIELD/
YEARS ENDED DECEMBER 31	BALANCE	AND FEES	COST	BALANCE	AND FEES	COST

(Dollars in thousands)
ASSETS
Earning assets:
Federal funds sold	$465,794	$4,912	1.05%	$454,939	$7,486	1.65%
Taxable securities other than common stocks	193,827	7,537	3.89%	294,091	11,847	4.03%
Common stocks, Bank Holding Company(1)	159,082	7,312	4.60%	161,487	6,624	4.10%
Tax-advantaged securities(2)	1,099	98	8.88%	1,135	102	8.95%
Trading account securities	70,590	735	1.04%	26,647	449	1.68%
CRE loans, net(3)	1,838,766	136,926	7.45%	1,400,588	108,144	7.72%
Other loans, net(3)	161,739	14,839	9.17%	207,953	20,195	9.71%

Total Earning Assets	2,890,897	172,359	5.96%	2,546,840	154,847	6.08%
Noninterest-earning assets:
Cash and due from banks — noninterest-bearing	76,118			78,004
Allowance for loan losses	(36,221)			(39,444)
Premises and equipment, net	27,426			28,991
Other assets, including goodwill	25,801			25,038

Total Assets	$2,984,021			$2,639,429

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits — interest-bearing:
Money market deposits	$981,291	$16,393	1.67%	$892,814	$18,030	2.02%
Retail certificates of deposit	408,670	10,350	2.53%	410,335	14,843	3.62%
Brokered certificates of deposit	392,541	14,636	3.73%	277,210	17,128	6.18%
NOW deposits	174,915	1,268	0.72%	119,331	573	0.48%
Savings deposits	166,815	1,189	0.71%	156,861	2,222	1.42%

Total Interest-Bearing Deposits	2,124,232	43,836	2.06%	1,856,551	52,796	2.84%
Long term debt —
Trust Preferred securities	42,952	1,812	4.22%	—	—	—%
Other borrowings	41,099	1,164	2.83%	51,572	1,795	3.48%
Federal Home Loan Bank advances	—	—	—%	—	—	—%

Total Interest-Bearing Liabilities	2,208,283	46,812	2.12%	1,908,123	54,591	2.86%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	231,842			225,405
Other liabilities	39,320			38,532
Shareholders’ equity	504,576			467,369

Total Liabilities and Shareholders’ Equity	$2,984,021			$2,639,429

Earning assets	$2,890,897	$172,359	5.96%	$2,546,840	$154,847	6.08%
Interest-bearing liabilities	2,208,283	46,812	2.12%	1,908,123	54,591	2.86%

Net Interest Spread		$125,547	3.84%		$100,256	3.22%

Net Interest Margin			4.34%			3.94%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2001

			AVERAGE
	AVERAGE	INTEREST	YIELD/
YEARS ENDED DECEMBER 31	BALANCE	AND FEES	COST

(Dollars in thousands)
ASSETS
Earning assets:
Federal funds sold	$632,812	$23,085	3.65%
Taxable securities other than common stocks	157,480	9,316	5.92%
Common stocks, Bank Holding Company(1)	161,892	6,067	3.75%
Tax-advantaged securities(2)	1,243	113	9.13%
Trading account securities	8,341	336	4.02%
CRE loans, net(3)	1,320,018	121,592	9.21%
Other loans, net(3)	295,647	30,035	10.16%

Total Earning Assets	2,577,433	190,544	7.39%
Noninterest-earning assets:
Cash and due from banks — noninterest-bearing	78,312
Allowance for loan losses	(41,069)
Premises and equipment, net	31,004
Other assets, including goodwill	27,291

Total Assets	$2,672,971

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits — interest-bearing:
Money market deposits	$967,379	$34,009	3.52%
Retail certificates of deposit	408,592	21,987	5.38%
Brokered certificates of deposit	297,221	18,306	6.16%
NOW deposits	110,894	1,239	1.12%
Savings deposits	148,259	3,191	2.15%

Total Interest-Bearing Deposits	1,932,345	78,732	4.07%
Long term debt —
Trust Preferred securities	—	—	—%
Other borrowings	32,850	1,541	4.69%
Federal Home Loan Bank advances	11,068	648	5.86%

Total Interest-Bearing Liabilities	1,976,263	80,921	4.09%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	227,988
Other liabilities	44,293
Shareholders’ equity	424,427

Total Liabilities and Shareholders’ Equity	$2,672,971

Earning assets	$2,577,433	$190,544	7.39%
Interest-bearing liabilities	1,976,263	80,921	4.09%

Net Interest Spread		$109,623	3.30%

Net Interest Margin			4.25%

(1)	Dividends on the common stock portfolio include a tax equivalent adjustment of $2.0 million, $1.8 million, and $1.7 million for 2003, 2002, and 2001, respectively.

(2)	Interest income on tax-advantaged securities includes a tax equivalent adjustment of $34,000, $36,000, and $40,000 for 2003, 2002, and 2001, respectively.

(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $85,000, $120,000, and $213,000 for 2003, 2002, and 2001, respectively.

Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

| 46 |

CORUS BANKSHARES 2003 ANNUAL REPORT

The following table, which presents the components of changes in net interest income by volume and rate, provides further evidence supporting the preceding discussion.

Net Interest Income Volume/Rate Analysis

	2003 COMPARED TO 2002			2002 COMPARED TO 2001

	CHANGE DUE TO(1)			CHANGE DUE TO(1)

YEARS ENDED DECEMBER 31	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL

(dollars in thousands)
Interest-bearing deposits with banks and federal funds sold	$147	$(2,720)	$(2,573)	$(4,708)	$(10,891)	$(15,599)
Investment securities(2)(3)	(2,241)	(1,099)	(3,340)	6,754	(3,564)	3,190
Loans, net of unearned discount(3)(4)	30,504	(7,079)	23,425	(618)	(22,670)	(23,288)

Total Increase (Decrease) in Interest Income	28,410	(10,898)	17,512	1,428	(37,125)	(35,697)

NOW and money market deposits	2,424	(3,366)	(942)	(1,689)	(14,956)	(16,645)
Savings deposits	106	(1,139)	(1,033)	154	(1,123)	(969)
Brokered certificates of deposit	5,713	(8,205)	(2,492)	(1,235)	57	(1,178)
Retail certificates of deposit	(51)	(4,442)	(4,493)	78	(7,222)	(7,144)
Other liabilities	1,140	41	1,181	324	(718)	(394)

Total Increase (Decrease) in Interest Expense	9,332	(17,111)	(7,779)	(2,368)	(23,962)	(26,330)

Increase (Decrease) in Net Interest Income	$19,078	$6,213	$25,291	$3,796	$(13,163)	$(9,367)

(1)	The net changes attributable to the combined impact of volume and rate have been allocated equally to both volume and rate.

(2)	Dividends on the common stock portfolio reflect a tax equivalent adjustment for the 70% dividend received deduction.

(3)	Interest income on tax-advantaged loans and securities reflects a tax equivalent adjustment based on an income tax rate of 35%.

(4)	Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

| 47 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Finally, the following table shows Corus’ average earning assets for the last three years. Commercial real estate loans continue to increase as a percentage of earning assets, which is consistent with Corus’ continued focus on this sector.

Average Earning Assets

	2003		2002		2001

YEARS ENDED DECEMBER 31	AMOUNT PERCENT		AMOUNT PERCENT		AMOUNT PERCENT

(dollars in thousands)
Loans
Commercial real estate:
Non-construction	$1,103,312	38.2%	$799,263	31.4%	$721,381	28.0%
Construction	694,961	24.0%	561,918	22.1%	571,157	22.1%
Mezzanine	40,493	1.4%	39,407	1.5%	27,480	1.1%

Total Commercial Real Estate	1,838,766	63.6%	1,400,588	55.0%	1,320,018	51.2%
Commercial	78,744	2.7%	84,663	3.3%	81,603	3.2%
Home equity	39,343	1.4%	66,690	2.6%	102,744	4.0%
Residential first mortgage	33,686	1.2%	43,026	1.7%	61,210	2.4%
Student	9,391	0.3%	12,642	0.5%	36,432	1.4%
Medical finance and consumer	575	—%	932	—%	13,658	0.5%

Total Loans	2,000,505	69.2%	1,608,541	63.1%	1,615,665	62.7%
Federal funds sold	465,794	16.1%	454,939	17.9%	632,812	24.5%
Securities other than common stocks	265,516	9.2%	321,873	12.6%	167,064	6.5%
Common stocks, Bank Holding Company	159,082	5.5%	161,487	6.4%	161,892	6.3%

Total Earning Assets	$2,890,897	100.0%	$2,546,840	100.0%	$2,577,433	100.0%

Noninterest Income

For 2003, Corus reported $16.9 million of total noninterest income compared to $23.1 million in 2002, resulting in a decrease of $6.2 million, or 26.7%. Excluding securities and other financial instrument gains and losses, non-interest income decreased $1.3 million, or 8%, to $14.6 million.

Noninterest Income

				2003/2002	2002/2001
YEARS ENDED DECEMBER 31	2003	2002	2001	CHANGE	CHANGE

(dollars in thousands)
Service charges on deposit accounts	$11,878	$12,065	$11,094	(1.5)%	8.8%
Securities and other financial instrument gains, net	2,366	7,258	7,835	(67.4)%	(7.4)%
Gain on sale of student loans	—	—	2,201	—%	(100.0)%
Other	2,676	3,756	4,586	(28.8)%	(18.1)%

Total Noninterest Income	$16,920	$23,079	$25,716	(26.7)%	(10.3)%

Noninterest Income, Excluding Securities and Other Financial Instrument Gains/(Losses), and Gain on Sale of Student Loans	$14,554	$15,821	$15,680	8.0%	0.9%

| 48 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Service Charges on Deposit Accounts In 2003, service charge income decreased $187,000, or 1.5%, to $11.9 million. The decrease resulted primarily from commercial checking account service charge income. Each month, commercial checking customers receive a noncash earnings credit based on their account balance and short-term interest rates. The earnings credit is used to reduce the activity fees that are charged to the account. During 2003, commercial checking accounts average balances increased resulting in a higher earnings credit and lower net service charges.

     Partially offsetting commercial checking account fees was an increase in fees earned from returns and overdrafts. Our ongoing efforts to market the High Performance Checking program continue to increase the number of new personal checking accounts, which have a tendency to have a high percentage of overdraft charges.

     The increase from 2001 to 2002 resulted from similar factors. However, in 2002, interest rates declined dramatically, thereby reducing the earnings credit and increasing net service charge income.

Securities and Other Financial Instrument Gains/(Losses), Net In 2003, net security gains total $2.4 million, compared to $7.3 million and $7.8 million in 2002 and 2001, respectively.

Securities and Other Financial Instrument Gains/(Losses), Net

YEARS ENDED DECEMBER 31	2003	2002	2001

(dollars in thousands)
Gains on common stocks at Bank Holding Company	$10,074	$951	$5,220
Charge for “other than temporary” impairment	(8,962)	—	—
Sales of securities at subsidiary bank	694	3,188	698
Mark-to-market adjustments on non-hedge derivatives	560	3,119	1,917

Total Securities and Other Financial Instrument Gains/(Losses), Net	$2,366	$7,258	$7,835

Gains on common stocks at Bank Holding Company Gains on common stocks at the Bank Holding Company relate to the common stock portfolio of various financial industry companies held at the Bank Holding Company (see Common Stocks, Bank Holding Company section for additional details). In 2003, Corus recognized gains totaling $10.1 million compared to $951,000 and $5.2 million during 2002 and 2001, respectively. The 2003 gains reflect both a $7.3 million gain from the actual sale of securities in the first quarter and a gain of $2.8 million in the third quarter resulting from two stock-for-stock acquisition transactions relating to investments held by Corus. These transactions, while not taxable until the stock is sold, result in a book gain equal to the difference between the value received in the stock of the acquirer and Corus’ cost basis in the acquired company’s stock.

Charge for “other than temporary” impairment In the first quarter of 2003, Corus recorded a charge of $9.0 million related to “other than temporary” declines in value of certain common stocks held at the Bank Holding Company. It is important to point out that this charge was not as a result of the Company selling the associated stocks, but rather an accounting entry with no cash flow or tax implications. This charge was recorded in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and as further defined by the Securities and Exchange Commission Staff Accounting Bulletin No. 59, “Accounting for Noncurrent Marketable Equity Securites.”

| 49 |

CORUS BANKSHARES 2003 ANNUAL REPORT

     As background, accounting rules require that investments be categorized as trading, held-to-maturity (“HTM”), or available-for-sale (“AFS”). Trading securities are those securities that are bought and held principally for the purpose of selling them in the near term. HTM securities are those investments which the company has the “positive intent and ability to hold” to maturity. Finally, AFS securities are those investments not classified as either trading or HTM. The common stocks held at the Bank Holding Company are classified and accounted for as AFS securities.

     The significance of how an investment is classified is reflected in how unrealized gains/(losses) are treated in the accounting records and thus in the company’s financial statements. For trading securities, unrealized gains/(losses) are recorded directly in the income statement each period. This reflects the assumed short-term nature of these investments and the idea that these securities are generally purchased with the objective of generating profits on short-term differences in price. On the other hand, for HTM securities, unrealized gains/(losses) are generally not recorded at all under the assumption that any short-term fluctuations in value will ultimately reverse by maturity. The accounting for AFS securities is somewhat of a middle ground between trading and HTM. For AFS securities, changes in market value are recorded each period on the balance sheet, on an after-tax basis directly in equity as an item referred to as Other Comprehensive Income. These changes in market value are not reflected in the income statement.

     An exception to the above guidelines arises when unrealized losses are determined to be “other than temporary” (“OTT”). If an investment is determined to have experienced an OTT decline in value, the loss must then be recognized in the income statement regardless of how the investment is categorized. Indications of OTT declines in value include prolonged periods of consistent unrealized losses or deterioration in the financial condition or near-term prospects of the issuer. Corus’ general practice for marketable equity securities is to recognize impairment losses on individual securities when the security has been in a loss position at the close of each trading day during six (6) consecutive months as of any quarter end. Lastly, Corus evaluates its investments for OTT declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

     With all the preceding being said, it is important to note that while the accounting rules require that we report short-term stock price declines as “other than temporary” losses in the income statement, the reality is stock prices — for even the finest and best-managed companies — rise and fall, sometimes over very extended periods of time (such “extended” periods of time can easily be multiples of a six-month time frame). The fact that a company’s shares fall in value for a period as short as six months is neither overly concerning to us nor the only indicator of how the stock may fare in the future. This is particularly true if the overall stock market has been declining. Conversely, if a stock has been falling in the face of a generally rising market, especially if this has been occurring over a protracted period of time, this poor relative performance may well indicate a genuine problem with the company and its prospects. Regardless, such a fundamental/economic approach is not the way the accounting rules work.

     Lastly, while we are required to report securities losses from these “other than temporary” declines in value, we are not allowed to report securities gains when those same securities recover in value. Case in point, as of December 31, 2003, $8.7 million of the previously charged-off $9.0 million has been recovered as the prices of the associated common stocks have risen. Unfortunately, while Corus was required to record the $9.0 million charge as a reduction to income, the recovery does not receive the same accounting treatment, but must instead be

| 50 |

CORUS BANKSHARES 2003 ANNUAL REPORT

recorded as an unrealized gain (as Other Comprehensive Income in Shareholders’ Equity) and not recognized in income until the security is ultimately sold. Unfortunately, this is another accounting “disconnect” that companies, and their investors, must learn to live with.

Mark-to-market adjustments on non-hedge derivatives For the twelve months ended December 31, 2003, the Bank recorded a gain of $560,000 from what we refer to as mark-to-market adjustments on non-hedge derivatives. Compared to 2002, this represents a decline of $2.6 million. Due to their unusual nature, the basis for these gains/(losses) requires additional explanation.

     Like many banks, Corus utilizes derivatives to hedge its interest rate risk. This is accomplished primarily via interest rate swaps (to effectively convert fixed-rate loans and brokered CDs to floating rate) and interest rate basis swaps (to effectively convert LIBOR-based floating rate loans to Treasury-based floating-rate loans).

     As of January 1, 2001, virtually all companies were required to adopt new derivative accounting rules (known as SFAS No. 133). These rules require that all derivative instruments be included on the balance sheet at market value. In addition, the rules provide that if derivatives are “paired-off” against specific assets and/or liabilities (“the hedged items”) and also pass an additional succession of tests, then the income statement impact of any periodic changes in the value of the derivatives is effectively offset by changes in the value of the hedged items. Such derivatives are afforded what is termed “hedge accounting” treatment. The rules are enormously complex, but suffice it to say that even though the basis swaps we have entered into are designed to hedge our interest rate risk — that is, regardless of the accounting treatment the basis swaps are economic hedges — they do not qualify for hedge accounting treatment and thus the impact of changes in the market value of these instruments is reflected on our income statement as securities gains/(losses). Our interest rate swaps, on the other hand, generally do qualify for hedge accounting.

     Since Corus’ basis swaps do not qualify for hedge accounting treatment, there is no offset to the income statement impact of periodic changes in their market value. Therefore, this impact is fully reflected as securities gains/(losses) on the Company’s income statement. Since this income does not stem from having actually sold the instruments, it is subject to reversal based on future changes in the market values. In fact, if Corus holds basis swaps to maturity, which we generally do, the value of the instruments will ultimately return to $0. What this means is that the cumulative gains or losses recognized at any point in time would be temporary as they would ultimately reverse, such that the cumulative gains and losses over the life of a basis swap would sum to zero. However, in the event that Corus sells any basis swaps prior to maturity, the cumulative gains or losses would not reverse.

     As of December 31, 2003, Corus has recorded net cumulative gains of $5.6 million related to mark-to-market adjustments on non-hedge derivatives. While basis swaps in the portfolio vary both in notional amounts and maturities, they will all have matured by 2008. This means that absent any sales of existing swaps, the previously recognized $5.6 million of securities gains will “reverse” in the form of $5.6 million of securities losses between now and 2008. While management can predict the eventual reversal of these gains, we cannot predict in what periods or in what periodic amounts those reversals will occur.

Gain on Sale of Student Loans Corus completed its final phase of the student loan sale for a gain of $2.2 million in April 2001. Including the first phase of the sale completed in late 2000, Corus successfully sold over $460 million of student loans for a net gain of nearly $25 million.

| 51 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Other Income

YEARS ENDED DECEMBER 31	2003	2002	2001

(dollars in thousands)
Sale of trust and investment management business	$—	$1,000	$111
Student loan servicing fee	—	—	1,507
Other	2,676	2,756	2,968

Total Other Income	$2,676	$3,756	$4,586

In 2003, other income decreased $1.1 million, to $2.7 million. A $1.0 million payment received in 2002 was associated with the sale of the trust and investment management business in 2000. Corus agreed, in lieu of ongoing contingent “earn-out” payments, to accept the one-time final payment of $1.0 million. The amount in 2001 reflects normal monthly accruals for the “earn-out” payments. Other income also includes vault fees, ATM fees and other real estate owned gains and losses.

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

Noninterest Expense

For 2003, total noninterest expense increased $5.1 million, or 10.7%, to $52.5 million. The major factor driving the increase was an increase in salaries and employee benefits. Other factors contributing to the increase were net occupancy and data processing. The increase was partially offset by a decrease in depreciation expense. See discussion below for analysis by expense category.

Noninterest Expense

				2003/2002	2002/2001
YEARS ENDED DECEMBER 31	2003	2002	2001	CHANGE	CHANGE

(dollars in thousands)
Salaries and employee benefits	$34,426	$29,672	$31,539	16.0%	(5.9)%
Net occupancy	4,231	3,839	4,059	10.2%	(5.4)%
Data processing	2,722	2,445	2,562	11.3%	(4.6)%
Depreciation — furniture and equipment	1,823	2,448	2,000	(25.5)%	22.4%
Goodwill amortization	—	—	893	—%	(100.0)%
Other	9,331	9,068	10,047	2.9%	(9.7)%

Total Noninterest Expense	$52,533	$47,472	$51,100	10.7%	(7.1)%

Efficiency ratio(1)	37.5%	40.9%	40.1%

(1) Excludes goodwill amortization.

| 52 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Salaries and Employee Benefits In 2003, salaries and benefits increased $4.8 million, or 16.0%, compared to the prior year. The increase in salaries and benefits resulted from two factors. First, officer salaries and bonuses increased $2.8 million compared to 2002. Corus’ commercial loan officers are compensated primarily on a commission basis so strong loan growth naturally results in increased compensation. Second, Corus began expensing stock options using the fair-value method in 2003. Under the modified prospective method allowed by SFAS No. 123/148, the expense is recorded beginning in the year of adoption. Thus, prior year results reflect only those minimal amounts recorded in accordance with the previous methodology. The increase in stock option expense for 2003 compared to 2002 was $1.6 million. Corus anticipates stock option expense in 2004 of $1.4 million.

     In 2002, salary and benefits declined by $1.9 million, or 5.9%, compared to 2001. The biggest factor driving the overall decline in salary and benefits was the impact of the mark-to-market adjustments associated with the Commercial Loan Officer Commission Program (the “CLO Program”). For 2002, the net impact of these adjustments was a decrease to salaries and benefits expense of $228,000 compared to an increase of $1.5 million for 2001, a variance of $1.7 million. Therefore, absent the CLO Program mark-to-market adjustments, overall salary and benefits was essentially flat compared to 2001.

     The CLO Program is a compensation plan whereby commissions may be earned each year with a portion paid currently and the remainder deferred for up to nine years (note that both the paid and deferred amounts are expensed in that year). The deferred portion can be invested, at each participant’s option, in among other instruments, Corus common stock. To the extent that commissions are deferred in Corus stock, the Company repurchases an equal number of shares in the open market. In this way, the Company has effectively “hedged” itself against changes in the value of the stock between the deferral date and the ultimate delivery date. In spite of the economics of the transaction, Corus had previously been required to record an adjustment to income based on changes in the market value of the deferred stock. Under SFAS No. 123/148, these mark-to-market adjustments are no longer required beginning January 1, 2003, the adoption date.

     Corus continues to focus on effectively controlling compensation expense by paying a limited number of talented people a premium over market salaries rather than staffing at higher peer-group levels. This policy results in higher employee productivity and an increased willingness to accept more responsibility in carrying out Corus’ goals and objectives.

     Net Occupancy In 2003, net occupancy increased by $392,000, or 10.2%, to $4.2 million compared to 2002. Much of the increase is attributable to increases in real estate taxes and building maintenance and repairs. In 2002, net occupancy expense decreased by $220,000 compared to 2001. Contributing to the decline were several items including rent expense, depreciation and utilities.

Data Processing In 2003, data processing increased by $277,000, or 11.3%, to $2.7 million compared to 2002. The increase was largely due to an increase in incremental ATM/debit card transaction costs of $133,000 for the year. Other factors contributing to the increase are expenses incurred relating to customizing imaging statements and converting data processing systems.

     In 2002, data processing declined by $117,000, or 4.6%, to $2.4 million primarily due to the absence of expenses associated with servicing the student loan portfolio, which was sold during 2001. Partially offsetting the decrease was an increase in incremental ATM/debit card transaction expenses.

| 53 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Furniture and Equipment Depreciation In 2003, depreciation of furniture and equipment decreased from $2.4 million to $1.8 million, a decrease of $625,000, or 25.5%. Corus utilizes accelerated depreciation methods which, due to the purchase of a $1.6 million document imaging and statement rendering system in 2002, resulted in an unusually high amount of depreciation in 2002. In addition, 2003 reflects the lower depreciation amounts associated with assets approaching the end of their useful lives.

Goodwill Amortization In 2002, Corus discontinued the amortization of goodwill upon the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.” Refer to Note 1 of the Notes to Consolidated Financial Statements for additional information on this accounting change.

Other Expenses Other noninterest expense consists of various expenses, the most significant being: audits & exams, stationery & supplies, legal & professional, equipment repairs & maintenance, advertising, armored courier costs, postage, and correspondent bank charges.

     In 2003, other expenses increased by $263,000, or 2.9%, to $9.3 million compared to 2002. The increase is attributable to increases in legal and professional expenses associated with commercial overdraft collection activities and an increase in equipment repairs & maintenance for the year. This was partially offset by decreased expenses related to lower levels of other real estate owned properties.

     In 2002, other expenses declined by $979,000, or 9.7%, to $9.1 million. The decrease partially resulted from higher legal and professional expenses in 2001 related to residential foreclosure costs. In addition, advertising cost related to commercial lending and other operating expenses declined in 2002 as part of Corus’ continued focus on cost control.

Efficiency Ratio The banking industry uses a standard known as the “efficiency ratio” to measure a bank’s operational efficiency. The ratio is derived by dividing gross operating expenses, less goodwill amortization, by the sum of fully taxable equivalent net interest and other income, adjusted for securities and other financial instrument gains and losses. Corus’ efficiency ratio was 37.5%, 40.9%, and 40.1% in 2003, 2002, and 2001, respectively.

Cost Management Cost management is a fundamental element of Corus’ culture. Management constantly reviews operating expenses to ensure that they are minimized while maintaining a high level of quality customer service. Corus remains committed to identifying additional reductions in costs while maintaining superior customer service and stringent internal controls.

Income Taxes Income tax expense was $29.4 million in 2003, compared to $24.6 million and $28.1 million in 2002 and 2001, respectively. The effective tax rate was 33.5% in 2003, 33.3% in 2002, and 34.2% in 2001. The decline in the effective tax rates in 2003 and 2002, as compared to 2001, was attributable to the combination of higher dividend income and the absence of goodwill amortization. Higher dividend income, of which only 30% is taxable to corporations, results in a lower effective tax rate. Dividend income was 6.1% and 6.5% of pretax income in 2003 and 2002, respectively, as opposed to 5.4% of pretax income in 2001. Amortization of Corus’ goodwill is not tax deductible and as such increases the effective tax rate. However, under new accounting rules, no goodwill was amortized after 2001, thereby reducing the effective tax rate in subsequent years. Refer to Note 9 of the Notes to Consolidated Financial Statements for further information.

| 54 |

CORUS BANKSHARES 2003 ANNUAL REPORT

     Corus’ net deferred tax liability was $17.5 million at December 31, 2003, compared with a net deferred tax liability of $7.2 million at December 31, 2002. The increase of $5.9 million in gross deferred tax assets during 2003 is due to two factors. First, Corus recorded a $9.0 million charge in 2003 for the “other than temporary” declines in value of certain stocks held at the Bank Holding Company. This charge was not the result of Corus actually selling the stocks and, as such, is not yet deductible for tax purposes. This increased Corus’ deferred tax asset by $3.1 million. Second, Corus adopted SFAS No. 123, “Accounting for Stock-Based Compensation” in 2003. Under SFAS No. 123, Corus is required to expense the cost of stock options granted to employees. This expense is not immediately deductible for tax purposes resulting in the deferred tax asset of $2.0 million at December 31, 2003. The increase of $16.2 million in gross deferred tax liabilities is mainly due to an increase in unrealized gains on Corus’ common stock portfolio.

Inflation The impact of inflation on a financial institution differs significantly from that of an industrial company, as virtually all assets and liabilities of a financial institution are monetary in nature. Monetary items, such as cash, loans and deposits, are those assets and liabilities that are or will be converted into a fixed number of dollars regardless of changes in prices. Management believes the impact of inflation on financial results depends upon Corus’ ability to react to changes in interest rates. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. Management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

ASSETS

Loans

The following table details the composition of Corus’ loan portfolio:

Loan Portfolio

	2003		2002

DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT

(dollars in thousands)
Commercial real estate:
Non-construction	$1,207,015	50%	$989,146	57%
Construction	1,005,206	41	531,612	30
Mezzanine	53,790	2	32,092	2

Total Commercial Real Estate	2,266,011	93	1,552,850	89
Commercial	98,621	4	87,631	5
Residential first mortgage	30,656	1	38,828	2
Home equity	29,738	1	51,078	3
Student	8,105	1	10,950	1
Medical finance and consumer	640	—	632	—

Total Loans	$2,433,771	100%	$1,741,969	100%

| 55 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Commercial Real Estate Lending Commercial real estate loans are comprised of non-construction, construction, and mezzanine loans. The non-construction loans are of relatively short duration, rarely more than five years in length, and usually shorter. Some would call these “bridge” loans or “mini-perms,” but the meaning of these labels is not standardized in the lending industry. These loans are fully funded, or nearly so, when the loan closes. Construction loans typically have maturities of 24 to 36 months and are funded throughout the term as construction progresses. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus construction or non-construction loan (as opposed to a third party’s). Interest rates charged for mezzanine loans are considerably higher than those charged for typical commercial real estate loans, but they also carry additional risk.

     At Corus, most of the commercial real estate lending activity finances one of five types of real estate: condominium projects, hotels, office buildings, apartment complexes, and (to a lesser degree than the prior four categories) industrial buildings. Corus loans finance projects in major markets nationwide with a target loan size from $10 million to $90 million.

     At December 31, 2003, commercial real estate loans were $2.3 billion, an increase of $713 million, or 46%, compared to the prior year. This, however, only reflects actual balances outstanding, which excludes commitments. While not yet funded, commitments, which consist of unfunded loan amounts and commitment letters issued, are also a significant part of the loan portfolio. Including commitments, the commercial loan portfolio totals $3.8 billion.

The following table provides a reconciliation of commercial real estate loans outstanding to the total including commitments:

Commercial Real Estate Loans Outstanding Including Commitments

	2003		2002

DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT

(dollars in thousands)
Funded loans, net	$2,266,011	59%	$1,552,850	56%
Commitments:
Loans	1,168,115	31	1,050,808	38
Commitment letters	375,865	10	152,164	5
Letters of credit	10,502	—	20,682	1

Total	$3,820,493	100%	$2,776,504	100%

Corus’ commitments are primarily comprised of unfunded commitments under commercial real estate construction loans. While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

| 56 |

CORUS BANKSHARES 2003 ANNUAL REPORT

The following tables break out loans by property type, location, and size:

Commercial Real Estate Loans — By Property Type

	2003					2002

		LOANS		TOTAL			LOANS		TOTAL
		OUTSTANDING		COMMITMENT(1)			OUTSTANDING		COMMITMENT(1)
	NUMBER					NUMBER
DECEMBER 31	OF LOANS	AMOUNT	%	AMOUNT	%	OF LOANS	AMOUNT	%	AMOUNT	%

(dollars in millions)
Condo/loft conversion	58	$826	36%	$1,873	49%	27	$245	16%	$726	26%
Hotel	40	533	24%	714	19%	40	537	35%	591	21%
Office	22	373	16%	549	15%	30	459	29%	816	29%
Rental apartments	15	332	15%	429	11%	17	115	7%	408	15%
Warehouse/light industrial	12	68	3%	118	3%	11	23	1%	53	2%
Nursing homes	7	60	3%	60	2%	10	72	5%	71	3%
Vacant land	7	45	2%	47	1%	5	33	2%	34	1%
Retail	4	8	—%	8	—%	5	20	1%	21	1%
Other	1	1	—%	1	—%	5	16	1%	21	1%
Loans less than $1 million	184	45	2%	46	1%	251	55	4%	58	2%
Deferred fees/other discounts	N/A	(25)	(1)%	(25)	(1)%	N/A	(22)	(1)%	(22)	(1)%

Total	350	$2,266	100%	$3,820	100%	401	$1,553	100%	$2,777	100%

Commercial Real Estate Loans — By Major Metropolitan Area

	2003					2002

		LOANS		TOTAL			LOANS		TOTAL
		OUTSTANDING		COMMITMENT(1)			OUTSTANDING		COMMITMENT(1)
	NUMBER					NUMBER
DECEMBER 31	OF LOANS	AMOUNT	%	AMOUNT	%	OF LOANS	AMOUNT	%	AMOUNT	%

(dollars in millions)
California
Los Angeles	25	$355	16%	$505	13%	19	$202	13%	$363	13%
San Francisco	7	102	4%	201	5%	4	41	3%	131	5%
San Diego	8	105	5%	142	4%	11	85	5%	109	4%
Sacramento	2	61	3%	76	2%	2	17	1%	76	3%

California Total	42	623	28%	924	24%	36	345	22%	679	25%
Washington, D.C.(2)	21	358	16%	694	18%	16	200	13%	480	17%
New York City	21	261	11%	591	16%	9	104	7%	231	8%
Chicago	40	262	12%	463	12%	46	345	22%	456	16%
Chicago — less than $1 million	177	41	2%	43	1%	246	53	3%	56	2%
Miami	9	262	12%	461	12%	6	102	7%	238	9%
Texas
Houston	6	157	7%	177	5%	12	168	11%	212	8%
Dallas	2	27	1%	39	1%	2	16	1%	21	1%
San Antonio	—	—	—%	—	—%	1	6	—%	6	—%

Texas Total	8	184	8%	216	6%	15	190	12%	239	9%
Other(3)	32	300	12%	453	12%	27	236	15%	420	15%
Deferred fees/other discounts	N/A	(25)	(1)%	(25)	(1)%	N/A	(22)	(1)%	(22)	(1)%

Total	350	$2,266	100%	$3,820	100%	401	$1,553	100%	$2,777	100%

(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(2)	Includes northern Virginia and Maryland loans.

(3)	No other metropolitan area exceeds three percent of the total.

| 57 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Commercial Real Estate Loans — By Total Commitment

	2003					2002

		LOANS		TOTAL			LOANS		TOTAL
		OUTSTANDING		COMMITMENT(1)			OUTSTANDING		COMMITMENT(1)
	NUMBER					NUMBER
DECEMBER 31	OF LOANS	AMOUNT	%	AMOUNT	%	OF LOANS	AMOUNT	%	Amount	%

(dollars in millions)
$60 million and above	16	$462	20%	$1,122	29%	11	$158	10%	$719	26%
$40 million to $60 million	17	460	20%	802	21%	12	306	20%	586	21%
$20 million to $40 million	40	787	35%	1,126	30%	27	511	32%	744	27%
$1 million to $20 million	89	538	24%	748	20%	100	545	35%	692	25%
Less than $1 million	188	44	2%	47	1%	251	55	4%	58	2%
Deferred fees/other discounts	N/A	(25)	(1)%	(25)	(1)%	N/A	(22)	(1)%	(22)	(1)%

Total	350	$2,266	100%	$3,820	100%	401	$1,553	100%	$2,777	100%

(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

While the average loan commitment at December 31, 2003 was $11 million, the top 33 loans averaged $58 million, and made up approximately 50% of the portfolio.

The following table shows the locations of new loans originated during 2003 and 2002:

Commercial Real Estate Loan Originations — By Location

	2003			2002

	NUMBER			NUMBER
YEAR ENDED DECEMBER 31	OF LOANS	AMOUNT	%	OF LOANS	AMOUNT	%

(dollars in millions)
California	21	$440	24%	14	$415	27%
Washington, D.C.(1)	11	323	18%	12	361	23%
Illinois	21	287	16%	29	223	15%
Florida	4	253	14%	4	220	14%
New York	9	249	13%	5	103	7%
Texas	5	59	3%	5	143	9%
Other	13	221	12%	7	78	5%

Total	84	$1,832	100%	76	$1,543	100%

(1)  Includes northern Virginia and Maryland loans.

| 58 |

CORUS BANKSHARES 2003 ANNUAL REPORT

The commercial real estate markets have been good for many years and Corus has had particularly impressive results. We have actually had, in total, net recoveries on this portfolio over the past 10 years. While our commercial real estate portfolio continues to show minimal delinquencies and virtually no losses, we recognize this sort of performance cannot persist indefinitely.

Commercial Lending Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

Other Lending With regard to the remaining portfolio, residential first mortgage, home equity, and student loan balances continue to decline as the Bank continues plans to allow these portfolios to “run off.” Minimal new originations are expected.

Securities Other Than Common Stocks

Corus’ current asset/liability management philosophy is that all current security purchases are classified as available-for-sale or trading. This is due to management’s belief that virtually all securities should be available to be sold in conjunction with our liquidity and asset/liability management strategies.

     At December 31, 2003, securities other than common stocks decreased $23.7 million, or 8.5%. At December 31, 2003, 45.4% of the carrying value of the available-for-sale portfolio with stated maturities was scheduled to mature within one year and 97.9% within five years.

| 59 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Common Stocks, Bank Holding Company

At December 31, 2003, Corus held investments in the common stocks of 29 financial industry companies valued at $188.8 million, including net unrealized gains of $93.2 million. This represents an increase in the portfolio value of $41.0 million from the prior year. The increase in value is consistent with the gains in financial service company stocks in 2003.

The following is a list of Corus’ holdings, by market value, as of December 31, 2003:

	TICKER		MARKET	PERCENTAGE OF
CORPORATION	SYMBOL	SHARES HELD	VALUE	PORTFOLIO

(dollars in thousands)
Comerica Inc.	CMA	339,300	$19,021	10.1%
FleetBoston Financial Corp.	FBF	423,960	18,506	9.8
MAF Bancorp Inc.	MAFB	281,550	11,797	6.3
JP Morgan Chase & Co.	JPM	319,100	11,721	6.2
Charter One Financial Inc.	CF	338,536	11,696	6.2
Amsouth Bancorporation	ASO	466,015	11,417	6.0
Citigroup Inc.	C	225,000	10,921	5.8
Wachovia Corp.	WB	223,840	10,429	5.5
Bank of America Corp.	BAC	99,873	8,033	4.3
US Bancorp	USB	268,870	7,895	4.2
Merrill Lynch & Co. Inc.	MER	132,000	7,742	4.1
South Trust Corp.	SOTR	195,900	6,414	3.4
Bank One Corp.	ONE	137,700	6,278	3.3
Morgan Stanley Dean Witter & Co.	MWD	82,000	4,745	2.5
Union Planters Corp.	UPC	143,554	4,520	2.4
Compass Bancshares Inc.	CBSS	108,750	4,279	2.3
Amcore Financial Inc.	AMFI	142,500	3,865	2.0
Hibernia Corp.	HIB	154,200	3,625	1.9
Associated Banc Corp.	ASBC	80,786	3,458	1.8
Suntrust Banks Inc.	STI	48,000	3,432	1.8
Bank of New York Co. Inc.	BK	100,000	3,312	1.8
Mellon Financial Corp.	MEL	100,000	3,211	1.7
Banknorth Group Inc.	BNK	90,000	2,928	1.6
Mercantile Bankshares Corp.	MRBK	58,500	2,666	1.4
National City Corp.	NCC	74,520	2,529	1.3
Commerce Bancshares Inc.	CBSH	28,492	1,397	0.7
BB&T Corp.	BBT	33,736	1,304	0.7
Provident Bancshares Corp.	PBKS	43,757	1,294	0.7
First Source Corp.	SRCE	18,992	409	0.2

Total			$188,844	100.0%

In 2003, Corus received dividends on the stock portfolio of $5.3 million compared to $4.8 million in 2002. See Noninterest Income section on pages 48 - 52 for discussion of treatment of realized and unrealized gains and losses.

| 60 |

CORUS BANKSHARES 2003 ANNUAL REPORT

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits

In 2003, total deposits increased $786.6 million, or 38.2%, to $2.8 billion.

Composition of Deposits

	2003		2002

DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT

(dollars in thousands)
Money market	$1,208,784	42%	$895,038	43%
Brokered certificates of deposit	596,831	21	258,409	13
Retail certificates of deposit	422,091	15	396,821	19
Demand	227,960	8	216,551	11
NOW	223,590	8	131,188	6
Savings	167,146	6	161,766	8

Total	$2,846,402	100%	$2,059,773	100%

Money market accounts increased by $313.7 million. In 2002, the Managed Money Market account was introduced and continued to grow in 2003. This tiered interest rate structure account has become an attractive option for many new and existing customers.

     Certificates of deposit increased by $363.7 million to $1.0 billion. The majority of the increase came from brokered CDs, which increased by $338.4 million in 2003. Corus continues to use brokered CDs to fund loan growth (see Liquidity section on page 69). Retail CDs increased by $25.3 million.

     Demand deposits increased by $11.4 million to $228.0 million. The increase is primarily due to Corus’ High Performance Checking accounts, which continue to catch the attention of new customers.

     NOW accounts increased by $92.4 million to $223.6 million. During 2003, Corus successfully introduced the Ultimate Interest Checking account, which follows the same tiered interest rate structure as the Managed Money Market account, but has the flexibility of a regular checking account.

Long-Term Debt – Trust Preferred Securities

In 2003, Corus formed five wholly owned finance subsidiaries for the sole purpose of issuing what are commonly referred to as Trust Preferred securities. Trust Preferred securities are a very common form of raising tax-advantaged capital, especially for bank holding companies. While the legal structure of Trust Preferred securities is unfortunately quite complicated, both the essence of these securities and the basis for Corus’ decision to utilize them are actually quite straightforward. Trust Preferred securities are essentially long-term debt (30-year terms) with some unique features (discussed below).

     The trusts sold a combined $172.5 million of Trust Preferred securities via a private placement, the proceeds of which were “lent” to the Company and secured by a subordinated debenture (subordinate to all other debt of the Company but senior to common stock) issued by the Company to the trust. The funds raised by the issuance of the Trust Preferred securities were, in turn, infused into the Bank as additional capital, thus increasing the Bank’s legal lending limit by $25.9 million.

| 61 |

CORUS BANKSHARES 2003 ANNUAL REPORT

     As cited above, Trust Preferred securities have several unique attributes. One of the most notable, and the key to the widespread issuance of Trust Preferred securities, is that the Federal Reserve has historically allowed bank holding companies to include, up to certain limits, Trust Preferred securities in the regulatory calculation of capital (what is known as “Tier 1” capital) while providing the issuer with a tax deductible funding vehicle. In addition, Trust Preferred securities: (a) have no financial covenants (except in the event that the Company ever opts to defer payments, as described below); (b) are not “puttable” back to Corus; and (c) include an option for Corus to call them at par beginning five years after issuance and quarterly thereafter (or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules).

     The Trust Preferred securities also grant Corus the right to defer interest payments on the subordinated debentures, and distributions on the Trust Preferred securities, for a period not to exceed 20 consecutive quarters without the subordinated debentures or Trust Preferred securities going into default (this provision is subject, however, to certain restrictions with regard to Corus’ ability to make, among other things, dividends, distributions, etc. to holders of Corus common stock). It should be noted that this provision was not negotiated by Corus, but rather is a standard and required feature of Trust Preferred securities in order for the Federal Reserve to allow such instruments to be counted in capital at the bank holding company. While this deferral option is present, Corus does not currently anticipate it would exercise this option.

     Combined issuance fees for the trusts totaled $1.6 million and are being amortized over the 30-year lives of the securities. Finally, Corus has, through various agreements, essentially fully and unconditionally guaranteed payment of all amounts due under the Trust Preferred securities.

     The Federal Reserve is reassessing its position regarding the inclusion of Trust Preferred securities as part of Tier 1 capital. Regardless of the outcome of the Federal Reserve’s deliberations, the Company will continue to have regulatory capital well in excess of that required to be well-capitalized. Corus’ capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus’ overall financial condition or prospects.

Shareholders’ Equity

At December 31, 2003, and 2002, Shareholders’ Equity was as follows:

DECEMBER 31	2003	2002

(dollars in thousands)
Common stock	$1,402	$1,412
Surplus	16,942	16,668
Equity — options outstanding	5,670	—
Retained earnings	460,458	430,482
Accumulated other comprehensive income	61,708	33,479

Total Shareholder’s Equity	$546,180	$482,041

During 2003, Corus repurchased and retired 231,200 shares at an average price of $22.68 per share. These repurchases were made under a 1,000,000 common share repurchase program approved by the Board of Directors in November 1999. As of December 31, 2003, there were 586,850 remaining shares authorized for repurchase under this program.

| 62 |

CORUS BANKSHARES 2003 ANNUAL REPORT

     The increase in the surplus account is the result of several factors. First, deferred compensation associated with the Commercial Loan Officer Commission Program (the “CLO Program”) increased surplus by $2.9 million. Under the CLO Program, a portion of the commissions earned is deferred, some of which in Corus’ common stock. Deferrals in stock are initially recorded as additional surplus. Upon issuance, the par value of the stock is reclassified to common stock. Second, Corus employees exercised stock options during the year, which increased surplus by $586,000. Finally, almost entirely offsetting the above amounts was the impact of adopting the fair-value based method of accounting for stock compensation.

     The increase in Equity — options outstanding was entirely the result of changing to the fair-value based method of accounting for stock compensation under SFAS No. 123/148. The balance at December 31, 2003, represents the fair value, based on the Black Scholes valuation model, of all outstanding vested stock options.

     During 2003, Corus’ Board of Directors approved dividend payments to shareholders of $0.83 per share. The dividends declared totaled $23.3 million in 2003. As previously announced, Corus tripled its dividend in the second quarter of 2003 in response to new tax legislation.

     Finally, accumulated other comprehensive income increased by $28.2 million, driven by a $43.4 million increase in unrealized security gains on available-for-sale securities. These increases are consistent with overall gains in the financial markets during 2003.

Various measures of capital were as follows:

	2003		2002

DECEMBER 31	AMOUNT	RATIO	AMOUNT	RATIO

(dollars in thousands)
Common equity(1)	$546,180	15.0%	$482,041	18.4%
Tangible common equity(2)	541,657	14.9	477,518	18.3
Tier 1 leverage(3)	639,931	18.7	444,039	17.3
Tier 1 risk-based capital(4)	639,931	17.9	444,039	16.8
Total risk-based capital(5)	730,829	20.5	497,916	18.9

(1)	Common equity is computed in accordance with generally accepted accounting principles, which includes unrealized gains/(losses) on available-for-sale securities. The ratio is common equity to total year-end assets.

(2)	Common equity less goodwill; computed as a ratio to total year-end assets less goodwill.

(3)	Tier 1 capital, which is shareholders’ equity less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities; computed as a ratio to average fourth-quarter assets less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities.

(4)	Tier 1 capital; computed as a ratio to risk-adjusted assets.

(5)	Tier 1 capital plus qualifying loan loss allowance and SFAS No. 115 gain; computed as a ratio to risk-adjusted assets.

| 63 |

CORUS BANKSHARES 2003 ANNUAL REPORT

CREDIT RISK AND ASSET QUALITY

Nonperforming Assets

Nonperforming loans are nonaccrual loans, restructured loans and 90 days or more past due loans still accruing interest.

Nonperforming Assets

DECEMBER 31	2003	2002

(dollars in thousands)
Nonaccrual loans:
CRE non-construction	$7,077	$—
CRE construction	—	—
CRE mezzanine	741	4,504
Commercial	—	—
Residential real estate and other	78	304

Total Nonaccrual	7,896	4,808
Troubled debt restructurings:
CRE non-construction	—	—
CRE construction	6,436	—
CRE mezzanine	—	—
Commercial	—	—
Residential real estate and other	—	62

Total Troubled Debt Restructurings	6,436	62
Loans 90 days or more past due:
CRE non-construction	46	—
CRE construction	—	—
CRE mezzanine	—	—
Commercial	—	—
Residential real estate and other	1,190	1,648

Total 90 Days or More Past Due	1,236	1,648
Total nonperforming loans:
CRE non-construction	7,123	—
CRE construction	6,436	—
CRE mezzanine	741	4,504
Commercial	—	—
Residential real estate and other	1,268	2,014

Total Nonperforming Loans	15,568	6,518
Other real estate owned	66	800

Total Nonperforming Assets	$15,634	$7,318

Nonperforming loans/Total loans	0.64%	0.37%
Nonperforming assets/Total assets	0.43%	0.28%
Allowance for loan losses/Nonperforming loans	234.12%	561.97%

| 64 |

CORUS BANKSHARES 2003 ANNUAL REPORT

Total nonperforming assets increased compared to December 2002 by $8.3 million to $15.6 million. The increase is primarily due to an increase in Troubled Debt Restructurings (“TDRs”). A TDR is a loan that was restructured in such a way as to provide the borrower with some form of concession relative to market absent a concession from the borrower that is deemed to be approximately proportionate to the lender’s concession. Typically, the lender’s concession is in the form of a lower interest rate, an extended term or forgiven principal or interest. A borrower’s concession often comes in the form of additional loan paydowns and/or additional collateral.

     A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve (as the borrower’s loan rate and, thus, loan payments are reduced), albeit at somewhat less favorable terms to the lender. However, the point to remember is that once a loan becomes a TDR, it generally becomes a safer loan.

     With that said, Corus is required to report the balance of any TDRs under the nonperforming asset category which would seem to imply, in some way, that these loans are not performing. However the two loans — one is an office loan and the other a residential development loan — that constitute the $6.4 million construction TDR balance are not only both current in terms of required payments, but also are considered to be well collateralized. Management will continue to monitor these loans closely.

     In addition to the increase in TDRs, a $7.1 million loan was placed on nonaccrual in May 2003. Foreclosure proceedings have been initiated against the borrower, however, management believes the loan is well secured, with no expected loss.

Allowance for Loan Losses

The allowance for loan losses is based on management’s analysis of individual loans, prior and current loss experience, delinquency levels, overall growth in the portfolio, current economic conditions, and other factors.

Allowance for Loan Losses

YEAR ENDED DECEMBER 31	2003	2002	2001

(dollars in thousands)
Balance at January 1	$36,629	$40,457	$39,601
Provision for loan losses	—	—	—
Charge-offs	(3,295)	(6,057)	(3,632)
Recoveries	3,114	2,229	4,488

Net (Charge-offs)/Recoveries	(181)	(3,828)	856

Balance at December 31	$36,448	$36,629	$40,457

Allowance as a percentage of loans	1.50%	2.10%	2.74%

| 65 |

CORUS BANKSHARES 2003 ANNUAL REPORT

In 2003, there was no provision for loan losses. Management believes this was appropriate given the results of management’s analysis and the balance of the allowance at December 31, 2003. For additional discussion of management’s analysis of the Allowance for Loan Loss, see Note 1 of the Notes to Consolidated Financial Statements.

Net (Charge-off)/Recovery Detail

YEAR ENDED DECEMBER 31	2003	2002	2001

(dollars in thousands)
Overdraft — check cashing	$(507)	$(2,660)	$—
Commercial — check cashing	(252)	(559)	(1)
Residential first mortgage	(17)	(38)	3
Commercial real estate	—	17	10
Medical finance and consumer	17	15	—
Student	90	48	2,712
Home equity	488	(651)	(1,868)

Total Net (Charge-offs)/Recoveries	$(181)	$(3,828)	$856

Net charge-offs associated with the services provided by the Company to customers in the check cashing business totaled $759,000 and $3.2 million in 2003 and 2002, respectively. Credit problems with four customers were discovered in 2002 after the voluntary departure of a bank officer responsible for supervision of these accounts. These losses are the first the Bank has experienced in nearly twenty years of servicing the check cashing industry. Additional controls and procedures with respect to the extension of credit to customers in this segment have been implemented and additional charge-offs of this magnitude are not anticipated.

     The home equity net recoveries of $488,000 in 2003 reflect the efforts of our residential real estate department personnel to recover as much as possible of the previously charged off amounts.

     The student loan recoveries of $2.7 million in 2001 consist almost entirely of recoveries related to the settlement of a lawsuit in 2000. Collection of these recoveries was essentially completed as of December 31, 2001.

Independent Loan Review

Management contracts for an independent review of its commercial and commercial real estate loan portfolios. This review examines Corus’ loan grading and problem loan identification systems. The loan review function was performed by Crowe Chizek and Company LLC in 2003. The loan review provides verification that risk assessments and problem loan identification systems are functioning adequately. Two reviews were performed in 2003, each covering more than 40% of the total commitments outstanding (funded plus unfunded loan commitments).

| 66 |

CORUS BANKSHARES 2003 ANNUAL REPORT

CRITICAL ACCOUNTING POLICIES

Management has determined that one particular accounting policy requires a high level of judgment: the assessment of the Allowance for Loan Losses (the “Allowance”).

     The Allowance is based upon quarterly reviews. These reviews include an assessment of the loan portfolio and include reviews of both specific credits and an overall assessment. Specific reviews are performed in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” and can result in a specific reserve for certain impaired loans. For those loans not specifically reviewed, an assessment is performed by loan type (i.e., commercial, commercial real estate, construction, home equity, residential first mortgage, etc.) to determine an inherent loss rate. The inherent loss rate is based primarily on a combination of prior loss experience and delinquency levels (current vs. historical). In those cases where, due to insufficient historical data, Corus’ loss and delinquency experience may not accurately reflect the inherent losses in a segment of the portfolio, Corus will utilize the respective historical rates as published by the Federal Deposit Insurance Corporation (“FDIC”) in its Quarterly Banking Profile publication. For commercial real estate loans, Corus utilizes the historical FDIC loss and delinquency rates.

     Additional factors are also considered including the level of problem and potential problem loans, trends in volume and terms of loans, changes in risk selection and underwriting standards, experience, ability and depth of lending management, and economic and industry conditions.

      The assessment as to the adequacy of the allowance for loan losses is grounded by the assumption that historical experience is a good predictor of future performance. This assumption, while supported by guidance provided by the Financial Accounting Standards Board, the Office of the Comptroller of the Currency, and the Securities and Exchange Commission, may not ultimately be correct. In that event, estimates of inherent losses may differ from actual results.

COMMERCIAL REAL ESTATE RISK DISCLOSURE

The following disclosure is not computed in accordance with generally accepted accounting principles (“GAAP”) and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

     Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate (“CRE”) loans we originate into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan’s Probability of Default (“POD”) and its Loss Given Default (“LGD”) if a serious recession should occur. This point bears repeating — the POD and LGD estimates are not based on today’s market conditions, instead they are arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a “serious” recession. As a proxy, we use, among other things, the extreme declines in CRE property values witnessed during the late 1980’s and early 1990’s. Typically, we assume that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and we typically assume that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Lastly, it is important to realize that we could well have nonperforming loans and/or charge-offs in economic conditions other than what might be characterized as

| 67 |

CORUS BANKSHARES 2003 ANNUAL REPORT

serious. While Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated.

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages, and the resulting implied CRE loans that could default and losses that could occur.

DECEMBER 31	2003	2002
(dollars in millions)
CRE LOANS & UNFUNDED COMMITMENTS
CRE loans outstanding	$2,266	$1,553
Unfunded commitments	1,554	1,224

CRE Loans Plus Unfunded Commitments	$3,820	$2,777

POTENTIAL DEFAULTS & LOSSES
CRE loans plus unfunded commitments	$3,820	$2,777
Weighted average Probability of Default (POD)(1)	14.4%	14.9%

Potential CRE Loans That Could Default	550	414
Weighted average Loss Given Default (LGD)(1)	16.4%	17.4%

Potential Losses That Could Occur	$90	$72

NONPERFORMING & NONACCRUAL LOANS
Potential CRE loans that could default	$550	$414
Potential losses that could occur	(90)	(72)

Potential Remaining CRE NPL Balances	460	342
Percentage that could be nonaccrual(2)	100%	100%

Potential Nonaccrual CRE NPL Balances	$460	$342

(1)	The POD and LGD estimates are not based on today’s market conditions, instead they are arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.

(2)	Not necessarily all nonperforming loans would be nonaccrual; however, in order to be conservative we will assume 100% of the above nonperforming loans are nonaccrual.

Management believes that the declines in the POD and LGD factors from 2002 to 2003 reflect, in aggregate, a safer portfolio.

| 68 |

CORUS BANKSHARES 2003 ANNUAL REPORT

LIQUIDITY

Parent Company

The parent company had $194.7 million of cash and marketable equity securities at December 31, 2003. Corus has effectively pledged approximately $75 million of equity securities to secure a $35 million bank loan. Furthermore, the subsidiary bank had $102.6 million available to pay in dividends to the parent company without prior regulatory approval while maintaining well-capitalized status.

      Corus’ capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus’ overall financial condition or prospects.

Subsidiary Bank

Corus’ liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets include cash and cash equivalents, federal funds sold, and marketable securities that can be sold quickly without a material loss of principal. At December 31, 2003, liquid assets totaled $989.6 million, or 28.6%, of the subsidiary bank’s total assets.

     At December 31, 2003, Corus had outstanding commitments of $1.6 billion. Of that figure, $1.5 billion represented unfunded construction loans. Management anticipates the majority of those commitments will be drawn down over the next 36 months. The liquidity to fund those commitments will first come from normal paydowns/payoffs on the existing loan portfolio and then, to the extent necessary, from additional issuance of brokered certificates of deposit (“BRCD”).

     A portion of Corus’ current funding comes from BRCD and to the extent that total loans outstanding grow in the future, management expects to fund much, if not all, of that growth with BRCD. In order to avoid the liquidity risk of an overly significant portion maturing during any given year, Corus works to have the BRCD maturities staggered, ranging from 1 to 7 years. To further mitigate liquidity risk, Corus’ liquidity policy requires that the Bank hold more liquid assets as the level of BRCD increases. As of December 31, 2003, BRCD totaled $597 million. The Bank has established a BRCD limit such that BRCD will not exceed 41% of total deposits (i.e., retail deposits and BRCD). Based on current deposit levels, this implies a maximum amount of BRCD of $1.5 billion.

MARKET RISK MANAGEMENT

Corus’ operations are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, mature, or reprice in specified periods. The principal objective of Corus’ asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating funding requirements. Corus utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each quarter. The model uses income simulation to quantify the effects of various interest rate scenarios on the projected net interest income over a five-year period. Factored into the modeling is the use of derivative financial instruments, which may include basis swaps, interest rate swaps, floors, and options.

| 69 |

CORUS BANKSHARES 2003 ANNUAL REPORT

     Corus’ projected sensitivity to changes in interest rates has fallen, under all scenarios, since December 31, 2002. The primary cause of this reduction is the increasing impact of “in-the-money” interest rate floors (i.e., floors which are generating interest income at current interest rates) embedded within some of our floating-rate commercial real estate loans. The growth in “in-the-money” loan floors limits the amount these loans will reprice downward when interest rates decline, thus reducing the Bank’s exposure to falling rates. Conversely though, when interest rates increase, these “floating-rate” loans behave as fixed-rate loans until short-term interest rates increase to such a level that the floor is no longer acting to “fix” the loan’s interest rate. The result is a higher level of current interest income across all scenarios. As a consequence though, the projected change in net interest income (as a percent of net interest income under constant rates) under the rising rate scenarios shown below is not as great as would have been the case if no loans had “in-the-money” floors. Importantly, the Bank’s interest rate risk models project continued growth in commercial real estate loans and assume that a growing percentage of the Bank’s future commercial real estate loans will have “in-the-money” floors (assuming short-term rates stay at such historically low levels).

Interest rate sensitivity was as follows:

Rate Shock Amount(1)	-75 bp	-50 bp	0 bp	+50 bp	+100 bp	+200 bp	+300 bp
Percent change in the next twelve months’ net interest income vs. constant rates
December 31, 2003	1.5%	1.3%	—	(2.8)%	(4.3)%	(1.5)%	2.7%
December 31, 2002	(5.7)%	(4.2)%	—	2.8%	5.8%	11.8%	18.5%

(1) These “shocks” represent hypothetical instantaneous and sustained changes from current rates.

Corus is also exposed to price risk with its common stock portfolio in financial industry companies valued at $189 million, including net unrealized gains of $93 million. This price risk could have a direct effect on the net income of Corus to the extent that any price declines are determined to be other than temporary. Temporary declines, however, do not have a direct effect on the net income of Corus, as they are recorded directly in Shareholders’ Equity, net of tax. The effect of temporary declines impacts Corus’ net income only upon sale of the security.

| 70 |

CORUS BANKSHARES 2003 ANNUAL REPORT

FORWARD - LOOKING STATEMENTS

This disclosure contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “may,” “intends,” “expects,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus’ actual results to differ materially include, but are not limited to, the following:

•	the general state of the economy and, together with all aspects of our business that are affected by changes in the economy, the impact that low rates have on Corus’ net interest margin;

•	Corus’ ability to continue its strong loan originations and, in turn, its ability to increase the commercial real estate loan portfolio;

•	Corus’ ability to access cost-effective funding, especially with brokered certificates of deposit, to fund marginal loan growth;

•	changes in management’s estimate of the adequacy of the allowance for loan losses;

•	changes in the overall mix of Corus’ loan and deposit products;

•	the impact of competitors’ pricing initiatives on loan and deposit products;

•	the extent of defaults and losses given default, and the resulting lost interest income from such defaults;

•	changes in the laws, regulations and policies governing financial services companies; and

•	the decision by the Federal Reserve regarding the treatment of Trust Preferred securities.

| 71 |

CORUS BANKSHARES 2003 ANNUAL REPORT

SUPPLEMENTAL FINANCIAL DATA: 10-YEAR HISTORY

DECEMBER 31	2003	2002	2001	2000	1999

(dollars in thousands, except per share data)
CONDENSED INCOME STATEMENTS
Net interest income	$123,427	$98,287	$107,709	$121,051	$106,131
Provision for loan losses	—	—	—	—	—
Noninterest income	16,920	23,079	25,716	47,260	18,948
Noninterest expense	52,533	47,472	51,100	54,654	63,096

Income Before Income Taxes	87,814	73,894	82,325	113,657	61,983
Income tax expense	29,404	24,580	28,142	38,903	21,257

Net Income	$58,410	$49,314	$54,183	$74,754	$40,726

SELECTED PER SHARE DATA (1)
Diluted earnings	$2.04	$1.72	$1.89	$2.62	$1.41
Cash dividends declared on common stock	0.830	0.318	0.308	0.298	0.288
Book value at year-end	19.48	17.07	15.92	14.23	11.41
Market price at year-end	31.02	21.83	22.70	24.74	12.00

AVERAGES
Assets	$2,984,021	$2,639,429	$2,672,971	$2,518,960	$2,530,782
Loans, net of unearned discount	2,000,505	1,608,541	1,615,665	1,807,453	1,640,101
Earning assets	2,890,897	2,546,840	2,577,433	2,398,989	2,419,667
Deposits	2,356,074	2,081,956	2,160,333	2,081,986	2,115,575
Shareholders’ equity	504,576	467,369	424,427	346,880	326,776

AT YEAR - END
Assets	$3,643,830	$2,617,050	$2,659,322	$2,598,467	$2,378,544
Loans, net of unearned discount	2,433,771	1,741,969	1,475,245	1,551,880	1,727,357
Earning assets	3,560,421	2,539,400	2,507,403	2,458,499	2,265,687
Deposits	2,846,402	2,059,773	2,121,456	2,107,630	1,964,420
Shareholders’ equity	546,180	482,041	450,886	402,353	327,825

SIGNIFICANT RATIOS
Return on average assets	2.0%	1.9%	2.0%	3.0%	1.6%
Return on average equity	11.6%	10.6%	12.8%	21.6%	12.5%
Efficiency ratio	37.5%	40.9%	40.1%	38.1%	41.0%
Net interest margin	4.3%	3.9%	4.3%	5.1%	4.5%
Nonperforming loans/Total loans	0.6%	0.4%	0.4%	0.3%	0.7%
Allowance for loan losses/Nonperforming loans	234.1%	562.0%	697.5%	769.8%	255.7%
Allowance for loan losses/Total loans	1.5%	2.1%	2.7%	2.6%	1.9%
Net charge-off/(recovery) ratio	0.0%	0.2%	(0.1)%	(0.4)%	0.2%

CAPITAL RATIOS
Tier 1 leverage	18.7%	17.3%	15.4%	14.0%	11.9%
Tier 1 risk-based capital	17.9%	16.8%	19.4%	16.0%	15.3%
Total risk-based capital	20.5%	18.9%	22.0%	18.6%	17.8%
COMMON SHARE DATA (1)
Weighted average fully diluted shares	28,703	28,590	28,619	28,605	28,928
Common shares outstanding at year-end	28,037	28,238	28,319	28,286	28,739

[Additional columns below]

[Continued from above table, first column(s) repeated]

DECEMBER 31	1998	1997	1996	1995	1994

(dollars in thousands, except per share data)
CONDENSED INCOME STATEMENTS
Net interest income	$98,220	$101,271	$111,339	$98,517	$68,793
Provision for loan losses	10,000	16,000	16,000	5,779	—
Noninterest income	25,666	26,913	23,067	14,111	13,235
Noninterest expense	51,889	51,677	50,496	51,650	45,222

Income Before Income Taxes	61,997	60,507	67,910	55,199	36,806
Income tax expense	21,369	21,136	24,005	19,429	12,790

Net Income	$40,628	$39,371	$43,905	$35,770	$24,016

SELECTED PER SHARE DATA (1)
Diluted earnings	$1.38	$1.32	$1.47	$1.18	$0.79
Cash dividends declared on common stock	0.278	0.265	0.238	0.182	0.148
Book value at year-end	10.93	9.93	7.95	6.48	5.15
Market price at year-end	16.13	19.78	16.13	12.75	8.19

AVERAGES
Assets	$2,417,647	$2,237,419	$2,174,088	$1,957,979	$1,607,208
Loans, net of unearned discount	1,525,349	1,570,521	1,601,269	1,315,105	1,016,696
Earning assets	2,311,562	2,127,140	2,063,608	1,846,185	1,490,839
Deposits	2,031,198	1,888,966	1,890,688	1,762,275	1,423,775
Shareholders’ equity	295,854	263,612	215,158	165,425	150,486

AT YEAR - END
Assets	$2,577,460	$2,251,927	$2,218,528	$2,125,092	$1,889,455
Loans, net of unearned discount	1,551,587	1,545,975	1,623,145	1,558,782	1,100,509
Earning assets	2,470,865	2,135,616	2,111,928	1,965,923	1,721,658
Deposits	2,154,676	1,863,066	1,900,679	1,898,540	1,698,498
Shareholders’ equity	318,130	291,633	235,590	194,726	156,859

SIGNIFICANT RATIOS
Return on average assets	1.7%	1.8%	2.0%	1.8%	1.5%
Return on average equity	13.7%	14.9%	20.4%	21.6%	15.9%
Efficiency ratio	41.5%	38.9%	35.9%	42.9%	51.7%
Net interest margin	4.3%	4.9%	5.5%	5.4%	4.7%
Nonperforming loans/Total loans	1.1%	1.8%	2.2%	1.2%	0.7%
Allowance for loan losses/Nonperforming loans	206.4%	112.8%	92.8%	136.4%	273.6%
Allowance for loan losses/Total loans	2.3%	2.0%	2.0%	1.6%	1.8%
Net charge-off/(recovery) ratio	0.3%	1.2%	0.6%	—%	(0.1)%

CAPITAL RATIOS
Tier 1 leverage	10.3%	10.5%	9.7%	9.2%	8.6%
Tier 1 risk-based capital	15.0%	15.1%	13.5%	12.6%	14.7%
Total risk-based capital	18.1%	16.4%	14.8%	13.9%	16.0%
COMMON SHARE DATA (1)
Weighted average fully diluted shares	29,547	29,932	29,988	30,482	30,584
Common shares outstanding at year-end	29,102	29,363	29,640	30,054	30,484

(1)	All amounts have been restated to reflect a 100% stock dividend on 12/15/03 and a 2:1 stock split on 9/25/95.

| 72 |

CORUS BANKSHARES 2003 ANNUAL REPORT

DIRECTORS and EXECUTIVE OFFICERS

DIRECTORS

Joseph C. Glickman
Chairman of the Board,
Corus Bankshares, Inc.

Robert J. Glickman
President and Chief Executive Officer,
Corus Bankshares, Inc.

Robert J. Buford*
President and Chief Executive Officer,
Planned Equities, Inc.
Planned Realty Group, Inc.

Steven D. Fifield
President, Fifield Realty Corp.

Rodney D. Lubeznik*
President, Restaurant Management Corp.

Michael J. McClure*
Executive Vice President,
Broadspire Management Services

Peter C. Roberts
Vice President and Chief Executive
Officer - Americas,
Jones Lang LaSalle

*Audit Committee Member

EXECUTIVE OFFICERS

Robert J. Glickman
President and Chief Executive Officer

Michael G. Stein
Executive Vice President,
Commercial Lending

Tim H. Taylor
Executive Vice President and
Chief Financial Officer

John M. Barkidjija
Senior Vice President, Commercial Lending

Brian J. Brodeur
Senior Vice President, Commercial Lending

Randy P. Curtis
Senior Vice President, Retail Banking

Michael E. Dulberg
Senior Vice President and
Chief Accounting Officer

Michael W. Jump
Senior Vice President, Operations

Terence W. Keenan
Senior Vice President, Commercial Lending

Richard J. Koretz
Senior Vice President, Finance

John R. Markowicz
Senior Vice President, Commercial Lending

Joel C. Solomon
Senior Vice President, Commercial Lending

Janice Bake
First Vice President, Operations

Yolanda M. Deen
First Vice President, Retail Banking

Dwight L. Frankfather
First Vice President, Commercial Lending

Peter R. Freund
First Vice President, Commercial Lending

Mary S. Koehler
First Vice President, Retail Banking

Marilyn Klehm Martin
First Vice President, Operations

Daniel A. Niedermeyer
First Vice President,
Consumer Lending/Operations

David R. Ploger
First Vice President, Commercial Lending

Daniel P. Semenak
First Vice President, Finance

Timothy J. Stodder
First Vice President, Commercial Lending

| 74 |

SHAREHOLDER INFORMATION

CORPORATE OFFICES

3959 North Lincoln Avenue
Chicago, Illinois 60613
Telephone 773-832-3088
www.corusbank.com

ACCESS TO REPORTS

The Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are made available free of charge through the Company’s website at www.corusbank.com as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. Copies will be available upon written request to the Chief Financial Officer of the Company. A charge will be made for exhibits requested.

ANNUAL MEETING

10:00 a.m., April 21, 2004
CORUS BANK, N.A.
4800 North Western Avenue
Chicago, Illinois 60625

TRANSFER AGENT AND REGISTRAR

Mellon Investor Services LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660

I-888-213-0965
Toll-free number for shareholders

1-800-231-5469
TDD (Telecommunications Device for the Deaf) number for hearing/speech impaired shareholders

www.melloninvestor.com

MARKET-MAKERS FOR CORUS BANKSHARES, INC. STOCK INCLUDE :

Goldman, Sachs & Co.
Howe Barnes Investments, Inc.
Knight Securities, L.P.
Morgan Stanley & Co., Inc.