Form 10-K, Exhibit 13
period 2005-12-31
CORUS BANKSHARES INC
filed 2006-03-14
CIK 51939

Exhibit 13

FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31	2005	2004	2003

(dollars in thousands, except per share data)
BALANCE SHEET SUMMARY
Assets	$8,458,740	$5,017,787	$3,643,830
Deposits	7,275,346	4,100,152	2,846,402
Loans, net	4,484,771	2,760,946	2,397,323
Common shareholders’ equity	689,775	599,591	546,180

INCOME STATEMENT SUMMARY
Net interest income	$249,658	$151,464	$123,427
Net income	137,229	97,939	58,410
Cash dividends paid to common shareholders	37,921	33,140	18,548

PER SHARE DATA
Diluted earnings	$4.76	$3.40	$2.04
Cash dividends paid	1.36	1.19	0.66
Book value at year-end	24.70	21.57	19.48
Market value at year-end	56.27	48.01	31.02

FINANCIAL RATIOS
Return on average common shareholders’ equity	21.8%	17.4%	11.6%
Return on average assets	2.1%	2.4%	2.0%
Efficiency ratio	22.9%	33.5%	37.5%

CORUS BANKSHARES 2005 ANNUAL REPORT     1

A LETTER to OUR SHAREHOLDERS

We are very pleased to report 2005 net income of $137 million, or $4.76 per diluted share. Not only were 2005 earnings a record, they were a 40% increase over 2004 earnings of $98 million (which were themselves record earnings). In fact, the year-over-year results were even better than first meets the eye due to substantial securities gains in 2004. Without securities gains, 2005 net income would have been $129 million as compared to $73 million for 2004, a $56 million increase and a 77% year-over-year growth rate.

Among the many 2005 records:

•	Commercial real estate loan originations hit $5.4 billion in 2005, up 34% from the $4.1 billion figure in 2004 and triple the $1.8 billion achieved in 2003.

•	Commercial real estate loan balances outstanding jumped to $4.4 billion at December 31, 2005, a $1.8 billion increase from the $2.6 billion balances at December 31, 2004, a 67% increase.

•

Total commercial real estate loan commitments (outstanding balances plus unfunded commitments) grew to $8.3 billion at December 31, 2005, up from $5.3 billion at December 31, 2004. To put this achievement in perspective, the $3.0 billion of commitment growth in 2005 was greater than our total commercial real estate loan commitments as of year-end 2002.

•	As of year-end 2005, our “pipeline” of pending commercial real estate loans stood at over $6 billion.

•	We just completed our sixth year in a row with absolutely $0 commercial real estate loan charge-offs.

•	Total deposits surged to nearly $7.3 billion at December 31, 2005, a $3.2 billion increase from December 31, 2004.

•

Total shareholders’ equity climbed to $690 million at December 31, 2005, an increase of $90 million from December 31, 2004 — a 15% growth rate after declaring $39 million in dividends to our shareholders.

•	Total assets of nearly $8.5 billion at December 31, 2005 — a threshold that elevates Corus to among the 100 largest banking companies in the United States.

•	An efficiency ratio of less than 23%. In this measure, lower is better, and Corus’ 2005 results make it one of the most efficient, among the top 3, large banking companies in the country.

•	A return on shareholders’ equity of over 21%.

Ultimately, all of these accomplishments translated into our stock achieving a total return (including dividends) of more than 20% during 2005. While a substantial accomplishment during any year, it is all the more gratifying as 2005 was generally a rather weak year for the equity markets.

          All in all, 2005 was an outstanding year for Corus and its shareholders. While we can’t promise a repeat of such spectacular results in the coming years, we can promise to be just as focused and determined as ever.

2     CORUS BANKSHARES 2005 ANNUAL REPORT

COMMERCIAL REAL ESTATE PORTFOLIO

Corus has been active in the commercial real estate lending business since virtually our firm’s founding. With that said, this business has taken on an ever-growing importance for our company over the last ten years, growing from 40% of our loan portfolio ten years ago, to over 90% as of year-end 2005. We continue to be very pleased with the growth of the business, which included the addition of many new customers during the year and many new loans to existing customers. We are optimistic and forecasting that 2006 will bring another year of strong originations, growth in loans outstanding, and low amounts of charge-offs.

          The growth in originations and outstanding commitments has been extremely strong, and it is therefore quite satisfying to tell you that:

•	We just completed our sixth year in a row with absolutely $0 commercial real estate loan charge-offs.

•

In fact, over the last 10 years commercial real estate loan charge-offs have totaled just $635 thousand, as compared to commercial real estate loan originations of in excess of $16.2 billion over those same 10 years.

•	Nonperforming loans at year-end were all but absent.

Unorthodox Strategies Over the last few years, we have discussed the various “unorthodox” strategies we have pursued in our commercial real estate lending business. As it is critical for shareholders to understand our lending approach, and as these strategies evolve over time, we again present this overview.

CORUS BANKSHARES 2005 ANNUAL REPORT     3

A LETTER to OUR SHAREHOLDERS (continued)

          First, investing such a large portion of a bank’s assets in condominium construction and conversion loans is unusual in the banking industry and would commonly be considered a “concentration of risk.” While we understand this approach brings with it certain risks, we feel that it is important to focus on the business that we know best.

          Second, Corus has been originating increasingly large commercial real estate loans. We actively use our legal lending limit, and we further supplement this with loans participated to the holding company. This allows Corus to make and keep in its portfolio loans as large as $175 million, which is unusual for a bank of our size or, for that matter, banks of any size. While our commercial real estate portfolio was made up of approximately 200 loans at December 31, 2005, the 45 largest loans averaged $93 million and made up half of our total loan portfolio. Concentrating on larger loans has various important benefits: (1) Focusing on larger loans allows involvement of senior management in each and every loan; (2) Larger loans seem to have better risk characteristics than small loans — such as developer expertise, which is generally higher in larger projects than smaller projects. The same could be said about large projects on average having better architects and general contractors; and (3) We think that there is less competition associated with larger loans.

          Third, it is unusual for a bank our size to lend nationwide. About 95% of our total loan commitments (outstanding balances plus unfunded commitments) are secured by properties outside of Illinois. We believe this geographic distribution provides us with an important form of diversification and mitigates our commercial real estate loan concentrations.

          Fourth, we have instituted a unique commission-based compensation program for the commercial real estate loan officers. The purpose of the program is to reward commercial loan officers for new business development on the basis of each individual officer’s loan volume generation. An additional, and critical, aspect of this compensation program is that each officer shares in the risk of

4     CORUS BANKSHARES 2005 ANNUAL REPORT

loss on the loans they generate. A substantial portion of officers’ commission is held back for many years and is at risk of loss in the event any of their loans fail to perform. The total value of those held back commissions was over $34 million at year-end 2005. This motivates our officers to make safe loans and it aligns the officers’ and Bank’s interests very closely. The program can be highly lucrative for the officers — the aggregate 2005 commissions for our 10 highest paid loan officers was $9.7 million. In order to manage the risks posed by such an arrangement, Robert Glickman, who is not in this commission program and who is a major shareholder, approves every large loan.

Residential Real Estate Market & Potential Risks A housing “boom” across much of the United States over the past five-plus years has brought about substantial escalation in housing prices. Some of the most pronounced price gains have occurred in many of the areas where the bank has the greatest concentration of loan exposure. This is to be expected. Developers are going to be most naturally drawn to develop projects in desirable and appreciating markets. In turn, those markets generally present the greatest new business opportunity for banks.

          It would not surprise us if certain parts of the country were to experience a slowdown in the pace of sales and/or sales prices leveling off, or even declining. Mild dislocations in the markets where we are active will likely not create large problems for us, but could crimp new loan originations. Major dislocations (in values, absorption rates, or both) could lead to problem loans, charge-offs, as well as a dramatic decline in loan originations.

          While we are keenly aware of the potential risks this presents, we continue to believe the condominium market presents us with attractive risk/reward lending opportunities.

DEPOSITS

While commercial real estate lending is clearly our engine for growth, this business is critically dependent upon funding and capital to support its growth. We will discuss financial strength, and thus capital, in the next section.

          With respect to funding, virtually all of Corus’ funding comes from traditional deposit products. While banks have always coveted deposits, the last few years have witnessed a significant increase in the competition for deposits. We have therefore been all that much more fortunate to be able to grow our deposits so substantially over the past several years. Total deposits jumped to nearly $7.3 billion at December 31, 2005, up from $4.1 billion at December 31, 2004, and $2.8 billion at December 31, 2003. Put another way, the deposit growth of $3.2 billion in 2005 was greater than our total deposit base at year-end 2003.

FINANCIAL STRENGTH

While financial strength is the culmination of many factors, two of the most critical for banks are capital and liquidity. In both regards, Corus is very well situated.

Capital Maintaining a solid capital base has been one of our guiding principles for many years. Towards that end, we have established an internal capital goal for Corus Bank that significantly exceeds the levels required by the Bank’s regulators. The goal is the sum of: (1) the amount required

CORUS BANKSHARES 2005 ANNUAL REPORT     5

A LETTER to OUR SHAREHOLDERS (continued)

to meet the regulatory definition of “well capitalized” (the highest rating possible, which we discuss below), (2) a cushion to that regulatory threshold, and (3) the sum of potential future loan losses that might occur under a “serious recession” (on an after-tax basis, as charge-offs are tax deductible).

          While the first two pieces of our capital goal are straightforward, the third part requires some explanation. Potential future loan losses related to some possible future event — under our capital goal that is the “serious recession” (a situation that clearly does not exist today) — are considered too speculative under Generally Accepted Accounting Principles to be used in determining a bank’s Allowance for Loan Losses. As such, banks are not allowed to book loan loss provisions related to such potential future events. Therefore, while we can’t reserve for potential future losses in our Allowance, we can strengthen our capital position — and that is exactly what we are doing via the third part of our capital goal.

          While bank loan losses have been very modest for many years now, and the economic environment still appears quite favorable, it is simply unrealistic to assume such a trend will persist forever. While we don’t know when issues will arise (and therefore won’t try to guess), our planning anticipates that at some time in the future we will have problem loans and, further, that we will have to foreclose on some properties. In such a scenario, we also anticipate that we would have to charge off portions of any problem loan such that the loan is written down to the then current appraised value of the property in the midst of a serious recession. Our goal is for the Bank to remain “well capitalized” after these charge-offs. We discuss this topic at length in the below section entitled “Risk Assessment of Commercial Real Estate Portfolio.”

          In addition to maintaining a significant shareholder equity base, which grew to $690 million at December 31, 2005, we bolstered our capital position by issuing nearly $350 million of a unique form of long-term debt commonly referred to as “Trust Preferred” securities (they are listed though on our financial reports with the title, “Long-Term Debt — Subordinated Debentures”). Trust Preferred securities are essentially 30-year debt, with tax deductible interest payments, that: (a) have no financial covenants, (b) are not “puttable” back to Corus, (c) include an option for Corus to call them at par beginning five years after issuance, and (d) allow for interest payments to be deferred for up to five consecutive years without triggering an event of default (this provision is subject, however, to certain restrictions with regard to Corus’ ability to make, among other things, dividends to holders of Corus common stock).

          Importantly, and as a result of Trust Preferred securities having so many equity-like features, the Federal Reserve allows bank holding companies to include these (up to certain limits) in the regulatory calculation of capital. This inclusion of Trust Preferred brings our Company’s total capital to well over $1 billion. While there are several different regulatory capital hurdles, each of which must be cleared, the most important one for Corus is the “Total Risk-Based Capital to Risk-Adjusted Assets.” A banking company must have a ratio by this measure of over 10% in order to achieve the highest rating, which the regulators term “well capitalized.” As of year-end 2005, our Bank had a ratio of 12.6% and the consolidated company 14.4%. At these levels, we are operating our Company at literally hundreds of millions of dollars above and beyond the levels required to meet the highest regulatory requirement.

6     CORUS BANKSHARES 2005 ANNUAL REPORT

          We would like to finish our capital discussion by commenting on what we believe is an understandable, but nonetheless oversimplified attempt to gauge the adequacy of a bank’s capital position. The most common, and potentially the most flawed, measure is the classic comparison of equity to total assets. In Corus’ case, this measure is exceptionally misleading as $3.5 billion of our total assets — well over 40% — are in very high-quality and short-term securities. Common sense would argue very little, if any, equity needs to be kept behind such extremely safe instruments. In fact, the bank regulators do take this position when they use a process of “risk-weighting” assets.

Liquidity Banks must stand ready at all times to meet depositors’ withdrawal requests and to fund disbursements under outstanding loan commitments. In order to have cash available at all times for these needs, the Bank maintains very high levels of liquid investments — over $3.5 billion at yearend 2005, as mentioned above. These investments are held in the form of overnight loans to other major banks and high-quality short-term marketable securities (primarily, U.S. Government Agency securities and U.S. Treasuries). It is important to note that virtually none of these liquid investments are pledged as collateral for any borrowings of the Bank.

          In regard to outstanding loan commitments, construction loans, which are a significant part of our business, tend to start with very low balances and thus bring about large unfunded commitments. Our commitments on commercial real estate construction loans are intended to be, and in fact must be (if the borrower is to complete the project), drawn down. We thus expect to fund 100% of these committed amounts and generally expect these fundings to take place over the next two years. As of December 31, 2005, Corus had total unfunded loan commitments of about $3.9 billion. Loan paydowns/payoffs work in the opposite direction, acting as a source of future funding. (For further information on this topic, please refer to the “Liquidity and Capital Resources” section in the Management’s Discussion and Analysis section of this annual report.)

CORUS BANKSHARES 2005 ANNUAL REPORT     7

A LETTER to OUR SHAREHOLDERS (continued)

RISK ASSESSMENT OF COMMERCIAL REAL ESTATE PORTFOLIO

Our strong capital position, combined with our large pool of liquid investments, has positioned Corus to weather the adversities that could result from a serious recession. During the recession of 1989–1992, most banks that had foreclosed real estate were required, either by the bank regulators or the stock market, to sell their problem loans and their foreclosed real estate at tremendous losses during the depths of the recession. As discussed above, our planning anticipates that at some point in the future we will have problem loans and, further, that we will have to foreclose on some properties. In such a scenario, we also anticipate that we would have to charge off portions of any problem loan such that the loan is written down to the then current appraised value of the property in the midst of a serious recession. It is our desire to have the ability to hold foreclosed real estate until markets have stabilized and values have recovered.

          Corus has spent many years developing and refining an internal loan rating system to better understand the risks inherent in our commercial real estate portfolio. This system provides us with an insight into potential levels of nonperforming loans and charge-offs for the portfolio as a whole. It is important for our shareholders to understand that Corus’ business strategy of originating (and retaining) large amounts of commercial real estate loans, while quite successful and lucrative to date, presents some material risks.

          The foundation of our internal loan rating system is management’s estimation of the Probability of Default (“POD”) and Loss Given Default (“LGD”) for each of our commercial real estate loans if a serious recession were to occur. (As an example, we look to the severe declines in property values experienced in California and New England during the late 1980s and early 1990s.) The POD is our estimate of how likely it is, given a serious recession, a loan would go into default while the LGD is our estimate, given such a default, of what percentage of the loan would have to be charged off. Our internal loan rating system involves “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession. Under such a scenario, and based on current loan commitments, our system indicates that we could have $1.3 billion of defaulted commercial real estate loans and $239 million of potential charge-offs related to those loans.

          At this point, a few words of caution are in order. While our internal loan rating system generates very precise numbers, and we have worked hard to arrive at inputs we believe reasonable, this precision is more a function of the mathematical nature of the model than a belief on our part that we can predict future results with any such certainty. Our model, like all models, requires myriad assumptions and, in this case, assumptions about how vulnerable each and every individual loan will be to a serious recession at some unknown point in the future. Also, the lack of charge-offs in our commercial real estate portfolio leaves us without a tangible means by which to refine our estimates. Thus, while we have attempted to be conservative in our assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated. It is also worth noting that while our approach is based on a serious recession, it is certainly possible that we could experience meaningful nonperforming loans and charge-offs even in the absence of such a recession.

8     CORUS BANKSHARES 2005 ANNUAL REPORT

          While we have spent considerable time discussing our business plan with you — the owners — and with our banking regulators, reporting nonperforming loans and charge-offs at the levels outlined above could nonetheless lead to, among other things, an adverse reaction on the part of our bank regulators, bad publicity, a sharp decline in our stock price, and deposit withdrawals. While this is not a scenario we find appealing, in fact it would be extremely unpleasant for all of us, it is one that we all need to be aware could occur and plan for accordingly. This is the reason we keep such extremely high levels of liquidity and capital.

          A final, and highly interrelated, point is that we judge the success of our business plan, and its results, not based on the results of any one given year but rather from the perspective of a full business cycle. Unlike some business models that give rise to recurring losses, with some ebb and flow depending on the phase of the economic cycle, our model has generated virtually no losses for a decade now. With that said, and as we have discussed, we anticipate we could incur substantial losses during a serious recession. Neither the complete absence nor the presence of losses can be viewed in isolation from the other, both must be taken into account when gauging the success of a strategy. This is critical to understand.

THANKS TO OUR PARTNERS

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

Sincerely,

/s/ JOSEPH C. GLICKMAN	/s/ ROBERT J. GLICKMAN

JOSEPH C. GLICKMAN	ROBERT J. GLICKMAN
Chairman of the Board	President and Chief Executive Officer

CORUS BANKSHARES 2005 ANNUAL REPORT     9

CONSOLIDATED BALANCE SHEETS

DECEMBER 31	2005	2004

(dollars in thousands, except per share data)
ASSETS
Cash and due from banks — noninterest-bearing	$133,351	$55,806
Federal funds sold	325,000	1,473,500

Cash and Cash Equivalents	458,351	1,529,306
Securities:
Available-for-sale, at fair value
Common stocks (cost $110,586 and $128,620)	184,541	219,099
U.S. Government and agencies (amortized cost $3,234,257 and $427,868)	3,228,016	427,687
Other securities (amortized cost $15,039 and $19,314)	15,611	19,839
Held-to-maturity, at amortized cost (fair value $14,470 and $12,353)	14,470	12,344

Total Securities	3,442,638	678,969
Loans, net of unearned income	4,524,511	2,793,828
Less: Allowance for loan losses	39,740	32,882

Loans, net	4,484,771	2,760,946
Premises and equipment, net	26,439	25,399
Accrued interest receivable and other assets	42,018	18,644
Goodwill, net of accumulated amortization of $30,009	4,523	4,523

Total Assets	$8,458,740	$5,017,787

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$337,399	$235,700
Interest-bearing	6,937,947	3,864,452

Total Deposits	7,275,346	4,100,152
Long-term debt — subordinated debentures	358,254	255,158
Federal funds purchased	41,200	—
Other borrowings	21,593	6,931
Accrued interest payable and other liabilities	72,572	55,955

Total Liabilities	7,768,965	4,418,196
Shareholders’ equity:
Common stock, $0.05 par value, 50,000,000 shares authorized; 27,924,744 and 27,795,648 shares issued, respectively	1,396	1,390
Surplus	27,278	21,243
Equity — options outstanding	7,770	6,737
Retained earnings	609,334	512,844
Accumulated other comprehensive income	43,997	57,377

Total Shareholders’ Equity	689,775	599,591

Total Liabilities and Shareholders’ Equity	$8,458,740	$5,017,787

See accompanying notes.

10     CORUS BANKSHARES 2005 ANNUAL REPORT

CONSOLIDATED STATEMENTS of INCOME

YEARS ENDED DECEMBER 31	2005	2004	2003

(in thousands, except per share data)
INTEREST, LOAN FEES, AND DIVIDEND INCOME
Interest and fees on loans:
Taxable	$346,664	$193,724	$151,523
Tax-advantaged	136	118	158
Federal funds sold	21,936	16,335	4,912
Securities:
Taxable	71,561	5,004	7,537
Dividends	6,559	6,287	5,311
Tax-advantaged	93	95	63
Trading account	—	496	735

Total Interest, Loan Fees, and Dividend Income	446,949	222,059	170,239

INTEREST EXPENSE
Deposits	178,497	60,370	43,836
Long-term debt — subordinated debentures	17,991	9,354	1,812
Other borrowings	803	871	1,164

Total Interest Expense	197,291	70,595	46,812

Net Interest Income	249,658	151,464	123,427
Provision for credit losses	6,000	—	—

Net Interest Income After Provision for Credit Losses	243,658	151,464	123,427

NONINTEREST INCOME
Service charges on deposit accounts	11,566	11,438	11,878
Securities gains/(losses), net	12,691	37,349	2,366
Other income	3,692	2,628	2,676

Total Noninterest Income	27,949	51,415	16,920

NONINTEREST EXPENSE
Employee compensation and benefits	43,136	38,458	34,426
Net occupancy	3,723	3,764	4,231
Data processing	1,714	2,435	2,722
Depreciation — furniture and equipment	1,444	1,750	1,823
Other expenses	11,305	9,866	9,331

Total Noninterest Expense	61,322	56,273	52,533

Income Before Income Taxes	210,285	146,606	87,814
Income tax expense	73,056	48,667	29,404

Net Income	$137,229	$97,939	$58,410

Net income per share:
Basic	$4.93	$3.51	$2.08
Diluted	4.76	3.40	2.04
Cash dividends declared per common share	1.40	1.25	0.83
Weighted average common shares and common share equivalents outstanding	28,855	28,818	28,703

See accompanying notes.

CORUS BANKSHARES 2005 ANNUAL REPORT     11

CONSOLIDATED STATEMENTS of CHANGES in SHAREHOLDERS’ EQUITY

	COMMON STOCK	SURPLUS	EQUITY— OPTIONS OUTSTANDING	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME	TOTAL

(dollars in thousands, except per share data)
Balance at December 31, 2002 (1)	$ 1,412	$ 16,668	$ —	$ 430,482	$ 33,479	$ 482,041
Adoption of SFAS 123	—	(3,115)	4,256	—	—	1,141
Net income	—	—	—	58,410	—	58,410
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	44,541	44,541
Reclassification adjustment for net gains realized in net income	—	—	—	—	(1,112)	(1,112)
Income tax effect	—	—	—	—	(15,200)	(15,200)

Comprehensive Income						86,639
Stock options vested	—	—	1,711	—	—	1,711
Shares issued under the stock option plan, 29,600 common shares	2	688	(168)	—	—	522
Stock option settlements	—	(102)	(129)	—	—	(231)
Deferred compensation	—	2,898	—	—	—	2,898
Retirement of 231,200 common shares	(12)	(95)	—	(5,136)	—	(5,243)
Cash dividends declared on common stock, $0.830 per common share	—	—	—	(23,298)	—	(23,298)

Balance at December 31, 2003	$ 1,402	$ 16,942	$ 5,670	$ 460,458	$ 61,708	$ 546,180
Net income	—	—	—	97,939	—	97,939
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	24,919	24,919
Reclassification adjustment for net gains realized in net income	—	—	—	—	(31,582)	(31,582)
Income tax effect	—	—	—	—	2,332	2,332

Comprehensive Income						93,608
Stock options vested	—	—	1,402	—	—	1,402
Shares issued under the stock option plan, 23,860 common shares	1	828	(183)	—	—	646
Stock option settlements	—	(272)	(94)	—	—	(366)
Stock option expirations	—	38	(58)	—	—	(20)
Deferred compensation	—	3,783	—	—	—	3,783
Retirement of 265,100 common shares	(13)	(76)	—	(10,732)	—	(10,821)
Cash dividends declared on common stock, $1.250 per common share	—	—	—	(34,821)	—	(34,821)

Balance at December 31, 2004	$ 1,390	$ 21,243	$ 6,737	$ 512,844	$ 57,377	$ 599,591
Net income	—	—	—	137,229	—	137,229
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	(7,912)	(7,912)
Reclassification adjustment for net gains realized in net income	—	—	—	—	(12,673)	(12,673)
Income tax effect	—	—	—	—	7,205	7,205

Comprehensive Income						123,849
Stock options vested	—	—	1,682	—	—	1,682
Shares issued under the stock option plan, 100,680 common shares	5	3,591	(635)	—	—	2,961
Stock option settlements	—	(46)	(14)	—	—	(60)
Deferred compensation	—	1,745	—	—	—	1,745
Shares issued under the Commission Program for Commercial Loan Officers, 60,216 common shares	3	757	—	—	—	760
Retirement of 31,800 common shares	(2)	(12)	—	(1,734)	—	(1,748)
Cash dividends declared on common stock, $1.400 per common share	—	—	—	(39,005)	—	(39,005)

Balance at December 31, 2005	$ 1,396	$ 27,278	$ 7,770	$ 609,334	$ 43,997	$ 689,775

See accompanying notes.
(1) Amounts restated to reflect a 100% stock dividend on 12/15/03.

12     CORUS BANKSHARES 2005 ANNUAL REPORT

CONSOLIDATED STATEMENTS of CASH FLOWS

YEARS ENDED DECEMBER 31	2005	2004	2003

(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$137,229	$97,939	$58,410
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	6,000	—	—
Depreciation and amortization	2,185	2,524	3,082
(Accretion) amortization of investment and loan (discounts) premiums, net	(46,185)	443	966
Deferred income tax (benefit)/expense	(4,011)	1,416	(3,760)
Securities (gains)/losses, net	(12,691)	(37,349)	(2,366)
Proceeds from trading activity, net	—	4,229	694
Deferred compensation expense	3,870	5,108	4,064
Payment of deferred compensation	(815)	—	—
Stock option expense	1,682	1,402	1,711
Gain on sale of premises and equipment	(1,420)	—	—
(Increase) decrease in accrued interest receivable and other assets	(23,374)	1,370	(4,790)
Increase (decrease) in accrued interest payable and other liabilities	28,170	3,315	(959)

Net Cash Provided by Operating Activities	90,640	80,397	57,052

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales/maturities of held-to-maturity securities	692	671	119
Purchases of held-to-maturity securities	(2,818)	(1,258)	(5,175)
Proceeds from maturities of available-for-sale securities	2,711,492	209,218	150,330
Proceeds from sales of available-for-sale securities	460,004	15,559	10,883
Purchases of available-for-sale securities	(5,893,812)	(424,001)	(130,092)
Proceeds from sales of non-hedge derivatives	—	7,800	—
Net increase in loans	(1,731,421)	(360,670)	(695,214)
Recoveries of previously charged-off loans	1,785	2,099	3,114
Purchases of premises and equipment	(3,873)	(1,610)	(1,075)
Proceeds from sale of premises and equipment	2,068	—	—

Net Cash Used in Investing Activities	(4,455,883)	(552,192)	(667,110)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposit accounts	3,175,194	1,253,750	786,629
Net proceeds from issuance of long-term debt — subordinated debentures	100,000	75,000	172,500
Repayment of debt	—	(35,000)	(9,000)
Increase in federal funds purchased	41,200	—	—
Increase (decrease) in other borrowings, net	14,662	5,528	(2,707)
Stock option exercises/settlements	2,901	260	291
Retirements of common shares	(1,748)	(10,821)	(5,243)
Cash dividends paid on common shares	(37,921)	(33,140)	(18,548)

Net Cash Provided by Financing Activities	3,294,288	1,255,577	923,922

Net (Decrease) Increase in Cash and Cash Equivalents	(1,070,955)	783,782	313,864
Cash and cash equivalents at beginning of year	1,529,306	745,524	431,660

Cash and Cash Equivalents at End of Year	$458,351	$1,529,306	$745,524

Supplemental disclosures:
Interest paid	$174,624	$66,217	$48,357
Income taxes paid	74,955	48,950	30,900

See accompanying notes.

CORUS BANKSHARES 2005 ANNUAL REPORT     13

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Corus Bankshares, Inc. (“Corus” or the “Company”) and its wholly-owned subsidiary, Corus Bank, N.A. (the “Bank”). Corus, through its subsidiary bank, provides retail banking services primarily in the Chicago metropolitan area. In addition, Corus’ commercial lending group provides financing nationwide, almost exclusively collateralized by real estate. In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management’s expectations. See Allowance for Credit Losses accounting policies below.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Corus and the Bank. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

          In accordance with Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”), the accompanying consolidated financial statements do not include the accounts of 11 wholly-owned finance subsidiaries (the “Trusts”). The Trusts were formed for the sole purpose of issuing Trust Preferred securities and, in turn, purchasing subordinated debentures from the Company.

          Under the provisions of FIN 46(R), the Trusts are considered Variable Interest Entities (“VIEs”) which can only be consolidated if Corus is subject to a majority of the risk of loss from each of the VIE’s activities or is entitled to receive a majority of each entity’s residual returns. The design of the Trusts, which is very common in the banking industry, is such that Corus is neither subject to the majority of risk of loss nor entitled to receive the majority of any residual returns. As a result, the Trusts are not consolidated.

          Corus does, however, report the subordinated debentures sold to the Trusts as a liability in the Consolidated Balance Sheets and associated interest expense in the Consolidated Statements of Income.

SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires companies to report certain financial information about operating segments. Corus is currently managed as one unit and does not have separate operating segments. The Company’s chief operating decision-makers use consolidated results to make operating and strategic decisions.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash, due from banks, and federal funds sold which have an original maturity of 90 days or less.

SECURITIES

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

          Trading account securities are held for sale in anticipation of short-term gains and are stated at fair value. Realized and unrealized gains and losses on trading account securities are reflected in the Consolidated Statements of Income in securities gains/(losses), net.

          Available-for-sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, market conditions or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes, is reflected as a

14     CORUS BANKSHARES 2005 ANNUAL REPORT

component of other comprehensive income in the Consolidated Statements of Changes in Shareholders’ Equity. Amortized cost represents the cost of securities plus or minus the amortization/accretion of premium/discount, adjusted for losses associated with other than temporary declines in value.

          Securities held-to-maturity represent securities that Corus has the ability and positive intent to hold to maturity. These securities are carried at amortized cost.

          Interest and dividend income, including amortization of premiums and accretion of discounts, are included in interest, loan fees, and dividend income. Realized gains and losses are determined on a specific identification basis. Gains or losses from available-for-sale securities are recognized either when the investment is sold or when the company is acquired by another company, regardless of whether the acquisition price is paid in cash or stock. Provisions are made to write down the value of securities for declines in value that are other than temporary.

LOANS

Loans are reported at the principal amount outstanding, net of any unearned discount or deferred origination or exit fees. Interest income is recognized using the level-yield method. Loan origination and exit fees, net of direct costs related to the origination, are deferred and amortized as a yield adjustment over the lives of the related loans.

          The accrual of interest income is discontinued on any loan when there is reasonable doubt as to the ultimate collectibility of interest or principal. Loans past due over 90 days continue to accrue interest income only if there are adequate sources of repayment. These sources include sufficient collateral to cover repayment of the loan or other designated sources of repayment. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

          In accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS 114”), Corus classifies loans as impaired if, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. For impaired loans still accruing interest, interest income is recognized according to the terms of the loan agreement. See Allowance for Credit Losses policy below with regard to reserves for impaired loans.

          Commercial real estate loans are charged off when designated “loss” by the Bank’s regulators, when past due more than 180 days (unless well collateralized), or when deemed uncollectible by management. Home equity lines of credit and second mortgage loans are generally charged off after 120 days past due or after 60 days past due if the account is in bankruptcy. Past due and delinquency status is determined based on contractual terms.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses (the “Allowance”) is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses relates to those amounts that Corus is committed to lend but for which funds have not yet been disbursed. The Allowance is available to absorb losses inherent in the loan portfolio. Increases to the Allowance result from provisions for credit losses that are charged to earnings and from recoveries of previously charged-off loans. Decreases to the Allowance result as loans, or portions thereof, are charged-off.

          The Allowance for Loan Losses is based upon quarterly analyses. The methodology is designed to first provide for specific reserves associated with impaired loans. As defined by SFAS 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect both the interest payments and the principal payments of a loan due according to the contractual terms of the loan agreement.

CORUS BANKSHARES 2005 ANNUAL REPORT     15

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

Management primarily uses the loan rating system prescribed by the Office of the Comptroller of the Currency (the “OCC”) to select loans for impairment assessment. Loans determined to be impaired are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a specific reserve is necessary.

A general reserve is calculated for the remainder of the portfolio. The portfolio is first segmented into subcategories of like-kind loans. Corus will segment the loans as follows:

•	Commercial real estate loans (which may be further broken down into, among other categories, construction, non-construction and mezzanine)

•	Commercial loans

•	Overdrafts

•	Residential loans

•	Student/Other loans

The general reserve is calculated as a percentage (the “Reserve Percentage”) of the outstanding balance of each of the above-listed segments. The Reserve Percentage is based on a historic charge-off percentage (if a net recovery, then zero) adjusted by a Management Adjustment Factor (“MAF”). The MAF is based on the trends of various objective and subjective factors. These factors, which are not all weighted equally, may change over time as the portfolio changes. The factors considered include the level and direction of nonperforming and adversely rated loans, the overall breakdown of the portfolio (collateral type and location), and management’s perception of the current state of the economy.

          The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses. The primary difference is that the Reserve Percentage is adjusted to account for the lower risk associated with unfunded amounts combined with the expected timing and likelihood of funding.

          The assessment as to the adequacy of the Allowance is grounded by the assumption that historical experience is a good indicator of inherent losses. This assumption, while supported by guidance provided by the Financial Accounting Standards Board (“FASB”), the OCC, and the Securities and Exchange Commission, may not ultimately be correct. In that event, estimates of inherent losses may differ materially from actual results.

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

GOODWILL

Under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is subjected to an annual impairment test. The test consists of a two-step process whereby a determination is first made as to whether impairment exists, and then whether an adjustment is required.

16     CORUS BANKSHARES 2005 ANNUAL REPORT

DERIVATIVES

The Company enters into certain derivative transactions primarily as part of its overall interest rate risk management process. Interest rate derivatives may also be purchased as trading securities in anticipation of taking gains on short-term price movements. Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”), requires a company to recognize all derivative instruments at fair value on its balance sheet. The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction.

          Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of fixed-rate assets, liabilities, or firm commitments are considered fair value hedges under SFAS 133. Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value of the hedged asset or liability on the balance sheet. The changes in the fair value of the derivatives and the hedged assets or liabilities are recorded in the income statement. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as a freestanding asset or a liability. Interest income or expense associated with the derivatives is recorded as an offset to the related interest income or expense recorded on the hedged asset or liability.

          Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or a liability, with a corresponding offset recorded in other comprehensive income within shareholders’ equity, net of taxes. Amounts are reclassified from other comprehensive income to the income statement in the period or periods the hedged transaction affects earnings.

          Under both the fair value and cash flow hedge methods, any ineffective portions of the hedges are recognized immediately in income. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in noninterest income as a part of securities gains/(losses), net.

STOCK-BASED EMPLOYEE COMPENSATION

Corus utilizes its stock to compensate employees under the 1990 Stock Option Plan and the 1999 Stock Option Plan (together, the “Stock Option Plans”) and the Commission Program for Commercial Loan Officers (the “CLO Program”). These plans are described more fully in Note 14 and in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

          Effective January 1, 2003, Corus adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Corus elected to adopt SFAS 123 using the modified prospective method. Under the modified prospective method, the recognition of compensation cost beginning in 2003 is the same as what would have been recognized had the provisions of SFAS 123 been applied since the date of grant for all outstanding options. However, results for prior years have not been restated and therefore reflect the previous method of accounting for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related Interpretations.

          Under the fair-value method, compensation cost for stock-based compensation is recognized over the vesting period of the instrument based on the fair value as determined at the grant date. No adjustments to expense are recorded to reflect any changes in fair value subsequent to the grant date. Exercises, in general, result in no additional expense and compensation expense is never recognized for options forfeited prior to vesting.

CORUS BANKSHARES 2005 ANNUAL REPORT     17

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

          With regard to the Stock Option Plans, all stock options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The fair value of options granted was computed using the Black-Scholes valuation model. See Note 14 for a summary of stock option valuation assumptions.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the 2005 presentation.

NOTE 2 RECENT ACCOUNTING PRONOUNCEMENTS

SFAS 123 (REVISED 2004) — SHARE-BASED PAYMENT

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of SFAS 123. SFAS 123(R) supersedes APB 25, and amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The provisions of this statement are effective for the Company on January 1, 2006.

          Corus adopted the fair-value-based method of accounting for share-based payments effective January 1, 2003, using the “modified prospective method” described in Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation —Transition and Disclosure.” Currently, the Company uses the Black-Scholes formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of SFAS 123(R) on January 1, 2006. The Company does not anticipate that adoption of SFAS 123(R) will have a material impact on its results of operations or its financial position.

SFAS 154 — ACCOUNTING CHANGES AND ERROR CORRECTIONS

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which supersedes APB Opinion No. 20, “Accounting Changes” and Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 changes the requirements for the accounting for and reporting of changes in accounting principles. The statement requires the retroactive application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 does not change the guidance for reporting the correction of an error in previously issued financial statements or the change in an accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that adoption of SFAS 154 will have a material impact on its results of operations or its financial position.

18     CORUS BANKSHARES 2005 ANNUAL REPORT

NOTE 3 SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows:

		GROSS UNREALIZED
	AMORTIZED COST			FAIR VALUE
DECEMBER 31, 2005		GAINS	LOSSES

(dollars in thousands)
AVAILABLE-FOR-SALE:
U.S. Government and agencies	$3,234,257	$—	$(6,241)	$3,228,016
Common stocks	110,586	73,955	—	184,541
Other	15,039	572	—	15,611

Total	$3,359,882	$74,527	$(6,241)	$3,428,168

HELD-TO-MATURITY:
Federal Reserve Bank stock	$14,468	$—	$—	$14,468
Other	2	—	—	2

Total	$14,470	$—	$—	$14,470

	AMORTIZED COST	GROSS UNREALIZED		FAIR VALUE

DECEMBER 31, 2004		GAINS	LOSSES

(dollars in thousands)
AVAILABLE-FOR-SALE:
U.S. Government and agencies	$427,868	$23	$(204)	$427,687
Common stocks	128,620	90,479	—	219,099
Other	19,314	535	(10)	19,839

Total	$575,802	$91,037	$(214)	$666,625

HELD-TO-MATURITY:
Federal Reserve Bank stock	$11,649	$—	$—	$11,649
State and municipal	600	5	—	605
Other	95	4	—	99

Total	$12,344	$9	$—	$12,353

CORUS BANKSHARES 2005 ANNUAL REPORT     19

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following tables present the aggregate amount of unrealized losses and the aggregate related fair values of investments with unrealized losses as of December 31, 2005 and 2004, that are not deemed to be other-than-temporarily impaired. The securities presented are grouped according to the time periods during which the investments have been in a continuous unrealized loss position.

	LESS THAN 12 MONTHS		MORE THAN 12 MONTHS		TOTAL

DECEMBER 31, 2005	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES

(dollars in thousands)
AVAILABLE-FOR-SALE:
U.S. Government and agencies	$3,119,683	$5,295	$108,333	$946	$3,228,016	$6,241

Total	$3,119,683	$5,295	$108,333	$946	$3,228,016	$6,241

	LESS THAN 12 MONTHS		MORE THAN 12 MONTHS		TOTAL

DECEMBER 31, 2004	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES

(dollars in thousands)
AVAILABLE-FOR-SALE:
U.S. Government and agencies	$403,035	$204	$24,652	$—	$427,687	$204
Other	19,020	3	819	7	19,839	10

Total	$422,055	$207	$25,471	$7	$447,526	$214

The unrealized losses on the Company’s investments in U.S. Government and agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. In view of the fact that the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2005.

The scheduled maturities for securities were as follows:

	AVAILABLE-FOR-SALE		HELD-TO-MATURITY

DECEMBER 31, 2005	AMORTIZED COST	FAIR VALUE	AMORTIZED COST	FAIR VALUE

(dollars in thousands)
Due in:
One year or less	$3,234,257	$3,228,016	$—	$—
After ten years	—	—	2	2

Subtotal	3,234,257	3,228,016	2	2
Securities not due at a single maturity	125,625	200,152	14,468	14,468

Total	$3,359,882	$3,428,168	$14,470	$14,470

Gross gains realized from available-for-sale securities totaled $14.1 million, $31.6 million, and $10.1 million during 2005, 2004, and 2003, respectively. Gross realized losses from the sale of available-for-sale securities since 2003 are limited to a loss of $0.6 million recognized in 2005. Corus did, however, realize “book” losses in 2005 and 2003 of $0.9 million and $9.0 million, respectively, due to adjustments for an “other than temporary” decline in value, as defined by Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations for further discussion.

          Securities having an aggregate carrying value of $22.0 million and $19.3 million at December 31, 2005 and 2004, respectively, were pledged as collateral related to derivative contracts, to secure public deposits and for other purposes.

20     CORUS BANKSHARES 2005 ANNUAL REPORT

NOTE 4 LOANS

Total loans, net of deferred loan fees, other discounts, and exit fees receivable of $44.5 million and $36.7 million at December 31, 2005 and 2004, respectively, were as follows:

	2005	2004

(dollars in thousands)
Commercial real estate:
Senior construction	$2,157,955	$1,101,973
Senior non-construction	2,114,037	1,419,670
Mezzanine	132,432	111,278

Total Commercial Real Estate	4,404,424	2,632,921
Commercial	84,381	109,582
Residential real estate and other	35,706	51,325

Total	$4,524,511	$2,793,828

In addition to the loan balances listed in the above table, Corus has loan commitments of $4.0 billion representing both unfunded loan balances and commitment letters issued. Please see Note 12 for additional details.

          As of December 31, 2005, 87% of Corus’ outstanding commercial real estate loans were collateralized by condominium buildings in major metropolitan areas. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations for a breakdown of loans by size, collateral type, and geographic distribution.

          The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses relates to those amounts that Corus is committed to lend but for which funds have not yet been disbursed. In the aggregate, the Allowance for Credit Losses had a balance of $44.7 million at December 31, 2005, which was comprised of a $39.7 million Allowance for Loan Losses and a $5.0 million Liability for Credit Commitment Losses.

          In accordance with the results of Corus’ Allowance for Credit Losses analysis, the Company recorded a provision for credit losses of $6.0 million in 2005. The Allowance for Credit Losses analysis incorporates numerous quantitative measures including historical losses, loan growth, and credit quality, as well as various qualitative factors. In 2004, no provision for credit losses was necessary. Management believes this was appropriate given the results of management’s analysis and the balance of the Allowance for Credit Losses at December 31, 2004. Additionally, in 2004, Corus reclassified $5.0 million of the Allowance for Loan Losses to the Liability for Credit Commitment Losses with no subsequent adjustments necessary.

Changes in the Allowance for Credit Losses were as follows:

	2005	2004	2003

(dollars in thousands)
Balance at January 1	$37,882	$36,448	$36,629
Provision for credit losses	6,000	—	—
Charge-offs	(927)	(665)	(3,295)
Recoveries	1,785	2,099	3,114

Balance at December 31	$44,740	$37,882	$36,448

CORUS BANKSHARES 2005 ANNUAL REPORT     21

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

Disclosure with respect to impaired loans as of December 31, 2005 and 2004, respectively, is as follows:

DECEMBER 31	2005	2004

(dollars in thousands)
Impaired loans	$16,374	$29,268
Amount specifically reserved in the Allowance for Loan Losses	667	20
Average impaired loans	30,918	19,572
Interest income recognized on impaired loans during the year	2,035	852

Nonaccrual loans totaled $73,000 and $76,000 as of December 31, 2005 and 2004, respectively. The interest forgone on these loans, net of cash receipts, was $5,562 and $4,300 for 2005 and 2004, respectively. Nonaccrual loan balances are included in the impaired loan amounts listed above. As of December 31, 2005 and 2004, loans past due 90 days or more totaled $0.5 million and $5.7 million, respectively.

NOTE 5 PREMISES AND EQUIPMENT

Premises and equipment were as follows:

DECEMBER 31	2005	2004

(dollars in thousands)
Land and improvements	$7,819	$8,366
Buildings and improvements	28,970	28,392
Furniture and equipment	23,142	19,980

Gross Premises and Equipment	59,931	56,738
Less accumulated depreciation	(33,492)	(31,339)

Total Premises and Equipment, Net	$26,439	$25,399

Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $414,000, $404,000, and $372,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

Minimum fixed lease obligations, including taxes, insurance and other expenses, to the extent such costs are fixed by lease agreements, for leases in effect at December 31, 2005, were as follows:

YEARS ENDING DECEMBER 31

(dollars in thousands)
2006	$420
2007	430
2008	441
2009	451
2010	392
2011 and thereafter	1,193

Minimum payments	$3,327

22     CORUS BANKSHARES 2005 ANNUAL REPORT

NOTE 6 DEPOSITS

Interest-bearing deposits at December 31, 2005, include certificates of deposit (“CDs”) totaling $4.8 billion, of which $2.5 billion related to CDs in amounts of $100,000 or more. At December 31, 2004, CDs totaled $1.8 billion, of which $1.0 billion related to CDs in amounts of $100,000 or more. Interest expense on CDs of $100,000 or more totaled $67.2 million and $20.5 million in 2005 and 2004, respectively.

At December 31, 2005, the scheduled maturities of all certificates of deposit were as follows:

YEARS ENDING DECEMBER 31	BROKERED CDS	RETAIL CDS	TOTAL

(dollars in thousands)
2006	$98,185	$4,399,366	$4,497,551
2007	79,496	26,961	106,457
2008	93,605	8,666	102,271
2009	62,245	7,099	69,344
2010	55,438	2,438	57,876
2011 and thereafter	—	9	9

Total	$388,969	$4,444,539	$4,833,508

As of December 31, 2005 and 2004, overdraft demand deposits totaling $22.3 million and $33.4 million, respectively, were reclassified from deposits to loans.

NOTE 7 LONG-TERM DEBT — SUBORDINATED DEBENTURES

In 2005, Corus formed four additional wholly-owned unconsolidated finance subsidiaries (“Trusts”), for the sole purpose of issuing $100 million of Trust Preferred securities. The proceeds of the Trust Preferred securities, along with proceeds of $3.1 million from the issuance of common securities by the Trusts to Corus, were used to purchase $103.1 million of the Company’s floating rate junior subordinated notes (“Debentures”).

          The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events). Interest payments on the Debentures are payable quarterly. So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.

          If Corus were to elect to defer interest on any of the Debentures, Corus would generally be restricted from declaring or paying any dividends to common shareholders or repurchasing its common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank with (i.e., pari passu), or are junior to, the Debentures. In other words, if Corus were to elect to defer interest payments on any one of the Debentures, Corus would be required to defer all payments with respect to all of its Debentures.

CORUS BANKSHARES 2005 ANNUAL REPORT     23

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

          Debentures outstanding totaled $358.3 million and $255.2 million as of December 31, 2005 and 2004, respectively. The scheduled maturities of the Debentures are $177.8 million in 2033, $77.3 million in 2034, $77.3 million in 2035, and $25.8 million in 2036. Interest and fees included in interest expense totaled $18.0 million, $9.4 million, and $1.8 million for the years ended December 31, 2005, 2004, and 2003, respectively.

          The Debentures include interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10%, resetting quarterly.

NOTE 8 OTHER BORROWINGS

As of December 31, 2005, Corus had the right to borrow up to $100 million in a revolving line of credit agreement maturing on November 30, 2008. Interest is payable quarterly and accrues at a rate of LIBOR plus 140 basis points. In addition, a fee at an annual rate of 25 basis points of the average unused commitment is due quarterly.

          Loan covenants require Corus to maintain prescribed levels of capital, limit the level of nonperforming loans relative to capital, and maintain a minimum ratio of the Allowance for Credit Losses (which includes both the Allowance for Loan Losses and the Liability for Credit Commitment Losses) to total loans. Corus is in compliance with all loan covenants as of December 31, 2005. The debt is secured by 100% of the common stock of the subsidiary bank.

          During 2004, Corus had a similar arrangement for a revolving line of credit combined with a term note of $50 million. Interest was payable quarterly but accrued at a rate ranging from LIBOR plus 140 to 150 basis points. The unfunded fee of 25 basis points also applied.

          Finally, other debt relates to periodic balances associated with Corus’ role of facilitating tax payments for the U.S. Treasury. Interest is paid at a rate of the Federal Funds Rate minus 25 basis points, and the debt is secured by a pledged security valued at approximately $5.5 million.

Outstanding balances and interest and fees for these notes were as follows:

	BALANCE OUTSTANDING AT DECEMBER 31		INTEREST AND FEES FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2005	2004

(dollars in thousands)
Term note	$—	$—	$—	$691
Revolving note	19,150	5,500	759	130
Other	2,443	1,431	18	7

Total	$21,593	$6,931	$777	$828

24     CORUS BANKSHARES 2005 ANNUAL REPORT

NOTE 9 INCOME TAXES

The components of income tax expense were as follows:

YEARS ENDED DECEMBER 31	2005	2004	2003

(dollars in thousands)
Current tax expense	$77,067	$48,297	$34,305
Deferred tax (benefit) expense	(4,011)	370	(3,760)
Deferred federal benefit — SFAS 123 adoption	—	—	(1,141)

Income Tax Provision	$73,056	$48,667	$29,404

A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

	2005	2004	2003

Statutory federal income tax rate	35.0%	35.0%	35.0%
Dividends received deduction	(0.8)	(1.1)	(1.5)
State taxes	0.5	—	—
Adjustment for tax exposure	—	(0.8)	—
Tax-exempt income	—	—	(0.1)
Other, net	—	0.1	0.1

Effective Rate	34.7%	33.2%	33.5%

Deferred taxes were recorded based upon differences between the financial statement and tax basis of assets and liabilities. The following deferred taxes were recorded:

DECEMBER 31	2005	2004

(dollars in thousands)
DEFERRED TAX ASSETS:
Allowance for loan losses and liability for credit commitment losses	$15,339	$13,131
Deferred compensation	7,093	6,649
Stock options	2,764	2,481
Other than temporary impairment	1,425	1,735
Other deferred tax assets	188	300

Gross Deferred Tax Assets	26,809	24,296

DEFERRED TAX LIABILITIES:
Unrealized securities gains	(24,289)	(32,866)
Gains on nonmonetary stock transactions	(6,286)	(7,593)
Investment discount accretion	(850)	(248)
Purchase accounting adjustments	(817)	(980)
Pension	(159)	(504)
Other deferred tax liabilities	(453)	(738)

Gross Deferred Tax Liabilities	(32,854)	(42,929)

Net Deferred Tax Liability	$(6,045)	$(18,633)

Management believes that the gross deferred tax asset of $26.8 million at December 31, 2005, could be realized through the carryback of taxable income against prior years.

CORUS BANKSHARES 2005 ANNUAL REPORT     25

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 EMPLOYEE BENEFIT PLANS

Corus maintains a noncontributory defined benefit pension plan (Retirement Income Plan and Trust) and a defined contribution plan (Employees’ Savings Plan and Trust). Expense for each of the plans was as follows:

YEARS ENDED DECEMBER 31	2005	2004	2003

(dollars in thousands)
Retirement Income Plan and Trust	$923	$613	$1,054
Employees’ Savings Plan and Trust	194	199	206

Total	$1,117	$812	$1,260

PENSION PLAN

Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 2005. Pension plan assets are primarily invested in common stocks.

Net periodic benefit cost was comprised of the following:

YEARS ENDED DECEMBER 31	2005	2004	2003

(dollars in thousands)
Service cost	$1,008	$787	$751
Interest cost	1,517	1,387	1,271
Actual gain on plan assets	(924)	(2,448)	(4,752)
Net amortization and deferral	(678)	887	3,784

Net Periodic Benefit Cost	$923	$613	$1,054

26     CORUS BANKSHARES 2005 ANNUAL REPORT

Reconciliations of the plan’s projected benefit obligations and fair value of plan assets, as well as the funded status to the amounts recognized in Corus’ Consolidated Balance Sheets, follow:

CHANGE IN PROJECTED BENEFIT OBLIGATION

	2005	2004

(dollars in thousands)
Benefit obligation at January 1	$24,278	$20,553
Service cost	1,008	787
Interest cost	1,517	1,387
Actuarial loss	3,346	2,505
Benefits paid	(943)	(954)

Benefit Obligation at December 31	$29,206	$24,278

CHANGE IN FAIR VALUE OF PLAN ASSETS

	2005	2004

(dollars in thousands)
Fair value of plan assets at January 1	$21,440	$19,946
Actual gain on plan assets	924	2,448
Benefits paid	(943)	(954)

Fair Value of Plan Assets at December 31	$21,421	$21,440

FUNDED STATUS

DECEMBER 31	2005	2004

(dollars in thousands)
Fair value of plan assets	$21,421	$21,440
Less: Benefit obligation	29,206	24,278

Funded Status	(7,785)	(2,838)
Unrecognized actuarial loss	8,231	4,207

Prepaid Benefit Cost	$446	$1,369

The prepaid benefit cost represents the amount recognized in the Consolidated Balance Sheets as of December 31. The accumulated benefit obligation for the plan, which unlike the projected benefit obligation includes no assumption about increases in future compensation levels, was $20.9 million and $18.2 million at December 31, 2005 and 2004, respectively.

The following assumptions were used in accounting for the pension plan:

BENEFIT OBLIGATION

DECEMBER 31	2005	2004

Discount rate	5.75%	6.25%
Rate of compensation increase	5.00%	5.00%

NET PERIODIC BENEFIT COST

DECEMBER 31	2005	2004

Discount rate	6.25%	6.75%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	5.00%	5.00%

CORUS BANKSHARES 2005 ANNUAL REPORT     27

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

Plan assets are invested entirely in diversified equity securities, and it is management’s plan to keep them invested in a diversified pool of equities going forward. Management’s investment horizon is considered long term and, as such, long-term equity returns were studied using historical data over rolling 10-, 15-, and 20-year periods going back until the early 20th century. Based on its review of these historical returns, management determined that an expected long-term rate of return of 8.00% was reasonable.

PLAN ASSETS

Corus’ pension plan weighted average allocations at December 31, 2005 and 2004, by asset category are as follows:

	PLAN ASSETS AT DECEMBER 31

ASSET CATEGORY	2005	2004

Equity securities .	98%	99%
Other	2%	1%

Total	100%	100%

The plan trustees’ intentions are to invest the majority of plan assets in a portfolio of diversified domestic equity securities with the remainder in cash to meet the immediate needs of the plan. The plan trustees believe that over the long term, which is thought to be the proper horizon for this asset, equity securities will outperform all other investment alternatives. This is based on a careful study of historical returns of various asset classes. The plan trustees are prepared to accept some volatility in specific annual returns during periods when equity securities under-perform the broader market. However, the plan trustees firmly believe that over the long run, such a strategy will perform better than a more diversified asset allocation strategy.

CONTRIBUTIONS

Corus expects to make no contributions to its pension plan in 2006.

EXPECTED FUTURE BENEFIT PAYMENTS

The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter:

YEARS ENDING DECEMBER 31	PENSION BENEFIT PAYMENTS

(dollars in thousands)
2006	$1,037
2007	995
2008	991
2009	1,020
2010	1,108
2011 – 2015	7,300

Total	$12,451

MEASUREMENT DATE

The measurement date for the 2005 fiscal year is December 31, 2005. Asset values are determined as of this date. Pension liabilities are valued at the beginning of the year and adjusted to December 31. The end of the year discount rate is used to determine the beginning of year liability.

SAVINGS PLAN

Most employees are eligible to become participants of Corus’ Employees’ Savings Plan and Trust. Corus’ matching contributions to this plan are discretionary. For the years ended December 31, 2005, 2004, and 2003, Corus matched 20% of participants’ contributions, up to a maximum of $1,500.

28     CORUS BANKSHARES 2005 ANNUAL REPORT

NOTE 11	DERIVATIVES

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”), established accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. Special accounting for qualifying hedges (“hedge accounting”) allows a derivative’s gains and losses to be either offset by the change in fair value of the hedged item or deferred through recognition in a component of other comprehensive income. Those derivatives that do not qualify for hedge accounting are required to be marked to market with the impact of the market adjustment recorded directly to income.

          Corus utilizes derivatives primarily to hedge its interest rate risk. This is accomplished via interest rate swaps (to effectively convert fixed-rate loans and brokered CDs to floating rate) and interest rate basis swaps (to effectively convert LIBOR-based floating rate loans to Treasury-based floating-rate loans). Nearly all of the interest rate swaps qualified as fair value hedges and received hedge accounting treatment. The interest rate basis swaps were sold in April 2004.

          Corus may also purchase and sell interest rate derivatives in anticipation of trading gains. The impact of market adjustments, as well as any gains or losses upon the sale of these swaps held for trading, is recorded directly into income.

The income statement impact and notional amounts related to both hedge and non-hedge derivatives were as follows:

DERIVATIVE GAIN/(LOSS)

YEARS ENDED DECEMBER 31	INCOME STATEMENT CLASSIFICATION	2005	2004	2003

(dollars in thousands)
Fair value hedge (fixed-to-floating swaps):
Loan hedge	Interest Income	$44	$(10)	$33
Brokered CD hedge(1)	Interest Expense	—	—	—

Total fair value hedge	.	44	(10)	33

Non-hedge:
Fixed-to-floating swaps — trading	Noninterest Income	—	3,580	—
Fixed-to-floating swaps — loans	Noninterest Income	18	80	37
Basis swaps	Noninterest Income	—	1,446	523

Total non-hedge		18	5,106	560

Total Derivative Gain		$62	$5,096	$593

NOTIONAL AMOUNTS OF DERIVATIVES

DECEMBER 31	2005	2004	2003

(dollars in thousands)
Fair value hedge (fixed-to-floating swaps):
Loan hedge	$1,763	$3,539	$5,664
Brokered CD hedge(1)	355,003	418,503	427,503

Non-hedge:
Fixed-to-floating swaps — loans	—	879	963
Basis swaps	—	—	950,000

(1)	These swaps qualify for the ‘shortcut method,’ as defined by SFAS 133. Corus does not anticipate any income statement impact from the associated mark-to-market adjustments.

The counterparties to these instruments are major financial institutions with credit ratings of A or better.

CORUS BANKSHARES 2005 ANNUAL REPORT     29

NOTE 12	FINANCIAL INSTRUMENTS

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

Corus had the following financial instruments:

	2005		2004

DECEMBER 31	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE

(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$458,351	$458,351	$1,529,306	$1,529,306
Securities available-for-sale	3,428,168	3,428,168	666,625	666,625
Securities held-to-maturity	14,470	14,470	12,344	12,353
Loans, net	4,484,771	4,483,669	2,760,946	2,764,872
Accrued interest receivable	37,798	37,798	14,473	14,473

FINANCIAL LIABILITIES
Deposits without a stated maturity	$2,441,838	$2,441,838	$2,347,785	$2,347,785
Certificates of deposit	4,833,508	4,826,536	1,752,367	1,753,225
Long-term debt — subordinated debentures	358,254	368,982	255,158	262,660
Federal funds purchased	41,200	41,200	—	—
Other borrowings	21,593	21,593	6,931	6,931
Accrued interest payable	30,672	30,672	8,005	8,005
Other liabilities	—	—	18	18

UNRECOGNIZED FINANCIAL LIABILITIES
Standby letters of credit	$40	$40	$5	$5
Commitment letters	—	—	—	—
Unused lines of credit	—	1,654	—	831

Cash and cash equivalents are short-term in nature and, as such, fair value approximates carrying value.

Securities consist primarily of common stocks and investments in U.S. government and agency notes. Fair values are based on quoted market prices, when available.

Loans are valued based on type of loan. The fair value of variable-rate loans that reprice frequently is assumed to approximate carrying value. The fair value of fixed-rate loans is based on the discounted amount of scheduled cash flows. The discount rate used is equal to the current rate of the appropriate index plus the average spread on the existing portfolio. Carrying value and fair value include the market value of both hedged loans and the related interest rate swaps. The total hedge ineffectiveness reflected in these balances was immaterial at December 31, 2005 and 2004. The fair values of interest rate swaps are based on either quoted market or dealer prices.

30     CORUS BANKSHARES 2005 ANNUAL REPORT

Accrued interest receivable is short-term in nature and, as such, fair value approximates carrying value.

Deposits without a stated maturity are assumed to approximate carrying value.

Certificates of deposit fair values are based on discounted contractual cash flows. Discount rates are selected using the rates that were offered at year-end.

Long-term debt — subordinated debentures are floating rate and reprice quarterly. However, the spreads available on similar debt may fluctuate over time giving rise to changes in fair value.

Federal funds purchased are short-term in nature and, as such, fair value approximates carrying value.

Other borrowings are either short-term in nature or reprice quarterly and, as such, fair value approximates carrying value.

Accrued interest payable is short-term in nature and, as such, fair value approximates carrying value.

Other liabilities reflect the fair value of interest rate swaps that do not qualify for hedge accounting. As these are marked to market on a quarterly basis, carrying value equals fair value. The fair values of interest rate swaps are based on either quoted market or dealer prices.

Unrecognized financial liabilities are valued based on estimated fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. Carrying value represents the associated deferred fees.

CORUS BANKSHARES 2005 ANNUAL REPORT     31

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following is additional information related to the unrecognized financial liabilities:

DECEMBER 31	2005	2004

(dollars in thousands)
STANDBY LETTERS OF CREDIT
Commercial real estate:
Senior non-construction	$8,495	$12,937
Senior construction	—	—
Mezzanine	—	—
Commercial	3,598	4,328
Residential real estate and other	—	—

Total Standby Letters of Credit	12,093	17,265

COMMITMENT LETTERS OUTSTANDING
Commercial real estate:
Senior non-construction	65,900	35,500
Senior construction	333,972	52,500
Mezzanine	—	—
Commercial	—	—
Residential real estate and other	—	—

Total Commitment Letters	399,872	88,000

UNUSED COMMITMENTS UNDER LINES OF CREDIT
Commercial real estate:
Senior non-construction	209,339	116,540
Senior construction	3,297,374	2,427,228
Mezzanine	20,227	31,751
Commercial	7,001	12,642
Residential real estate and other	9,086	9,922

Total Unused Lines of Credit	3,543,027	2,598,083

TOTAL COMMITMENTS
Commercial real estate:
Senior non-construction	283,734	164,977
Senior construction	3,631,346	2,479,728
Mezzanine	20,227	31,751
Commercial	10,599	16,970
Residential real estate and other	9,086	9,922

Total Commitments Outstanding	$3,954,992	$2,703,348

32     CORUS BANKSHARES 2005 ANNUAL REPORT

NOTE 13	LEGAL AND REGULATORY PROCEEDINGS

Corus is involved in various legal and regulatory proceedings involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, these proceedings will not have a material effect on the results of operations, financial position, liquidity, or capital resources.

NOTE 14	SHAREHOLDERS’ EQUITY

REGULATORY CAPITAL AND DIVIDEND RESTRICTIONS

Corus and its subsidiary bank are required to maintain certain capital ratios. Failure to maintain these ratios would severely limit their ability to pay dividends, support growth, and repurchase shares and would also increase the amount of FDIC insurance premiums. At December 31, 2005 and 2004, Corus and its subsidiary bank were categorized as well capitalized. Corus’ capital category is determined solely for the purpose of applying Prompt Corrective Action (“PCA”) and that capital category may not constitute an accurate representation of Corus’ overall financial condition or prospects. The PCA provisions of the FDIC Improvement Act of 1991 give banking regulators the legal authority to reduce the capital classification of a bank below what the numerical capital ratios would otherwise indicate. Please refer to the Liquidity and Capital Resources section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for a further discussion.

          There have been no events since December 31, 2005, that management believes would have changed that category. The minimum ratios required to be well capitalized as well as Corus’ and its subsidiary bank’s actual regulatory capital and ratios were as follows:

REGULATORY CAPITAL AND RATIOS

	TIER 1 LEVERAGE		TIER I RISK-BASED CAPITAL		TOTAL RISK-BASED CAPITAL

	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO

(dollars in thousands)
Minimum ratios for well-capitalized		5.0%		6.0%		10.0%
December 31, 2005:
Corus Bankshares, Inc.	$855,006	10.7%	$855,006	11.5%	$1,067,032	14.4%
Subsidiary bank	870,514	11.1	870,514	12.0	915,253	12.6
December 31, 2004:
Corus Bankshares, Inc.	$716,891	15.7%	$716,891	15.4%	$863,788	18.5%
Subsidiary bank	662,138	14.9	662,138	14.8	700,020	15.7

The payment of dividends to Corus by its subsidiary bank is subject to federal regulatory limitations. National banks are generally allowed to pay dividends to the extent of net income for the current and prior two years, without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital, as discussed above. At December 31, 2005, the total amount of the subsidiary bank’s retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $180.7 million.

CORUS BANKSHARES 2005 ANNUAL REPORT     33

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

EQUITY COMPENSATION PLANS

Stock Option Plans Options to purchase Corus’ common stock have been granted to employees under the 1990 Stock Option Plan and the 1999 Stock Option Plan (together, the “Stock Option Plans”) at prices equal to the fair market value of the underlying stock on the dates the options were granted. The options vest 20% per year, over a five-year period, and expire in 10 years. At December 31, 2005, there were 291,150 shares available for grant.

Changes in stock options outstanding were as follows:

STOCK OPTIONS

	2005		2004		2003

YEARS ENDED DECEMBER 31	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE

(number of shares in thousands)
Beginning options outstanding	1,444	$21.05	1,359	$18.88	1,174	$18.35
Grants	150	48.50	165	38.31	236	20.99
Exercises/Settlements	(103)	18.06	(44)	17.06	(51)	16.75
Forfeitures/Expirations	(12)	33.94	(36)	22.95	—	—

Ending Options Outstanding	1,479	$23.93	1,444	$21.05	1,359	$18.88

Exercisable at December 31	957	$18.56	869	$17.33	654	$16.71

The following table summarizes information about stock options outstanding at December 31, 2005.

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

RANGE OF EXERCISE PRICES	NUMBER OUTSTANDING AT 12/31/05	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE	WEIGHTED AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE AT 12/31/05	WEIGHTED AVERAGE EXERCISE PRICE

(number of options in thousands)
$12 to $17	582	3.7 years	$14.64	582	$14.64
$18 to $25	592	6.2 years	23.13	344	23.37
$38 to $49	305	8.8 years	43.19	31	38.31

Total	1,479	5.8 years	$23.93	957	$18.56

The fair value of options granted was computed using the Black-Scholes valuation model using the following assumptions:

GRANT DATE	4/8/05	7/19/04	4/30/04	4/10/03

Risk-free rate	4.70%	4.68%	4.85%	4.28%
Expected life	10 years	10 years	10 years	10 years
Expected volatility	26.60%	27.20%	27.30%	25.90%
Expected dividend yields	2.89%	3.15%	3.27%	4.76%
Fair value (1)	$13.85	$10.92	$10.48	$3.80

(1)	All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

34     CORUS BANKSHARES 2005 ANNUAL REPORT

Commission Program for Commercial Loan Officers Corus maintains a Commission Program for Commercial Loan Officers (the “CLO Program”) of which a portion of the commissions earned is held back, some of which may be in Corus’ common stock. Holdbacks in stock are initially recorded as additional surplus. Upon issuance, the par value of the stock is reclassified to common stock. CLO Program stock holdbacks in 2005 totaled $1.7 million.

          Pursuant to the CLO Program, Corus will periodically release previously held back amounts. In 2005, Corus issued 60,216 common shares to certain commercial loan Officers. The release resulted in an incremental tax benefit to Corus of $0.8 million, recorded as additional surplus in accordance with SFAS 123.

          As of December 31, 2005 and 2004, surplus included $13.2 million and $12.8 million, respectively, of commissions held back in Corus common stock. Commissions held back in other than Corus common stock were valued at $6.8 million and $5.3 million at December 31, 2005 and 2004, respectively, and are included in accrued interest payable and other liabilities.

NOTE 15	NET INCOME PER SHARE

Net income per share was calculated as follows:

YEARS ENDED DECEMBER 31	2005	2004	2003

(in thousands, except per share data)
Denominator for basic earnings per share:
Average common shares outstanding	27,844	27,896	28,102
Dilutive common stock options	1,011	922	601

Denominator for Diluted Earnings Per Share	28,855	28,818	28,703

Numerator: Net income attributable to common shares	$137,229	$97,939	$58,410

Net income per share:
Basic	$4.93	$3.51	$2.08
Diluted	4.76	3.40	2.04

CORUS BANKSHARES 2005 ANNUAL REPORT     35

NOTE 16	RELATED PARTY TRANSACTIONS

In 2005, a letter of credit totaling $0.7 million was issued to a director of Corus. No funds were ever drawn and the letter of credit was canceled prior to December 31, 2005. The letter of credit was made on substantially the same terms as those prevailing at the time for comparable transactions with other customers. In the opinion of management, the letter of credit did not involve more than the normal risk of collection or possess other favorable terms.

          Separately, during 2005, Edward W. Glickman, a 10% beneficial owner of the Company, Robert J. Glickman, President and CEO of the Company and Joseph C. Glickman, Chairman of the Board of Directors of Company, participated in certain loans originated by Corus. These participations resulted from situations where Corus, due to legal lending limit restrictions and holding company participation policy limits, required an outside party’s participation in order to close the loans. As an accommodation to Corus, the Glickmans agreed to participate in the loans.

The participation details were as follows:

	TOTAL COMMITMENT AS OF DECEMBER 31,			FEES AND INTEREST PAID TO PARTICIPANT IN

PARTICIPANT	2005		2004	2005	2004

(dollars in thousands)
Edward W. Glickman	$10,005		$10,005	$72	$102
Robert J. Glickman	17,838	(1)	7,005	—	70
Joseph C. Glickman	—		7,005	—	70

(1)	As of December 31, 2005, R.J. Glickman was committed to participate in the loan but the loan did not close until January, 2006, at which point $178,000 in fees were earned.

Under the participation agreements, the participants are required to fund their committed amounts at the same time and in proportion to the amount committed by Corus. The following table provides details regarding the actual amounts funded by each participant:

	FUNDED AMOUNT AS OF DECEMBER 31,		MAXIMUM OUTSTANDING DURING

PARTICIPANT	2005	2004	2005	2004

(dollars in thousands)
Edward W. Glickman	$2,340	$222	$2,340	$222
Robert J. Glickman	—	—	—	—
Joseph C. Glickman	—	—	—	—

In addition, the participants receive interest based on the same terms as those applicable to Corus and are subject to the same credit risks. No interest is earned on unfunded commitments.

36     CORUS BANKSHARES 2005 ANNUAL REPORT

NOTE 17	PARENT COMPANY FINANCIAL STATEMENTS

Corus’ condensed parent company financial statements were as follows:

CONDENSED BALANCE SHEETS

DECEMBER 31	2005	2004

(dollars in thousands)
ASSETS:
Cash	$18,935	$1,394
Available-for-sale securities, at fair value	189,399	224,180
Investment in subsidiaries	881,770	674,267
Loans, net of unearned income	19,675	10,702
Other assets	2,210	1,707

Total Assets	$1,111,989	$912,250

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Long-term debt — subordinated debentures	$358,254	$255,158
Other borrowings	19,150	5,500
Other liabilities	44,810	52,001
Shareholders’ equity	689,775	599,591

Total Liabilities and Shareholders’ Equity	$1,111,989	$912,250

CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31	2005	2004	2003

(dollars in thousands, except per share data)
INCOME:
Dividends from bank subsidiary	$20,700	$32,500	$35,000
Interest, loan fees, and dividend income	9,662	6,824	5,393
Securities gains/(losses), net	12,544	31,582	1,112
Other income	—	47	—

Total Income	42,906	70,953	41,505

EXPENSE:
Interest expense	18,750	10,175	3,025
Other expenses	1,354	1,554	1,002

Total Expense	20,104	11,729	4,027

Income Before Income Taxes and Equity in Undistributed Net Income of Subsidiary	22,802	59,224	37,478
Income tax (benefit) expense	(907)	7,988	(433)

Income Before Equity in Undistributed Net Income of Subsidiary	23,709	51,236	37,911
Equity in undistributed net income of bank subsidiary	113,520	46,703	20,499

Net Income	$137,229	$97,939	$58,410

Net income per share:
Basic	$4.93	$3.51	$2.08
Diluted	4.76	3.40	2.04

CORUS BANKSHARES 2005 ANNUAL REPORT     37

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31	2005	2004	2003

(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$137,229	$97,939	$58,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3	5	11
Securities (gains)/losses, net	(12,544)	(31,582)	(1,112)
Deferred income tax (benefit) expense	(1,060)	7,711	(2,089)
(Increase) decrease in other assets	(506)	14,570	(1,549)
(Decrease) increase in other liabilities	(248)	4,792	(927)
Equity in undistributed net income of bank subsidiary	(113,520)	(46,703)	(20,499)

Net Cash Provided by Operating Activities	9,354	46,732	32,245

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of available-for-sale securities	35,241	15,079	10,883
Purchases of available-for-sale securities	(4,295)	(21,109)	(3,954)
Purchases of premises and equipment	—	—	(5)
Loan participations funded, net	(8,973)	(10,702)	—
Capital infusion to subsidiary bank	(93,000)	(42,000)	(172,500)

Net Cash Used in Investing Activities	(71,027)	(58,732)	(165,576)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of long-term debt — subordinated debentures	100,000	75,000	172,500
Repayment of debt	—	(35,000)	(9,000)
Increase (decrease) in other borrowings, net	13,650	5,500	(1,375)
Stock option exercises/settlements	1,806	791	471
Equity increase from subsidiary equity compensation plans	3,427	5,185	—
Retirements of common shares	(1,748)	(10,821)	(5,243)
Cash dividends paid on common shares	(37,921)	(33,140)	(18,548)

Net Cash Provided by Financing Activities	79,214	7,515	138,805

Net Increase (Decrease) in Cash and Cash Equivalents	17,541	(4,485)	5,474
Cash and cash equivalents at beginning of year	1,394	5,879	405

Cash and Cash Equivalents at End of Year	$18,935	$1,394	$5,879

38     CORUS BANKSHARES 2005 ANNUAL REPORT

NOTE 18	QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly financial information for the years ended December 31, 2005 and 2004:

	YEAR ENDED DECEMBER 31, 2005				YEAR ENDED DECEMBER 31, 2004

	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER

(dollars in thousands, except per share data)
Interest, loan fees, and dividend income	$144,055	$121,755	$98,613	$82,526	$67,385	$53,614	$50,328	$50,732
Interest expense	70,032	55,406	40,876	30,977	24,310	17,650	14,685	13,950

Net Interest Income	74,023	66,349	57,737	51,549	43,075	35,964	35,643	36,782
Provision for credit losses	(3,000)	(3,000)	—	—	—	—	—	—

Net Interest Income After Provision for Credit Losses	71,023	63,349	57,737	51,549	43,075	35,964	35,643	36,782
Noninterest income, excluding securities gains/(losses), net	3,411	3,459	4,845	3,543	3,735	3,350	3,498	3,483
Securities gains/(losses), net	16	9,852	151	2,672	6,932	16,527	12,636	1,254
Noninterest expense	16,637	15,270	14,987	14,428	14,872	12,851	14,314	14,236

Income Before Income Taxes	57,813	61,390	47,746	43,336	38,870	42,990	37,463	27,283
Income tax expense	19,720	21,559	16,561	15,216	11,599	14,833	12,887	9,348

Net Income	$38,093	$39,831	$31,185	$28,120	$27,271	$28,157	$24,576	$17,935

Net income per share:
Basic	$1.37	$1.43	$1.12	$1.01	$0.98	$1.01	$0.88	$0.64
Diluted	1.32	1.37	1.08	0.97	0.95	0.98	0.85	0.62

COMMON STOCK MARKET INFORMATION AND DIVIDEND HIGHLIGHTS (UNAUDITED)

	YEAR ENDED DECEMBER 31, 2005				YEAR ENDED DECEMBER 31, 2004

	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER

Stock price range
High	$60.23	$65.25	$57.33	$52.49	$50.50	$46.20	$41.86	$41.25
Low	48.23	53.30	45.39	44.00	42.76	39.25	36.50	31.20
Close	56.27	54.83	55.49	47.69	48.01	43.13	41.11	40.29
Cash dividends declared	0.350	0.350	0.350	0.350	0.313	0.313	0.313	0.313

Corus’ common stock is a NASDAQ National Market Issue trading under the ticker symbol CORS.

CORUS BANKSHARES 2005 ANNUAL REPORT     39

REPORT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Corus Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of Corus Bankshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corus Bankshares, Inc. and subsidiary at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

          We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Corus Bankshares, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2006, expressed an unqualified opinion thereon.

Chicago, Illinois

February 24, 2006

40     CORUS BANKSHARES 2005 ANNUAL REPORT

REPORT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Corus Bankshares, Inc.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Corus Bankshares, Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Corus Bankshares, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

          A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that 1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; 2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and 3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

          In our opinion, management’s assessment that Corus Bankshares, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Corus Bankshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

          We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2005 consolidated financial statements of Corus Bankshares, Inc. and our report dated February 24, 2006, expressed an unqualified opinion thereon.

Chicago, Illinois

February 24, 2006

CORUS BANKSHARES 2005 ANNUAL REPORT     41

MANAGEMENT’S REPORT on INTERNAL CONTROL
over FINANCIAL REPORTING

Management of Corus Bankshares, Inc. (“Corus”) is responsible for establishing and maintaining adequate internal control over financial reporting pursuant to the rules and regulations of the Securities and Exchange Commission. Corus’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes those written policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles;

•	provide reasonable assurance that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

          Management assessed the effectiveness of Corus’ internal control over financial reporting as of December 31, 2005. Management based this assessment on criteria for effective internal control over financial reporting described in Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of Corus’ internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of our Board of Directors.

          Based on this assessment, management determined that, as of December 31, 2005, Corus maintained effective internal control over financial reporting.

          Ernst & Young LLP, an independent registered public accounting firm who audited and reported on the consolidated financial statements of Corus, included in this annual report an attestation report on management’s assessment of Corus’ internal control over financial reporting.

February 13, 2006

42     CORUS BANKSHARES 2005 ANNUAL REPORT

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS

RESULTS OF OPERATIONS

Corus Bankshares, Inc. (“Corus”) reported net income of $137.2 million in 2005, compared with $97.9 million and $58.4 million in 2004 and 2003, respectively. This translates to diluted earnings per share of $4.76, $3.40, and $2.04 for 2005, 2004, and 2003, respectively. Return on average common shareholders’ equity was 21.8% for 2005, 17.4% for 2004, and 11.6% for 2003. The return on average assets was 2.1% in 2005, compared with 2.4% and 2.0% in 2004 and 2003, respectively.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period. For the year ended December 31, 2005, Corus’ net interest income increased to $249.7 million compared to $151.5 million and $123.4 million for the years ended December 31, 2004 and 2003. Corus’ NIM for 2005 was 3.87%, essentially flat compared to 2004. This is down somewhat from the NIM in 2003 of 4.34%.

          The growth in net interest income since 2003 is due primarily to the tremendous growth in the commercial real estate loan portfolio. Since 2003, average commercial real estate loans outstanding have grown 86%, or 36% per year on an annualized basis, which has been supported by tremendous deposit growth. This loan growth, coupled with increasing yields, contributed significantly to the overall growth in net interest income.

          Corus’ 2005 NIM remained stable compared to 2004. This was the result of a complex mixture of several factors. First, in 2005, Corus invested a large portion of liquidity reserves in short-term agency securities instead of using federal funds sold. This change resulted in operational efficiencies and spread benefits as well. In addition, loans fees increased to $78.8 million in 2005 from $43.6 million in 2004 and $30.7 million in 2003. Loan fees typically relate to points earned at closing where the recognition of income is deferred and amortized ratably over the term of the loan.

          The benefits of higher yields on short-term investments and higher loans fees in 2005 were offset by the impact of deposits increasing quite a bit faster than loans outstanding. In spite of the increased yields on short-term investments, deposits not used to support loan growth result in minimal, if any, net interest income. The mix of these essentially zero margin funds with Corus’ normal business had a negative impact on the overall net interest margin. With that said, the lower yield on these assets is a direct reflection of their short term and very high quality. In order to have cash available at all times for deposit and loan customers, Corus’ wholly-owned subsidiary, Corus Bank, N.A. (the “Bank”), maintains high levels of liquid investments. Maintaining large amounts of liquid investments is a conscious action undertaken as part of management’s broader strategy of enhancing the safety of operations.

          In 2004, the NIM declined by 45 basis points from 2003. Similar to 2005, this decrease was primarily the result of deposit growth in excess of loan growth. While this has a negative impact on the NIM, deposits are the lifeblood of the Bank and management is extremely pleased to have been able to achieve such strong deposit growth.

          Finally, with the exception of mezzanine loans, interest rates on the majority of Corus’ commercial real estate loans adjust in accordance with changes in market interest rates. Furthermore, many of these variable rate loans have interest rate floors embedded within them, which, regardless of market interest rates, set a minimum interest rate for the loan. During periods of low market interest rates, these interest rate floors can contribute significantly to Corus’ NIM. As of December 31, 2005, market interest rates have climbed to levels where all of the interest rate floors are “out of the money.” Importantly, none of Corus’ variable rate loans are “capped” (i.e., include any limits on maximum interest rates).

CORUS BANKSHARES 2005 ANNUAL REPORT     43

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN

	2005			2004			2003

YEARS ENDED DECEMBER 31	AVERAGE BALANCE	INTEREST, FEES, AND DIVIDENDS	YIELD/ COST	AVERAGE BALANCE	INTEREST, FEES, AND DIVIDENDS	YIELD/ COST	AVERAGE BALANCE	INTEREST, FEES, AND DIVIDENDS	YIELD/ COST

(dollars in thousands)
ASSETS
Earning Assets:
Federal funds sold	$761,813	$21,935	2.88%	$1,110,797	$16,335	1.47%	$465,794	$4,912	1.05%
Taxable securities other than common stocks	2,003,221	71,561	3.57%	150,161	5,004	3.33%	193,827	7,537	3.89%
Common stocks (1)	200,356	9,031	4.51%	202,213	8,657	4.28%	159,082	7,312	4.60%
Tax-advantaged securities (2)	5,161	129	2.50%	2,202	138	6.27%	1,099	98	8.88%
Trading account securities	—	—	—	26,162	496	1.90%	70,590	735	1.04%
CRE loans, net (3)	3,422,074	335,385	9.80%	2,324,465	182,775	7.86%	1,838,766	136,926	7.45%
Other loans, net	129,803	11,488	8.85%	137,325	11,129	8.10%	161,739	14,839	9.17%

Total Earning Assets	6,522,428	449,529	6.89%	3,953,325	224,534	5.68%	2,890,897	172,359	5.96%
Noninterest-earning assets:
Cash and due from banks — noninterest-bearing	103,222			85,923			76,118
Allowance for loan losses	(34,226)			(37,109)			(36,221)
Premises and equipment, net	25,927			26,082			27,426
Other assets, including goodwill	30,886			22,131			25,801

Total Assets	$6,648,237			$4,050,352			$2,984,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits — interest-bearing:
Retail certificates of deposit	$2,869,613	$104,733	3.65%	$650,523	$15,340	2.36%	$408,670	$10,350	2.53%
Money market deposits	1,562,308	50,899	3.26%	1,312,627	26,707	2.03%	981,291	16,393	1.67%
Brokered certificates of deposit	438,043	16,893	3.86%	549,860	14,554	2.65%	392,541	14,636	3.73%
NOW deposits	307,605	5,190	1.69%	250,455	2,939	1.17%	174,915	1,268	0.72%
Savings deposits	158,111	783	0.50%	167,117	830	0.50%	166,815	1,189	0.71%

Total Interest-Bearing Deposits	5,335,680	178,498	3.35%	2,930,582	60,370	2.06%	2,124,232	43,836	2.06%
Long-term debt — subordinated debentures	297,879	17,991	6.04%	208,329	9,354	4.49%	42,952	1,812	4.22%
Other borrowings (4)	12,785	802	6.27%	36,380	871	2.39%	41,099	1,164	2.83%

Total Interest-Bearing Liabilities	5,646,344	197,291	3.49%	3,175,291	70,595	2.22%	2,208,283	46,812	2.12%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	296,648			254,970			231,842
Other liabilities	74,844			56,645			39,320
Shareholders’ equity	630,401			563,446			504,576

Total Liabilities and Shareholders’ Equity	$6,648,237			$4,050,352			$2,984,021

Earning assets	$6,522,428	$449,529	6.89%	$3,953,325	$224,534	5.68%	$2,890,897	$172,359	5.96%
Interest-bearing liabilities	5,646,344	197,291	3.49%	3,175,291	70,595	2.22%	2,208,283	46,812	2.12%

Net Interest Spread		$252,238	3.40%		$153,939	3.46%		$125,547	3.84%

Net Interest Margin			3.87%			3.89%			4.34%

Tax equivalent adjustments are based on a federal income tax rate of 35%.
(1)	Dividends on the common stock portfolio include a tax equivalent adjustment of $2.5 million, $2.4 million, and $2.0 million for 2005, 2004, and 2003, respectively.
(2)	Interest income on tax-advantaged securities includes a tax equivalent adjustment of $36,000, $42,000, and $34,000 for 2005, 2004, and 2003, respectively.
(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $73,000, $64,000, and $85,000 for 2005, 2004, and 2003, respectively.
(4)	Other borrowings include federal funds purchased.

44     CORUS BANKSHARES 2005 ANNUAL REPORT

The following table, which presents the components of changes in net interest income by volume and rate, provides further evidence supporting the preceding discussion.

NET INTEREST INCOME VOLUME/RATE ANALYSIS

	2005 COMPARED TO 2004			2004 COMPARED TO 2003

	CHANGE DUE TO (1)			CHANGE DUE TO (1)
			TOTAL			TOTAL
YEARS ENDED DECEMBER 31	VOLUME	RATE		VOLUME	RATE

(dollars in thousands)
Federal funds sold	$(7,590)	$13,190	$5,600	$8,144	$3,279	$11,423
Investment securities(2) (3)	67,720	(1,294)	66,426	(1,634)	247	(1,387)
Loans, net of unearned discount(3) (4)	96,159	56,810	152,969	35,664	6,475	42,139

Total Increase in Interest Income	156,289	68,706	224,995	42,174	10,001	52,175

Retail certificates of deposit	66,660	22,733	89,393	5,914	(924)	4,990
Money market deposits	6,607	17,585	24,192	6,139	4,175	10,314
Brokered certificates of deposit	(3,636)	5,975	2,339	5,015	(5,097)	(82)
NOW deposits	817	1,434	2,251	717	954	1,671
Savings deposits	(45)	(2)	(47)	2	(361)	(359)
Borrowings	3,373	5,195	8,568	6,201	1,048	7,249

Total Increase (Decrease) in Interest Expense	73,776	52,920	126,696	23,988	(205)	23,783

Increase in Net Interest Income	$82,513	$15,786	$98,299	$18,186	$10,206	$28,392

(1) The net changes attributable to the combined impact of volume and rate have been allocated equally to both volume and rate.
(2) Dividends on common stocks reflect a tax equivalent adjustment for the 70% dividends received deduction.
(3) Interest income on tax-advantaged loans and securities reflects a tax equivalent adjustment based on an income tax rate of 35%.
(4) Includes net interest income derived from interest rate swap contracts.

Finally, the following table shows Corus’ average earning assets for the last three years.

Average Earning Assets

	2005		2004		2003

YEARS ENDED DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT

(dollars in thousands)
Loans:
Commercial real estate:
Senior non-construction	$1,691,624	25.9%	$1,102,392	27.9%	$1,103,312	38.2%
Senior construction	1,604,541	24.6%	1,166,436	29.5%	694,961	24.0%
Mezzanine	125,909	1.9%	55,637	1.4%	40,493	1.4%

Total Commercial Real Estate	3,422,074	52.4%	2,324,465	58.8%	1,838,766	63.6%
Commercial	85,742	1.3%	77,986	2.0%	78,744	2.7%
Residential real estate and other	44,061	0.7%	59,339	1.5%	82,995	2.9%

Total Loans	3,551,877	54.4%	2,461,790	62.3%	2,000,505	69.2%
Federal funds sold	761,813	11.7%	1,110,797	28.1%	465,794	16.1%
Common stocks	200,356	3.1%	202,213	5.1%	159,082	5.5%
Securities other than common stocks	2,008,382	30.8%	178,525	4.5%	265,516	9.2%

Total Earning Assets	$6,522,428	100.0%	$3,953,325	100.0%	$2,890,897	100.0%

CORUS BANKSHARES 2005 ANNUAL REPORT     45

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

NONINTEREST INCOME

For 2005, Corus reported $27.9 million of total Noninterest income compared to $51.4 million in 2004 and $16.9 million in 2003. The fluctuations from year to year are primarily the result of securities gains. Excluding securities gains, noninterest income increased in 2005 by $1.2 million, or 8.5%, and decreased in 2004 by $0.5 million, or 3.4%.

NONINTEREST INCOME

YEARS ENDED DECEMBER 31	2005	2004	2003	2005/2004 CHANGE	2004/2003 CHANGE

(dollars in thousands)
Service charges on deposit accounts	$11,566	$11,438	$11,878	1.1%	(3.7)%
Securities gains/(losses), net	12,691	37,349	2,366	(66.0)%	NM
Other	3,692	2,628	2,676	40.5%	(1.8)%

Total Noninterest Income	$27,949	$51,415	$16,920	(45.6)%	203.9%

Noninterest Income, Excluding Securities Gains/(Losses), Net	$15,258	$14,066	$14,554	8.5%	(3.4)%

NM — Not Meaningful

Service Charges on Deposit Accounts While service charge income for 2005 was essentially flat compared to 2004, this was the result of two offsetting items. First, service charge income from Corus’ business of servicing the check cashing industry increased in 2005 due primarily to the expiration of payments required to a third party in accordance with a previously negotiated fee-sharing agreement. Offsetting this increase were lower fees from business accounts. The decline in business account fees was driven by the impact of higher short-term interest rates which result in higher earnings credits to the customers and lower net service charge income to Corus.

          In 2004, service charge income decreased compared to 2003 by $440,000, or 3.7%. The decrease was partially the result of the impact of increases in short-term interest rates, as described above. In addition, fees earned from personal accounts decreased due to the elimination of service charges for both Internet Banking and Bill Payment services.

Securities Gains/(Losses), Net In 2005, net security gains totaled $12.7 million, compared to $37.3 million and $2.4 million in 2004 and 2003, respectively.

SECURITIES GAINS/(LOSSES), NET

YEARS ENDED DECEMBER 31	2005	2004	2003

(dollars in thousands)
Gains on common stocks (cash transactions)	$12,599	$10,067	$7,315
Gains on common stocks (stock-for-stock)	810	21,515	2,759
Charge for “other than temporary” impairment	(880)	—	(8,962)
Sales of other available-for-sale securities	144	13	—
Mark-to-market adjustments on non-hedge derivatives	18	1,525	560
Trading account gains/(losses), net	—	4,229	694

Total Securities Gains/(Losses), net	$12,691	$37,349	$2,366

46     CORUS BANKSHARES 2005 ANNUAL REPORT

Gains on Common Stocks Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies. Gains or losses are recognized either when the investment is sold or when the company is acquired, for cash or stock, by another company. Gains recognized from sales of stock totaled $12.6 million, $10.1 million, and $7.3 million for the years ended December 31, 2005, 2004, and 2003, respectively.

          The gains from stock-for-stock transactions resulted from several mergers, primarily in 2004. Prior to each merger, Corus held positions in the acquired company and, in some cases, the acquiring company as well. Importantly, gains from stock-for-stock transactions have no cash flow impact and, as a result, no tax is payable on the gain until the underlying securities are sold.

Charge for “Other Than Temporary” Impairment Corus recorded charges related to “other than temporary” declines in value of certain common stocks in both 2005 and 2003. These charges were not a result of the Company selling the associated stocks, but rather an accounting entry with no cash flow or tax implications.

          Corus’ general practice is to recognize impairment losses on individual equity securities when the security has been in a loss position at the close of each trading day during six (6) consecutive months as of any quarter end. The exception to this general policy would be in the event that a security suffers a rapid and material decrease in value that Corus determines to be other than temporary in nature. In these cases, Corus will recognize an impairment charge at the time such determination is made. Corus evaluates its investments for “other than temporary” declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

Mark-to-Market Adjustments on Non-Hedge Derivatives Mark-to-market adjustments on non-hedge derivatives relate primarily to basis swaps previously held by Corus. The basis swaps were sold in April 2004 and mark-to-market adjustments associated with the remaining non-hedge derivatives have been, and are expected to remain, immaterial.

Trading Account Gains/(Losses), Net From time to time, the Bank may enter into security transactions in anticipation of taking gains on short-term price movements. Eligible trading securities include Treasury securities, agency securities, and interest rate derivatives. All open trading positions are monitored closely by senior management and “loss limits” are in place to reduce potential losses. Securities purchased for trading purposes are, at the time of purchase, clearly indicated as trading securities on the Company’s books. Taking any action that would require the reclassification of any security to another classification after it has been initially designated as trading, available-for-sale, or held-to-maturity, is against the Bank’s policy and requires approval by the Bank’s Board of Directors.

          Trading securities are marked to market on an ongoing basis with the resulting gain or loss included in income. In 2005, Corus did not enter into any trading transactions. In 2004 and 2003, Corus recorded net trading gains of $4.2 million and $0.7 million, respectively.

OTHER INCOME

In 2005, other income increased by $1.1 million to $3.7 million. The majority of this increase was due to a gain of approximately $1.4 million on the sale of certain property owned by Corus. Corus had previously been leasing the property to a third party. Other income also includes ATM fees, safe deposit box rental income, and various other customer fees.

CORUS BANKSHARES 2005 ANNUAL REPORT     47

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

NONINTEREST EXPENSE

Total Noninterest expense increased $5.0 million, or 9.0%, in 2005, and $3.7 million, or 7.1%, in 2004. The increase was primarily driven by increases in employee compensation and benefits as discussed further below.

NONINTEREST EXPENSE

YEARS ENDED DECEMBER 31	2005	2004	2003	2005/2004 CHANGE	2004/2003 CHANGE

(dollars in thousands)
Employee compensation and benefits	$43,136	$38,458	$34,426	12.2%	11.7%
Net occupancy	3,723	3,764	4,231	(1.1)%	(11.0)%
Data processing	1,714	2,435	2,722	(29.6)%	(10.5)%
Depreciation—furniture and equipment	1,444	1,750	1,823	(17.5)%	(4.0)%
Other	11,305	9,866	9,331	14.6%	5.7%

Total Noninterest Expense	$61,322	$56,273	$52,533	9.0%	7.1%

Efficiency ratio	22.9%	33.5%	37.5%

Employee Compensation and Benefits In 2005, employee compensation and benefits increased $4.7 million, or 12.2%, compared to the prior year. This increase is largely attributable to higher staffing levels and increases in commercial loan officer commission accruals. The higher staffing levels were the result of additional personnel hired to support the ongoing deposit and loan growth. Salaries and bonuses, other than the commission-based commercial loan officer compensation, increased for the year by $2.1 million, or 9.4%.

          The commercial loan officer commission accruals are driven by the Commission Program for Commercial Loan Officers (the “CLO Program”). The purpose of the CLO Program is to reward commercial loan Officers for new business development on the basis of each individual officer’s loan volume generation. An additional, and critical, aspect of this compensation program is that each officer shares in the risk of loss on the loans they generate. A substantial portion of officers’ commission is held back for many years and is at risk of loss in the event any of their loans fail to perform. This “holdback” provision is designed to more closely align the goals of the commercial loan officers with the interests of Corus and its shareholders.

          Total commissions are calculated in accordance with the formula set forth in the CLO Program. The following table illustrates the compensation expense related to the CLO Program for the last three years:

YEARS ENDED DECEMBER 31	2005	2004	2003

(dollars in thousands)
Salaries(1)	$2,449	$2,390	$2,079
Commissions paid in cash	6,855	3,884	2,975
Commissions held back	3,870	5,108	4,064

Total Compensation Expense	$13,174	$11,382	$9,118

(1)	A portion of salaries are treated as an advance against commissions.

While total commissions are expensed each year, only a portion is paid in that year with the remainder held back for many years. The commercial loan officers have various options for “investing” the holdbacks including 1) units that are each equivalent to a share of Corus common stock (“Corus Stock Holdback”), 2) an account with returns based on an investment that is a function of the S&P 500 Index (“S&P Holdback”), and 3) cash with interest credited based on the prevailing Treasury rate during the holdback period (“Treasury Holdback”).

          Due to the nature of different holdback options, they are recorded differently in Corus’ financial statements.

48     CORUS BANKSHARES 2005 ANNUAL REPORT

Specifically, Corus Stock Holdbacks are recorded as equity and included in capital surplus. No market adjustments are made to Corus Stock Holdbacks and no additional expense is recorded. Conversely, Treasury Holdbacks and S&P Holdbacks are both recorded as liabilities. Interest earned on Treasury Holdbacks is recorded monthly with a charge to compensation expense. Changes in the value of S&P Holdbacks are recorded monthly with the offset recorded to compensation expense.

The following table reflects the market value of the holdbacks as of December 31, 2005 and 2004:

DECEMBER 31	2005	2004

(dollars in thousands)
Corus Stock	$27,641	$24,950
S&P 500	4,713	4,993
Treasury	2,066	268

Total Value of Holdbacks	$34,420	$30,211

          As mentioned above, Corus Stock Holdbacks are recorded directly to equity with no subsequent adjustments for changes in the market value of Corus common stock. As a result, the Corus Stock Holdbacks, as recorded in the financial statements, total $13.2 million and $12.8 million at December 31, 2005 and 2004, respectively.

          The CLO Program allows for the release of holdbacks in instances where an officer’s holdback is no longer considered to be at a substantial risk of forfeiture, as calculated under the CLO Program. In addition, no current year holdback will be required for those officers receiving such releases. In 2005, releases were valued at $4.3 million and included both S&P Holdbacks and Corus Stock Holdbacks. There were no releases in 2004.

          Importantly, holdbacks are subject to reduction on an officer-by-officer basis in the event of loan losses. Therefore, the holdbacks effectively provide Corus with an additional loan loss reserve to the extent Corus can recover a portion of any commercial real estate loan losses by reducing or eliminating the holdbacks.

          Finally, Corus effectively hedges the “liability” associated with holdbacks by either purchasing the equivalent investment in the S&P 500 or by repurchasing and retiring Corus common stock in amounts equivalent to the respective holdbacks. Corus internally hedges the Treasury Holdbacks.

          Corus continues to focus on effectively controlling compensation expense by paying a limited number of talented people a premium over market. This policy results in higher employee productivity and an increased willingness to accept more responsibility in carrying out Corus’ goals and objectives.

Net Occupancy In 2005, net occupancy expense remained relatively flat. The decrease from 2003 to 2004 was predominantly due to deferred expenses becoming fully amortized.

Data Processing In 2005, data processing decreased by $0.7 million, or 29.6%, to $1.7 million compared to 2004. This decrease was due to the savings provided by implementing a new core data processing system in the second quarter of 2004. In 2004, data processing decreased by $0.3 million from $2.7 million in 2003 as a result of the new system.

Furniture and Equipment Depreciation In 2005, depreciation of furniture and equipment decreased by $306,000, or 17.5%, compared to 2004. In 2004, depreciation remained relatively flat.

CORUS BANKSHARES 2005 ANNUAL REPORT     49

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

Other Expenses Other noninterest expense consists of various expenses, the most significant being: audits & exams, stationery & supplies, legal & professional, insurance, equipment repairs & maintenance, advertising, armored courier costs, postage, and correspondent bank charges.

          In 2005, other expenses increased by $1.4 million, or 14.6%, to $11.3 million compared to 2004. The increase is attributable to costs associated with growth in assets and deposits, specifically deposit insurance, software costs, account origination fees, promotional costs and the asset-based regulatory exam fee.

          In 2004, other expenses increased by $535,000, or 5.7%, to $9.9 million compared to 2003. The increase is primarily incremental audit fees in excess of $500,000. The audit fee increases were directly attributable to the cost of additional resources needed for the implementation of the internal control review required by Section 404 of the Sarbanes-Oxley Act of 2002.

Efficiency Ratio The banking industry uses a standard known as the “efficiency ratio” to measure a bank’s operational efficiency. The ratio is derived by dividing gross operating expenses by the sum of fully taxable equivalent net interest and other income, adjusted for securities gains and losses. Corus’ efficiency ratio was 22.9%, 33.5%, and 37.5% in 2005, 2004, and 2003, respectively. Management continues to effectively limit increases in operating expenses as the Company’s revenues grow.

Cost Management Cost management is a fundamental element of Corus’ culture. Management constantly reviews operating expenses to ensure that they are minimized while maintaining a high level of quality customer service. Corus remains committed to identifying additional reductions in costs while maintaining superior customer service and stringent internal controls.

Income Taxes Income tax expense was $73.1 million in 2005, compared to $48.7 million and $29.4 million in 2004 and 2003, respectively. The effective tax rate remained relatively flat at 34.7% in 2005, 33.2% in 2004, and 33.5% in 2003. Differences between the effective tax rate and the statutory federal rate are driven by both state taxes and nontaxable income or nondeductible expenses. For Corus, the most significant item relates to the favorable tax treatment allowed for dividend income — only 30% of dividend income received is taxable. Please refer to Note 9 to Consolidated Financial Statements for a reconciliation of the statutory federal income tax rate to the effective rate.

          Corus’ net deferred tax liability was $6.0 million at December 31, 2005, compared with a net deferred tax liability of $18.6 million at December 31, 2004. The decrease was primarily due to lower unrealized securities gains. Changes in unrealized securities gains are a function of both market price fluctuations related to securities held by the Company and by gains realized during the year as a result of sales. During 2005, Corus sold $35 million of common stocks, which resulted in gains of $12.6 million.

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

50     CORUS BANKSHARES 2005 ANNUAL REPORT

FINANCIAL CONDITION

COMMON STOCKS

At December 31, 2005, Corus held investments in the common stocks of 18 financial industry companies valued at $184.5 million, including net unrealized gains of $74.0 million.

The following is a list of Corus’ holdings as of December 31, 2005:

CORPORATION	SHARES HELD	MARKET VALUE	PERCENTAGE OF PORTFOLIO

(dollars in thousands)
Amcore Financial Inc.	69,100	$2,101	1.1%
Amsouth Bancorporation	466,015	12,214	6.6
Associated Banc Corp.	121,179	3,944	2.1
Bank of America Corp.	670,594	30,948	16.8
Bank of New York Co. Inc.	100,000	3,185	1.7
Citigroup Inc.	225,000	10,919	6.0
Comerica Inc.	264,300	15,002	8.1
Compass Bancshares Inc.	108,750	5,247	2.8
Fremont General Corp.	820,000	19,049	10.3
JP Morgan Chase & Co.	500,864	19,879	10.8
MAF Bancorp Inc.	204,850	8,477	4.6
Merrill Lynch & Co. Inc.	132,000	8,940	4.8
Morgan Stanley Dean Witter & Co.	82,000	4,653	2.5
National City Corp.	74,520	2,502	1.4
Regions Financial Corp.	143,554	4,904	2.7
SunTrust Banks Inc.	48,000	3,492	1.9
US Bancorp	268,870	8,037	4.4
Wachovia Corp.	398,191	21,048	11.4

Total		$184,541	100.0%

In 2005, Corus received dividends on the stock portfolio of $6.6 million compared to $6.3 million in 2004 and $5.3 million in 2003. In addition to dividend income, Corus also recognized net security gains of $12.5 million in 2005 (net of the charge for “other than temporary” impairment of $0.9 million), $31.6 million in 2004, and $1.1 million in 2003 (net of the charge for “other than temporary” impairment of $9.0 million) related to the common stock portfolio. See Noninterest Income for further discussion.

SECURITIES OTHER THAN COMMON STOCKS

Corus’ current asset/liability management philosophy is that all current security purchases, other than those required for regulatory purposes, are classified as available-for-sale or trading. This is due to management’s belief that virtually all securities should be available to be sold in conjunction with Corus’ liquidity and asset/liability management strategies.

          At December 31, 2005, available-for-sale securities other than common stocks increased to $3.2 billion, due mainly to Corus’ increased investment in short-term U.S. Government and agency notes. As of December 31, 2005, the entire available-for-sale portfolio with stated maturities was scheduled to mature within one year.

CORUS BANKSHARES 2005 ANNUAL REPORT     51

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

LOANS

The following table details the composition of Corus’ loan portfolio:

LOAN PORTFOLIO

	2005		2004

DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT

(dollars in thousands)
Commercial real estate:
Senior construction	$2,157,955	48%	$1,101,973	39%
Senior non-construction	2,114,037	46	1,419,670	51
Mezzanine	132,432	3	111,278	4

Total Commercial Real Estate	4,404,424	97	2,632,921	94
Commercial	84,381	2	109,582	4
Residential real estate and other	35,706	1	51,325	2

Total Loans	$4,524,511	100%	$2,793,828	100%

Commercial Real Estate Lending Commercial real estate loans are comprised of senior construction, senior non-construction, and mezzanine loans. Senior construction loans typically have stated maturities ranging from 2 to 4 years. The loans are funded throughout the term as construction progresses. These loans consist of both new construction projects and condominium conversion projects where extensive renovation is planned (those with less extensive renovations required are included in non-construction, as discussed below).

          Senior non-construction loans generally have shorter stated maturities, typically in the range of 1 to 3 years. The majority of these non-construction loans are to borrowers in the business of converting apartments to condominiums with less extensive renovation efforts. These loans are typically fully funded at the outset and paid down as the condominiums are sold. The remaining senior non-construction loans are typically amortizing loans collateralized by income-producing properties such as hotels, office buildings, or apartment projects.

          Corus’ mezzanine loans are essentially second mortgage loans on commercial real estate projects and are all subordinate to a Corus first mortgage loan (as opposed to a third party’s). Interest rates charged for mezzanine loans are considerably higher than those charged for typical first mortgage loans, but the loans also carry additional risk.

          The commercial real estate lending activity primarily finances one of four types of real estate: condominiums, hotels, office buildings, and apartment projects. Corus loans finance projects in major markets nationwide with a target loan size from $20 million to $150 million.

          At December 31, 2005, funded commercial real estate loans totaled $4.4 billion, an increase of $1.8 billion, or 67%, compared to the prior year. This, however, only reflects actual balances outstanding, which excludes commitments. While not yet funded, commitments, which consist of unfunded loan amounts and commitment letters issued, are also a significant part of the loan portfolio. Including commitments, the commercial real estate loan portfolio totals $8.3 billion at December 31, 2005 and $5.3 billion at December 31, 2004.

52     CORUS BANKSHARES 2005 ANNUAL REPORT

The following table provides a reconciliation of commercial real estate loans outstanding to the total including commitments:

COMMERCIAL REAL ESTATE LOAN PORTFOLIO

	2005		2004

DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT

(dollars in thousands)
Funded commercial real estate loans, net	$4,404,424	53%	$2,632,921	50%
Commitments:
Loans—unfunded portion	3,526,940	42	2,575,519	48
Commitment Letters(1)	399,872	5	88,000	2
Letters of Credit	8,495	—	12,937	—

Total	$8,339,731	100%	$5,309,377	100%

(1)

Commitment letters are pending loans for which commitment letters have been issued to the borrower. These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this report, included in the amounts labeled as Commitments Accepted and Commitments Offered.

Commercial Real E state Loans — Originations Corus originated 97 loans with commitments aggregating $5.4 billion in 2005, an increase of $1.3 billion compared to the commitment amount of $4.1 billion from the 84 loans originated during 2004. The origination amount represents Corus’ full commitment under the loans, regardless of participations. The non-construction loans are largely funded at the time of closing. In contrast, construction loan funds are often not drawn by the borrower at the closing but rather over an extended period of time as the project is built. Attempting to use loan originations to forecast loan growth is not advisable due to the complicated interplay between funding of new originations and the paydowns and payoffs on loans originated in previous periods.

Commercial Real Estate Loans — Paydowns Total loan paydowns and payoffs (collectively referred to as “paydowns”) were $2.5 billion in 2005. This compares to total paydowns of $2.1 billion during 2004. The timing of loan paydowns is inherently difficult to predict. With that said, it is expected that paydowns will generally trend higher as the loan portfolio increases in size.

CORUS BANKSHARES 2005 ANNUAL REPORT     53

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

The following tables break out loans by size, property type, and location:

COMMERCIAL REAL ESTATE LOANS — BY SIZE

	2005						2004

		LOANS OUTSTANDING		TOTAL COMMITMENT(1)			LOANS OUTSTANDING		TOTAL COMMITMENT(1)
	NUMBER OF LOANS					NUMBER OF LOANS

DECEMBER 31		AMOUNT	%	AMOUNT	%		AMOUNT	%	AMOUNT	%

(dollars in millions)
$140 million and above	2	$—	—%	$296	3%	—	$—	—%	$—	—%
$100 million to $140 million	14	593	14	1,642	20	5	67	3	577	11
$60 million to $100 million	31	1,130	26	2,390	29	20	660	25	1,517	28
$20 million to $60 million	89	2,294	52	3,473	42	64	1,325	50	2,389	45
$1 million to $20 million	60	416	9	565	7	87	591	22	835	16
Less than $1 million	NM	16	—	19	—	NM	26	1	27	1
Deferred fees/other discounts	N/A	(45)	(1)	(45)	(1)	N/A	(36)	(1)	(36)	(1)

Total	196	$4,404	100%	$8,340	100%	176	$2,633	100%	$5,309	100%

COMMERCIAL REAL ESTATE LOANS — BY PROPERTY TYPE

	2005						2004

		LOANS OUTSTANDING		TOTAL COMMITMENT(1)			LOANS OUTSTANDING		TOTAL COMMITMENT(1)
	NUMBER OF LOANS					NUMBER OF LOANS

DECEMBER 31		AMOUNT	%	AMOUNT	%		AMOUNT	%	AMOUNT	%

(dollars in millions)
Condominium
Construction	91	$1,937	44%	$5,344	64%	67	$826	31%	$2,986	56%
Conversion	66	1,908	43	2,178	27	36	940	36	1,028	20

Condominium Total	157	3,845	87	7,522	91	103	1,766	67	4,014	76
Hotel	13	252	6	355	4	31	427	16	585	11
Office	9	156	4	277	3	12	116	4	307	6
Rental apartment	6	144	3	158	2	9	238	9	295	5
Other	11	36	1	54	1	21	96	4	117	2
Loans less than $1 million	NM	16	—	19	—	NM	26	1	27	1
Deferred fees/other discounts	N/A	(45)	(1)	(45)	(1)	N/A	(36)	(1)	(36)	(1)

Total	196	$4,404	100%	$8,340	100%	176	$2,633	100%	$5,309	100%

NM — Not Meaningful
(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

54     CORUS BANKSHARES 2005 ANNUAL REPORT

COMMERCIAL REAL ESTATE LOANS — BY MAJOR METROPOLITAN AREA

	2005						2004

		LOANS OUTSTANDING		TOTAL COMMITMENT(1)		NUMBER OF LOANS	LOANS OUTSTANDING		TOTAL COMMITMENT(1)
	NUMBER OF LOANS

DECEMBER 31		AMOUNT	%	AMOUNT	%		AMOUNT	%	AMOUNT	%

(dollars in millions)
Florida
Miami/Southeast Florida	24	$563	13%	$1,253	15%	16	$385	15%	$717	14%
Orlando	9	326	8	350	4	2	56	2	61	1
Tampa	4	213	5	236	3	2	39	2	42	1
Other Florida	7	150	3	470	6	3	38	1	110	2

Florida Total	44	1,252	29	2,309	28	23	518	20	930	18
California
San Diego	17	438	10	724	9	9	97	4	323	6
Los Angeles	16	256	6	621	7	19	231	9	535	10
San Francisco	6	110	3	231	3	7	58	2	197	4
Sacramento	1	41	1	45	1	1	42	1	45	1

California Total	40	845	20	1,621	20	36	428	16	1,100	21
New York City	24	633	14	1,220	15	22	297	11	691	13
Washington, D.C.(2)	24	619	14	1,117	13	27	452	17	1,023	19
Las Vegas	11	285	6	614	7	5	111	4	301	6
Chicago	16	219	5	420	5	26	333	13	410	8
Atlanta	9	132	3	351	4	6	45	2	248	5
Other(3)	28	448	10	714	9	31	459	17	615	11
Loans less than $1 million	NM	16	—	19	—	NM	26	1	27	—
Deferred fees/other discounts	N/A	(45)	(1)	(45)	(1)	N/A	(36)	(1)	(36)	(1)

Total	196	$4,404	100%	$8,340	100%	176	$2,633	100%	$5,309	100%

NM — Not Meaningful
(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2)	Includes northern Virginia and Maryland loans.
(3)	No other metropolitan area exceeds three percent of the total.

Commercial Real Estate Loans — Loans Pending Finally, the following table presents a comparison of Corus’ loans pending listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages. It has been the Company’s experience that pending loans that reach the Application Received stage are highly likely to ultimately close.

CORUS BANKSHARES 2005 ANNUAL REPORT     55

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

COMMERCIAL REAL ESTATE LOANS PENDING

	2005		2004

DECEMBER 31	NUMBER OF LOANS	AMOUNT	NUMBER OF LOANS	AMOUNT

(dollars in millions)
Commitment accepted(1)	6	$395	2	$53
Commitment offered(1)	1	23	1	35
Application received	22	2,087	14	794
Application sent out	11	866	18	1,175
Term sheet issued	40	3,097	45	2,626

Total	80	$6,468	80	$4,683

(1)	These amounts are also included in the Commercial Real Estate Loan Portfolio table of this report.

In total, loans pending have increased significantly from the same period in 2004. The average commitment amount for the pending loans has also grown to nearly $81 million at December 31, 2005, compared to $59 million at December 31, 2004. The increase reflects management’s focus on larger loans.

Commercial Lending Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

Residential Real Estate and Other Lending Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “run-off.” Minimal new originations are expected.

ALLOWANCE FOR CREDIT LOSSES

The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses relates to those amounts that Corus is committed to lend but for which funds have not yet been disbursed. In the aggregate, the Allowance for Credit Losses had a balance of $44.7 million at December 31, 2005, which was comprised of a $39.7 million Allowance for Loan Losses and a $5.0 million Liability for Credit Commitment Losses.

          In accordance with the results of Corus’ Allowance for Credit Losses analysis, the Company recorded a provision for credit losses of $6.0 million in 2005. The Allowance for Credit Losses analysis incorporates numerous quantitative measures including historical losses, loan growth, and credit quality, as well as various qualitative factors. In 2004, no provisions for credit losses was necessary. Management believes this was appropriate given the results of management’s analysis and the balance of the Allowance for Credit Losses at December 31, 2004. Additionally, in 2004, Corus reclassified $5.0 million of the Allowance for Loan Losses to the Liability for Credit Commitment Losses with no subsequent adjustment necessary.

56     CORUS BANKSHARES 2005 ANNUAL REPORT

A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	2005	2004	2003

(dollars in thousands)
Balance at January 1	$37,882	$36,448	$36,629
Provision for credit losses	6,000	—	—
Charge-offs	(927)	(665)	(3,295)
Recoveries	1,785	2,099	3,114

Balance at December 31	$44,740	$37,882	$36,448

Allowance for Loan Losses	$39,740	$32,882	$36,448
Loans, net of unearned income at December 31	$4,524,511	$2,793,828	$2,433,771
Allowance for Loan Losses as a percentage of loans	0.88%	1.18%	1.50%

Charge-offs in 2005 include a $0.5 million charge-off associated with Corus’ business of servicing the check cashing industry. The charge-off relates to an issue identified in 2002. At that time, Corus identified a control weakness which contributed to charge-offs of nearly $4.9 million of loans and overdrafts in 2002 and 2003. The initial charge-offs were recorded net of estimated recoveries. Various legal delays prevented management from refining the estimate until the fourth quarter of 2005, at which point the additional $0.5 million charge-off was recorded, for a total of $5.4 million. In total, Corus recovered $1.1 million of the $5.4 million charge-off. The remaining recoveries in 2005, 2004 and 2003 related primarily to Corus’ portfolio of home equity loans. No further material charge-offs related to this matter are anticipated.

          Net charge-offs/recoveries for the three years ended December 31 were as follows:

NET (CHARGE-OFF)/RECOVERY DETAIL

YEARS ENDED DECEMBER 31	2005	2004	2003

(dollars in thousands)
Commercial — check cashing	$(282)	$(13)	$(950)
Commercial — other	(4)	—	191
Residential real estate and other	1,144	1,447	578

Total Net (Charge-offs)/Recoveries	$858	$1,434	$(181)

Residential real estate and other recoveries reflect the efforts of the residential real estate department personnel to recover as much as possible of the previously charged off amounts.

CORUS BANKSHARES 2005 ANNUAL REPORT     57

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

COMMERCIAL REAL ESTATE LOAN CHARGE-OFFS — 10 -YEAR HISTORY

YEARS ENDED DECEMBER 31	CHARGE-OFFS

(dollars in thousands)
2005	$0
2004	0
2003	0
2002	0
2001	0
2000	0
1999	61
1998	18
1997	350
1996	206

Total Charge-offs	$635

Corus has had particularly impressive results with commercial real estate lending. In fact, there have been zero charge-offs in the past six years, and de minimus charge-offs over the past 10 years. However, Corus anticipates that at some point there will be charge-offs relating to its commercial real estate loan portfolio (see Commercial Real Estate Risk Analysis for further discussion of this topic).

PAST DUE, NONACCRUAL, AND RESTRUCTURED LOANS, AND FORECLOSED PROPERTIES

As of December 31, the balances were as follows:

DECEMBER 31	2005	2004

(dollars in thousands)
Loans 90 days or more past due	$544	$5,675
Nonaccrual	73	76
Troubled debt restructurings	14,727	23,479

Total Past Due, Nonaccrual, and Restructured Loans	15,344	29,230
Foreclosed properties	—	44

Total Past Due, Nonaccrual, and Restructured Loans, and Foreclosed Properties	$15,344	$29,274

Past due, nonaccrual, and restructured loans/Total loans	0.34%	1.05%
Past due, nonaccrual, and restructured loans, and foreclosed properties/Total assets	0.18%	0.58%
Allowance for loan losses/Past due, nonaccrual, and restructured loans	258.99%	112.50%

Total past due, nonaccrual, and restructured loans, and foreclosed properties decreased by $13.9 million to $15.3 million, compared to December 31, 2004. The decrease is primarily due to a loan payoff. Past due, nonaccrual, and restructured loans represent just 0.34% of outstanding loans. The only notable item relates to a $14.7 million hotel loan classified as a Troubled Debt Restructuring (“TDR”). It should be noted that all payments on this loan have been made timely since inception and the loan is currently in compliance with all terms and conditions, and no loss is expected.

58     CORUS BANKSHARES 2005 ANNUAL REPORT

POTENTIAL PROBLEM LOANS

In addition to those loans disclosed under the preceding “Past Due, Nonaccrual, and Restructured Loans, and Foreclosed Properties” section, management identified, through their problem loan identification system, a certain loan in the portfolio which management anticipates restructuring in the first quarter of 2006. The restructuring may result in the loan being classified as a TDR. As of December 31, 2005, the principal amount of the loan was $52.5 million with a total commitment of $54.0 million. Corus does not currently anticipate incurring a loss on this loan.

DEPOSITS

	2005		2004		2005/2004 CHANGE

YEARS ENDED DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT

(dollars in thousands)
Retail certificates of deposit	$4,444,539	61%	$1,244,448	30%	$3,200,091	257%
Money market	1,640,449	23	1,661,395	41	(20,946)	(1)
Brokered certificates of deposit	388,969	5	507,919	12	(118,950)	(23)
Demand	337,399	5	235,700	6	101,699	43
NOW	312,220	4	288,158	7	24,062	8
Savings	151,770	2	162,532	4	(10,762)	(7)

Total	$7,275,346	100%	$4,100,152	100%	$3,175,194	77%

Deposits continued to grow in 2005 resulting in net growth of $3.2 billion for the year ended December 31, 2005. The growth is almost exclusively supported by growth in retail certificates of deposit (“CDs”) and is the direct result of the Bank’s national marketing of selected deposit accounts to both individuals and businesses at market-leading rates. The response to this program, which was introduced in April 2004, continues to be strong both locally and across the country. These deposit products, particularly CDs with six- and twelve-month maturities, have proven to be an attractive investment option for many new and existing customers. As of December 31, 2005, approximately $4.4 billion in retail certificates of deposit nature in under one year compared to $1.2 billion at December 31, 2004.

          The retention of existing deposits continues to be a major focus of the Bank. While the results to date have been encouraging, there are no guarantees that account retention will remain high over the long term.

          At December 31, 2005, approximately 60% of the Bank’s $6.9 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market. Total retail deposits consisted of approximately 160,000 accounts.

          Demand deposits have also grown in 2005, increasing by over 43%. While this increase is significant, no new deposit products were introduced during the year, nor were any significant changes made to the marketing of existing products. Instead, the cause of the increase was due mainly to higher than usual account balances at year-end.

CORUS BANKSHARES 2005 ANNUAL REPORT     59

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

LONG-TERM DEBT — SUBORDINATED DEBENTURES

Corus has formed eleven wholly-owned unconsolidated finance subsidiaries (the “Trusts”) for the sole purpose of issuing what are commonly referred to as Trust Preferred securities. Trust Preferred securities are a very common form of raising tax-advantaged capital, especially for bank holding companies. While the legal structure of Trust Preferred securities is quite complicated, both the essence of these securities and the basis for Corus’ decision to utilize them are actually quite straightforward. Trust Preferred securities are essentially long-term debt (30-year terms) with some unique features.

          The Trusts sold a combined $347.5 million of Trust Preferred securities via a private placement, the proceeds of which were “lent” to the Company and secured by subordinated debentures (the “Debentures”) (subordinate to all other debt of the Company but senior to common stock) issued by the Company to the Trusts totaling $358.3 million — the difference being Corus’ investment in the Trusts. The majority of the funds raised by the issuance of the Trust Preferred securities were, in turn, infused into the Bank as additional capital. Note that the terms for both the Trust Preferred securities and the Debentures are essentially identical.

          Corus has the right to defer distributions on the Trust Preferred securities and interest payments on the subordinated Debentures for a period not to exceed 20 consecutive quarters. If Corus were to elect to defer interest on any of the Debentures, Corus would generally be restricted from declaring or paying any dividends to common shareholders or repurchasing its common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank with (i.e., pari passu), or are junior to, the Debentures. In other words, if Corus were to elect to defer interest payments on any one of the Debentures, Corus would be required to defer all payments with respect to all of its Debentures. It should be noted that this provision was not negotiated by Corus, but rather is a standard and required feature of Trust Preferred securities in order for the Federal Reserve to allow such instruments to be counted in capital at the bank holding company.

          Finally, as cited above, Trust Preferred securities have several unique attributes. One of the most notable, and the key to the widespread issuance of Trust Preferred securities, is that the Federal Reserve allows bank holding companies to include, up to certain limits, Trust Preferred securities in the regulatory calculation of capital while providing the issuer with a tax deductible funding vehicle. In addition, Trust Preferred securities are not “puttable” back to Corus and include an option for Corus to call them at par beginning five years after issuance and quarterly thereafter (or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules).

          Combined issuance fees for the Trust Preferred securities totaled $1.6 million and are being amortized over their respective 30-year lives. Corus has, through various agreements, essentially fully and unconditionally guaranteed payment of all amounts due under the Trust Preferred securities.

          The Debentures include interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10%, resetting quarterly.

60     CORUS BANKSHARES 2005 ANNUAL REPORT

OTHER BORROWINGS

As of December 31, 2005, other borrowings consisted primarily of a revolving line of credit for up to $100 million at an interest rate of LIBOR plus 140 basis points. In addition, a fee at an annual rate of 25 basis points of the average unused commitment is due quarterly. The line of credit matures on November 30, 2008, and is collateralized by 100% of the common stock of the subsidiary bank. The balance outstanding at December 31, 2005, was $19.2 million. This line of credit is intended to provide the holding company with the necessary financing to fund those loans in which it has purchased a participation from its subsidiary bank.

          The remaining amount outstanding at December 31, 2005, of $2.4 million relates to periodic balances associated with Corus’ role of facilitating tax payments for the U.S. Treasury. The balance outstanding at any point in time is a function of tax payments received by the bank compared to how often, and when, the Treasury collects the funds from Corus. Corus pays interest on these borrowings at the Federal Funds Rate less 25 basis points.

SHAREHOLDERS’ EQUITY

At December 31, 2005 and 2004, Shareholders’ Equity was as follows:

DECEMBER 31	2005	2004

(dollars in thousands)
Common stock	$1,396	$1,390
Surplus	27,278	21,243
Equity — options outstanding	7,770	6,737
Retained earnings	609,334	512,844
Accumulated other comprehensive income	43,997	57,377

Total Shareholders’ Equity	$689,775	$599,591

During 2005, Corus repurchased and retired 31,800 shares of common stock at an average price of $54.94 per share. These repurchases were made under a common share repurchase program approved by the Board of Directors in April 2004, which authorized the repurchase of up to 1,000,000 shares. As of December 31, 2005, there were 842,700 remaining shares authorized for repurchase under this program.

          Surplus increased by $6.0 million primarily due to the impact of Corus employees who exercised stock options during the year, which increased surplus by $3.5 million. Additionally, under the CLO Program, a portion of the commissions earned is held back, some in Corus’ common stock. Holdbacks in stock are initially recorded as additional surplus. Upon issuance, the par value of the stock is reclassified to common stock. CLO Program stock holdbacks in 2005 totaled $1.7 million.

          The increase in Equity — options outstanding was primarily due to the recognition of expense associated with employee stock options that vested in 2005. The balance of the account at December 31, 2005, represents the fair value, based on the Black-Scholes valuation model, of all outstanding vested stock options.

CORUS BANKSHARES 2005 ANNUAL REPORT     61

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITIONand RESULTS of OPERATIONS(Continued)

          Retained earnings increased by $96.5 million even after declaring approximately $39 million in dividends to the holders of Corus’ common stock. Dividends declared in 2005 were 12% higher than in 2004.

          Finally, accumulated other comprehensive income decreased by $13.4 million as $12.7 million in previously unrealized security gains on available-for-sale securities were recognized in income. Please refer to the Noninterest Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for a discussion of the GAAP treatment of security gains.

Various measures of capital were as follows:

	2005		2004

DECEMBER 31	AMOUNT	RATIO	AMOUNT	RATIO

(dollars in thousands)
Common equity(1)	$689,775	8.2%	$599,591	11.9%
Tangible common equity(2)	685,252	8.1	595,068	11.9
Tier 1 leverage(3)	855,006	10.7	716,891	15.7
Tier 1 risk-based capital(4)	855,006	11.5	716,891	15.4
Total risk-based capital(5)	1,067,032	14.4	863,788	18.5

(1)

Common equity is computed in accordance with generally accepted accounting principles, which includes unrealized gains/(losses) on available-for-sale securities.The ratio is common equity to total year-end assets.

(2)	Common equity less goodwill; computed as a ratio to total year-end assets less goodwill.
(3)

Tier 1 capital, which is shareholders equity less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities; computed as a ratio to average fourth-quarter assets less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities.

(4)	Tier 1 capital; computed as a ratio to risk-adjusted assets.
(5)	Tier 1 capital plus qualifying loan loss allowance and SFAS 115 gain; computed as a ratio to risk-adjusted assets.

62     CORUS BANKSHARES 2005 ANNUAL REPORT

LIQUIDITY AND CAPITAL RESOURCES

Corus’ liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times as well as meeting Corus’ financial obligations. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets include cash and cash equivalents, federal funds sold, and marketable securities that can be sold quickly without a material loss of principal.

BANK HOLDING COMPANY

At December 31, 2005, the parent company had $208.3 million of cash and marketable securities compared to $225.6 million one year earlier.

Sources Over the past several years, the parent company’s main source of cash has been the issuance of a unique form of long-term debt. These debt instruments are commonly referred to as “Trust Preferred” securities. The Trust Preferred securities are actually issued by Corus’ unconsolidated subsidiary trusts, the proceeds of which are used to purchase Debentures from Corus with terms comparable to the Trust Preferred securities. This debt appears on Corus’ financial statements as “Long-Term Debt — Subordinated Debentures.” Please refer to the Long-Term Debt — Subordinated Debentures section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for a more detailed discussion of these securities.

          The “pooling” structure available for Trust Preferred securities (where a group of 25 or more banks issue concurrently into one larger “pool”) has allowed Corus to access the capital markets even though it currently has no debt ratings or ratings outlook from any of the major ratings agencies. To the extent that the Bank’s total loans outstanding grow, it is likely, based on management’s internal capital goals, that the Company would seek to issue additional Trust Preferred securities in the future. While this has been a reliable source of capital in the recent past, there is no assurance that it will be available to Corus going forward.

          All of the outstanding Trust Preferred securities, as well as the associated Debentures, are variable-rate and, as such, management cannot say with certainty what the interest payments on the Debentures, and as a result, the distributions on the Trust Preferred securities, will be in the future. However, based on December 31, 2005, market interest rates, the distributions to holders of Corus’ Trust Preferred securities would be approximately $25 million per annum. To the extent the Company issues more Trust Preferred securities and/or short-term interest rates increase from year-end 2005 levels, the associated interest expense could be materially greater.

          One aspect of the Trust Preferred securities and the Debentures that warrants further discussion here as it relates to Corus’ liquidity, is a provision that allows for deferral of interest payments on the Debentures, and in turn, the distributions on the Trust Preferred securities, for up to five consecutive years without triggering an event of default (this provision is subject, however, to certain restrictions with regard to Corus’ ability to make, among other things, dividends, distributions, etc. to holders of Corus common stock).

          Prior to issuing Trust Preferred securities, the parent company’s main source of cash had been dividends from the Bank. However, more recently, the Bank has experienced tremendous growth in loans and total assets, which has resulted in an increase in the Bank’s capital goals. Because the growth in the Bank’s capital goals has outpaced the earnings of the Bank, dividends from the Bank have not been a main source of cash to the parent company during this period and, in fact, the parent has infused cash into the Bank.

CORUS BANKSHARES 2005 ANNUAL REPORT     63

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

          In general the Bank’s ability to pay dividends to the parent company is dependent on its ability to generate earnings and to meet various regulatory restrictions. At December 31, 2005, the Bank had $180.7 million available to pay in dividends to the parent company without prior regulatory approval while maintaining capital levels that would be classified as “well capitalized” by the banking regulators. Well capitalized is the highest capital classification as defined by the regulators (see below note regarding “Regulatory Well-Capitalized Classification” for further information). In addition, management has set capital goals for the Bank that exceed regulatory minimums. In other words, management might not pay dividends from the Bank although it would be allowed to do so by regulators.

          Additional sources of liquidity available to the parent company include dividends from its equity securities portfolio, interest and fees earned from loan participations, and cash that could be generated from sales of equity securities.

Regulatory Well-Capitalized Classification  The Bank’s capital classification is determined solely for the purpose of applying PCA, hereinafter defined. The Federal Deposit Insurance Corporation Improvement Act of 1991 (“Act”), a major overhaul in the laws and regulations governing banks, introduced many new legal and regulatory frameworks. Some of the more significant aspects of the Act are the provisions collectively referred to as Prompt Corrective Action (“PCA”). The PCA provisions were motivated by a Congressional desire to reduce the potential for future regulatory/supervisory forbearance and, hopefully, failure costs in the banking industry. What this means, among other things, is that banking regulators have the legal authority to reduce the capital classification of a bank below what the numerical capital ratios would otherwise indicate. That is, the Bank’s capital classification is determined solely for the purpose of applying PCA and that classification may not constitute an accurate representation of the Bank’s overall financial condition or prospects.

Uses During the last few years, one of the parent company’s primary uses of cash has been infusions into the Bank. These infusions, which have increased the Bank’s equity and thus capital, have supported the Bank’s growth. The increased capital has, in turn, given rise to an increase in the Bank’s legal lending limit, allowing the Bank to make larger commercial real estate loans.

          Other major uses of cash at the parent company include the payment of dividends to shareholders, interest and principal payments on debt, share repurchases, and the payment of operating expenses.

          Finally, the parent company requires cash to fund loan participations entered into with the Bank for loans that exceed the Bank’s legal lending limit. As of December 31, 2005, the parent company had committed to $50.2 million of loan participations with the Bank, $30.2 million of which were unfunded at that time. In order to fund these commitments, should funding be required, the parent company would draw on its $100 million line of credit (see Note 8 of the Notes to Consolidated Financial Statements).

SUBSIDIARY BANK

At December 31, 2005, the Bank’s liquid assets totaled $3.7 billion, or 44.6%, of its total assets versus $2.0 billion, or 41.0% of total assets at December 31, 2004.

Sources Management currently anticipates that the its primary sources of cash will be (not necessarily listed in order of priority): normal paydowns on the existing loan portfolio, the liquidation of existing investment securities, net retail deposit growth (to the extent such occurs), Bank earnings not paid to the parent company as a dividend, capital infusions, and the issuance of additional brokered certificates of deposit (“BRCDs”). Corus’ ability to issue BRCDs in the future could be limited if, among other reasons, the Bank were to experience credit problems or fail to maintain its well-capitalized status.

64     CORUS BANKSHARES 2005 ANNUAL REPORT

Uses The Bank’s current principal use of cash is to fund commercial real estate loans, both new loans as well as drawdowns of existing unfunded loan commitments. At December 31, 2005, the Bank had unfunded commercial real estate loan commitments of $3.9 billion. While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of the loan commitments will fund over the next 36 months, although such fundings could occur more rapidly.

          In addition to funding commercial real estate loans, the Bank must retain sufficient funds to satisfy depositors’ withdrawal needs and cover operating expenses. Recently, the Bank has experienced significant deposit growth, primarily from retail certificates of deposit (“CDs”) with maturities of one year or less. These new deposits, as a result of their short-term nature, present greater liquidity risk than do longer term funding options. While the deposit growth has been very strong, deposits could shrink in the future, perhaps materially, and the Bank must stand ready to fund the withdrawals. Towards that end, the Bank internally allocates a substantial pool of its investment securities (“Liquidity”) against deposits. Liquidity is allocated against retail deposits in total rather than attempting to assign different liquidity levels by product type, maturity, or other factors.

OFF–BALANCE SHEET ARRANGEMENTS

As of the date of this report, Corus has no off–balance sheet arrangements, as defined by Securities and Exchange Commission Regulation S-K Item 303(a)(4).

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table presents Corus’ contractual obligations as of December 31, 2005:

	PAYMENTS DUE BY PERIOD

CONTRACTUAL OBLIGATIONS	LESS THAN 1 YEAR	1–3 YEARS	3–5 YEARS	MORE THAN 5 YEARS	TOTAL

(in thousands)
Deposits without a stated maturity	$2,441,838	$—	$—	$—	$2,441,838
Certificates of deposit	4,497,551	208,728	127,220	9	4,833,508
Long-term debt — subordinated debentures	—	—	—	358,254	358,254
Other borrowings	2,443	19,150	—	—	21,593
Minimum fixed lease obligations	420	871	843	1,193	3,327
Purchase obligations	920	1,840	1,700	941	5,401

Total Contractual Obligations	$6,943,172	$230,589	$129,763	$360,397	$7,663,921

Corus had the following lending commitments as of December 31, 2005:

(in thousands)
Standby letters of credit	$12,093
Commitments letters outstanding	399,872
Unused commitments under lines of credit	3,543,027

Total Commitments Outstanding	$3,954,992

Refer to Note 12 in the Notes to Consolidated Financial Statements for additional detail.

CORUS BANKSHARES 2005 ANNUAL REPORT     65

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

MARKET RISK MANAGEMENT

Corus’ operations are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, mature, or reprice in specified periods. The principal objective of Corus’ asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk. Corus uses an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each quarter. The model simulates earnings under a variety of interest rate scenarios to quantify the effect of potential movements in interest rates on projected net interest income. These simulations incorporate management’s assumptions regarding the future composition of the balance sheet, which may include loan and deposit growth. Also factored into the modeling is the use of derivative financial instruments, which may include basis swaps, interest rate swaps, floors, and options.

          Virtually all of the Bank’s assets are either floating rate, generally based on short-term interest rates (e.g., 3-month LIBOR) and resetting quarterly, or short-term, generally maturing within the next few years. The Bank’s liabilities are very similar in nature, with the exception of demand deposits, which are effectively fixed at a zero percent interest rate, and the “administered-rate” deposits that do not reprice in lock-step with such changes in short-term interest rates (essentially, NOW and Savings accounts). The remaining component is shareholder equity. From an accounting perspective, and hence an interest rate risk sensitivity perspective, equity ‘acts’ as zero percent fixed-rate funding.

          The combination of shareholder equity, along with the demand and “administered-rate” deposits, is substantially greater than the few Bank assets that are long-term fixed-rate or noninterest-earning (primarily common stock portfolio, cash, fixed-rate loans, and fixed assets). As of December 31, 2005 that difference was roughly $800 million. As a result, during times of changing interest rates (in Corus’ case, short-term interest rates), this would give rise to more assets repricing than liabilities repricing. This is therefore referred to, in banking parlance, as being “asset sensitive.”

          As a result of its asset sensitive position, the Bank generally expects that increases in short-term interest rates will result in an increase of the Bank’s net interest income. Conversely, it is generally anticipated that decreases in short-term interest rates will result in a decrease in the Bank’s net interest income.

          In order to gauge the Bank’s sensitivity to changes in short-term interest rates, management calculates the potential impact that changes in interest rates would have on the Bank’s net interest income over the next calendar year. For purposes of modeling simplicity, it is common for banks to use immediate changes in interest rates. Further, these changes are assumed to occur across the entire yield curve. In order words, a 0.50% increase in interest rates (which — as a matter of convention — is listed as 50 basis points, or 50bp) means that the Bank’s models assume that yields increase by 0.50% at 3 months, 1 year, 2 years, etc., all the way out to the 30 year point of the curve. These types of immediate and “parallel” shifts are commonly referred to as interest rate shocks.

          It should be noted that that while using such “shocks” to gauge interest rate risk is standard industry practice, interest rate changes of this sort are in fact very unlikely to occur. As most banks have a diverse mix of fixed versus floating assets and liabilities, with potentially vastly different maturity structures, such a simplistic assumption is quite problematic. Fortunately, as the vast preponderance of the Bank’s assets and liabilities are floating rate and reset, either directly or indirectly, off of very short-term interest rates, this simplistic assumption is actually quite reasonable for Corus. The only exception, and in the range of interest rate shocks shown below, it is a rather modest one, results from the interest rate floors management has negotiated in many of its floating-rate CRE loans.

          Simply put, these interest rate floors set a minimum rate on the loan regardless of how much the underlying index falls (the floor rate is a negotiable term of the loans and therefore varies from loan to loan). Stated differently, the interest rate floor effectively “fixes” the rate of the loan if short-term rates were to fall to a

66     CORUS BANKSHARES 2005 ANNUAL REPORT

sufficiently low level. Whenever the floor rate is greater than the calculated rate of the loan, and thus becomes the effective rate on the loan, the interest rate floor is said to be “in-the-money.” Currently none of the CRE loan floors are “in-the-money.” However, if short-term rates were to decline sufficiently, the interest rate floors would help mitigate the downside risk in having an otherwise asset sensitive balance sheet. This benefit can be seen in the scenario below where interest rates have fallen by 200bp.

          The table below, which reflects the interest risk positions as of December 31, 2005, and December 31, 2004, illustrates the Bank’s asset-sensitive positions under all interest rate “shock” scenarios. When reviewing the table below, it is important to understand that the various changes in interest rates shown are potential changes to the level of short-term interest rates that were prevailing as of each year-end. That is, a 100bp increase in rates for one time period could represent a very different interest rate scenario than another. For example, the 3-month T-Bill yield at December 31, 2005, was approximately 4.00% versus 2.30% at December 31, 2004. Therefore, a 100bp increase in rates would result in a 3-month T-Bill of 5.00% for the December 31, 2005, simulations versus 3.30% for those from December 31, 2004.

Interest rate sensitivity was as follows:

Rate Shock Amount(1)	–200 bp		–100 bp	–50 bp	0 bp	+50 bp	+100 bp	+200 bp	+300 bp

Percent change in the next twelve months’ net interest income vs. constant rates:
December 31, 2005	(2.0)%		(4.0)%	(2.3)%	—	2.3%	4.7%	9.3%	14.0%
December 31, 2004	NM	(2)	(0.7)%	(1.7)%	0.0%	2.7%	5.6%	11.9%	18.4%

(1)	These “shocks” represent hypothetical instantaneous and sustained changes from current rates.
(2)	Not meaningful due to the low level of interest rates at December 31, 2004.

For all rising rate shocks, and as gauged by the percentage changes in net interest income, the Bank’s projected asset-sensitivity has decreased since December 31, 2004. While the projected absolute dollar changes in net interest income have increased period-over-period, the projected net interest income under the stable scenario has increased by a proportionately greater amount. As a result, the percentage differences between the stable and positive rate shocks have decreased.

          For falling rate shocks of 50bp and 100bp, and as gauged by the percentage changes in net interest income, projected asset-sensitivity has increased slightly resulting in a larger projected drop in net interest income compared to stable rates. This change was caused by the reduced impact of CRE loan floors. At current interest rate levels, the floors are further “out-of-the-money” and have less of an impact across the range of rate shocks presented.

          For a falling rate shock of 200bp (this scenario was not “run” at December 31, 2004, and therefore cannot be compared to current results), and as gauged by the percentage changes in net interest income, the Bank is asset-sensitive but less so than under a 100bp decrease. This reduction in sensitivity relative to a 100bp decrease is due to the greater impact of CRE loan floors in lower rate environments. To clarify, the vast majority of CRE loans have embedded floors and, while none are “in-the-money” at current rates, most would be “in-the-money” given a drop in short-term rates of 200bp — reducing the Bank’s downside risk.

          Corus is also exposed to price risk with its common stock portfolio in financial industry companies valued at $184.5 million as of December 31, 2005, including net unrealized gains of $74.0 million. This price risk would impact the net income of Corus, in the form of securities losses, should unrealized losses on individual securities be determined to be “other than temporary.” This price risk would also affect any future gains or losses that may be realized upon the sale of certain equity securities or resulting from mergers/acquisitions of any companies held in the portfolio.

CORUS BANKSHARES 2005 ANNUAL REPORT     67

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

COMMERCIAL REAL ESTATE RISK ANALYSIS

The following disclosure is not computed in accordance with generally accepted accounting principles (“GAAP”) and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

          Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate (“CRE”) loans the Bank originates into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan’s Probability of Default (“POD”) and its Loss Given Default (“LGD”) if a serious recession should occur. The POD is our estimate of how likely it is, given a serious recession, a loan would go into default while the LGD is our estimate, given such a default, of what percentage of the loan would have to be charged off. This point bears repeating — the POD and LGD estimates are not based on today’s market conditions; they are instead arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession. Management believes that assessing the impact that a severe recession would have on the portfolio is the best method to truly stress the portfolio.

          As a proxy for the potential cash flow and/or values of the underlying real estate, management uses, among other things, the severe declines in CRE property values experienced in California and New England during the late 1980’s and early 1990’s. The analysis assumes, based on information collected from various regulatory and industry sources, that condominiums will be worth 60% to 80% of cost (not appraised value). Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Additionally, while this system of analysis is based on a serious recession, it is certainly possible that the Company could experience meaningful nonperforming loans and charge-offs even in the absence of such a recession.

          While Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated. Note that this analysis is not predicated upon when, or how often, serious recessions may occur, but rather upon the anticipation of such events.

68     CORUS BANKSHARES 2005 ANNUAL REPORT

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages, and the resulting implied CRE loans that could default and losses that could occur.

DECEMBER 31	2005	2004

(dollars in millions)
CRE LOANS & UNFUNDED COMMITMENTS
CRE loans outstanding	$4,404	$2,633
Unfunded commitments	3,936	2,676

CRE Loans Plus Unfunded Commitments	$8,340	$5,309

POTENTIAL DEFAULTS & LOSSES
CRE loans plus unfunded commitments	$8,340	$5,309
Weighted average Probability of Default (POD)(1)	16%	15%

Potential CRE Loans That Could Default	$1,341	$818
Weighted average Loss Given Default (LGD)(1)	18%	17%

Potential Losses That Could Occur	$239	$143

NONPERFORMING LOANS
Potential CRE loans that could default	$1,341	$818
Potential losses that could occur	(239)	(143)

Potential Remaining CRE Nonperforming Loans	$1,102	$675

(1)

The POD and LGD estimates are not based on today’s market conditions; they are instead arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.

The internal loan rating system projects that under a stress scenario, the Bank could have $1.3 billion of defaulted CRE loans and $239 million of these loans could be charged off. These are large figures, however it is essential to understand that the Bank underwrites all of its CRE loans with the potential for such a recession in mind. The Bank factors in such an economic loss expense, based on each loan’s particular attributes, when underwriting all CRE loans. While the Bank has yet to experience a large amount of nonperforming loans or charge-offs, our planning anticipates that it will occur and we have already factored this potential “cost” into the profitability of our loans.

          Note that while the POD and LGD percentages are slightly higher than last year’s figures, rounding has exaggerated the actual change. Further, please note that while this internal loan rating system generates very precise numbers, and management has worked hard to arrive at inputs we believe reasonable, this precision is more a function of the mathematical nature of the model than a belief on our part that future results can be predicted with any such certainty. This model, like all models, requires numerous assumptions and, in this case, assumptions about how vulnerable each and every individual loan will be to a serious recession at some unknown point in the future. While the results reflect our best estimates, the actual level of nonperforming loans and charge-offs that may ultimately come to pass could be materially different from these projections.

CORUS BANKSHARES 2005 ANNUAL REPORT     69

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (Continued)

CRITICAL ACCOUNTING POLICIES

ALLOWANCE FOR CREDIT LOSSES

The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses relates to those amounts that Corus is committed to lend but for which funds have not yet been disbursed.

          The Allowance for Loan Losses analysis is prepared on a quarterly basis. The methodology is designed to first provide for specific reserves associated with impaired loans. As defined by Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect both the interest payments and the principal payments of a loan due according to the contractual terms of the loan agreement. Management primarily uses the loan rating system prescribed by the Office of the Comptroller of the Currency (the “OCC”) to select loans for impairment assessment. Loans determined to be impaired are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a specific reserve is necessary.

          A general reserve is calculated for the remainder of the portfolio. The portfolio is first segmented into subcategories of like-kind loans. Corus will segment the loans as follows:

•	Commercial real estate loans
(which may be further broken down into, among other categories, construction, non-construction and mezzanine)

•	Commercial loans

•	Overdrafts

•	Residential loans

•	Student/Other loans

The general reserve is calculated as a percentage (the “Reserve Percentage”) of the outstanding balance of each of the above-listed segments. The Reserve Percentage is based on a historic charge-off percentage (if a net recovery, then zero) adjusted by a Management Adjustment Factor (“MAF”). The MAF is based on the trends of various objective and subjective factors. These factors, which are not all weighted equally, may change over time as the portfolio changes. The factors considered include the level and direction of nonperforming and adversely rated loans, the overall breakdown of the portfolio (collateral type and location), and management’s perception of the current state of the economy.

          The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses. The primary difference is that the Reserve Percentage is adjusted to account for the lower risk associated with unfunded amounts combined with the expected timing and likelihood of funding.

          The assessment as to the adequacy of the Allowance is grounded by the assumption that historical experience is a good indicator of inherent losses. This assumption, while supported by guidance provided by the Financial Accounting Standards Board (“FASB”), the OCC, and the Securities and Exchange Commission, may not ultimately be correct. In that event, estimates of inherent losses may differ materially from actual results.

70     CORUS BANKSHARES 2005 ANNUAL REPORT

FORWARD-LOOKING STATEMENTS

This disclosure contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus’ actual results to differ materially include, but are not limited to, the following:

•

The general state of the economy, particularly continued strength in the residential real estate sector. Weakness in the residential real estate sector, which may be caused by, among many other things, higher interest rates, could adversely affect: 1) Corus’ ability to maintain its current level of loan originations, and/or 2) the credit quality of outstanding loans.

•	The impact of competitors’ pricing initiatives on loan and deposit products.

•	The timing of drawdowns on unfunded loan commitments and paydowns of existing loans.

•	Corus’ ability to attract and retain sufficient cost-effective funding to support marginal loan growth.

•	Corus’ ability to access the capital markets, particularly for the issuance of Trust Preferred Securities.

•	Corus’ ability to maintain and access any line(s) of credit.

•	The extent of defaults and losses given default and how those results compare to Corus’ estimates.

•	Changes in management’s estimate of the adequacy of the allowance for credit losses.

•	Restrictions that may be imposed by any of the various regulatory agencies that have authority over the Company or any of its subsidiaries.

•	The occurrence of one or more catastrophic events, such as an earthquake, hurricane, or acts of terrorism that affect properties securing the loans.

•	Changes in the accounting policies, laws, regulations, and policies governing financial services companies.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this report.

CORUS BANKSHARES 2005 ANNUAL REPORT     71

SUPPLEMENTAL FINANCIAL DATA: 10-YEAR HISTORY

YEARS ENDED DECEMBER 31	2005	2004	2003	2002

(dollars in thousands, except per share data)
CONDENSED INCOME STATEMENTS
Net interest income	$249,658	$151,464	$123,427	$98,287
Provision for credit losses	6,000	—	—	—
Noninterest income	27,949	51,415	16,920	23,079
Noninterest expense	61,322	56,273	52,533	47,472

Income Before Income Taxes	210,285	146,606	87,814	73,894
Income tax expense	73,056	48,667	29,404	24,580

Net Income	$137,229	$97,939	$58,410	$49,314

SELECTED PER SHARE DATA (1)
Diluted earnings	$4.76	$3.40	$2.04	$1.72
Cash dividends declared on common stock	1.400	1.250	0.830	0.318
Book value at year-end	24.70	21.57	19.48	17.07
Market price at year-end	56.27	48.01	31.02	21.83

AVERAGES
Assets	$6,648,237	$4,050,352	$2,984,021	$2,639,429
Loans, net of unearned income	3,551,877	2,461,790	2,000,505	1,608,541
Earning assets	6,522,428	3,953,325	2,890,897	2,546,840
Deposits	5,632,328	3,185,552	2,356,074	2,081,956
Long-term obligations	309,421	233,045	83,322	50,252
Shareholders’ equity	630,401	563,446	504,576	467,369

AT YEAR-END
Assets	$8,458,740	$5,017,787	$3,643,830	$2,617,050
Loans, net of unearned income	4,524,511	2,793,828	2,433,771	1,741,969
Earning assets	8,292,149	4,946,297	3,560,421	2,539,400
Deposits	7,275,346	4,100,152	2,846,402	2,059,773
Long-term obligations	377,404	260,658	207,500	45,375
Shareholders’ equity	689,775	599,591	546,180	482,041

(CHARGE-OFFS)/RECOVERIES — COMMERCIAL REAL ESTATE LOANS (2)
Charge-offs	$—	$—	$—	$—
Recoveries	—	—	—	17

Net (Charge-offs)/Recoveries	$—	$—	$—	$17

SIGNIFICANT RATIOS
Return on average assets	2.1%	2.4%	2.0%	1.9%
Return on average equity	21.8%	17.4%	11.6%	10.6%
Efficiency ratio (3)	22.9%	33.5%	37.5%	40.9%
Net interest margin	3.9%	3.9%	4.3%	3.9%
(Past due, nonaccrual, TDR) /Total loans	0.3%	1.0%	0.6%	0.4%
Allowance for loan losses/(Past due, nonaccrual, TDR)	259.0%	112.5%	234.1%	562.0%
Allowance for loan losses/Total loans	0.9%	1.2%	1.5%	2.1%

CAPITAL RATIOS
Tier 1 leverage	10.7%	15.7%	18.7%	17.3%
Tier 1 risk-based capital	11.5%	15.4%	17.9%	16.8%
Total risk-based capital	14.4%	18.5%	20.5%	18.9%

COMMON SHARE DATA (1)
Weighted average fully diluted shares	28,855	28,818	28,703	28,590
Common shares outstanding at year-end	27,925	27,796	28,037	28,238

(1)	All amounts have been restated to reflect a 100% stock dividend on 12/15/03.
(2)	This section contains charge-off/recovery history for commercial real estate loans only and is not representative of the total charge-off/recovery history for all loan types.
(3)

Total noninterest expense less goodwill amortization divided by the sum of fully taxable equivalent net interest income and noninterest income excluding securities gains and losses and one-time gains on the sale of businesses.

72     CORUS BANKSHARES 2005 ANNUAL REPORT

YEARS ENDED DECEMBER 31	2001	2000	1999	1998	1997	1996

(dollars in thousands, except per share data)
CONDENSED INCOME STATEMENTS
Net interest income	$107,709	$121,051	$106,131	$98,220	$101,271	$111,339
Provision for credit losses	—	—	—	10,000	16,000	16,000
Noninterest income	25,716	47,260	18,948	25,666	26,913	23,067
Noninterest expense	51,100	54,654	63,096	51,889	51,677	50,496

Income Before Income Taxes	82,325	113,657	61,983	61,997	60,507	67,910
Income tax expense	28,142	38,903	21,257	21,369	21,136	24,005

Net Income	$54,183	$74,754	$40,726	$40,628	$39,371	$43,905

SELECTED PER SHARE DATA (1)
Diluted earnings	$1.89	$2.62	$1.41	$1.38	$1.32	$1.47
Cash dividends declared on common stock	0.308	0.298	0.288	0.278	0.265	0.238
Book value at year-end	15.92	14.23	11.41	10.93	9.93	7.95
Market price at year-end	22.70	24.74	12.00	16.13	19.78	16.13

AVERAGES
Assets	$2,672,971	$2,518,960	$2,530,782	$2,417,647	$2,237,419	$2,174,088
Loans, net of unearned income	1,615,665	1,807,453	1,640,101	1,525,349	1,570,521	1,601,269
Earning assets	2,577,433	2,398,989	2,419,667	2,311,562	2,127,140	2,063,608
Deposits	2,160,333	2,081,986	2,115,575	2,031,198	1,888,966	1,890,688
Long-term obligations	36,668	40,000	40,000	40,000	40,000	28,778
Shareholders’ equity	424,427	346,880	326,776	295,854	263,612	215,158

AT YEAR-END
Assets	$2,659,322	$2,598,467	$2,378,544	$2,577,460	$2,251,927	$2,218,528
Loans, net of unearned income	1,475,245	1,551,880	1,727,357	1,551,587	1,545,975	1,623,145
Earning assets	2,507,403	2,458,499	2,265,687	2,470,865	2,135,616	2,111,928
Deposits	2,121,456	2,107,630	1,964,420	2,154,676	1,863,066	1,900,679
Long-term obligations	48,000	40,000	40,000	40,000	40,000	40,000
Shareholders’ equity	450,886	402,353	327,825	318,130	291,633	235,590

(CHARGE-OFFS)/RECOVERIES — COMMERCIAL REAL ESTATE LOANS (2)
Charge-offs	$—	$—	$(61)	$(18)	$(350)	$(206)
Recoveries	10	42	123	166	195	1,026

Net (Charge-offs)/Recoveries	$10	$42	$62	$148	$(155)	$820

SIGNIFICANT RATIOS
Return on average assets	2.0%	3.0%	1.6%	1.7%	1.8%	2.0%
Return on average equity	12.8%	21.6%	12.5%	13.7%	14.9%	20.4%
Efficiency ratio (3)	40.1%	38.1%	41.0%	41.5%	38.9%	35.9%
Net interest margin	4.3%	5.1%	4.5%	4.3%	4.9%	5.5%
(Past due, nonaccrual, TDR) /Total loans	0.4%	0.3%	0.7%	1.1%	1.8%	2.2%
Allowance for loan losses/(Past due,nonaccrual, TDR)	697.5%	769.8%	255.7%	206.4%	112.8%	92.8%
Allowance for loan losses/Total loans	2.7%	2.6%	1.9%	2.3%	2.0%	2.0%

CAPITAL RATIOS
Tier 1 leverage	15.4%	14.0%	11.9%	10.3%	10.5%	9.7%
Tier 1 risk-based capital	19.4%	16.0%	15.3%	15.0%	15.1%	13.5%
Total risk-based capital	22.0%	18.6%	17.8%	18.1%	16.4%	14.8%

COMMON SHARE DATA (1)
Weighted average fully diluted shares	28,619	28,605	28,928	29,547	29,932	29,988
Common shares outstanding at year-end	28,319	28,286	28,739	29,102	29,363	29,640

CORUS BANKSHARES 2005 ANNUAL REPORT     73

DIRECTORS and EXECUTIVE OFFICERS

DIRECTORS

Joseph C. Glickman	Robert J. Buford	Michael J. McClure*
Chairman of the Board,	President and Chief Executive Officer,	Financial Consultant
Corus Bankshares, Inc.	Planned Equities, Inc.
Planned Realty Group, Inc.

Robert J.Glickman	Kevin R. Callahan*	Peter C. Roberts
President and Chief Executive Officer,	Chief Executive Officer,	Chief Executive Officer – Americas,
Corus Bankshares, Inc.	Affirmative Holdings, Inc.	Jones Lang LaSalle, Inc.

Rodney D. Lubeznik*
President and Chief Executive Officer,
Restaurant Management Corp.

*	Audit Committee Member

74     CORUS BANKSHARES 2005 ANNUAL REPORT

EXECUTIVE OFFICERS

Robert J. Glickman	Michael E. Dulberg	Joel C. Solomon
President and Chief Executive Officer	Senior Vice President and	Senior Vice President –
	Chief Accounting Officer	Commercial Lending

Randy P. Curtis		Timothy J. Stodder
Executive Vice President –	Michael W. Jump	Senior Vice President –
Retail Banking	Senior Vice President – Operations	Commercial Lending

Michael G. Stein	Terence W. Keenan	Lori B. Neiman
Executive Vice President –	Senior Vice President –	First Vice President –
Commercial Lending	Commercial Lending	Commercial Lending

Timothy H. Taylor	Richard J. Koretz	Daniel A. Niedermeyer
Executive Vice President and	Senior Vice President – Finance	First Vice President –
Chief Financial Officer		Consumer Lending/Operations

SENIOR OFFICERS

John M. Barkidjija	Yolanda M. Deen	Marilyn Klehm Martin
Senior Vice President –	First Vice President – Retail Banking	First Vice President – Operations
Commercial Lending

Brian J. Brodeur	Dwight L. Frankfather	Mary Kay Phillips
Senior Vice President –	First Vice President –	First Vice President – Retail Banking
Commercial Lending	Commercial Lending

John R. Markowicz	Peter R. Freund	David R. Ploger
Senior Vice President –	First Vice President –	First Vice President –
Commercial Lending	Commercial Lending	Commercial Lending

Janice Bake	Mary S. Koehler	Daniel P. Semenak
First Vice President – Operations	First Vice President – Retail Banking	First Vice President – Finance

CORUS BANKSHARES 2005 ANNUAL REPORT     75

Shareholder Information

CORPORATE OFFICES	ACCESS TO REPORTS

3959 N. Lincoln Avenue Chicago, Illinois 60613 Telephone (773) 832-3088 www.corusbank.com

The Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are made available free of charge through the Company’s Web site at www.corusbank.com as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. Copies will be available upon written request to the Chief Financial Officer of the Company. A charge will be made for exhibits requested.

ANNUAL MEETING	North Shore Skokie Hotel &	9599 Skokie Boulevard
10:00 a.m., April 18, 2006	Executive Meeting Center	Skokie, Illinois 60077

Telephone (847) 679-7000

TRANSFER AGENT AND REGISTRAR

Mellon Investor Services LLC
480 Washington Boulevard
Jersey City, New Jersey 07310-1900

(866) 282-3050 Toll-free number for shareholders

(800) 231-5469 TDD (Telecommunications Device for the Deaf) number for hearing/speech impaired shareholders

Mellon Web site: www.melloninvestor.com/isd

Mellon E-mail Contact: shrrelations@mellon.com

76     CORUS BANKSHARES 2005 ANNUAL REPORT

**CORUS** BANKSHARES

3959 North Lincoln Avenue
Chicago, Illinois 60613
Telephone 773-832-3088

www.corusbank.com