Form 10-K, Exhibit 13
period 2006-12-31
CORUS BANKSHARES INC
filed 2007-02-27
CIK 51939

EXHIBIT 13

FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31	2006	2005	2004

(dollars in thousands, except per share data)
BALANCE SHEET SUMMARY
Assets	$10,057,791	$8,458,740	$5,017,787
Deposits	8,704,675	7,265,829	4,096,816
Loans, net	4,096,686	4,484,771	2,760,946
Common shareholders’ equity	844,527	689,775	599,591

INCOME STATEMENT SUMMARY
Net interest income	$341,901	$249,658	$151,464
Net income	189,444	137,229	97,939
Cash dividends paid to common shareholders	46,139	37,921	33,140

PER SHARE DATA (1)
Diluted earnings	$3.28	$2.38	$1.70
Cash dividends paid	0.83	0.68	0.59
Book value at year-end	15.01	12.35	10.79
Market value at year-end	23.07	28.14	24.01

FINANCIAL RATIOS
Return on average common shareholders’ equity	25.0%	21.8%	17.4%
Return on average assets	2.0%	2.1%	2.4%
Efficiency ratio	18.4%	22.9%	33.5%

(1) All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.

CORUS BANKSHARES 2006 ANNUAL REPORT	1

A LETTER to OUR SHAREHOLDERS

We are very pleased to report 2006 net income of $189 million, or $3.28 per diluted share. Not only were 2006 earnings a record, they were a 38% increase over 2005 earnings of $137 million (which were themselves record earnings).

Among the many 2006 records:

•	Total deposits grew to $8.7 billion at December 31, 2006, a $1.4 billion increase from December 31, 2005.

•

Total shareholders’ equity climbed to $845 million at December 31, 2006, an increase of $155 million from December 31, 2005 — a 22% growth rate even after declaring $50 million in dividends to our shareholders.

•	Total assets grew to $10.1 billion at December 31, 2006 — a threshold that elevates Corus to among the 100 largest banking companies in the United States.

•	An efficiency ratio of less than 19%. In this measure, lower is better, and Corus’ 2006 results make it one of the most efficient large banking companies in the country.

•	A return on shareholders’ equity of 25%.

On the other hand, several important measures of our business showed decreases as compared to 2005.

•

Commercial real estate loan originations were strong in 2006 at $3.9 billion, but this was down 28% from the $5.4 billion figure in 2005. Management attributes the decrease in originations to increased competition from other lenders and a slowdown in the condominium market.

•	Commercial real estate loan balances outstanding decreased to $4.1 billion at December 31, 2006, a decrease of $329 million, or 7%, from the $4.4 billion balance at December 31, 2005.

•	As of year-end 2006, our “pipeline” of pending commercial real estate loans stood at approximately $4 billion, which is a 39% decrease from one year ago.

The company is taking all appropriate steps to increase the volume of business, but time will tell how successful we will be and much of the results are probably outside our control. While we will probably get more competitive in the terms we offer our customers, it is hard to predict how our competitors will react. Secondly, if the condominium markets are such that our customers don’t think that they can make money by developing condominium projects, then our loan terms won’t induce them to undertake a new project.

2	CORUS BANKSHARES 2006 ANNUAL REPORT

COMMERCIAL REAL ESTATE LENDING BUSINESS

Corus has been active in the commercial real estate lending business since virtually our firm’s founding. This business has taken on an ever-growing importance for our company over the last ten years, growing from 40% of our loan portfolio ten years ago, to over 98% as of year-end 2006. Notwithstanding the slowdown in loan originations in 2006, we continue to be very pleased with our focus on commercial real estate lending.

Unorthodox Strategies Over the last few years, we have discussed the various “unorthodox” strategies we have pursued in our commercial real estate lending business. As it is critical for shareholders to understand our lending approach, and as these strategies evolve over time, we again present this overview.

          First, investing such a large portion of a bank’s assets in condominium construction and conversion loans is unusual in the banking industry and would commonly be considered a “concentration of risk.” While we understand this approach brings with it certain risks, we feel that it is important to focus on the business that we know best and we are still pleased with the risk-reward ratios that we perceive in this business.

          Second, Corus has been originating increasingly larger commercial real estate loans. We actively use our legal lending limit, and we further supplement this with loans participated to the holding company. This allows Corus to make and keep in its portfolio loans as large as $200 million, which is unusual for a bank of our size or, for that matter, a bank of any size. While our commercial real estate portfolio was made up of approximately 165 loans at December 31, 2006, the 50 largest loans averaged $109 million and made up 65% of our total

CORUS BANKSHARES 2006 ANNUAL REPORT	3

A LETTER to OUR SHAREHOLDERS (continued)

loan portfolio. We believe that concentrating on larger loans has various important benefits, such as:

•	Greater involvement of senior management in each and every loan,

•	Better risk characteristics — such as developer expertise (which is generally higher in larger projects than smaller projects), better architects, and more qualified general contractors, and

•	Less competition from other banks for these larger loans.

Third, it is unusual for a bank our size to lend nationwide. Over 95% of our total loan commitments are secured by properties outside of Illinois. We believe this geographic distribution provides us with an important form of diversification and reduces the risk associated with our commercial real estate loan concentrations. We think of our exposure by metropolitan area, rather than by state. For example, we think that the market dynamics of supply and demand are sufficiently different in San Francisco and San Diego that we keep track of them separately. Using this methodology, our highest concentration is in Miami/Southeast Florida, which held 24% of our loan portfolio at December 31, 2006. Las Vegas held 10%, Los Angeles and New York City each held 9%.

          Fourth, we have instituted a unique commission-based compensation program for the commercial real estate loan officers. The purpose of the program is to reward commercial loan officers for originating new loans and the size of the commissions are based on the amount of interest and fees earned on those loans. An additional, and critical, aspect of this compensation program is that officers share in the risk of loss on the loans they generate. Generally, a substantial portion of officers’ commissions may be held back for up to nine years and are at risk of loss in the event the Company suffers a loss on the loan. The total value of those held back commissions was nearly $25 million at year-end 2006.This motivates our officers to make safe loans and it aligns the officers’ and Bank’s interests very closely. The program can be highly lucrative for the officers — the aggregate 2006 commissions for our 10 highest paid loan officers was $9.6 million. In order to manage the risks posed by such an arrangement, Robert Glickman, who is not in this commission program and who is a major shareholder, approves virtually every commercial real estate loan.

4	CORUS BANKSHARES 2006 ANNUAL REPORT

Residential Real Estate Market & Potential Risks It should be no surprise that Corus, with a loan portfolio invested almost exclusively in loans to condominium developers, is feeling the effects of the nationwide slowdown in the housing market. The 39% decrease in our pipeline of pending loans, as compared to December 31, 2005, provides evidence of this slowdown. Aside from the effects on our new loan origination volumes, the slowdown in the housing market is also impacting Corus in terms of credit quality of loans already on our books. We have seen various projects that are experiencing slower sales of condominium units and/or lower prices than the developer or we would like. While construction projects are clearly not immune to the forces of the slowdown, conversion projects are displaying more obvious signs of weakness. We have had numerous loans that have experienced meaningful problems, but in most cases, the borrowers or their financial backers (usually the Mezzanine Lenders in the projects) have stepped up to the plate and invested additional dollars, signed financial guarantees or taken other actions that have strengthened the loan from our perspective.

          We will not hesitate to foreclose if a borrower does not support a loan that is in distress. In general, we would not agree to a workout if a borrower approaches us with the attitude that we should leave him in control of the project and give him all of the upside if the market turns around, but leaves the Bank to take all of the downside risk. We believe that our loans were conservatively underwritten, leaving room for our loan amounts to increase or the collateral values to decrease and still have the Bank get repaid in full.

          With all of this discussion of slowing loan volume and potential credit problems, we would like to reiterate that we do, nonetheless, continue to see good opportunities for new loans in the condominium construction market. We continue to believe that many profitable opportunities, for both the Bank and its customers, exist in many cities across the country to build and develop condominium projects. While other lenders may be afraid of the condominium construction market, this helps us by limiting competition.

DEPOSITS

With respect to funding our loan business, virtually all of Corus’ funding comes from traditional deposit products. Deposits continued to grow in 2006, resulting in net growth of $1.4 billion for the year. The growth is primarily attributable to growth in retail certificates of deposit (“CDs”) and is the direct result of the Bank’s national marketing of six- and twelve-month CDs to both individuals and businesses at competitive rates. The response to this program, which was introduced in April 2004, continues to be strong both locally and across the country. Corus has pursued this strategy in lieu of opening branches. While we pay relatively high interest rates, we save money on the cost of the bricks and mortar and all of the expensive personnel costs of an extensive branch network.

CORUS BANKSHARES 2006 ANNUAL REPORT	5

A LETTER to OUR SHAREHOLDERS (continued)

          The retention of existing deposits continues to be a focus of the Bank. While the results to-date have been strong, there are no guarantees that account retention will remain high over the long term.

          At December 31, 2006, approximately 62% of the Bank’s $8.4 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market. Total retail deposits consisted of nearly 200,000 accounts.

          While banks have always coveted deposits, the last few years have witnessed a significant increase in the competition for deposits. We have therefore been all that much more fortunate to be able to grow our deposits so substantially over the past several years. Total retail deposits jumped to $8.4 billion at December 31, 2006, up almost four-times from the $2.2 billion at December 31, 2003.

FINANCIAL STRENGTH

While financial strength is the culmination of many factors, two of the most critical for banks are capital and liquidity. In both regards, Corus is very well situated.

Capital Maintaining a solid capital base has been one of our guiding principles for many years. Towards that end, we have established an internal capital goal for Corus Bank that significantly exceeds the levels required by the Bank’s regulators. Our internal goal is the sum of: (1) the amount required to meet the regulatory definition of “well capitalized” (the highest rating possible), plus (2) a cushion to that regulatory threshold.

6	CORUS BANKSHARES 2006 ANNUAL REPORT

          The Bank’s capital (which is simply bank equity plus loan loss reserves) at December 31, 2006, totaled $1.0 billion. The amount required to meet the regulatory definition of well capitalized was $700 million, and therefore, our cushion was $300 million. We are operating our bank with literally hundreds of millions of dollars above and beyond the levels required to meet the highest regulatory requirement.

Liquidity Banks must stand ready at all times to meet depositors’ withdrawal requests and to fund disbursements under outstanding loan commitments. In order to have cash available at all times for these needs, the Bank maintains very high levels of liquid investments — over $5.0 billion at yearend 2006. At year-end 2006, Corus kept these investments primarily in U.S. Government and agency securities with 6-month maturities. It is important to note that virtually none of these liquid investments are pledged as collateral for any borrowings of the Bank or in any way encumbered and they are fully available for any liquidity needs.

          In regard to thinking about liquidity needs, construction loans, which are a significant part of our business, tend to start with very low balances and thus bring about large unfunded commitments. Our commitments on commercial real estate construction loans are intended to be, and in fact must be (if the borrower is to complete the project), drawn down. We thus expect to fund 100% of these committed amounts and generally expect these fundings to take place over the next two to three years. As of December 31, 2006, Corus had total unfunded loan commitments of about $4.3 billion. Loan paydowns/payoffs work in the opposite direction, acting as a source of future funding. (For further information on this topic, please refer to the “Liquidity and Capital Resources” section in the Management’s Discussion and Analysis section of this annual report.)

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

Sincerely,

/s/ JOSEPH C. GLICKMAN	/s/ ROBERT J. GLICKMAN

JOSEPH C. GLICKMAN	ROBERT J. GLICKMAN
Chairman of the Board	President and Chief Executive Officer

CORUS BANKSHARES 2006 ANNUAL REPORT	7

CONSOLIDATED BALANCE SHEETS

DECEMBER 31	2006	2005

(dollars in thousands, except per share data)
ASSETS
Cash and due from banks — noninterest-bearing	$121,564	$133,351
Federal funds sold	319,700	325,000

Cash and Cash Equivalents	441,264	458,351
Securities:
Available-for-sale, at fair value
U.S. Government and agencies (amortized cost $5,182,286 and $3,234,257)	5,178,270	3,228,016
Common stocks (cost $127,316 and $110,586)	217,042	184,541
Other securities (amortized cost $34,768 and $29,509)	35,955	30,081

Total Securities	5,431,267	3,442,638
Loans, net of unearned income	4,141,979	4,524,511
Less: Allowance for loan losses	45,293	39,740

Loans, net	4,096,686	4,484,771
Premises and equipment, net	27,376	26,439
Other real estate owned	8,439	—
Accrued interest receivable and other assets	48,236	42,018
Goodwill, net of accumulated amortization of $30,009	4,523	4,523

Total Assets	$10,057,791	$8,458,740

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$309,267	$337,399
Interest-bearing	8,395,408	6,928,430

Total Deposits	8,704,675	7,265,829
Long-term debt — subordinated debentures	384,028	358,254
Federal funds purchased	—	41,200
Other borrowings	39,419	21,593
Accrued interest payable and other liabilities	85,142	82,089

Total Liabilities	9,213,264	7,768,965
Shareholders’ equity: (1)
Common stock, $0.05 par value, 130,000,000 shares authorized; 56,245,978 and 55,849,488 shares issued, respectively	2,812	2,792
Surplus	31,783	25,882
Equity — options outstanding	9,040	7,770
Retained earnings	746,291	609,334
Accumulated other comprehensive income	54,601	43,997

Total Shareholders’ Equity	844,527	689,775

Total Liabilities and Shareholders’ Equity	$10,057,791	$8,458,740

See accompanying notes.

(1)All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.

8   CORUS BANKSHARES 2006 ANNUAL REPORT

CONSOLIDATED STATEMENTS of INCOME

YEARS ENDED DECEMBER 31	2006	2005	2004

(in thousands, except per share data)
INTEREST, LOAN FEES, AND DIVIDEND INCOME
Interest and fees on loans	$500,973	$346,800	$193,842
Federal funds sold	18,307	21,936	16,335
Securities:
Interest	214,638	71,654	5,099
Dividends	7,309	6,559	6,287
Trading account	—	—	496

Total Interest, Loan Fees, and Dividend Income	741,227	446,949	222,059

INTEREST EXPENSE
Deposits	369,791	178,497	60,370
Long-term debt — subordinated debentures	28,547	17,991	9,354
Other borrowings	988	803	871

Total Interest Expense	399,326	197,291	70,595

Net Interest Income	341,901	249,658	151,464
Provision for credit losses	7,500	6,000	—

Net Interest Income After Provision for Credit Losses	334,401	243,658	151,464

NONINTEREST INCOME
Service charges on deposit accounts	10,961	11,566	11,438
Securities gains/(losses), net	6,071	12,691	37,349
Other income	2,169	3,692	2,628

Total Noninterest Income	19,201	27,949	51,415

NONINTEREST EXPENSE
Employee compensation and benefits	45,756	43,136	38,458
Net occupancy	3,961	3,723	3,764
Data processing	2,025	1,714	2,435
Depreciation — furniture and equipment	1,838	1,444	1,750
Other expenses	12,301	11,305	9,866

Total Noninterest Expense	65,881	61,322	56,273

Income Before Income Taxes	287,721	210,285	146,606
Income tax expense	98,277	73,056	48,667

Net Income	$189,444	$137,229	$97,939

Net income per common share: (1)
Basic	$3.38	$2.46	$1.76
Diluted	3.28	2.38	1.70
Cash dividends declared per common share (1)	0.90	0.70	0.63
Average common shares outstanding (1)
Basic	55,968	55,688	55,792
Diluted	57,705	57,710	57,636

See accompanying notes.

(1)All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.

CORUS BANKSHARES 2006 ANNUAL REPORT   9

CONSOLIDATED STATEMENTS of CHANGES in SHAREHOLDERS’ EQUITY

	COMMON STOCK	SURPLUS	EQUITY — OPTIONS OUTSTANDING	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME	TOTAL

(dollars in thousands, except per share data)
Balance at December 31, 2003	$2,804	$15,540	$5,670	$460,458	$61,708	$546,180
Net income	—	—	—	97,939	—	97,939
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	24,919	24,919
Reclassification adjustment for net gains realized in net income	—	—	—	—	(31,582)	(31,582)
Income tax effect	—	—	—	—	2,332	2,332

Comprehensive Income						93,608
Stock options vested	—	—	1,402	—	—	1,402
Shares issued under the stock option plan, 47,720 common shares	2	827	(183)	—	—	646
Stock option settlements	—	(272)	(94)	—	—	(366)
Stock option expirations	—	38	(58)	—	—	(20)
Deferred compensation	—	3,783	—	—	—	3,783
Repurchase and retirement of 530,200 common shares	(26)	(63)	—	(10,732)	—	(10,821)
Cash dividends declared on common stock, $0.625 per common share	—	—	—	(34,821)	—	(34,821)

Balance at December 31, 2004	$2,780	$19,853	$6,737	$512,844	$57,377	$599,591
Net income	—	—	—	137,229	—	137,229
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	(7,912)	(7,912)
Reclassification adjustment for net gains realized in net income	—	—	—	—	(12,673)	(12,673)
Income tax effect	—	—	—	—	7,205	7,205

Comprehensive Income						123,849
Stock options vested	—	—	1,682	—	—	1,682
Shares issued under the stock option plan, 201,360 common shares	10	3,540	(649)	—	—	2,901
Deferred compensation	—	1,745	—	—	—	1,745
Shares issued under the Commission Program for Commercial Loan Officers, 120,432 common shares	6	754	—	—	—	760
Repurchase and retirement of 63,600 common shares	(4)	(10)	—	(1,734)	—	(1,748)
Cash dividends declared on common stock, $0.700 per common share	—	—	—	(39,005)	—	(39,005)

Balance at December 31, 2005	$2,792	$25,882	$7,770	$609,334	$43,997	$689,775
Net income	—	—	—	189,444	—	189,444
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	28,336	28,336
Reclassification adjustment for net gains realized in net income	—	—	—	—	(6,071)	(6,071)
Income tax effect	—	—	—	—	(9,984)	(9,984)

Comprehensive Income						201,725
Adjustment to initially apply FASB Statement No. 158 — net of tax	—	—	—	—	(1,677)	(1,677)
Stock options vested	—	—	1,905	—	—	1,905
Shares issued under stock option plans, 182,260 common shares	9	3,415	(635)	—	—	2,789
Deferred compensation	—	1,647	—	—	—	1,647
Shares issued under the Commission Program for Commercial Loan Officers, 314,830 common shares	16	860	—	—	—	876
Repurchase and retirement of 100,600 common shares	(5)	(21)	—	(2,061)	—	(2,087)
Cash dividends declared on common stock, $0.900 per common share	—	—	—	(50,426)	—	(50,426)

Balance at December 31, 2006	$2,812	$31,783	$9,040	$746,291	$54,601	$844,527

All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.

10   CORUS BANKSHARES 2006 ANNUAL REPORT

CONSOLIDATED STATEMENTS of CASH FLOWS

YEARS ENDED DECEMBER 31	2006	2005	2004

(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$189,444	$137,229	$97,939
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Provision for credit losses	7,500	6,000	—
Depreciation and amortization	2,571	2,185	2,524
(Accretion) amortization of investment (discounts) premiums, net	(191,012)	(46,185)	443
Deferred income tax (benefit)/expense	(6,998)	(4,011)	1,416
Securities (gains)/losses, net	(6,071)	(12,691)	(37,349)
Proceeds from trading activity, net	—	—	4,229
Deferred compensation expense	4,036	3,870	5,108
Payment of deferred compensation	(1,543)	(815)	—
Stock option expense	1,905	1,682	1,402
Excess tax benefits from share-based payment arrangements	(1,884)	(1,928)	(208)
Gain on sale of premises and equipment	—	(1,420)	—
(Increase)/Decrease in accrued interest receivable and other assets	(5,306)	(23,374)	1,370
(Decrease)/Increase in accrued interest payable and other liabilities	(2,618)	29,337	3,523

Net Cash (Used in)/Provided by Operating Activities	(9,976)	89,879	80,397

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of available-for-sale securities	7,552,746	2,712,125	209,889
Proceeds from sales of available-for-sale securities	16,128	460,063	15,559
Purchases of available-for-sale securities	(9,341,079)	(5,896,630)	(425,259)
Proceeds from sales of non-hedge derivatives	—	—	7,800
Net decrease/(increase) in loans	371,497	(1,731,421)	(360,670)
Recoveries of previously charged-off loans	1,193	1,785	2,099
Purchases of premises and equipment	(3,508)	(3,873)	(1,610)
Proceeds from sale of premises and equipment	—	2,068	—

Net Cash Used in Investing Activities	(1,403,023)	(4,455,883)	(552,192)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposit accounts	1,438,846	3,175,194	1,253,750
Net proceeds from issuance of long-term debt — subordinated debentures	25,000	100,000	75,000
Repayment of debt	—	—	(35,000)
(Decrease)/Increase in federal funds purchased	(41,200)	41,200	—
Increase in other borrowings, net	17,826	14,662	5,528
Cash proceeds from stock option exercises	1,782	1,734	564
Cash used to settle equity instruments	—	—	(512)
Excess tax benefits from share-based payment arrangements	1,884	1,928	208
Repurchases and retirements of common shares	(2,087)	(1,748)	(10,821)
Cash dividends paid on common shares	(46,139)	(37,921)	(33,140)

Net Cash Provided by Financing Activities	1,395,912	3,295,049	1,255,577

Net (Decrease) Increase in Cash and Cash Equivalents	(17,087)	(1,070,955)	783,782
Cash and cash equivalents at beginning of year	458,351	1,529,306	745,524

Cash and Cash Equivalents at End of Year	$441,264	$458,351	$1,529,306

Supplemental disclosures of cash flow information:
Interest paid	$402,517	$174,624	$66,217
Income taxes paid	103,921	74,955	48,950
Supplemental schedule of noncash investing activities:
Loan foreclosure — asset transferred to other real estate owned	$8,439	$—	$—

See accompanying notes.

CORUS BANKSHARES 2006 ANNUAL REPORT   11

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Corus Bankshares, Inc. (“Corus” or the “Company”) and its wholly-owned subsidiary, Corus Bank, N.A. (the “Bank”). Corus, through its subsidiary bank, provides retail banking services through a branch network in the Chicago metropolitan area. The Bank also markets deposit products nationwide.

          Corus’ commercial lending group provides financing nationwide, almost exclusively collateralized by real estate. In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management’s expectations. See Allowance for Credit Losses accounting policy below.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Corus and the Bank. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

          In accordance with Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”), the accompanying consolidated financial statements do not include the accounts of 12 wholly-owned finance subsidiaries (the “Trusts”). The Trusts were formed for the sole purpose of issuing Trust Preferred securities and, in turn, purchasing subordinated debentures from the Company.

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

          Corus does, however, report the subordinated debentures sold to the Trusts as a liability in the Consolidated Balance Sheets and the associated interest expense in the Consolidated Statements of Income.

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

          Available-for-sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, market conditions or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes, is reflected as a component of other comprehensive income in the Consolidated Statements of Changes in Shareholders’ Equity. Amortized cost represents the cost of securities plus or minus the amortization/accretion of premium/ discount, adjusted for losses associated with “other than temporary” declines in value.

12   CORUS BANKSHARES 2006 ANNUAL REPORT

          Securities held-to-maturity represent securities that Corus has the ability and positive intent to hold to maturity. These securities are carried at amortized cost.

          Interest and dividend income, including amortization of premiums and accretion of discounts, are included in interest, loan fees, and dividend income. Realized gains and losses are determined on a specific identification basis. Gains or losses from available-for-sale securities are recognized either when the investment is sold or when a company is acquired by another company, regardless of whether the acquisition price is paid in cash or stock. Discounts received or premiums paid are treated as cash flows from investing activities for purposes of the Consolidated Statements of Cash Flows.

          Provisions are made to write down the value of securities for declines in value that are “other than temporary”. Corus’ practice is to recognize impairment losses on individual equity securities when the security has been in a loss position at the close of each trading day during six (6) consecutive months as of any quarter end. The exception to this general policy would be in the event that a security suffers a rapid and material decrease in value that Corus determines to be other than temporary in nature. In these cases, Corus will recognize an impairment charge at the time such determination is made. Corus evaluates its investments for “other than temporary” declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

LOANS

Loans are reported at the principal amount outstanding, net of any unearned discount or deferred origination or exit fees. Interest income is recognized using the level-yield method. Loan origination and exit fees, net of direct costs related to the origination, are deferred and amortized as a yield adjustment over the lives of the related loans.

          The accrual of interest income is discontinued on any loan when there is reasonable doubt as to the ultimate collectibility of interest or principal. Loans past due over 90 days continue to accrue interest income only if there are adequate sources of repayment. These sources include sufficient collateral to cover repayment of the loan or other designated sources of repayment. When a loan is placed on nonaccrual status, unpaid interest is reversed if, based on management’s assessment, collection is not probable. To the extent that interest is reversed, amounts credited to income in the current year are reversed to interest income and unpaid interest accrued in prior years is charged against the allowance for credit losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

          In accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS 114”), Corus classifies loans as impaired if, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the creditor expects to collect all amounts due including interest for the period of delay. Finally, impaired loans also include loans restructured in a troubled debt restructuring. See Allowance for Credit Losses policy below with regard to reserves for impaired loans.

CORUS BANKSHARES 2006 ANNUAL REPORT   13

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

          Commercial real estate loans are charged off when designated “loss” by the Bank’s regulators, when past due more than 180 days (unless well collateralized), or when deemed uncollectible by management. Past due and delinquency status is determined based on contractual terms.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses (the “Allowance”) is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments. The Allowance is available to absorb losses inherent in the loan portfolio. Increases to the Allowance result from provisions for credit losses that are charged to earnings and from recoveries of previously charged-off loans. Decreases to the Allowance result as loans, or portions thereof, are charged off.

          The Allowance for Loan Losses is based upon quarterly analyses. Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, defined by Generally Accepted Accounting Principles as loans where “it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.” Management primarily uses the alphanumeric loan rating system documented by the Office of the Comptroller of the Currency (the “OCC”) to select loans for impairment assessment. Loans determined to be impaired are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a specific reserve is necessary and, if so, the appropriate amount of that reserve.

          The remainder of the portfolio is then segmented into groups based on loan characteristics, seniority of collateral, and loan rating. A reserve is calculated and allocated to each of these groups based on historical net charge-off history coupled with a subjective Management Adjustment Factor. The Management Adjustment Factor is intended to incorporate those qualitative or environmental factors that are likely to cause estimated credit losses associated with the Bank’s existing portfolio to differ from historical loss experience.

          While the Management Adjustment Factor is used to adjust for the most significant risk factors, these factors certainly do not constitute an exhaustive list. Environmental factors exist that indicate there are probable losses in the overall portfolio that have not been captured in the specific or allocated reserves. These risks are reflected in the unallocated portion of the Allowance for Loan Losses.

          Ultimately, the Bank strives to maintain loan loss reserves that are directionally consistent with changes in the factors, taken as a whole, that evidence credit losses, keeping in mind the characteristics of the Bank’s loan portfolio.

          The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses. The primary difference is that the reserve is adjusted to account for the lower risk associated with unfunded amounts combined with the expected timing and likelihood of funding.

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

14   CORUS BANKSHARES 2006 ANNUAL REPORT

OTHER REAL ESTATE OWNED

Other real estate owned includes properties acquired through foreclosure. These properties are generally recorded at the lower of cost or estimated realizable value. Gains and losses from the sale or write-down of other real estate owned are included in other income or expense. The net costs of maintaining these properties are included in operating expenses.

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

STOCK-BASED EMPLOYEE COMPENSATION

Corus utilizes its stock to compensate employees under various nonqualified stock option plans (the “Stock Option Plans”). In addition, Corus’ Commission Program for Commercial Loan Officers (the “CLO Program”) provides for the use of Corus stock as an investment vehicle for commission holdbacks. These plans are described more fully in Note 14 and in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

CORUS BANKSHARES 2006 ANNUAL REPORT   15

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

          With regard to the Stock Option Plans, all stock options granted had an exercise price equal to the closing market price of the underlying common stock on either the date of grant or one business day prior. The fair value of stock options granted was computed using the Black-Scholes valuation model.

          Compensation cost for stock options is recognized over the vesting period of the instrument based on the fair value as determined at the grant date for all awards expected to vest. No adjustments to expense are recorded to reflect any changes in fair value subsequent to the grant date. Upon exercise, to the extent that the intrinsic value of the awards exceeds the grant date fair value, an additional tax benefit is recorded and posted directly to capital surplus. See Note 14 for a summary of stock option valuation assumptions.

NOTE 2	RECENT ACCOUNTING PRONOUNCEMENTS

FIN 48 — ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This interpretation prescribes a methodology for recognition and measurement for uncertain tax positions either taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not anticipate that adoption of FIN 48 will have a material impact on its results of operations or its financial position.

SFAS 157 — FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. This Statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not anticipate that adoption of SFAS 157 will have a material impact on its results of operations or its financial position.

16   CORUS BANKSHARES 2006 ANNUAL REPORT

SFAS 158 —	EMPLOYERS’ ACCOUNTING FOR DEFINED BENEFIT
PENSION & OTHER POSTRETIREMENT PLANS

The FASB also issued in September 2006 Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). This Statement requires recognition of the funded status of a defined benefit postretirement plan in the statement of financial position. The Statement also requires recognition of the changes in funded status in the year in which the changes occur through comprehensive income. Finally, SFAS 158 requires an entity to measure the funded status of a plan as of the date of its fiscal year-end, with limited exceptions. SFAS 158 provides recognition and disclosure elements to be effective as of the end of the fiscal year ending after December 15, 2006, and measurement elements to be effective for fiscal years ending after December 15, 2008. In accordance with the adoption of the recognition and disclosure provisions of SFAS 158, the Company recorded the impact of the unrecognized net actuarial loss of $2.6 million as an additional liability on Corus’ balance sheet as of December 31, 2006. Consistent with the provisions of SFAS 158, the Company recorded a corresponding amount, on an after-tax basis, in accumulated other comprehensive income. The Company does not anticipate that adoption of the measurement elements of SFAS 158 will have a material impact on its results of operation or its financial position. See Note 10 for further information.

NOTE 3	SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows:

		GROSS UNREALIZED
	AMORTIZED COST			FAIR VALUE
DECEMBER 31, 2006		GAINS	LOSSES

(dollars in thousands)
U.S. Government and agencies	$5,182,286	$2	$(4,018)	$5,178,270
Common stocks	127,316	89,726	—	217,042
Other	34,768	1,202	(15)	35,955

Total	$5,344,370	$90,930	$(4,033)	$5,431,267

		GROSS UNREALIZED
	AMORTIZED COST			FAIR VALUE
DECEMBER 31, 2005		GAINS	LOSSES

(dollars in thousands)
U.S. Government and agencies	$3,234,257	$—	$(6,241)	$3,228,016
Common stocks	110,586	73,955	—	184,541
Other	29,509	572	—	30,081

Total	$3,374,352	$74,527	$(6,241)	$3,442,638

CORUS BANKSHARES 2006 ANNUAL REPORT   17

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

For those securities with unrealized losses, the following tables present the aggregate fair values and the associated unrealized losses for the investments as of December 31, 2006 and 2005. The securities presented are grouped according to the time periods during which the investments have been in a continuous unrealized loss position.

	LESS THAN 12 MONTHS		MORE THAN 12 MONTHS		TOTAL

DECEMBER 31, 2006	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES

(dollars in thousands)
U.S. Government and agencies	$5,161,329	$4,018	$—	$—	$5,161,329	$4,018
Other	1,830	15	—	—	1,830	15

Total	$5,163,159	$4,033	$—	$—	$5,163,159	$4,033

	LESS THAN 12 MONTHS		MORE THAN 12 MONTHS		TOTAL

DECEMBER 31, 2005	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES

(dollars in thousands)
U.S. Government and agencies	$3,119,683	$5,295	$108,333	$946	$3,228,016	$6,241

Total	$3,119,683	$5,295	$108,333	$946	$3,228,016	$6,241

The unrealized losses on the Company’s investments in U.S. Government and agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. In view of the fact that the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2006.

The scheduled maturities for securities were as follows:

DECEMBER 31, 2006	AMORTIZED COST	FAIR VALUE

(dollars in thousands)
Due in:
One year or less	$5,182,286	$5,178,270
After ten years	4,806	4,816

Subtotal	5,187,092	5,183,086
Securities not due at a single maturity	157,278	248,181

Total	$5,344,370	$5,431,267

Gross gains realized from available-for-sale securities totaled $7.5 million, $14.1 million, and $31.6 million during 2006, 2005, and 2004, respectively. Gross realized losses from the sale of available-for-sale securities since 2004 are limited to a loss of $0.6 million recognized in 2005. Corus did, however, realize “book” losses in 2006 and 2005 of $1.5 million and $0.9 million, respectively, due to adjustments for an “other than temporary” decline in value of certain equity securities, as defined by Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations for further discussion.

          Securities having an aggregate carrying value of $18.6 million and $22.0 million at December 31, 2006 and 2005, respectively, were pledged as collateral related to derivative contracts, to secure public deposits and for other purposes.

18   CORUS BANKSHARES 2006 ANNUAL REPORT

NOTE 4	LOANS

Total loans, net of deferred loan fees, other discounts, and exit fees receivable of $24.4 million and $44.5 million at December 31, 2006 and 2005, respectively, were as follows:

DECEMBER 31	2006	2005

(dollars in millions)
Commercial real estate:
Condominium:
Construction	$2,615	$1,920
Conversion	1,288	1,886
Other commercial real estate	172	598

Total commercial real estate	4,075	4,404
Commercial	42	84
Residential real estate and other	25	37

Loans, net of unearned income	$4,142	$4,525

Mezzanine loans included in total commercial real estate	$196	$132

In addition to the loan balances listed in the above table, Corus has loan commitments of $4.3 billion representing both unfunded loan balances and commitment letters issued but not yet accepted by the applicant. Please see Note 12 for additional details.

          As of December 31, 2006, 96% of Corus’ outstanding commercial real estate loans were collateralized by condominium buildings located in a limited number of major metropolitan areas. Please see the tables below for a breakdown of loans by collateral type and geographic distribution.

COMMERCIAL REAL ESTATE LOAN PORTFOLIO BY COLLATERAL TYPE

	2006					2005

		LOANS OUTSTANDING		TOTAL COMMITMENT (1)			LOANS OUTSTANDING		TOTAL COMMITMENT (1)
	NO. OF LOANS					NO. OF LOANS
DECEMBER 31		AMOUNT	%	AMOUNT	%		AMOUNT	%	AMOUNT	%

(dollars in millions)
Condominium:
Construction	95	$2,615	64%	$6,566	79%	92	$1,920	44%	$5,327	64%
Conversion	58	1,288	32	1,376	16	66	1,886	43	2,156	26

Condominium Total	153	3,903	96	7,942	95	158	3,806	87	7,483	90
Office	3	100	2	188	2	9	154	3	275	3
Hotel	2	22	1	128	2	13	251	6	353	4
Other	7	40	1	89	1	16	176	4	210	3
Loans less than $1 million	NM	10	—	12	—	NM	17	—	19	—

Total	165	$4,075	100%	$8,359	100%	196	$4,404	100%	$8,340	100%

NM — Not Meaningful

(1)Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

CORUS BANKSHARES 2006 ANNUAL REPORT   19

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

COMMERCIAL REAL ESTATE LOAN PORTFOLIO BY MAJOR METROPOLITAN AREA

	2006					2005

		LOANS OUTSTANDING		TOTAL COMMITMENT (1)			LOANS OUTSTANDING		TOTAL COMMITMENT (1)
	NO. OF LOANS					NO. OF LOANS
DECEMBER 31		AMOUNT	%	AMOUNT	%		AMOUNT	%	AMOUNT	%

(dollars in millions)
Florida:
Miami/Southeast Florida	25	$726	18%	$2,008	24%	24	$552	13%	$1,242	15%
Orlando	11	233	6	249	3	9	323	8	347	4
Tampa	4	161	4	168	2	4	211	5	234	3
Other Florida	8	330	8	463	6	7	148	3	468	5

Florida Total	48	1,450	36	2,888	35	44	1,234	29	2,291	26
California
Los Angeles	14	173	4	708	9	16	255	6	620	7
San Diego	13	408	10	528	6	17	434	10	719	9
San Francisco	3	41	1	77	1	6	109	2	230	3
Sacramento	2	48	1	67	1	1	41	1	45	1

California Total	32	670	16	1,380	17	40	839	19	1,614	20
Las Vegas	10	447	11	860	10	11	281	6	610	7
New York City	16	328	8	733	9	24	631	14	1,219	15
Washington, D.C. (2)	16	448	11	698	8	24	615	14	1,113	13
Atlanta	12	172	4	489	6	9	131	3	350	4
Chicago	7	128	3	278	3	16	213	5	414	5
Phoenix/Scottsdale	8	113	3	245	3	7	124	3	153	2
Other (3)	16	309	8	776	9	21	319	7	557	7
Loans less than $1 million	NM	10	—	12	—	NM	17	—	19	—

Total	165	$4,075	100%	$8,359	100%	196	$4,404	100%	$8,340	100%

NM — Not Meaningful
(1)Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2)Includes northern Virginia and Maryland loans.
(3)No other metropolitan area exceeds three percent of the total.

ALLOWANCE FOR CREDIT LOSSES

The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments. In the aggregate, the Allowance for Credit Losses had a balance of $50.8 million at December 31, 2006, which was comprised of a $45.3 million Allowance for Loan Losses and a $5.5 million Liability for Credit Commitment Losses.

          In accordance with the results of Corus’ Allowance for Credit Losses analysis, the Company recorded a provision for credit losses of $7.5 million in 2006. The Allowance for Credit Losses analysis incorporates numerous quantitative measures including historical losses, loan growth, and credit quality, as well as various qualitative factors.

20   CORUS BANKSHARES 2006 ANNUAL REPORT

Changes in the Allowance for Credit Losses were

as follows:

	2006	2005	2004

(dollars in thousands)
Balance at January 1	$44,740	$37,882	$36,448
Provision for credit losses	7,500	6,000	—
Charge-offs	(2,640)	(927)	(665)
Recoveries	1,193	1,785	2,099

Balance at December 31	$50,793	$44,740	$37,882

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

DECEMBER 31	2006	2005	2004

(dollars in thousands)
Allowance for Loan Losses	$45,293	$39,740	$32,882
Liability for Credit Commitment Losses (1)	5,500	5,000	5,000

Total	$50,793	$44,740	$37,882

(1) Included as a component of other liabilities

Impaired loans totaled $73.4 million and $16.4 million as of December 31, 2006 and 2005, respectively. The amount of impaired loans specifically reserved for in the Allowance for Loan Losses was $0.4 million and $0.7 million as of December 31, 2006 and 2005, respectively. Average impaired loans for the years ended 2006, 2005, and 2004 were $20.2 million, $30.9 million, and $19.5 million, respectively. Interest income recognized on impaired loans during those three years was $0.7 million, $2.0 million and $0.8 million, respectively.

          Nonaccrual loans, included in impaired loans listed above, totaled $72.5 million and $73,000 as of December 31, 2006 and 2005, respectively. The interest foregone on impaired loans for the year ended 2006 was $1.2 million. Interest foregone on impaired loans in 2005 and 2004 was negligible. In addition, loans past due 90 days or more, but still accruing interest, totaled $34.4 million and $0.5 million as of December 31, 2006 and 2005, respectively.

NOTE 5	PREMISES AND EQUIPMENT

Premises and equipment were as follows:

DECEMBER 31	2006	2005

(dollars in thousands)
Land and improvements	$7,877	$7,819
Buildings and improvements	29,693	28,970
Furniture and equipment	25,789	23,142

Gross Premises and Equipment	63,359	59,931
Less accumulated depreciation	(35,983)	(33,492)

Total Premises and Equipment, Net	$27,376	$26,439

Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $456,000, $414,000, and $404,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

CORUS BANKSHARES 2006 ANNUAL REPORT   21

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

Minimum fixed lease obligations, including taxes, insurance and other expenses, to the extent such costs are fixed by lease agreements, for leases in effect at December 31, 2006 were as follows:

YEARS ENDING DECEMBER 31

(dollars in thousands)
2007	$430
2008	441
2009	451
2010	392
2011	388
2012 and thereafter	805

Minimum payments	$2,907

NOTE 6	DEPOSITS

Interest-bearing deposits at December 31, 2006, include certificates of deposit (“CDs”) totaling $6.3 billion (72% of total deposits), of which $3.2 billion related to CDs in amounts of $100,000 or more. At December 31, 2005, CDs totaled $4.8 billion (66% of total deposits), of which $2.5 billion related to CDs in amounts of $100,000 or more. Interest expense on CDs of $100,000 or more totaled $142.4 million and $67.2 million in 2006 and 2005, respectively.

At December 31, 2006, the scheduled maturities of all certificates of deposit were as follows:

YEARS ENDING DECEMBER 31	BROKERED CDS	RETAIL CDS	TOTAL

(dollars in thousands)
2007	$78,190	$5,973,373	$6,051,563
2008	89,677	15,584	105,261
2009	59,490	8,478	67,968
2010	52,598	2,485	55,083
2011	—	1,101	1,101
2012 and thereafter	—	—	—

Total	$279,955	$6,001,021	$6,280,976

As of December 31, 2006 and 2005, overdraft demand deposits totaling $6.0 million and $22.3 million, respectively, were reclassified from deposits to loans.

NOTE 7	LONG-TERM DEBT — SUBORDINATED DEBENTURES (“TRUST PREFERRED”)

As of December 31, 2006, Corus had $384.0 million in floating rate junior subordinated notes (the “Debentures”). The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events). Interest payments on the Debentures are payable quarterly. So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the debenture agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.

22   CORUS BANKSHARES 2006 ANNUAL REPORT

          If Corus elects to defer interest payments on the Debentures, Corus will generally be restricted from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of Corus’ common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank with (i.e., pari passu), or are junior to, the Debentures. In other words, if Corus were to elect to defer interest payments on any one of the Debentures, Corus would be required to defer all payments with respect to all of its Debentures. As of December 31, 2006, Corus had not elected to defer interest payments. Absent the exercise of this option, Corus has no financial covenants related to this debt.

          Interest and fees included in interest expense totaled $28.5 million, $18.0 million, and $9.4 million for the years ended December 31, 2006, 2005, and 2004, respectively. All of the outstanding Debentures are variable-rate, with interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10%, resetting quarterly. The scheduled maturities of the Debentures are $177.8 million in 2033, $77.3 million in 2034, $77.3 million in 2035, and $51.6 million in 2036.

          Note that the Debentures were issued to unconsolidated subsidiary trusts of the Company. Each trust’s sole purpose is to issue Trust Preferred Securities with terms essentially identical to the Debentures and then use the proceeds of the Trust Preferred issuance to purchase debentures from the Company. This is a very common form of raising tax-advantaged capital, especially for bank holding companies.

NOTE 8	OTHER BORROWINGS

As of December 31, 2006, Corus had an agreement to borrow up to $100 million in a revolving line of credit maturing on November 30, 2008. Interest is payable quarterly and accrues at a rate of LIBOR plus 140 basis points. In addition, a fee at an annual rate of 25 basis points of the average unused commitment is due quarterly.

          Loan covenants require Corus to maintain prescribed levels of capital, limit the level of nonperforming loans relative to capital, and maintain a minimum ratio of the Allowance for Credit Losses (which includes both the Allowance for Loan Losses and the Liability for Credit Commitment Losses) to total loans. Corus is in compliance with all loan covenants as of December 31, 2006. The debt is secured by 100% of the common stock of the subsidiary bank.

          Finally, other debt relates to periodic balances associated with Corus’ role of facilitating tax payments for the U.S. Treasury. Interest is paid at a rate of the Federal Funds Rate minus 25 basis points, and the debt is secured by a pledged security valued at approximately $5.5 million.

Outstanding balances and interest and fees for these notes were as follows:

	BALANCE OUTSTANDING AT DECEMBER 31		INTEREST AND FEES FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2006	2005

(dollars in thousands)
Revolving line of credit	$38,301	$19,150	$949	$759
Other	1,118	2,443	26	18

Total	$39,419	$21,593	$975	$777

CORUS BANKSHARES 2006 ANNUAL REPORT   23

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9	INCOME TAXES

The components of income tax expense were as follows:

YEARS ENDED DECEMBER 31	2006	2005	2004

(dollars in thousands)
Current tax expense	$105,275	$77,067	$48,297
Deferred tax (benefit) expense	(6,998)	(4,011)	370

Income Tax Provision	$98,277	$73,056	$48,667

A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

YEARS ENDED DECEMBER 31	2006	2005	2004

Statutory federal income tax rate	35.0%	35.0%	35.0%
Dividends received deduction	(0.6)	(0.8)	(1.1)
Adjustment for tax exposure	(0.7)	—	(0.8)
Other, net	0.5	0.5	0.1

Effective Rate	34.2%	34.7%	33.2%

Deferred taxes were recorded based upon differences between the financial statement basis and tax basis of assets and liabilities. The following deferred taxes were recorded:

DECEMBER 31	2006	2005

(dollars in thousands)
DEFERRED TAX ASSETS:
Allowance for loan losses and liability for credit commitment losses	$17,834	$15,339
Deferred compensation	6,658	7,093
Non-refundable loan application and commitment fees	5,311	—
Stock options	3,186	2,764
Other than temporary impairment	1,924	1,425
Pension	1,069	(159)
Nonaccrual interest	806	—
Other deferred tax assets	241	188

Gross Deferred Tax Assets	37,029	26,650

DEFERRED TAX LIABILITIES:
Unrealized securities gains	(30,620)	(24,289)
Gains on nonmonetary stock transactions	(8,840)	(6,286)
Purchase accounting adjustments	(809)	(817)
Investment discount accretion	(795)	(850)
Other deferred tax liabilities	(431)	(453)

Gross Deferred Tax Liabilities	(41,495)	(32,695)

Net Deferred Tax Liability	$(4,466)	$(6,045)

Management believes that the gross deferred tax asset of $37.0 million at December 31, 2006, could be realized through the carryback of taxable income against prior years.

24	CORUS BANKSHARES 2006 ANNUAL REPORT

NOTE 10	EMPLOYEE BENEFIT PLANS

Corus maintains a noncontributory defined benefit pension plan (Retirement Income Plan and Trust) and a defined contribution plan (Employees’ Savings Plan and Trust). Expense for each of the plans was as follows:

YEARS ENDED DECEMBER 31	2006	2005	2004

(dollars in thousands)
Retirement Income Plan and Trust	$892	$923	$613
Employees’ Savings Plan and Trust	208	194	199

Total	$1,100	$1,117	$812

PENSION PLAN

Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 2006.  Pension plan assets are primarily invested in common stocks.

Net periodic benefit cost was comprised of the following:

YEARS ENDED DECEMBER 31	2006	2005	2004

(dollars in thousands)
Service cost	$1,038	$1,008	$787
Interest cost	1,419	1,517	1,387
Actual gain on plan assets	(3,186)	(924)	(2,448)
Net amortization and deferral	1,621	(678)	887

Net Periodic Benefit Cost	$892	$923	$613

CHANGE IN PROJECTED BENEFIT OBLIGATION

	2006	2005

(dollars in thousands)
Benefit obligation at January1	$29,206	$24,278
Service cost	1,038	1,008
Interest cost	1,419	1,517
Actuarial (gain) loss	(4,021)	3,346
Benefits paid	(941)	(943)

Benefit Obligation at December 31	$26,701	$29,206

The accumulated benefit obligation for the plan, which unlike the projected benefit obligation includes no assumption about increases in future compensation levels, was $21.1 million and $20.9 million at December 31, 2006 and 2005, respectively.

CORUS BANKSHARES 2006 ANNUAL REPORT	25

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

CHANGE IN FAIR VALUE OF PLAN ASSETS

	2006	2005

(dollars in thousands)
Fair value of plan assets at January 1	$21,421	$21,440
Actual gain on plan assets	3,186	924
Benefits paid	(941)	(943)

Fair Value of Plan Assets at December 31	$23,666	$21,421

INCREMENTAL EFFECT OF APPLYING SFAS 158 ON INDIVIDUAL LINE ITEMS IN THE CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2006

	BEFORE APPLICATION OF SFAS 158	ADJUSTMENTS	AFTER APPLICATION OF SFAS 158

(dollars in thousands)
Accrued interest payable and other liabilities	$83,465	$1,677	$85,142
Total liabilities	9,211,587	1,677	9,213,264
Accumulated other comprehensive income	56,278	(1,677)	54,601
Total shareholders’ equity	846,204	(1,677)	844,527
Total liabilities and shareholders’ equity	10,057,791	—	10,057,791

Pursuant to SFAS 158, Accumulated Other Comprehensive Income included unrecognized losses of $1.7 million as of December 31, 2006. None of these losses will be amortized into Net Periodic Pension Cost in 2007.

The following assumptions were used in accounting for the pension plan:

BENEFIT OBLIGATION

DECEMBER 31	2006	2005

Discount rate	5.75%	5.75%
Rate of compensation increase	5.00%	5.00%

NET PERIODIC BENEFIT COST

DECEMBER 31	2006	2005

Discount rate	5.75%	6.25%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	5.00%	5.00%

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

26	CORUS BANKSHARES 2006 ANNUAL REPORT

PLAN ASSETS

Corus’ pension plan weighted average allocations at December 31, 2006 and 2005, by asset category are as follows:

	PLAN ASSETS AT DECEMBER 31

ASSET CATEGORY	2006	2005

Equity securities	99%	98%
Other	1	2

Total	100%	100%

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

CONTRIBUTIONS

Corus expects to make no contributions to its pension plan in 2007.

EXPECTED FUTURE BENEFIT PAYMENTS

The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter:

YEARS ENDING DECEMBER 31	PENSION BENEFIT PAYMENTS

(dollars in thousands)
2007	$940
2008	1,043
2009	1,103
2010	1,187
2011	1,255
2012 – 2016	7,780

Total	$13,308

MEASUREMENT DATE

The measurement date for the 2006 fiscal year is December 31, 2006. Asset values are determined as of this date. Pension liabilities are valued at the beginning of the year and adjusted to December 31. The end of the year discount rate is used to determine the beginning of year liability.

SAVINGS PLAN

Most employees are eligible to become participants of Corus’ Employees’ Savings Plan and Trust. Corus’ matching contributions to this plan are discretionary. For the years ended December 31, 2006, 2005, and 2004, Corus matched 20% of participants’ contributions, up to a maximum of $1,500.

CORUS BANKSHARES 2006 ANNUAL REPORT	27

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11	DERIVATIVES

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

          Corus utilizes derivatives to hedge its interest rate risk. This is accomplished via interest rate swaps to effectively convert fixed-rate loans and brokered CDs to floating rate. Nearly all of the swaps qualified as fair value hedges and received hedge accounting treatment.

          Corus may also purchase and sell interest rate derivatives in anticipation of trading gains. The impact of market adjustments, as well as any gains or losses upon the sale of these swaps held for trading, is recorded directly into income.

The income statement impact and notional amounts related to both hedge and non-hedge derivatives were as follows:

DERIVATIVE GAIN/(LOSS)

YEARS ENDED DECEMBER 31	INCOME STATEMENT CLASSIFICATION	2006	2005	2004

(dollars in thousands)
Fair value hedge (fixed-to-floating swaps):
Loan hedge	Interest Income	$—	$44	$(10)
Brokered CD hedge(1)	Interest Expense	—	—	—

Total Fair Value Hedge		—	44	(10)

Non-hedge:
Fixed-to-floating swaps — trading	Noninterest Income	—	—	3,580
Fixed-to-floating swaps — loans	Noninterest Income	—	18	80
Basis swaps	Noninterest Income	—	—	1,446

Total Non-Hedge		—	18	5,106

Total Derivative Gain		$—	$62	$5,096

NOTIONAL AMOUNTS OF DERIVATIVES

DECEMBER 31	2006	2005	2004

(dollars in thousands)
Fair value hedge (fixed-to-floating swaps):
Loan hedge	$509	$1,763	$3,539
Brokered CD hedge (1)	300,003	355,003	418,503

Non-hedge:
Fixed-to-floating swaps — loans	$—	$—	$879
Basis swaps	—	—	—

(1)	These swaps qualify for the “shortcut method,” as defined by SFAS 133. Corus does not anticipate any income statement impact from the associated mark-to-market adjustments.

The counterparties to these instruments are major financial institutions with credit ratings of A or better.

28	CORUS BANKSHARES 2006 ANNUAL REPORT

NOTE 12	FINANCIAL INSTRUMENTS

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

Corus had the following financial instruments:

	2006		2005

DECEMBER 31	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE

(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$441,264	$441,264	$458,351	$458,351
Securities available-for-sale	5,431,267	5,431,267	3,442,638	3,442,638
Loans, net	4,096,686	4,095,803	4,484,771	4,483,669
Accrued interest receivable	43,097	43,097	37,798	37,798

FINANCIAL LIABILITIES
Deposits without a stated maturity	$2,423,699	$2,423,699	$2,441,838	$2,441,838
Certificates of deposit	6,280,976	6,287,271	4,823,991	4,817,019
Long-term debt — subordinated debentures	384,028	387,468	358,254	368,982
Federal funds purchased	—	—	41,200	41,200
Other borrowings	39,419	39,419	21,593	21,593
Accrued interest payable	27,481	27,481	30,672	30,672
Other liabilities	6,900	6,900	9,517	9,517

UNRECOGNIZED FINANCIAL LIABILITIES
Standby letters of credit	$24	$24	$40	$40
Commitment letters	—	—	—	—
Unused lines of credit	—	4,340	—	1,654

CORUS BANKSHARES 2006 ANNUAL REPORT	29

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

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

Long-term debt—subordinated debentures are floating rate and reprice quarterly. However, the spreads available on similar debt may fluctuate over time giving rise to changes in fair value.

Federal funds purchased are short-term in nature and, as such, fair value approximates carrying value.

Other borrowings are either short-term in nature or reprice quarterly and, as such, fair value approximates carrying value.

Accrued interest payable is short-term in nature and, as such, fair value approximates carrying value.

Other liabilities reflect the fair value of interest rate swaps that hedge brokered CDs. As these are marked to market on a monthly basis, carrying value equals fair value. The fair values of interest rate swaps are based on either quoted market or dealer prices.

Unrecognized financial liabilities are valued based on estimated fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. Carrying value represents the associated deferred fees.

30	CORUS BANKSHARES 2006 ANNUAL REPORT

The following is additional information related to the unrecognized financial liabilities:

DECEMBER 31	2006	2005

(dollars in thousands)
STANDBY LETTERS OF CREDIT
Commercial real estate:
Condominiums:
Construction	$896	$7,118
Conversion	1,175	1,175
Other commercial real estate	202	202
Commercial	5,565	3,598
Residential real estate and other	—	—

Total Standby Letters of Credit	7,838	12,093

COMMITMENT LETTERS OUTSTANDING
Commercial real estate:
Condominiums:
Construction	65,250	333,972
Conversion	—	—
Other commercial real estate	—	65,900
Commercial	—	—
Residential real estate and other	—	—

Total Commitment Letters	65,250	399,872

UNUSED COMMITMENTS UNDER LINES OF CREDIT
Commercial real estate:
Condominiums:
Construction	3,885,934	3,064,542
Conversion	86,732	202,398
Other commercial real estate	244,070	260,000
Commercial	8,438	7,001
Residential real estate and other	6,271	9,086

Total Unused Lines of Credit	4,231,445	3,543,027

TOTAL COMMITMENTS
Commercial real estate:
Condominiums:
Construction	3,952,080	3,405,632
Conversion	87,907	203,573
Other commercial real estate	244,272	326,102
Commercial	14,003	10,599
Residential real estate and other	6,271	9,086

Total Commitments Outstanding	$4,304,533	$3,954,992

CORUS BANKSHARES 2006 ANNUAL REPORT	31

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13	LEGAL AND REGULATORY PROCEEDINGS

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

REGULATORY CAPITAL AND DIVIDEND RESTRICTIONS

Corus and its subsidiary bank are required to maintain certain capital ratios. Failure to maintain these ratios would severely limit their ability to pay dividends, support growth, and repurchase shares and would also increase the amount of FDIC insurance premiums. At December 31, 2006 and 2005, Corus and its subsidiary bank were categorized as well-capitalized. Corus’ capital category is determined solely for the purpose of applying Prompt Corrective Action (“PCA”) and that capital category may not constitute an accurate representation of Corus’ overall financial condition or prospects. The PCA provisions of the FDIC Improvement Act of 1991 give banking regulators the legal authority to reduce the capital classification of a bank below what the numerical capital ratios would otherwise indicate. See the Liquidity and Capital Resources section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for further discussion.

          There have been no events since December 31, 2006, that management believes would have changed Corus’ capital category. The minimum ratios required to be well capitalized as well as Corus’ and its subsidiary bank’s actual regulatory capital and ratios were as follows:

REGULATORY CAPITAL AND RATIOS

	TIER 1 LEVERAGE		TIER 1 RISK-BASED CAPITAL		TOTAL RISK-BASED CAPITAL

	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO

(dollars in thousands)
Minimum ratios for well-capitalized		5.0%		6.0%		10.0%
December 31, 2006:
Corus Bankshares, Inc.	$1,047,205	10.6%	$1,047,205	13.7%	$1,249,604	16.3%
Subsidiary bank	$970,126	10.0%	$970,126	13.0%	$1,020,919	13.7%
December 31, 2005:
Corus Bankshares, Inc.	$855,006	10.7%	$855,006	11.5%	$1,067,032	14.4%
Subsidiary bank	$870,514	11.1%	$870,514	12.0%	$915,253	12.6%

The payment of dividends to Corus by its subsidiary bank is subject to federal regulatory limitations. National banks are generally allowed to pay dividends to the extent of net income for the current and prior two years without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital, as discussed above. At December 31, 2006, the total amount of the subsidiary bank’s retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $258 million.

32	CORUS BANKSHARES 2006 ANNUAL REPORT

EQUITY COMPENSATION PLANS

Corus utilizes its stock to compensate employees under various nonqualified stock option plans (the “Stock Option Plans”). In addition, Corus’ Commission Program for Commercial Loan Officers (the “CLO Program”) provides for the use of Corus stock as an investment vehicle for commission holdbacks. These plans are described more fully below. All amounts have been restated to reflect a 2-for-1 stock split on May 18, 2006.

Stock Option Plans Options to purchase Corus’ common stock have been granted to employees under the Stock Option Plans at exercise prices equal to the closing market price of the underlying stock on either the grant date or one business day prior. The stock options vest 20% per year, over a five-year period, and expire in 10 years. At December 31, 2006, there were 2,643,880 shares available for grant. For the years ended December 31, 2006, 2005, and 2004, the Company granted options to purchase 356,120 shares, 299,200 shares, and 329,500 shares, respectively, of Corus common stock to certain employees.

          For the years ended December 31, 2006, 2005, and 2004, stock option expense totaled $1.9 million, $1.7 million, and $1.4 million, respectively. The resulting deferred tax benefit was $671,000, $598,000, and $520,000, for the years ended December 31, 2006, 2005, and 2004, respectively. The expense was based on the fair value of stock options granted calculated using the Black-Scholes valuation model.

The fair value of stock options granted was computed using the Black-Scholes valuation model using the following assumptions:

GRANT DATE	5/24/06	4/8/05	7/19/04	4/30/04

Expected volatility	27.30%	26.60%	27.20%	27.30%
Expected dividend yields	3.00%	2.89%	3.15%	3.27%
Expected life	8 years	10 years	10 years	10 years
Risk-free rate	4.97%	4.70%	4.68%	4.85%
Fair value	$7.97	$6.93	$5.46	$5.24

Expected volatility is based on the quarterly closing stock prices of the Company’s common stock over a period of eight years for the stock options granted in 2006 and over a period of ten years for the 2005 and 2004 grants.

A summary of the changes in stock options outstanding for the year ended December 31, 2006, is illustrated below:

YEAR ENDED DECEMBER 31, 2006	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE	AGGREGATE INTRINSIC VALUE (1)

(in thousands, except exercise price)
Beginning options outstanding	2,958	$11.96
Grants	356	28.86
Exercises	(182)	9.78
Forfeitures/Expirations	(6)	19.03

Ending Options Outstanding	3,126	$14.00	5.4 years	30,742

Exercisable at December 31	2,096	$10.23	4.2 years	26,978

(1)	Excludes those stock options where the exercise price exceeds the market value of the underlying stock at 12/31/06.

CORUS BANKSHARES 2006 ANNUAL REPORT	33

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table provides additional details regarding exercises of stock options for the years ended December 31, 2006, 2005, and 2004:

YEARS ENDED DECEMBER 31	2006	2005	2004

(in thousands)
Number of options exercised	182	201	48
Cash proceeds from exercises	$1,782	$1,734	$564
Tax benefit
– Based on Black-Scholes fair value	$222	$227	$85
– Based on intrinsic value in excess of Black-Scholes fair value	$1,007	$1,167	$61
Intrinsic Value	$3,512	$3,984	$417

In addition to the activity detailed in the above table, Corus used $512,000 in cash to settle 38,560 stock options in 2004. As of December 31, 2006, nonvested stock options had a grant date fair value of $4.3 million. The expense will be recorded over a weighted-average period of 3.3 years.

Commission Program for Commercial Loan Officers Corus maintains a Commission Program for its Commercial Loan Officers (the “CLO Program”). Commissions are calculated in accordance with the formula set forth in the CLO Program. While total commissions are expensed each year, only a portion is generally paid in that year with the remainder held back for up to nine years. The commercial loan officers have various alternatives for “investing” their holdbacks including units that are each equivalent to a share of Corus common stock. Holdbacks in Corus common stock are recorded as equity and included in capital surplus. The determination as to whether or not commissions are held back in Corus common stock is made in the fourth quarter of each calendar year. During the holdback period, no market adjustments are made and thus no additional expense is recorded.

          While the commissions are generally held back for up to nine years and are subject to loss in the event the Company suffers a loss on the loan, the CLO Program does allow for the release of holdbacks in instances where an officer’s holdback is no longer considered to be at a substantial risk of forfeiture, as calculated under the CLO Program. Upon release, Corus is entitled to a tax benefit equal to the market value of the released shares of Corus common stock.

          CLO Program stock holdbacks in 2006 totaled $1.6 million. Corus issued 314,830 common shares and 120,432 common shares in 2006 and 2005, respectively, to certain commercial loan officers. The release resulted in an incremental tax benefit to Corus of $1.0 million and $0.6 million in 2006 and 2005, respectively, recorded as additional surplus in accordance with SFAS 123(R). As of December 31, 2006 and 2005, surplus included $11.3 million and $13.2 million, respectively, of commissions held back in Corus common stock. Commissions held back in other than Corus common stock were valued at $7.6 million and $6.8 million at December 31, 2006 and 2005, respectively and are included in other liabilities.

34	CORUS BANKSHARES 2006 ANNUAL REPORT

NOTE 15	NET INCOME PER SHARE

Net income per share was calculated as follows:

YEARS ENDED DECEMBER 31	2006	2005	2004

(in thousands, except per share data)
Numerator:
Net income attributable to common shares	$189,444	$137,229	$97,939

Denominator:
Average common shares outstanding — Basic	55,968	55,688	55,792
Effect of dilutive common stock options	1,737	2,022	1,844

Average common shares outstanding — Diluted	57,705	57,710	57,636

Net income per share :
Basic	$3.38	$2.46	$1.76
Diluted	3.28	2.38	1.70

On April 18, 2006, the Board of Directors of the Company declared a 2-for-1 stock split to be effected in the form of a 100 percent stock dividend. The additional shares were distributed on May 18, 2006, to shareholders of record at the close of business on May 1, 2006. All amounts have been restated for the years ended December 31, 2005 and 2004, respectively, to reflect this dividend. Additionally, for the year ended December 31, 2006, stock options outstanding to purchase 355,120 shares were not included in the computation of diluted earnings per share because the effect would have been antidilutive. For the years ended December 31, 2005 and 2004, all stock options outstanding as of those periods were included in the computation of diluted earnings per share.

CORUS BANKSHARES 2006 ANNUAL REPORT	35

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 16	RELATED PARTY TRANSACTIONS

From time to time, Corus may enter into transactions with related persons. Related persons include executive officers, directors, beneficial owners of 5% or more of Corus stock, immediate family members of these persons and entities in which any of these persons has a direct or indirect material interest. In accordance with the Audit Committee charter, all related party transactions are reviewed and approved by the Audit Committee.

           Edward W. Glickman, a 10% beneficial owner of the Company, Robert J. Glickman, President and CEO of the Company, and Joseph C. Glickman, Chairman of the Board of Directors of the Company, participated in certain loans originated by Corus. These participations resulted from situations where Corus, due to legal lending limit restrictions and holding company participation policy limits, required an outside party’s participation in order to close the loans. As an accommodation to Corus, the Glickmans agreed to participate in the loans.

The participation details were as follows:

	TOTAL COMMITMENT AS OF DECEMBER 31				FUNDED AMOUNT(1) AS OF DECEMBER 31

PARTICIPANT	2006	2005		2004	2006	2005	2004

(dollars in thousands)
Edward W. Glickman	$3,291	$10,005		$10,005	$3,137	$2,340	$222
Robert J. Glickman	—	17,838	(2)	7,005	—	—	—
Joseph C. Glickman	—	—		7,005	—	—	—

(1)	The funded amount also represents the largest outstanding balance for each year presented.
(2)

As of December 31, 2005, R.J. Glickman was committed to participate in the loan but the loan did not close until January 2006, at which point $178,000 in fees were earned. Further, R.J. Glickman earned an additional $60,000 in fees from a separate loan participation for which the  commitment period expired in 2006 (see table below).

	FEES AND INTEREST PAID TO PARTICIPANT IN

PARTICIPANT	2006	2005	2004

(dollars in thousands)
Edward W. Glickman	$218	$72	$102
Robert J. Glickman	238	—	70
Joseph C. Glickman	—	—	70

Under the participation agreements, the participants are required to fund their committed amounts at the same time and in proportion to the amount committed by Corus. In addition, the participants receive interest based on the same terms as those applicable to Corus and are subject to the same credit risks. No interest is earned on unfunded commitments.

           Separately, in 2005, a letter of credit totaling $0.7 million was issued to a director of Corus. No funds were ever drawn and the letter of credit was canceled prior to December 31, 2005. The letter of credit was made on substantially the same terms as those prevailing at the time for comparable transactions with other customers. In the opinion of management, the letter of credit did not involve more than the normal risk of collection or possess other favorable terms.

           The Audit Committee has approved the related party transactions described above in accordance with the Audit Committee charter.

36	CORUS BANKSHARES 2006 ANNUAL REPORT

NOTE 17	PARENT COMPANY FINANCIAL STATEMENTS

Corus’ condensed parent company financial statements were as follows:

CONDENSED BALANCE SHEETS

DECEMBER 31	2006	2005

(dollars in thousands)
ASSETS:
Cash	$96,296	$18,935
Available-for-sale securities, at fair value	233,663	200,153
Investment in subsidiary	970,378	871,016
Loans, net of unearned income	22,760	19,675
Other assets	2,889	2,210

Total Assets	$1,325,986	$1,111,989

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Long-term debt — subordinated debentures	$384,028	$358,254
Other borrowings	38,301	19,150
Other liabilities	59,130	44,810
Shareholders’ equity	844,527	689,775

Total Liabilities and Shareholders’ Equity	$1,325,986	$1,111,989

CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31	2006	2005	2004

(dollars in thousands, except per share data)
INCOME:
Dividends from bank subsidiary	$99,000	$20,700	$32,500
Interest, loan fees, and dividend income	11,337	9,662	6,824
Securities gains/(losses), net	6,071	12,544	31,582
Other income	20	—	47

Total Income	116,428	42,906	70,953

EXPENSE:
Interest expense	29,495	18,750	10,175
Other expenses	2,202	1,354	1,554

Total Expense	31,697	20,104	11,729

Income Before Income Taxes and Equity in Undistributed Net Income of Subsidiary	84,731	22,802	59,224
Income tax (benefit) expense	(6,985)	(907)	7,988

Income Before Equity in Undistributed Net Income of Subsidiary	91,716	23,709	51,236
Equity in undistributed net income of bank subsidiary	97,728	113,520	46,703

Net Income	$189,444	$137,229	$97,939

Net income per share: (1)
Basic	$3.38	$2.46	$1.76
Diluted	3.28	2.38	1.70

(1)	All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06

CORUS BANKSHARES 2006 ANNUAL REPORT	37

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31	2006	2005	2004

(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$189,444	$137,229	$97,939
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2	3	5
Securities (gains)/losses, net	(6,071)	(12,544)	(31,582)
Deferred income tax (benefit) expense	(373)	(1,060)	7,711
(Increase) decrease in other assets	(681)	(506)	14,570
Increase (decrease) in other liabilities	4,883	(248)	4,792
Equity in undistributed net income of bank subsidiary	(97,728)	(113,520)	(46,703)

Net Cash Provided by Operating Activities	89,476	9,354	46,732

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of available-for-sale securities	15,752	35,241	15,079
Proceeds from maturities of available-for-sale securities	15,000	—	—
Purchases of available-for-sale securities	(41,041)	(4,295)	(21,109)
Loan participations funded, net	(3,085)	(8,973)	(10,702)
Capital infusion to subsidiary bank	—	(93,000)	(42,000)

Net Cash Used in Investing Activities	(13,374)	(71,027)	(58,732)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of long-term debt — subordinated debentures	25,000	100,000	75,000
Repayment of debt	—	—	(35,000)
Increase in other borrowings, net	19,151	13,650	5,500
Cash proceeds from stock option exercises	1,782	1,734	564
Equity increase from subsidiary equity compensation plans	3,552	3,499	5,412
Repurchases and retirements of common shares	(2,087)	(1,748)	(10,821)
Cash dividends paid on common shares	(46,139)	(37,921)	(33,140)

Net Cash Provided by Financing Activities	1,259	79,214	7,515

Net Increase (Decrease) in Cash and Cash Equivalents	77,361	17,541	(4,485)
Cash and cash equivalents at beginning of year	18,935	1,394	5,879

Cash and Cash Equivalents at End of Year	$96,296	$18,935	$1,394

38	CORUS BANKSHARES 2006 ANNUAL REPORT

NOTE 18	QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly financial information for the years ended December 31, 2006 and 2005:

	YEAR ENDED DECEMBER 31, 2006				YEAR ENDED DECEMBER 31, 2005

	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER

(dollars in thousands, except per share data)
Interest, loan fees, and dividend income	$194,289	$198,354	$181,767	$166,817	$144,055	$121,755	$98,613	$82,526
Interest expense	113,179	107,304	95,841	83,002	70,032	55,406	40,876	30,977

Net Interest Income	81,110	91,050	85,926	83,815	74,023	66,349	57,737	51,549
Provision for credit losses	(4,500)	—	—	(3,000)	(3,000)	(3,000)	—	—

Net Interest Income After Provision for Credit Losses	76,610	91,050	85,926	80,815	71,023	63,349	57,737	51,549
Noninterest income, excluding securities gains/(losses), net	3,360	3,259	3,171	3,340	3,411	3,459	4,845	3,543
Securities gains/(losses), net	6,606	8	—	(543)	16	9,852	151	2,672
Noninterest expense	16,230	15,996	16,460	17,195	16,637	15,270	14,987	14,428

Income Before Income Taxes	70,346	78,321	72,637	66,417	57,813	61,390	47,746	43,336
Income tax expense	23,169	27,204	24,876	23,028	19,720	21,559	16,561	15,216

Net Income	$47,177	$51,117	$47,761	$43,389	$38,093	$39,831	$31,185	$28,120

Net income per share: (1)
Basic	$0.84	$0.91	$0.85	$0.78	$0.68	$0.71	$0.56	$0.51
Diluted	0.82	0.88	0.82	0.75	0.66	0.69	0.54	0.49

(1) All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.

COMMON STOCK MARKET INFORMATION AND DIVIDEND HIGHLIGHTS

	YEAR ENDED DECEMBER 31, 2006				YEAR ENDED DECEMBER 31, 2005

	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER

Stock price range
High	$25.29	$27.00	$33.74	$32.77	$30.12	$32.63	$28.67	$26.25
Low	19.75	20.04	25.00	27.49	24.12	26.65	22.70	21.52
Close	23.07	22.36	26.18	29.72	28.14	27.42	27.75	23.85
Cash dividends declared	0.250	0.250	0.200	0.200	0.175	0.175	0.175	0.175

All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.

Corus’ common stock trades on the NASDAQ Global Select Market tier of the NASDAQ Stock Market under the ticker symbol CORS.

CORUS BANKSHARES 2006 ANNUAL REPORT   39

REPORT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Corus Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of Corus Bankshares, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corus Bankshares, Inc. and subsidiary at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

          We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Corus Bankshares, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 16, 2007, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
February 16, 2007

40    CORUS BANKSHARES 2006 ANNUAL REPORT

REPORT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Corus Bankshares, Inc.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Corus Bankshares, Inc. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Corus Bankshares, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

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

          In our opinion, management’s assessment that Corus Bankshares, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Corus Bankshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

          We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2006 consolidated financial statements of Corus Bankshares, Inc. and our report dated February 16, 2007, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
February 16, 2007

CORUS BANKSHARES 2006 ANNUAL REPORT    41

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

          Management assessed the effectiveness of Corus’ internal control over financial reporting as of December 31, 2006. Management based this assessment on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of Corus’ internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of our Board of Directors.

          Based on this assessment, management determined that, as of December 31, 2006, Corus maintained effective internal control over financial reporting.

          Ernst & Young LLP, an independent registered public accounting firm who audited and reported on the consolidated financial statements of Corus, included in this annual report an attestation report on management’s assessment of Corus’ internal control over financial reporting.

/s/ ROBERT J. GLICKMAN	/s/ TIM H. TAYLOR

ROBERT J. GLICKMAN	TIM H. TAYLOR
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

February 12, 2007

42    CORUS BANKSHARES 2006 ANNUAL REPORT

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS

BUSINESS SUMMARY

Corus Bankshares, Inc. (“Corus” or the “Company”), incorporated in Minnesota in 1958, is a bank holding company registered under the Bank Holding Company Act of 1956. Corus provides consumer and corporate banking products and services through its wholly-owned banking subsidiary, Corus Bank, N.A. (the “Bank”). Corus’ other activities include investments in the common stocks of financial industry companies as well as participations in certain of the Bank’s larger commercial real estate loans. The two main business activities for the Bank are commercial real estate lending and deposit gathering. The third, and smaller, business is servicing the check cashing industry.

EXECUTIVE OVERVIEW

Corus’ 2006 earnings were the highest annual earnings in the Company’s history. These earnings were the result of management’s continued focus on commercial real estate loans, particularly those secured by condominium construction and conversion projects. Originations remained strong in 2006 at $3.9 billion, contributing to a year-end balance of total commitments (outstanding balances + unfunded commitments) essentially flat to one year ago. Furthermore, while the year-end balance of loans outstanding declined compared to 2005, average loans outstanding for the year ended December 31, 2006, increased by over 25% compared to last year. Finally, as of December 31, 2006, total assets exceeded $10 billion, for the first time in the Company’s history.

          Management’s continued focus on cost control yielded an efficiency ratio of 18.4% for the year, which is among the lowest in the industry. Corus’ strong earnings this year pushed shareholders’ equity above $800 million for the first time — even after declaring annual dividends of $50 million to the Company’s shareholders. It is all the more impressive that with such large equity, Corus was able to generate a return on average equity of 25% during 2006.

          Corus, having a loan portfolio invested almost exclusively in loans to condominium developers, is feeling the effects of the nationwide slowdown in the housing market. Evidence of this slowdown is clear from the 39% decline in the pipeline of Pending Loans as compared to December 31, 2005. However, when analyzing the loan originations, it is important to differentiate between conversion loans and new construction loans. The origination of construction loans in 2006 totaled $3.3 billion, which was up 24% from the amount of construction loans originated in 2005. Unfortunately, the conversion of apartments to condominiums all but ceased and, as a result, originations of conversion loans dropped dramatically in 2006 to only $546 million. The first quarter of 2006 was the last time the Company originated a meaningful amount of conversion loans, and management does not anticipate that changing in the near future.

          Aside from the effects on new loan origination volumes, the slowdown in the housing market is also impacting Corus in terms of credit quality of loans already on its books. The Company has witnessed various projects that are experiencing slower sales of condominium units and/or lower prices than the developer or Corus would like. While construction projects are clearly not immune to the forces of the slowdown, conversion projects are presently displaying more obvious signs of weakness. There are currently two condominium conversion loans where the accrual of interest has been discontinued. While there have been other loans that have displayed signs of weakness, borrowers or their financial backers have taken steps to strengthen the loans, including investing additional dollars, signing financial guarantees or taking other actions that ultimately strengthen the loans from management’s perspective.

          When foreclosure appears to be the best course of action for addressing a problem loan, management will not hesitate to do so. Management believes that the loans were underwritten conservatively, leaving room for loan amounts to increase or the collateral values to decrease and still have the Bank get repaid in full. As a result, management has no intention of agreeing to a workout if a borrower approaches management with the attitude that we should leave him in control of the project and give him all of the upside if the market turns around, but leaves the Bank to take all of the downside risk.

CORUS BANKSHARES 2006 ANNUAL REPORT   43

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of  OPERATIONS (continued)

          With all of this discussion of slowing loan volume and potential credit problems, management would like to reiterate that Corus nonetheless continues to see good opportunities for new loans in the condominium construction market, where Corus’ 2006 originations exceeded 2005 originations. Management continues to believe that many profitable opportunities, for both the Bank and its customers, exist in many cities across the country to build and develop condominium projects. While others may be looking for an exit strategy, Corus sees opportunity.

RESULTS OF OPERATIONS

Corus Bankshares, Inc. (“Corus”) reported net income of $189.4 million in 2006, compared with $137.2 million and $97.9 million in 2005 and 2004, respectively. This translates to diluted earnings per share of $3.28, $2.38, and $1.70 for 2006, 2005, and 2004, respectively. Return on average common shareholders’ equity was 25.0% for 2006, 21.8% for 2005, and 17.4% for 2004. The return on average assets was 2.0% in 2006, compared with 2.1% and 2.4% in 2005 and 2004, respectively.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period.

          For the year ended December 31, 2006, Corus’ net interest income increased to $341.9 million compared to $249.7 million and $151.5 million for the years ended December 31, 2005 and 2004, respectively. The growth in net interest income since 2004 is due primarily to the tremendous growth in the commercial real estate loan portfolio. Since 2004, average commercial real estate loans outstanding have grown 88%, or 38% per year on an annualized basis, supported by tremendous deposit growth. Loan fee income increased as well to $96.2 million in 2006, up from $78.8 million in 2005 and $43.6 million in 2004. Finally, net interest income benefited from the Bank being “asset sensitive” (discussed below) during a period of increasing short-term interest rates.

          While average commercial real estate loans increased on an annual basis, balances outstanding began to decline midway through 2006, such that for the fourth quarter, the average balance was actually lower than it had been in the fourth quarter of 2005. This decline in the fourth quarter average balance had a negative impact on Corus’ net interest income. Net interest income for the quarter did, however, increase due to Corus’ “asset sensitivity” and the resulting impact of increases in short-term market interest rates. As discussed in more detail below, Corus has more floating rate assets than floating rate liabilities, which provides a benefit to the Company during periods of increasing interest rates.

          While average loans outstanding generally increased over the past two years, contributing to significant increases in net interest income, the net interest margin declined. The NIM for the year ended December 31, 2006, was 3.68%, a decrease of 19 basis points and 21 basis points from the years ended December 31, 2005 and 2004, respectively. Corus’ NIM is affected by numerous factors. Two of the larger factors affecting the Bank’s NIM over the past two years have been 1) the interplay of the growth in deposits as compared to the growth in loans outstanding and 2) increasing short-term interest rates.

44   CORUS BANKSHARES 2006 ANNUAL REPORT

          Over the past several quarters, the Bank’s deposit growth has exceeded loan growth and, as a result, a growing percentage of the Bank’s average earning assets are held in investment securities. These securities, which are high quality and very short-term in nature, currently earn a yield comparable to the yields paid on deposits. Thus, while net interest income is little affected, total average earning assets have nonetheless grown substantially. As a result, the NIM, which is simply net interest income divided by average earning assets, is negatively impacted.

          The vast majority of the Bank’s assets are floating rate, generally based on short-term interest rates, and reset quarterly. The Bank’s liabilities are very similar in nature, with the exception of demand deposits, which are effectively fixed at a zero percent interest rate, and “administered-rate” deposits (e.g., NOW and Savings accounts). The remaining component is shareholders’ equity. From an accounting perspective, equity “acts” as zero percent fixed-rate funding. The combination of shareholders’ equity, along with the demand and administered-rate deposits, is substantially greater than the Bank’s few long-term fixed-rate or noninterest-earning assets. As a result, during times of changing interest rates (in Corus’ case, short-term interest rates), this would give rise to more assets repricing than liabilities repricing. This is commonly referred to as being “asset sensitive” and aids NIM during periods of increasing interest rates.

CORUS BANKSHARES 2006 ANNUAL REPORT   45

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of  OPERATIONS (continued)

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN

	2006			2005			2004

YEARS ENDED DECEMBER 31	AVERAGE BALANCE	INTEREST, FEES, AND DIVIDENDS	YIELD/ COST	AVERAGE BALANCE	INTEREST, FEES, AND DIVIDENDS	YIELD/ COST	AVERAGE BALANCE	INTEREST, FEES, AND DIVIDENDS	YIELD/ COST

(dollars in thousands)
ASSETS
Earning Assets:
Federal funds sold	$365,646	$18,307	5.01%	$761,813	$21,935	2.88%	$1,110,797	$16,335	1.47%
Securities other than common stocks (1)	4,358,386	214,675	4.93%	2,008,382	71,690	3.57%	152,363	5,142	3.37%
Common stocks (2)	195,686	10,064	5.14%	200,356	9,031	4.51%	202,213	8,657	4.28%
Trading account securities	—	—	—	—	—	—	26,162	496	1.90%
Loans, net of unearned income (3)	4,456,799	501,017	11.24%	3,551,877	346,873	9.77%	2,461,790	193,904	7.88%

Total Earning Assets	9,376,517	744,063	7.94%	6,522,428	449,529	6.89%	3,953,325	224,534	5.68%
Noninterest-earning assets:
Cash and due from banks —noninterest-bearing	92,625			103,222			85,923
Allowance for loan losses	(41,812)			(34,226)			(37,109)
Premises and equipment, net	27,130			25,927			26,082
Other real estate owned	116			—			—
Other assets, including goodwill	42,734			30,886			22,131

Total Assets	$9,497,310			$6,648,237			$4,050,352

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits — interest-bearing:
Retail certificates of deposit	$5,380,702	$260,215	4.84%	$2,869,613	$104,732	3.65%	$650,523	$15,340	2.36%
Money market deposits	1,796,627	83,582	4.65%	1,562,308	50,899	3.26%	1,312,627	26,707	2.03%
Brokered certificates of deposit	318,317	17,758	5.58%	430,983	16,893	3.92%	548,675	14,554	2.65%
NOW deposits	302,259	7,537	2.49%	307,605	5,190	1.69%	250,455	2,939	1.17%
Savings deposits	141,467	699	0.49%	158,111	783	0.50%	167,117	830	0.50%

Total Interest-Bearing Deposits	7,939,372	369,791	4.66%	5,328,620	178,497	3.35%	2,929,397	60,370	2.06%
Long-term debt —
subordinated debentures	377,885	28,547	7.55%	297,879	17,991	6.04%	208,329	9,354	4.49%
Other borrowings (4)	11,991	988	8.24%	12,785	803	6.27%	36,380	871	2.39%

Total Interest-Bearing Liabilities	8,329,248	399,326	4.79%	5,639,284	197,291	3.50%	3,174,106	70,595	2.22%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	305,613			296,648			254,970
Other liabilities	103,236			81,904			57,830
Shareholders’ equity	759,213			630,401			563,446

Total Liabilities and Shareholders’ Equity	$9,497,310			$6,648,237			$4,050,352

Earning assets	$9,376,517	$744,063	7.94%	$6,522,428	$449,529	6.89%	$3,953,325	$224,534	5.68%
Interest-bearing liabilities	8,329,248	399,326	4.79%	5,639,284	197,291	3.50%	3,174,106	70,595	2.22%

Net Interest Spread		$344,737	3.15%		$252,238	3.39%		$153,939	3.46%

Net Interest Margin			3.68%			3.87%			3.89%

Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1)	Includes interest income on tax-advantaged securities with a tax equivalent adjustment of $37,000, $36,000, and $42,000 for 2006, 2005, and 2004, respectively.
(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $2.8 million, $2.5 million, and $2.4 million for 2006, 2005, and 2004, respectively.
(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $44,000, $73,000, and $64,000 for 2006, 2005, and 2004, respectively.
Includes net interest income derived from interest rate swap contracts.
(4)	Other borrowings include federal funds purchased.

46   CORUS BANKSHARES 2006 ANNUAL REPORT

The following table, which presents the components of changes in net interest income by volume and rate, provides further evidence supporting the preceding discussion.

NET INTEREST INCOME VOLUME/RATE ANALYSIS

	2006 COMPARED TO 2005			2005 COMPARED TO 2004

	CHANGE DUE TO (1)			CHANGE DUE TO (1)

YEARS ENDED DECEMBER 31	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL

(dollars in thousands)
Federal funds sold	$(15,621)	$11,993	$(3,628)	$(7,590)	$13,190	$5,600
Investment securities (2)	100,727	43,291	144,018	67,720	(1,294)	66,426
Loans, net of unearned income (3)	95,050	59,094	154,144	96,159	56,810	152,969

Total Increase in Interest Income	180,156	114,378	294,534	156,289	68,706	224,995

Retail certificates of deposit	106,543	48,939	155,482	66,660	22,733	89,393
Money market deposits	9,267	23,416	32,683	6,607	17,585	24,192
Brokered certificates of deposit	(5,351)	6,216	865	(3,867)	6,206	2,339
NOW deposits	(112)	2,459	2,347	817	1,434	2,251
Savings deposits	(82)	(2)	(84)	(45)	(2)	(47)
Borrowings	5,396	5,346	10,742	3,373	5,195	8,568

Total Increase in Interest Expense	115,661	86,374	202,035	73,545	53,151	126,696

Increase in Net Interest Income	$64,495	$28,004	$92,499	$82,744	$15,555	$98,299

Tax equivalent adjustments are based on a Federal tax rate of 35%.

(1)	The net changes attributable to the combined impact of volume and rate have been allocated equally to both volume and rate.
(2)	Includes dividends on common stocks adjusted for the 70% dividend received deduction and interest income on tax-advantaged securities.
(3)	Includes interest income on tax-advantaged loans and net interest income derived from interest rate swap contracts.

NONINTEREST INCOME

For 2006, Corus reported $19.2 million of total noninterest income compared to $27.9 million in 2005 and $51.4 million in 2004. The fluctuations from year to year are primarily the result of securities gains. Excluding securities gains, noninterest income decreased in 2006 by $2.1 million, or 13.9%, and increased in 2005 by $1.2 million, or 8.5%.

NONINTEREST INCOME

YEARS ENDED DECEMBER 31	2006	2005	2004	2006/2005 CHANGE	2005/2004 CHANGE

(dollars in thousands)
Service charges on deposit accounts	$10,961	$11,566	$11,438	(5.2)%	1.1%
Securities gains/(losses), net	6,071	12,691	37,349	(52.2)%	(66.0)%
Other	2,169	3,692	2,628	(41.3)%	40.5%

Total Noninterest Income	$19,201	$27,949	$51,415	(31.3)%	(45.6)%

Noninterest Income, Excluding Securities Gains/(Losses), net	$13,130	$15,258	$14,066	(13.9)%	8.5%

CORUS BANKSHARES 2006 ANNUAL REPORT   47

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of  OPERATIONS (continued)

Service Charges on Deposit Accounts In 2006, service charge income decreased by $0.6 million. This decrease is primarily due to a decline in the number of personal checking accounts, a direct result of intense ongoing competition for checking deposits, particularly by the large banks. The decrease is also due to lower business account fees, which decline as higher short-term interest rates result in higher earnings credits to the customers and thus lower net service charge income to Corus.

          While service charge income for 2005 was essentially flat compared to 2004, this was the result of two offsetting items. First, service charge income from Corus’ business of servicing the check cashing industry increased in 2005 due primarily to the expiration of payments required to a third party in accordance with a previously negotiated fee-sharing agreement. Offsetting this increase were lower fees from business accounts. The decline in business account fees was driven by the increases in short-term interest rates, as described above.

Securities Gains/(Losses), net In 2006, net security gains totaled $6.1 million, compared to $12.7 million and $37.3 million in 2005 and 2004, respectively.

SECURITIES GAINS/(LOSSES), NET

YEARS ENDED DECEMBER 31	2006	2005	2004

(dollars in thousands)
Gains on common stocks (cash transactions)	$—	$12,599	$10,067
Gains on common stocks (stock-for-stock)	7,413	810	21,515
Charge for “other than temporary” impairment	(1,453)	(880)	—
Mark-to-market adjustments on non-hedge derivatives	—	18	1,525
Trading account gains/(losses), net	—	—	4,229
Other	111	144	13

Total Securities Gains/(Losses), net	$6,071	$12,691	$37,349

Gains on Common Stocks Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies. Gains or losses are recognized either when the investment is sold or when the company is acquired, for cash or stock, by another company. Stock-for-stock transactions have no cash flow impact and as a result, no tax is payable on the gain until the underlying securities are actually sold.

Charge for “Other Than Temporary” Impairment Corus recorded charges related to “other than temporary” declines in value of certain common stocks in both 2006 and 2005. These charges were not a result of the Company selling the associated stocks, but rather an accounting entry with no cash flow or tax implications. See Note 1 to Consolidated Financial Statements for the Company’s policy with regard to “other than temporary” declines in value.

Mark-to-Market Adjustments on Non-Hedge Derivatives Mark-to-market adjustments on non-hedge derivatives relate primarily to basis swaps previously held by Corus. The basis swaps were sold in April 2004.

Trading Account Gains/(Losses), net From time to time, the Bank may enter into transactions in anticipation of taking gains on short-term price movements. Eligible trading securities include Treasury securities, agency securities, and interest rate derivatives. All open trading positions are monitored closely by senior management and “loss limits” are in place to reduce potential losses. Securities purchased for trading purposes are, at the time of purchase, clearly indicated as trading securities on the Company’s books. Taking any action that would require the reclassification of any security to another classification after it has been initially designated as trading, available-for-sale, or held-to-maturity is against the Bank’s policy and requires approval by the Bank’s Board of Directors.

48   CORUS BANKSHARES 2006 ANNUAL REPORT

          Trading securities are marked to market on an ongoing basis with the resulting gain or loss included in income. Corus did not enter into any trading transactions in either 2006 or 2005. Corus recorded net trading gains of $4.2 million in 2004.

Other Income For the year ended December 31, 2006, other income equaled $2.2 million, a decrease of $1.5 million compared to the prior year. The decrease is the result of a $1.4 million gain, recorded in 2005, from the sale of certain property owned by Corus. Corus had previously been leasing the property to a third party. Other income also includes ATM fees, safe deposit box rental income, and various other customer fees.

NONINTEREST EXPENSE

Total noninterest expense increased by $4.6 million, or 7.4%, in 2006 and by $5.0 million, or 9.0%, in 2005. The increase was primarily driven by increases in employee compensation and benefits as discussed further below.

NONINTEREST EXPENSE

YEARS ENDED DECEMBER 31	2006	2005	2004	2006/2005 CHANGE	2005/2004 CHANGE

(dollars in thousands)
Employee compensation and benefits	$45,756	$43,136	$38,458	6.1%	12.2%
Net occupancy	3,961	3,723	3,764	6.4%	(1.1)%
Data processing	2,025	1,714	2,435	18.1%	(29.6)%
Depreciation — furniture and equipment	1,838	1,444	1,750	27.3%	(17.5)%
Other	12,301	11,305	9,866	8.8%	14.6%

Total Noninterest Expense	$65,881	$61,322	$56,273	7.4%	9.0%

Efficiency ratio	18.4%	22.9%	33.5%

Employee Compensation and Benefits In 2006, employee compensation and benefits increased $2.6 million, or 6.1%, compared to the prior year. This increase is largely attributable to higher staffing levels in retail banking, operations, and commercial lending. The higher staffing levels were the result of additional personnel hired to support the ongoing deposit and loan growth.

          In 2005, employee compensation and benefits increased by $4.7 million, or 12.2%, compared to the prior year. In addition to the impact of the higher staffing levels mentioned above, commercial loan officer commission accruals increased in 2005.

          The commercial loan officer commission accruals are driven by the Commission Program for Commercial Loan Officers (the “CLO Program”). The CLO Program rewards commercial loan officers for originating new loans and the size of the commissions are based on the amount of interest and fees earned on those loans. An additional, and critical, aspect of the compensation program is that each officer shares in the risk of loss on the loans they generate. Generally, a substantial portion of officers’ commissions may be held back for up to nine years and are at risk of loss in the event the Company suffers a loss, as defined by the CLO Program, on the loans. This “holdback” provision is designed to more closely align the goals of the commercial loan officers with the interests of Corus and its shareholders.

CORUS BANKSHARES 2006 ANNUAL REPORT   49

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of  OPERATIONS (continued)

Total commissions are calculated in accordance with the formula set forth in the CLO Program. The following table illustrates the compensation expense related to the CLO Program for the last three years:

YEARS ENDED DECEMBER 31	2006	2005	2004

(dollars in thousands)
Salaries(1)	$2,667	$2,449	$2,390
Commissions paid in cash	7,027	6,855	3,884
Commissions held back	3,375	3,870	5,108

Total Compensation Expense	$13,069	$13,174	$11,382

(1)	A portion of salaries are treated as an advance against commissions.

While total commissions are expensed each year, as mentioned above, only a portion is generally paid in that year, with the remainder held back for up to nine years. The commercial loan officers have various options for “investing” the holdbacks, including 1) units that are each equivalent to a share of Corus common stock (the “Corus Stock Election”), 2) an account with returns based on an investment that is a function of the S&P 500 Index (the “S&P 500 Election”), and 3) cash with interest credited based on the prevailing Treasury rate during the holdback period (the “Treasury Election”).

          Due to the nature of different holdback options, they are recorded differently in Corus’ financial statements. Specifically, Corus Stock Election holdbacks are recorded as equity and included in capital surplus. No market adjustments are made to these holdbacks and no additional expense is recorded. Conversely, amounts held back in the S&P 500 Election and the Treasury Election are both recorded as liabilities. Increases or decreases in value are recorded monthly with the offset recorded to compensation expense.

The following table reflects the market value of the holdbacks as of December 31, 2006 and 2005:

DECEMBER 31	2006	2005

(dollars in thousands)
Corus Stock	$17,274	$27,641
S&P 500	4,782	4,713
Treasury	2,843	2,066

Total Value of Holdbacks	$24,899	$34,420

As mentioned above, Corus Stock Election holdbacks are recorded directly to equity with no subsequent adjustments for changes in the market value of Corus common stock. As a result, the Corus Stock Election holdbacks, as recorded in the financial statements, total $11.3 million and $13.2 million at December 31, 2006 and 2005, respectively.

          The CLO Program allows for partial releases of holdbacks in instances where it is determined that some portion of an officer’s holdback is no longer considered to be at a substantial risk of forfeiture, as calculated under the CLO Program. In addition, no current year holdback will be required for those officers receiving such releases. In 2006, releases were valued at $8.6 million, compared to $4.3 million in 2005.

          As previously stated, holdbacks are subject to reduction on an officer-by-officer basis in the event of certain circumstances relating primarily to loan losses (commercial loan officers share in losses on loans in an equal percentage to the rate at which they earned commissions on those same loans). Therefore, officers’ holdbacks effectively provide Corus with an additional reserve against loan losses. In addition, the CLO Program provides that the Company can recover loan losses by reducing or eliminating current year’s commissions that would have otherwise been paid in cash.

50   CORUS BANKSHARES 2006 ANNUAL REPORT

          Finally, Corus effectively hedges the “liability” associated with deferred commissions by either repurchasing and retiring Corus common stock in amounts equivalent to the respective holdbacks or by purchasing the equivalent investment in the S&P 500. Corus internally hedges the Treasury Election holdback.

          Corus continues to focus on effectively controlling compensation expense by paying a limited number of talented people a premium over market. This policy results in higher employee productivity and an increased willingness to accept more responsibility in carrying out Corus’ goals and objectives.

Net Occupancy In 2006, net occupancy increased by $0.2 million, or 6.4%. Much of the increase is attributable to increases in real estate tax accruals based on anticipated rate increases. In 2005, net occupancy expense remained relatively flat compared to 2004.

Data Processing In 2006, data processing increased by $0.3 million, or 18.1%, due to the increased number of customer accounts consistent with Corus’ retail deposit growth. In 2005, data processing decreased by $0.7 million, or 29.6%, to $1.7 million compared to 2004. This decrease was due to the savings provided by implementing a new core data processing system in the second quarter of 2004.

Other Expenses Other noninterest expense consists of various expenses, the most significant being: audits & exams, insurance (deposit and other), postage, legal & professional, stationery & supplies, equipment repairs & maintenance, armored courier costs, correspondent bank charges, telephone, and advertising. These expenses have increased in recent years primarily due to costs associated with growth in assets and deposits, specifically deposit insurance and the asset-based regulatory exam fee.

          Due to deposit insurance reform legislation, Corus’ expense for FDIC insurance will be increasing, beginning in 2007. While the FDIC is allowing financial institutions a one-time credit to be used against the insurance increases, the Company estimates that the credit will be exhausted midway through the third quarter of 2007. As a result, expenses for deposit insurance are expected to increase by $0.5 million and $1.1 million for the third and fourth quarters of 2007, respectively, compared to the comparable quarters of 2006.

Efficiency Ratio The banking industry uses a standard known as the “efficiency ratio” to measure a bank’s operational efficiency. Unlike most other measures, lower is better. The efficiency ratio is simply noninterest expense, less goodwill amortization, divided by the sum of net interest income and noninterest income (excluding securities gains and losses). Corus’ efficiency ratio was 18.4%, 22.9%, and 33.5% in 2006, 2005, and 2004, respectively. The improvement was the result of extremely strong growth in net interest income with only modest growth in noninterest expense.

Cost Management Cost management is a fundamental element of Corus’ culture. Management constantly reviews operating expenses to ensure that they are minimized while maintaining a high level of quality customer service. Corus remains committed to identifying additional reductions in costs while maintaining superior customer service and stringent internal controls.

Income Taxes Income tax expense was $98.3 million in 2006, compared to $73.1 million and $48.7 million in 2005 and 2004, respectively. The effective tax rate remained relatively flat at 34.2% in 2006, 34.7% in 2005, and 33.2% in 2004. Differences between the effective tax rate and the statutory federal rate are driven primarily by the favorable tax treatment allowed for dividend income — only 30% of dividend income received is taxable. In addition, in 2006 and 2004, Corus recorded favorable tax adjustments related to the expiration of certain tax exposure items. Please refer to Note 9 to Consolidated Financial Statements for a reconciliation of the statutory federal income tax rate to the effective rate.

CORUS BANKSHARES 2006 ANNUAL REPORT   51

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of  OPERATIONS (continued)

          Corus’ net deferred tax liability was $4.5 million at December 31, 2006, compared with a net deferred tax liability of $6.0 million at December 31, 2005. Please refer to Note 9 to Consolidated Financial Statements for a listing of deferred tax assets and liabilities detailed by category.

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

FINANCIAL CONDITION

COMMON STOCKS

At December 31, 2006, Corus held investments in the common stocks of 17 financial industry companies valued at $217.0 million, including net unrealized gains of $89.7 million.

The following is a list of Corus’ holdings as of December 31, 2006:

CORPORATION	SHARES HELD	MARKET VALUE	PERCENTAGE OF PORTFOLIO

(dollars in thousands)
Amcore Financial Inc.	69,100	$2,257	1.0%
Associated Banc Corp.	121,179	4,227	1.9
Bank of America Corp.	670,594	35,803	16.5
Bank of New York Co. Inc.	100,000	3,937	1.8
Citigroup Inc.	225,000	12,533	5.8
Comerica Inc.	264,300	15,509	7.1
Compass Bancshares Inc.	108,750	6,487	3.0
Fremont General Corp.	1,574,600	25,524	11.8
JP Morgan Chase & Co.	500,864	24,192	11.1
MAF Bancorp Inc.	204,850	9,155	4.2
Merrill Lynch & Co. Inc.	132,000	12,289	5.7
Morgan Stanley Dean Witter & Co.	82,000	6,677	3.1
National City Corp.	74,520	2,724	1.3
Regions Financial Corp.	515,154	19,267	8.9
SunTrust Banks Inc.	48,000	4,054	1.9
US Bancorp	268,870	9,730	4.5
Wachovia Corp.	398,191	22,677	10.4

Total		$217,042	100.0%

In 2006, Corus received dividends on the stock portfolio of $7.3 million, compared to $6.6 million in 2005 and $6.3 million in 2004. In addition to dividend income, Corus also recognized net securities gains of $6.0 million in 2006, $12.5 million in 2005, and $31.6 million in 2004. This includes gains from non-cash transactions as well as charges for “other than temporary” impairment. See Noninterest Income for further discussion.

52 CORUS BANKSHARES 2006 ANNUAL REPORT

SECURITIES OTHER THAN COMMON STOCKS

Corus’ current asset/liability management philosophy is that all current security purchases are classified as available-for-sale or trading.

          At December 31, 2006, available-for-sale securities other than common stocks increased to $5.2 billion, due mainly to Corus’ increased investment in short-term U.S. Government and agency notes. As of December 31, 2006, nearly the entire available-for-sale portfolio was scheduled to mature within six (6) months.

LOAN PORTFOLIO

The following table details the composition of Corus’ outstanding loans:

	2006		2005

DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT

(dollars in millions)
Commercial real estate:
Condominium:
Construction	$2,615	63%	$1,920	42%
Conversion	1,288	31	1,886	42
Other commercial real estate	172	4	598	13

Total commercial real estate	4,075	98	4,404	97
Commercial	42	1	84	2
Residential real estate and other	25	1	37	1

Loans, net of unearned income	$4,142	100%	$4,525	100%

Mezzanine loans included in total commercial real estate	$196		$132

COMMERCIAL REAL ESTATE LENDING

Personnel Assessing risk is as much an art as it is a science. In that regard, an experienced and highly capable loan officer group is critical to the Company’s success. Corus currently has 19 commercial loan officers, with 7 of those officers each having more than 15 years of experience in commercial real estate lending and another 4 having 10 years or more experience. Moreover, with the exception of one very experienced senior officer (who joined the Company over 4 years ago), virtually all of the officers’ commercial real estate experience, and hence training, has been at Corus. Furthermore, Corus has been particularly successful in retaining key talent in the commercial lending group, evidenced by zero turnover in the last five years.

          Robert J. Glickman (Chief Executive Officer), Michael G. Stein (Executive Vice President — Commercial Lending), and Timothy J. Stodder (Senior Vice President — Commercial Lending) are deeply involved in every major aspect of the lending process. This includes structuring and pricing the loans, visiting the sites and inspecting comparable properties, meeting directly with the borrowers, underwriting and approving the loans, consulting on documentation issues, and making various decisions in the course of servicing the loans. Corus is able to maintain this level of executive attention by focusing on larger transactions.

          Finally, a significant portion of commercial loan officer compensation is based on amounts earned from the Commission Program for Commercial Loan Officers (the “CLO Program”). The CLO Program has been devised to compensate officers for success, but generally holds back much of their commissions for up to nine years, during which time it is at risk of loss in the event the Company suffers a loss on the loans. Management believes the program motivates officers to make safe loans and aligns the officers’ goals with the Company’s interests.

CORUS BANKSHARES 2006 ANNUAL REPORT   53

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)

Portfolio Overview During the past few years, Corus’ lending has focused almost exclusively on condominium projects. These projects include both construction of new buildings and conversion of existing apartments. While Corus generally provides only senior debt, in some cases Corus will provide mezzanine financing as well. Nearly all of Corus’ loans are variable rate. As of December 31, 2006, 95% of Corus’ commercial real estate loans were variable rate, the vast majority tied to 3-month LIBOR and resetting quarterly.

          Condominium construction loans typically have stated maturities ranging from 2 to 4 years. The loans are funded throughout the term as construction progresses. These loans consist of both new construction projects and certain condominium conversion projects where extensive renovation is planned. Condominium conversion loans generally have shorter stated maturities, typically in the range of 1 to 3 years. These loans are for projects with less extensive renovation efforts and the loans are typically fully funded at the outset and paid down as the condominiums are sold.

          Corus’ mezzanine loans are all subordinate to a Corus first mortgage loan (as opposed to a third party’s). Interest rates charged for mezzanine loans are considerably higher than those charged for first mortgage loans (and also tend to be fixed rate), but also carry additional risk.

          In addition to the funded amounts listed above, Corus has significant commitments to fund additional amounts. Including commitments, the commercial real estate loan portfolio totals $8.4 billion as of December 31, 2006, as detailed below:

TOTAL COMMERCIAL REAL ESTATE LOAN COMMITMENTS

	TOTAL COMMITMENTS(1)

	2006		2005

DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT

(dollars in millions)
Condominium:
Construction	$6,566	79%	$5,327	64%
Conversion	1,376	16	2,156	26
Other commercial real estate	417	5	857	10

Total Commercial Real Estate	$8,359	100%	$8,340	100%

(1)

Total commitments are composed of outstanding balances plus unfunded commitments. Includes pending loans for which commitment letters have been issued to the borrower. These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this report, included in the amounts labeled as Commitments Accepted and Commitments Offered.

Originations An origination occurs when a loan closes, with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded). Construction loan funds are rarely drawn by the borrower at the closing but rather over an extended period of time as the project is built. In contrast, conversion loans are largely funded at the time of closing.

          As shown in the tables below, the pace of total loan originations has slowed recently. With that said, construction loan originations have continued to be strong, and in fact fourth quarter 2006 construction originations represent one of our best quarters ever. The decline in originations is entirely attributable to the virtual absence of recent conversion originations.

54   CORUS BANKSHARES 2006 ANNUAL REPORT

ORIGINATIONS(1)

	2006		2005		2006/2005 CHANGE

DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT

(dollars in millions)
Condominium:
Construction	$3,255	83%	$2,630	48%	$625	24%
Conversion	546	14	2,577	47	(2,031)	(79)%
Other commercial real estate	112	3	233	5	(121)	(52)%

Total Commercial Real Estate	$3,913	100%	$5,440	100%	$1,527	(28)%

(1)	Includes approved commitment increases to existing loans.

Loan originations by quarter for both 2006 and 2005 were as follows:

ORIGINATIONS BY QUARTER (1)

	2006				2005

	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q

(dollars in millions)
Condominium:
Construction	$950	$855	$737	$713	$327	$692	$976	$635
Conversion	39	7	10	490	655	740	747	435
Other commercial real estate	2	—	—	110	13	132	23	65

Total Commercial Real Estate	$991	$862	$747	$1,313	$995	$1,564	$1,746	$1,135

(1)	Includes approved commitment increases to existing loans.

The dramatic decline in conversion originations is a direct reflection of an extremely rapid and substantial falloff in developers looking to convert apartment projects into condominiums. While this loss of “confidence” by the developers is likely the result of numerous factors, the nationwide slowdown in the housing market is undoubtedly the common thread. With demand cooling, a growing inventory of homes for sale, and sales prices declining in many markets, some significantly, developers are generally less inclined to start new projects. Why these effects are not yet being seen in construction originations is difficult to precisely identify, and is likely the result of several significant differences between construction and conversion loans. A key difference is that construction projects generally entail much more “lead time” than conversion loans. This could mean that construction loan originations may also begin to feel the effects of the housing slowdown, but on a delayed basis (relative to conversion originations). With that said, there are enough other significant differences between construction and conversion projects that it is not at all clear whether construction originations will experience a slowdown similar to what we have recently witnessed with conversion loans.

Paydowns/Payoffs Total loan paydowns and payoffs (collectively referred to as “paydowns”) were $3.4 billion for the year ended December 31, 2006, compared to $2.5 billion for the year ended December 31, 2005. The timing of loan paydowns is inherently difficult to predict.

CORUS BANKSHARES 2006 ANNUAL REPORT    55

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of  OPERATIONS (continued)

COMMERCIAL REAL ESTATE LOAN PORTFOLIO BY SIZE

	2006					2005

	NO. OF LOANS	LOANS OUTSTANDING		TOTAL COMMITMENT(1)		NO. OF LOANS	LOANS OUTSTANDING		TOTAL COMMITMENT(1)

DECEMBER 31		AMOUNT	%	AMOUNT	%		AMOUNT	%	AMOUNT	%

(dollars in millions)
$140 million and above	12	$444	11%	$1,838	21%	2	$—	—%	$296	3%
$100 million to $140 million	14	543	13	1,733	21	14	586	14	1,634	20
$60 million to $100 million	28	1,141	28	2,135	26	31	1,104	25	2,381	29
$20 million to $60 million	56	1,457	36	2,072	25	89	2,292	52	3,454	41
$1 million to $20 million	55	480	12	569	7	60	405	9	556	7
Loans less than $1 million	NM	10	—	12	—	NM	17	—	19	—

Total	165	$4,075	100%	$8,359	100%	196	$4,404	100%	$8,340	100%

NM — Not Meaningful
(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

COMMERCIAL REAL ESTATE LOAN PORTFOLIO BY COLLATERAL TYPE

	2006					2005

	NO. OF LOANS	LOANS OUTSTANDING		TOTAL COMMITMENT(1)		NO. OF LOANS	LOANS OUTSTANDING		TOTAL COMMITMENT(1)

DECEMBER 31		AMOUNT	%	AMOUNT	%		AMOUNT	%	AMOUNT	%

(dollars in millions)
Condominium:
Construction	95	$2,615	64%	$6,566	79%	92	$1,920	44%	$5,327	64%
Conversion	58	1,288	32	1,376	16	66	1,886	43	2,156	26

Condominium Total	153	3,903	96	7,942	95	158	3,806	87	7,483	90
Office	3	100	2	188	2	9	154	3	275	3
Hotel	2	22	1	128	2	13	251	6	353	4
Other	7	40	1	89	1	16	176	4	210	3
Loans less than $1 million	NM	10	—	12	—	NM	17	—	19	—

Total	165	$4,075	100%	$8,359	100%	196	$4,404	100%	$8,340	100%

NM — Not Meaningful
(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

56   CORUS BANKSHARES 2006 ANNUAL REPORT

COMMERCIAL REAL ESTATE LOAN PORTFOLIO BY MAJOR METROPOLITAN AREA

	2006					2005

	NO. OF LOANS	LOANS OUTSTANDING		TOTAL COMMITMENT(1)		NO. OF LOANS	LOANS OUTSTANDING		TOTAL COMMITMENT(1)

DECEMBER 31		AMOUNT	%	AMOUNT	%		AMOUNT	%	AMOUNT	%

(dollars in millions)
Florida:
Miami/Southeast Florida	25	$726	18%	$2,008	24%	24	$552	13%	$1,242	15%
Orlando	11	233	6	249	3	9	323	8	347	4
Tampa	4	161	4	168	2	4	211	5	234	3
Other Florida	8	330	8	463	6	7	148	3	468	5

Florida Total	48	1,450	36	2,888	35	44	1,234	29	2,291	26
California:
Los Angeles	14	173	4	708	9	16	255	6	620	7
San Diego	13	408	10	528	6	17	434	10	719	9
San Francisco	3	41	1	77	1	6	109	2	230	3
Sacramento	2	48	1	67	1	1	41	1	45	1

California Total	32	670	16	1,380	17	40	839	19	1,614	20
Las Vegas	10	447	11	860	10	11	281	6	610	7
New York City	16	328	8	733	9	24	631	14	1,219	15
Washington, D.C.(2)	16	448	11	698	8	24	615	14	1,113	13
Atlanta	12	172	4	489	6	9	131	3	350	4
Chicago	7	128	3	278	3	16	213	5	414	5
Phoenix/Scottsdale	8	113	3	245	3	7	124	3	153	2
Other (3)	16	309	8	776	9	21	319	7	557	7
Loans less than $1 million	NM	10	—	12	—	NM	17	—	19	—

Total	165	$4,075	100%	$8,359	100%	196	$4,404	100%	$8,340	100%

NM — Not Meaningful
(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2)	Includes northern Virginia and Maryland loans.
(3)	No other metropolitan area exceeds three percent of the total.

CORUS BANKSHARES 2006 ANNUAL REPORT    57

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of  OPERATIONS (continued)

Pending Commercial Real Estate Loans Finally, the following table presents a comparison of Corus’ loans pending listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages. It has been the Company’s experience that once a loan reaches the Application Received stage it is quite likely to ultimately close.

COMMERCIAL REAL ESTATE LOANS PENDING

	2006		2005

DECEMBER 31	NO. OF LOANS	AMOUNT	NO. OF LOANS	AMOUNT

(dollars in millions)
Commitment Accepted (1)	—	$—	6	$395
Commitment Offered (1)	1	65	1	23
Application Received	11	1,003	22	2,087
Application Sent Out	4	254	11	866
Term Sheet Issued	29	2,625	40	3,097

Total	45	$3,947	80	$6,468

Condominium:
Construction	40	$3,561	61	$5,520
Conversion	2	152	14	646
Other commercial real estate	3	234	5	302

Total	45	$3,947	80	$6,468

(1)	These amounts are also included in the Total Commercial Real Estate Loan Commitments table of this report.

Total loans pending have decreased from December 31, 2005, with the decline attributable to the slowdown in the housing markets nationwide. See the previous discussion included in the “Originations” section of this report for additional information.

COMMERCIAL LENDING

Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

RESIDENTIAL REAL ESTATE AND OTHER LENDING

Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “runoff.” Minimal new originations are expected.

58   CORUS BANKSHARES 2006 ANNUAL REPORT

ASSET QUALITY

The following table presents an overview of the relevant asset quality measures:

DECEMBER 31	2006	2005

(dollars in thousands)
Allowance for loan losses	$45,293	$39,740
Allowance for loan losses / Total loans	1.09%	0.88%
Liability for credit commitment losses	$5,500	$5,000
Nonaccrual and loans 90 days or more past due (NPLs)	$106,907	$617
Other real estate owned (OREO)	$8,439	$—
Total nonperforming assets (NPLs + OREO)	$115,346	$617
Troubled debt restructurings	$—	$14,727
Allowance for loan losses / NPLs	42.4%	638.6%
NPLs / Total loans	2.58%	0.01%
Total nonperforming assets / Total assets	1.15%	0.01%

Allowance for Credit Losses The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments.

          Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, defined by Generally Accepted Accounting Principles as loans where “it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.” These loans are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a reserve is necessary and, if so, the appropriate amount of that reserve.

          The remainder of the portfolio is then segmented into groups based on loan characteristics, seniority of collateral, and loan rating. A reserve is calculated and allocated to each of these groups based on historical net charge-off history coupled with a subjective Management Adjustment Factor. The Management Adjustment Factor is intended to incorporate those qualitative or environmental factors that are likely to cause estimated credit losses associated with the Bank’s existing portfolio to differ from historical loss experience.

          While the Management Adjustment Factor is used to adjust for the most significant risk factors, these factors certainly do not constitute an exhaustive list. Environmental factors exist that indicate there are probable losses in the overall portfolio that have not been captured in the specific or allocated reserves. These risks are reflected in the unallocated portion of the Allowance for Loan Losses.

          The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses.

          In accordance with the methodology discussed above, the Company recorded a provision for credit losses of $7.5 million and $6.0 million for the years ended December 31, 2006 and 2005, respectively.

A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	2006	2005

(dollars in thousands)
Balance at January 1	$44,740	$37,882
Provision for credit losses	7,500	6,000
Charge-offs	(2,640)	(927)
Recoveries	1,193	1,785

Balance at December 31	$50,793	$44,740

CORUS BANKSHARES 2006 ANNUAL REPORT    59

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of  OPERATIONS (continued)

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

DECEMBER 31	2006	2005

(dollars in thousands)
Allowance for loan losses	$45,293	$39,740
Liability for credit commitment losses (1)	5,500	5,000

Total	$50,793	$44,740

(1)	Included as a component of other liabilities.

Net charge-offs/recoveries for the three years ended December 31 were as follows:

YEARS ENDED DECEMBER 31	2006	2005	2004

(dollars in thousands)
Commercial real estate	$(1,512)	$—	$—
Commercial	(748)	(286)	(13)
Residential real estate and other	813	1,144	1,447

Total Net (Charge-offs)/Recoveries	$(1,447)	$858	$1,434

During 2006, the Bank charged off $1.5 million related to a commercial real estate loan subsequently transferred to OREO (see section titled “Nonaccrual, Past Due, OREO and Troubled Debt Restructurings” for further discussion). The net charge-offs from commercial lending during 2006 related to Corus’ business of servicing the check cashing industry. Finally, residential real estate and other recoveries reflect the efforts of the residential real estate department personnel to recover as much as possible of the previously charged off amounts.

COMMERCIAL REAL ESTATE LOAN CHARGE-OFFS — 10 -YEAR HISTORY

YEARS ENDED DECEMBER 31	CHARGE-OFFS

(dollars in thousands)
2006	$1,512
2005	0
2004	0
2003	0
2002	0
2001	0
2000	0
1999	61
1998	18
1997	350

Total Charge-offs	$1,941

While Corus did experience a $1.5 million commercial real estate loan charge-off during 2006, the 10-year loss history on commercial real estate lending continues to be impressive. This is all the more impressive when viewed against originations over this same period of nearly $20 billion. However, the housing slowdown is clearly placing meaningful stress on a number of Corus’ condominium loans, as evidenced by the recent increases in nonaccrual and otherwise nonperforming loans (shown in below table).

60   CORUS BANKSHARES 2006 ANNUAL REPORT

NONACCRUAL, PAST DUE, OREO, AND TROUBLED DEBT RESTRUCTURINGS

As of December 31, the balances were as follows:

DECEMBER 31	2006	2005

(dollars in thousands)
Nonaccrual	$72,542	$73
Loans 90 days or more past due	34,365	544

Total Nonperforming Loans	106,907	617
Other real estate owned (“OREO”)	8,439	—

Total Nonperforming Assets	$115,346	$617

Troubled debt restructurings(1)	$—	$14,727

(1)	To the extent not included in either nonaccrual or loans 90 days or more past due.

Nonaccrual loans at December 31, 2006, include two commercial real estate loans. Both of the loans are secured by condominium conversion projects, one in Phoenix, Arizona, and the other in southwestern Florida. Loans 90 days or more past due include a single condominium conversion loan in Las Vegas, Nevada, which was paid off in February 2007.

          Nonperforming Assets also includes an Illinois office building classified as other real estate owned (“OREO”). The related loan was listed as nonaccrual as of September 30, 2006, and foreclosure proceedings were completed in December 2006. Upon foreclosure, the asset was written down to its fair value, less estimated costs to sell, through a $1.5 million charge to the Allowance for Loan Losses.

POTENTIAL PROBLEM LOANS

Potential Problem Loans, as defined by the Securities and Exchange Commission, are performing loans which possess certain weaknesses that cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in the future disclosure of such loans as either nonaccrual, 90 days or more past due, or a troubled debt restructuring.

          As of December 31, 2006, Corus had six condominium loans which management considered to be Potential Problem Loans, as follows:

LOCATION	LOAN TYPE	NO. OF LOANS	BALANCE OUTSTANDING	TOTAL COMMITMENT

(dollars in millions)
Florida	Conversion	3	$113	$118
Florida	Constuction	1	36	42
California	Conversion	1	66	68
Georgia	Constuction	1	22	22

Total		6	$237	$250

CORUS BANKSHARES 2006 ANNUAL REPORT    61

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of  OPERATIONS (continued)

DEPOSITS

COMPOSITION OF DEPOSITS

	2006		2005		2006/2005 CHANGE

DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT

(dollars in millions)
Retail certificates of deposit	$6,001	69%	$4,445	61%	$1,556	35%
Money market	1,698	20	1,640	23	58	4%
Demand	309	4	337	5	(28)	(8)%
NOW	285	3	312	4	(27)	(9)%
Brokered certificates of deposit	280	3	380	5	(100)	(26)%
Savings	132	1	152	2	(20)	(13)%

Total	$8,705	100%	$7,266	100%	$1,439	20%

Deposits continued to grow in 2006 resulting in net growth of $1.4 billion for the year ended December 31, 2006. The growth is almost exclusively driven by growth in retail certificates of deposit (“CDs”) and is the direct result of the Bank’s national marketing of selected deposit accounts to both individuals and businesses at competitive rates. The response to this program, which was introduced in April 2004, continues to be strong both locally and across the country. These deposit products, particularly CDs with six- and twelve-month maturities, have proven to be an attractive investment option for many new and existing customers. Nearly all of the retail certificates of deposit held at December 31, 2006 and 2005, were due to mature in less than one year.

          The retention of existing deposits continues to be a focus of the Bank. While the results to date have been strong, there are no guarantees that account retention will remain high over the long term.

          At December 31, 2006, approximately 62% of the Bank’s $8.4 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market. Total retail deposits consisted of nearly 200,000 accounts.

LONG-TERM DEBT — SUBORDINATED DEBENTURES (“TRUST PREFERRED”)

As of December 31, 2006, Corus had $384.0 million in floating rate junior subordinated notes (the “Debentures”). The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events). Interest payments on the Debentures are payable quarterly. So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the debenture agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.

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

62   CORUS BANKSHARES 2006 ANNUAL REPORT

          All of the outstanding Debentures are variable-rate, with interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10% (resetting quarterly). As such, management cannot say with certainty what the interest payments on the Debentures will be in the future. However, based on December 31, 2006, market interest rates, the interest payments would be approximately $30 million per annum.

          Note that the Debentures were issued to unconsolidated subsidiary trusts of the Company. Each trust’s sole purpose is to issue Trust Preferred Securities with terms essentially identical to the Debentures and then use the proceeds of the Trust Preferred issuance to purchase debentures from the Company. This is a very common form of raising tax-advantaged capital, especially for bank holding companies.

OTHER BORROWINGS

Corus has a revolving line of credit for up to $100 million. The line of credit matures on November 30, 2008, and is collateralized by 100% of the common stock of the subsidiary Bank. While Corus can use the line of credit for any general corporate purpose, it currently uses the line of credit to fund loan participations that the holding company has entered into with its subsidiary Bank. As of December 31, 2006, the line of credit had an outstanding balance of $38.3 million.

          The remaining amount outstanding at December 31, 2006, of $1.1 million relates to periodic balances associated with Corus’ role of facilitating tax payments for the U.S. Treasury. The balance outstanding at any point in time is a function of tax payments received by the bank compared to how often, and when, the Treasury collects the funds from Corus. Corus pays interest on these borrowings at the Federal Funds Rate less 25 basis points.

SHAREHOLDERS’ EQUITY

At December 31, 2006 and 2005, Shareholders’ Equity was as follows:

DECEMBER 31	2006	2005

(dollars in thousands)
Common stock	$2,812	$2,792
Surplus	31,783	25,882
Equity — options outstanding	9,040	7,770
Retained earnings	746,291	609,334
Accumulated other comprehensive income	54,601	43,997

Total Shareholders’ Equity	$844,527	$689,775

During 2006, Corus repurchased and retired 100,600 shares of common stock, 4,000 of which were received as proceeds from a stock option exercise. The open market purchases of 96,600 were made under a common share repurchase program approved by the Board of Directors in April 2004, which authorized the repurchase of up to 2,000,000 shares (as adjusted to reflect post-split shares resulting from a 2-for-1 stock split on May 18, 2006). As of December 31, 2006, there were 1,588,800 remaining shares authorized for repurchase under this program.

          Surplus increased by $5.9 million primarily due to the impact of Corus employees who exercised stock options during the year, which increased surplus by $3.4 million. Additionally, under the Commission Program for Commercial Loan Officers (the “CLO Program”), a portion of the commissions earned is held back, some in Corus’ common stock. Holdbacks in stock are initially recorded as additional surplus. Upon issuance, the par value of the stock is reclassified to common stock. CLO Program stock holdbacks in 2006 totaled $1.6 million.

          The increase in Equity — options outstanding was due to the recognition of expense associated with employee stock options that vested in 2006. The balance of the account at December 31, 2006, represents the fair value, based on the Black-Scholes valuation model, of all outstanding vested stock options.

CORUS BANKSHARES 2006 ANNUAL REPORT    63

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)

          Retained earnings increased by $137.0 million even after declaring approximately $50 million in dividends to the holders of Corus’ common stock. Dividends declared in 2006 were 29% higher than in 2005.

          Finally, accumulated other comprehensive income increased by $10.6 million due primarily to the net increase in unrealized gains on available-for-sale securities, partially offset by $6.1 million in security gains from the sale of available-for-sale securities. Please refer to the Noninterest Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for a discussion of the GAAP treatment of security gains.

Various measures of capital were as follows:

	2006		2005

DECEMBER 31	AMOUNT	RATIO	AMOUNT	RATIO

(dollars in thousands)
Common equity (1)	$844,527	8.4%	$689,775	8.2%
Tangible common equity (2)	840,004	8.4%	685,252	8.1%
Tier 1 leverage (3)	1,047,205	10.6%	855,006	10.7%
Tier 1 risk-based capital (4)	1,047,205	13.7%	855,006	11.5%
Total risk-based capital (5)	1,249,604	16.3%	1,067,032	14.4%

(1)

Common equity is computed in accordance with generally accepted accounting principles, which includes unrealized gains/(losses) on available-for-sale securities. The ratio is common equity to total year-end assets.

(2)	Common equity less goodwill; computed as a ratio to total year-end assets less goodwill.
(3)

Tier 1 capital, which is shareholders’ equity plus qualifying trust preferred securities and unrealized losses from defined benefit pension plan less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities; computed as a ratio to average fourth-quarter assets less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities.

(4)	Tier 1 capital; computed as a ratio to risk-adjusted assets.
(5)	Tier 1 capital plus qualifying loan loss allowance and SFAS 115 gain; computed as a ratio to risk-adjusted assets.

LIQUIDITY AND CAPITAL RESOURCES

BANK HOLDING COMPANY

Sources At December 31, 2006, the Bank Holding Company (also referred to as the “parent company”) had cash and marketable equity securities totaling $318.4 million ($286.4 million on an after-tax basis), none of which was encumbered. By comparison, cash and marketable equity securities totaled $208.3 million one year earlier.

          Between 2003 and 2005, cash and liquidity needs of the parent company were primarily met through the issuance of a form of long-term debt, commonly referred to as “Trust Preferred” securities (the attributes of these securities are described in the section titled “Long-Term Debt — Subordinated Debentures” of Management’s Discussion and Analysis of Financial Condition and Results of Operations). During this period, the parent company issued, through unconsolidated subsidiary trusts, approximately $350 million of Trust Preferred Securities, infusing the majority of the proceeds into the Bank, while retaining enough cash to satisfy its own liquidity needs. Recently, the Bank’s need for capital has changed, and as a result, the parent company has been able to use the Bank as a source of liquidity (see below). In 2006, only $25 million of Trust Preferred Securities were issued and the parent company received $99 million of dividends from the Bank. Depending on the Bank’s capital needs, the parent company could seek to issue additional Trust Preferred Securities in the future. However, while the issuance of Trust Preferred Securities has been a reliable source of capital in the recent past, there is no assurance that it will be available in the future.

64    CORUS BANKSHARES 2006 ANNUAL REPORT

          Additional sources of liquidity available to the parent company include dividends from its marketable equity securities portfolio, interest and fees earned from loan participations, and cash that could be generated from sales of its equity securities. Further, the parent company could draw on its revolving line of credit (see discussion in the section titled “Other Borrowings” of Management’s Discussion and Analysis of Financial Condition and Results of Operations).

Uses As mentioned above, between 2003 and 2005, the parent company’s primary use of cash was capital infusions into the Bank. Additional uses included dividends to shareholders, interest and principal payments on debt, share repurchases, the purchase of marketable securities, and the payment of operating expenses. In 2006, with the Bank’s capital needs changing, the parent company has not made any capital contributions to the Bank. See the section below regarding the Bank’s liquidity and capital needs for a discussion of the factors impacting the Bank’s capital needs.

          The parent company also requires cash to fund loan participations entered into with the Bank for loans that exceed the Bank’s legal lending limit. As of December 31, 2006, the parent company had committed to $71.8 million of loan participations with the Bank, $48.4 million of which were unfunded at that time. In order to fund these commitments, should funding be required, the Company could draw upon its revolving line of credit (discussed above under “Sources” and under the “Other Borrowings” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations).

SUBSIDIARY BANK

Sources At December 31, 2006, the Bank’s liquid assets totaled $5.6 billion, or 57.2%, of its total assets versus $3.7 billion, or 44.6% of total assets at December 31, 2005. The Bank’s primary sources of cash have historically included: loan paydowns/payoffs, investment securities that matured or were sold, net retail deposit growth, issuance of brokered certificates of deposit, Bank earnings not paid to the parent company as a dividend, and capital infusions from the parent company.

Uses The Bank’s principal use of cash has historically been to fund loans, both new loans as well as drawdowns of unfunded loan commitments. At December 31, 2006, the Bank had unfunded commercial real estate loan commitments of $4.2 billion. While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of the loan commitments will fund over the next 36 months, although such fundings could occur more rapidly.

          The Bank must also retain sufficient funds to satisfy depositors’ withdrawal needs and cover operating expenses. Recently, the Bank has experienced significant deposit growth, primarily from retail certificates of deposit with maturities of one year or less. These new deposits, as a result of their short-term nature, present greater liquidity risk than do longer-term funding options. While the deposit growth has been very strong, deposits could shrink in the future, perhaps materially, and the Bank must be prepared to fund those withdrawals. The Bank therefore internally allocates a substantial pool of its investment securities against deposits.

CORUS BANKSHARES 2006 ANNUAL REPORT   65

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)

          A common additional use of the Bank’s cash has been the payment of dividends to the parent company — the frequency and amount of which have varied over time. Although the payment of dividends by the Bank to the parent company is driven by various factors, the Bank’s capital goals have traditionally played a key role. The Bank’s capital goals have historically been driven by growth, or the lack thereof, in loan balances and commitments outstanding. During periods of significant loan growth, growth in the Bank’s capital goals outpaced the earnings of the Bank and few, if any, dividends were paid to the parent company. More recently, however, growth in the Bank’s loans, as well as the related capital goals, has slowed and the Bank has paid a greater portion of its earnings to the parent company as dividends.

          Banking regulations require the maintenance of certain capital and net income levels that may limit the amount of dividends that may be paid by the Bank to the parent company. As of December 31, 2006, the aggregate amount legally available to be distributed to the parent company was approximately $258.0 million, assuming that the Bank continues to be classified as “well capitalized’’ under the regulations of Prompt Corrective Action (see below). In addition though, bank regulatory agencies have the authority to prohibit a bank subsidiary from paying dividends or otherwise supplying funds to a bank holding company if the supervising agency determines that such payment would constitute an unsafe or unsound banking practice. Since the Bank was last notified of its well-capitalized classification, management is not aware of any conditions or events that would have changed such classification.

Prompt Corrective Action The Bank’s capital classification is determined solely for the purpose of applying Prompt Corrective Action (“PCA”). The Federal Deposit Insurance Corporation Improvement Act of 1991, a major overhaul in the laws and regulations governing banks, introduced many new legal and regulatory frameworks — a significant one being PCA. The provisions in PCA were the result of a Congressional desire to reduce the potential for future regulatory/supervisory forbearance and thereby, hopefully, reducing future failure costs in the banking industry. Among other things, PCA provides banking regulators with the legal authority to reduce a bank’s capital classification below what the numerical capital ratios would otherwise indicate. The Bank’s capital classification is determined solely for the purpose of applying PCA and that classification may not constitute an accurate representation of the Bank’s overall financial condition or prospects.

66      CORUS BANKSHARES 2006 ANNUAL REPORT

OFF–BALANCE SHEET ARRANGEMENTS

As of the date of this report, Corus had no off–balance sheet arrangements, as defined by Securities and Exchange Commission Regulation S-K Item 303(a)(4).

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table presents Corus’ contractual obligations as of December 31, 2006:

	PAYMENTS DUE BY PERIOD

CONTRACTUAL OBLIGATIONS	LESS THAN 1 YEAR	1–3 YEARS	3–5 YEARS	MORE THAN 5 YEARS	TOTAL

(in thousands)
Deposits without a stated maturity	$2,423,699	$—	$—	$—	$2,423,699
Certificates of deposit	6,051,563	173,229	56,184	—	6,280,976
Long-term debt—subordinated debentures	—	—	—	384,028	384,028
Other borrowings	1,118	38,301	—	—	39,419
Minimum fixed lease obligations	430	892	780	805	2,907
Purchase obligations	1,661	3,455	3,709	5,838	14,663

Total	$8,478,471	$215,877	$60,673	$390,671	$9,145,692

The above table excludes interest on both deposit accounts and long-term obligations, as well as amounts that may be payable pursuant to the Commission Program for Commercial Loan Officers (the “CLO program”). The CLO program is discussed in detail under the Noninterest Expense section of Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Corus had the following lending commitments as of December 31, 2006:

(in thousands)
Standby letters of credit	$7,838
Commitment letters outstanding	65,250
Unused commitments under lines of credit	4,231,445

Total Commitments Outstanding	$4,304,533

Refer to Note 12 in the Notes to Consolidated Financial Statements for additional detail.

CORUS BANKSHARES 2006 ANNUAL REPORT   67

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

          Virtually all of the Bank’s assets are either floating rate, generally based on short-term interest rates and resetting quarterly, or short-term, generally maturing within the next few years. The Bank’s liabilities are very similar in nature, with the exception of demand deposits, which are effectively fixed at a zero percent interest rate, and the “administered-rate” deposits that do not reprice in lock-step with such changes in short-term interest rates (essentially, NOW and Savings accounts). The remaining component is shareholders’ equity. From an accounting perspective, and hence an interest rate risk sensitivity perspective, equity “acts” as zero percent fixed-rate funding.

          The combination of shareholders’ equity, along with the demand and “administered-rate” deposits, is substantially greater than the few Bank assets that are long-term fixed-rate or noninterest-earning (primarily common stock portfolio, cash, fixed-rate loans, and fixed assets). As a result, during times of changing interest rates (in Corus’ case, short-term interest rates), this would give rise to more assets repricing than liabilities repricing. This is referred to, in banking parlance, as being “asset sensitive.”

          As a result of its asset sensitive position, the Bank generally expects that increases in short-term interest rates will result in an increase of the Bank’s net interest income. Conversely, it is generally anticipated that decreases in short-term interest rates will result in a decrease in the Bank’s net interest income. Despite these expectations, it is important to note that the Bank’s interest rate sensitivity model does not attempt to forecast, among other factors, the future absolute level of interest rates, the speed with which those interest rates may change, the overall health of the economy, or the vibrancy of the residential real estate market. Thus, while the model points to greater Bank earnings under higher levels of (short-term) interest rates, such indications, while important, can not be viewed in isolation from the numerous other factors that affect the Company’s earnings power.

          In order to gauge the Bank’s sensitivity to changes in short-term interest rates, management calculates the potential impact that changes in interest rates would have on the Bank’s net interest income over the next calendar year. For purposes of modeling simplicity, it is common for banks to use immediate changes in interest rates. Further, these changes are assumed to occur uniformly across the entire yield curve. These types of immediate and “parallel” shifts are commonly referred to as interest rate shocks.

          It should be noted that while using such “shocks” to gauge interest rate risk is standard industry practice, interest rate changes of this sort are in fact very unlikely to occur. As most banks have a diverse mix of fixed versus floating assets and liabilities, with potentially vastly different maturity structures, such a simplistic assumption is quite problematic. With that said, as the vast preponderance of the Bank’s assets and liabilities are floating rate and reset, either directly or indirectly, off of very short-term interest rates, this simplistic assumption is actually reasonable for Corus. The only exception, and in the range of interest rate shocks shown below it is a rather modest one, results from the interest rate floors management has negotiated in many of its floating-rate CRE loans.

68   CORUS BANKSHARES 2006 ANNUAL REPORT

The following table, which reflects the interest risk positions as of December 31, 2006, and December 31, 2005, illustrates the Bank’s asset-sensitive positions under all interest rate “shock” scenarios. When reviewing the table below, it is important to understand that the various changes in interest rates shown are potential changes to the level of short-term interest rates that were prevailing as of each period end. That is, a 100 bp increase in rates for one time period could represent a very different interest rate scenario than another. Interest rate sensitivity was as follows:

Rate Shock Amount (1)	–200 bp	–100 bp	0 bp	+100 bp	+200 bp	+300 bp

Percent change in the next twelve months’ net interest income vs. constant rates:
December 31, 2006	(11.7)%	(7.2)%	—	7.3%	14.7%	22.1%
December 31, 2005	(2.0)%	(4.0)%	—	4.7%	9.3%	14.0%

(1) These “shocks” represent hypothetical instantaneous and sustained changes from current rates.

The above table indicates that the Bank’s projected interest rate sensitivity, as measured over the next 12 months, increased for all rising and falling rate shock scenarios. The implication of this increase is that, all else being equal (which it never is), the Bank would experience greater percentage changes in its net interest income as of December 31, 2006, than was the case as of December 31, 2005. The broad-based increase in sensitivity was primarily due to significant growth in fixed-rate 6- and 12-month certificates of deposit (“CD”) which funded either variable rate commercial real estate loans (repricing quarterly) or fixed-income securities with maturities of six months or less.

          The more pronounced change under the –200 bp scenario was chiefly related to the interest rate “floors” that are incorporated into most of the Bank’s variable rate commercial real estate loans. These “floors” are the minimum interest rates that will apply to a loan regardless of how low interest rates may go. Note that, as the floors are negotiated on a loan-by-loan basis and fixed at the time the loan is originated, the loan portfolio will likely possess floors that cover a range, possibly a wide range, of interest rates. Moreover, as loans pay off and new loans are originated this mix will almost certainly change. As short-term interest rates have risen from December 31, 2005, to December 31, 2006, this means short-term interest rates would now have to fall farther than they would have at December 31, 2005, for the floors to be effective. Stated differently, the floors were more “out-of-the-money” at December 31, 2006, than they were as of December 31, 2005.

          Corus is also exposed to price risk with its common stock portfolio in financial industry companies valued at $217.0 million as of December 31, 2006, including net unrealized gains of $89.7 million. This price risk would impact the net income of Corus, in the form of securities losses, should unrealized losses on individual securities be determined to be “other than temporary.” This price risk would also affect any future gains or losses that may be realized upon the sale of certain equity securities or resulting from mergers/acquisitions of any companies held in the portfolio.

CORUS BANKSHARES 2006 ANNUAL REPORT   69

MANAGEMENT’S DISCUSSION and ANALYSIS of
FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)

CRITICAL ACCOUNTING POLICIES

ALLOWANCE FOR CREDIT LOSSES

Management has determined that one particular accounting policy requires a high level of judgment; the assessment of the Allowance for Credit Losses (the “Allowance”). The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments. The Allowance is available to absorb losses inherent in the loan portfolio. Increases to the Allowance result from provisions for credit losses that are charged to earnings and from recoveries of previously charged-off loans. Decreases to the Allowance result as loans, or portions thereof, are charged off.

          The Allowance for Loan Losses is based upon quarterly analyses. Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, defined by Generally Accepted Accounting Principles as loans where “it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.” Management primarily uses the alphanumeric loan rating system documented by the Office of the Comptroller of the Currency (the “OCC”) to select loans for impairment assessment. Loans determined to be impaired are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a specific reserve is necessary and, if so, the appropriate amount of that reserve.

          The remainder of the portfolio is then segmented into groups based on loan characteristics, seniority of collateral, and loan rating. A reserve is calculated and allocated to each of these groups based on historical net charge-off history coupled with a subjective Management Adjustment Factor. The Management Adjustment Factor is intended to incorporate those qualitative or environmental factors that are likely to cause estimated credit losses associated with the Bank’s existing portfolio to differ from historical loss experience.

          While the Management Adjustment Factor is used to adjust for the most significant risk factors, these factors certainly do not constitute an exhaustive list. Environmental factors exist that indicate there are probable losses in the overall portfolio that have not been captured in the specific or allocated reserves. These risks are reflected in the unallocated portion of the Allowance for Loan Losses.

          Ultimately, the Bank strives to maintain loan loss reserves that are directionally consistent with changes in the factors, taken as a whole, that evidence credit losses, keeping in mind the characteristics of the Bank’s loan portfolio.

          The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses. The primary difference is that the reserve is adjusted to account for the lower risk associated with unfunded amounts combined with the expected timing and likelihood of funding.

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

70   CORUS BANKSHARES 2006 ANNUAL REPORT

FORWARD-LOOKING STATEMENTS

This Annual Report contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the likelihood that pending loans, particularly those that reach the Application Received stage, will ultimately close and changes in management’s estimate of the adequacy of the allowance for credit losses.

          Any forward-looking statements should be considered in light of the factors discussed above and the factors discussed from time to time in Corus’ filings with the Securities and Exchange Commission, including those under Item 1A, Risk Factors in Corus’ Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this Annual Report.

CORUS BANKSHARES 2006 ANNUAL REPORT   71

SUPPLEMENTAL FINANCIAL DATA: 10-YEAR HISTORY

YEARS ENDED DECEMBER 31	2006	2005	2004	2003

(dollars in thousands, except per share data)
CONDENSED INCOME STATEMENTS
Net interest income	$341,901	$249,658	$151,464	$123,427
Provision for credit losses	7,500	6,000	—	—
Noninterest income	19,201	27,949	51,415	16,920
Noninterest expense	65,881	61,322	56,273	52,533

Income Before Income Taxes	287,721	210,285	146,606	87,814
Income tax expense	98,277	73,056	48,667	29,404

Net Income	$189,444	$137,229	$97,939	$58,410

SELECTED PER SHARE DATA: (1)
Diluted earnings	$3.28	$2.38	$1.70	$1.02
Cash dividends declared on common stock	0.900	0.700	0.625	0.415
Book value at year-end	15.01	12.35	10.79	9.74
Market price at year-end	23.07	28.14	24.01	15.51

AVERAGES:
Assets	$9,497,310	$6,648,237	$4,050,352	$2,984,021
Loans, net of unearned income	4,456,799	3,551,877	2,461,790	2,000,505
Earning assets	9,376,517	6,522,428	3,953,325	2,890,897
Deposits	8,244,985	5,625,268	3,184,367	2,357,707
Long-term obligations	389,056	309,421	233,045	83,322
Shareholders’ equity	759,213	630,401	563,446	504,576

AT YEAR-END:
Assets	$10,057,791	$8,458,740	$5,017,787	$3,643,830
Loans, net of unearned income	4,141,979	4,524,511	2,793,828	2,433,771
Earning assets	9,892,946	8,292,149	4,946,297	3,560,421
Deposits	8,704,675	7,265,829	4,096,816	2,846,543
Long-term obligations	422,329	377,404	260,658	207,500
Shareholders’ equity	844,527	689,775	599,591	546,180

(CHARGE-OFFS)/RECOVERIES — COMMERCIAL REAL ESTATE LOANS (2)
Charge-offs	$(1,512)	$—	$—	$—
Recoveries	—	—	—	—

Net (Charge-offs)/Recoveries	$(1,512)	$—	$—	$—

SIGNIFICANT RATIOS:
Return on average assets	2.0%	2.1%	2.4%	2.0%
Return on average equity	25.0%	21.8%	17.4%	11.6%
Efficiency ratio (3)	18.4%	22.9%	33.5%	37.5%
Net interest margin	3.7%	3.9%	3.9%	4.3%
Nonaccrual and Loans 90 days or more past due (NPLs)/Total loans	2.6%	0.0%	0.2%	0.4%
Allowance for loan losses/NPLs	42.4%	638.6%	571.8%	399.1%
Allowance for loan losses/Total loans	1.1%	0.9%	1.2%	1.5%

CAPITAL RATIOS:
Tier 1 leverage	10.6%	10.7%	15.7%	18.7%
Tier 1 risk-based capital	13.7%	11.5%	15.4%	17.9%
Total risk-based capital	16.3%	14.4%	18.5%	20.5%

COMMON SHARE DATA: (1)
Weighted average fully diluted shares	57,705	57,710	57,636	57,406
Common shares outstanding at year-end	56,246	55,849	55,592	56,074

(1)	All amounts have been restated to reflect a 2-for-1stock split on 5/18/06 and 12/15/03.
(2)	This section contains charge-off/recovery history for commercial real estate loans only and is not representative of the total charge-off/recovery history for all loan types.
(3)

Total noninterest expense less goodwill amortization divided by the sum of fully taxable equivalent net interest income and noninterest income excluding securities gains and losses and one-time gains on the sale of businesses.

72   CORUS BANKSHARES 2006 ANNUAL REPORT

YEARS ENDED DECEMBER 31	2002	2001	2000	1999	1998	1997

(dollars in thousands, except per share data)
CONDENSED INCOME STATEMENTS
Net interest income	$98,287	$107,709	$121,051	$106,131	$98,220	$101,271
Provision for credit losses	—	—	—	—	10,000	16,000
Noninterest income	23,079	25,716	47,260	18,948	25,666	26,913
Noninterest expense	47,472	51,100	54,654	63,096	51,889	51,677

Income Before Income Taxes	73,894	82,325	113,657	61,983	61,997	60,507
Income tax expense	24,580	28,142	38,903	21,257	21,369	21,136

Net Income	$49,314	$54,183	$74,754	$40,726	$40,628	$39,371

SELECTED PER SHARE DATA: (1)
Diluted earnings	$0.86	$0.95	$1.31	$0.71	$0.69	$0.66
Cash dividends declared on common stock	0.159	0.154	0.149	0.144	0.139	0.133
Book value at year-end	8.54	7.96	7.11	5.70	5.47	4.97
Market price at year-end	10.92	11.35	12.37	6.00	8.06	9.89

AVERAGES:
Assets	$2,639,429	$2,672,971	$2,518,960	$2,530,782	$2,417,647	$2,237,419
Loans, net of unearned income	1,608,541	1,615,665	1,807,453	1,640,101	1,525,349	1,570,521
Earning assets	2,546,840	2,577,433	2,398,989	2,419,667	2,311,562	2,127,140
Deposits	2,081,956	2,160,333	2,081,986	2,115,575	2,031,198	1,888,966
Long-term obligations	50,252	36,668	40,000	40,000	40,000	40,000
Shareholders’ equity	467,369	424,427	346,880	326,776	295,854	263,612

AT YEAR-END:
Assets	$2,617,050	$2,659,322	$2,598,467	$2,378,544	$2,577,460	$2,251,927
Loans, net of unearned income	1,741,969	1,475,245	1,551,880	1,727,357	1,551,587	1,545,975
Earning assets	2,539,400	2,507,403	2,458,499	2,265,687	2,470,865	2,135,616
Deposits	2,059,773	2,121,456	2,107,630	1,964,420	2,154,676	1,863,066
Long-term obligations	45,375	48,000	40,000	40,000	40,000	40,000
Shareholders’ equity	482,041	450,886	402,353	327,825	318,130	291,633

(CHARGE-OFFS)/RECOVERIES — COMMERCIAL REAL ESTATE LOANS (2)
Charge-offs	$—	$—	$—	$(61)	$(18)	$(350)
Recoveries	17	10	42	123	166	195

Net (Charge-offs)/Recoveries	$17	$10	$42	$62	$148	$(155)

SIGNIFICANT RATIOS:
Return on average assets	1.9%	2.0%	3.0%	1.6%	1.7%	1.8%
Return on average equity	10.6%	12.8%	21.6%	12.5%	13.7%	14.9%
Efficiency ratio (3)	40.9%	40.1%	38.1%	41.0%	41.5%	38.9%
Net interest margin	3.9%	4.3%	5.1%	4.5%	4.3%	4.9%
Nonaccrual and Loans 90 days or more past due (NPLs)/Total loans	0.4%	0.4%	0.3%	0.7%	1.1%	1.8%
Allowance for loan losses/NPLs	567.4%	705.1%	779.4%	262.4%	211.9%	112.8%
Allowance for loan losses/Total loans	2.1%	2.7%	2.6%	1.9%	2.3%	2.0%

CAPITAL RATIOS:
Tier 1 leverage	17.3%	15.4%	14.0%	11.9%	10.3%	10.5%
Tier 1 risk-based capital	16.8%	19.4%	16.0%	15.3%	15.0%	15.1%
Total risk-based capital	18.9%	22.0%	18.6%	17.8%	18.1%	16.4%

COMMON SHARE DATA: (1)
Weighted average fully diluted shares	57,180	57,238	57,209	57,856	59,094	59,864
Common shares outstanding at year-end	56,477	56,639	56,573	57,477	58,205	58,726

(1)	All amounts have been restated to reflect a 2-for-1stock split on 5/18/06 and 12/15/03.
(2)	This section contains charge-off/recovery history for commercial real estate loans only and is not representative of the total charge-off/recovery history for all loan types.
(3)

Total noninterest expense less goodwill amortization divided by the sum of fully taxable equivalent net interest income and noninterest income excluding securities gains and losses and one-time gains on the sale of businesses.

CORUS BANKSHARES 2006 ANNUAL REPORT    73

PERFORMANCE GRAPH

The following chart compares the cumulative total returns of Corus Bankshares, Inc., the NASDAQ Stock Market (U.S.) (broad market index) and NASDAQ bank stocks (peer group index). The NASDAQ Stock Market for United States Companies index comprises all domestic common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market. The NASDAQ Bank Stocks index comprises all banks traded on the NASDAQ National Market and NASDAQ Small-Cap Market. The chart assumes an investment of $100 on January 1, 2002 and dividend reinvestment throughout the period.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
CORUS BANKSHARES, INC., NASDAQ STOCK MARKET (U.S.),
AND NASDAQ BANK STOCKS

$300
250
200
150
100
50
0
12/31/01
12/31/02
12/31/03
12/31/04
12/31/05
12/31/06
NASDAQ Stock Market (U.S.)
NASDAQ Bank Stocks
Corus Bankshares, Inc.

DOLLAR VALUE OF INVESTMENT AT DECEMBER 31

	2001	2002	2003	2004	2005	2006

NASDAQ Stock Market (U.S.)	$100	$69	$103	$112	$115	$126
NASDAQ Bank Stocks	100	102	132	151	147	165
Corus Bankshares, Inc.	100	98	143	229	276	233

74   CORUS BANKSHARES 2006 ANNUAL REPORT

DIRECTORS and EXECUTIVE OFFICERS

DIRECTORS

Joseph C. Glickman	Robert J. Buford	Michael J. McClure*
Chairman of the Board	President and Chief Executive Officer	Managing Director
Corus Bankshares, Inc.	Planned Realty Group, Inc.	Residential Capital, LLC
and Affiliates

Robert J. Glickman	Kevin R. Callahan*	Peter C. Roberts
President and Chief Executive Officer	Chief Executive Officer	Chief Executive Officer– Americas
Corus Bankshares, Inc.	Affirmative Holdings, Inc.	Jones Lang LaSalle, Inc.

Rodney D. Lubeznik*
President and Chief Executive Officer
Restaurant Management Corp.

*Audit Committee Member

EXECUTIVE OFFICERS

Robert J. Glickman	Michael E. Dulberg	Joel C. Solomon
President and Chief Executive Officer	Senior Vice President and	Senior Vice President –
	Chief Accounting Officer	Commercial Lending

Randy P. Curtis
Executive Vice President–	Michael W. Jump	Timothy J. Stodder
Retail Banking	Senior Vice President–	Senior Vice President–
	Operations	Commercial Lending
Michael G. Stein
Executive Vice President–	Terence W. Keenan	Daniel A. Niedermeyer
Commercial Lending	Senior Vice President–	First Vice President–
	Commercial Lending	Consumer Lending/Operations
Tim H. Taylor
Executive Vice President and	Richard J. Koretz
Chief Financial Officer	Senior Vice President–
Finance

CORUS BANKSHARES 2006 ANNUAL REPORT    75

SENIOR OFFICERS

John M. Barkidjija	John P. Ascher	Marilyn Klehm Martin
Senior Vice President–	First Vice President–	First Vice President–
Commercial Lending	Commercial Lending	Operations

Brian J. Brodeur	William W. Baird	Rosa M. Paz
Senior Vice President–	First Vice President–	First Vice President–
Commercial Lending	Operations	Commercial Lending

Dwight L. Frankfather	Yolanda M. Deen	Mary Kay Phillips
Senior Vice President–	First Vice President–	First Vice President–
Commercial Lending	Retail Banking	Retail Banking

John R. Markowicz	James J. Dow	David R. Ploger
Senior Vice President –	First Vice President–	First Vice President–
Commercial Lending	Commercial Lending	Commercial Lending

	Peter R. Freund	William A. Reynolds
	First Vice President–	First Vice President–
	Commercial Lending	Operations

	Keith R. Gibbons	Daniel P. Semenak
	First Vice President–	First Vice President–
	Commercial Lending	Finance

Mary S. Koehler
First Vice President–
Retail Banking

76 CORUS BANKSHARES 2006 ANNUAL REPORT

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

Telephone 773-832-3088

www.corusbank.com

ANNUAL MEETING	Doubletree Hotel &	9599 Skokie Boulevard
10:00 a.m., April 23, 2007	Conference Center	Skokie, Illinois 60077

Telephone 847-679-7000

TRANSFER AGENT AND REGISTRAR

Mellon Investor Services LLC
480 Washington Boulevard
Jersey City, New Jersey 07310-1900

866-282-3950 Toll-free number for shareholders

800-231-5469 TDD (Telecommunications Device for the Deaf) number for hearing/speech impaired shareholders

Mellon Web site: www.melloninvestor.com/isd

Mellon E-mail Contact: shrrelations@mellon.com

CORUS BANKSHARES

3959 North Lincoln Avenue
Chicago, Illinois 60613
Telephone 773-832-3088
www.corusbank.com