Form 10-K, Exhibit 13
period 2007-12-31
CORUS BANKSHARES INC
filed 2008-02-27
CIK 51939

Exhibit 13

TABLE of CONTENTS

Financial Highlights	1

A Letter To Our Shareholders	2

Consolidated Balance Sheets	10

Consolidated Statements of Income	11

Consolidated Statements of Changes in Shareholders’ Equity	12

Consolidated Statements of Cash Flows	13

Notes to Consolidated Financial Statements	14

Reports of Independent Registered Public Accounting Firm	45

Management’s Report on Internal Control over Financial Reporting	47

Management’s Discussion and Analysis of Financial Condition and Results of Operations	48

Quantitative and Qualitative Disclosures About Market Risk	88

Supplemental Financial Data: 10 -Year History	92

Performance Graph	94

Directors and Executive Officers	95

Senior Officers	96

Shareholder Information	inside back cover

FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31	2007	2006	2005
(in thousands, except per share data)

BALANCE SHEET SUMMARY

Assets	$8,926,577	$10,057,791	$8,458,740
Deposits	7,619,682	8,704,675	7,265,829
Loans, net	4,338,395	4,096,686	4,484,771
Common shareholders’ equity	789,397	844,527	689,775

INCOME STATEMENT SUMMARY

Net interest income	$288,258	$341,901	$249,658
Net income	106,204	189,444	137,229
Cash dividends paid to common shareholders (1)	113,270	46,139	37,921

PER SHARE DATA (2)

Diluted earnings	$1.85	$3.28	$2.38
Cash dividends paid (1)	2.00	0.83	0.68
Book value at year-end	14.35	15.01	12.35
Market value at year-end	10.67	23.07	28.14

FINANCIAL RATIOS

Return on average common shareholders’ equity	12.6%	25.0%	21.8%
Return on average assets	1.1%	2.0%	2.1%
Efficiency ratio	23.8%	18.4%	22.9%

(1)	The 2007 amount includes $1.00 per common share special cash dividend declared 6/21/07 and paid 8/1/07.

(2)	The 2005 amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.
CORUS BANKSHARES 2007 ANNUAL REPORT       1

A LETTER to OUR SHAREHOLDERS
We are not pleased to report that 2007 net income fell 44% from the all-time record results achieved in 2006. Nevertheless, the Company was still profitable in 2007 and earned $106 million, after loan loss provisions totaling $66 million and net after taxes. The 2007 net income resulted in a 13% Return on Equity, which is still an acceptable result. The decrease in earnings is mainly a reflection of severe deterioration in the residential housing market. Because our business model is based on a concentration in loans secured by condominium construction loans, Corus is impacted more than most banks by the weak housing market. Corus enjoyed the unusual upswing during the “boom” period of 2002 to 2006, when the net income of the Company soared from $49 million to $189 million. Now, we have to endure the flip side of that phenomenon. We believe that the business of commercial real estate lending is highly cyclical. Since we hold all of the loans that we make from the date of origination to final payoff, Corus will inevitably be holding loans during the stress time of any cycle. Therefore, we evaluate our results over the entire business cycle — perhaps 10 to 12 years — and not how we do over one quarter or even one year. In other words, if we want to capture the outsized returns of the “good” years, we have to accept the “poor” returns during the down years.
Our main focus at this time is to manage our business during this significant downturn and to be poised to take advantage of the market when it does recover. We are not contemplating any major changes in our business model. We fully expect Corus to be able to absorb any losses that may occur, even assuming the housing crisis deepens further and extends to 2010 before there is a meaningful recovery. We continue to have a strong capital position, strong liquidity, and an excellent management team. We are confident that we can weather this storm.
Corus increased its provision for loan losses to $66 million in 2007 as compared to $7.5 million in 2006. Similarly, the net charge-offs in 2007 increased dramatically to $40.6 million from $2.6 million in 2006. We believe that it is helpful to put into perspective the provision for loan losses by comparing the provision to the pretax and pre-provision earnings — which were $230 million for the year. So, even though the loan loss provision was very high for us in 2007, pretax pre-provision earnings still were more than three times the loan loss provision. Management anticipates that credit costs will remain elevated in 2008 and 2009. In particular, management anticipates that net charge-offs in 2008 will likely equal or exceed the amount recognized in 2007. Also, while we believe our reserves were appropriate as of December 31, 2007, based upon trends, forecasts and estimates at the present time, we anticipate that we may be required to further build our reserve for loan losses in 2008. Of course, the actual results could vary dramatically from these estimates in either direction.
2      CORUS BANKSHARES 2007 ANNUAL REPORT

NET INCOME
In thousands of dollars
EQUITY
In millions of dollars

Nonperforming Assets increased dramatically during the year, rising to $320 million from $115 million at December 31, 2006. This is a serious and disturbing increase in problem credits, but again (like the perspective offered above on the loan loss provision) we would like to offer some perspective on the amount of the Nonperforming Assets. In the banking industry, it is typical to calculate 2 ratios: Allowance for Loan Losses/Nonperforming Loans and Nonperforming Loans/Total Loans. By either of these measures, Corus does not look good compared to the industry averages. However, virtually all of our Nonperforming Assets are comprised of loans/OREO secured by first mortgages or the title on condominium projects. (Please see “Asset Quality” in Management’s Discussion and Analysis of Financial Condition and Results of Operations of this Annual Report for more details.) For all loans that are categorized as nonaccrual or 90 days past due, management individually evaluates the loan amount relative to the fair value of the collateral. Where appropriate, the Bank obtains an outside independent appraisal report. If there is any shortfall, a specific reserve is established within the Allowance for Loan Losses or we charge off the shortfall. Our portfolio of condominium construction loans, which makes up 85% of our loan portfolio, is all new construction and is very desirable housing. Even in Miami, which is experiencing a glut of condominiums, we believe our collateral may be more desirable than the great majority of all housing units in the Miami area. In our opinion, brand new condominiums will not become worthless. In a very general sense, that is why our Allowance for Credit Losses covers approximately 25% of Nonperforming Assets.
CORUS BANKSHARES 2007 ANNUAL REPORT     3

A LETTER to OUR SHAREHOLDERS (continued)
COMMERCIAL REAL ESTATE LENDING BUSINESS
Corus has been active in the commercial real estate lending business since virtually our firm’s founding. This business has taken on an ever-growing importance for our company over the last ten years, growing from 40% of our loan portfolio ten years ago, to virtually our entire loan portfolio as of year-end 2007. Notwithstanding the weakening credit quality and slowdown in loan originations in 2007, we anticipate no change in our focus on commercial real estate lending. During the last few months, we have seen a notable increase in loan requests for office projects, which had been absent during the last several years. Undoubtedly, this is the result of the troubles in the market for mortgage-linked collateralized debt obligations. We would be very pleased to add a significant amount of office loans to our portfolio.
Originations In 2007, we originated $2.0 billion of new loans, which is down significantly from the prior year’s originations. Nevertheless, $2.0 billion is a significant amount of business, especially considering the state of the condominium market. If one looks over the past five years, our originations tracked to the housing boom and bust. For the years 2003 through 2007, rounding to the nearest billion, our originations were $2, $4, $5, $4 and $2 billion, respectively. As for 2008, we expect that a significant number of new loans will close in the first quarter, perhaps as much as $1 billion. Approximately 50% of that business is in the office sector, where upheaval in the various financial
COMMERCIAL REAL ESTATE LOAN
COMMITMENTS
In millions of dollars
COMMERCIAL REAL ESTATE
LOAN ORIGINATIONS
In millions of dollars
4      CORUS BANKSHARES 2007 ANNUAL REPORT

markets has reopened opportunity for us. The remaining 50% is still in the condominium sector. Many other lenders have backed away from condominium lending in the current environment, and we believe this creates an opportunity for us to do more business at better terms. We feel very good about the credit quality and profitability of all of the new business. It is very important for the Bank’s earnings that we continue to originate new loans. We approach new business with a cautious, even pessimistic view of the markets. We anticipate that the housing market will continue to weaken throughout 2008 and 2009, and we are also cognizant of the risk that the economy could tilt into recession in 2008, as various economists predict.
We tend to discount the significance of originations in any one month, and even any one quarter, due to the fact that we originate large loans, and our originations can therefore be lumpy. We do not anticipate any change in our strategy of pursuing a smaller number of larger loans. This maximizes our ability to include senior management in all material loan decisions.
Lending Strategies Over the last few years, we have discussed the various “unorthodox” strategies we have pursued in our commercial real estate lending business. As it is critical for shareholders to understand our lending approach, and as these strategies evolve over time, we again present this overview. Our general lending approach has not changed as a result of the housing market meltdown, although we are always fine-tuning our methods and have learned quite a bit from our various problem loans.
Investing a bank’s entire loan portfolio in commercial real estate loans, primarily condominium construction loans, is unusual in the banking industry and is a “concentration of risk.” Loans to finance condominium projects comprised 94% of our loan portfolio at December 31, 2007. While we understand this approach brings with it certain risks, we feel that it is important to focus on a business that we know thoroughly and we are still pleased with the risk-reward ratios that we perceive in this business, particularly when viewed over the entire business cycle.
Corus originates and holds in its portfolio large commercial real estate loans. We actively use our legal lending limit and, in the past, have supplemented this limit with loan participations to our holding company. While our commercial real estate portfolio was made up of approximately 140 loans at December 31, 2007, the 50 largest loans averaged $111 million and made up 73% of our total loan portfolio. We believe concentrating on larger loans has various important benefits such as:
•	Greater involvement of senior management in each and every loan,

•	Better risk characteristics — such as developer expertise (which is generally higher in larger projects than smaller projects), better architects, and more qualified general contractors, and

•	Less competition from other banks/lenders for these larger loans.
CORUS BANKSHARES 2007 ANNUAL REPORT     5

A LETTER to OUR SHAREHOLDERS (continued)
ASSETS
In millions of dollars
EFFICIENCY RATIO
Expenses/operating revenues
— lower is better —

Corus lends nationwide. Over 95% of our total loan commitments are secured by properties outside of Illinois. We believe this geographic distribution provides us with an important form of diversification and allows us to move our new business originations from less desirable geographic areas to more desirable geographic areas rather easily. We think of our exposure by metropolitan area, rather than by state exposure. For example, we think that the market dynamics of supply and demand are quite different in San Francisco from San Diego, even though they are both within the same state. Using this methodology, as of December 31, 2007, our highest concentrations were in: Miami/Southeast Florida (26%), Los Angeles (12%), Atlanta (8%), and then Las Vegas and New York (each with 6%).
Residential Real Estate Market & Potential Risks It should be no surprise that Corus, with a loan portfolio focused on loans to condominium developers, is feeling the effects of the nationwide collapse in the housing market. The slowdown in the housing market is impacting Corus in terms of credit quality of loans on our books. We have seen various projects that are experiencing slower sales of condominium units and/or lower prices than the developer or we would like. While construction projects are clearly not immune to the forces of the slowdown, conversion projects presently seem to be displaying more obvious signs of weakness. We have had numerous loans that have experienced meaningful problems, but in most cases, the borrowers or their financial backers (usually the Mezzanine Lenders in the projects) have stepped up to the plate and invested additional dollars, signed financial guarantees or taken other actions that have strengthened the loan from our perspective.
6      CORUS BANKSHARES 2007 ANNUAL REPORT

We will not hesitate to foreclose if a borrower does not support a loan that is in distress. In general, we would not agree to a workout if a borrower approaches us with the attitude that we should leave him in control of the project and give him all of the upside if the market turns around, but leaves the Bank to take all of the downside risk. We believe that our loans were conservatively underwritten, generally leaving room for our loan amounts to increase or the collateral values to decrease and still have the Bank get repaid in full.
With all of this discussion of slowing loan volume and potential credit problems, we would like to reiterate that we do, nonetheless, continue to see good opportunities for new construction loans for condominiums, office, hotel and apartment projects. We continue to believe that many profitable opportunities, both for the Bank and its customers, exist in many cities across the country to build and develop commercial real estate projects. While other lenders may be afraid of the construction loan market, this helps us by limiting competition.
DEPOSITS
With respect to funding our loan business, virtually all of Corus’ funding comes from traditional deposit products. Corus purposely shrunk its deposits in 2007 in order to put our loan to deposit ratio into a more desirable range. Retail certificates of deposit (“CDs”) aggregated $5.3 billion at December 31, 2007, or 70% of our total deposits. Money market accounts totaled $1.5 billion, or 19%. These depositary accounts result from the Bank’s national marketing of six- and twelve-month CDs and money market accounts to both individuals and businesses at competitive rates. The response to this program, which was introduced in April 2004, continues to be strong both locally and across the country. Corus has pursued this strategy in lieu of opening branches. While we pay relatively high interest rates, we save money on the cost of the bricks and mortar and all of the expensive personnel costs of an extensive branch network. Furthermore, we can shrink our deposits without the costs of closing branches as our funding needs dictate.
At December 31, 2007, approximately 56% of the Bank’s $7.4 billion in retail deposits were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market. Total retail deposits consisted of nearly 180,000 accounts.
While banks have always needed and used deposits to fund their loans, the last few months have witnessed a substantial increase in the competition for deposits. While this increased competition was the result of various market forces, the fact that several large banks have needed to rely more heavily on deposits to fund their loans (instead of selling their loans in the secondary markets as they used to do) was undoubtedly a significant factor. We have therefore been forced to pay higher rates for CDs and money market accounts than we used to pay. As a spread to treasuries, our cost of deposits has recently been 1.50% to 2.00% over similar maturity U.S. treasuries, instead of approximately 0.50%
CORUS BANKSHARES 2007 ANNUAL REPORT      7

A LETTER to OUR SHAREHOLDERS (continued)
historically. The increased deposit costs have been only partially offset by slightly higher spreads on our loans and investment portfolio relative to treasuries. It should be understood that the extra cost of the deposits has not been fully felt by the Company, since approximately 70% of our deposits are six- and twelve-month maturities. It is unclear how long the market pressures, that are driving the abnormally wide spreads on our deposits and, to a lesser extent, our loans and investments will persist.
FINANCIAL STRENGTH
While financial strength is the culmination of many factors, two of the most critical for banks are capital and liquidity. In both regards, Corus is very well situated.
Capital Maintaining a solid capital base has been one of our guiding principles for many years. We have established an internal capital goal for our banking subsidiary, Corus Bank, that we believe is sound and takes into account our overall risk position (and significantly exceeds the levels maintained by our peer banks). In December 2006, the bank regulators published a bulletin in which they stated that banks that have a concentration of commercial real estate loans (as we do) should, among other things, keep more capital than banks that do not have such a concentration. Our internal goal at the Bank is the sum of: (1) the amount required to meet the regulatory definition of “well-capitalized” (the highest rating possible), plus (2) a cushion equal to approximately 35% to that regulatory threshold. As of December 31, 2007, the amount required for the Bank to meet the regulatory definition of “well-capitalized” was just under $700 million. The Bank’s regulatory capital (simply, Bank equity plus loan loss reserves) at December 31, 2007, totaled $1.0 billion, well above both our own goal and the regulatory thresholds.
Liquidity Banks must stand ready at all times to meet depositors’ withdrawal requests and to fund disbursements under outstanding loan commitments. In order to have cash available at all times for these needs, the Bank maintains very high levels of liquid investments — over $4.3 billion at year-end 2007. At year-end 2007, Corus kept these investments primarily in U.S. Government Agency securities with six-month maturities. It is important to note that virtually none of these liquid investments are pledged as collateral for any borrowings of the Bank or in any way encumbered, and they are fully available for any liquidity needs.
In regard to thinking about liquidity needs, construction loans, which are a significant part of our business, tend to start with very low balances and gradually become fully funded. Our unfunded commitments on commercial real estate construction loans are intended to be, and in fact must be (if the project is to be completed), drawn down. We thus expect to fund 100% of these committed amounts and generally expect these fundings to take place over the next two to three years. As of December 31, 2007, Corus had total unfunded loan commitments of about $3.2 billion. Loan paydowns/payoffs work in the opposite direction, acting as a source of future funding.
8     CORUS BANKSHARES 2007 ANNUAL REPORT

Dividend and Share Repurchase Information While significant uncertainty continues to prevail both in predicting Corus’ level of earnings in 2008, as well as with regard to other factors pertinent to our future dividend plans, Corus presently has no plans to reduce its current dividend level. Corus also approved a new share repurchase plan in late 2007, under which it still has open authorization for 4.7 million shares as of year-end. Future repurchases under that authorization will depend upon various factors, including earnings, levels of problem loans, and the absolute and relative price of Corus’ common stock.
Corus Stock Price We are aware of how painful and distressing it is to all shareholders that our stock price has fallen so much. Our stock price hit its high point on April 28, 2006, when it reached $33.47. At December 31, 2007, the price was approximately $11.00. While there is some consolation to be found in the fact that bank stocks have, in general, performed quite poorly over the past year, the significant decline in our price is nonetheless quite disappointing. It is our belief and expectation that an investment in Corus stock will pay off, but over the long run.
THANKS TO OUR PARTNERS
We think of the shareholders as our partners and pledge to treat you with respect and work hard to make your investment worthwhile. For our customers, we wish to thank you for your past business and we look forward to a long future with you. For our officers and employees, we sincerely thank you for your many contributions to our success and tell you again that we are proud of you and the job that you are doing.
Sincerely,

JOSEPH C. GLICKMAN	ROBERT J. GLICKMAN
Chairman of the Board	President and Chief Executive Officer
CORUS BANKSHARES 2007 ANNUAL REPORT     9

CONSOLIDATED BALANCE SHEETS

DECEMBER 31	2007	2006
(dollars in thousands, except per share data)

ASSETS
Cash and due from banks — noninterest-bearing	$76,707	$121,564
Federal funds sold	586,500	319,700

Cash and Cash Equivalents	663,207	441,264

Securities:
Available-for-sale, at fair value
U.S. Government agencies (amortized cost $3,619,875 and $5,182,286)	3,618,265	5,178,270
Common stocks (cost $101,981 and $127,316)	135,981	217,042
Other securities (amortized cost $30,069 and $34,768)	31,253	35,955

Total Securities	3,785,499	5,431,267

Loans, net of unearned income	4,409,387	4,141,979
Less: Allowance for loan losses	70,992	45,293

Loans, net	4,338,395	4,096,686

Accrued interest receivable and other assets	75,650	48,236
Other real estate owned	36,951	8,439
Premises and equipment, net	26,875	27,376
Goodwill, net of accumulated amortization of $30,009 in 2006	—	4,523

Total Assets	$8,926,577	$10,057,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$254,477	$309,267
Interest-bearing	7,365,205	8,395,408

Total Deposits	7,619,682	8,704,675

Long-term debt — subordinated debentures	404,647	384,028
Other borrowings	54,945	39,419
Accrued interest payable	17,257	27,481
Dividends payable	13,761	14,061
Other liabilities	26,888	43,600

Total Liabilities	8,137,180	9,213,264

Shareholders’ equity:
Common stock, $0.05 par value, 130,000,000 shares authorized; 55,011,680 and 56,245,978 shares issued, respectively	2,751	2,812
Surplus	44,602	31,783
Equity awards outstanding	8,215	9,040
Retained earnings	713,416	746,291
Accumulated other comprehensive income	20,413	54,601

Total Shareholders’ Equity	789,397	844,527

Total Liabilities and Shareholders’ Equity	$8,926,577	$10,057,791

See accompanying notes.
10     CORUS BANKSHARES 2007 ANNUAL REPORT

CONSOLIDATED STATEMENTS of INCOME

YEARS ENDED DECEMBER 31	2007	2006	2005
(in thousands, except per share data)

INTEREST, POINTS AND FEES, AND DIVIDEND INCOME
Interest, points and fees on loans	$446,221	$500,973	$346,800
Federal funds sold	15,479	18,307	21,936
Securities:
Interest	249,667	214,638	71,654
Dividends	6,891	7,309	6,559

Total Interest, Points and Fees, and Dividend Income	718,258	741,227	446,949

INTEREST EXPENSE
Deposits	394,896	369,791	178,497
Long-term debt — subordinated debentures	30,941	28,547	17,991
Other borrowings	4,163	988	803

Total Interest Expense	430,000	399,326	197,291

Net Interest Income	288,258	341,901	249,658
Provision for credit losses	66,000	7,500	6,000

Net Interest Income After Provision for Credit Losses	222,258	334,401	243,658

NONINTEREST INCOME
Service charges on deposit accounts	10,114	10,961	11,566
Securities gains/(losses), net	4,673	6,071	12,691
Other real estate owned	1,534	—	—
Other income	2,050	2,169	3,692

Total Noninterest Income	18,371	19,201	27,949

NONINTEREST EXPENSE
Employee compensation and benefits	44,508	45,756	43,136
Net occupancy	4,463	3,961	3,723
Other real estate owned/Protective advances	4,186	149	—
Insurance — FDIC	3,389	956	597
Data processing	2,373	2,025	1,714
Depreciation — furniture and equipment	2,010	1,838	1,444
Goodwill impairment	4,523	—	—
Other expenses	11,656	11,196	10,708

Total Noninterest Expense	77,108	65,881	61,322

Income Before Income Taxes	163,521	287,721	210,285
Income tax expense	57,317	98,277	73,056

Net Income	$106,204	$189,444	$137,229

Net income per common share: (1)
Basic	$1.89	$3.38	$2.46
Diluted	1.85	3.28	2.38
Cash dividends declared per common share (1) (2)	2.00	0.90	0.70
Average common shares outstanding (1)
Basic	56,273	55,968	55,688
Diluted	57,265	57,705	57,710

See accompanying notes.

(1)	All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.

(2)	Includes $1.00 per common share special cash dividend declared on 6/21/07.
CORUS BANKSHARES 2007 ANNUAL REPORT     11

CONSOLIDATED STATEMENTS of CHANGES in SHAREHOLDERS’ EQUITY

					ACCUMULATED
			EQUITY		OTHER
	COMMON		AWARDS	RETAINED	COMPREHENSIVE
	STOCK	SURPLUS	OUTSTANDING	EARNINGS	INCOME	TOTAL
(dollars in thousands, except per share data)
Balance at December 31, 2004	$2,780	$19,853	$6,737	$512,844	$57,377	$599,591
Net income	—	—	—	137,229	—	137,229
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	(9,864)	(9,864)
Reclassification adjustment for net gains realized in net income	—	—	—	—	(12,673)	(12,673)
Income tax effect	—	—	—	—	9,157	9,157
Comprehensive Income						123,849
Share-based compensation	—	—	1,682	—	—	1,682
Shares issued under the stock option plan, 201,360 common shares	10	3,540	(649)	—	—	2,901
Commissions held back(1)	—	1,745	—	—	—	1,745
Shares issued under the Commission Program for Commercial Loan Officers, 120,432 common shares	6	754	—	—	—	760
Repurchase and retirement of 63,600 common shares	(4)	(10)	—	(1,734)	—	(1,748)
Cash dividends declared on common stock, $0.70 per common share	—	—	—	(39,005)	—	(39,005)

Balance at December 31, 2005	$2,792	$25,882	$7,770	$609,334	$43,997	$689,775
Net income	—	—	—	189,444	—	189,444
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	24,683	24,683
Reclassification adjustment for net gains realized in net income	—	—	—	—	(6,071)	(6,071)
Income tax effect	—	—	—	—	(6,331)	(6,331)
Comprehensive Income						201,725
Adjustment to initially apply FASB Statement No. 158-net of tax	—	—	—	—	(1,677)	(1,677)
Share-based compensation	—	—	1,905	—	—	1,905
Shares issued under the stock option plans, 182,260 common shares	9	3,415	(635)	—	—	2,789
Commissions held back(1)	—	1,647	—	—	—	1,647
Shares issued under the Commission Program for Commercial Loan Officers, 314,830 common shares	16	860	—	—	—	876
Repurchase and retirement of 100,600 common shares	(5)	(21)	—	(2,061)	—	(2,087)
Cash dividends declared on common stock, $0.90 per common share	—	—	—	(50,426)	—	(50,426)

Balance at December 31, 2006	$2,812	$31,783	$9,040	$746,291	$54,601	$844,527
Net income	—	—	—	106,204	—	106,204
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	(48,651)	(48,651)
Reclassification adjustment for net gains realized in net income	—	—	—	—	(4,673)	(4,673)
Change in net unrealized pension loss	—	—	—	—	791	791
Income tax effect	—	—	—	—	18,345	18,345
Comprehensive Income						72,016
Share-based compensation	—	—	1,854	—	—	1,854
Shares issued under stock option plans, 1,009,860 common shares	51	12,222	(2,660)	—	—	9,613
Stock Option Expirations	—	13	(19)	—	—	(6)
Commissions held back(1)	—	1,515	—	—	—	1,515
Shares issued under the Commission Program for Commercial Loan Officers, 94,331 common shares	5	67	—	—	—	72
Repurchase and retirement of 2,338,489 common shares	(117)	(998)	—	(26,108)	—	(27,223)
Cash dividends declared on common stock, $2.00 per common share(2)	—	—	—	(112,971)	—	(112,971)

Balance at December 31, 2007	$2,751	$44,602	$8,215	$713,416	$20,413	$789,397

See accompanying notes.
All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.

(1)	Pursuant to the Commission Program for Commercial Loan Officers.

(2)	Includes $1.00 per common share special cash dividend declared on 6/21/07.
12     CORUS BANKSHARES 2007 ANNUAL REPORT

CONSOLIDATED STATEMENTS of CASH FLOWS

YEARS ENDED DECEMBER 31	2007	2006	2005
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$106,204	$189,444	$137,229
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Provision for credit losses	66,000	7,500	6,000
Goodwill impairment	4,523	—	—
Depreciation and amortization	2,757	2,571	2,185
Accretion of investment discounts	(231,125)	(191,012)	(46,185)
Deferred income tax benefit	(8,199)	(6,191)	(4,011)
Securities (gains)/losses, net	(4,673)	(6,071)	(12,691)
Commissions held back(1)	2,345	4,036	3,870
Payment of commissions previously held back(1)	(1,493)	(1,543)	(815)
Share-based compensation expense	1,854	1,905	1,682
Excess tax benefits from share-based payment arrangements	(2,221)	(1,884)	(1,928)
Gain on sale of premises and equipment	—	—	(1,420)
Loss/write-down of other real estate owned	885	261	—
Increase in accrued interest receivable and other assets	(610)	(5,306)	(23,374)
(Decrease)/Increase in accrued interest payable	(10,224)	(3,191)	22,667
(Decrease)/Increase in other liabilities	(6,997)	(234)	6,670

Net Cash (Used in)/Provided by Operating Activities	(80,974)	(9,715)	89,879

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of available-for-sale securities	12,066,815	7,552,746	2,712,125
Proceeds from sales of available-for-sale securities	42,244	16,128	460,063
Purchases of available-for-sale securities	(10,280,213)	(9,341,079)	(5,896,630)
Net (increase)/decrease in loans	(340,619)	371,236	(1,731,421)
Recoveries of previously charged-off loans	826	1,193	1,785
Purchases of premises and equipment	(2,256)	(3,508)	(3,873)
Proceeds from sale of premises and equipment	—	—	2,068
Proceeds from sale of other real estate owned	3,154	—	—

Net Cash Provided by/(Used in) Investing Activities	1,489,951	(1,403,284)	(4,455,883)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease)/Increase in deposit accounts	(1,091,746)	1,438,846	3,175,194
Net proceeds from issuance of long-term debt — subordinated debentures	20,000	25,000	100,000
(Decrease)/Increase in federal funds purchased	—	(41,200)	41,200
Increase in other borrowings, net	15,526	17,826	14,662
Cash proceeds from stock option exercises	83	1,658	1,734
Excess tax benefits from share-based payment arrangements	2,221	1,884	1,928
Repurchases and retirements of common shares	(19,848)	(1,963)	(1,748)
Cash dividends paid on common shares	(113,270)	(46,139)	(37,921)

Net Cash (Used in)/Provided by Financing Activities	(1,187,034)	1,395,912	3,295,049

Net Increase (Decrease) in Cash and Cash Equivalents	221,943	(17,087)	(1,070,955)
Cash and cash equivalents at beginning of year	441,264	458,351	1,529,306

Cash and Cash Equivalents at End of Year	$663,207	$441,264	$458,351

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$440,224	$402,517	$174,624
Income taxes	78,125	103,921	74,955
Noncash Investing and Financing Activities:
Loan transferred to Other Real Estate Owned	31,948	8,439	—
Loan charge-off	40,627	2,640	927
Common stock repurchase — delivery of shares related to option exercise	(7,375)	(124)	—

See accompanying notes.

(1)	Pursuant to the Commission Program for Commercial Loan Officers.
CORUS BANKSHARES 2007 ANNUAL REPORT     13

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
In accordance with Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”), the accompanying consolidated financial statements do not include the accounts of 13 wholly-owned finance subsidiaries (the “Trusts”). The Trusts were formed for the sole purpose of issuing Trust Preferred securities and, in turn, purchasing subordinated debentures from the Company.
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
SEGMENT REPORTING
Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires companies to report certain financial information about operating segments. Corus is currently managed as one unit and does not have separate operating segments. The Company’s chief operating decision-makers use a combination of the Bank and consolidated results to make operating and strategic decisions.
CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash, amounts due from banks, and federal funds sold. Federal funds sold are overnight loans to other banks.
SECURITIES
Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date.
Trading account securities are held for sale in anticipation of short-term gains and are stated at fair value. Realized and unrealized gains and losses on trading account securities are reflected in the Consolidated Statements of Income in securities gains/(losses), net.
Available-for-sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, market conditions or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes, is reflected as a component of accumulated other comprehensive income in the Consolidated Statements of Changes in Shareholders’ Equity. Amortized cost represents the cost of securities plus or minus the amortization/accretion of premium/discount, adjusted for gains resulting from an acquisition of a company in a nonmonetary exchange (i.e., stock-for-stock transaction), and/or losses associated with “other than temporary” declines in value.
14     CORUS BANKSHARES 2007 ANNUAL REPORT

Securities held-to-maturity represent securities that Corus has the ability and intent to hold to maturity. These securities are carried at amortized cost.
Interest and dividend income, including amortization of premiums and accretion of discounts, are included in interest, loan points and fees, and dividend income. Premium amortization and discount accretion are recognized in income using the level-yield method. Dividend income is recorded on the ex-dividend date. Realized gains and losses are determined on a specific identification basis. Gains or losses from available-for-sale securities are recognized either when the investment is sold or, for common stocks, when a company is acquired by another company, regardless of whether the acquisition price is paid in cash or stock. Discounts received or premiums paid are treated as cash flows from investing activities for purposes of the Consolidated Statements of Cash Flows.
Securities losses are recorded to recognize impairments considered to be “other than temporary.” Corus’ process is to conduct an analysis of all impaired securities (defined as any security where the market value is below the cost basis) on a lot-by-lot basis. The analysis includes a review of the length of time the security was impaired, the significance of the impairment and market factors affecting the value of the security. For each impaired lot, we then determine whether or not we believe the impairment was “other than temporary.”
LOANS
Loans are reported at the principal amount outstanding, net of any unearned discounts or deferred origination points or fees. Interest income is recognized using the level-yield method. Loan origination points and fees, net of direct costs related to the origination, are deferred and amortized as a yield adjustment over the lives of the related loans.
Nonaccrual Loans The accrual of interest income is discontinued on any loan for which payment in full of principal or interest is not expected. In addition, a loan will be placed in nonaccrual status if the loan is past due for a period of 90 days or more unless the loan is both well-secured and in the process of collection. For a loan to be “in process of collection,” the timing and amount of repayment must be reasonably certain.
When a loan is placed in nonaccrual status, to the extent collection is not expected, previously accrued but uncollected interest is reversed against interest income. Interest payments received on nonaccrual loans are either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal, which may change as conditions dictate. Loans may be returned to accrual status when the obligation is brought current or the borrower has performed in accordance with contractual terms of the loan for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is expected.
Impaired Loans In accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended (“SFAS 114”), Corus classifies loans as impaired if, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. As a practical matter, impaired loans are the sum of nonaccrual loans and any loans classified as troubled debt restructurings (“TDR”). A loan is classified as a TDR when management grants, for economic or legal reasons related to the borrower’s financial condition, concessions to the borrower that management would not otherwise consider. A TDR may result from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan.
CORUS BANKSHARES 2007 ANNUAL REPORT     15

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
When a loan is identified as impaired, impairment can be measured based on either (1) the present value of the expected future cash flows of the loan, discounted at the loan’s effective interest rate, (2) the loan’s observable market price (to the extent such is available), or, (3) if the source of repayment of the loan is expected to come from sale of the collateral (“collateral dependent”), the fair value of the collateral. Since Corus’ loans are almost exclusively collateral dependent, impairment is generally measured by comparing the sum of Corus’ total loan commitment plus any additional funds needed to complete the project (to the extent the additional funds are expected to be paid by Corus), to the as-completed fair value of the underlying collateral (net of estimated costs to sell). Any loan impairments identified are recognized through either a specific reserve in the allowance for loan losses or a charge-off.
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
The Allowance for Loan Losses is based upon quarterly analyses. Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, defined by Generally Accepted Accounting Principles as loans where “it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.” Management primarily uses the loan rating system documented by the Office of the Comptroller of the Currency (the “OCC”) to select loans for impairment assessment. Loans determined to be impaired are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a specific reserve is necessary and, if so, the appropriate amount of that reserve.
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
16     CORUS BANKSHARES 2007 ANNUAL REPORT

OTHER REAL ESTATE OWNED
Other real estate owned includes properties acquired through foreclosure. These properties are generally recorded at the lower of cost or estimated realizable value. Subsequent decreases in value are reported as adjustments to the carrying amount and are included as a component of noninterest expense. No adjustments are made for subsequent increases in value. Gains or losses from the sale of other real estate owned are included in noninterest income or noninterest expense, respectively. The costs of maintaining these properties are included in operating expenses while any rental income is included in operating income.
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
Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of fixed-rate assets, liabilities, or firm commitments are considered fair value hedges under SFAS 133. Fair value hedges are accounted for by recording the fair value of the derivative instrument and the change in fair value of the hedged asset or liability on the balance sheet. The changes in the fair value of both the derivatives and the hedged assets or liabilities are recorded in the income statement. Interest income or expense associated with the derivatives is recorded as an offset to the related interest income or expense from the hedged asset or liability.
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
PENSION ACCOUNTING
The Company accounts for its defined benefit pension plans using an actuarial model required by SFAS 87, “Employers’ Accounting for Pensions,” as amended by SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render service ratably over this period and, therefore, the income statement effects of pensions should follow a similar pattern.
CORUS BANKSHARES 2007 ANNUAL REPORT     17

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
SFAS 158 was issued on September 29, 2006, and became effective for the Company on December 31, 2006. SFAS 158 requires the Company to recognize the funded status of its pension plan on its balance sheet. Additionally, SFAS 158 requires the Company to use a year-end measurement date beginning in 2008. In accordance with the adoption of the recognition and disclosure provisions of SFAS 158, the Company recorded the impact of the unrecognized net actuarial loss of $2.6 million as an additional liability on its balance sheet as of December 31, 2006. Consistent with the provisions of SFAS 158, the Company recorded a corresponding after-tax amount in accumulated other comprehensive income. The adoption of SFAS 158 did not change the amount of net periodic benefit expense recognized in the income statement.
EQUITY COMPENSATION PLANS
Corus utilizes its stock to compensate employees under various nonqualified equity award plans (the “Equity Award Plans”). These plans are described more fully in Note 15.
Under the Equity Award Plans, Corus grants both stock options and restricted stock. Stock options granted had an exercise price equal to the closing market price of the underlying common stock on the date of grant, except for options granted in 2006, which were based on the closing price of the stock one business day prior. The fair value of stock options granted was computed using the Black Scholes valuation model. Restricted stock awards had a grant date fair value equal to the closing market price of the underlying common stock on the grant date. Compensation cost for equity awards is recognized over the vesting period of the instrument based on the fair value as determined at the grant date for all awards expected to vest. No adjustments to expense are recorded to reflect any changes in fair value subsequent to the grant date.
COMMERCIAL LOAN OFFICER COMMISSION PROGRAM
The commercial loan officer commission program is designed to compensate officers for successfully originating loans, earning an acceptable interest spread over the respective terms of the loans, and ultimately collecting all amounts in full. Compensation is earned as commissions, with the size of the commissions based on the amount of interest, points and fees earned on those loans.
During 2007, the Company modified the commission program via revisions to the Bank’s existing Commission Program for Commercial Loan Officers (the “Former CLO Program”) as well as the introduction of a new commission program (the “New CLO Program”). A fundamental aspect of the Former CLO Program is that it generally requires that a portion of an officer’s commission be withheld by the Bank, and for a substantial period of time (referred to as either “held back” commissions or “holdbacks”). The holdbacks are then at risk of forfeiture in the event the Company suffers a loss on a loan originated by the officer. While this aspect of the Former CLO Program has not changed, the Former CLO Program was modified such that it now applies only to those loans originated through October 31, 2006. Essentially all other material terms and conditions of the Former CLO Program continue, including the potential for future commissions and holdbacks on applicable loans and the terms under which holdbacks might be released or eliminated. The New CLO Program applies to all loans originated on November 1, 2006, and thereafter.
Under the Former CLO Program, total commissions are expensed each year even though, as mentioned above, only a portion is generally paid in that year with the remainder held back for a substantial period of time. The commercial loan officers have various options for “investing” the holdbacks including (1) units that are each equivalent to a share of Corus common stock (the “Corus Stock Election”), (2) an account with returns based on an investment that is a function of the S&P 500 Index (the “S&P 500 Election”), and (3) cash with interest credited based on the prevailing Treasury rate during the holdback period (the “Treasury Election”). Officers who elect to “invest” their holdbacks in the Corus Stock Election are entitled to receive annual payments equivalent to the number of units held back multiplied by the amount of the dividend per share declared and paid by Corus on its outstanding shares of common stock. These “synthetic dividends” are paid annually and included in compensation expense.
18     CORUS BANKSHARES 2007 ANNUAL REPORT

Holdbacks are recorded in Corus’ financial statements in accordance with the appropriate accounting rules for each respective option. Specifically, Corus Stock Election holdbacks are recorded as equity and included in capital surplus. No market adjustments are made to these holdbacks and no additional expense is recorded. Commissions held back in the S&P 500 Election and the Treasury Election are both recorded as liabilities. Increases or decreases in value are recorded monthly with the offset recorded to compensation expense.
As previously stated, holdbacks are subject to forfeiture on an officer-by-officer basis in the event of certain circumstances relating primarily to loan losses. Commercial loan officers share in losses on loans in an equal percentage to the rate at which they earned commissions on those same loans.
Holdback releases are recorded in the financial statements based on the nature of the initial “investment” option. Releases of amounts held back and “invested” in the S&P 500 Election or the Treasury Election are distributed in cash. To the extent that the Company releases amounts held back in the Corus Stock Election, shares of Corus common stock are generally issued. Furthermore, if the value of the released shares exceeds the value when initially held back, Corus is entitled to, and records, an additional tax benefit. This tax benefit is recorded directly to capital surplus.
Corus effectively hedges the “liability” associated with held back commissions by either repurchasing and retiring Corus common stock in amounts equivalent to the respective holdbacks or by purchasing the equivalent investment in the S&P 500. Corus internally hedges the Treasury Election holdback.
The New CLO Program does not contain any of the holdback requirements associated with the Former CLO Program, thus commissions due are paid in cash each year. Importantly, though, amounts earned by the officers in any given year are subject to reduction to the extent the Bank experiences losses on the officers’ loans. This would be reflected in lower cash payments and a resulting reduction in compensation expense.
INCOME TAXES
In accordance with Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” Corus records interest or penalties associated with uncertain tax positions, if any, in income tax expense. Additionally, interest or penalties that arise as the result of an audit by a taxing authority are also included in income tax expense.
NOTE 2 RECENT ACCOUNTING PRONOUNCEMENTS
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
CORUS BANKSHARES 2007 ANNUAL REPORT     19

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
SFAS 159 — THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings, caused by measuring related assets and liabilities differently, without having to apply complex hedge accounting provisions. Under SFAS 159, a company may choose, at specified election dates, to measure eligible items at fair value and report unrealized gains and losses on items for which the fair value option has been elected in earnings. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not anticipate that adoption of SFAS 159 will have a material impact on its results of operations or its financial position. Note that while adoption of the new standard is required as of December 31, 2007, the Company has decided not to apply the fair value option to any of its assets and liabilities.
SFAS 141 (REVISED 2007) — BUSINESS COMBINATIONS
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), which is a revision of SFAS 141. SFAS 141(R) requires the acquiring entity in a business combination to recognize 100% of the fair value of the acquired assets, including goodwill, and assumed liabilities, with only limited exceptions even if the acquirer has not acquired 100% of its target. SFAS 141(R) also requires contingent consideration arrangements to be fair valued at the acquisition date and included on that basis in the purchase price consideration. Additionally, all transaction costs will be expensed as incurred. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The provisions of SFAS 141(R) will only impact Corus if the Company is party to a business combination after the pronouncement has been adopted.
NOTE 3 SECURITIES
SECURITIES
The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows:

	AMORTIZED	GROSS UNREALIZED		FAIR
DECEMBER 31, 2007	COST	GAINS	LOSSES	VALUE
(in thousands)

U.S. Government agencies	$3,619,875	$213	$(1,823)	$3,618,265
Common stocks	101,981	39,045	(5,045)	135,981
Other	30,069	1,184	—	31,253

Total	$3,751,925	$40,442	$(6,868)	$3,785,499

	AMORTIZED	GROSS UNREALIZED		FAIR
DECEMBER 31, 2006	COST	GAINS	LOSSES	VALUE
(in thousands)

U.S. Government agencies	$5,182,286	$2	$(4,018)	$5,178,270
Common stocks	127,316	89,726	—	217,042
Other	34,768	1,202	(15)	35,955

Total	$5,344,370	$90,930	$(4,033)	$5,431,267

20     CORUS BANKSHARES 2007 ANNUAL REPORT

For those securities with unrealized losses, the following tables present the aggregate fair values and the associated unrealized losses for the investments as of December 31, 2007 and 2006. The securities presented are grouped according to the time periods during which the investments have been in a continuous unrealized loss position.

	LESS THAN 12 MONTHS		MORE THAN 12 MONTHS		TOTAL
		UNREALIZED		UNREALIZED		UNREALIZED
DECEMBER 31, 2007	FAIR VALUE	LOSSES	FAIR VALUE	LOSSES	FAIR VALUE	LOSSES
(in thousands)

U.S. Government agencies	$3,045,449	$1,823	$—	$—	$3,045,449	$1,823
Common stocks	20,041	5,045	—	—	20,041	5,045

Total	$3,065,490	$6,868	$—	$—	$3,065,490	$6,868

	LESS THAN 12 MONTHS		MORE THAN 12 MONTHS		TOTAL
		UNREALIZED		UNREALIZED		UNREALIZED
DECEMBER 31, 2006	FAIR VALUE	LOSSES	FAIR VALUE	LOSSES	FAIR VALUE	LOSSES
(in thousands)

U.S. Government agencies	$5,161,329	$4,018	$—	$—	$5,161,329	$4,018
Other	1,830	15	—	—	1,830	15

Total	$5,163,159	$4,033	$—	$—	$5,163,159	$4,033

The contractual terms of the investments in U.S. Government agencies do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. In view of the fact that the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity (virtually all of which were less than six months), the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2007.
There is no such assurance that common stocks will ultimately be sold for an amount in excess of their adjusted cost basis. The Company reviewed its securities in accordance with its policy and determined that an impairment charge was not necessary as of December 31, 2007.
The scheduled maturities for securities were as follows:

	AMORTIZED	FAIR
DECEMBER 31, 2007	COST	VALUE
(in thousands)

Due in:
One year or less	$3,619,875	$3,618,265
Securities not due at a single maturity	132,050	167,234

Total	$3,751,925	$3,785,499

Gross gains realized from available-for-sale securities totaled $27.1 million, $7.5 million, and $14.1 million during 2007, 2006, and 2005, respectively. Gross realized losses from the sale of available-for-sale securities were limited to a loss of $0.6 million recognized in 2005. Corus did, however, realize “book” losses in 2007, 2006, and 2005 of $22.4 million, $1.5 million, and $0.9 million, respectively, due to adjustments for an “other than temporary” decline in value of certain equity securities, as defined by Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The income tax expense resulting from the net of the aforementioned securities gains and losses was $1.6 million, $2.1 million and $4.5 million in 2007, 2006 and 2005, respectively.
CORUS BANKSHARES 2007 ANNUAL REPORT     21

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
Securities having an aggregate carrying value of $13.2 million and $18.6 million at December 31, 2007 and 2006, respectively, were pledged as collateral related to derivative contracts, to secure public deposits and for other purposes.
NOTE 4 LOANS
Total loans, net of deferred loan points and fees, other discounts, and exit fees receivable of $1.2 million and $24.4 million at December 31, 2007 and 2006, respectively, were as follows:

DECEMBER 31	2007	2006
(in millions)

Commercial real estate:
Condominium:
Construction	$3,461	$2,615
Conversion	584	1,237
Inventory	64	51

Total Condominium	4,109	3,903
Other commercial real estate:
Office	104	100
Rental Apartment	62	10
Hotel	39	22
Other	29	30
Loans less than $1 million	8	10

Total commercial real estate	4,351	4,075
Commercial	41	42
Residential real estate and other	17	25

Loans, net of unearned income	$4,409	$4,142

Mezzanine loans included in total commercial real estate(1)	$124	$196

(1)	Second mortgage loans subordinate to Corus’ first mortgage loans.
In addition to the loan balances listed in the above table, Corus has loan commitments of $3.2 billion representing unfunded loan commitments, commitment letters issued but not yet accepted by the applicant, and letters of credit. Please see Note 13 for additional details.
As of December 31, 2007, 95% of Corus’ outstanding commercial real estate loans were collateralized by condominium buildings located in a limited number of major metropolitan areas. Please see the following tables for a breakdown of loans by collateral type and geographic distribution.
22     CORUS BANKSHARES 2007 ANNUAL REPORT

Commercial Real Estate Loan Portfolio by Collateral Type

	2007					2006
		FUNDED		TOTAL			FUNDED		TOTAL
		BALANCE		COMMITMENT(1)			BALANCE		COMMITMENT(1)
DECEMBER 31	#	AMOUNT	%	AMOUNT	%	#	AMOUNT	%	AMOUNT	%
(dollars in millions)

Condominium:
Construction	88	$3,461	80%	$6,445	85%	95	$2,615	64%	$6,566	79%
Conversion	36	584	14	600	8	55	1,237	31	1,325	15
Inventory	3	64	1	66	1	3	51	1	51	1

Condominium Total	127	4,109	95	7,111	94	153	3,903	96	7,942	95
Office	3	104	2	221	3	3	100	2	188	2
Hotel	2	39	1	124	2	2	22	1	128	2
Rental Apartment	3	62	1	71	1	3	10	—	10	—
Other	5	29	1	29	—	4	30	1	79	1
Loans less than $1 million	NM	8	—	10	—	NM	10	—	12	—

Total	140	$4,351	100%	$7,566	100%	165	$4,075	100%	$8,359	100%

NM – Not Meaningful

(1) Includes both funded and unfunded commitments, outstanding commitment letters, and letters of credit.
Commercial Real Estate Loan Portfolio by Major Metropolitan Area

	2007					2006
		FUNDED		TOTAL			FUNDED		TOTAL
		BALANCE		COMMITMENT(1)			BALANCE		COMMITMENT(1)
DECEMBER 31	#	AMOUNT	%	AMOUNT	%	#	AMOUNT	%	AMOUNT	%
(dollars in millions)

Florida:
Miami/Southeast Florida	23	$1,330	31%	$1,949	26%	25	$726	18%	$2,008	24%
Tampa	4	114	2	114	1	4	161	4	168	2
Orlando	3	38	1	38	1	11	233	6	249	3
Other Florida	7	280	6	404	5	8	330	8	463	6

Florida Total	37	1,762	40	2,505	33	48	1,450	36	2,888	35
California:
Los Angeles	15	368	8	919	12	14	173	4	708	9
San Diego	11	305	7	344	4	13	408	10	528	6
Sacramento	2	53	1	57	1	2	48	1	67	1
San Francisco	1	15	1	16	1	3	41	1	77	1

California Total	29	741	17	1,336	18	32	670	16	1,380	17
Atlanta	13	192	4	601	8	12	172	4	489	6
Las Vegas	8	361	9	489	6	10	447	11	860	10
New York City	7	280	6	473	6	16	328	8	733	9
Washington, D.C. (2)	10	219	5	389	5	16	448	11	698	8
Chicago	8	127	3	300	4	7	128	3	278	3
Phoenix/Scottsdale	8	132	3	185	3	8	113	3	245	3
Other (3)	20	529	13	1,278	17	16	309	8	776	9
Loans less than $1 million	NM	8	—	10	—	NM	10	—	12	—

Total	140	$4,351	100%	$7,566	100%	165	$4,075	100%	$8,359	100%

NM — Not Meaningful

(1)	Includes both funded and unfunded commitments, outstanding commitment letters, and letters of credit.

(2)	Includes northern Virginia and Maryland loans.

(3)	No other metropolitan area exceeds three percent of the total.
CORUS BANKSHARES 2007 ANNUAL REPORT     23

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
ALLOWANCE FOR CREDIT LOSSES
The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded Loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments. In the aggregate, the Allowance for Credit Losses had a balance of $77.0 million at December 31, 2007, which was comprised of a $71.0 million Allowance for Loan Losses and a $6.0 million Liability for Credit Commitment Losses.
In accordance with the results of Corus’ Allowance for Credit Losses analysis, the Company recorded a provision for credit losses of $66.0 million in 2007. The Allowance for Credit Losses analysis incorporates numerous quantitative measures including historical losses, changes to loan balances and unfunded commitments, and credit quality, as well as various qualitative factors.
Changes in the Allowance for Credit Losses were as follows:

	2007	2006	2005
(in thousands)

Balance at January 1	$50,793	$44,740	$37,882
Provision for credit losses	66,000	7,500	6,000
Charge-offs	(40,627)	(2,640)	(927)
Recoveries	826	1,193	1,785

Balance at December 31	$76,992	$50,793	$44,740

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

DECEMBER 31	2007	2006	2005
(in thousands)

Allowance for Loan Losses	$70,992	$45,293	$39,740
Liability for Credit Commitment Losses(1)	6,000	5,500	5,000

Total	$76,992	$50,793	$44,740

(1)	Included as a component of other liabilities.
Impaired Loans
Impaired loans totaled $437.6 million and $73.4 million as of December 31, 2007 and 2006, respectively. The balance of impaired loans specifically reserved for in the Allowance for Loan Losses was $114.1 million and $0.9 million as of December 31, 2007 and 2006, respectively. These loans had reserves totaling $13.1 million and $0.4 million as of December 31, 2007 and 2006, respectively. Average impaired loans for the years ended 2007, 2006, and 2005 were $229.7 million, $20.2 million, and $30.9 million, respectively. Interest income recognized on impaired loans during those three years was $5.5 million, $0.7 million and $2.0 million, respectively.
Nonaccrual loans, included in impaired loans listed above, totaled $282.2 million and $72.5 million as of December 31, 2007 and 2006, respectively. The interest foregone on nonaccrual impaired loans for the years ended 2007 and 2006 was $16.5 million and $1.2 million, respectively. Interest foregone on impaired loans in 2005 was negligible. Impaired loans at December 31, 2007 also included a $153.5 million loan classified as a troubled debt restructuring. The difference in interest income due to the restructuring of the loan was $0.5 million for 2007.
24     CORUS BANKSHARES 2007 ANNUAL REPORT

NOTE 5 PREMISES AND EQUIPMENT
Premises and equipment were as follows:

DECEMBER 31	2007	2006
(in thousands)

Land and improvements	$7,907	$7,877
Buildings and improvements	30,257	29,693
Furniture and equipment	27,410	25,789

Gross Premises and Equipment	65,574	63,359
Less accumulated depreciation	(38,699)	(35,983)

Total Premises and Equipment, Net	$26,875	$27,376

Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $467,000, $456,000, and $414,000 for the years ended December 31, 2007, 2006, and 2005, respectively. In 2007, the Company entered into a third long-term operating lease agreement for a building that, beginning in 2008, will house Corus’ operations center.
Minimum fixed lease obligations, including taxes, insurance and other expenses, to the extent such costs are fixed by lease agreements, for leases in effect at December 31, 2007, were as follows:

YEARS ENDING DECEMBER 31
(in thousands)

2008	$709
2009	781
2010	732
2011	738
2012	758
2013 and thereafter	2,449

Minimum payments	$6,167

NOTE 6 GOODWILL
As of December 31, 2006, Corus had goodwill totaling $4.5 million, net of accumulated amortization of $30.0 million. The goodwill was largely attributable to banks acquired in the early to mid-90s. Prior to 2001, when Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) was implemented, goodwill was being amortized over periods ranging from 12 to 15 years. Subsequent to the effective date of SFAS 142, amortization was discontinued; however, goodwill was instead subjected to an annual impairment test. In 2007, Corus determined that the entire remaining balance of goodwill was impaired and, as such, recorded the charge-off.
Corus’ decision to charge off the goodwill was based on several factors, primary among them that, as of
December 31, 2007, Corus’ common stock was trading at a discount to book value of over 25%. Furthermore, the stock had been consistently trading below book value during the last quarter of the prior year and had been trending down for the latter part of the year. Management also considered the near-term outlook for financial institution stocks given current market conditions. While Corus considered the impact on valuation of control premiums, synergies and other intangibles, management ultimately determined that given the uncertainty with regard to the timing of any recovery, it was appropriate to charge off all remaining goodwill.
CORUS BANKSHARES 2007 ANNUAL REPORT     25

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 7 DEPOSITS
Interest-bearing deposits at December 31, 2007, include certificates of deposit (“CDs”) totaling $5.5 billion (72% of total deposits), of which $2.7 billion related to CDs in amounts of $100,000 or more. At December 31, 2006, CDs totaled $6.3 billion (72% of total deposits), of which $3.2 billion related to CDs in amounts of $100,000 or more. Interest expense on CDs of $100,000 or more totaled $154.2 million and $142.4 million in 2007 and 2006, respectively.
At December 31, 2007, the scheduled maturities of all certificates of deposit were as follows:

	RETAIL	BROKERED
YEARS ENDING DECEMBER 31	CDS	CDS	TOTAL
(in thousands)

2008	$5,291,633	$91,099	$5,382,732
2009	17,820	60,503	78,323
2010	4,572	53,643	58,215
2011	1,301	—	1,301
2012	3,222	—	3,222
2013 and thereafter	7	—	7

Total	$5,318,555	$205,245	$5,523,800

As of December 31, 2007 and 2006, overdraft demand deposits totaling $12.6 million and $6.0 million, respectively, were reclassified from deposits to loans.
NOTE 8 LONG-TERM DEBT— SUBORDINATED DEBENTURES (“TRUST PREFERRED”)
As of December 31, 2007, Corus had $404.6 million in floating rate junior subordinated notes (the “Debentures”). The Debentures essentially mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events). Interest payments on the Debentures are payable quarterly with the majority resetting near the end of each quarter. So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the debenture agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.
If Corus were to defer interest payments on the Debentures, Corus would generally be restricted from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of Corus’ common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank with (i.e., pari passu), or are junior to, the Debentures. In other words, if Corus were to elect to defer interest payments on any one of the Debentures, Corus would be required to defer all payments with respect to all of its Debentures. As of December 31, 2007, Corus had not elected to defer interest payments. Absent the exercise of this option, Corus has no financial covenants related to this debt.
26     CORUS BANKSHARES 2007 ANNUAL REPORT

Interest and fees included in interest expense totaled $30.9 million, $28.5 million, and $18.0 million for the years ended December 31, 2007, 2006, and 2005, respectively. All of the outstanding Debentures are variable-rate, with interest rates ranging from three-month LIBOR plus 1.33% to three-month LIBOR plus 3.10%, resetting quarterly. The scheduled maturities of the Debentures are $177.8 million in 2033, $77.3 million in 2034, $77.3 million in 2035, $51.6 million in 2036 and $20.6 million in 2037.
Note that the Debentures were issued to unconsolidated subsidiary trusts of the Company. Each trust’s sole purpose is to issue Trust Preferred Securities with terms essentially identical to the Debentures and then use the proceeds of the Trust Preferred issuance to purchase debentures from the Company.
NOTE 9 OTHER BORROWINGS
As of December 31, 2007, Corus had an agreement to borrow up to $150 million in a revolving line of credit maturing February 2010. Interest is payable quarterly and accrues at a rate of 3-month LIBOR plus 1.40%. In addition, Corus pays a fee of 0.375% per annum on the average unused commitment (payable quarterly). During 2006, Corus had a similar arrangement for a revolving line of credit of $100 million.
Loan covenants require Corus and the Bank to maintain prescribed levels of capital, limit the level of nonperforming loans relative to capital, and maintain a minimum ratio of the Allowance for Credit Losses (which includes both the Allowance for Loan Losses and the Liability for Credit Commitment Losses) to total loans. Corus is in compliance with all loan covenants as of December 31, 2007. The debt is secured by 100% of the common stock of the subsidiary bank.
Finally, other debt primarily relates to periodic balances associated with Corus’ role of facilitating tax payments for the U.S. Treasury. Interest is paid at a rate of the Federal Funds Rate minus 0.25%, and the debt is secured by a pledged security valued at approximately $5.5 million.
Outstanding balances as well as interest and fees for these borrowings were as follows:

	BALANCE		INTEREST AND FEES
	OUTSTANDING		FOR THE YEARS
	AT DECEMBER 31		ENDED DECEMBER 31
	2007	2006	2007	2006
(in thousands)

Revolving line of credit	$52,907	$38,301	$4,131	$949
Other	2,038	1,118	32	39

Total	$54,945	$39,419	$4,163	$988

CORUS BANKSHARES 2007 ANNUAL REPORT     27

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 10 INCOME TAXES
The components of income tax expense were as follows:

YEARS ENDED DECEMBER 31	2007	2006	2005
(in thousands)

Current tax expense	$65,516	$104,468	$77,067
Deferred tax benefit	(8,199)	(6,191)	(4,011)

Income Tax Provision	$57,317	$98,277	$73,056

A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

YEARS ENDED DECEMBER 31	2007	2006	2005
Statutory federal income tax rate	35.0%	35.0%	35.0%
Dividends received deduction	(1.0)	(0.6)	(0.8)
Goodwill	1.0	—	—
Adjustment for tax exposure	—	(0.7)	—
Other, net	0.1	0.5	0.5

Effective Rate	35.1%	34.2%	34.7%

Deferred taxes were recorded based upon differences between the financial statement basis and tax basis of assets and liabilities. The following deferred taxes were recorded:

DECEMBER 31	2007	2006
(in thousands)

DEFERRED TAX ASSETS:
Allowance for loan losses and liability for credit commitment losses	$27,517	$17,834
Commissions held back(1)	6,772	6,658
Loan application and commitment fees	4,150	5,311
Equity compensation	2,938	3,186
Other-than-temporary impairment of investments	3,977	1,924
Pension	1,051	1,069
OREO Write-downs	339	92
Other deferred tax assets	117	149

Gross Deferred Tax Assets	46,861	36,223

DEFERRED TAX LIABILITIES:
Gains on nonmonetary stock transactions	(12,327)	(8,840)
Unrealized securities gains	(12,006)	(30,620)
Purchase accounting adjustments	(821)	(809)
Investment discount accretion	(15)	(795)
Other deferred tax liabilities	(420)	(431)

Gross Deferred Tax Liabilities	(25,589)	(41,495)

Net Deferred Tax Asset (Liability)	$21,272	$(5,272)

(1)	Pursuant to the Commission Program for Commercial Loan Officers.
Management believes that a valuation allowance is not required at December 31, 2007.
28     CORUS BANKSHARES 2007 ANNUAL REPORT

Corus evaluated its tax positions at December 31, 2007 and December 31, 2006 in accordance with Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. Based on this evaluation, the Company determined that it does not have any tax positions for which an unrecognized tax benefit must be recorded. The Company files both Federal and various state income tax returns. Generally, the Company is no longer subject to Federal and state income tax examinations by tax authorities for years prior to 2006.
NOTE 11 EMPLOYEE BENEFIT PLANS
Corus maintains a noncontributory defined benefit pension plan (Retirement Income Plan and Trust) and a defined contribution plan (Employees’ Savings Plan and Trust). Expense for each of the plans was as follows:

YEARS ENDED DECEMBER 31	2007	2006	2005
(in thousands)

Retirement Income Plan and Trust	$695	$892	$923
Employees’ Savings Plan and Trust	337	208	194

Total	$1,032	$1,100	$1,117

PENSION PLAN
Substantially all employees are eligible to participate in the noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 2007. Pension plan assets are primarily invested in equity securities.
Total amounts recognized in net periodic benefit cost and other comprehensive income were as follows:

YEARS ENDED DECEMBER 31	2007	2006	2005
(in thousands — pretax)

Net Periodic Benefit Cost
Service cost	$1,048	$1,038	$1,008
Interest cost	1,499	1,419	1,517
Actual gain on plan assets	(227)	(3,186)	(924)
Net amortization and deferral	(1,625)	1,621	(678)

Total Net Periodic Benefit Cost	695	892	923

Other Comprehensive Income
Net actuarial gain	(791)	N/A	N/A

Total Other Comprehensive Income	(791)	N/A	N/A

Amounts Recognized in Net Periodic Benefit Cost and Other Comprehensive Income, net — (Income)/Expense	$(96)	$892	$923

CORUS BANKSHARES 2007 ANNUAL REPORT     29

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
Change in Projected Benefit Obligation

	2007	2006
(in thousands)

Benefit obligation at January 1	$26,701	$29,206
Service cost	1,048	1,038
Interest cost	1,499	1,419
Actuarial gain	(2,416)	(4,021)
Benefits paid	(982)	(941)

Benefit Obligation at December 31	$25,850	$26,701

The accumulated benefit obligation for the plan, which unlike the projected benefit obligation includes no assumption about increases in future compensation levels, was $20.9 million and $21.1 million at December 31, 2007 and 2006, respectively.
Change in Fair Value of Plan Assets

	2007	2006
(in thousands)

Fair value of plan assets at January 1	$23,666	$21,421
Actual gain on plan assets	227	3,186
Benefits paid	(982)	(941)

Fair Value of Plan Assets at December 31	$22,911	$23,666

Pursuant to SFAS 158, Accumulated Other Comprehensive Income included unrecognized net actuarial losses, after tax, of $1.2 million and $1.7 million as of December 31, 2007 and 2006, respectively. No losses were amortized into Net Periodic Benefit Cost in 2007, nor will they be amortized into Net Periodic Benefit Cost in 2008.
Corus uses four key variables to calculate annual pension cost: size and characteristics of the employee population, actuarial assumptions, expected long-term rate of return on plan assets, and discount rate.
Size and Characteristics of the Employee Population Pension expense is directly related to the number of employees covered by the plans, and other factors including salary, age and years of employment.
Actuarial Assumptions To estimate the projected benefit obligation, actuarial assumptions are required about factors such as the rates of mortality, turnover, retirement, disability and compensation increases for the participant population. These demographic assumptions are reviewed periodically.
Expected Long-Term Rate of Return on Plan Assets Corus determines the expected return on plan assets each year based on the composition of assets and the expected long-term rate of return on that portfolio. The expected long-term rate of return assumption is a long-term assumption and is not anticipated to change significantly from year to year. Plan assets are invested almost entirely in diversified equity securities, and as of year-end it was the plan trustees’ objective to keep them invested in a diversified pool of equities going forward. Plan trustees’ investment horizon is considered long term and, as such, long-term equity returns were studied using historical data over rolling 10-, 15-, and 20-year periods going back until the early 20th century. Based on its review of these historical returns, plan trustees determined that an expected long-term rate of return of 8.00% was reasonable.
30     CORUS BANKSHARES 2007 ANNUAL REPORT

Discount Rates Corus uses the discount rate to determine the present value of future benefit obligations. The discount rate reflects the rates available on long-term high-quality fixed-income debt instruments, and is reset annually on the measurement date. As the basis for determining the discount rate, the Company reviews the rate of a hypothetical portfolio using the Citigroup Pension Discount Curve (“CPDC”) methodology. The CPDC consists of high quality bonds for which the timing and amount of cash outflows approximates the estimated payouts of the pension plan.
In summary, the following assumptions were used in accounting for the pension plan:
Benefit Obligation

DECEMBER 31	2007	2006
Discount rate	6.32%	5.75%
Rate of compensation increase	5.00%	5.00%
Net Periodic Benefit Cost

DECEMBER 31	2007	2006
Discount rate	5.75%	5.75%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	5.00%	5.00%
Plan Assets
Corus’ pension plan weighted average allocations at December 31, 2007 and 2006, by asset category are as follows:

	PLAN ASSETS AT DECEMBER 31
ASSET CATEGORY	2007	2006
Equity securities	99%	99%
Other	1	1

Total	100%	100%

The plan trustees’ intentions are to invest the majority of plan assets in a portfolio of diversified domestic equity securities with the remainder in cash to meet the immediate needs of the plan. The plan trustees believe that over the long term, which is thought to be the proper horizon for this asset, equity securities will provide a superior total return as compared to other alternatives. The plan trustees are prepared to accept lower annual returns during periods when equity securities under-perform other asset classes in order to achieve a higher expected return over the long term.
Contributions
Based on information provided by Corus’ actuary, Corus expects to make no contributions to its pension plan in 2008.
CORUS BANKSHARES 2007 ANNUAL REPORT     31

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
Expected Future Benefit Payments
The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter:

PENSION BENEFIT
YEARS ENDING DECEMBER 31	PAYMENTS
(in thousands)

2008	$982
2009	1,117
2010	1,189
2011	1,254
2012	1,392
2013 — 2017	8,072

Total	$14,006

Measurement Date
The measurement date for the 2007 fiscal year is December 31, 2007. Pension asset, and liabilities (benefit obligations) are valued as of this date.
SAVINGS PLAN
Most employees are eligible to become participants of Corus’ Employees’ Savings Plan and Trust. Corus’ matching contributions to this plan are discretionary. For the year ended December 31, 2007, Corus matched 30% of participants’ contributions, up to a maximum of $2,000. For the years ended December 31, 2006 and 2005, Corus matched 20% of participants’ contributions, up to a maximum of $1,500.
NOTE 12 DERIVATIVES
Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”), established accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. Special accounting for qualifying hedges (“hedge accounting”) allows a derivative’s gains and losses to be either offset by the change in fair value of the hedged item or deferred through recognition in a component of other comprehensive income. For derivatives that do not qualify for hedge accounting, the impact of any mark-to-market adjustment is reflected directly in income.
Corus primarily utilizes derivatives to hedge its interest rate risk. This is accomplished via interest rate swaps to effectively convert fixed-rate brokered CDs to floating rate. Notional amounts totaled $219.0 million and $300.0 million as of December 31, 2007 and 2006, respectively. The brokered CD swaps were fair value hedges and qualified for the “shortcut method” as defined by SFAS 133. Accordingly, Corus has not recorded and does not anticipate recording any income statement impact from the associated mark-to- market adjustments. The counterparties to these instruments are major financial institutions with credit ratings of A or better.
32     CORUS BANKSHARES 2007 ANNUAL REPORT

NOTE 13 FINANCIAL INSTRUMENTS
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
Corus had the following financial instruments:

	2007		2006
	CARRYING	FAIR	CARRYING	FAIR
DECEMBER 31	AMOUNT	VALUE	AMOUNT	VALUE
(in thousands)

FINANCIAL ASSETS
Cash and cash equivalents	$663,207	$663,207	$441,264	$441,264
Securities available-for-sale	3,785,499	3,785,499	5,431,267	5,431,267
Loans, net	4,338,395	4,339,423	4,096,686	4,095,803
Accrued interest receivable	34,550	34,550	43,097	43,097

FINANCIAL LIABILITIES
Deposits without a stated maturity	$2,095,882	$2,095,882	$2,423,699	$2,423,699
Certificates of deposit	5,523,800	5,528,768	6,280,976	6,287,271
Long-term debt — subordinated debentures	404,647	330,787	384,028	387,468
Other borrowings	54,945	54,945	39,419	39,419
Accrued interest payable	17,257	17,257	27,481	27,481
Other liabilities	147	147	6,900	6,900

UNRECOGNIZED FINANCIAL LIABILITIES
Standby letters of credit	$22	$22	$24	$24
Commitment letters	—	—	—	—
Unfunded loan commitments	6,000	6,000	5,500	5,500

Cash and cash equivalents are short-term in nature and, as such, fair value approximates carrying value.
Securities consist primarily of common stocks and investments in U.S. Government agency notes. Consistent with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” Corus carries all available-for-sale investments at fair value. Fair values are based on quoted market prices, when available.
Loans are valued based on type of loan. The fair value of variable-rate loans that reprice at least quarterly is assumed to approximate carrying value. The fair value of fixed-rate loans is based on the discounted amount of scheduled cash flows. The discount rate used is equal to the current rate of the appropriate index plus the average spread on the existing portfolio.
Accrued interest receivable is short-term in nature and, as such, fair value approximates carrying value.
CORUS BANKSHARES 2007 ANNUAL REPORT     33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
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
Unrecognized financial liabilities consist primarily of unfunded loan commitments on commercial real estate construction loans. As construction proceeds on the underlying projects, these amounts will likely be funded. Consistent with the allowance for loan losses, Corus has established a credit reserve against these, as yet, unfunded amounts. This reserve is referred to as the Liability for Credit Commitment Losses and is reflected in the table on the previous page as the carrying amount and fair value of unfunded loan commitments.
See Allowance for Credit Losses in Note 1 to the Consolidated Financial Statements for additional details regarding Corus’ methodology for establishing the Liability for Credit Commitment Losses.
34     CORUS BANKSHARES 2007 ANNUAL REPORT

The following is additional information related to the unrecognized financial liabilities:

DECEMBER 31	2007	2006
(in thousands)

UNFUNDED LOAN COMMITMENTS
Commercial real estate:
Condominiums:
Construction	$2,853,432	$3,885,934
Conversion	16,206	86,732
Inventory	2,000	—
Other commercial real estate	203,097	244,070
Commercial	4,766	8,438
Residential real estate and other	3,753	6,271

Total Unfunded Loan Commitments	3,083,254	4,231,445

STANDBY LETTERS OF CREDIT
Commercial real estate:
Condominiums:
Construction	1,645	896
Conversion	—	1,175
Inventory	—	—
Other commercial real estate	—	202
Commercial	4,142	5,565
Residential real estate and other	—	—

Total Standby Letters of Credit	5,787	7,838

COMMITMENT LETTERS OUTSTANDING
Commercial real estate:
Condominiums:
Construction	139,500	65,250
Conversion	—	—
Inventory	—	—
Other commercial real estate	—	—
Commercial	—	—
Residential real estate and other	—	—

Total Commitment Letters	139,500	65,250

TOTAL UNFUNDED COMMITMENTS
Commercial real estate:
Condominiums:
Construction	2,994,577	3,952,080
Conversion	16,206	87,907
Inventory	2,000	—
Other commercial real estate	203,097	244,272
Commercial	8,908	14,003
Residential real estate and other	3,753	6,271

Total Unfunded Commitments	$3,228,541	$4,304,533

CORUS BANKSHARES 2007 ANNUAL REPORT     35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 14 LEGAL AND REGULATORY PROCEEDINGS
Corus is involved in various legal and regulatory proceedings involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, these proceedings will not have a material effect on the results of operations, financial position, liquidity, or capital resources.
NOTE 15 SHAREHOLDERS’ EQUITY
REGULATORY CAPITAL AND DIVIDEND RESTRICTIONS
Banking regulations require that Corus and its subsidiary bank (the “Bank”) maintain appropriate levels of capital relative to their operations, including maintaining certain capital ratios. Failure to maintain appropriate levels of capital could severely limit Corus’ and/or the Bank’s ability to pay dividends, Corus’ ability to repurchase shares, or could increase the Bank’s Federal Deposit Insurance Corporation (“FDIC”) insurance premiums, among other potential consequences. At December 31, 2007, and 2006, both Corus and the Bank were categorized as “well capitalized” for regulatory purposes.
Concentrations in Commercial Real Estate Lending In December 2006, the Office of the Comptroller of the Currency (“OCC”), together with the Board of Governors of the Federal Reserve System and the Federal Insurance Corporation (the “Agencies”), issued guidance entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” (the “Guidance”). The Guidance indicates it is intended to “reinforce and enhance the Agencies’ existing regulations and guidelines for real estate lending” and, to “remind institutions that strong risk management practices and appropriate levels of capital are important elements of a sound Commercial Real Estate (“CRE”) lending program, particularly when an institution has a concentration in CRE loans.” Importantly, the Guidance states that it,“...does not establish specific CRE lending limits; rather, it promotes sound risk management practices and appropriate levels of capital that will enable institutions to continue to pursue CRE lending in a safe and sound manner.”
While the Guidance states that it, “...does not define a CRE concentration,” it does outline ‘supervisory monitoring criteria’ that, “...the Agencies will use as high-level indicators to identify institutions potentially exposed to CRE concentration risk.” Those criteria are: “(1) Total loans for construction, land development, and other land representing 100 percent or more of the institution’s total capital, or (2) Total commercial real estate loans representing 300 percent or more of the institution’s total capital, and the outstanding balance of the institution’s commercial real estate portfolio increasing by 50 percent or more during the prior 36 months.”
As of December 31, 2007, the Bank had balances outstanding for construction, land development, and other land-secured loans totaling $3.6 billion, which represented 357% of the Bank’s total capital as of year-end 2007. The Bank’s capital is essentially equal to its shareholder equity plus loan loss reserves (please see table below for further information). Also as of December 31, 2007, the Bank had commercial real estate loan balances outstanding totaling $4.3 billion, which represented 424% of the Bank’s total capital. (The Bank’s loan balances are slightly less than consolidated balances due to loan participations with the holding company.) Therefore, as of December 31, 2007, the bank’s ratios were both significantly greater than the regulatory criteria.
As discussed above, the Guidance does not establish any explicit formulas for determining appropriate capital levels for banks with commercial real estate loan concentrations. The Guidance states that the, “...existing {regulatory} capital adequacy guidelines note that an institution should hold capital commensurate with the level and nature of the risks to which it is exposed,” and then reminds banks with CRE concentrations that, “...their capital levels should be commensurate with the risk profile of their CRE portfolios.” The Guidance states that, “In assessing the adequacy of an institution’s capital, the Agencies will consider the level and nature of inherent risk in the CRE portfolio as well as management expertise, historical performance, underwriting standards, risk management practices, market conditions, and any loan loss reserves allocated for CRE concentration risk.”
36     CORUS BANKSHARES 2007 ANNUAL REPORT

Regulatory Capital As of December 31, 2007, Corus and the Bank had capital levels that gave rise to capital ratios well in excess of the numerical thresholds to be considered “well-capitalized” pursuant to the Bank Holding Company Act (“BHCA”) and the Prompt Corrective Action (“PCA”) provisions of the FDIC Improvement Act of 1991 (discussed further below). PCA outlines three separate capital adequacy categories for an insured depository institution to be considered “well-capitalized:” Total risk-based capital ratio of 10% or more, Tier 1 risk-based capital ratio of 6% or more, and Tier 1 leverage ratio of 5% or more (see table below, and associated footnotes, for further information). As of December 31, 2007, the Bank exceeded the numerical level of capital required by all three measures by $321 million. As of December 31, 2007, Corus’ capital ratios were well in excess of the measures in the BHCA by a minimum of $542 million.
The Bank’s capital category is determined solely for the purpose of applying PCA, and that capital category may not constitute an accurate representation of the Bank’s overall financial condition or prospects. The PCA provisions though give banking regulators the legal authority to reduce the capital classification of a bank below what the numerical capital ratios would otherwise indicate. Regulators may require that the Bank retain capital greater than the amount prescribed by the numerical thresholds under PCA. Such additional requirements could have various implications, including potentially limiting the amount of dividends the Bank could pay to the holding company. Further, in addition to the numerical capital ratios outlined above, to be deemed well-capitalized under the PCA provisions, a bank cannot be subject to an order, a written agreement, a capital directive or a PCA directive.
Corus’ and the Bank’s Capital & Capital Ratios The minimum ratios required to be “well capitalized” for regulatory purposes together with Corus’ and the Bank’s actual regulatory capital and ratios were as follows:
Regulatory Capital and Ratios

	TIER 1		TIER 1		TOTAL
	LEVERAGE(1)		RISK-BASED CAPITAL(2)		RISK-BASED CAPITAL(3)
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
(in thousands)

Minimum ratios for well capitalized		5.0%		6.0%		10.0%
December 31, 2007:
Corus Bankshares, Inc.	$1,025,311	11.4%	$1,025,311	14.4%	$1,254,308	17.6%
Corus Bank, N.A.	$940,574	10.6%	$940,574	13.5%	$1,017,567	14.6%
December 31, 2006:
Corus Bankshares, Inc.	$1,047,205	10.6%	$1,047,205	13.7%	$1,249,604	16.3%
Corus Bank, N.A.	$970,126	10.0%	$970,126	13.0%	$1,020,919	13.7%

(1)
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

(2)	Tier 1 capital; computed as a ratio to risk-adjusted assets.

(3)
Total risk-based capital (equal to Tier 1 capital plus trust preferred securities that do not qualify for Tier 1 capital treatment, qualifying loan loss allowance and SFAS 115 gain); computed as a ratio to risk-adjusted assets.

As cited above, the payment of dividends by the Bank to the holding company is subject to various federal regulatory limitations. Among those restrictions, national banks are generally allowed to pay dividends to the extent of net income for the current and prior two years. As of December 31, 2007, the aggregate amount legally available to be distributed to the holding company, based on the Bank being “well capitalized” as of year-end, was approximately $175 million. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of appropriate capital. As of December 31, 2007, management does not believe any conditions or events had changed the Bank’s capital category since its last capital category notification.
CORUS BANKSHARES 2007 ANNUAL REPORT     37

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
EQUITY COMPENSATION PLANS
Corus utilizes its stock to compensate employees under various nonqualified equity award plans (the “Equity Award Plans”) that allow for stock option awards as well as grants of restricted stock. As of December 31, 2007, there were 2,147,670 shares available for grant under the Equity Award Plans. These plans are described more fully below. All amounts have been restated to reflect a 2-for-1 stock split on May 18, 2006.
Stock Options Options to purchase Corus’ common stock have been granted to employees under the Equity Award Plans at exercise prices equal to the closing market price of the underlying stock on either the date of grant, except for options granted in 2006, which were based on the closing price of the stock one business day prior. The stock options vest 20% per year, over a five-year period, and expire in 10 years. For the years ended December 31, 2007, 2006, and 2005, the Company granted options to purchase 462,710 shares, 356,120 shares, and 299,200 shares, respectively, of Corus common stock to certain employees.
For the years ended December 31, 2007, 2006, and 2005, stock option expense totaled $1.8 million, $1.9 million, and $1.7 million, respectively. The resulting deferred tax benefit was $638,000, $671,000, and $598,000 for the years ended December 31, 2007, 2006, and 2005, respectively. The expense was based on the fair value of stock options granted calculated using the Black-Scholes valuation model.
The fair value of stock options granted was computed using the Black-Scholes valuation model using the following assumptions:

GRANT DATE	4/23/07	5/24/06	4/8/05
Expected volatility	26.62%	27.30%	26.60%
Expected dividend yields	4.44%	3.00%	2.89%
Expected life	8 years	8 years	10 years
Risk-free rate	4.60%	4.97%	4.70%
Fair value	$3.55	$7.97	$6.93

Expected volatility is based on historical volatility of Corus’ stock price (calculated based on monthly closing prices) over a historical time frame equal to the expected life of the stock options.
To estimate the dividend yield over the expected term, Corus considered its current dividend (in the absolute and then relative to our current stock price), the Company’s historical dividend paying practices, and projections about possible dividend scenarios in the future. Management uses an internally developed model to project various scenarios regarding Corus’ potential future business prospects, earnings, dividend-paying capacity/willingness, and potential associated stock prices.
The expected life is an estimate as to how many years employees will hold onto stock options before exercising those options. This term will almost always be less than the contractual term of the option (most employees do not wait the full 10 years to exercise the option). The estimates are based on various factors, including historical employee exercise behavior.
The risk-free rate is the zero-coupon Treasury yield with a term equal to the expected life of the stock options awarded.
38     CORUS BANKSHARES 2007 ANNUAL REPORT

A summary of the changes in stock options outstanding for the year ended December 31, 2007, is illustrated below:

			WEIGHTED
		WEIGHTED	AVERAGE
	NUMBER	AVERAGE	REMAINING	AGGREGATE
YEAR ENDED DECEMBER 31, 2007	OF SHARES	EXERCISE PRICE	CONTRACTUAL LIFE	INTRINSIC VALUE(1)
(in thousands, except exercise price)

Beginning options outstanding	3,126	$14.00
Grants	463	16.98
Exercises	(1,010)	7.38
Forfeitures/Expirations	(12)	23.28

Ending Options Outstanding	2,567	$17.10	6.3 years	417

Exercisable at December 31	1,441	$14.22	4.9 years	402

(1)	Excludes those stock options where the exercise price exceeds the market value of the underlying stock at 12/31/07.
The following table provides additional details regarding exercises of stock options for the years ended December 31, 2007, 2006, and 2005:

YEARS ENDED DECEMBER 31	2007	2006	2005
(in thousands)

Number of options exercised	1,010	182	201
Cash proceeds from exercises	$83	$1,658	$1,734
Noncash proceeds from exercises (market value of tendered stock)	$7,375	$124	$—
Tax benefit
– Based on Black-Scholes fair value	$931	$222	$227
– Based on intrinsic value in excess of Black-Scholes fair value	$2,156	$1,007	$1,167
Intrinsic Value	$8,820	$3,512	$3,984
As of December 31, 2007, nonvested stock options had a grant date fair value of $4.1 million. The expense will be recorded over a weighted average period of 3.0 years.
Restricted Stock In 2007, the Company granted 33,500 restricted stock awards to certain employees under the Equity Award Plans. The restricted stock awards were granted at a weighted average grant date fair value of $17.04 per share. None of the awards vested in 2007 and none were forfeited. For the year ended December 31, 2007, restricted stock expense totaled $0.1 million. The resulting tax benefit was immaterial. As of December 31, 2007, there was $0.5 million of total unrecognized compensation expense related to the restricted stock awards. That expense is expected to be recognized over a weighted average period of 4.25 years.
Of the restricted stock awards granted during 2007, 30,000 were issued as performance-based restricted awards. The performance-based features require that the shares remain outstanding and unvested until the assessment of whether the performance objectives have been achieved is complete. If the performance objectives are achieved, the shares generally vest 20% per year, over a five-year period. The performance-based restricted stock awards provide for accelerated vesting or forfeiture of the shares under certain conditions.
The awards granted that were not subject to the performance-based objectives vest 20% per year, over a five-year period, and provide for accelerated vesting or forfeiture of the shares under certain conditions.
CORUS BANKSHARES 2007 ANNUAL REPORT      39

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
COMMISSION PROGRAM FOR COMMERCIAL LOAN OFFICERS
The Company has maintained a long-term commission-based incentive plan for the commercial loan officers for many years. In 2007, the Company modified the plan via revisions to the Bank’s existing Commission Program for Commercial Loan Officers (the “Former CLO Program”) as well as the introduction of a new commission program (the “New CLO Program”).
While total commissions are expensed each year, the Former CLO Program generally requires that a portion of an officer’s commission be withheld by the Bank (referred to as either “held back” commissions or “holdbacks”), subject to forfeiture in the event the Company suffers a loss on any of that officer’s loans. The Company retains these holdbacks for a substantial period of time. The commercial loan officers have various alternatives for “investing” their holdbacks, including units that are each equivalent to a share of Corus common stock. Holdbacks in Corus common stock are recorded as equity and included in capital surplus. In accordance with the accounting rules, holdbacks in Corus common stock are not adjusted for subsequent changes in the market price of the stock and, as such, no additional expense is recorded. The Former CLO Program allows for the release of holdbacks in instances where an officer’s holdback is no longer considered to be at a substantial risk of forfeiture, as calculated under the Former CLO Program. Upon release, Corus is entitled to a tax benefit equal to the market value of the released shares of Corus common stock.
Former CLO Program stock holdbacks in 2007 totaled $1.5 million and $1.6 million in 2006. Corus issued 94,331 common shares and 314,830 common shares in 2007 and 2006, respectively, to certain commercial loan officers. The release resulted in an incremental tax benefit to Corus of $0.1 million and $1.0 million in 2007 and 2006, respectively, recorded as additional surplus in accordance with SFAS 123(R). As of December 31, 2007 and 2006, surplus included $12.0 million and $11.3 million, respectively, of commissions held back in Corus common stock. Commissions held back in other than Corus common stock were valued at $7.0 million and $7.6 million at December 31, 2007 and 2006, respectively, and are included in other liabilities.
The New CLO Program does not contain a holdback provision.
NOTE 16 NET INCOME PER SHARE
Net income per share was calculated as follows:

YEARS ENDED DECEMBER 31	2007	2006	2005
(in thousands, except per share data)

Numerator:
Net income attributable to common shares	$106,204	$189,444	$137,229

Denominator:
Average common shares outstanding — Basic	56,273	55,968	55,688
Effect of dilutive potential common shares	992	1,737	2,022

Average common shares outstanding — Diluted	57,265	57,705	57,710

Net income per share:
Basic	$1.89	$3.38	$2.46
Diluted	1.85	3.28	2.38
On April 18, 2006, the Board of Directors of the Company declared a 2-for-1 stock split to be effected in the form of a 100 percent stock dividend. The additional shares were distributed on May 18, 2006, to shareholders of record at the close of business on May 1, 2006. All amounts have been restated for the year ended December 31, 2005, to reflect this dividend. Additionally, for the years ended December 31, 2007 and 2006, respectively, stock options outstanding to purchase 1,410,010 shares and 355,120 shares were not included in the computations of diluted earnings per share because the effect would have been antidilutive (that is, the stock options had an exercise price in excess of Corus’ then existing stock price). For the year ended December 31, 2005, all stock options outstanding were included in the computation of diluted earnings per share.
40      CORUS BANKSHARES 2007 ANNUAL REPORT

NOTE 17 RELATED PARTY TRANSACTIONS
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
In prior years, Robert J. Glickman, President and CEO of the Company, and Edward W. Glickman, a beneficial owner of 5% or more of Corus stock, participated in certain loans originated by Corus. No such participations were originated during 2007, and none were outstanding as of December 31, 2007. Mr. Edward W. Glickman is also the brother of Robert J. Glickman and the son of Joseph C. Glickman, the Chairman of the Board of Directors.
The participations resulted from situations where Corus, due to legal lending limit restrictions and holding company participation policy limits, required an outside party’s participation in order to originate and hold the loans. As an accommodation to Corus, Messrs. Robert J. Glickman and Edward W. Glickman agreed to participate in the loans. Under the participation agreements, the participants were required to fund their committed amounts at the same time and in proportion to the amount committed to by Corus. In addition, the participants received interest based on the same terms as those applicable to Corus and were subject to the same credit risks. No interest was earned on unfunded commitments.
The participation details were as follows:

	TOTAL COMMITMENT				FUNDED AMOUNT(1)
	AS OF DECEMBER 31				AS OF DECEMBER 31
PARTICIPANT	2007	2006	2005		2007	2006	2005
(in thousands)

Edward W. Glickman	$—	$3,291	$10,005		—	$3,137	$2,340
Robert J. Glickman	—	—	17,838	(2)	—	—	—

(1)	The funded amount also represents the largest outstanding balance for each year presented.

(2)
As of December 31, 2005, R.J. Glickman was committed to participate in the loan but the loan did not close until January 2006, at which point $178,000 in fees were earned. Further, R.J. Glickman earned an additional $60,000 in fees from a separate loan participation for which the commitment period expired in 2006.

	FEES AND INTEREST PAID TO PARTICIPANT IN
PARTICIPANT	2007	2006	2005
(in thousands)

Edward W. Glickman	$116	$218	$72
Robert J. Glickman	—	238	—
There were no remaining participations as of December 31, 2007.
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
The Audit Committee has approved the related party transactions described above in accordance with the Audit Committee Charter.
CORUS BANKSHARES 2007 ANNUAL REPORT      41

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 18 PARENT COMPANY FINANCIAL STATEMENTS
Corus’ condensed parent company financial statements were as follows:
Condensed Balance Sheets

DECEMBER 31	2007	2006
(in thousands)

ASSETS
Cash	$162,850	$96,296
Available-for-sale securities, at fair value	152,620	233,663
Investment in subsidiary	938,385	970,378
Loans, net of unearned income	30,608	22,760
Other assets	2,913	2,889

Total Assets	$1,287,376	$1,325,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
Long-term debt — subordinated debentures	$404,647	$384,028
Other borrowings	52,907	38,301
Other liabilities	40,425	59,130
Shareholders’ equity	789,397	844,527

Total Liabilities and Shareholders’ Equity	$1,287,376	$1,325,986

Condensed Statements of Income

YEARS ENDED DECEMBER 31	2007	2006	2005
(in thousands, except per share data)

INCOME:
Dividends from bank subsidiary .	$149,600	$99,000	$20,700
Interest, points and fees on loans, and dividend income	18,928	11,337	9,662
Securities gains/(losses), net	4,657	6,071	12,544
Other income	62	20	—

Total Income	173,247	116,428	42,906

EXPENSE:
Interest expense	35,071	29,495	18,750
Other expenses	1,996	2,202	1,354

Total Expense	37,067	31,697	20,104

Income Before Income Taxes and Equity (Distributed in Excess of) in Undistributed Net Income of Subsidiary	136,180	84,731	22,802
Income tax benefit	(6,320)	(6,985)	(907)

Income Before Equity (Distributed in Excess of) in Undistributed Net Income of Subsidiary	142,500	91,716	23,709
Equity (distributed in excess of) in undistributed net income of bank subsidiary	(36,296)	97,728	113,520

Net Income	$106,204	$189,444	$137,229

Net income per share: (1)
Basic	$1.89	$3.38	$2.46
Diluted	1.85	3.28	2.38

(1)	All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.
42      CORUS BANKSHARES 2007 ANNUAL REPORT

Condensed Statements of Cash Flows

YEARS ENDED DECEMBER 31	2007	2006	2005
(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$106,204	$189,444	$137,229
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3	2	3
Securities (gains)/losses, net	(4,657)	(6,071)	(12,544)
Deferred income tax expense (benefit)	3,379	(373)	(1,060)
Increase in other assets	(27)	(681)	(506)
(Decrease) increase in other liabilities	(2,334)	4,883	(248)
Equity distributed in excess of (in undistributed) net income of bank subsidiary	36,296	(97,728)	(113,520)

Net Cash Provided by Operating Activities	138,864	89,476	9,354

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of available-for-sale securities	38,091	15,752	35,241
Proceeds from maturities of available-for-sale securities	—	15,000	—
Purchases of available-for-sale securities	(7,492)	(41,041)	(4,295)
Loan participations funded, net	(7,848)	(3,085)	(8,973)
Capital infusion to subsidiary bank	—	—	(93,000)

Net Cash Provided by (Used in) Investing Activities	22,751	(13,374)	(71,027)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of long-term debt — subordinated debentures	20,000	25,000	100,000
Increase in other borrowings, net	14,606	19,151	13,650
Cash proceeds from stock option exercises	83	1,658	1,734
Equity increase from subsidiary equity compensation plans	3,368	3,552	3,499
Repurchases and retirements of common shares	(19,848)	(1,963)	(1,748)
Cash dividends paid on common shares	(113,270)	(46,139)	(37,921)

Net Cash (Used in) Provided by Financing Activities	(95,061)	1,259	79,214

Net Increase in Cash and Cash Equivalents	66,554	77,361	17,541
Cash and cash equivalents at beginning of year	96,296	18,935	1,394

Cash and Cash Equivalents at End of Year	$162,850	$96,296	$18,935

CORUS BANKSHARES 2007 ANNUAL REPORT      43

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 19 QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of quarterly financial information for the years ended December 31, 2007 and 2006:

	YEAR ENDED DECEMBER 31, 2007				YEAR ENDED DECEMBER 31, 2006
	FOURTH	THIRD	SECOND	FIRST	FOURTH	THIRD	SECOND	FIRST
	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER
(in thousands, except per share data)

Interest, points and fees on loans, and dividend income	$164,663	$179,416	$187,219	$186,960	$194,289	$198,354	$181,767	$166,817
Interest expense	102,872	106,228	109,219	111,681	113,179	107,304	95,841	83,002

Net Interest Income	61,791	73,188	78,000	75,279	81,110	91,050	85,926	83,815
Provision for credit losses	(33,500)	(15,000)	(12,000)	(5,500)	(4,500)	—	—	(3,000)

Net Interest Income After Provision for Credit Losses	28,291	58,188	66,000	69,779	76,610	91,050	85,926	80,815
Noninterest income, excluding securities gains/(losses), net	3,609	3,633	3,059	3,397	3,360	3,259	3,171	3,340
Securities gains/(losses), net	(4,082)	10,983	13,025	(15,253)	6,606	8	—	(543)
Noninterest expense	23,657	18,671	16,970	17,810	16,230	15,996	16,460	17,195

Income Before Income Taxes	4,161	54,133	65,114	40,113	70,346	78,321	72,637	66,417
Income tax expense	2,237	18,649	22,707	13,724	23,169	27,204	24,876	23,028

Net Income	$1,924	$35,484	$42,407	$26,389	$47,177	$51,117	$47,761	$43,389

Net income per share: (1)
Basic	$0.03	$0.63	$0.75	$0.47	$0.84	$0.91	$0.85	$0.78
Diluted	0.03	0.61	0.74	0.46	0.82	0.88	0.82	0.75

(1)	All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.
Common Stock Market Information and Dividend Highlights

	YEAR ENDED DECEMBER 31, 2007				YEAR ENDED DECEMBER 31, 2006
	FOURTH	THIRD	SECOND	FIRST	FOURTH	THIRD	SECOND	FIRST
	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER
Stock price range
High	$14.32	$18.00	$20.00	$24.72	$25.29	$27.00	$33.74	$32.77
Low	8.74	12.42	15.85	15.62	19.75	20.04	25.00	27.49
Close	10.67	13.02	17.26	17.06	23.07	22.36	26.18	29.72
Cash dividends declared (1)	0.250	0.250	1.250	0.250	0.250	0.250	0.200	0.200
All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.

(1)	The second quarter of the year ended December 31, 2007, includes a $1.00 per common share special cash dividend declared 6/21/07.
Corus’ common stock trades on the NASDAQ Global Select Market tier of the NASDAQ Stock Market under the ticker symbol CORS.
44      CORUS BANKSHARES 2007 ANNUAL REPORT

REPORT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of Corus Bankshares, Inc.
We have audited the accompanying consolidated balance sheets of Corus Bankshares, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corus Bankshares Inc. and subsidiary at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Corus Bankshares, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2008, expressed an unqualified opinion thereon.
Chicago, Illinois
February 26, 2008
CORUS BANKSHARES 2007 ANNUAL REPORT      45

REPORT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of Corus Bankshares, Inc.
We have audited Corus Bankshares, Inc’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Corus Bankshares, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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
In our opinion, Corus Bankshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2007 consolidated financial statements of Corus Bankshares, Inc. and our report dated February 26, 2008, expressed an unqualified opinion thereon.
Chicago, Illinois
February 26, 2008
46       CORUS BANKSHARES 2007 ANNUAL REPORT

MANAGEMENT’S REPORT on INTERNAL CONTROL over FINANCIAL REPORTING
Management of Corus Bankshares, Inc. (“Corus” or the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting pursuant to the rules and regulations of the Securities and Exchange Commission. Corus’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes those written policies and procedures that:
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
Management assessed the effectiveness of Corus’ internal control over financial reporting as of December 31, 2007. Management based this assessment on criteria for effective internal control over financial reporting described in Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of Corus’ internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of our Board of Directors.
Based on this assessment, management determined that, as of December 31, 2007, Corus maintained effective internal control over financial reporting.
Ernst & Young LLP, an independent registered public accounting firm who audited and reported on the consolidated financial statements of Corus, included in this annual report an attestation report on Corus’ internal control over financial reporting.

ROBERT J. GLICKMAN President and Chief Executive Officer	TIM H. TAYLOR Executive Vice President and Chief Financial Officer
MICHAEL E . DULBERG
Senior Vice President and Chief Accounting Officer
February 11, 2008
CORUS BANKSHARES 2007 ANNUAL REPORT       47

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS
BUSINESS SUMMARY
Corus Bankshares, Inc. (“Corus” or the “Company”), incorporated in Minnesota in 1958, is a bank holding company registered under the Bank Holding Company Act of 1956. Corus, through its wholly-owned banking subsidiary, Corus Bank, N.A. (the “Bank”), is primarily focused on commercial real estate lending and deposit gathering. The third, and smaller, business of the Bank is servicing the check cashing industry. Corus’ other activities include investments in the common stocks of financial industry companies as well as participations in certain of the Bank’s larger commercial real estate loans.
EXECUTIVE OVERVIEW
Continued weakness in the housing and mortgage markets, combined with a general slowdown in the economy, has resulted in a significant decline in Corus’ 2007 earnings. While management is disappointed to see the decrease in earnings, we remain confident in Corus’ business model and fully expect the Company to be able to absorb any losses that may occur. Corus continues to have a strong capital position, strong liquidity and an excellent management team.
For the year ended December 31, 2007, Corus earned over $106 million, down 44% from our record earnings in 2006 of $189 million. Contributing to the earnings decline was a provision for loan losses of $66 million, which, after charge-offs of over $40 million related to condominium-secured commercial real estate loans, added $26 million to the Allowance for Loan Losses. The provision was in response to both issues with specific loans as well as declines in the quality of our portfolio overall. Credit concerns also caused the Company to discontinue the accrual of interest on commercial real estate loans totaling $282 million at December 31, 2007, up dramatically from one year ago. As a result of various nonaccrual loans throughout the year, 2007 interest income was $16.5 million lower than it otherwise would have been had the loans been accruing normally.
In spite of the difficult market conditions, Corus successfully originated over $2 billion in new loans during 2007. While this is down considerably from last year’s originations, it is nevertheless a significant amount of business. Furthermore, management anticipates a significant amount of originations in the first quarter of 2008, perhaps as much as $1 billion. Much of that new business is expected to be in Corus’ area of particular expertise, the condominium market. However, due to the upheaval in various financial markets, the Company is seeing recent opportunity in the office market and expects to see a considerable portion of its near-term originations in that sector as well. With the potential for a near-term recession, though, management is mindful to approach new business with a cautious, even pessimistic, view of the markets.
In recent quarters, many financial institutions have announced significant losses in their investment portfolios. These losses have largely been due to the dramatic decreases in the value of mortgage-backed investments, primarily related to subprime and Alt-A mortgages. Corus does not invest in any mortgage-backed securities.
In summary, at this point in the housing cycle, we are experiencing loan quality issues which are contributing to significant declines in earnings. The impact of the current credit crisis in the U.S. and abroad is having far-reaching consequences and it is difficult to say at this point how long this process will take to “unwind” and its long-term implications for Corus. The Company is working diligently with its borrowers to collectively address any loan issues, realizing that in some cases foreclosure may ultimately be the best course of action. Nevertheless, management is confident Corus can weather this storm.
48       CORUS BANKSHARES 2007 ANNUAL REPORT

RESULTS OF OPERATIONS
Corus reported net income of $106.2 million in 2007, compared with $189.4 million and $137.2 million in 2006 and 2005, respectively. This translates to diluted earnings per share of $1.85, $3.28, and $2.38 for 2007, 2006, and 2005, respectively. Return on average common shareholders’ equity was 12.6% for 2007, 25.0% for 2006, and 21.8% for 2005. The return on average assets was 1.1% in 2007, compared with 2.0% and 2.1% in 2006 and 2005, respectively.
NET INTEREST INCOME AND NET INTEREST MARGIN
Net interest income, which is the difference between income on earning assets (interest, points and fees, and dividends) and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period. For the year ended December 31, 2007, Corus reported net interest income of $288.3 million and a NIM of 3.11%. These results represent declines from 2006 when Corus reported net interest income of $341.9 million and a NIM of 3.68%.
The year-over-year declines are primarily attributable to the following:
•
While average earning assets were essentially flat between the two years, average loan balances declined, thus shifting the balance of earning assets out of Corus’ highest yielding asset (loans) into a lower yielding asset (investments), and depressing both net interest income and the NIM.

•
A significant increase in nonaccrual loans, which increased from an average of $12.7 million in 2006 to $216.7 million in 2007. While Corus did record some interest income on these loans in 2007, it was $16.5 million lower than it otherwise would have been had the loans been accruing normally.

•	Loan points and fees declined compared to 2006 by over $17 million to $78.6 million. The decline is primarily attributable to lower originations in 2007 compared to 2006.
In addition, in the last quarter of 2007, even though short-term interest rates fell dramatically during the second half of 2007 compared to 2006, deposit rates stayed essentially flat compared to the prior year. This resulted from a significant increase in the competition for deposits during the end of 2007, competition that seemed especially acute relative to certificates of deposit and money market accounts, funding sources that comprised over 90% of the Bank’s deposits.
Working in the opposite direction, during the fourth quarter of 2007 Corus observed a dramatic increase in the spread between short-term U.S. Treasury yields and the London Inter-Bank Offered Rate, typically referred to as LIBOR. This impacted Corus since virtually all of the Company’s loans are priced off of three-month LIBOR (in addition, the Bank’s investment portfolio generated higher spreads than during 2006).
These last two factors, resulted in a meaningful impact on the fourth quarter and could have implications on future quarters. See the section entitled Market Risk Management for additional discussion.
While the preceding give a sense of the competing factors at work, one way of simplifying the analysis is to compare the yield on average earnings assets between the two periods, which fell from 7.94% to 7.69% — a decline of 0.25%, to the yield on average earning liabilities (approximately 90% being interest bearing deposits), which were actually up from 4.79% to 5.17%. Not surprisingly, this relationship will cause pressure on both the net interest income and net interest margin.
CORUS BANKSHARES 2007 ANNUAL REPORT       49

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
Comparing 2006 results to 2005, net interest income increased by $92.2 million while the NIM decreased by 0.19%. The increase in net interest income was primarily the result of the dramatic growth in Corus’ loan portfolio. Loans, which are Corus’ highest yielding asset, were up on average nearly $1 billion in 2006 compared to the prior year. Furthermore, loan points and fees increased by $17.4 million, or 22%, in 2006 compared to 2005.
The decrease in the NIM was primarily driven by the interplay of the growth in deposits as compared to the growth in loans outstanding. Deposit growth exceeded loan growth, resulting in larger portions of assets being invested in securities, which have a lower return than loans, thereby depressing the NIM.
Nonaccrual Loans The accrual of interest income is discontinued on any loan for which payment in full of principal or interest is not expected. In addition, a loan will be placed in nonaccrual status if the loan is past due for a period of 90 days or more unless the loan is both well-secured and in the process of collection. For a loan to be “in process of collection,” the timing and amount of repayment must be reasonably certain.
When a loan is placed in nonaccrual status, to the extent collection is not expected, previously accrued but uncollected interest is reversed against interest income. Interest payments received on nonaccrual loans are either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal, which may change as conditions dictate. Loans may be returned to accrual status when the obligation is brought current or the borrower has performed in accordance with contractual terms of the loan for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is expected. At December 31, 2007 and 2006, respectively, virtually all of the loans classified as nonaccrual are condominium loans. See the “Nonaccrual, Past Due, OREO and Restructured Loans” section for further discussion and details.
LOAN YIELDS
For the year ended December 31, 2007, loan yields were 0.21% higher than they were in 2006. This is largely explained by the fact that the Company’s floating rate commercial real estate loans are priced off of three-month LIBOR (as discussed above), which was, on average, slightly higher during 2007 than during 2006. A secondary effect is as a result of Corus’ floating rate commercial real estate loans repricing on a quarterly basis, which is advantageous during times of falling interest rates (as was the case during the second half of 2007). The counter, though, is also true — during periods of increasing short-term rates, the impact of the rate increase on Corus’ floating rate commercial real estate loans will generally lag the market (as was the case in the first half of 2006). Partially offsetting the impact of higher interest rates and the favorable repricing effect was the decrease in loan points and fees of $17.6 million.
Loan yields in 2006 increased by 1.50% compared to 2005. The increase was attributable to an increase in LIBOR and higher loan points and fees.
50       CORUS BANKSHARES 2007 ANNUAL REPORT

Average Balance Sheets and Net Interest Margin

	2007			2006			2005
		INTEREST,			INTEREST,			INTEREST,
	AVERAGE	POINTS & FEES,	YIELD/	AVERAGE	POINTS & FEES,	YIELD/	AVERAGE	POINTS & FEES,	YIELD/
YEARS ENDED DECEMBER 31	BALANCE	AND DIVIDENDS	COST	BALANCE	AND DIVIDENDS	COST	BALANCE	AND DIVIDENDS	COST
(in thousands)

ASSETS
Earning Assets:
Federal funds sold	$304,201	$15,479	5.09%	$365,646	$18,307	5.01%	$761,813	$21,935	2.88%
Securities other than common stocks (1)	4,829,890	249,700	5.17%	4,358,386	214,675	4.93%	2,008,382	71,690	3.57%
Common stocks (2)	187,086	9,488	5.07%	195,686	10,064	5.14%	200,356	9,031	4.51%
Nonaccrual loans	216,699	4,859	2.24%	12,654	—	0.00%	—	—	—
Loans, net of unearned income (3)	3,849,596	442,066	11.48%	4,444,145	501,017	11.27%	3,551,877	346,873	9.77%

Total Earning Assets	9,387,472	721,592	7.69%	9,376,517	744,063	7.94%	6,522,428	449,529	6.89%

Noninterest-earning assets:
Cash and due from banks — noninterest-bearing	74,780			92,625			103,222
Allowance for loan losses	(50,520)			(41,812)			(34,226)
Premises and equipment, net	27,022			27,130			25,927
Other real estate owned	24,405			116			—
Other assets, including goodwill	41,889			42,734			30,886

Total Assets	$9,505,048			$9,497,310			$6,648,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits — interest-bearing:
Retail certificates of deposit	$5,648,976	$299,130	5.30%	$5,380,702	$260,215	4.84%	$2,869,613	$104,732	3.65%
Money market deposits	1,588,554	75,180	4.73%	1,796,627	83,582	4.65%	1,562,308	50,899	3.26%
NOW deposits	263,239	6,313	2.40%	302,259	7,537	2.49%	307,605	5,190	1.69%
Brokered certificates of deposit	234,592	13,646	5.82%	318,317	17,758	5.58%	430,983	16,893	3.92%
Savings deposits	126,668	627	0.49%	141,467	699	0.49%	158,111	783	0.50%

Total Interest-Bearing Deposits	7,862,029	394,896	5.02%	7,939,372	369,791	4.66%	5,328,620	178,497	3.35%
Long-term debt — subordinated debentures	394,648	30,941	7.84%	377,885	28,547	7.55%	297,879	17,991	6.04%
Other borrowings (4)	56,572	4,163	7.36%	11,991	988	8.24%	12,785	803	6.27%

Total Interest-Bearing Liabilities	8,313,249	430,000	5.17%	8,329,248	399,326	4.79%	5,639,284	197,291	3.50%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	276,823			305,613			296,648
Other liabilities	74,851			103,236			81,904
Shareholders’ equity	840,125			759,213			630,401

Total Liabilities and Shareholders’ Equity	$9,505,048			$9,497,310			$6,648,237

Earning assets	$9,387,472	$721,592	7.69%	$9,376,517	$744,063	7.94%	$6,522,428	$449,529	6.89%
Interest-bearing liabilities	8,313,249	430,000	5.17%	8,329,248	399,326	4.79%	5,639,284	197,291	3.50%

Net Interest Spread		$291,592	2.52%		$344,737	3.15%		$252,238	3.39%

Net Interest Margin			3.11%			3.68%			3.87%

Tax equivalent adjustments are based on a federal income tax rate of 35%.

(1)	Interest income on securities includes a tax equivalent adjustment that was immaterial for 2007, 2006, and 2005, respectively.

(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $2.6 million, $2.8 million, and $2.5 million for 2007, 2006, and 2005, respectively.

(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment that was immaterial for 2007, 2006, and 2005, respectively.

(4)	Other borrowings include federal funds purchased.
CORUS BANKSHARES 2007 ANNUAL REPORT      51

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
The following table presents the components of changes in net interest income by volume and rate.
Net Interest Income Volume/Rate Analysis

	2007 COMPARED TO 2006			2006 COMPARED TO 2005
	CHANGE DUE TO(1)			CHANGE DUE TO(1)
YEARS ENDED DECEMBER 31	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL
(dollars in thousands)

Federal funds sold	$(3,101)	$273	$(2,828)	$(15,621)	$11,993	$(3,628)
Investment securities (2)	23,379	11,070	34,449	100,727	43,291	144,018
Nonaccrual loans	2,288	2,571	4,859	—	—	—
Loans, net of unearned income	(67,651)	8,700	(58,951)	93,864	60,280	154,144

Total (Decrease) Increase in Interest Income	(45,085)	22,614	(22,471)	178,970	115,564	294,534

Retail certificates of deposit	13,590	25,325	38,915	106,543	48,939	155,482
Money market deposits	(9,764)	1,362	(8,402)	9,267	23,416	32,683
NOW deposits	(954)	(270)	(1,224)	(112)	2,459	2,347
Brokered certificates of deposit	(4,770)	658	(4,112)	(5,351)	6,216	865
Savings deposits	(73)	1	(72)	(82)	(2)	(84)
Borrowings	4,710	859	5,569	5,396	5,346	10,742

Total Increase in Interest Expense	2,739	27,935	30,674	115,661	86,374	202,035

(Decrease) Increase in Net Interest Income	$(47,824)	$(5,321)	$(53,145)	$63,309	$29,190	$92,499

Tax equivalent adjustments are based on a federal tax rate of 35%.

(1)	The net changes attributable to the combined impact of volume and rate have been allocated equally to both volume and rate.

(2)	Includes dividends on common stocks adjusted for the 70% dividend received deduction and interest income on tax-advantaged securities.
NONINTEREST INCOME
For 2007, Corus reported $18.4 million of total noninterest income compared to $19.2 million in 2006 and $27.9 million in 2005. The fluctuations from year to year are primarily the result of securities gains and losses as detailed below, combined with an increase in rental income from other real estate owned. Excluding securities gains, noninterest income increased in 2007 by $0.6 million, or 4.3%, and decreased in 2006 by $2.1 million, or 13.9%.
Noninterest Income

				2007/2006	2006/2005
YEARS ENDED DECEMBER 31	2007	2006	2005	CHANGE	CHANGE
(dollars in thousands)

Service charges on deposit accounts	$10,114	$10,961	$11,566	(7.7)%	(5.2)%
Securities gains/(losses), net	4,673	6,071	12,691	(23.0)%	(52.2)%
Other real estate owned	1,534	—	—	NA	NA
Other	2,050	2,169	3,692	(5.5)%	(41.3)%

Total Noninterest Income	$18,371	$19,201	$27,949	(4.3)%	(31.3)%

Noninterest Income, Excluding Securities Gains/(Losses), net	$13,698	$13,130	$15,258	4.3%	(13.9)%
NA — Not applicable
52       CORUS BANKSHARES 2007 ANNUAL REPORT

Service Charges on Deposit Accounts Service charge income decreased by $0.8 million in 2007 and by $0.6 million in 2006 compared to 2005. This decrease is primarily due to a decline in the number of personal and business checking accounts, a direct result of intense ongoing competition for checking deposits, particularly by the large banks. In 2006, the decrease was also due to lower business account fees, which decline as higher short-term interest rates result in higher earnings credits to the customers and thus lower net service charge income to Corus.
Securities Gains/(Losses), Net In 2007, net security gains totaled $4.7 million, compared to $6.1 million and $12.7 million in 2006 and 2005, respectively.
Securities Gains/(Losses), net

YEARS ENDED DECEMBER 31	2007	2006	2005
(dollars in thousands)

Gains on common stocks (cash transactions)	$18,093	$—	$12,599
Gains on common stocks (stock-for-stock)	8,761	7,413	810
Charge for “other than temporary” impairment	(22,367)	(1,453)	(880)
Other	186	111	162

Total Securities Gains/(Losses), net	$4,673	$6,071	$12,691

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
During 2007, the Company recorded gains on common stocks of $26.9 million, which consisted primarily of three separate transactions. In the first transaction, the Company recognized a gain of $13.0 million from the liquidation of its investment in Fremont General Corporation (“Fremont”). Importantly, the Fremont gain was preceded by a $15.3 million write-down of the same investment in 2007 and write-downs in 2006 of $1.4 million. The write-downs were recorded in accordance with the accounting guidelines known as “Other-Than-Temporary” impairment (see below for additional discussion).
The other two transactions involved the mergers of two companies in which Corus held equity investments. National City Corp. completed its acquisition of MAF Bancorp, Inc. in a stock-for-stock transaction, which resulted in a gain of $8.8 million. In addition, Banco Bilbao Vizcaya Argentaria (“BBV”) acquired Compass Bancshares, Inc., also in a stock-for-stock transaction. Management chose to liquidate its position in BBV promptly after the acquisition and, as such, characterizes this as a “cash transaction” that resulted in a $5.1 million gain.
Charge for “Other-Than-Temporary” Impairment Corus recorded charges related to the “other-than-temporary impairment” of securities in 2007, 2006 and 2005. It is important to note that these charges were not a result of the Company selling the associated stock, but rather an accounting entry with no cash flow or tax implications. These charges were recorded in accordance with the accounting guidelines known as “other-than-temporary” impairment. Those guidelines require that we conduct an analysis of impaired securities (defined as any security where the market value is below the cost basis) on a lot-by-lot basis. The analysis includes a review of the length of time the security was impaired, the significance of the impairment and market factors affecting the value of the security. For each impaired lot, we then determine whether or not we believe the impairment was “other than temporary.”
The impairment charges recorded in 2007 related to three different investments. The most substantial charge, recorded in the first quarter (and cited below), was against Corus’ investment in Fremont General Corporation (“Fremont”).
CORUS BANKSHARES 2007 ANNUAL REPORT       53

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
Fremont is a financial services holding company that had a substantial business of originating and selling (primarily through its wholly-owned industrial bank, Fremont Investment & Loan) “subprime” residential real estate loans. On February 27, 2007, Fremont announced they were postponing the filing of their Annual Report on Form 10-K, which would have contained their fourth quarter and full-year 2006 results of operations. Through a series of subsequent filings, Fremont announced that it had received, and then subsequently agreed to, a “Cease and Desist Order” (the “Order”) from the Federal Deposit Insurance Corporation. The Order was lengthy and appeared to impact many areas of Fremont’s business and operations. Fremont also announced that as a result of the Order, as well as the “changing competitive dynamics in the subprime market,” it intended “to exit its subprime residential real estate lending operations.” Based on this information, Corus wrote down its investment in Fremont by $15.3 million through a charge for “other-than temporary” impairment.
Fremont’s troubles continued into the second quarter of 2007. Corus, however, was able to take advantage of a brief spike in the stock price to sell its entire investment in Fremont during the second quarter and recovered a substantial portion of the writedown. As mentioned above, Corus recovered $13.0 million of its write-down (included in gains on common stocks).
Other Real Estate Owned For the year ended December 31, 2007, income earned from other real estate owned equaled $1.5 million. This income relates to rental income from the two properties the company owned during 2007. See further discussion within the “Nonaccrual, Past Due, OREO and Troubled Debt Restructuring” section.
Other Income For the year ended December 31, 2007, other income totaled $2.1 million, essentially flat compared to 2006. Other income was down, however, compared to 2005. The decrease is the result of a $1.4 million gain, recorded in 2005, from the sale of certain property owned by Corus. Corus had previously been leasing the property to a third party. Other income includes ATM fees, safe deposit box rental income, and various other customer fees.
NONINTEREST EXPENSE
Total noninterest expense increased by $11.2 million, or 17.0%, in 2007 and by $4.6 million, or 7.4%, in 2006. The increase in 2007 was primarily driven by the goodwill impairment charge, additional expenses associated with Other Real Estate Owned, and an increase in deposit insurance expense. The increase in 2006 from 2005 was primarily due to increases in employee compensation and benefits. Please see below for a further discussion.
Noninterest Expense

				2007/2006	2006/2005
YEARS ENDED DECEMBER 31	2007	2006	2005	CHANGE	CHANGE
(in thousands)

Employee compensation and benefits	$44,508	$45,756	$43,136	(2.7)%	6.1%
Net occupancy	4,463	3,961	3,723	12.7%	6.4%
Other real estate owned/Protective advances	4,186	149	—	NM	NA
Insurance — FDIC	3,389	956	597	254.5%	60.1%
Data processing	2,373	2,025	1,714	17.2%	18.1%
Depreciation — furniture and equipment	2,010	1,838	1,444	9.4%	27.3%
Goodwill impairment	4,523	—	—	NA	NA
Other expenses	11,656	11,196	10,708	4.1%	4.6%

Total Noninterest Expense	$77,108	$65,881	$61,322	17.0%	7.4%

Efficiency ratio	23.8%	18.4%	22.9%
NM— Not meaningful
NA — Not applicable
54       CORUS BANKSHARES 2007 ANNUAL REPORT

Employee Compensation and Benefits In 2007, employee compensation and benefits decreased $1.2 million, or 2.7%, compared to the prior year. The decline is driven primarily by lower costs associated with the Company’s long-term commission-based incentive plan for commercial loan officers of $2.0 million, offset somewhat by increases in other salaries.
Commercial Loan Officer Commissions

YEARS ENDED DECEMBER 31	2007	2006	2005
(dollars in thousands)

Salaries(1)	$2,407	$2,667	$2,449
Commissions paid in cash	6,814	7,027	6,855
Commissions held back	2,055	3,375	3,870
S&P 500 holdbacks — mark-to-market	213	612	189
Treasury holdbacks — mark-to-market	77	49	19

Total CLO Compensation Expense	$11,566	$13,730	$13,382

(1)	A portion of salaries are treated as an advance against commissions.
The commercial loan officer commission program is designed to compensate officers for successfully originating loans, earning an acceptable interest spread over the term of the loans, and ultimately collecting all amounts in full. Compensation is earned as commissions, with the size of the commissions based on the amount of interest, points and fees earned on those loans. Management believes the program motivates officers to make safe loans and aligns the officers’ goals with the Company’s interests. Please refer to Note 1 in the Notes to Consolidated Financial Statements for additional details with regard to how Corus accounts for commercial loan officer commissions.
During 2007, the Company modified the commission program via revisions to the Bank’s existing Commission Program for Commercial Loan Officers (the “Former CLO Program”) as well as the introduction of a new commission program (the “New CLO Program”) (collectively, the “Programs”). A fundamental aspect of the Former CLO Program is that it generally requires that a portion of an officer’s commission be withheld by the Bank, and for a substantial period of time (referred to as either “held back” commissions or “holdbacks”). The holdbacks are then at risk of forfeiture in the event the Company suffers a loss on a loan originated by the officer. While this aspect of the Former CLO Program has not changed, the Former CLO Program was modified such that it now applies only to those loans originated through October 31, 2006. Essentially all other material terms and conditions of the Former CLO Program continue, including the potential for future commissions and holdbacks on applicable loans and the terms under which holdbacks might be released or eliminated.
With regard to holdbacks, under the Former CLO Program commercial loan officers have various options for “investing” the holdbacks. The options include (1) units that are each equivalent to a share of Corus common stock (the “Corus Stock Election”), (2) an account with returns based on an investment that is a function of the S&P 500 Index (the “S&P 500 Election”), and (3) cash with interest credited based on the prevailing Treasury rate during the holdback period (the “Treasury Election”).
Loans originated on November 1, 2006, and thereafter will be covered by the New CLO Program. Like the Former CLO Program, the New CLO Program is designed to reward commercial loan officers for originating new loans, with commissions calculated in a similar manner to the Former CLO Program. In contrast though, the New CLO Program does not contain a holdback provision. Amounts earned by the officers in any given year, though, are subject to reduction, in that year, to the extent the Bank experiences losses on the officer’s loans. Finally, the commission structure under the New CLO Program is such that loans originated under the New CLO Program will generally result in commissions that are somewhat lower than what would have resulted under the Former CLO Program.
CORUS BANKSHARES 2007 ANNUAL REPORT      55

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
One additional change implemented during 2007 related to how Mr. Michael G. Stein, who is an executive officer and head of the Company’s commercial real estate loan department, is compensated. Mr. Stein was previously compensated under the terms of the Former CLO Program. As a reflection of the continued increase in Mr. Stein’s supervisory responsibilities, and corresponding decrease in his front-line loan origination responsibilities, he has been transitioned from being compensated under the Former CLO Program to a discretionary compensation plan along the lines of the Company’s other senior officers. Mr. Stein’s transition was effectuated via two separate agreements between the Company and Mr. Stein, entered into in December 2006 and June 2007 (disclosed via Form 8-Ks filed on December 18, 2006, and June 29, 2007, respectively). As such, while Mr. Stein’s compensation is included in commercial loan officer commissions in 2006 and 2005, his compensation is excluded from the 2007 amounts and included with other salaries and bonuses.
As illustrated in the table above, total expense associated with the Programs declined in 2007 compared to 2006. Several factors contributed to the decrease. Primary, among them, is the aforementioned exclusion of Mr. Stein’s compensation from 2007. In addition, decreases in both average loans outstanding and lower originations as well as the impact of the New CLO Program contributed to the decline. Finally, mark-to-market adjustments related to the S&P Deferrals were lower in 2007 as increases in the underlying index were lower in 2007 than in 2006. Somewhat offsetting the decreases listed above was an increase in the “synthetic dividends” paid on heldback units. Officers with holdbacks “invested” in the Corus Stock Election are entitled to receive dividends consistent with any amounts paid to the holders of Corus’ common shares. In 2007, in addition to “regular” dividends paid of $1.00 per common share, the Company also paid a “special” cash dividend of $1.00 per common share.
The following table reflects the market value of the holdbacks as of December 31, 2007 and 2006:

DECEMBER 31	2007	2006
(dollars in thousands)

Corus Stock	$8,512	$17,274
S&P 500	4,171	4,782
Treasury	2,792	2,843

Total Value of Holdbacks	$15,475	$24,899

Corus Stock Election holdbacks are recorded directly to equity with no subsequent adjustments for changes in the market value of Corus common stock. As a result, the Corus Stock Election holdbacks, as recorded in the financial statements, total $12.0 million and $11.3 million at December 31, 2007 and 2006, respectively.
The Former CLO Program allows for partial releases of holdbacks in instances where it is determined that some portion of an officer’s holdback is no longer considered to be at a substantial risk of forfeiture, as calculated under the program. In addition, no current year holdback will be required for those officers receiving such releases. In 2007, releases were valued at $2.5 million compared to $8.6 million in 2006.
Corus continues to focus on controlling compensation expense by paying a limited number of talented people a premium over market. This policy results in higher employee productivity and an increased willingness to accept more responsibility in carrying out Corus’ goals and objectives.
In 2006, employee compensation and benefits increased $2.6 million, or 6.1%, compared to the prior year. This increase is largely attributable to higher staffing levels in retail banking, operations, and commercial lending. The higher staffing levels were the result of additional personnel hired to support the ongoing deposit and loan growth.
56       CORUS BANKSHARES 2007 ANNUAL REPORT

Net Occupancy The increase in net occupancy expense during 2007 and 2006 was attributable to higher real estate tax accruals based on anticipated rate hikes. Also contributing to the 2007 increase was an increase in the price of electricity as well as additional building repairs & maintenance costs.
Other Real Estate Owned/Protective Advances This expense relates to costs associated with problem loans where the Company ultimately foreclosed on the property (Other Real Estate Owned, “OREO”). These costs increased by $4.0 million compared to 2006. The increase is directly related to a corresponding increase in the level of OREO assets. While there are various expenses associated with these properties, real estate taxes and insurance have thus far comprised the majority of the cost. Partially offsetting these expenses was OREO income, which is included in noninterest income.
Insurance — FDIC During 2007, deposit insurance expense increased by $2.4 million as compared to 2006. The increase was due to deposit insurance reform legislation in 2007. While the FDIC allowed financial institutions a onetime credit to be used against the insurance increase, Corus’ credit was exhausted early in the third quarter of 2007. The Company estimates that the cost for FDIC insurance will increase further in 2008. Based on deposit balances at December 31, 2007, and assuming a fee of 0.07% on most of Corus’ deposits, the cost in 2008 would be approximately $5.3 million.
Data Processing Data processing expense increased by $0.3 million in both 2007 and 2006. The growth was due primarily to an increased number of customer accounts. The increase in 2007 is also due to higher Internet banking volume and other miscellaneous charges.
Goodwill Impairment Corus charged off goodwill totaling $4.5 million in 2007. This represented the balance of the goodwill on Corus’ books. The goodwill was largely attributable to banks acquired in the early to mid-90’s and was, until 2001 when the accounting rules changed, being amortized over periods ranging from 12 to 15 years. Corus determined that recognizing the impairment was required in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”).
Corus’ decision to charge-off the goodwill was based on several factors, primary among them that, as of December 31, 2007, Corus’ common stock was trading at a discount to book value of over 25%. Furthermore, the stock had been consistently trading below book value during the last 3 months of 2007 and had been trending down for the last year. Management also considered the near-term outlook for financial institution stocks given current market conditions. While Corus considered the impact on valuation of control premiums, synergies and other intangibles, management ultimately determined that given the uncertainty with regard to the timing of any recovery, it was prudent to charge off the goodwill.
Other Expenses Other noninterest expense increased slightly in both 2007 and 2006. Other noninterest expense consists of various expenses, the most significant being: audits & exams, postage, stationery & supplies, legal & professional, equipment repairs & maintenance, armored courier costs, telephone, correspondent bank charges, and advertising.
Efficiency Ratio The banking industry uses a standard known as the “efficiency ratio” to measure a bank’s operational efficiency. Unlike most other measures, lower is better. The efficiency ratio is simply noninterest expense, less goodwill amortization/impairment, divided by the sum of net interest income and noninterest income (excluding securities gains and losses). Corus’ efficiency ratio was 23.8%, 18.4%, and 22.9% in 2007, 2006, and 2005, respectively.
CORUS BANKSHARES 2007 ANNUAL REPORT       57

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
INCOME TAXES
Income tax expense was $57.3 million in 2007, compared to $98.3 million and $73.1 million in 2006 and 2005, respectively. The effective tax rate was 35.1% in 2007, compared to 34.2% in 2006 and 34.7% in 2005. The increase in 2007 compared to 2006 is due primarily to the write-off of goodwill (as discussed above), which is not tax deductible, partially offset by the impact of changes in Illinois state income tax laws (discussed below).
In 2007, the State of Illinois passed legislation that is expected to result in a higher effective state income tax rate for the Company in future years. The increase in expected future effective income tax rate for Illinois increased the value of existing deferred tax assets, after the impact of federal taxes, by $475,000. The increase represents tax benefits to be realized in future years.
In 2006, Corus recorded favorable tax adjustments related to the expiration of certain tax exposure items. This resulted in a decrease in the effective tax rate compared to 2005. Please refer to Note 10 to Consolidated Financial Statements for a reconciliation of the statutory federal income tax rate to the effective rate.
Corus’ net deferred tax asset was $21.3 million at December 31, 2007, compared with a net deferred tax liability of $5.3 million at December 31, 2006. Please refer to Note 10 to Consolidated Financial Statements for a listing of deferred tax assets and liabilities detailed by category.
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
FINANCIAL CONDITION
COMMON STOCK PORTFOLIO
At December 31, 2007, Corus held investments in the common stocks of 15 financial industry companies valued at $136.0 million, including net unrealized gains of $34.0 million. The value of the total portfolio declined by $81.0 million from $217.0 million at the end of the prior year. This decline resulted from sales during the year of securities which had a value at December 31, 2006, of $32 million, combined with a decline in the market value of the remaining stocks totaling $49 million. This decline in market value of Corus’ total portfolio is similar to the performance of the KBW Bank Index (which consists of 24 large banks), which fell 25% in 2007. These securities are all held by the holding company (i.e., not by the Bank).
58       CORUS BANKSHARES 2007 ANNUAL REPORT

The following is a list of Corus’ holdings as of December 31, 2007:

	2007			2006
	SHARES	MARKET	PERCENTAGE	SHARES	MARKET	PERCENTAGE
CORPORATION	HELD	VALUE	OF PORTFOLIO	HELD	VALUE	OF PORTFOLIO
(dollars in thousands)

Amcore Financial Inc.	69,100	$1,569	1.1%	69,100	$2,257	1.0%
Associated Banc Corp.	121,179	3,283	2.4	121,179	4,227	1.9
Bank of America Corp.	670,594	27,669	20.3	670,594	35,803	16.5
Bank of NY Mellon Corp.	94,340	4,600	3.4	100,000	3,937	1.8
Citigroup Inc.	225,000	6,624	4.9	225,000	12,533	5.8
Comerica Inc.	264,300	11,505	8.5	264,300	15,509	7.1
Compass Bancshares Inc.	—	—	—	108,750	6,487	3.0
Discover Financial Services	41,000	618	0.5	—	—	—
Fremont General Corp.	—	—	—	1,574,600	25,524	11.8
JP Morgan Chase & Co.	500,864	21,863	16.1	500,864	24,192	11.1
MAF Bancorp Inc.	—	—	—	204,850	9,155	4.2
Merrill Lynch & Co. Inc.	132,000	7,086	5.2	132,000	12,289	5.7
Morgan Stanley	82,000	4,355	3.2	82,000	6,677	3.1
National City Corp.	482,970	7,950	5.8	74,520	2,724	1.3
Regions Financial Corp.	515,154	12,183	9.0	515,154	19,267	8.9
Sun Trust Banks Inc.	48,000	2,999	2.2	48,000	4,054	1.9
US Bancorp	268,870	8,534	6.3	268,870	9,730	4.5
Wachovia Corp.	398,191	15,143	11.1	398,191	22,677	10.4

Total		$135,981	100.0%		$217,042	100.0%

During 2007, the Company liquidated its investments in both Fremont General Corporation and Compass Bancshares, Inc. Additionally, National City Corp. completed its acquisition of MAF Bancorp, Inc. in a stock-for-stock transaction, which resulted in a stock-for-stock gain. Please see the “Noninterest Income” section for a further discussion.
SECURITIES OTHER THAN COMMON STOCKS
These securities represent the Bank’s portfolio of investments, all of which are held as “available-for-sale.” At December 31, 2007, available-for-sale securities other than common stocks decreased to $3.6 billion, from $5.2 billion at December 31, 2006, primarily the result of slightly higher loan balances and a significant reduction in outstanding deposits. As of December 31, 2007, nearly the entire available-for-sale portfolio was scheduled to mature within six months.
As is the case with most securities with original maturities one year or less, they are sold at a discount to the value at maturity (Treasury securities with original maturities of one year or less are sold this same way). The interest on these securities is not “earned” at maturity, but rather over the life of the investment and, as such, this income is recognized over the life of the investment (termed “accretion”).
During the twelve months ended December 31, 2007, the Company earned $249.7 million of interest income from the investment portfolio, of which $231.1 million came from accretion related to the discount securities. By comparison, during the twelve months ended December 31, 2006, the Company earned $214.6 million of interest income from the investment portfolio, of which $191.0 million came from accretion.
CORUS BANKSHARES 2007 ANNUAL REPORT     59

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
LOAN PORTFOLIO
The following table details the composition of Corus’ outstanding loan balances:

DECEMBER 31	2007	2006
(in millions)

Commercial real estate:
Condominium:
Construction	$3,461	$2,615
Conversion	584	1,237
Inventory	64	51

Total condominium	4,109	3,903
Other commercial real estate:
Office	104	100
Rental apartment	62	10
Hotel	39	22
Other	29	30
Loans less than $1 million	8	10

Total commercial real estate	4,351	4,075
Commercial	41	42
Residential real estate and other	17	25

Loans, net of unearned income	$4,409	$4,142

Mezzanine loans included in total commercial real estate(1)	$124	$196

(1)	Second mortgage loans subordinate to Corus’ first mortgage loans.
COMMERCIAL REAL ESTATE LENDING
Overview During the past few years, Corus’ lending has focused almost exclusively on condominium projects, comprising nearly 95% of our total commitments at December 31, 2007. These projects include construction of new buildings and conversion of existing apartment buildings. Corus also originates condominium inventory loans, which are loans secured by the unsold units (“inventory”) of completed condominium construction or conversion projects. Construction loans, however, represent the largest portion of Corus’ condominium loans at 90% of total condominium loan commitments as of December 31, 2007.
Corus’ loans are collateralized by the underlying property and are almost always variable rate. As of December 31, 2007, 97% of Corus’ commercial real estate loans were variable rate, with the vast majority tied to 3-month LIBOR and resetting quarterly. While Corus generally provides only senior debt, in some cases Corus will provide mezzanine financing as well. Corus’ mezzanine loans are all subordinate to a Corus first mortgage loan. Interest rates charged for mezzanine loans are meaningfully higher than those charged for first mortgage loans (and tend to be fixed rate), but also carry additional risk.
Condominium construction loans typically have stated maturities ranging from 2 to 4 years. The loans are funded throughout the term as construction progresses. Condominium conversion loans generally have shorter stated maturities, typically in the range of 1 to 3 years. Conversion loans finance the conversion of existing apartments into condominiums (in some cases, conversion projects include such extensive renovation that management believes the loan is more appropriately categorized as a construction loan). The conversion loans are typically fully funded at the outset and paid down as the condominiums are sold. Inventory loans tend to have maturities of 12 to 24 months and are generally fully funded at origination.
60     CORUS BANKSHARES 2007 ANNUAL REPORT

Construction loans almost always have interest reserves and Corus’ construction loans are no exception. An interest reserve allows a certain portion of a borrower’s interest cost to be “capitalized” into the loan balance over the life of the loan. It is Corus’ practice to set the size of interest reserves, such that borrowers will be required to make out-of-pocket interest payments to support slow-to-stabilize or weak loans. Of course, there are exceptions where our interest reserves do carry loans longer than we would like, but generally speaking, our interest reserves will not carry borrowers much past completion of construction. We try to limit increases in interest reserves to situations where our loan balance is very well secured, and such increases represent an opportunity for additional income. While there are exceptions to this practice, we are generally very hesitant to increase interest reserves for projects that are not performing well.
Originations In 2007, we originated $2.0 billion of new loans, which is significantly lower than last year’s originations, but consistent with our estimates. It is nonetheless a significant amount of business. If you look at the past five years, our originations tracked to the housing boom and bust. From 2003 to 2007, originations climbed from $2 billion in 2003 to $5 billion in 2005 and back down to $2 billion in 2007. As for 2008, we expect that a significant number of new loans will close in the first quarter, perhaps as much as $1 billion. Much of that new business is expected to be in our area of particular expertise, the condominium market. Many other lenders have backed away from condominium lending in the current environment, and we believe this creates an opportunity for us to do more business at better terms. In addition, due to the upheaval in various financial markets, we are seeing recent opportunity in the office market and we expect to see a considerable portion of our near-term originations in that sector as well. We feel very good about the credit quality and profitability of this new business.
We are approaching new business with a cautious, even pessimistic view of the markets. We anticipate that the housing market will continue to weaken throughout 2008, and are also cognizant of the risk that the economy could tilt into recession this year as various economists predict. We try to underwrite our loans so that our risk of loss is minimal, even in very bad markets. Of course, there is no guarantee of success in that endeavor.
We tend to discount the significance of originations in any one month, and even any one quarter, due to the fact that we originate large loans, and our originations can therefore be lumpy. We do not anticipate any change in our strategy of pursuing a smaller number of larger loans. This maximizes our ability to include senior management in all material loan decisions.
Loan Balances Future loan balances, which ultimately drive interest income, are inherently difficult to predict. Loan balances result from the complex interplay of originations, funding of construction loans, the paydown of loans from the sales of condominium units, and the payoff of loans due to refinancing, collateral sales or otherwise. Once originated, construction loan commitments will generally fund over 18 to 30 months. This is perhaps the easiest piece of the puzzle to size up, though it too includes a level of uncertainty. It is far more difficult to forecast the pace of condominium sales and the resulting loan paydowns.
As of December 31, 2007, outstanding loans totaled $4.4 billion, up $0.3 billion compared to the prior year. Looking ahead to 2008, while we expect to fund much of our $3.2 billion in unfunded commitments, predicting incremental funding from new originations and paydowns on existing loans is difficult. At this point, only time will tell, but we would not be surprised to see outstanding loans grow.
CORUS BANKSHARES 2007 ANNUAL REPORT     61

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
Total Commitments We focus heavily on total commitments and, to a lesser extent, on outstanding balances. Total commitments are down from $8.4 billion a year ago, to $7.6 billion as of December 31, 2007, the first annual decline since 2001. Whether or not total commitments grow over the coming year is hard to say, since payoffs and new originations are both very difficult to predict. Our balance sheet is strong enough to support growth in total commitments should that occur.
Personnel Assessing risk is as much an art as it is a science. In that regard, an experienced and highly capable loan officer group is critical to the Company’s success. Corus currently has 19 commercial loan officers, with 7 of those officers each having more than 15 years of experience in commercial real estate lending and another 4 having 10 years or more experience. Moreover, with the exception of one very experienced senior officer (who joined the company over 5 years ago), virtually all of the officers’ commercial real estate experience, and hence training, has been at Corus. Furthermore, Corus has been particularly successful in retaining key talent in the commercial lending group, evidenced by very limited turnover in the last five years.
Robert J. Glickman (Chief Executive Officer), Michael G. Stein (Executive Vice President — Commercial Lending), and Timothy J. Stodder (Senior Vice President — Commercial Lending) serve as supervising officers and are deeply involved in every major aspect of the lending process. This includes structuring and pricing the loans, visiting the sites and inspecting comparable properties, meeting directly with the borrowers, underwriting and approving the loans, consulting on documentation issues, and making various decisions in the course of servicing the loans. Corus is able to maintain this level of executive attention by focusing on larger transactions.
Incentive Compensation The Company has maintained a long-term commission-based incentive plan for the commercial loan officers for many years. Please see discussion under Employee Compensation and Benefits in the Noninterest Expense section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for details.
Commercial Real Estate Loan Portfolio — Unfunded Commitments In addition to funded amounts, Corus has unfunded commitments totaling $3.2 billion as of December 31, 2007, almost exclusively for construction loans.
Commercial Real Estate Loans — Unfunded Commitments

DECEMBER 31	2007	2006
(in millions)

Loans — unfunded portion	$3,074	$4,217
Commitment letters(1)	139	65
Letters of credit	2	2

Total	$3,215	$4,284

(1)
Commitment letters are pending loans for which commitment letters have been issued to the borrower. These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this Annual Report, included in the amounts labeled as Commitments Accepted and Commitments Offered.

62     CORUS BANKSHARES 2007 ANNUAL REPORT

Commercial Real Estate Loan Portfolio — Total Commitments Including unfunded commitments, the commercial real estate loan portfolio totals $7.6 billion as of December 31, 2007, as detailed below:
Total Commercial Real Estate Loan Commitments

DECEMBER 31	2007	2006
(in millions)

Condominium:
Construction	$6,445	$6,566
Conversion	600	1,325
Inventory	66	51

Total condominium	7,111	7,942
Other commercial real estate:
Office	221	188
Hotel	124	128
Rental apartment	71	10
Other	29	79
Loans less than $1 million	10	12

Total	$7,566	$8,359

The condominium inventory loan category includes three loans, two of which were previously classified as conversion loans. As discussed earlier, inventory loans are collateralized by completed condominium construction or conversion projects where the sales process is not yet complete.
Rental apartment includes one conversion loan (secured by a property in Southeast Florida) and one construction loan (secured by a property in Los Angeles, California) that were previously classified as condominium loans. For the conversion loan (outstanding balance and total commitment of $31.2 million as of December 31, 2007), the borrower has opted not to convert the property based on the weakness of the local condominium market and will operate the collateral as an apartment building. As a result of a principal reduction from additional equity and a new appraisal of the collateral as an apartment project, the Company believes the loan is adequately secured. As of December 31, 2007, the loan was not classified as nonaccrual.
For the construction loan (outstanding balance of $28.5 million and total commitment of $36.6 million as of December 31, 2007), the borrower desires and expects to sell the collateral as an apartment project based on the strength of the local apartment market. Since no binding sales agreement has yet been executed, it remains uncertain whether the borrower will ultimately sell the entire building for use as apartments or sell the individual units as condominiums. The Company believes it is well secured by either exit strategy. As of December 31, 2007, the loan was not classified as nonaccrual.
CORUS BANKSHARES 2007 ANNUAL REPORT     63

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
Commercial Real Estate Loan Portfolio by Size — total commitment

	CONDOMINIUMS
	CONSTRUCTION		CONVERSION		INVENTORY		OTHER CRE(2)		TOTAL
AS OF DECEMBER 31, 2007(1)	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT
(dollars in millions)

$180 million and above	2	$372	—	$—	—	$—	—	$—	2	$372
$140 million to $180 million	13	1,960	—	—	—	—	—	—	13	1,960
$100 million to $140 million	16	1,950	—	—	—	—	—	—	16	1,950
$60 million to $100 million	10	791	1	73	—	—	3	253	14	1,117
$20 million to $60 million	29	1,138	9	311	1	43	4	160	43	1,652
$1 million to $20 million	18	234	26	216	2	23	6	32	52	505
Loans less than $1 million	—	—	—	—	—	—	NM	10	NM	10

Total	88	$6,445	36	$600	3	$66	13	$455	140	$7,566

NM — Not Meaningful

(1)	Includes both funded and unfunded commitments, outstanding commitment letters and letters of credit.

(2)	Includes three loans secured by office properties totaling $221 million in commitments.
Commercial Real Estate Loan Portfolio by Major Metropolitan Area — total commitment

	CONDOMINIUMS
	CONSTRUCTION		CONVERSION		INVENTORY		OTHER CRE(2)		TOTAL
AS OF DECEMBER 31, 2007(1)	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT
(dollars in millions)

Florida:
Miami/Southeast Florida	17	$1,840	2	$20	2	$48	2	$41	23	$1,949
Tampa	—	—	4	114	—	—	—	—	4	114
Orlando	—	—	3	38	—	—	—	—	3	38
Other Florida	4	329	3	75	—	—	—	—	7	404

Florida Total	21	2,169	12	247	2	48	2	41	37	2,505

California:
Los Angeles	11	775	—	—	—	—	4	144	15	919
San Diego	5	179	5	147	1	18	—	—	11	344
Sacramento	—	—	1	23	—	—	1	34	2	57
San Francisco	1	16	—	—	—	—	—	—	1	16

California Total	17	970	6	170	1	18	5	178	29	1,336

Atlanta	11	574	2	27	—	—	—	—	13	601
Las Vegas	7	463	1	26	—	—	—	—	8	489
New York City	7	473	—	—	—	—	—	—	7	473
Washington, D.C.(3)	3	133	4	35	—	—	3	221	10	389
Chicago	6	296	—	—	—	—	2	4	8	300
Phoenix/Scottsdale	2	140	6	45	—	—	—	—	8	185
Other (4)	14	1,227	5	50	—	—	1	1	20	1,278
Loans less than $1 million	—	—	—	—	—	—	NM	10	NM	10

Total	88	$6,445	36	$600	3	$66	13	$455	140	$7,566

NM — Not Meaningful

(1)	Includes both funded and unfunded commitments, outstanding commitment letters and letters of credit.

(2)	Includes three loans secured by office properties in Washington, D.C., totaling $221 million in commitments.

(3)	Includes northern Virginia and Maryland loans.

(4)	No other metropolitan area exceeds three percent of the total.
64     CORUS BANKSHARES 2007 ANNUAL REPORT

	CONDOMINIUMS
	CONSTRUCTION		CONVERSION		INVENTORY		OTHER CRE(2)		TOTAL
AS OF DECEMBER 31, 2006(1)	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT

$180 million and above	2	$371	—	$—	—	$—	—	$—	2	$371
$140 million to $180 million	10	1,467	—	—	—	—	—	—	10	1,467
$100 million to $140 million	14	1,733	—	—	—	—	—	—	14	1,733
$60 million to $100 million	21	1,605	4	288	—	—	3	242	28	2,135
$20 million to $60 million	32	1,209	20	695	1	43	3	125	56	2,072
$1 million to $20 million	16	181	31	342	2	8	6	38	55	569
Loans less than $1 million	—	—	—	—	—	—	NM	12	NM	12

Total	95	$6,566	55	$1,325	3	$51	12	$417	165	$8,359

NM — Not Meaningful

(1)	Includes both funded and unfunded commitments, outstanding commitment letters and letters of credit.

(2)	Includes three loans secured by office properties totaling $188 million in commitments.

	CONDOMINIUMS
	CONSTRUCTION		CONVERSION		INVENTORY		OTHER CRE(2)		TOTAL
AS OF DECEMBER 31, 2006(1)	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT

Florida:
Miami/Southeast Florida	17	$1,830	4	$116	3	$51	1	$11	25	$2,008
Tampa	—	—	4	168	—	—	—	—	4	168
Orlando	—	—	11	249	—	—	—	—	11	249
Other Florida	3	277	5	186	—	—	—	—	8	463

Florida Total	20	2,107	24	719	3	51	1	11	48	2,888

California:
Los Angeles	10	587	1	14	—	—	3	107	14	708
San Diego	7	336	6	192	—	—	—	—	13	528
Sacramento	—	—	1	29	—	—	1	38	2	67
San Francisco	3	77	—	—	—	—	—	—	3	77

California Total	20	1,000	8	235	—	—	4	145	32	1,380

Atlanta	10	451	2	38	—	—	—	—	12	489
Las Vegas	9	826	1	34	—	—	—	—	10	860
New York City	14	675	—	—	—	—	2	58	16	733
Washington, D.C. (3)	6	414	7	96	—	—	3	188	16	698
Chicago	6	276	—	—	—	—	1	2	7	278
Phoenix/Scottsdale	2	143	6	102	—	—	—	—	8	245
Other (4)	8	674	7	101	—	—	1	1	16	776
Loans less than $1 million	—	—	—	—	—	—	NM	12	NM	12

Total	95	$6,566	55	$1,325	3	$51	12	$417	165	$8,359

NM — Not Meaningful

(1)	Includes both funded and unfunded commitments, outstanding commitment letters and letters of credit.

(2)	Includes three loans secured by office properties in Washington, D.C., totaling $188 million in commitments.

(3)	Includes northern Virginia and Maryland loans.

(4)	No other metropolitan area exceeds three percent of the total.
CORUS BANKSHARES 2007 ANNUAL REPORT     65

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
Commercial Real Estate Loan Portfolio by Size — funded balance

	CONDOMINIUMS
	CONSTRUCTION		CONVERSION		INVENTORY		OTHER CRE(2)		TOTAL
AS OF DECEMBER 31, 2007(1)	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT
(dollars in millions)

$180 million and above	2	$75	—	$—	—	$—	—	$—	2	$75
$140 million to $180 million	13	1,094	—	—	—	—	—	—	13	1,094
$100 million to $140 million	16	936	—	—	—	—	—	—	16	936
$60 million to $100 million	10	389	1	71	—	—	3	84	14	544
$20 million to $60 million	29	787	9	303	1	43	4	119	43	1,252
$1 million to $20 million	18	180	26	210	2	21	6	31	52	442
Loans less than $1 million	—	—	—	—	—	—	NM	8	NM	8

Total	88	$3,461	36	$584	3	$64	13	$242	140	$4,351

NM — Not Meaningful

(1)	The loans listed in the above table are grouped by Total Commitment, however, the amounts presented represent only the funded balance.

(2)	Includes three loans secured by office properties with a total funded balance of $105 million.
Commercial Real Estate Loan Portfolio by Major Metropolitan Area — funded balance

	CONDOMINIUMS
	CONSTRUCTION		CONVERSION		INVENTORY		OTHER CRE(1)		TOTAL
AS OF DECEMBER 31, 2007	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT
(dollars in millions)

Florida:
Miami/Southeast Florida	17	$1,222	2	$19	2	$48	2	$41	23	$1,330
Tampa	—	—	4	114	—	—	—	—	4	114
Orlando	—	—	3	38	—	—	—	—	3	38
Other Florida	4	205	3	75	—	—	—	—	7	280

Florida Total	21	1,427	12	246	2	48	2	41	37	1,762

California:
Los Angeles	11	316	—	—	—	—	4	52	15	368
San Diego	5	146	5	143	1	16	—	—	11	305
Sacramento	—	—	1	22	—	—	1	31	2	53
San Francisco	1	15	—	—	—	—	—	—	1	15

California Total	17	477	6	165	1	16	5	83	29	741

Atlanta	11	165	2	27	—	—	—	—	13	192
Las Vegas	7	338	1	23	—	—	—	—	8	361
New York City	7	280	—	—	—	—	—	—	7	280
Washington, D.C. (2)	3	82	4	32	—	—	3	105	10	219
Chicago	6	123	—	—	—	—	2	4	8	127
Phoenix/Scottsdale	2	88	6	44	—	—	—	—	8	132
Other (3)	14	481	5	47	—	—	1	1	20	529
Loans less than $1 million	—	—	—	—	—	—	NM	8	NM	8

Total	88	$3,461	36	$584	3	$64	13	$242	140	$4,351

NM — Not Meaningful

(1)	Includes three loans secured by office properties in Washington, D.C., with a total funded balance of $105 million.

(2)	Includes northern Virginia and Maryland loans.

(3)	No other metropolitan area exceeds three percent of the total.
66      CORUS BANKSHARES 2007 ANNUAL REPORT

	CONDOMINIUMS
	CONSTRUCTION		CONVERSION		INVENTORY		OTHER CRE(2)		TOTAL
AS OF DECEMBER 31, 2006(1)	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT

$180 million and above	2	$19	—	$—	—	$—	—	$—	2	$19
$140 million to $180 million	10	425	—	—	—	—	—	—	10	425
$100 million to $140 million	14	543	—	—	—	—	—	—	14	543
$60 million to $100 million	21	793	4	269	—	—	3	79	28	1,141
$20 million to $60 million	32	706	20	659	1	43	3	49	56	1,457
$1 million to $20 million	16	129	31	309	2	8	6	34	55	480
Loans less than $1 million	—	—	—	—	—	—	NM	10	NM	10

Total	95	$2,615	55	$1,237	3	$51	12	$172	165	$4,075

NM — Not Meaningful

(1)	The loans listed in the above table are grouped by Total Commitment, however, the amounts presented represent only the funded balance.

(2)	Includes three loans secured by office properties with a total funded balance of $101 million.

	CONDOMINIUMS
	CONSTRUCTION		CONVERSION		INVENTORY		OTHER CRE(1)		TOTAL
AS OF DECEMBER 31, 2006	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT

Florida:
Miami/Southeast Florida	17	$552	4	$112	3	$51	1	$11	25	$726
Tampa	—	—	4	161	—	—	—	—	4	161
Orlando	—	—	11	233	—	—	—	—	11	233
Other Florida	3	155	5	175	—	—	—	—	8	330

Florida Total	20	707	24	681	3	51	1	11	48	1,450

California
Los Angeles	10	147	1	13	—	—	3	13	14	173
San Diego	7	224	6	184	—	—	—	—	13	408
Sacramento	—	—	1	27	—	—	1	21	2	48
San Francisco	3	41	—	—	—	—	—	—	3	41

California Total	20	412	8	224	—	—	4	34	32	670

Atlanta	10	139	2	33	—	—	—	—	12	172
Las Vegas	9	413	1	34	—	—	—	—	10	447
New York City	14	315	—	—	—	—	2	13	16	328
Washington, D.C. (2)	6	256	7	91	—	—	3	101	16	448
Chicago	6	126	—	—	—	—	1	2	7	128
Phoenix/Scottsdale	2	16	6	97	—	—	—	—	8	113
Other (3)	8	231	7	77	—	—	1	1	16	309
Loans less than $1 million	—	—	—	—	—	—	NM	10	NM	10

Total	95	$2,615	55	$1,237	3	$51	12	$172	165	$4,075

NM — Not Meaningful

(1)	Includes three loans secured by office properties in Washington, D.C., with a total funded balance of $101 million.

(2)	Includes northern Virginia and Maryland loans.

(3)	No other metropolitan area exceeds three percent of the total.
CORUS BANKSHARES 2007 ANNUAL REPORT     67

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
Originations An origination occurs when a loan closes with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded). Construction loans are rarely funded (to any material degree) at closing, but rather funded over an extended period of time as the project is built. In contrast, conversion and inventory loans are largely funded at the time of closing.
Originations(1)

	2007		2006		2007/2006 CHANGE
DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT
(in millions)

Condominium:
Construction	$1,876	92%	$3,255	83%	$(1,379)	(42)%
Conversion	42	2	546	14	(504)	(92)%
Inventory	18	1	—	—	18	NA

Total Condominium	$1,936	95%	$3,801	97%	$(1,865)	(49)%
Other commercial real estate:
Office	83	4	58	2	25	43%
Other	10	1	54	1	(44)	(81)%

Total Commercial Real Estate	$2,029	100%	$3,913	100%	$(1,884)	(48)%

NA — Not applicable

(1)	Includes commitment increases to existing loans.
Originations by Quarter(1)

	2007				2006
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
(in millions)

Condominium:
Construction	$174	$773	$622	$307	$950	$855	$737	$713
Conversion	3	33	2	4	39	7	10	490
Inventory	18	—	—	—	—	—	—	—

Total Condominium	195	806	624	311	989	862	747	1,203
Other commercial real estate:
Office	83	—	—	—	—	—	—	58
Other	—	—	—	10	2	—	—	52

Total Commercial Real Estate	$278	$806	$624	$321	$991	$862	$747	$1,313

(1)	Includes commitment increases to existing loans.
Originations in 2007 were spread among various markets, with notable originations in the following metropolitan areas (we tend to think of our exposure by metropolitan area, rather than by state): Atlanta (17%), Los Angeles (16%) and New York City (13%). While Corus has historically originated a significant volume of condominium loans in Florida, the weakness in the Florida residential for-sale markets has greatly reduced the demand for condominium financing in that market. As a consequence, Corus originated only one new Florida condominium loan during 2007 (in the second quarter of the year).
68     CORUS BANKSHARES 2007 ANNUAL REPORT

Paydowns/Payoffs Loan paydowns (partial payments) and payoffs (payments of all outstanding balance) can fluctuate considerably from period to period and are inherently difficult to predict. For the year ended December 31, 2007, paydowns were $2.7 billion, lower than the $3.4 billion during the year ended December 31, 2006. The decline in paydowns is consistent with the slowdown in the market for residential housing.
Paydowns / Payoffs

	2007				2006
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
(in millions)

Total Commercial Real Estate	$410	$702	$617	$939	$948	$791	$911	$791
Projects securing approximately $1.1 billion of construction loan commitments are complete as of December 31, 2007. We anticipate projects securing another $3.4 billion of loan commitments to be completed in 2008, and projects securing over $1.9 billion of loan commitments to be completed some time in 2009, or perhaps even 2010.
Pending Commercial Real Estate Loans The following table presents pending commercial real estate loans listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages. It had historically been the Company’s experience that once a loan reached the Application Received stage, it was likely to result in a future loan origination. The continued weakness in the residential for-sale markets, though, has caused developers to cancel numerous planned condominium projects, including some where Corus had previously received applications. As such, it is now much more difficult to assess the likelihood that such applications will lead to future loan originations.
Pending Commercial Real Estate Loans

	2007		2006
DECEMBER 31	#	AMOUNT	#	AMOUNT
(dollars in millions)

Commitment Accepted(1)	1	$139	—	$—
Commitment Offered(1)	—	—	1	65
Application Received	13	1,166	11	1,003
Application Sent Out	1	86	4	254
Term Sheet Issued	18	1,634	29	2,625

Total	33	$3,025	45	$3,947

Condominium:
Construction	20	$1,894	40	$3,561
Conversion	1	57	2	152
Inventory	4	132	—	—

Total Condominium	25	$2,083	42	$3,713
Other commercial real estate:
Office	6	641	—	—
Other	2	301	3	234

Total	33	$3,025	45	$3,947

(1)	These amounts are also included in the Commercial Real Estate Loans — Unfunded Commitments table of the Annual Report.
CORUS BANKSHARES 2007 ANNUAL REPORT     69

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
At December 31, 2007, Corus had two pending commercial real estate loans classified as “Other” within Other Commercial Real Estate. Both of the pending loans are collateralized by mixed use properties which each include a condominium component.
Commercial Lending Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.
Residential Real Estate and Other Lending Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “run off.” Minimal new originations are expected.
ASSET QUALITY
Overview Problem loans are growing in number as a result of the nationwide downturn in the residential real estate market. Our loan loss provision and charge-offs throughout the year, and especially in the fourth quarter, reflect that trend. We expect that the residential real estate market will remain weak throughout 2008, and that the level of our problem loans and charge-offs will likely increase throughout the year.
In most of our problem loan situations, either the borrower or a mezzanine lender subordinate to Corus has supported the project/loan with substantial amounts of additional cash. However, since most of our loans are non-recourse upon project completion, past financial support is no guarantee of future support, particularly if the market weakens further or if the market stays at its currently depressed levels for an extended period of time.
For those problem loans where the borrower or mezzanine lender chooses not to take the necessary steps to resolve issues, we will not hesitate to foreclose. We foreclosed or otherwise took ownership of assets securing one loan in 2007. As of December 31, 2007, while we have not filed for foreclosure on any other loans, we anticipate commencing foreclosure procedures on three loans in early 2008 (see the “Nonaccrual, Past Due, OREO and Restructured Loans” section for additional details).
Construction Loans Condominium construction loans make up approximately 85% of our commercial real estate loan commitments. Problems which can arise in financing the construction of for-sale condominium housing can be broken down into three broad categories: (1) projects where construction is at risk of coming to a halt; (2) projects where there are material cost overruns that are not being covered by borrowers, completion guarantors or sponsors; and (3) projects where construction is complete, but either (a) sales are weak, and/or (b) presale buyers walk away from their contracts.
As of December 31, 2007, we had no projects where construction had halted. One such loan had given us concerns earlier in 2007, but the sponsor in that loan invested a substantial amount of equity to rectify the problems, and construction is moving ahead again.
As for cost overruns, this is an issue that many projects experience. The cost overruns are typically covered by either the borrowers/mezzanine lenders, Corus, or some combination of both. The Bank’s position is that construction must be completed since a partially completed building is not desirable. To the extent that Corus provides additional funds to cover cost overruns, our exposure in those projects becomes higher than we originally anticipated, but that is one of the risks we underwrite from the outset, and one of the reasons we target our initial condominium construction loan exposures at approximately 55% to 65% of gross sellout value (i.e., the originally projected sales prices of the condominium units, before associated selling costs). That gives us leeway to absorb some degree of increased exposure, if we must.
70     CORUS BANKSHARES 2007 ANNUAL REPORT

The third source of risk, deals where construction is complete but weak sales or cancelled presale contracts put our loan at risk, is perhaps the most critical source of risk for Corus. If a number of large condominium projects are complete but a material number of unit closings do not occur, we could see a material increase in our problem loans. In fact, we are already seeing an increasing portion of our portfolio secured by the units in completed condominium projects that did not demonstrate meaningful unit sales during or immediately after construction. Absorption risk remains an issue we consider extensively.
In several cases, borrowers who failed to sell enough condominiums to make a condominium exit viable have negotiated the sale of the asset as apartments at a price more than adequate to pay us off. In some other cases, enough units closed and generated paydowns such that our remaining loan exposure is well secured by the remaining, slow-to-sell inventory.
Conversion Loans Condominium conversion loans make up approximately 8% of our commercial real estate loan portfolio by commitments. As of December 31, 2007, we had 36 condominium conversion loans with commitments totaling $600 million. Only six of these loans totaling $59.6 million of commitment currently use an interest reserve to make interest payments, so the vast bulk of this portfolio is being kept current with payments from borrowers or, in a few circumstances, through use of a portion of sale proceeds from condominium units.
One of the ways to categorize the conversion portfolio is by Loan-to-Sellout (“LTS”), where sellout is the gross retail value of the condominium units that secure our loan. In many situations, the gross retail value is very hard to estimate. For example, a project might be selling units at $200/sf, but at a pace that is unacceptable. It is quite difficult to say at what lower price a more acceptable rate of absorption could be achieved.
Our best estimate is that $145 million had a LTS at year-end of less than 50%, our safest category with little to no loss potential. Another $233 million goes in an intermediate category, where LTS is between 50% and 60%, and where more loss potential exists but losses are still unlikely to be severe. Finally, we have $222 million in our riskiest category where LTS is over 60%, and where material loss potential exists. We have already allocated $10.1 million of our Allowance for Loan Losses against certain loans in this most risky category, and as of December 31, 2007, management believes that this estimate accurately reflects the inherent loss in those specific loans. We must also point out that changes in market conditions, errors in analysis, and unpredictable developments can mean that loans in the safest category might incur losses, and loans in the riskiest category might be paid in full. We have seen both circumstances occur.
Guarantees
Most (but not all) of the Bank’s lending is done on a non-recourse basis, meaning the loan is secured by the real estate without further benefit of payment guarantees from borrowers. However, the Bank routinely receives guarantees of completion and guarantees that address “bad acts.” These various guarantees can be described as follows:
Payment Guarantees Guarantor guarantees repayment of principal and interest. Often there might be limitations on the guaranteed amounts, and guarantors vary dramatically in their financial strength and liquidity. Overall, however, these guarantees would protect the Bank to a certain degree even if the sale proceeds from the asset are insufficient to repay the loan in full. The Bank does negotiate for and receive repayment guarantees in certain situations, but the vast majority of the Bank’s lending activity is done without repayment guarantees.
CORUS BANKSHARES 2007 ANNUAL REPORT     71

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
Completion Guarantees (For Construction Loans) Guarantor guarantees to pay for costs necessary to complete the asset, to the extent such costs exceed the original budget. Upon completion of the asset, and provided there are no construction liens filed by contractors, such guarantees typically lapse. These guarantees do not protect the Bank from decreases in collateral value. They do help ensure that the Bank’s exposure in a bad deal (or any deal for that matter) is not higher than originally expected. Again, there are vast differences in the financial strength of completion guarantors, and in certain (relatively infrequent) circumstances, the Bank agrees to limits on, or even does without, completion guarantees. Overall, however, the Bank views completion guarantees from capable guarantors as a very important part of the underwriting process.
Bad Act Guarantees Guarantor guarantees repayment of losses incurred by the Bank in the event borrower commits fraud, negligence, or a wide variety of other “bad acts.” The scope of bad acts is often heavily negotiated. Very often it is defined to include bankruptcy filings, in which case Bad Act guarantees can help ensure that the Bank takes control of assets securing bad loans in a timely manner.
Asset Quality Measures

DECEMBER 31	2007	2006
(in thousands)

Allowance for loan losses	$70,992	$45,293
Allowance for loan losses / Total loans	1.61%	1.09%
Liability for credit commitment losses	$6,000	$5,500
Nonaccrual and loans 90 days or more past due (NPLs)(1)	$282,643	$106,907
Other real estate owned (OREO)(1)	$36,951	$8,439
Total nonperforming assets (NPLs + OREO)(1)	$319,594	$115,346
NPLs / Total loans	6.41%	2.58%
Troubled debt restructurings (2)	$153,453	$—

(1)	See the Nonaccrual, Past Due, OREO and Restructured Loans section for additional details.

(2)	To the extent not included in either nonaccrual or loans 90 days or more past due.
Allowance for Credit Losses The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments.
Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, as defined by Generally Accepted Accounting Principles. These loans are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a reserve is necessary and, if so, the appropriate amount of that reserve.
After determining the specific reserve necessary for impaired loans, the Company then estimates a general reserve to be held against the outstanding balances of its remaining (i.e., non-impaired) loan portfolio. For purposes of estimating the general reserve, Corus segregates its commercial real estate secured loans (excluding those which had been identified as impaired) by:
•	Collateral Type — condominium construction, condominium conversion, etc.,

•	Lien Seniority — 1st mortgage or a junior lien (“mezzanine” loan) on the project, and

•	Regulatory Loan Rating — Pass/Special Mention, Substandard, Doubtful, and Loss.
Corus segregates its small amount of remaining loans (i.e., commercial, residential, overdrafts, and other) by loan type only.
72     CORUS BANKSHARES 2007 ANNUAL REPORT

Loss factors, which are based on historical net charge-offs plus a management adjustment factor, are then applied against the balances associated with each of these loan portfolio segments, with the sum of these results representing the total general reserve. The management adjustment factor is intended to incorporate those qualitative or environmental factors that are likely to cause estimated credit losses associated with the Bank’s existing portfolio to differ from historical loss experience.
As of December 31, 2007, the Allowance for Loan Losses includes specific reserves totaling $13.1 million relating primarily to two condominium conversion loans, one condominium construction loan and various other loans. The condominium loans are also listed as nonaccrual, as discussed under the section titled “Nonaccrual, Past Due, OREO and Restructured Loans.” The reserve amount is determined by comparing the sum of Corus’ total loan commitment plus any additional funds needed to complete the project (to the extent the additional funds are expected to be paid by Corus) to the as-completed fair value of the underlying collateral (net of estimated cost to sell). To the extent a deficiency exists, Corus either specifically reserves for the amount or, in some cases, charges it off.
Collateral values are initially based on an outside independent appraiser’s valuation determined at the inception of the loan. After inception, Corus arrives at an estimate of the fair value of the underlying collateral using the lower of appraised value or via internally developed estimates. With regard to the 2007 year-end allowance analysis, the Bank used the values indicated in two updated appraisals received during the fourth quarter and internally developed estimates were utilized when assessing the other “impaired” loans.
The general reserve as of December 31, 2007, totaled $54.1 million. As described above, the general reserve is determined by first segregating the portfolio based on collateral type, lien seniority, and regulatory rating, and then applying a loss factor to each group. Loss factors for both condominium construction and conversion loans have increased during 2007 attributable largely to negative trends in the residential for-sale housing and mortgage markets.
As mentioned above, historical charge-offs are one of the two factors used to determine the total loss factor resulting in the general reserve. Earlier in 2007, a particular condominium conversion loan showed signs of a dramatic decline in value, such that the estimated value of the collateral (net of estimated costs to sell) fell below Corus’ loan exposure. Corus charged off the estimated shortfall ($15.5 million) during the first half of the year (the loan was ultimately foreclosed on and the underlying asset was transferred to OREO). During the fourth quarter, Corus recorded charge-offs on two loans. One was a condominium conversion project that Corus received an appraisal on indicating the project had declined in value (net of estimated costs to sell) to a point below Corus’ loan exposure. Corus charged off the estimated shortfall ($17.5 million, with most representing an entire write-off of the mezzanine loan) during the fourth quarter of 2007. Corus also recorded a partial charge-off ($7.5 million) on a condominium construction project that has experienced substantial cost overruns and where the mezzanine lender has indicated it will no longer provide support to the project. These charges gave rise to an increase in the historical charge-off factor for both condominium conversion and construction loans.
The second component of the loss factor, the management adjustment factor, was increased for all condominium loans during 2007. Negative environmental conditions identified in residential for-sale housing markets across the U.S., including those markets where Corus does the majority of its lending, support the increased factors. These include increases in inventories of unsold units, increases in foreclosures, decreases in pricing, and cancellations of condominium presale contracts. The increase in the management adjustment factor was also consistent with recent increases in nonperforming loans.
Finally, the Allowance for Credit Losses includes an “unallocated” portion. The unallocated portion represents a reserve against risks associated with environmental factors that may cause losses in the portfolio as a whole but are difficult to attribute to individual impaired loans or to specific groups of loans. As of December 31, 2007, the unallocated reserve reflected, among other things, uncertainty regarding the willingness and/or ability of condominium presale buyers to close on their purchase. Further increasing the uncertainty is the impact of falling home prices, residential lenders tightening credit standards and the potentially negative influence of speculative investors (in contrast to buyers purchasing a condominium as their primary residence). The unallocated portion of the Allowance for Loan Losses increased from $2.2 million at December 31, 2006, to $3.8 million at December 31, 2007. Relative to the overall portfolio, this is a relatively minor change.
CORUS BANKSHARES 2007 ANNUAL REPORT     73

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses.
As of December 31, 2007, the Allowance for Credit Losses totaled $77.0 million, an increase of $26.2 million compared to December 31, 2006. A reconciliation of the activity in the Allowance for Credit Losses is as follows:

DECEMBER 31	2007	2006
(in thousands)

Balance at beginning of period	$50,793	$44,740
Provision for credit losses	66,000	7,500
Charge-offs:
Commercial real estate:
Condominium:
Construction	(7,490)	—
Conversion	(32,958)	—
Inventory	—	—

Total condominium	(40,448)	—
Other commercial real estate	—	(1,512)
Commercial	—	(756)
Residential real estate and other	(179)	(372)

Total Charge-Offs	(40,627)	(2,640)

Recoveries:
Commercial real estate	—	—
Commercial	133	8
Residential real estate and other	693	1,185

Total Recoveries	826	1,193

Balance at December 31	$76,992	$50,793

As discussed above, Corus recorded charge-offs in 2007 related to three loans. During the first half of 2007, Corus charged off a total of $15.5 million related to a condominium conversion loan in Naples, Florida. Corus ultimately foreclosed on the property and upon foreclosure, the asset was transferred to Other Real Estate Owned (“OREO”). See the “OREO” section for further discussion and details. During the fourth quarter, Corus partially charged off two loans, one for $7.5 million on a condominium construction loan and the other for $17.5 million on a condominium conversion loan.
The construction loan is located in San Diego, California, was placed on nonaccrual status during the fourth quarter, and may ultimately result in foreclosure. This loan had previously been classified as a troubled debt restructuring. The charge-off was a result of additional cost overruns on the project. The conversion loan is located in Tampa, Florida, and had been classified nonaccrual since the first quarter of 2007. The charge-off was a result of an updated appraisal indicating a decline in collateral value coupled with the likelihood of either restructuring the loan, such that the loss would be confirmed, or possibly foreclosing on the property.
74     CORUS BANKSHARES 2007 ANNUAL REPORT

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

DECEMBER 31	2007	2006
(in thousands)

Allowance for loan losses	$70,992	$45,293
Liability for credit commitment losses(1)	6,000	5,500

Total	$76,992	$50,793

(1)	Included as a component of other liabilities.
The allocation of the Allowance for Loan Losses was as follows:

DECEMBER 31	2007	2006
(in thousands)

Commercial real estate:
Condominium:
Construction	$40,892	$24,258
Conversion	20,332	15,166
Inventory	1,032	550
Other commercial real estate	2,375	1,293
Commercial	2,337	1,517
Residential real estate and other	175	261
Unallocated	3,849	2,248

Total	$70,992	$45,293

Commercial Real Estate Loan Charge-off History

	CHARGE-OFFS
	CONDOMINIUM	CONDOMINIUM	OTHER
PERIOD	CONSTRUCTION	CONVERSION	CRE	TOTAL
(in thousands)

2007	$7,490	$32,958	$0	$40,448
2006	0	0	1,512	1,512
2005	0	0	0	0
2004	0	0	0	0
2003	0	0	0	0
2002	0	0	0	0
2001	0	0	0	0
2000	0	0	0	0
1999	0	0	61	61
1998	0	0	18	18

Total Charge-offs	$7,490	$32,958	$1,591	$42,039

CORUS BANKSHARES 2007 ANNUAL REPORT     75

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
As discussed earlier, during 2007 Corus recorded charge-offs on three separate loans, one relating to a condominium construction loan and two others related to condominium conversion loans. While Corus’ long-term historical commercial real estate lending results have been quite impressive, the ten years through 2006 corresponded to a very favorable period for the banking industry and, even more so, a very strong U.S. residential for-sale housing market. What began as signs of weakness in the U.S. residential for-sale housing market during 2006 appears to have now decayed into an outright crisis in the U.S. residential for-sale housing market and, somewhat as a consequence, mortgage markets. That weakness is clearly placing meaningful stress on a number of Corus’ condominium loans, as evidenced by the significant absolute amount of (and recent increases in) nonaccrual and otherwise nonperforming loans (as discussed throughout this document). As a result, Corus anticipates that credit costs will remain elevated in 2008 and 2009.
As expressed in the past, Corus continues to believe that the measure of any company’s success must be made over an entire business cycle, and not by looking at just “good” or “bad” years in isolation from one another. While we are now experiencing problem loans and charge-offs, issues which may well get worse — if not materially worse — before they improve, we believe any measure of our overall success in the commercial real estate loan business must also take into account our results of the past decade.
Nonaccrual, Past Due, OREO and Restructured Loans (last 5 quarters)

	DECEMBER 31	SEPTEMBER 30	JUNE 30	MARCH 31	DECEMBER 31
	2007	2007	2007	2007	2006
(in thousands)

Nonaccrual
Condominium:
Construction	$105,066	$24,493	$—	$—	$—
Conversion	177,086	174,518	200,902	195,723	72,472
Inventory	—	—	—	—	—

Total condominium	282,152	199,011	200,902	195,723	72,472
Commercial	28	28	—	—	—
Residential real estate and other	—	—	70	70	70

Total nonaccrual	282,180	199,039	200,972	195,793	72,542
Loans 90 days or more past due	463	737	641	310	34,365

Total nonperforming loans	282,643	199,776	201,613	196,103	106,907
Other real estate owned (“OREO”)	36,951	40,387	40,387	8,439	8,439

Total Nonperforming Assets	$319,594	240,163	242,000	204,542	115,346

Troubled debt restructurings(1)	$153,453	$26,515	$30,213	$—	$—

(1)	To the extent not included in either nonaccrual or loans 90 days or more past due.
76     CORUS BANKSHARES 2007 ANNUAL REPORT

Balances of nonaccrual condominium loans at December 31, 2007 and 2006, are listed below by major metropolitan area:

	2007						2006
	CONSTRUCTION		CONVERSION		TOTAL		CONSTRUCTION		CONVERSION			TOTAL
DECEMBER 31	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT	#	AMOUNT
(dollars in thousands)

Florida:
Miami	2	$57,520	1	$6,731	3	$64,251	—	$—	—	$—	—	$—
Tampa	—	—	1	44,830	1	44,830	—	—	—	—	—	—
Other	—	—	1	57,835	1	57,835	—	—	1	50,391	1	50,391

Florida Total	2	57,520	3	109,396	5	166,916	—	—	1	50,391	1	50,391
California:
Los Angeles	1	29,121	—	—	1	29,121	—	—	—	—	—	—
San Diego	1	18,425	1	49,845	2	68,270	—	—	—	—	—	—

California Total	2	47,546	1	49,845	3	97,391	—	—	—	—	—	—
Phoenix/Scottsdale	—	—	1	17,845	1	17,845	—	—	1	22,081	1	22,081

Total	4	$105,066	5	$177,086	9	$282,152	—	$—	2	$72,472	2	$72,472

As of December 31, 2007, the construction loan in San Diego had an unfunded commitment of $9.6 million. None of the other nonaccrual loans at December 31, 2007, had any material unfunded commitments. As of December 31, 2006, the conversion loan in Florida had an unfunded balance of $2.5 million. The other nonaccrual loan did not have any unfunded commitments.
Payments received from borrowers on nonaccrual loans can, under certain conditions, be recognized as interest income. For the year ended December 31, 2007, cash payments on nonaccrual loans recognized as interest income totaled $4.9 million. No cash payments on nonaccrual loans were recognized as interest income in 2006. To the extent that either payments on nonaccrual loans are not received or payments received are applied solely to principal, no interest income is recorded. This is referred to as foregone interest. For the years ended December 31, 2007 and 2006, foregone interest totaled $16.5 million and $1.2 million, respectively. Importantly, management’s decision with respect to whether to recognize payments received on nonaccrual loans as income or as a reduction of principal may change as conditions dictate.
Nonperforming Loans The principal factor causing all of the aforementioned loans to become nonperforming is the continued significant weakness in the U.S. residential housing market. The projects collateralizing these nonperforming loans are experiencing far lower sales (also referred to as absorption rates) than originally expected. The collateral properties are generally located in areas where residential property values have declined.
An important overall factor in our assessment of the risks inherent in nonperforming loans relates to the willingness of the project’s “sponsors” to support our loans. While support can be manifested in numerous manners, financial support (e.g., making interest payments, covering operating shortfalls and/or cost overruns, etc.) is ultimately the most meaningful sign of a sponsor’s commitment to the project. As a matter of convention, Corus commonly refers to the borrower and, to the extent applicable, the “mezzanine” lender (second position financing provided by lenders other than Corus — what we refer to as “mezzanine loans”) collectively as the loan’s “sponsors.”
CORUS BANKSHARES 2007 ANNUAL REPORT     77

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
Construction Loans Nonperforming construction loans include four projects with total balances outstanding of $105 million and unfunded commitments of $11 million.
As of December 31, 2007, construction was essentially complete on three of the projects. While the projects incurred cost overruns, most were covered by the loan sponsors. With respect to unit closings, while one of the projects closed on nearly 50% of its units, closings are generally weak. The outlook for these three projects varies, from reducing prices in an effort to improve sales to splitting one of the projects into apartments and condominiums and selling/refinancing the bifurcated projects.
The fourth project is essentially a “gut rehab.” As of December 31, 2007, approximately 60% of the units have been completed. The project, located in San Diego, has incurred significant cost overruns which were largely being covered by Corus. Sales of over one-third of the units have closed; however, sales of the remaining units are expected to be slow. As a result of the cost overruns, both the developer and the mezzanine lender have indicated their intention to stop supporting and “withdraw” from the project. Corus has initiated foreclosure proceedings and expects that it will assume ownership of the project (as OREO) in early 2008. Based on an internal estimate of the project’s value (net of estimated selling costs), Corus charged off $7.5 million of this loan in the fourth quarter of 2007, leaving an outstanding balance at December 31, 2007, of $18.4 million. Note that the construction is not complete, and additional funding of approximately $16 million will be necessary to finish the project.
With regard to valuations, an outside independent appraiser produces the valuation of the collateral at the inception of all of our commercial real estate loans. After inception, Corus arrives at an estimate of the fair value of the underlying collateral either by obtaining an updated appraisal or via an internally developed estimate. For the nonperforming construction loans at December 31, 2007, the valuation for one of the properties was determined based on recent appraisal while the other three were determined based on internally developed estimates.
As cited above, Corus charged off a portion of one of the loans such that the loan balance was adjusted down to the fair value of the collateral (net of estimated costs to sell). For another loan, Corus had a specific reserve of $1.3 million included in the Allowance for Loan Losses. The remaining two loans were secured by collateral determined to have a fair value (net of estimated selling costs) in excess of the respective loan exposures.
Finally, while all of the nonperforming construction loans as of December 31, 2007, have various Completion and Bad Act guarantees, and the Company may have claims under these guarantees, no value was assigned to these guarantees in determining collateral value.
Conversion Loans As of December 31, 2007, there were five nonperforming conversion loans (total balances outstanding of $177 million, with essentially no remaining commitment to be funded).
As is typically the case with condominium conversion projects, the projects collateralizing the loans entailed only a modest level of improvements to the underlying apartment building (with most of the project’s cost related to the acquisition of the building and associated land). As a result, the “completion” risk associated with these projects is minimal (none of the projects related to nonperforming loans had any meaningful work yet to be completed). Cost overruns on the projects were limited, and, regardless, were funded by the project’s sponsors.
The presale of units does not typically occur in the condominium conversion market, and the projects related to Corus’ nonperforming conversion loans had minimal (if any) presales. Overall, these projects have had limited sales to date, with only one of the projects having sold and closed on more than one-third of the associated units.
The outlook for resolution of the loans must be analyzed on a case-by-case basis, and varies significantly from loan to loan. In one situation, we believe we are well secured by the collateral and anticipate that the developer will continue to close units such that the Bank will be paid off in full. Corus will likely foreclose on two of the loans and anticipates it will take possession of the collateral. Based on an appraisal received in December 2007, Corus charged off $17.5 million on one of those loans in the fourth quarter of 2007. The outstanding balance as of December 31, 2007, for the two potential foreclosures, after the aforementioned charge-off, was $62.7 million. These projects are located in Tampa and Phoenix.
78     CORUS BANKSHARES 2007 ANNUAL REPORT

Determining how the issues with the other two projects will ultimately be resolved is a bit more difficult. We are hopeful that the developers will be able to sell their units in spite of the depressed market and ultimately pay us off in full. However, the markets where those projects are located are quite weak. One of the loan sponsors has, at this point, opted to continue renting the units until the outlook for a condominium exit strategy improves. With regard to the other loan, the unsold units are currently being leased as well, and it is unclear at this point what the borrower’s optimal exit strategy will be. The loans sponsors have, through December 31, 2007, kept the loans current by making out-of-pocket interest payments.
As with construction loans, an outside independent appraiser produces the valuation of the collateral at the inception of all conversion loans. After inception, Corus arrives at an estimate of the fair value of the underlying collateral either by obtaining an updated appraisal or via an internally developed estimate. For the nonperforming conversion loans at December 31, 2007, the valuation for one of the properties was determined based on recent appraisals while the other four were determined based on internally developed estimates. As mentioned earlier, we charged off a portion of one of the loans such that the loan balance was adjusted down to the fair value of the collateral. As of December 31, 2007, Corus had specific reserves included in the Allowance for Loan Losses for a total of $10.1 million associated with two loans. The remaining two loans were secured by collateral with an estimated fair value (net of expected selling costs) in excess of the loan exposures.
Finally, the nonperforming conversion loans as of December 31, 2007 have various Completion and Bad Act guarantees and the Company may have claims under these guarantees, however no value was assigned to these guarantees in determining collateral value. One of the conversion loans had a payment guarantee, but Corus does not consider it significant in relation to the overall credit.
OREO The remaining component of nonperforming assets is Other Real Estate Owned (“OREO”), which consists of two properties. The first is an office property located in the suburbs of Chicago, which Corus took possession of in December 2006. During the fourth quarter of 2007, Corus sold a portion of the property to a third party for $3.4 million (which approximated carrying value) thereby leaving a remaining OREO balance of $5.0 million as of December 31, 2007.
The second property secures a former condominium conversion loan that Corus foreclosed on in the second quarter of 2007. This property is located in Naples, Florida, and is currently being operated as an apartment complex. Corus charged off a total of $15.5 million related to this loan in 2007. The remaining loan balance of $32.0 million was transferred to OREO.
An outside independent appraiser produced the valuation of the collateral at the time Corus took possession of each of the above properties. Management verified that, as of December 31, 2007, the current book values were not in excess of estimated fair value, as determined using its own internally developed valuation model.
Troubled Debt Restructuring As of December 31, 2007, Corus had one troubled debt restructuring (“TDR”) not otherwise included above in either nonaccrual or 90 days past due. The loan relates to a construction project in Miami, Florida. The loan had an outstanding balance of $153.5 million at December 31, 2007, and was essentially fully funded. The underlying project is experiencing significant cost overruns. While loan modification documents had not been executed as of December 31, 2007, Corus reached an agreement in principle with the loan sponsors to restructure the loan. The restructuring will require that in satisfaction of various guarantees, the loan sponsors will infuse $20 million of funds to cover cost overruns on the project.
CORUS BANKSHARES 2007 ANNUAL REPORT     79

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
While the restructuring will not require Corus to provide any additional loan commitment, Corus agreed in principle to charge the developer a reduced rate of interest on the loan beginning December 1, 2007. Corus estimates the rate reduction, which decreased interest income by $0.5 million in December 2007, could total $2 million to $3 million over the remaining term of the loan. While Corus is entitled to the interest represented by the rate reduction under certain conditions, it is difficult to estimate the probability that such a repayment will occur. As such, Corus is only recording interest at the reduced rate under the in-principle restructuring agreement. The project is anticipated to begin selling units during the first quarter of 2008 and, based on current sales projections, Corus estimates that its loan will be significantly paid down, if not paid off entirely, by the end of 2008. Corus believes it is well secured and does not currently anticipate any loss on the loan.
Loans are classified as TDR when management grants, for economic or legal reasons related to the borrower’s financial condition, concessions to the borrower that management would not otherwise consider. A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve. Loans classified as TDR are also considered to be impaired.
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
As of December 31, 2007, potential problem loans consisted of eight condominium loans, all of which were construction loans:
Potential Problem Loans

		2007
		FUNDED	TOTAL
DECEMBER 31	#	BALANCE	COMMITMENT
(dollars in millions)

Florida:
Miami	2	$70	$175
Other	1	130	140

Florida total	3	200	315
Los Angeles	4	86	101
New York City	1	14	33

Total	8	$300	$449

80     CORUS BANKSHARES 2007 ANNUAL REPORT

The table below presents a roll-forward of the balance of Potential Problem Loans for the three and twelve months ended December 31, 2007:
Potential Problem Loans — Rollforward

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	DECEMBER 31, 2007			DECEMBER 31, 2007
		FUNDED	TOTAL		FUNDED	TOTAL
	#	BALANCE	COMMITMENT	#	BALANCE	COMMITMENT
(dollars in millions)

Beginning balance	9	$222	$277	6	$237	$251
Additions	6	246	389	8	300	449
Subtractions:
Became a Nonperforming Loan	(3)	(79)	(86)	(2)	(102)	(111)
Paid off	—	—	—	(3)	(99)	(103)
Status improved	(4)	(96)	(131)	(1)	(36)	(37)
Balance changes	NA	7	—	—	—	—

Balance at December 31, 2007	8	$300	$449	8	$300	$449

NA — Not applicable
ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS
As of December 31, 2007, accrued interest receivable and other assets were $75.7 million, compared to $48.2 million one year earlier. The change was due to an increase in the balance of net current and deferred taxes (collectively “net taxes receivable”), partially offset by a decrease in accrued interest receivable. The balance of net taxes receivable increased, driven primarily by changes in deferred taxes related to unrealized security gains and the allowance for loan losses. Accrued interest receivable declined due primarily to lower interest rates.
DEPOSITS
Composition of deposits

	2007		2006		2007/2006 CHANGE
DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT
(in millions)

Retail certificates of deposit	$5,319	70%	$6,001	69%	$(682)	(11)%
Money market	1,465	19	1,698	20	(233)	(14)%
Demand	254	3	309	4	(55)	(18)%
NOW	254	3	285	3	(31)	(11)%
Brokered certificates of deposit	205	3	280	3	(75)	(27)%
Savings	123	2	132	1	(9)	(7)%

Total	$7,620	100%	$8,705	100%	$(1,085)	(12)%

CORUS BANKSHARES 2007 ANNUAL REPORT     81

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
In 2007, total deposits declined by $1.1 billion, or 12%. The Bank lowered the interest rates it offers on CDs, relative to the market, in an effort to reduce deposits and begin to better match deposits with loans.
At December 31, 2007, approximately 56% of the Bank’s $7.4 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market. Total retail deposits consisted of nearly 180,000 accounts.
LONG — TERM DEBT — SUBORDINATED DEBENTURES (“TRUST PREFERRED”)
As of December 31, 2007, Corus had $404.6 million in floating rate junior subordinated notes (the “Debentures”). The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events). Interest payments on the Debentures are payable quarterly. So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the debenture agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.
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
All of the outstanding Debentures are variable-rate, with interest rates ranging from three-month LIBOR plus 1.33% to three-month LIBOR plus 3.10% (resetting quarterly). As such, management cannot say with certainty what the interest payments on the Debentures will be in the future. However, based on December 31, 2007 market interest rates, the interest payments would be approximately $29 million per annum.
Note that the Debentures were issued to unconsolidated subsidiary trusts of the Company. Each trust’s sole purpose is to issue Trust Preferred Securities with terms essentially identical to the Debentures and then use the proceeds of the Trust Preferred issuance to purchase debentures from the Company.
The turmoil in the credit markets has extended to the trust preferred market, such that management believes it is unlikely that the Bank could issue trust preferred securities at this time. Further, there is no assurance that this historical source will be available to the Bank again in the future.
OTHER BORROWINGS
Corus, through its bank holding company, has a $150 million revolving line of credit. The line of credit matures on February 28, 2010, and is collateralized by 100% of the common stock of the Bank. While the holding company can use the line of credit for any general corporate purpose, it currently uses the line of credit to fund loan participations that it has entered into with the Bank. As of December 31, 2007, the line of credit had an outstanding balance of $52.9 million.
82     CORUS BANKSHARES 2007 ANNUAL REPORT

The remaining amount outstanding at December 31, 2007, of $2.0 million relates to periodic balances associated with Corus’ role of facilitating tax payments for the U.S. Treasury. The balance outstanding at any point in time is a function of tax payments received by the Bank compared to how often, and when, the Treasury collects the funds from Corus. Corus pays interest on these borrowings at the Federal Funds Rate less 0.25%.
SHAREHOLDERS’ EQUITY
At December 31, 2007 and 2006, Shareholders’ Equity was as follows:

DECEMBER 31	2007	2006
(in thousands)

Common stock	$2,751	$2,812
Surplus	44,602	31,783
Equity awards outstanding	8,215	9,040
Retained earnings	713,416	746,291
Accumulated other comprehensive income	20,413	54,601

Total Shareholders’ Equity	$789,397	$844,527

During 2007, Corus repurchased and retired 2,338,489 shares of common stock, 457,789 of which were received as proceeds from a stock option exercise. The open market purchases of 1,880,700 were made under common share repurchase programs approved by the Board of Directors in April 2004 (the “2004 Authorization”), which authorized the repurchase of up to 2 million shares (as adjusted to reflect post-split shares resulting from a 2-for1 stock split on May 18, 2006) and in October 2007 (the “2007 Authorization”), which authorized the repurchase of up to 5 million shares. During the fourth quarter of 2007, the Company successfully completed the 2004 Authorization. As of December 31, 2007, there were 4,708,100 remaining shares authorized for repurchase under the 2007 Authorization.
Surplus increased by $12.8 million primarily due to the impact of Corus employees who exercised stock options during the year, which increased surplus by $12.2 million. Additionally, under the Commission Program for Commercial Loan Officers, a portion of the commissions earned is held back, some in Corus’ common stock. Holdbacks in stock are initially recorded as additional surplus. Upon issuance, the par value of the stock is reclassified to common stock. In 2007, the holdbacks in Corus common stock totaled $1.5 million. Partially offsetting the increase was the impact of the repurchase and retirement of the shares (as discussed above), which lowered surplus by approximately $1.0 million.
The decrease in equity awards outstanding was due to the exercise of options, partially offset by increases resulting from the recognition of expense associated with equity compensation plans.
Retained earnings decreased by $32.9 million, which resulted from a combination of (1) the Company declaring approximately $113 million in dividends to the holders of Corus’ common stock as compared to net income of $106 million, (2) the significant increase in dividends declared over the prior year, including the $1.00 special cash dividend declared in 2007, and, (3) the impact of repurchasing and retiring the common shares referenced above.
Finally, accumulated other comprehensive income decreased by $34.2 million due primarily to the reduction in net unrealized gains on Corus’ portfolio of equity securities classified as available-for-sale. Please refer to the Common Stock Portfolio section for additional information.
CORUS BANKSHARES 2007 ANNUAL REPORT     83

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
LIQUIDITY AND CAPITAL RESOURCES
BANK HOLDING COMPANY
Sources At December 31, 2007, the holding company had cash and marketable equity securities of $163 million and $140 million, respectively, for a total of $303 million. By comparison, the holding company had cash and marketable equity securities of $96 million and $222 million, respectively, for a total of $318 million one year earlier. The cash is held on deposit at the Bank, and the securities are generally investments in equity securities.
In order to be conservative, the holding company has “designated” $42 million of its cash to cover loan participations committed to by the holding company but unfunded as of December 31, 2007, and $14 million to cover dividends declared. It is important to note that while the holding company has earmarked a portion of its cash for participations, this action is one of prudence by management and not the result of any regulatory or legal requirements. Therefore, the holding company had “free and clear” cash and marketable securities aggregating $247 million at December 31, 2007, which could be used for any corporate purpose, such as additional cash dividends to our shareholders, share repurchases, supporting the Bank’s capital position and/or supporting the holding company’s cash flow needs.
The loan participations mentioned above refer to instances where the holding company has purchased a participation in loans originated by the Bank. The holding company generally enters into these participations so that the Company can hold loans greater than the Bank alone would otherwise be able to hold (banking regulations impose various limitations on banks’ extensions of credit). The loans participated in are typically construction loans which, as is the nature of construction loans, are unfunded at inception and may take two or more years to be fully drawn down. The difference between the holding company’s total commitment and the amount actually funded is referred to as the unfunded commitment. As of December 31, 2007, the holding company’s total commitments were $73 million, of which $31 million was funded, leaving $42 million unfunded as cited above.
Between 2003 and 2005, cash and liquidity needs of the holding company were primarily met through the issuance of a form of long-term debt, commonly referred to as “Trust Preferred Securities” (the attributes of these securities are described in the section titled “Long-Term Debt — Subordinated Debentures”). During this period, the holding company issued, through unconsolidated subsidiary trusts, approximately $350 million of Trust Preferred Securities, infusing the majority of the proceeds into the Bank, while retaining enough cash to satisfy its own liquidity needs. Recently, the Bank’s need for capital has changed, and as a result, the holding company has been able to use the Bank as a source of liquidity (see below). In 2006, $25 million of Trust Preferred Securities were issued and the holding company received $99 million of dividends from the Bank. In 2007, the holding company issued an additional $20 million in Trust Preferred Securities and received $150 million in dividends from the Bank. The turmoil in the credit markets has extended to the trust preferred market, such that management believes it is unlikely that the Bank could issue trust preferred securities at this time. There is no assurance that this historical source will be available to the Bank again in the future.
Additional sources of liquidity available to the holding company include dividends from its marketable equity securities portfolio, interest, points and fees earned from loan participations, and cash that could be generated from sales of its equity securities. Further, the holding company could draw on its revolving line of credit (see discussion in the section titled “Other Borrowings”).
84     CORUS BANKSHARES 2007 ANNUAL REPORT

Uses As mentioned above, between 2003 and 2005, the holding company’s primary use of cash was capital infusions into the Bank. The Bank’s capital needs have changed such that the holding company has not made any capital contributions to the Bank since 2005. Additional uses included dividends to shareholders, interest and principal payments on debt, share repurchases, the purchase of marketable securities, and the payment of operating expenses. See the section below regarding the Bank’s liquidity and capital needs for a discussion of the factors impacting the Bank’s capital needs.
CORUS BANK, N.A.
Sources At December 31, 2007, the Bank’s liquid assets totaled $4.3 billion, or 49% of its total assets versus $5.6 billion, or 57% of total assets at December 31, 2006. The Bank’s primary sources of cash include: loan paydowns/payoffs, investment securities that matured or were sold, Bank earnings retained (i.e., not paid to the holding company as a dividend), and capital infusions from the holding company.
Uses The Bank’s principal uses of cash include funding loans (both new loans as well as drawdowns of unfunded loan commitments) and funding the recent net decline in deposits. At December 31, 2007, the Bank had unfunded commercial real estate loan commitments of $3.2 billion. While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of the loan commitments will fund over the next 30 months, although such fundings could occur more rapidly.
The Bank must also retain sufficient funds to satisfy depositors’ withdrawal needs and cover operating expenses. As a result of management actions to better align deposit and loan levels, the Bank has recently seen a slight decline in its total deposits, essentially all of that change associated with retail certificates of deposit (“CDs”). While the recent decline in retail CDs has been as a direct result of management action, Corus’ remaining CDs are short-term in nature, and virtually all have original maturities of 1 year or less. The CDs do present a greater liquidity risk than would longer-term funding alternatives and could experience shrinkage in the future not tied to management actions. The Bank must therefore be prepared to fund those withdrawals and, as such, internally allocates a substantial pool of its investment securities “against” deposits.
Banking regulations require the maintenance of certain capital and net income levels that may limit the amount of dividends that may be paid by the Bank to the parent company. As of December 31, 2007, the aggregate amount legally available to be distributed to the parent company was approximately $175 million, assuming that the Bank continues to be classified as “well capitalized” under the regulations of Prompt Corrective Action (see below). In addition though, bank regulatory agencies have the authority to prohibit a bank subsidiary from paying dividends or otherwise supplying funds to a bank holding company if the supervising agency determines that such payment would constitute an unsafe or unsound banking practice. (Please see “Regulatory Capital and Dividend Restrictions” in Note 15 of the Notes to Consolidated Financial Statements for a detailed discussion.)
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
CORUS BANKSHARES 2007 ANNUAL REPORT     85

MANAGEMENT’S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS (continued)
OFF-BALANCE SHEET ARRANGEMENTS
As of the date of this Annual Report, Corus had no off-balance sheet arrangements, as defined by Securities and Exchange Commission Regulation S-K Item 303(a)(4).
CONTRACTUAL OBLIGATIONS AND COMMITMENTS
The following table presents Corus’ contractual obligations as of December 31, 2007:

	PAYMENTS DUE BY PERIOD
	LESS THAN			MORE THAN
CONTRACTUAL OBLIGATIONS	1 YEAR	1-3 YEARS	3-5 YEARS	5 YEARS	TOTAL
(in thousands)

Deposits without a stated maturity	$2,095,882	$—	$—	$—	$2,095,882
Certificates of deposit	5,382,732	136,538	4,523	7	5,523,800
Long-term debt — subordinated debentures	—	—	—	404,647	404,647
Other borrowings	2,038	52,907	—	—	54,945
Minimum fixed lease obligations	709	1,513	1,496	2,449	6,167
Purchase obligations	1,662	3,491	3,764	3,768	12,685

Total	$7,483,023	$194,449	$9,783	$410,871	$8,098,126

The above table excludes interest on both deposit accounts and long-term obligations as well as amounts that may be payable pursuant to the Commission Program for Commercial Loan Officers, which is discussed in detail under the Noninterest Expense section of Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Corus had the following lending commitments as of December 31, 2007:

(in thousands)

Standby letters of credit	$5,787
Commitment letters	139,500
Unfunded loan commitments	3,083,254

Total Unfunded Commitments	$3,228,541

Refer to Note 13 in the Notes to Consolidated Financial Statements for additional detail.
86     CORUS BANKSHARES 2007 ANNUAL REPORT

CRITICAL ACCOUNTING POLICIES
The Company’s significant accounting policies (see Note 1 to Consolidated Financial Statements) are fundamental to understanding the results of operations and financial condition, because some accounting policies require that management use estimates and assumptions that may affect the value of the assets or liabilities and financial results. One of these policies is critical because it requires management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions.
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
The Allowance for Loan Losses is based upon quarterly analyses. Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, defined by Generally Accepted Accounting Principles as loans where “it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.” Management primarily uses the loan rating system documented by the Office of the Comptroller of the Currency (the “OCC”) to select loans for impairment assessment. Loans determined to be impaired are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a specific reserve is necessary and, if so, the appropriate amount of that reserve.
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
CORUS BANKSHARES 2007 ANNUAL REPORT     87

QUANTITATIVE and QUALITATIVE DISCLOSURES ABOUT MARKET RISK
MARKET RISK MANAGEMENT
INTEREST RATE RISK & ASSET/LIABILITY MANAGEMENT
Corus’ operations are subject to risk resulting from interest rate fluctuations as a result of differences between the amount of interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, mature, or reprice in specified periods. The principal objective of Corus’ asset/liability management activities is to provide maximum levels of net interest income while staying within acceptable levels of interest rate risk. Corus uses an internally developed model as the primary quantitative tool in measuring its potential interest rate risk. The model simulates results under a variety of interest rate scenarios to quantify the potential effect changes in interest rates could have on future levels of net interest income. These simulations incorporate numerous assumptions, including estimates and projections regarding the future: composition of Corus’ balance sheet (e.g., loans, deposits, etc.), pricing of Corus’ assets and liabilities (e.g., loan, investment and deposit yields), level of nonaccrual assets, uses of derivative financial instruments (which may include basis swaps, interest rate swaps, floors, and options), among many others.
In order to gauge Corus’ sensitivity to changes in interest rates, management calculated the potential impact that changes in interest rates could have on Corus’ net interest income over the next calendar year. Corus then compared the projected net interest income under a “Stable” rate scenario (i.e., a scenario in which interest rates do not change) to a variety of hypothetical scenarios (scenarios that are expected to reasonably reflect possible near-term changes in interest rates). The specific scenarios outlined in the table below reflect interest rates rising and falling by 100 bp and 200 bp in a gradual, linear fashion (“ramps”) over the course of twelve months. Further, management assumes that these changes in interest rates occur uniformly across the entire yield curve. It is important to note that Corus’ actual results may, and most likely will, differ from simulated results due to various factors (including timing, magnitude and frequency of interest rate changes, changes in market conditions and management strategies, and changes in balance sheet composition, among other factors).
GENERAL DESCRIPTION OF INTEREST RATE SENSITIVITY
Corus considers the potential impact of changes in and absolute levels of interest rates on its net interest income over both long-term horizons and short-term (commonly measured over the next twelve months) horizons.
Over the long term, substantially all of Corus’ assets and liabilities are structured in such a way that the rates earned or paid on them will reflect changes in interest rates (“reprice”) within a year following a change in rates. Virtually all of Corus’ assets are either floating rate, generally based on short-term interest rates and resetting quarterly, or short-term, generally maturing within the next year. Similarly, the majority of Corus’ liabilities are floating rate or short-term in nature. Exceptions include demand deposits, which are effectively fixed at a zero percent interest rate, and “administered-rate” deposits (essentially, NOW and Savings accounts) that have historically been quite insensitive to changes in short-term interest rates. These exceptions though make up a relatively small proportion of Corus’ liabilities. The remaining component of Corus’ balance sheet is shareholders’ equity. From an accounting perspective, and hence an interest rate risk sensitivity perspective, equity ‘acts’ as zero percent fixed-rate funding.
The combination of shareholders’ equity, along with the demand and “administered-rate” deposits, is substantially greater than Corus’ long-term fixed-rate or noninterest earning assets (primarily common stock portfolio, cash, fixed-rate loans, nonaccrual loans and fixed assets). As a result, during times of changing interest rates (in Corus’ case, short-term interest rates), this would give rise to more assets repricing than liabilities repricing. This is referred to, in banking parlance, as being “asset sensitive.” As a result of its asset-sensitive position, Corus generally expects that, all else being equal and over a sufficiently long period of time, increases in short-term interest rates would give rise to an increase in Corus’ net interest income. Conversely, it is generally anticipated that decreases in short-term interest rates will result in a decrease in Corus’ net interest income.
88     CORUS BANKSHARES 2007 ANNUAL REPORT

Notwithstanding the relatively straightforward manner by which Corus believes its interest rate risk can be gauged over a long-term horizon, assessing the Company’s short-term interest rate risks is much more difficult. There are numerous phenomena to consider that may manifest themselves over shorter timeframes or that are unique to certain absolute levels of interest rates (e.g., historically low interest rates). The potential implications of changing rates on Corus’ net interest income over a shorter horizon are discussed below.
A significant portion of Corus’ balance sheet is indexed to the 3-month London Inter-Bank Offered Rate (“3-month LIBOR”). With that said, Corus has a much larger balance of assets indexed to 3-month LIBOR (the vast majority of its loans) than liabilities indexed to 3-month LIBOR (primarily the trust preferred securities and certain borrowings). As a result, Corus will, all else being equal, benefit when the spread of 3-month LIBOR to 3-month Treasuries widens; conversely, Corus will be worse off when this spread tightens —a concept commonly referred to as basis risk.
As stated above, virtually all of Corus’ assets are floating rate or short-term in nature with little “optionality”. However, a potentially significant exception to this statement arises from interest rate floors included in many of Corus’ floating rate commercial real estate (“CRE”) loans. Simply put, these interest rate floors set a minimum rate on the loan regardless of how much the underlying index falls (the floor rate is a negotiable term of the loans and therefore varies from loan to loan, as well as varying over time). Stated differently, the interest rate floor effectively “fixes” the rate of the loan if short-term rates were to fall to a sufficiently low level. Whenever the floor rate is greater than the calculated rate of the loan, and thus becomes the effective rate on the loan, the interest rate floor is said to be “in-the-money.” Currently few of the loan interest rate floors are “in-the-money.” However, if the recent fall in short-term rates were to persist or if rates were to fall further, the interest rate floors would help mitigate Corus’ downside risk in having an otherwise asset-sensitive balance sheet. This benefit is present in the falling rate scenarios (most significantly in the “—200 bp” scenario).
DEPOSIT PRICING
As discussed above, Corus anticipates that, generally, over a long-term horizon the majority of its liabilities will reprice to reflect changes in interest rates. This general view ignores the potential impact that increased competition may, and currently does, have on our ability to price deposits at similar spreads (to comparable treasury rates) to that which we have experienced in the past. Additionally, lower absolute levels of interest rates may impact Corus’ ability to reduce the rates it pays on deposits as rapidly and/or as fully as rates fall.
At December 31, 2007, a significant portion of Corus’ liabilities consisted of certificates of deposit (“CDs”) and money market accounts. The CDs had fixed rates and nearly all had original terms of six or twelve months. The money market deposits don’t have a stated maturity and generally reprice weekly. Historically, the rates Corus paid on CDs and money market accounts ‘floated’ within a range to comparable treasury yields, except during periods of very low short-term interest rates — during which times deposit spreads tended to “widen out”. During the latter part of 2007, due in part to increased competition, the rates paid on deposits did not “follow” the decreases in short-term interest rates, thus widening the spread. While the impact of widening spreads on deposits negatively impacted Corus’ 2007 results, it is important to recognize that approximately 70% of Corus’ deposits have original maturities of six and twelve months; as a consequence, the “extra” cost of those deposits has not yet been fully reflected in Corus’ income statement.
CORUS BANKSHARES 2007 ANNUAL REPORT     89

QUANTITATIVE and QUALITATIVE DISCLOSURES ABOUT MARKET RISK (continued)
The following table, which reflects the interest risk positions as of December 31, 2007, and December 31, 2006, illustrates Corus’ asset-sensitive positions under each of the interest rate “ramp” scenarios. When reviewing the table below, it is important to understand that the various changes in interest rates shown are potential changes to the level of short-term interest rates that were prevailing as of each period end (for example the 3-month Treasury yield was roughly 3.25% December 31, 2007 versus 5.00% at December 31, 2006). As a result, a 100 bp increase in rates from December 31, 2007 levels would represent a very different interest rate scenario than a 100 bp increase in rates from December 31, 2006 levels. Interest rate sensitivity was as follows:

Rate Ramp Amount (1)	-200 bp	-100 bp	0 bp	+100 bp	+200 bp

Percent change in the next twelve months’ net interest income vs. constant rates:
December 31, 2007	(13.7)%	(8.8)%	—	9.3%	18.7%
December 31, 2006(2)	(9.4)%	(3.9)%	—	4.0%	8.1%

(1)	These “ramps” represent hypothetical gradual and sustained changes from rates as of December 31, 2006 and December 31, 2007.

(2)	The 2006 results have been revised to reflect interest rate changes based on “ramp” scenarios (as opposed to the previously presented “shock” scenarios).
The above table indicates that Corus’ projected interest rate sensitivity, as measured over the next twelve months, has increased significantly since December 31, 2006. The vast majority of this change is due to a change in management’s assumptions regarding spreads on its deposit products coupled with the fall in rates since December 31, 2006. As discussed above, deposit spreads widened considerably during the end of 2007 as interest rates fell and competition for deposits increased. In the scenarios shown above, we are projecting that deposit spreads would widen further if rates fell and tighten if rates rose. This assumption serves to exacerbate Corus’ projected asset sensitivity. The asset sensitivity in the falling interest rate scenarios is offset somewhat by the, previously mentioned, interest rate floors. While few CRE loans have reached their “floors” at interest rate as of December 31, 2007, we project that loan interest rate floors will help mitigate Corus’ downside risk under the scenarios where rates were to further decline.
It is important to note that Corus’ interest rate sensitivity model does not attempt to forecast the potential impact of changes in the overall health of the economy, the vibrancy of the residential real estate market, etc. on Corus net interest income. Thus, while the model points to greater levels of net interest income under higher levels of (short-term) interest rates, such indications, while important, cannot be viewed in isolation from the numerous other exogenous factors that may significantly affect Corus.
Corus is also exposed to price risk with its common stock portfolio in financial industry companies valued at $136.0 million as of December 31, 2007, including net unrealized gains of $34.0 million. This price risk would impact the net income of Corus, in the form of securities losses, should unrealized losses on individual securities be determined to be “other than temporary.” This price risk would also affect any future gains or losses that may be realized upon the sale of certain equity securities or resulting from mergers/acquisitions of any companies held in the portfolio.
90     CORUS BANKSHARES 2007 ANNUAL REPORT

FORWARD-LOOKING STATEMENTS
This Annual Report contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” “hopeful,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following:
•	The impact on Corus of the problems in the residential housing and mortgage lending markets, including its impact on Corus’ loan originations, credit quality and charge-offs;

•	Continued financial support provided by borrowers, or second mortgage holders, for underperforming loans;

•	The Company’s concentration in condominium construction lending;

•	The Company’s geographic concentration;

•	The impact of weak sales and/or cancelled contracts on loan paydowns and, ultimately, collateral valuations;

•	The borrowers’ abilities to complete building construction on time and within budget;

•	The risk that originations in the office construction sector will not increase;

•	The interplay of originations, construction loan funding, and loan paydowns on loan balances;

•	The risk that higher interest rates could dampen housing prices as well as the demand for housing, which could therefore adversely affect Corus’ business;

•
The occurrence of one or more catastrophic events that may directly or indirectly, affect properties securing Corus’ loans. These events include, but are not limited to, earthquakes, hurricanes, and acts of terrorism;

•	The risk that pending loans which reach the “Applications Received” stage will not ultimately close;

•	The risk that management’s estimate of the adequacy of the allowance for credit losses could be incorrect;

•	The effect of competitors’ pricing initiatives on loan and deposit products;

•	Corus’ ability to attract and retain experienced and qualified personnel;

•	Corus’ ability to access the capital markets, including Trust Preferred securities;

•	Restrictions that may be imposed by any of the various regulatory agencies that have authority over the Company or any of its subsidiaries;

•	Changes in the accounting policies, laws, regulations, and policies governing financial services companies.
Do not unduly rely on forward-looking statements. They give Corus’ expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, Corus does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission. Any factor described in this Annual Report or in any document referred to in this Annual Report could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.
CORUS BANKSHARES 2007 ANNUAL REPORT     91

SUPPLEMENTAL FINANCIAL DATA: 10-YEAR HISTORY

YEARS ENDED DECEMBER 31	2007	2006	2005	2004
(dollars in thousands, except per share data)

CONDENSED INCOME STATEMENTS
Net interest income	$288,258	$341,901	$249,658	$151,464
Provision for credit losses	66,000	7,500	6,000	—
Noninterest income	18,371	19,201	27,949	51,415
Noninterest expense	77,108	65,881	61,322	56,273

Income Before Income Taxes	163,521	287,721	210,285	146,606
Income tax expense	57,317	98,277	73,056	48,667

Net Income	$106,204	$189,444	$137,229	$97,939

SELECTED PER - SHARE DATA:(1)
Diluted earnings	$1.85	$3.28	$2.38	$1.70
Cash dividends declared on common stock(2)	2.000	0.900	0.700	0.625
Book value at year-end	14.35	15.01	12.35	10.79
Market price at year-end	10.67	23.07	28.14	24.01

AVERAGES:
Assets	$9,505,048	$9,497,310	$6,648,237	$4,050,352
Loans, net of unearned income	4,066,295	4,456,799	3,551,877	2,461,790
Earning assets	9,387,472	9,376,517	6,522,428	3,953,325
Deposits	8,138,852	8,244,985	5,625,268	3,184,367
Long-term obligations	450,607	389,056	309,421	233,045
Shareholders’ equity	840,125	759,213	630,401	563,446

AT YEAR - END:
Assets	$8,926,577	$10,057,791	$8,458,740	$5,017,787
Loans, net of unearned income	4,409,387	4,141,979	4,524,511	2,793,828
Earning assets	8,781,386	9,892,946	8,292,149	4,946,297
Deposits	7,619,682	8,704,675	7,265,829	4,096,816
Long-term obligations	457,554	422,329	377,404	260,658
Shareholders’ equity	789,397	844,527	689,775	599,591

(CHARGE - OFFS)/RECOVERIES — COMMERCIAL REAL ESTATE LOAN S(3)
Charge-offs	$(40,448)	$(1,512)	$—	$—
Recoveries	—	—	—	—

Net (Charge-offs)/Recoveries	$(40,448)	$(1,512)	$—	$—

SIGNIFICANT RATIOS:
Return on average assets	1.1%	2.0%	2.1%	2.4%
Return on average equity	12.6%	25.0%	21.8%	17.4%
Efficiency ratio (4)	23.8%	18.4%	22.9%	33.5%
Net interest margin	3.1%	3.7%	3.9%	3.9%
Nonaccrual and Loans 90 days or more past due (NPLs)/Total loans	6.4%	2.6%	0.0%	0.2%
Allowance for loan losses/NPLs	25.1%	42.4%	638.6%	571.8%
Allowance for loan losses/Total loans	1.6%	1.1%	0.9%	1.2%

CAPITAL RATIOS:
Tier 1 leverage	11.4%	10.6%	10.7%	15.7%
Tier 1 risk-based capital	14.4%	13.7%	11.5%	15.4%
Total risk-based capital	17.6%	16.3%	14.4%	18.5%

COMMON SHARE DATA : (1)
Weighted average fully diluted shares	57,265	57,705	57,710	57,636
Common shares outstanding at year-end	55,012	56,246	55,849	55,592

(1)	All amounts have been restated to reflect a 2-for-1stock split on 5/18/06 and 12/15/03.

(2)	The 2007 amount includes $1.00 per common share special cash dividend declared 6/21/07.

(3)	This section contains charge-off/recovery history for commercial real estate loans only and is not representative of the total charge-off/recovery history for all loan types.

(4)
Total noninterest expense less goodwill amortization/impairment divided by the sum of fully taxable equivalent net interest income and noninterest income excluding securities gains and losses and one-time gains on the sale of businesses.

92     CORUS BANKSHARES 2007 ANNUAL REPORT

2003	2002	2001	2000	1999	1998

$123,427	$98,287	$107,709	$121,051	$106,131	$98,220
—	—	—	—	—	10,000
16,920	23,079	25,716	47,260	18,948	25,666
52,533	47,472	51,100	54,654	63,096	51,889

87,814	73,894	82,325	113,657	61,983	61,997
29,404	24,580	28,142	38,903	21,257	21,369

$58,410	$49,314	$54,183	$74,754	$40,726	$40,628

$1.02	$0.86	$0.95	$1.31	$0.71	$0.69
0.415	0.159	0.154	0.149	0.144	0.139
9.74	8.54	7.96	7.11	5.70	5.47
15.51	10.92	11.35	12.37	6.00	8.06

$2,984,021	$2,639,429	$2,672,971	$2,518,960	$2,530,782	$2,417,647
2,000,505	1,608,541	1,615,665	1,807,453	1,640,101	1,525,349
2,890,897	2,546,840	2,577,433	2,398,989	2,419,667	2,311,562
2,357,707	2,081,956	2,160,333	2,081,986	2,115,575	2,031,198
83,322	50,252	36,668	40,000	40,000	40,000
504,576	467,369	424,427	346,880	326,776	295,854

$3,643,830	$2,617,050	$2,659,322	$2,598,467	$2,378,544	$2,577,460
2,433,771	1,741,969	1,475,245	1,551,880	1,727,357	1,551,587
3,560,421	2,539,400	2,507,403	2,458,499	2,265,687	2,470,865
2,846,543	2,059,773	2,121,456	2,107,630	1,964,420	2,154,676
207,500	45,375	48,000	40,000	40,000	40,000
546,180	482,041	450,886	402,353	327,825	318,130

$—	$—	$—	$—	$(61)	$(18)
—	17	10	42	123	166

$—	$17	$10	$42	$62	$148

2.0%	1.9%	2.0%	3.0%	1.6%	1.7%
11.6%	10.6%	12.8%	21.6%	12.5%	13.7%
37.5%	40.9%	40.1%	38.1%	41.0%	41.5%
4.3%	3.9%	4.3%	5.1%	4.5%	4.3%
0.4%	0.4%	0.4%	0.3%	0.7%	1.1%
399.1%	567.4%	705.1%	779.4%	262.4%	211.9%
1.5%	2.1%	2.7%	2.6%	1.9%	2.3%

18.7%	17.3%	15.4%	14.0%	11.9%	10.3%
17.9%	16.8%	19.4%	16.0%	15.3%	15.0%
20.5%	18.9%	22.0%	18.6%	17.8%	18.1%

57,406	57,180	57,238	57,209	57,856	59,094
56,074	56,477	56,639	56,573	57,477	58,205

CORUS BANKSHARES 2007 ANNUAL REPORT     93

PERFORMANCE GRAPH
The following chart compares the cumulative total returns of Corus Bankshares, Inc., the NASDAQ Stock Market (U.S.) (broad market index) and NASDAQ bank stocks (peer group index). The NASDAQ Stock Market for United States Companies index comprises all domestic shares traded on the NASDAQ Global Select, NASDAQ Global Market and the NASDAQ Capital Market. The NASDAQ Bank Stocks index comprises all banks traded on the NASDAQ Global Select, NASDAQ Global Market and NASDAQ Capital Market. The chart assumes an investment of $100 on January 1, 2003 and dividend reinvestment throughout the period.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
CORUS BANKSHARES, INC., NASDAQ STOCK MARKET (U.S.),
AND NASDAQ BANK STOCKS
Dollar Value of Investment at December 31

	2002	2003	2004	2005	2006	2007
NASDAQ Stock Market (U.S.)	$100	$150	$163	$166	$183	$198
NASDAQ Bank Stocks	100	129	147	144	161	128
Corus Bankshares, Inc.	100	147	235	283	239	125
94     CORUS BANKSHARES 2007 ANNUAL REPORT

DIRECTORS

Joseph C. Glickman	Robert J. Buford	Michael J. McClure*
Chairman of the Board	President and Chief Executive Officer	Executive Vice President and
Corus Bankshares, Inc.	Planned Realty Group, Inc.	Chief Financial Officer
	and Affiliates	Affirmative Insurance Holdings, Inc.

Robert J. Glickman
President and Chief Executive Officer	Kevin R. Callahan*	Peter C. Roberts
Corus Bankshares, Inc.	Chairman of the Board and	Chief Executive Officer — Americas
	Chief Executive Officer	Jones Lang LaSalle, Inc.
Affirmative Insurance Holdings, Inc.

Rodney D. Lubeznik*
President and Chief Executive Officer
Restaurant Management Corp.

*	Audit Committee Member
EXECUTIVE OFFICERS

Robert J. Glickman	Michael E. Dulberg	Joel C. Solomon
President and Chief Executive Officer	Senior Vice President and	Senior Vice President -
	Chief Accounting Officer	Commercial Lending

Randy P. Curtis
Executive Vice President -	Michael W. Jump	Timothy J. Stodder
Retail Banking	Senior Vice President -	Senior Vice President -
	Operations	Commercial Lending

Michael G. Stein
Executive Vice President -	Terence W. Keenan	Daniel A. Niedermeyer
Commercial Lending	Senior Vice President -	First Vice President -
	Commercial Lending	Consumer Lending/Operations

Tim H. Taylor
Executive Vice President and	Richard J. Koretz
Chief Financial Officer	Senior Vice President -
Finance
CORUS BANKSHARES 2007 ANNUAL REPORT     95

SENIOR OFFICERS

John M. Barkidjija	John P. Ascher	Mary S. Koehler
Senior Vice President -	First Vice President -	First Vice President -
Commercial Lending	Commercial Lending	Retail Banking

Brian J. Brodeur	William W. Baird	Marilyn Klehm Martin
Senior Vice President -	First Vice President -	First Vice President -
Commercial Lending	Operations	Operations

Dwight L. Frankfather	Yolanda M. Deen	Mary Kay Phillips
Senior Vice President -	First Vice President -	First Vice President -
Commercial Lending	Retail Banking	Retail Banking

John R. Markowicz	Kathy M. Dotto	David R. Ploger
Senior Vice President -	First Vice President -	First Vice President -
Commercial Lending	Commercial Lending	Commercial Lending

Rosa M. Paz	James J. Dow	William A. Reynolds
Senior Vice President -	First Vice President -	First Vice President -
Commercial Lending	Commercial Lending	Operations

	Peter R. Freund	Daniel P. Semenak
	First Vice President -	First Vice President -
	Commercial Lending	Finance

	Keith R. Gibbons	Kari B. Sheinfeld
	First Vice President -	First Vice President -
	Commercial Lending	Commercial Lending

	Michelle Hassen	John C. Zander
	First Vice President -	First Vice President -
	BSA/AML/Compliance	Commercial Lending
96     CORUS BANKSHARES 2007 ANNUAL REPORT

SHAREHOLDER INFORMATION

CORPORATE OFFICES	ACCESS TO REPORTS

3959 N. Lincoln Avenue Chicago, Illinois 60613 Telephone 773-832-3088 www.corusbank.com
The Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are made available free of charge through the Company's Web site at www.corusbank.com as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. Copies will be available upon written request to the Chief Financial Officer of the Company. A charge will be made for exhibits requested.

ANNUAL MEETING	Doubletree Hotel &	9599 Skokie Boulevard
10:00 a.m., April 15, 2008	Conference Center	Skokie, Illinois 60077

Telephone 847-679-7000

TRANSFER AGENT AND REGISTRAR
BNY Mellon Shareowner Services
500 Ross Street, 6th Floor
Pittsburgh, PA 15262-0001

	866-282-3950	Toll-free number for shareholders

	800-231-5469	TDD (Telecommunications Device for the Deaf) number for hearing/speech impaired shareholders

	www.melloninvestor.com/isd	Mellon Web site

	shrrelations@mellon.com	Mellon E-mail Contact

W W W . C O R U S B A N K . C O M

CORUS BANKSHARES

WWW.CORUSBANK.COM 3959 North Lincoln Avenue Chicago, Illinois 60613 Telephone 773-832-3088